     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999
                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HEALTHEON/WEBMD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7372                                77-0515536
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            4600 PATRICK HENRY DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 876-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    W. MICHAEL LONG                                         JEFFREY T. ARNOLD
          CHAIRMAN AND CHIEF OPERATING OFFICER                           CHIEF EXECUTIVE OFFICER
              HEALTHEON/WEBMD CORPORATION                              HEALTHEON/WEBMD CORPORATION
                4600 PATRICK HENRY DRIVE                                  400 THE LENOX BUILDING
             SANTA CLARA, CALIFORNIA 95054                                3399 PEACHTREE ROAD NE
                     (408) 876-5000                                       ATLANTA, GEORGIA 30326
                                                                              (404) 479-7600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

        LARRY W. SONSINI, ESQ.                H. BRYAN IVES III, ESQ.                MARK J. TANNENBAUM, ESQ.
        MARTIN W. KORMAN, ESQ.                  C. MARK KELLY, ESQ.                  KAREN C. WIEDEMANN, ESQ.
         DANIEL R. MITZ, ESQ.               CATHERINE L. AMSPACHER, ESQ.            REBOUL, MACMURRAY, HEWITT,
        MARK L. REINSTRA, ESQ.          NELSON MULLINS RILEY & SCARBOROUGH,             MAYNARD & KRISTOL
   WILSON SONSINI GOODRICH & ROSATI                    L.L.P.                          45 ROCKEFELLER PLAZA
       PROFESSIONAL CORPORATION           BANK OF AMERICA CORPORATE CENTER              NEW YORK, NY 10111
          650 PAGE MILL ROAD                         SUITE 2600                           (212) 841-5700
         PALO ALTO, CA 94304                   100 NORTH TRYON STREET
            (650) 493-9300                    CHARLOTTE, NC 28202-4000
                                                   (704) 417-3000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   Upon consummation of the Healtheon-WebMD reorganization described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING          AMOUNT OF
TO BE REGISTERED                          REGISTERED(1)              SHARE                    PRICE             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.0001 par value(1)....   79,606,928 shares         $76.5625(4)            $6,094,905,425            $1,694,384
----------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.0001 par value(2)....  101,137,570 shares       not applicable          $ 119,396,546(5)           $  33,193
----------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.0001 par value(3)....   9,852,950 shares        not applicable          $ 478,226,051(6)           $ 132,946
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to stockholders of Healtheon Corporation, a Delaware corporation, pursuant to the transactions described herein.

(2) Represents the number of shares of the Common Stock of the Registrant which may be issued to stockholders of WebMD, Inc., a Georgia corporation, pursuant to the transactions described herein.

(3) Represents the number of shares of the Common Stock of the Registrant which may be issued to stockholders of MEDE AMERICA Corporation, a Delaware corporation, pursuant to the transactions described herein.

(4) Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), the maximum aggregate offering price has been calculated based on the average of the high and low prices per share of Healtheon Corporation's Common Stock on June 15, 1999 as reported on the Nasdaq National Market.

(5) Pursuant to Rule 457(f)(2) under the Act, the maximum aggregate offering price has been calculated based on the book value of WebMD as of April 30, 1999.

(6) Pursuant to Rule 457(f)(1) and Rule 457(c) under the Act, the maximum aggregate offering price is the product of (i) $32.00, the average of the high and low prices per share of MEDE AMERICA Corporation Common Stock on June 15, 1999 as reported on the Nasdaq National Market and (ii) 14,944,563 shares of MEDE AMERICA Common Stock to be cancelled in the MEDE AMERICA reorganization described herein.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [HEALTHEON LOGO]

To Our Stockholders:

     You are cordially invited to attend the special meeting of stockholders of Healtheon Corporation to be held at the principal executive offices of Healtheon
at 4600 Patrick Henry Drive, Santa Clara, California 95054 on             , 1999
at 9:00 a.m., Pacific time.

     The proposals expected to be acted upon at the meeting, including a reorganization that will cause Healtheon to become a subsidiary of a new parent company, called Healtheon/WebMD Corporation, and the issuance of shares of Healtheon/WebMD in connection with the merger with WebMD, are described in detail in the attached notice of special meeting of stockholders and proxy statement/prospectus. The attached proxy statement/prospectus also includes information about a proposed acquisition by Healtheon of MEDE AMERICA. While your vote is not required for that acquisition, you should be aware that if that acquisition is completed, MEDE AMERICA will become a wholly owned subsidiary of Healtheon/ WebMD, and MEDE AMERICA stockholders will receive Healtheon/WebMD common stock.

     Following the reorganization, the WebMD merger and the acquisition of MEDE AMERICA, the board of directors of Healtheon/WebMD will consist of nine people, four appointed by Healtheon, four appointed by WebMD and one appointed by both Healtheon and WebMD. In addition, the principal officers of Healtheon/WebMD following the reorganization will be W. Michael Long as Chairman and Chief Operating Officer and Jeffrey T. Arnold as Chief Executive Officer. After the proposed reorganization, Healtheon/WebMD will be a public company, and its shares will trade on the Nasdaq National Market.

     After careful consideration, your board of directors has approved the reorganization that will cause Healtheon to become a subsidiary of Healtheon/WebMD, the issuance of Healtheon/WebMD shares in connection with the WebMD merger, and the transactions related thereto, and has determined it to be fair to and in the best interests of Healtheon and its stockholders. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE HEALTHEON-WEBMD REORGANIZATION THE ISSUANCE OF HEALTHEON/WEBMD SHARES IN CONNECTION WITH THE WEBMD MERGER, AND FOR EACH OF THE OTHER PROPOSALS ON WHICH YOU MAY VOTE.

     It is important that you use this opportunity to take part in the affairs of Healtheon by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                      Sincerely,

                                      W. Michael Long
                                      Chief Executive Officer

     This proxy statement/prospectus is dated                     , 1999 and was
first mailed to stockholders on or about             , 1999.

                                [HEALTHEON LOGO]
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD             , 1999 AT 9:00 A.M.

To Our Stockholders:

     A special meeting of stockholders of Healtheon Corporation will be held at the executive offices of Healtheon located at 4600 Patrick Henry Drive, Santa
Clara, California 95054 on             , 1999 at 9:00 a.m., Pacific time, for
the following purposes:

          1. To consider and vote upon a proposal to approve the reorganization of Healtheon that will cause Healtheon to become a subsidiary of a new parent company, called Healtheon/WebMD Corporation. In the transaction, Healtheon/WebMD will issue one share of Healtheon/WebMD common stock in exchange for each outstanding share of Healtheon common stock.

          2. To approve the issuance of shares of Healtheon/WebMD common stock in the merger of a wholly owned subsidiary of Healtheon/WebMD with and into WebMD, Inc. as contemplated by the Agreement and Plan of Reorganization dated as of May 20, 1999, as amended, among Healtheon/ WebMD, Healtheon, WebMD, Water Acquisition Corp. and Hydrogen Acquisition Corp. Healtheon/ WebMD will issue 1.815 shares of Healtheon/WebMD common stock for each share of outstanding WebMD common stock. Following the Healtheon-WebMD reorganization and assuming the completion of the proposed acquisition of MEDE AMERICA, Healtheon stockholders will own approximately 49.5%, WebMD stockholders will own approximately 44.4% and MEDE AMERICA stockholders will own approximately 6.1% of Healtheon/WebMD.

          3. To amend Healtheon's 1996 Stock Plan, if the Healtheon-WebMD reorganization is completed, to increase the number of shares of common stock reserved for issuance under the plan from 19,107,321 shares to 29,107,321 shares.

          4. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the proposed reorganization and other proposals in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on             , 1999 as the record
date for the determination of our stockholders entitled to vote at this meeting.

                                      By Order of the Board of Directors of
                                      Healtheon Corporation

                                      John L. Westermann III
                                      Chief Financial Officer, Treasurer and
                                      Secretary
Santa Clara, California
            , 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                  [WEBMD LOGO]

                                           , 1999

To Our Stockholders:

     You are cordially invited to attend the special meeting of stockholders of WebMD, Inc. to be held at the principal executive offices of WebMD at 400 The
Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326 on             ,
1999 at 10:00 a.m., Eastern time.

     The proposals expected to be acted upon at the meeting, including a merger that will cause WebMD to become, along with Healtheon Corporation, a subsidiary of a new parent company called Healtheon/ WebMD Corporation, and its related transactions, are described in detail in the attached notice of special meeting of stockholders and proxy statement/prospectus. The attached proxy statement/prospectus also includes information about a proposed acquisition by Healtheon/WebMD of MEDE AMERICA. While your vote is not required for that acquisition, you should be aware that if that acquisition is completed, MEDE AMERICA will also become a wholly owned subsidiary of Healtheon/WebMD, and MEDE AMERICA stockholders will receive Healtheon/WebMD common stock.

     In the merger, Healtheon/WebMD will issue 1.815 shares of Healtheon/WebMD common stock for each outstanding share of WebMD common stock. The preferred stock of WebMD will remain outstanding unless it is converted into common stock prior to the WebMD merger.

     After careful consideration, your board of directors has approved the merger and the transactions related thereto that will cause WebMD to become a subsidiary of Healtheon/WebMD, and has determined them to be fair to and in the best interests of WebMD and its stockholders. Your board of directors unanimously recommends a vote FOR the WebMD merger and FOR each of the other proposals on which you may vote.

     It is important that you use this opportunity to take part in the affairs of WebMD by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                      Sincerely,

                                      Jeffrey T. Arnold
                                      Chief Executive Officer

     This proxy statement/prospectus is dated                     , 1999 and was
first mailed to stockholders on or about             , 1999.

                                  [WEBMD LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           -------------------------

To Our Stockholders:

     A special meeting of stockholders of WebMD, Inc. will be held at 10:00
a.m., Eastern time, on             , 1999, at our headquarters, located at 400
The Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326, to:

     1. Consider and vote on a proposal to approve and adopt a reorganization agreement with Healtheon Corporation and approve a merger that will cause WebMD to become a subsidiary of a new parent company called Healtheon/WebMD Corporation. The reorganization agreement is included as Annex B to the attached proxy statement/prospectus. In the WebMD merger, Healtheon/ WebMD will issue 1.815 shares of Healtheon/WebMD common stock for each outstanding share of WebMD common stock. The preferred stock of WebMD will remain outstanding unless it is converted into common stock prior to the WebMD merger. Following the reorganization and assuming the completion of the acquisition of MEDE AMERICA, Healtheon stockholders will own approximately 49.5%, WebMD stockholders will own approximately 44.4% and MEDE AMERICA stockholders will own approximately 6.1% of Healtheon/WebMD.

     2. Consider and vote on a proposal to approve the acceleration of vesting provisions in stock options held by some WebMD employees as a result of the consummation of the reorganization, which payments may otherwise be deemed to constitute "parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

     3. Transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the reorganization agreement and the proposed reorganizations in more detail. We encourage you to read the entire document carefully. You also should know that you may be entitled to assert dissenters' rights in connection with the WebMD merger.

     We have fixed the close of business on             , 1999 as the record
date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          of WebMD, Inc.

                                          --------------------------------------
                                          W. Michael Heekin
                                          Executive Vice President, General
                                          Counsel
                                          and Secretary
Atlanta, Georgia
            , 1999
--------------------------------------------------------------------------------

   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
   COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
--------------------------------------------------------------------------------

                                  [MEDE LOGO]

                          90 MERRICK AVENUE, SUITE 501
                          EAST MEADOW, NEW YORK 11554

                                           , 1999

Dear Stockholders:

     You are cordially invited to attend a special meeting of our stockholders to be held at our headquarters at 90 Merrick Avenue, Suite 501, East Meadow, New
York on             , 1999 at 8:00 a.m., Eastern time. At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt a reorganization agreement with Healtheon Corporation and approve a merger that will cause MEDE AMERICA to become a wholly owned subsidiary of a new parent company called Healtheon/WebMD Corporation.

     In the merger, you will receive 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock you own, subject to adjustment if the lower of the ten-day average closing price of Healtheon common stock for the period ending on July 30, 1999 and for the period ending two days prior to the stockholders' meeting is greater than $63.70 or less than $38.68. This adjustment to the exchange ratio is more fully described in the section entitled "Structure of the reorganization and conversion of MEDE AMERICA common stock" on
page 96 of this proxy statement/prospectus. On             , 1999, Healtheon
common stock closed at $     per share.

     The attached proxy statement/prospectus also includes information about a proposed Healtheon-WebMD reorganization. While your vote is not required for that reorganization, you should be aware that if that reorganization is completed, WebMD will also become a wholly owned subsidiary of Healtheon/ WebMD.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF MEDE AMERICA AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS TRANSACTION.

     Attached is a notice of special meeting of stockholders and a proxy statement/prospectus relating to the merger. The proxy statement/prospectus provides you with detailed information concerning Healtheon and the merger. We encourage you to read it carefully. IN PARTICULAR, YOU SHOULD READ CAREFULLY THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 28 OF THIS PROXY STATEMENT/PROSPECTUS.

     We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT.

     DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                                          Sincerely,

                                          Thomas P. Staudt
                                          Chairman, Chief Executive Officer
                                          and Director

     This proxy statement/prospectus is dated                     , 1999 and was
first mailed to stockholders on or about             , 1999.

                                  [MEDE LOGO]

                          90 MERRICK AVENUE, SUITE 501
                          EAST MEADOW, NEW YORK 11554
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of MEDE AMERICA Corporation will be held
at 8:00 a.m., Eastern time, on             , 1999, at our headquarters, located
at 90 Merrick Avenue, Suite 501, East Meadow, New York, to:

     1. Consider and vote on a proposal to approve and adopt a reorganization agreement with Healtheon Corporation and approve a merger that will cause MEDE AMERICA to become a wholly owned subsidiary of Healtheon/WebMD Corporation, a new parent company. The reorganization agreement is included as Annex B to the attached proxy statement/prospectus. In the MEDE AMERICA merger, Healtheon/WebMD will issue 0.6593 shares of Healtheon/WebMD common stock for each outstanding share of MEDE AMERICA common stock. The exchange ratio is subject to adjustment as described in the attached proxy statement/prospectus. Following the merger and the completion by Healtheon/WebMD of its acquisition of WebMD, MEDE AMERICA stockholders will own approximately 6.1%, Healtheon stockholders will own approximately 49.5% and WebMD stockholders will own approximately 44.4% of Healtheon/WebMD.

     2. Transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the reorganization agreement and the proposed merger in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on             , 1999 as the record
date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          of MEDE AMERICA Corporation

                                          Richard P. Bankosky
                                          Chief Financial Officer, Treasurer and
                                          Corporate Secretary

East Meadow, New York
            , 1999
--------------------------------------------------------------------------------

   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
   COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
--------------------------------------------------------------------------------

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS FOR HEALTHEON AND WEBMD
  STOCKHOLDERS..............................................    1

QUESTIONS AND ANSWERS FOR MEDE AMERICA STOCKHOLDERS.........    5

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    8
  The Companies.............................................    8
  Structure of the Reorganizations..........................    9
  Summary of the Healtheon-WebMD reorganization.............   10
  Summary of the MEDE America reorganization................   16
  Selected Historical and Selected Unaudited Pro Forma
     Condensed Combined Financial Data......................   22
  Comparative Historical and Unaudited Pro Forma Per Share
     Data...................................................   26

RISK FACTORS................................................   28

THE HEALTHEON MEETING.......................................   43

THE WEBMD MEETING...........................................   45

THE MEDE AMERICA MEETING....................................   48

THE HEALTHEON-WEBMD REORGANIZATION..........................   50
  Background of the Healtheon-WebMD reorganization and
     related agreements.....................................   50
  Joint reasons for the Healtheon-WebMD reorganization......   52
  Healtheon's reasons for the Healtheon-WebMD
     reorganization.........................................   53
  Recommendation of Healtheon's board of directors..........   53
  WebMD's reasons for the Healtheon-WebMD reorganization....   54
  Recommendation of WebMD's board of directors..............   55
  Opinion of Healtheon's financial advisor..................   55
  Opinion of WebMD's financial advisor......................   61
  Modification of vesting of employee stock options.........   67
  Interests of certain directors, officers and affiliates in
     the Healtheon-WebMD reorganization.....................   68
  Completion and effectiveness of the Healtheon merger and
     the WebMD merger.......................................   69
  Structure of the Healtheon-WebMD reorganization and
     conversion of WebMD common stock and Healtheon common
     stock and treatment of WebMD preferred stock...........   69
  Healtheon/WebMD's strategic alliances with and investments
     from Microsoft and other partners......................   70
  Exchange of Healtheon and WebMD stock certificates for
     Healtheon/WebMD stock certificates.....................   71
  No dividends..............................................   72
  Material U.S. federal income tax considerations of the
     Healtheon-WebMD reorganization.........................   72
  Accounting treatment of the Healtheon-WebMD
     reorganization.........................................   74
  Regulatory filings and approvals required to complete the
     Healtheon-WebMD reorganization.........................   74
  Restrictions on sales of shares by affiliates of WebMD and
     Healtheon..............................................   75
  Listing on the Nasdaq National Market of Healtheon/WebMD
     common stock to be issued in the Healtheon-WebMD
     reorganization.........................................   75
  Rights of dissenting WebMD stockholders...................   75

                                                              PAGE
                                                              ----
  Operations after the Healtheon-WebMD reorganization.......   77

THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT................   78

HEALTHEON/WEBMD RELATED TRANSACTION AGREEMENTS..............   84
  WebMD stockholders' voting agreement and conversion
     agreement..............................................   84
  Healtheon stockholders' voting agreement..................   84
  Microsoft shareholder agreement...........................   85

THE MEDE AMERICA REORGANIZATION.............................   86
  Background of the MEDE AMERICA reorganization.............   86
  Joint reasons for the MEDE AMERICA reorganization.........   88
  MEDE AMERICA's reasons for the MEDE AMERICA
     reorganization.........................................   88
  Recommendation of MEDE AMERICA's board of directors.......   90
  Opinion of MEDE AMERICA's financial advisor...............   90
  Interests of certain persons in the MEDE AMERICA
     reorganization.........................................   95
  Completion and effectiveness of the MEDE AMERICA
     reorganization.........................................   96
  Structure of the MEDE AMERICA reorganization and
     conversion of MEDE AMERICA common stock................   96
  Exchange of MEDE AMERICA stock certificates for
     Healtheon/WebMD stock certificates.....................   97
  Material U.S. federal income tax considerations of the
     MEDE AMERICA reorganization............................   97
  Accounting treatment of the MEDE AMERICA reorganization...   99
  Regulatory filings and approvals required to complete the
     MEDE AMERICA reorganization............................   99
  Restrictions on sales of shares by affiliates of MEDE
     AMERICA and Healtheon..................................  100
  Listing on the Nasdaq National Market of Healtheon common
     stock to be issued in the MEDE AMERICA
     reorganization.........................................  100
  Delisting and deregistration of MEDE AMERICA common stock
     after the MEDE AMERICA reorganization..................  100
  Operations after the MEDE AMERICA reorganization..........  100

THE MEDE AMERICA REORGANIZATION AGREEMENT...................  101

MEDE AMERICA RELATED TRANSACTION AGREEMENTS.................  108
  MEDE AMERICA voting agreement.............................  108
  MEDE AMERICA registration rights agreement................  108

COMPARATIVE PER SHARE MARKET PRICE DATA.....................  109

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................  110

COMPARISON OF RIGHTS OF HOLDERS OF WEBMD CAPITAL STOCK AND
  HEALTHEON/WEBMD COMMON STOCK..............................  126

COMPARISON OF RIGHTS OF HOLDERS OF MEDE AMERICA COMMON STOCK
  AND HEALTHEON/WEBMD COMMON STOCK..........................  139

MANAGEMENT OF HEALTHEON/WEBMD...............................  143

CERTAIN INFORMATION REGARDING HEALTHEON.....................  145
  Healtheon's business......................................  145
  Market for Healtheon's common stock and related
     stockholder matters....................................  154

                                                              PAGE
                                                              ----
  Healtheon selected consolidated financial data............  156
  Healtheon management's discussion and analysis of
     financial condition and results of operations..........  157
  Healtheon's management....................................  168
  Certain relationships and related transactions............  179
  Share ownership by Healtheon's principal stockholders,
     management and directors...............................  182

CERTAIN INFORMATION REGARDING WEBMD.........................  185
  WebMD's business..........................................  185
  WebMD selected consolidated financial data................  198
  WebMD management's discussion and analysis of financial
     condition and results of operations....................  199
  WebMD's management........................................  208
  Certain relationships and related transactions............  214
  Share ownership by WebMD's principal stockholders,
     management and directors...............................  217

CERTAIN INFORMATION REGARDING MEDE AMERICA..................  220
  MEDE AMERICA's business...................................  220
  MEDE AMERICA selected consolidated financial data.........  227
  MEDE AMERICA management's discussion and analysis of
     financial condition and results of operations..........  229
  Share ownership by MEDE AMERICA's principal stockholders,
     management and directors...............................  245

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
  HEALTHEON STOCKHOLDERS....................................  247

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT.......................................................  250

LEGAL OPINION...............................................  250

EXPERTS.....................................................  250

STOCKHOLDER PROPOSALS.......................................  251

WHERE YOU CAN FIND MORE INFORMATION.........................  253

ANNEX A    The Healtheon-WebMD Reorganization Agreement................
ANNEX B    The MEDE AMERICA Reorganization Agreement...................
ANNEX C    Opinion of Healtheon Financial Advisor......................
ANNEX D    Opinion of WebMD Financial Advisor..........................
ANNEX E    Opinion of MEDE AMERICA Financial Advisor...................
ANNEX F    Georgia Business Corporation Code Sections 14-2-1301 through
           14-2-1332...................................................

           QUESTIONS AND ANSWERS FOR HEALTHEON AND WEBMD STOCKHOLDERS

Q: WHAT IS THE HEALTHEON-WEBMD REORGANIZATION?

A: The boards of directors of Healtheon and WebMD have voted to combine the businesses of Healtheon and WebMD. To combine the companies, a new parent company will be formed, called Healtheon/WebMD Corporation. Healtheon will merge with a subsidiary of Healtheon/WebMD, and WebMD will merge with another subsidiary of Healtheon/ WebMD, resulting in Healtheon and WebMD each becoming subsidiaries of Healtheon/ WebMD. (See diagrams on page 9).

   After the Healtheon-WebMD reorganization, assuming conversion of all shares of WebMD preferred stock into common stock and completion of the proposed combination of Healtheon and MEDE AMERICA which is discussed further below, the former stockholders of Healtheon will own approximately 49.5%, the former stockholders of WebMD will own approximately 44.4% and the former stockholders of MEDE AMERICA will own approximately 6.1% of Healtheon/WebMD.

   For a more complete description of the Healtheon-WebMD reorganization, see the section entitled "The Healtheon-WebMD reorganization" on page 50.

Q: WHAT IS THE NEW PARENT COMPANY, HEALTHEON/ WEBMD?

A: Healtheon/WebMD is a new parent corporation formed to facilitate the combination of the businesses of Healtheon and WebMD. It is expected that Healtheon/WebMD common stock will trade on the Nasdaq National Market under the trading symbol "HLTH" in lieu of Healtheon common stock. Initially, the businesses of Healtheon and WebMD will remain in the subsidiaries of Healtheon/ WebMD, but Healtheon/WebMD management will control the combined entities.

Q: WHAT WILL HEALTHEON STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A: When the reorganization is completed, Healtheon stockholders will receive one share of Healtheon/WebMD common stock in exchange for each share of Healtheon common stock. However, Healtheon stockholders will not be required to give up their stock certificates because old Healtheon stock certificates will represent their interest in Healtheon/ WebMD. PLEASE DO NOT SEND YOUR HEALTHEON STOCK CERTIFICATES.

   Holders of options or warrants to purchase shares of Healtheon common stock will hold options or warrants, as appropriate, to purchase shares of Healtheon/WebMD common stock after completion of the reorganization.

Q: WHAT WILL WEBMD COMMON STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A: When the Healtheon-WebMD reorganization is completed, holders of each series of WebMD common stock will receive 1.815 shares of Healtheon/WebMD common stock in exchange for each share of WebMD common stock, except for those holders who exercise dissenters' rights under Georgia law. No fractional shares will be issued. WebMD common stockholders will receive cash based on the market price of Healtheon common stock instead of any fractional share.

   Example: If a WebMD common stockholder owns 100 shares, then after the reorganization the stockholder will receive 181 shares of Healtheon/WebMD common stock and a check for the market value of the 0.5 fractional share of Healtheon/WebMD common stock.

   Holders of options or warrants to purchase shares of WebMD common stock will hold options or warrants as appropriate to purchase shares of Healtheon/WebMD common stock after completion of the reorganization.

   For a more complete description of what WebMD stockholders will receive in the Healtheon-WebMD reorganization, see the section entitled "Structure of the Healtheon-WebMD reorganization and conversion of WebMD common stock and Healtheon common stock" on page 9. PLEASE DO NOT SEND YOUR WEBMD STOCK CERTIFICATES AT THIS TIME.

Q: WHAT WILL WEBMD PREFERRED STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A. When the reorganization is completed, WebMD's preferred stockholders will continue to hold their WebMD preferred stock which will then represent preferred stock of the WebMD subsidiary of Healtheon/WebMD. The preferred stock will continue to be convertible into WebMD common stock and not into publicly traded common stock of Healtheon/WebMD, and will continue to have all of the other preferences and rights currently applicable to the WebMD preferred stock. As a result of conversion agreements and voting agreements that have been signed by the holders of a majority of the outstanding shares of WebMD's Series C, D, E and F preferred stock, those Series of preferred stock will be converted into WebMD common stock prior to the effective time of the WebMD merger and thus will receive 1.815 shares of Healtheon common stock for each share of WebMD common stock received in the preferred stock conversion. In the case of the Series A preferred stock and Series B preferred stock, if the holders of a majority of either Series elect to convert into WebMD common stock prior to the WebMD merger, then the entire Series will be automatically converted. In the case of the Series A preferred stock, any holder may elect to convert into common stock prior to the WebMD merger.

   Holders of options and warrants for WebMD preferred stock (other than its Series A and B preferred stock) will hold options and warrants as appropriate to purchase shares of Healtheon/WebMD common stock after the completion of the reorganization. Options and warrants for WebMD Series A and B preferred stock (other than options to acquire Series B preferred stock under the Sapient Option Plan) will remain exercisable for WebMD Series A and Series B preferred stock after the reorganization, unless a majority of the holders of the applicable Series elects to cause the entire series to be converted into WebMD common stock prior to the effective time of the WebMD merger, in which case options and warrants to purchase such series shall become by their terms options and warrants for Healtheon/WebMD common stock. Upon completion of the reorganization, options granted under the Sapient Option Plan to acquire Series B preferred stock will become exercisable for Healtheon/WebMD common stock.

Q: WHAT IS THE MEDE AMERICA REORGANIZATION?

A: Healtheon has also agreed to a reorganization with MEDE AMERICA, which is described in this proxy statement/prospectus. The Healtheon-WebMD reorganization does not depend on Healtheon's reorganization with MEDE AMERICA. However, you should be aware that if the MEDE AMERICA reorganization is completed, MEDE AMERICA will become another subsidiary of the combined Healtheon/WebMD, and MEDE AMERICA stockholders will become stockholders of Healtheon/WebMD.

   This proxy statement/prospectus is also being sent to stockholders of MEDE AMERICA. Unless stated otherwise, information provided in this proxy statement/prospectus assumes completion of the MEDE AMERICA reorganization. Where appropriate, we have indicated where information pertaining to Healtheon and WebMD does not give effect to the merger with MEDE AMERICA.

Q: DOES THE BOARD OF DIRECTORS OF HEALTHEON RECOMMEND VOTING IN FAVOR OF THE
   HEALTHEON-WEBMD REORGANIZATION?

A: Yes. After careful consideration, Healtheon's board of directors unanimously recommends that its stockholders vote in favor of the proposed
   Healtheon-WebMD reorganization and the issuance of shares of Healtheon/ WebMD common stock to the stockholders of WebMD in the WebMD merger.

Q: DOES THE BOARD OF DIRECTORS OF WEBMD RECOMMEND VOTING IN FAVOR OF THE
   HEALTHEON-WEBMD REORGANIZATION?

A: Yes. After careful consideration, WebMD's board of directors unanimously recommends that its stockholders vote in favor of the Healtheon-WebMD reorganization agreement and the proposed WebMD merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
   HEALTHEON-WEBMD REORGANIZATION?

A: Yes. In evaluating the Healtheon-WebMD reorganization, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 28.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the Healtheon-WebMD reorganization.

   For a more complete description of voting at the Healtheon meeting, see the section entitled "Proxies" on page 44.

   For a more complete description of voting at the WebMD meeting, see the section entitled "Proxies" on page 46.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you are a Healtheon stockholder and want to change your vote, send the secretary of Healtheon a later-dated, signed proxy card before the Healtheon meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of Healtheon before the meeting. Healtheon stockholders who have signed voting agreements may not revoke the proxies given by them in the voting agreements.

   For a more complete description of how to change your vote as a Healtheon stockholder, see the section entitled "Proxies" on page 44.

   If you are a WebMD stockholder and want to change your vote, send the secretary of WebMD a later-dated, signed proxy card before the WebMD meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of WebMD before the meeting. WebMD stockholders who have signed voting or conversion agreements may not revoke the proxies given by them in the voting or conversion agreements.

   For a more complete description of how to change your vote as a WebMD stockholder, see the section entitled "Proxies" on page 46.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the reorganization is completed, we will send you written instructions for exchanging your stock certificates for Healtheon/WebMD stock certificates.

Q: WHEN DO YOU EXPECT THE HEALTHEON-WEBMD REORGANIZATION TO BE COMPLETED?

A: We are working toward completing the Healtheon-WebMD reorganization as quickly as possible. We hope to complete the reorganization during the third calendar quarter of 1999.

   For a more complete description of the conditions to the Healtheon-WebMD reorganization, see the section entitled "Conditions to completion of the Healtheon-WebMD reorganization" on page 80.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE HEALTHEON-WEBMD
   REORGANIZATION?

A: For both Healtheon and WebMD stockholders, we expect that if the Healtheon-WebMD reorganization is completed, you will not recognize gain or loss for U.S. federal income tax purposes, except that WebMD stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, all stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   For a more complete description of the tax consequences to Healtheon and WebMD stockholders, see the section entitled "Material U.S. federal income tax consequences of the Healtheon-WebMD reorganization" on page 72.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Georgia law, holders of WebMD common stock and WebMD Series A preferred stock are entitled to appraisal rights in the WebMD merger.

   Under Delaware law, holders of Healtheon stock are not entitled to dissenters' or appraisal rights in the Healtheon merger.

   For a description of appraisal rights for WebMD stockholders, see the section entitled "Rights of Dissenting WebMD stockholders" on page 75.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: Healtheon stockholders should call Scott Wilson, Edelman Public Relations
   Worldwide, at (415) 433-5381, extension 208, with any questions about the Healtheon merger.

   WebMD stockholders should call L. Scott Askins, Vice President and Corporate Counsel, at (404) 479-7600 with any questions about the WebMD merger.

   You may also obtain additional information about Healtheon from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 253.

              QUESTIONS AND ANSWERS FOR MEDE AMERICA STOCKHOLDERS

Q: WHAT IS THE MEDE AMERICA REORGANIZATION?

A: The boards of directors of Healtheon and MEDE AMERICA have voted to combine the businesses of Healtheon and MEDE AMERICA. To combine the companies, a new parent company will be formed, called Healtheon/WebMD. Healtheon will merge with a subsidiary of Healtheon/WebMD, and MEDE AMERICA will merge with another subsidiary of Healtheon/WebMD, resulting in each of Healtheon and MEDE AMERICA becoming subsidiaries of Healtheon/WebMD. The MEDE AMERICA reorganization does not depend on the Healtheon-WebMD reorganization. (See diagrams on page 9.)

   For a more complete description of the reorganization, see the section entitled "The MEDE AMERICA reorganization" on page 86.

Q: WHAT IS THE NEW PARENT COMPANY, HEALTHEON/ WEBMD?

A: Healtheon/WebMD is a new parent corporation formed to facilitate the combination of the businesses of Healtheon, WebMD and MEDE AMERICA. It is expected that Healtheon/ WebMD common stock will trade on the Nasdaq National Market in lieu of Healtheon common stock under the trading symbol "HLTH." Initially, the businesses of Healtheon, WebMD and MEDE AMERICA will remain in the subsidiaries of Healtheon/ WebMD, but Healtheon/WebMD management will control the combined entities.

Q: WHAT WILL MEDE AMERICA STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A: When the reorganization is completed, MEDE AMERICA stockholders will receive, subject to adjustment in certain circumstances described below, 0.6593 shares of Healtheon/ WebMD common stock in exchange for each share of MEDE AMERICA common stock. Healtheon/WebMD will not issue fractional shares. Adjustments to the exchange ratio are based on the lower of the average closing price of Healtheon common stock for the ten day period ending July 30, 1999 or two business days before the MEDE AMERICA stockholders meeting. MEDE AMERICA stockholders will receive cash based on the market price of Healtheon/WebMD common stock instead of any fractional share.

   Example: If the lower average Healtheon closing sale price is $50 and you own 100 shares of MEDE AMERICA common stock, then after the reorganization you will receive 65 shares of Healtheon/WebMD common stock and a check for the market value of the 0.93 fractional share of Healtheon/WebMD common stock.

   If the average closing sale price of Healtheon common stock is less than $38.68 during the ten consecutive trading day period ending July 30, 1999, Healtheon may adjust the exchange ratio to an amount calculated by dividing
   25.50 by such average closing sale price. This adjustment would increase the number of shares issued to MEDE AMERICA stockholders in the reorganization. If Healtheon does not elect to adjust the exchange ratio, MEDE AMERICA has the right to terminate the reorganization agreement at such time.

   Example: If the average Healtheon closing sale price is $35 for the ten consecutive days ending July 30, 1999 and you own 100 shares of MEDE AMERICA common stock, and if Healtheon adjusts the exchange ratio, then the new exchange ratio is 0.7286. You will receive 72 shares of Healtheon/WebMD common stock and a check for the market value of the 0.86 fractional share of Healtheon/WebMD common stock. We calculated the exchange ratio by dividing $25.50 by $35. If the average Healtheon closing sale price two days prior to the special meeting is higher than $35, the exchange ratio remains 0.7286. However, if the average price is lower than $35, then Healtheon may elect to increase the exchange ratio to an amount equal to $25.50 divided by such lower average price.

   If the average closing sale price of Healtheon common stock is higher than $63.70 during both ten consecutive trading day periods, MEDE AMERICA may adjust the exchange ratio to an amount calculated by dividing $42 by the lower average closing sale price. This adjustment would decrease the number of shares issued to MEDE AMERICA stockholders in the reorganization. If MEDE AMERICA does not elect to adjust the exchange ratio, Healtheon has the right to terminate the reorganization agreement prior to the MEDE AMERICA stockholder meeting.

   Example: If the lower average Healtheon closing sale price is $65 and you own 100 shares of MEDE AMERICA common stock, and if MEDE AMERICA adjusts the exchange ratio, then the new exchange ratio is 0.6462. You will receive 64 shares of Healtheon/WebMD common stock and a check for the market value of the 0.62 fractional share of Healtheon/WebMD common stock. We calculated the exchange ratio by dividing 42 by $65.

   Holders of options or warrants to purchase shares of MEDE AMERICA common stock will hold options or warrants as appropriate to purchase shares of Healtheon/WebMD common stock after completion of the reorganization.

   Healtheon's stock price has been volatile. As an example, the following table sets forth the high and low closing sale prices per share of Healtheon common stock on the Nasdaq National Market during the indicated months.

                                           CLOSING
                                         SALE PRICES
                                          PER SHARE
                                        OF HEALTHEON
                                           COMMON
                                            STOCK
                                      -----------------
                 MONTH                 HIGH       LOW
                 -----                -------    ------
    May 1999........................  $100.63    $39.94
    April 1999......................  $ 58.28    $45.25
    March 1999......................  $ 46.38    $25.50
    February 1999...................  $ 31.38    $24.00

   For a more complete description of what you will receive in the reorganization, see the section entitled "Structure of the MEDE AMERICA reorganization and conversion of MEDE AMERICA common stock" on page 96.

Q: DOES THE BOARD OF DIRECTORS OF MEDE AMERICA RECOMMEND VOTING IN FAVOR OF THE
   MEDE AMERICA REORGANIZATION?

A: Yes. After careful consideration, MEDE AMERICA's board of directors unanimously recommends that its stockholders vote in favor of the reorganization agreement and the proposed reorganization.

   For a more complete description of the recommendation of the board of directors of MEDE AMERICA, see the sections entitled "MEDE AMERICA's reasons for the MEDE AMERICA reorganization" on page 88 and "Recommendation of MEDE AMERICA's board of directors" on page 90.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MEDE
   AMERICA REORGANIZATION?

A: Yes. For example, after the exchange ratio is set, the number of shares of Healtheon/ WebMD common stock that MEDE AMERICA stockholders will receive may not change even if the market price of Healtheon common stock increases or decreases before the completion of the reorganization. We urge you to obtain current market quotations of Healtheon common stock and MEDE AMERICA common stock.

   In evaluating the reorganization, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" on page 28.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the reorganization agreement and approval of the reorganization.

   For a more complete description of voting at the meeting, see the section entitled "Proxies" on page 49.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of MEDE AMERICA a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of MEDE AMERICA before the meeting.

   For a more complete description of how to change your vote, see the section entitled "Proxies" on page 49.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   For a more complete description of voting shares held in "street name," see the section entitled "Proxies" on page 49.

Q: SHOULD I SEND IN MY MEDE AMERICA STOCK CERTIFICATES NOW?

A: No. After the reorganization is completed, we will send you written instructions for exchanging your MEDE AMERICA stock certificates for Healtheon/WebMD stock certificates.

Q: WHEN DO YOU EXPECT THE MEDE AMERICA REORGANIZATION TO BE COMPLETED?

A: We are working toward completing the MEDE AMERICA reorganization as quickly as possible. We hope to complete the reorganization during the third calendar quarter of 1999.

   For a more complete description of the conditions to the reorganization, see the section entitled "Conditions to completion of the MEDE AMERICA reorganization" on page 104.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE MEDE AMERICA
   REORGANIZATION?

A: We expect that if the reorganization is completed, MEDE AMERICA stockholders will not recognize gain or loss for U.S. federal income tax purposes, except that MEDE AMERICA stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, MEDE AMERICA stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   For a more complete description of the tax consequences, see the section entitled "Material U.S. federal income tax consequences of the MEDE AMERICA reorganization" on page 97.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, holders of MEDE AMERICA common stock are not entitled to dissenters' or appraisal rights in the merger.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: MEDE AMERICA stockholders should call Mitchell Sepaniak, MEDE AMERICA
   Investor Relations at 770-416-0673, ext. 1106 with any questions about the merger.

   You may also obtain additional information about Healtheon and MEDE AMERICA from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 253.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus pertains to the reorganization of Healtheon and WebMD as well as the reorganization of Healtheon and MEDE AMERICA, and is being sent to the stockholders of all three companies. Unless stated otherwise, information in this proxy statement/prospectus assumes that the combined company, to be known as Healtheon/WebMD, will consist of Healtheon, WebMD and MEDE AMERICA.

                                 THE COMPANIES

[HEALTHEON LOGO]

HEALTHEON CORPORATION
4600 Patrick Henry Drive
Santa Clara, CA 95054
(408) 876-5000
http://www.healtheon.com

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and contribute to the quality of patient care throughout the healthcare industry. Healtheon has designed and developed the Healtheon Platform, an Internet-based information and transaction platform that allows Healtheon to create Virtual Healthcare Networks, or "VHNs," that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on Healtheon's Internet-based platform. Healtheon's solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon was founded in 1995.
[WebMD LOGO]

WEBMD, INC.
400 The Lennox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326
http://www.webmd.com

     WebMD provides Web-based services to healthcare professionals and consumers under its WebMD brand name. WebMD's subscription-based professional Web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other Web-based services that are useful to healthcare professionals. WebMD designed its professional Web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. WebMD's free consumer Web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. WebMD designed its consumer Web site to assist consumers in making informed healthcare decisions. WebMD commercially launched its Internet-based services in October 1998. WebMD was incorporated in 1996.

                                     [LOGO]

                            MEDE AMERICA CORPORATION
                          90 Merrick Avenue, Suite 501
                             East Meadow, NY 11554
                                 (516) 542-4500
                           http://www.medeamerica.com

     MEDE AMERICA is a leading provider of electronic data interchange, or "EDI," products and services to a broad range of providers and payers in the healthcare industry. MEDE AMERICA offers an integrated suite of EDI solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. In addition to offering greater processing speed, MEDE AMERICA's EDI products reduce processing costs, increase collection rates and result in more accurate data interchange. MEDE AMERICA was founded in 1995.

                        STRUCTURE OF THE REORGANIZATIONS

     The transactions contemplated by the Healtheon-WebMD reorganization and the MEDE AMERICA reorganization are illustrated by the first diagram below and the holding company structure of Healtheon/WebMD following the reorganizations is illustrated by the second diagram below.
                                  [FLOW CHART]

    The figure entitled "Structure of the Reorganizations" consists of two diagrams: the first depicts the structure of the companies prior to the reorganizations; the second depicts the structure of the companies after the reorganizations.

    The first diagram, entitled "Prior to Reorganizations," has one large rectangle at the top center with the words "Healtheon/WebMD" in it. Centered beneath this rectangle is a single row of six smaller squares. From left to right, these six squares contain the words "Healtheon," "Healtheon Merger Sub," "WebMD," "WebMD Merger Sub," "MEDE Merger Sub" and "MEDE AMERICA," respectively. A line extends from the "Healtheon/WebMD" rectangle to each of the following three squares: "Healtheon Merger Sub," "WebMD Merger Sub" and "MEDE Merger Sub." An arrow extends from the "Healtheon Merger Sub" square to the "Healtheon" square; from the "WebMD Merger Sub" square to the "WebMD" square; and from the "MEDE Merger Sub" square to the "MEDE AMERICA" square.

    The second diagram, entitled "After Reorganizations," has one large ellipse at the top center with the words "Former stockholders of Healtheon, WebMD* and MEDE AMERICA" in it. Centered beneath this ellipse is a single, large rectangle with the words "Healtheon/WebMD" in it. A vertical line connects the ellipse and the rectangle. Centered beneath the rectangle is a single row of three smaller squares. From left to right, these three squares contain the words "Healtheon," "WebMD" and MEDE AMERICA," respectively. A line extends from each of these three squares to the "Healtheon/WebMD" rectangle. Finally, the footnote at the bottom of this diagram read: "*assumes conversion of all WebMD preferred stock."

                 SUMMARY OF THE HEALTHEON-WEBMD REORGANIZATION

THE HEALTHEON-WEBMD REORGANIZATION

     In the Healtheon-WebMD reorganization, Healtheon will merge with a subsidiary of a new parent company, called Healtheon/WebMD, and WebMD will merge with another subsidiary of Healtheon/WebMD, resulting in Healtheon and WebMD each becoming subsidiaries of Healtheon/WebMD. Following the reorganization, Healtheon stockholders will be deemed to have automatically exchanged their shares for shares of Healtheon/WebMD common stock, and WebMD common stockholders will be entitled to exchange their shares for shares of Healtheon/WebMD common stock.

     The Healtheon-WebMD reorganization agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read it carefully. The Healtheon-WebMD reorganization agreement is more fully discussed on page 78. (See diagrams on page 9).

     We believe the Healtheon-WebMD reorganization will provide Healtheon/WebMD with the opportunity to realize several benefits, including:

     - combining WebMD's strong brand recognition and strategic relationships with Healtheon's e-commerce transaction platform and industry relationships will enable Healtheon/WebMD to move decisively toward the goal of achieving critical mass in the healthcare industry with a comprehensive, integrated Internet-based solution

     - expanding each company's connected network of customers and partners. Healtheon/WebMD is expected to offer connectivity and transactions for physicians, consumers and healthcare institutions over a network consisting of approximately 540 payers, 180,000 physicians, 1,100 hospitals, 42,000 pharmacies, 10,000 dentists and 200 affiliate partners, assuming completion of the MEDE AMERICA reorganization

     - increasing each company's transaction volume

     - broadening each company's offerings of Internet-based healthcare-related services and creating enhanced cross-selling opportunities

     - increasing the speed of Internet transaction processing by streamlining inefficient manual and paper-based processes

     - creating a strong combined management team

     The reorganization could harm Healtheon/ WebMD in a number of ways, including:

     - the uncertainty of key third party relationships

     - the strain associated with rapid and significant expansion of operations

     - the loss of key contractual rights if consents to the reorganization cannot be obtained

     - the inability of computer systems to accommodate increased use while maintaining performance

     The potential benefits of the Healtheon-WebMD reorganization may not be achieved. For a more complete description of the risks, see the sections entitled "Risk Factors" on page 28, and "Joint reasons for the Healtheon-WebMD reorganization" on page 52.

CONDITIONS TO COMPLETION OF THE HEALTHEON-WEBMD REORGANIZATION

     Healtheon's and WebMD's respective obligations to complete the Healtheon-WebMD reorganization are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the reorganization include the following, subject to exceptions and qualifications:

     - the reorganization must be approved by Healtheon stockholders and the reorganization agreement must be approved and adopted and the WebMD merger must be approved by WebMD stockholders

     - no injunction or order preventing the completion of the Healtheon-WebMD reorganization can be in effect

     - the applicable waiting periods under antitrust laws must expire or be terminated

     - Healtheon and WebMD must each receive an opinion of tax counsel to the effect that the Healtheon-WebMD reorganization will qualify as a transaction in which no gain or loss will be recognized for U.S. income tax purposes upon the receipt of Healtheon/ WebMD shares

     - the shares of Healtheon/WebMD common stock to be issued in the Healtheon-WebMD reorganization must have been approved for listing on Nasdaq National Market, subject to notice of issuance

     - Healtheon's and WebMD's respective representations and warranties in the Healtheon-WebMD reorganization agreement must be true and correct, subject to materiality qualifications

     - no material adverse effect shall have occurred with respect to Healtheon or WebMD

     - Healtheon and WebMD must have complied in all material respects with their respective agreements and covenants in the Healtheon-WebMD reorganization agreement

     - no stockholder (taken together with its affiliates) of WebMD shall beneficially own, or have the right to beneficially own, at any time in the future, 40% or more of the outstanding shares of WebMD stock on a fully diluted, as converted basis

     - no more than 0.66% of the shares of WebMD capital stock on a fully diluted, as converted basis shall have perfected rights of appraisal or dissenters rights with respect to the WebMD merger

     - WebMD's legal counsel shall have delivered a legal opinion to Healtheon

     - WebMD shall have provided Healtheon with reasonably satisfactory evidence that, with limited exceptions, all material rights of stockholders and obligations of WebMD under any stockholder agreement shall have terminated

     - WebMD shall have received an additional investment from Microsoft pursuant to the terms of the Investment Agreement dated May 12, 1999 in an amount equal to $150 million

     - The Shareholder Agreement with Microsoft shall be in full force and effect

     If either Healtheon or WebMD waives any conditions, the companies will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from stockholders is appropriate.

     The Healtheon-WebMD reorganization is not conditioned upon completion of the MEDE AMERICA reorganization.

     For a more complete description of the conditions to completion of the reorganization, see the section entitled "Conditions to completion of the Healtheon-WebMD reorganization" on page 80.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of Healtheon common stock must approve the Healtheon merger and the issuance of Healtheon/WebMD common stock in the WebMD merger. Healtheon stockholders are entitled to cast
one vote per share of Healtheon common stock owned as of [               ] 1999,
the record date. Healtheon stockholders holding [     ]% of outstanding
Healtheon common stock as of the record date have agreed to vote in favor of the Healtheon merger. Directors and officers of Healtheon collectively beneficially
owned approximately [     ]% of the outstanding Healtheon common stock as of the
record date.

     A majority of the votes entitled to be cast by the holders of WebMD's (i) common stock and Series A preferred stock, (ii) Series B common stock, and (iii) Series C and E common stock, each voting as separate voting groups, must vote in favor of the reorganization agreement and the WebMD merger. As a result of voting agreements that have been signed by WebMD directors, executive officers and affiliates and the conversion agreements that have been signed by some holders of WebMD's preferred stock, these votes are assured.

     For a more complete description of the vote required for approval of the Healtheon-WebMD reorganization see the sections entitled "Vote and quorum required" on page 43 and "Votes required; voting agreements; conversion agreements" on page 45.

TERMINATION OF THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT

     The Healtheon-WebMD reorganization agreement may be terminated before completion:

     - by mutual consent of Healtheon and WebMD

     - by Healtheon or WebMD, if the Healtheon-WebMD reorganization is not completed before December 15, 1999, except that this right to terminate is not available to any party whose material breach of the agreement has resulted in the failure of the Healtheon-WebMD reorganization to occur on or before December 15, 1999

     - by Healtheon or WebMD, if a court or governmental authority enjoins, restrains or prohibits the Healtheon-WebMD reorganization

     - by Healtheon or WebMD, if the required stockholder votes are not obtained

     - by Healtheon or WebMD, upon a breach of any representation, warranty, covenant or agreement by the other party, or if any of the other party's representations or warranties are or become untrue so that the corresponding condition to completion of the Healtheon-WebMD reorganization would not be met unless the breach or inaccuracy is cured prior to December 15, 1999

     For a more complete description of the manner in which the Healtheon-WebMD reorganization agreement may be terminated, see the section entitled "Termination of the Healtheon-WebMD reorganization agreement" on page 82.

NO OTHER NEGOTIATIONS INVOLVING WEBMD

     WebMD agreed that until the completion of the Healtheon-WebMD reorganization or unless Healtheon consents in writing, WebMD and its subsidiaries will use commercially reasonable efforts consistent with past practices and policies to not directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined in the Healtheon-WebMD reorganization agreement included as Annex A to this proxy statement/prospectus)

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - disclose any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal

     - approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal

     WebMD has agreed to promptly inform Healtheon as to any Acquisition Proposal, request for non-public information or inquiry which WebMD believes would lead to an Acquisition Proposal. WebMD has agreed to inform Healtheon of the status and details of any Acquisition Proposal.

     For a more complete description of these limitations on WebMD's actions with respect to an Acquisition Proposal, see the sections entitled "Termination of the Healtheon-WebMD reorganization agreement," on page 82.

THE VOTING AND CONVERSION AGREEMENTS

     Healtheon stockholders, who collectively held approximately [     ]% of the
outstanding Healtheon common stock as of the record date, entered into voting agreements requiring them to vote all of their shares in favor of the Healtheon-WebMD reorganization.

     WebMD stockholders who are directors, executive officers or affiliates entered into voting agreements in which they have agreed to vote their shares of common stock in favor of the reorganization. Additional holders of WebMD preferred stock have entered into conversion agreements in which they have
agreed that after             , 1999 and prior to             , 1999 either they
will enter into voting agreements to
cause their preferred stock to be converted into Series D common stock or their preferred stock will be automatically converted into Series D common stock as of the day prior to the record date. By virtue of these voting agreements, the required vote for the reorganization is assured. As a result of the conversion agreements, all of the Series C, D, E and F preferred stock will be converted into Series D common stock.

     For a more complete description of the voting agreements, see the sections entitled "Healtheon stockholders' voting agreement" on page 84 and "WebMD stockholders' voting agreement and conversion agreement" on page 84.

DIRECTORS AND EXECUTIVE OFFICERS OF HEALTHEON/WEBMD FOLLOWING THE HEALTHEON-WEBMD REORGANIZATION

     Following the reorganization, the board of directors of Healtheon/WebMD will consist of nine members, four designated by Healtheon, four designated by WebMD, and one designated by mutual agreement. It is anticipated that Messrs.
Long, Arnold,             ,             ,             ,             ,
            ,             , and             will serve on the board of
directors.

     Following the reorganization, Jeffrey T. Arnold, the current Chairman and Chief Executive Officer of WebMD, will be Chief Executive Officer of Healtheon/WebMD; and W. Michael Long, the current Chief Executive Officer of Healtheon, will be Chairman and Chief Operating Officer of Healtheon/WebMD.

THE MICROSOFT SHAREHOLDER AGREEMENT

     Microsoft Corporation has entered into a shareholder agreement with Healtheon. The shareholder agreement requires that Microsoft vote all of the shares of WebMD capital stock beneficially owned by it in favor of the reorganization.

     As of the record date, Microsoft beneficially owned                shares
(including shares issuable upon exercise of warrants) of WebMD capital stock
which represented approximately [               ] of the outstanding WebMD
capital stock.

THE MICROSOFT INVESTMENT AND STRATEGIC RELATIONSHIP

     Microsoft has acquired through a tender offer and purchases of WebMD preferred stock and has committed to purchase by the completion of the
reorganization approximately [     ]% of WebMD for approximately $395.7 million.
In connection with these acquisitions and the reorganization, Microsoft and Healtheon/WebMD have also agreed to expand Microsoft's strategic relationship with WebMD following the reorganizations to encompass the entire company.

OPINIONS OF HEALTHEON'S AND WEBMD'S FINANCIAL ADVISORS

     In deciding to approve the Healtheon-WebMD reorganization, Healtheon's board of directors considered an opinion from its financial advisors, Morgan Stanley & Co. Incorporated, as to the fairness of the exchange ratio from a financial point of view to Healtheon. In connection with the WebMD merger, WebMD's board considered the opinion of BancBoston Robertson Stephens Inc. as to the fairness, from a financial point of view, of the exchange ratio to the holders of WebMD common stock. The full text of the written opinions of the financial advisors are attached to the back of this document as Annex C and Annex D, and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Morgan Stanley is directed to the Healtheon board and the opinion of BancBoston Robertson Stephens is directed to the WebMD board, and these opinions do not constitute a recommendation as to how to vote to any stockholders with respect to any matter relating to the proposed merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE HEALTHEON-WEBMD REORGANIZATION

     We have structured the Healtheon-WebMD reorganization so that, in general, Healtheon and its stockholders and WebMD and its stockholders will not recognize gain or loss for U.S. federal income tax purposes in the Healtheon-WebMD reorganization, except for taxes payable because of cash received by WebMD stockholders instead of fractional shares or received after the exercise of dissenters' rights. It is a condition to the

Healtheon-WebMD reorganization that each of the companies receive legal opinions to this effect.

     For a more complete description of the tax consequences of the Healtheon-WebMD reorganization see the section entitled "Material U.S. federal income tax consequences of the Healtheon-WebMD reorganization" on page 72.

ACCOUNTING TREATMENT OF THE HEALTHEON-WEBMD REORGANIZATION

     We intend to account for the Healtheon-WebMD reorganization as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the reorganization see the section entitled "Accounting treatment of the Healtheon-WebMD reorganization" on page 74.

INTERESTS OF CERTAIN PERSONS IN THE HEALTHEON-WEBMD REORGANIZATION

     When considering the recommendations of Healtheon's and WebMD's boards of directors, you should be aware that certain Healtheon and WebMD directors, officers and stockholders have interests in the reorganization that are different from, or are in addition to, yours. These interests include:

     - Four representatives elected by the Board of Directors of WebMD and four representatives elected by the Board of Directors of Healtheon will become the initial members of the Board of Directors of Healtheon/WebMD. It is expected that Jeffrey T. Arnold, the current Chairman of the Board and Chief Executive Officer of WebMD, will join the Healtheon/WebMD Board of Directors as one of the representatives of WebMD and W. Michael Long, the current Chief Executive Officer of Healtheon, will join the Healtheon/ WebMD board of directors as one of the representatives of
       Healtheon. It is anticipated that             ,             ,
                   ,             ,             ,             , and
       will also serve on the board of directors.

     - In connection with the Healtheon-WebMD reorganization, Jeffrey T. Arnold will be offered a position as the Chief Executive Officer of Healtheon/WebMD and W. Michael Long will be offered a position as the Chairman of the Board and Chief Operating Officer of Healtheon/WebMD. In addition, Healtheon and WebMD are currently in the process of negotiating with certain of their executive officers regarding their potential roles in the combined companies.

     - Mr. Arnold has agreed to waive any vesting of his unvested stock options granted under his employment agreement that would occur upon the completion of the reorganization. However, if Mr. Arnold is terminated other than for cause by Healtheon/ WebMD following the reorganization, then all options granted to him pursuant to his employment agreement will immediately vest and become fully exercisable on the date of such termination.

     - Following the Healtheon-WebMD reorganization, Healtheon/WebMD will expand a strategic relationship with Microsoft, a current stockholder of WebMD that will own approximately 17% of the Healtheon/ WebMD common stock following the reorganization. Microsoft will also have the right to require Healtheon/WebMD to register for resale its Healtheon/WebMD common stock. For a more complete description of the Microsoft relationship see the section entitled "Healtheon/ WebMD's strategic alliances with and investments from Microsoft and other partners" on page 70.

     For a more complete description of the interests of persons in the Healtheon-WebMD reorganization, see the section entitled "Interests of certain directors, officers and affiliates in the Healtheon-WebMD reorganization" on page 68.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE HEALTHEON-WEBMD REORGANIZATION

     The Healtheon-WebMD reorganization is subject to antitrust laws. Healtheon, WebMD and other related parties will make the required filings with the Department of Justice and the Federal Trade Commission. However, the companies are not permitted to complete the Healtheon-WebMD reorganization until the applicable waiting periods have expired or terminated. The Department of

Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the Healtheon-WebMD reorganization at any time before or after its completion.

     For a more complete description of the antitrust approvals required in connection with the Healtheon-WebMD reorganization, see the section entitled "Regulatory filings and approvals required to complete the Healtheon-WebMD reorganization" on page 74.

RESTRICTIONS ON THE ABILITY TO SELL HEALTHEON/ WEBMD STOCK

     All shares of Healtheon/WebMD common stock received by WebMD stockholders in connection with the Healtheon-WebMD reorganization will be freely transferable unless the holder is considered an affiliate of either Healtheon or WebMD under the Securities Act of 1933.

     For a more complete description of transfer restrictions applicable to our affiliates, see the section entitled "Restrictions on sales of shares by affiliates of WebMD and Healtheon" on page 75.

FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT

     This proxy statement/prospectus contains forward-looking statements. These statements include statements with respect to Healtheon's and WebMD's financial condition, results of operations and business and on the expected impact of the Healtheon-WebMD reorganization on Healtheon/WebMD's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - risks associated with Healtheon/WebMD's history of losses, expectation of future losses and its unproven business record

     - risks associated with integrating the operations of the companies and any future acquired companies

     - risks associated with Healtheon/WebMD's dependence on strategic partners and other parties over whom we have little control

     - other risk factors as may be detailed from time to time in Healtheon/WebMD's or Healtheon's public announcements and filings with the Securities and Exchange Commission

     In evaluating the Healtheon-WebMD reorganization, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 28.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of Healtheon common stock are listed on the Nasdaq National Market. On May 19, 1999, the last full trading day prior to the public announcement of the proposed Healtheon-WebMD reorganization, Healtheon's common stock closed at
$80.25 per share. On             , 1999, Healtheon's common stock closed at
$
per share. We urge you to obtain current market quotations. WebMD's capital stock is not publicly traded.

     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 109.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the Healtheon-WebMD reorganization. In particular, you should read the documents attached to this proxy statement/prospectus, including the reorganization agreement, which is attached as Annex A, the opinion of Morgan Stanley, which is attached as Annex C, and the opinion of BancBoston Robertson Stephens, which is attached as Annex D.

                   SUMMARY OF THE MEDE AMERICA REORGANIZATION

THE MEDE AMERICA REORGANIZATION

     In the reorganization, MEDE AMERICA will merge with a wholly owned subsidiary of Healtheon/WebMD, and as a result MEDE AMERICA will become a wholly owned subsidiary of Healtheon/WebMD.

     The reorganization agreement is attached to this proxy statement/prospectus as Annex B. We encourage you to read the reorganization agreement carefully. The reorganization agreement is more fully discussed on page 101.

     We believe the reorganization will provide the combined company with the opportunity to realize several benefits, including:

     - expanding each company's connected network of customers and partners, accelerating our efforts towards achieving critical mass in the healthcare industry and strengthening our competitive position

     - enabling us to migrate MEDE AMERICA's large, installed base of prominent healthcare institutions and professionals to Healtheon's Internet-based platform and front-end Web connectivity

     - increasing our transaction volume

     - broadening our offerings of Internet-based financial and clinical transactions services, and creating enhanced cross-selling opportunities

     - facilitating electronic prescriptions among physicians, consumers and pharmacies because of our expanded connectivity

     - creating a strong combined management team

     There are potential risks to the reorganization, including:

     - technical, operational, regulatory and strategic challenges to integrating MEDE AMERICA and Healtheon

     - the loss of contractual rights by MEDE AMERICA as a result of the reorganization

     - volatility of Healtheon's stock price affecting the ability of MEDE AMERICA stockholders to realize the value of the merger consideration as measured prior to closing.

     - the additional risks relating to the combined company's business

     The potential benefits of the reorganization may not be achieved. See the section entitled "Risk Factors" on page 28, and "MEDE AMERICA's reasons for the MEDE AMERICA reorganization" on page 88.

CONDITIONS TO COMPLETION OF THE MEDE AMERICA REORGANIZATION

     Healtheon's and MEDE AMERICA's respective obligations to complete the reorganization are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

     - the reorganization agreement must be approved and adopted and the merger must be approved by MEDE AMERICA stockholders

     - the applicable waiting periods under antitrust laws must expire or be terminated

     - no injunction or order preventing the completion of the reorganization may be in effect

     - Healtheon and MEDE AMERICA must each receive an opinion of tax counsel to the effect that the reorganization will qualify as a transaction in which no gain or loss will be recognized for U.S. federal income tax purposes upon the receipt of Healtheon/WebMD shares

     - the shares of Healtheon/WebMD common stock to be issued to MEDE AMERICA stockholders in the reorganization must have been approved for listing on Nasdaq

     - our respective representations and warranties in the reorganization agreement must be true and correct

     - no material adverse effect shall have occurred with respect to Healtheon or MEDE AMERICA

     - we must have complied in all material respects with our respective agreements in the reorganization agreement

     - Healtheon must obtain the consent of its current registration rights holders to grant registration rights to the parties to the registration rights agreement

     - MEDE AMERICA must terminate all registration rights of its stockholders and all rights of its stockholders to appoint nominees to its board of directors

     If either Healtheon or MEDE AMERICA waives any conditions, we will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

     The MEDE AMERICA reorganization is not conditioned upon the completion of the Healtheon-WebMD reorganization.

     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to completion of the MEDE AMERICA reorganization" on page 104.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of MEDE AMERICA common stock must approve and adopt the reorganization agreement and approve the merger. MEDE AMERICA stockholders are entitled to cast one vote per share of
MEDE AMERICA common stock owned as of [            ] 1999, the record date.

     MEDE AMERICA stockholders holding [47.4%] of MEDE AMERICA common stock as of the record date have agreed to vote in favor of the merger. Directors and officers of MEDE AMERICA collectively beneficially owned approximately 53.6% of the outstanding MEDE AMERICA common stock as of the record date.

     For a more complete description of the vote required for approval of the reorganization see the section entitled "Vote and quorum required" on page 48.

TERMINATION OF THE MEDE AMERICA REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated under limited circumstances at any time before the completion of the reorganization, as summarized below.

     - by mutual consent of Healtheon and MEDE AMERICA

     - by Healtheon or MEDE AMERICA, if the merger is not completed by September 30, 1999, except that the right to terminate the reorganization agreement is not available to any party whose action or failure to act has resulted in the failure of the merger to occur on or before September 30, 1999, and such action or failure to act constitutes a material breach of the reorganization agreement

     - by Healtheon or MEDE AMERICA, if a final court order prohibiting the merger is issued and is not appealable

     - by Healtheon or MEDE AMERICA, if the MEDE AMERICA stockholders do not approve and adopt the reorganization agreement and approve the merger at the MEDE AMERICA special meeting

     - by Healtheon, if the MEDE AMERICA board, fails to recommend that MEDE AMERICA stockholders approve and adopt the reorganization agreement

     - by Healtheon, if the MEDE AMERICA board makes any recommendation or approval of extraordinary transactions involving MEDE AMERICA and a party other than Healtheon, such as a merger or a sale of significant assets

     MEDE AMERICA is entitled to adjust the exchange ratio in the reorganization if the lower average price of Healtheon's stock for the ten trading day periods ending on July 30, 1999 and ending two days prior to the meeting is greater than $63.70, and Healtheon is entitled to adjust the exchange ratio if the lower average price of its stock is less than $38.68. If either party is entitled to adjust the exchange ratio and chooses not to do so, the other party may terminate the reorganization agreement.

     For a more complete description of the manner in which the reorganization agreement may be terminated, see the section entitled "Termination of the MEDE AMERICA reorganization agreement" on page 105.

TERMINATION FEE

     If the reorganization agreement is terminated because MEDE AMERICA stockholders do not approve and adopt the reorganization agreement and approve the merger, or if the reorganization is not completed by September 30, 1999, MEDE AMERICA may be obligated to pay Healtheon a termination fee of $15 million. For MEDE AMERICA to become obligated to pay Healtheon the termination fee, an extraordinary transaction of the nature specified in the reorganization agreement involving MEDE AMERICA and a party other than Healtheon must be publicly proposed before the termination of the reorganization agreement. Furthermore, for the termination fee to become payable, MEDE AMERICA must enter into an agreement for or complete an extraordinary transaction of the nature specified in the reorganization agreement within 12 months following termination of the reorganization agreement.

     In addition, subject to qualifications, MEDE AMERICA will pay Healtheon a termination fee of $15 million if the reorganization agreement is terminated because MEDE AMERICA's board of directors takes either of the following actions:

     - fails to recommend that MEDE AMERICA stockholders approve and adopt the reorganization agreement

     - makes any recommendation or approval of extraordinary transactions involving MEDE AMERICA and a party other than Healtheon, such as a merger or a sale of significant assets

     For a more complete description of the payment of the termination fee, see the section entitled "Payment of termination fee" on page 107.

NO OTHER NEGOTIATIONS INVOLVING MEDE AMERICA

     MEDE AMERICA agreed that until the completion of the reorganization or unless Healtheon consents in writing, MEDE AMERICA will not directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any Acquisition Proposal

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - disclose any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal

     - approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction

     However, notwithstanding the restrictions above, MEDE AMERICA may, if necessary to comply with its fiduciary obligations under Delaware law and subject to other qualifications, furnish information and engage in discussions or negotiations in response to an unsolicited "Superior Offer", which includes proposals for business combinations and acquisitions which the board of directors of MEDE AMERICA determines, in its reasonable judgement, to be more favorable to MEDE AMERICA than the terms of the reorganization with Healtheon.

     MEDE AMERICA has agreed to promptly inform Healtheon as to any Acquisition Proposal, request for non-public information or inquiry which MEDE AMERICA believes would lead to an Acquisition Proposal. MEDE AMERICA has agreed to inform Healtheon of the status and details of any Acquisition Proposal.

     For a more complete description of these limitations on MEDE AMERICA's actions with respect to an Acquisition Proposal, see the section entitled "Termination of the MEDE AMERICA reorganization agreement," on page 105.

THE VOTING AGREEMENT

     MEDE AMERICA stockholders Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V,

L.P. and William Blair Leveraged Capital Fund,
Limited Partnership entered into a voting agreement with Healtheon. The voting agreement requires these MEDE AMERICA stockholders to vote all shares of MEDE AMERICA common stock beneficially owned by them in favor of the approval and adoption of the reorganization agreement and approval of the merger.

     The MEDE AMERICA stockholders who entered into the voting agreement collectively held approximately 47.4% of the outstanding MEDE AMERICA common stock as of the record date.

     For a more complete description of the voting agreement see the section entitled "MEDE AMERICA voting agreement" on page 108.

THE REGISTRATION RIGHTS AGREEMENT

     MEDE AMERICA stockholders Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership entered into a registration rights agreement with Healtheon. The registration rights agreement gives these MEDE AMERICA stockholders the right to have the shares they receive in the merger registered with the Securities and Exchange Commission. Each of these MEDE AMERICA stockholders has similar rights associated with the shares of MEDE AMERICA common stock it holds.

     The MEDE AMERICA stockholders who entered into the registration rights agreement collectively held approximately [47.4%] of the outstanding MEDE AMERICA common stock as of the record date.

     For a more complete description of the registration rights agreement see the section entitled "MEDE AMERICA registration rights agreement" on page 108.

OPINION OF MEDE AMERICA'S FINANCIAL ADVISOR

     In connection with the reorganization, the MEDE AMERICA board received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. The full text of Salomon Smith Barney's written opinion dated April 20, 1999 is attached to the back of this document as Annex E, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney's opinion is directed to the MEDE AMERICA board and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MEDE AMERICA REORGANIZATION

     We have structured the reorganization so that, in general, MEDE AMERICA and its stockholders will not recognize gain or loss for U.S. federal income tax purposes in the reorganization, except for taxes payable because of cash received by MEDE AMERICA stockholders instead of fractional shares. It is a condition to the reorganization that we receive legal opinions to this effect.

     For a more complete description of the tax consequences of the reorganization see the section entitled "Material U.S. federal income tax consequences of the MEDE AMERICA reorganization" on page 97.

ACCOUNTING TREATMENT OF THE MEDE AMERICA REORGANIZATION

     We intend to account for the reorganization as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the reorganization see the section entitled "Accounting treatment of the MEDE AMERICA reorganization" on page 99.

INTERESTS OF CERTAIN PERSONS IN THE MEDE AMERICA REORGANIZATION

     When considering the recommendations of Healtheon's and MEDE AMERICA's boards of directors, you should be aware that certain Healtheon and MEDE AMERICA directors and officers have interests in the reorganization that are different from, or are in addition to, yours. These interests include:

     - Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will have the right to jointly select one nominee to the Healtheon board of directors after the reorganization so long as they continue to hold in excess of 25% of the shares they receive in the reorganization. (William Blair & Co., L.L.C. has waived its right to participate in the selection of a nominee to the Healtheon board.) Thomas McInerney and Anthony de Nicola are directors of MEDE AMERICA and are also general partners of Welsh, Carson, Anderson & Stowe. Timothy Murray is a director of MEDE AMERICA and is also a principal of William Blair & Co., L.L.C.

     - Thomas Staudt, the current Chief Executive Officer of MEDE AMERICA, is expected to become an officer of Healtheon/WebMD following the reorganization.

     - Funds affiliated with Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will receive registration rights for the Healtheon shares they receive in the reorganization. Thomas McInerney and Anthony de Nicola are directors of MEDE AMERICA and are also general partners of Welsh, Carson, Anderson & Stowe. Timothy Murray is a director of MEDE AMERICA and is also a principal of William Blair & Co., L.L.C.

     - Employees of MEDE AMERICA will receive options to purchase 700,000 shares of Healtheon/WebMD common stock following the reorganization.

     - Medic Computer Systems, Inc. holds a warrant to purchase 1,250,000 shares of MEDE AMERICA common stock that would vest at the time the reorganization is completed. [Healtheon deal?] One of the members of the MEDE AMERICA board of directors, Alan Winchester, sits as the designee of Medic.

     - If the merger is completed, William Blair & Co., L.L.C. will receive a transaction fee of 0.05% of the MEDE AMERICA merger transaction value.

     - Any options held by employees of MEDE AMERICA prior to completion of the reorganization whose employment is terminated without cause or constructively terminated by Healtheon/WebMD within two years after the reorganization will become fully vested.

     For a more complete description of the interests of persons in the reorganization, see the section entitled "Interests of certain persons in the MEDE AMERICA reorganization" on page 95.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MEDE AMERICA REORGANIZATION

     The MEDE AMERICA reorganization is subject to antitrust laws. Healtheon and MEDE AMERICA have made the required filings with the Department of Justice and the Federal Trade Commission and the applicable waiting periods have expired. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the reorganization at any time before or after its completion.

     For a more complete description of the antitrust approvals required in connection with the reorganization see the section entitled "Regulatory filings and approvals required to complete the MEDE AMERICA reorganization" on page 99.

RESTRICTIONS ON THE ABILITY TO SELL HEALTHEON/ WEBMD STOCK

     All shares of Healtheon common stock received by MEDE AMERICA stockholders in connection with the reorganization will be freely transferable unless the holder is considered an affiliate of either Healtheon/WebMD or MEDE AMERICA under the Securities Act.

     For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "Restrictions on sales of shares by affiliates of MEDE AMERICA and Healtheon" on page 100.

FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT

     This proxy statement/prospectus contains forward-looking statements. These statements include statements with respect to Healtheon's and MEDE AMERICA's financial condition, results of operations and business and on the expected impact of the reorganization on Healtheon/WebMD's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Healtheon/WebMD common stock to be issued to MEDE AMERICA stockholders in the reorganization will increase or decrease prior to completion of the reorganization

     - the possibility that the reorganization or the Healtheon-WebMD reorganization will not be consummated

     - the possibility that the anticipated benefits from the reorganization, or the Healtheon-WebMD reorganization will not be fully realized

     - the possibility that costs or difficulties related to the integration of our businesses will be greater than expected

     - other risk factors as may be detailed from time to time in MEDE AMERICA's and Healtheon's public announcements and filings with the Securities and Exchange Commission

     In evaluating the reorganization, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 28.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of both Healtheon common stock and MEDE AMERICA common stock are listed on the Nasdaq National Market. On April 20, 1999, the last full trading day prior to the public announcement of the proposed merger, Healtheon's common stock closed at $45.72 per share, and MEDE AMERICA's common stock closed at
$22.06 per share. On [               ], 1999, Healtheon's common stock closed at
$[     ] per share, and MEDE AMERICA's common stock closed at $[     ] per
share. We urge you to obtain current market quotations.

     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 109.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the reorganization. In particular, you should read the documents attached to this proxy statement/prospectus, including the reorganization agreement, which is attached as Annex B, and the opinion of Salomon Smith Barney, which is attached as Annex E.

              SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

     The following selected historical financial data of Healtheon, WebMD and MEDE AMERICA has been derived from their respective historical financial statements, and should be read in conjunction with those financial statements and the related notes which are included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data of Healtheon, WebMD and MEDE AMERICA are derived from the unaudited pro forma condensed combined financial information, which gives effect to the transactions as purchases, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this prospectus/proxy statement.

     For pro forma purposes, Healtheon's historical statement of operations for the year ended December 31, 1998, WebMD's statement of operations for the year ended December 31, 1998 (after giving effect to the acquisition of Sapient Health Network and Direct Medical Knowledge) and MEDE AMERICA's statement of operations for the twelve months ended December 31, 1998 (after giving effect to the acquisition of Healthcare Interchange, Inc.) have been combined to give effect to the reorganizations as if they had occurred on January 1, 1998. Healtheon's historical statement of operations for the three months ended March 31, 1999, WebMD's historical statement of operations for the three months ended March 31, 1999 and MEDE AMERICA's historical statement of operations for the three months ended March 31, 1999 have been combined to give effect to the reorganizations as if they had occurred on January 1, 1999.

     The unaudited pro forma combined condensed balance sheet data assumes that the WebMD and MEDE AMERICA reorganizations took place as of March 31, 1999 and combine Healtheon's, WebMD's and MEDE AMERICA's historical balance sheets at that date.

     The total estimated purchase prices of the WebMD and MEDE AMERICA reorganizations have been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess over the net tangible assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the reorganizations, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined companies.

                 HEALTHEON'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                        MARCH 31,
                            ------------------------------------------------------    -------------------
                              1998        1997        1996       1995       1994        1999       1998
                            --------    --------    --------    -------    -------    --------    -------
                                                                                          (UNAUDITED)
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
Revenues..................  $ 48,838    $ 13,390    $ 11,013    $ 2,175    $   190    $ 17,555    $ 9,754
Loss from operations......   (53,948)    (25,423)    (16,541)    (3,936)    (3,118)    (19,127)    (9,028)
Net loss applicable to
  common stockholders.....   (54,048)    (28,005)    (18,606)    (4,458)    (3,426)    (18,569)    (9,676)
Basic and diluted net loss
  per common share........     (1.54)      (3.88)      (2.83)     (0.85)                 (0.30)     (1.19)
Shares used in computing
  basic and diluted net
  loss per common share...    34,987       7,223       6,583      5,246                 62,665      8,099

                                                          AS OF DECEMBER 31,
                                         ----------------------------------------------------    MARCH 31,
                                          1998       1997        1996       1995       1994        1999
                                         -------    -------    --------    -------    -------   -----------
                                                                                                (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..........................  $36,817    $21,804    $  7,539    $ 9,386    $ 4,186    $ 63,175
Working capital........................   27,934     14,790       2,505      7,244      4,226      52,989
Total assets...........................   79,940     53,747      34,407     10,801      5,379     121,055
Long-term obligations, net of current
  portion..............................    2,984        932       1,210         --         63       3,153
Convertible redeemable preferred
  stock................................       --     50,948      39,578     16,029      7,919          --
Total stockholders' equity (net capital
  deficiency)..........................   59,413     (9,930)    (14,553)    (7,698)    (2,838)     95,731

                   WEBMD'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               PERIOD FROM
                                                                                INCEPTION        THREE MONTHS
                                                                                (APRIL 21,          ENDED
                                             YEARS ENDED DECEMBER 31,            1994) TO         MARCH 31,
                                       -------------------------------------   DECEMBER 31,   ------------------
                                         1998      1997      1996      1995        1994         1999      1998
                                       --------   -------   -------   ------   ------------   --------   -------
                                                                               (UNAUDITED)       (UNAUDITED)
HISTORICAL STATEMENTS OF OPERATIONS
  DATA:
Revenues.............................  $    408   $    --   $    --   $   --      $   --      $  2,458   $    --
Loss from operations.................   (23,036)   (2,594)       --       --          --       (18,017)   (1,277)
Loss from continuing operations......   (23,175)   (3,319)       --                            (17,803)   (1,423)
Net loss applicable to common
  stockholders.......................   (18,546)   (4,349)   (1,682)     (39)        (40)      (18,341)   (1,563)
Net loss per share -- continuing
  operations.........................     (2.08)    (0.40)       --                              (1.46)    (0.13)
Basic and diluted net loss per common
  share..............................     (1.52)    (0.52)    (0.64)   (0.04)      (0.04)        (1.46)    (0.14)
Shares used in computing basic and
  diluted net loss per common
  share..............................    12,196     8,300     2,612    1,000       1,000        12,533    10,912

                                                   AS OF DECEMBER 31,
                                           -----------------------------------                    MARCH 31,
                                            1998       1997      1996     1995       1994           1999
                                           -------    ------    ------    ----    -----------    -----------
                                                                                  (UNAUDITED)    (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents................  $ 6,226    $2,696    $   --    $ --       $ --          $  9,673
Working capital..........................    4,313     2,532        --      --         --            23,542
Total assets.............................   18,245     9,190     3,497     638        213           135,328
Long-term obligations, net of current
  portion................................       --     2,965        --      --         --               353
Total stockholders' equity (net capital
  deficiency)............................    5,286     3,036       558     (32)       (31)          118,647

               MEDE AMERICA'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       NINE MONTHS ENDED
                                                   YEARS ENDED JUNE 30,                    MARCH 31,
                                        -------------------------------------------    ------------------
                                         1998        1997        1996        1995       1999       1998
                                        -------    --------    --------    --------    -------    -------
                                                                                          (UNAUDITED)
HISTORICAL STATEMENTS OF OPERATIONS
  DATA:
Revenues..............................  $42,290    $ 35,279    $ 31,768    $ 16,246    $39,756    $30,189
Income (loss) from operations.........   (1,382)     (8,165)    (18,340)    (16,342)     1,348     (1,506)
Loss before extraordinary item........   (5,035)     (8,833)    (19,330)    (16,601)    (1,577)    (4,026)
Net loss applicable to common
  stockholders........................   (7,435)    (11,233)    (21,730)    (16,628)    (4,640)    (5,826)
Basic and diluted net loss per common
  share:
Loss before extraordinary item........    (1.31)      (2.07)      (4.14)      (3.17)     (0.42)     (1.03)
Net income (loss) applicable to common
  stockholders........................    (1.31)      (2.07)      (4.14)      (3.17)     (0.65)     (1.03)
Shares used in computing basic and
  diluted net loss per common share...    5,679       5,425       5,245       5,238      7,116      5,677

                                                               AS OF JUNE 30,
                                                 ------------------------------------------     MARCH 31
                                                   1998        1997       1996       1995         1999
                                                 --------    --------    -------    -------    -----------
                                                                                               (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents......................  $  2,950    $  1,919    $ 2,639    $ 8,554      $ 4,042
Working capital (deficit)......................     2,345      (2,567)    (4,207)       504        9,372
Total assets...................................    59,394      48,090     43,031     59,511       78,914
Long-term debt, including current portion......    41,324      25,161     11,601      5,805        6,771
Redeemable cumulative preferred stock..........    31,223      28,823     26,423     24,023           --
Total stockholders' equity (net capital
  deficiency)..................................   (24,692)    (17,438)    (8,472)    12,942       61,351

                  HEALTHEON/WEBMD SELECTED UNAUDITED PRO FORMA
                      CONDENSED COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED
                                                              DECEMBER 31,   THREE MONTHS ENDED
                                                                  1998         MARCH 31, 1999
                                                              ------------   ------------------
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $   102,587        $  34,789
Loss from operations........................................   (2,422,553)        (612,722)
Net loss applicable to common stockholders..................   (2,426,236)        (614,918)
Basic and diluted net loss per common share.................       (22.97)           (4.61)
Shares used in computing basic and diluted net loss per
  common share..............................................      105,636          133,314

                                                                AS OF
                                                              MARCH 31,
                                                                 1999
                                                              ----------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  461,890
Working capital.............................................     395,903
Total assets................................................   7,733,477
Long-term obligations, net of current portion...............      10,030
Total stockholders' equity..................................   7,602,707

------------------------

(1) For detailed information see "Unaudited Pro Forma Condensed Combined Financial Information" on pages 110 through 125.

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following table sets forth:

     (1) historical net loss per share and historical net tangible book value per share data of Healtheon;

     (2) historical net loss per share and historical net tangible book value per share of WebMD;

     (3) historical net loss per share and historical net tangible book value per share data of MEDE AMERICA;

     (4) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of Healtheon/WebMD after giving effect to the Healtheon-WebMD reorganization and the Healtheon-MEDE AMERICA reorganization;

     (5) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share of Healtheon-WebMD after giving effect to the Healtheon-WebMD reorganization;

     (6) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of Healtheon after giving effect to the MEDE AMERICA reorganization;

     (7) unaudited equivalent pro forma condensed combined net loss per share and unaudited equivalent pro forma condensed combined net tangible book value per share data of WebMD assuming the MEDE AMERICA reorganization does not occur; and

     (8) unaudited equivalent pro forma condensed combined net loss per share and unaudited equivalent pro forma condensed combined net tangible book value per share data of MEDE AMERICA based on the exchange ratio of .6593 shares of Healtheon's common stock for each share of MEDE AMERICA's common stock. See "The Healtheon-WebMD Reorganization" and "The MEDE AMERICA Reorganization."

     The information in the table should be read in conjunction with the historical financial statements of Healtheon/WebMD and MEDE AMERICA and the related notes incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                             PRO FORMA       PRO
                                                                PRO FORMA    CONDENSED      FORMA        WEBMD
                                                                CONDENSED     COMBINED    CONDENSED    EQUIVALENT
                                                                 COMBINED        OF        COMBINED    PRO FORMA       MEDE
                                                                    OF       HEALTHEON/       OF       CONDENSED     AMERICA
                                          HISTORICAL            HEALTHEON/     WEBMD      HEALTHEON/    COMBINED    EQUIVALENT
                                 ----------------------------     WEBMD       (WITHOUT      WEBMD       (WITHOUT    PRO FORMA
                                                       MEDE     WITH MEDE       MEDE       (WITHOUT       MEDE      CONDENSED
                                 HEALTHEON   WEBMD    AMERICA    AMERICA)     AMERICA)      WEBMD)      AMERICA)     COMBINED
                                    (1)       (2)       (3)        (4)          (5)          (6)          (7)          (8)
                                 ---------   ------   -------   ----------   ----------   ----------   ----------   ----------
Net loss per share -- basic and
  diluted for the:
  Year Ended December 31,
    1998.......................   $(1.54)    $(1.52)  $(1.16)    $(22.97)     $(23.64)      $(4.25)
  Three Months Ended March 31,
    1999.......................    (0.30)    (1.46)    (0.13)      (4.61)       (4.68)       (0.70)
Book value per share at March
  31, 1999.....................     1.04      5.38      0.98        4.55         5.72         0.71        10.38        0.47

-------------------------
- Historical net tangible book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

- The pro forma condensed combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of Healtheon common stock which would have been outstanding had the merger been consummated as of March 31, 1999.

- The WebMD equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of 1.815 shares of Healtheon common stock for each share of WebMD common stock.

- The MEDE AMERICA equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of .6593 shares of Healtheon common stock for each share of MEDE AMERICA common stock.

                                  RISK FACTORS

     The reorganizations involve a high degree of risk. By voting in favor of the Healtheon-WebMD reorganization or the MEDE AMERICA reorganization, you will be choosing to invest in Healtheon/ WebMD common stock. An investment in Healtheon/WebMD common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement/ prospectus, you should carefully consider the following risk factors in deciding whether to vote for the reorganizations.

GENERAL RISKS RELATING TO THE PROPOSED REORGANIZATIONS

HEALTHEON, WEBMD AND MEDE AMERICA HAVE INCURRED AND HEALTHEON/WEBMD WILL CONTINUE TO INCUR SUBSTANTIAL LOSSES

     Healtheon began operations in January 1996 and has incurred net losses from operations in each fiscal period since its inception. WebMD commercially launched its Internet-based services in October 1998 and has incurred net losses from operations since that time. MEDE AMERICA was formed in March 1995 and has incurred net losses from operations in each fiscal period since its inception. As of March 31, 1999, the three companies combined had accumulated losses of $218 million. In addition, Healtheon/WebMD currently intends to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing in order to extend its services to a growing number of potential customers and partners.

     If the Healtheon-WebMD reorganization or the MEDE AMERICA reorganization occurs, the purchase price of these acquisitions will be amortized over the useful life of the tangible and intangible assets. We currently anticipate that this amortization will cause Healtheon/WebMD to incur significant net losses for the next several years. We expect that Healtheon/WebMD will incur increasing net operating losses and negative cash flows for the foreseeable future and may never be profitable.

THE BUSINESS OF PROVIDING SERVICES OVER THE INTERNET IS DIFFICULT TO EVALUATE AND THE HEALTHEON/ WEBMD BUSINESS MODEL IS UNPROVEN

     Because each of Healtheon, WebMD and MEDE AMERICA recently began operations, it is difficult to evaluate their businesses and prospects. Healtheon/WebMD's revenue and income potential is unproven and its business model is emerging. Healtheon/WebMD's pro forma historical financial information is of limited value in projecting future operating results because of no operating history as a combined organization and the emerging nature of its markets. Healtheon/WebMD will initially derive a substantial portion of its revenue from non-Internet network services, from development and consulting services and from managing and operating its customers' information technology infrastructures. Healtheon/WebMD may never achieve favorable operating results or profitability.

HEALTHEON/WEBMD'S QUARTERLY OPERATING RESULTS MAY VARY

     Fluctuations in Healtheon/WebMD's quarterly results could affect the market price of Healtheon/ WebMD's common stock in a manner unrelated to its long-term operating performance. Healtheon/ WebMD expects that quarterly revenue and operating results may fluctuate as a result of a number of factors, including:

     - changes in its strategic relationships;

     - future acquisitions and unexpected delays and costs with integrating these businesses;

     - entry into new healthcare markets;

     - new applications and services;

     - software defects, delays in development and other quality factors;

     - customer demand for Healtheon/WebMD's applications and services;

     - mix and variation of subscriber, advertising, sponsorship, consulting and transaction revenues;

     - our success in establishing and strengthening brand awareness;

     - the ability to meet project milestones or customer expectations;

     - the mix of consulting and transaction fee revenue;

     - variability in demand for Internet-based healthcare solutions;

     - changes within the healthcare industry; and

     - seasonality of demand.

     In addition, Healtheon/WebMD will be dependent on its distribution partners and content and service providers, sponsors and advertisers, as well as the above list. Healtheon/WebMD expects to increase activities and spending in substantially all operational areas. Healtheon/WebMD will base its expense levels in part upon its expectations concerning future revenue and these expense levels will be relatively fixed in the short-term. If it has lower revenue, Healtheon/WebMD may not be able to reduce its spending in the short-term in response. Any shortfall in revenue would have a direct impact on Healtheon/ WebMD's results of operations. For these and other reasons, Healtheon/WebMD may not meet the earnings estimates of securities analysts or investors and its stock price could suffer.

HEALTHEON/WEBMD PRO FORMA ACCOUNTING FOR THE REORGANIZATIONS MAY CHANGE

     Healtheon/WebMD has allocated the total estimated purchase price for WebMD and MEDE AMERICA on a preliminary basis to assets and liabilities based on Healtheon/WebMD's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material to Healtheon/WebMD's future results of operations.

HEALTHEON/WEBMD WILL INCUR SIGNIFICANT EXPENSE TO ACQUIRE SUBSCRIBERS AND PROMOTE OUR SERVICES

     Healtheon/WebMD intends to use a significant portion of the proceeds from WebMD's sale of its capital stock to fund branding and advertising, including promotional arrangements. Agreements and promotional arrangements with strategic partners often require payments in various forms, including royalties, license fees and other significant guaranteed amounts on a per subscriber or a minimum dollar amount basis over terms ranging from one to three years. Some of these payments must be made whether or not Healtheon/WebMD ever uses services under these agreements. Healtheon/WebMD must also fund certain rebates and costs that our strategic partners offer and incur in connection with the promotion of WebMD. WebMD estimates that it will make the following aggregate guaranteed payments under its current strategic agreements:

                           PERIOD                                AMOUNT
                           ------                             -------------
April - December 1999.......................................  $66.4 million
2000........................................................   72.5 million
2001........................................................   78.3 million
2002........................................................   40.4 million
2003........................................................   34.4 million

     In addition, some strategic partner agreements and promotional arrangements require payments that vary based on usage by subscribers. Healtheon/WebMD anticipates additional arrangements with current and future strategic partners that will require payments in various forms in amounts that may significantly exceed the amounts required under the current arrangements. These guaranteed payments, promotions and other arrangements may require Healtheon/WebMD to incur significant expenses with no guarantee of revenues.

     Promotional arrangements currently require, and future arrangements may require, Healtheon/ WebMD to pay amounts that can be recouped only if subscribers maintain a subscription and pay all required subscription fees for an extended period of time. For example, for the year ended December 31, 1998, WebMD accrued $5,000,000 in license fees payable to McKesson HBOC, Inc. for software that McKessonHBOC intends to offer to healthcare professionals in connection with its promotion of WebMD. WebMD is also obligated to pay McKessonHBOC an annual $750,000 maintenance fee on this software beginning on January 1, 2000. These subscriptions will be for 3 years, but will be subject to cancellation after a year. If all of these subscriptions were canceled after one year, WebMD would have paid $5,000,000 in license fees and would have only received $3,000,000 in subscription fees. In addition, Healtheon/WebMD does not know whether these subscribers will honor their contracts or pay any early termination fee, if required. Accordingly, Healtheon/WebMD does not know whether it will generate sufficient revenue from subscribers obtained through current or future promotional arrangements to offset the cost of promotions. Healtheon/WebMD also does not know whether subscribers obtained through any promotional arrangements will actually use its services. Therefore, the number of paying subscribers may not be indicative of the level of usage of our services, and the level of usage is likely to be a primary factor in determining the amount of advertising, sponsorship and transaction revenues.

HEALTHEON/WEBMD MAY BE UNABLE TO GENERATE SIGNIFICANT ADVERTISING REVENUES

     Healtheon/WebMD will derive a portion of its revenues from advertising on the WebMD Web site. Significant advertising revenues have not been earned by WebMD, and Healtheon/WebMD may not be able to generate significant advertising revenues. No standards have been widely accepted to measure the effectiveness of Web advertising. If no standards develop, existing advertisers may not continue their current level of Web advertising, and advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Web. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Healtheon/WebMD's business would be adversely affected if the market for Web advertising fails to develop or develops more slowly than expected.

     Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project future advertising revenues. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising.

THE HEALTHCARE INDUSTRY MAY NOT ACCEPT HEALTHEON/WEBMD'S SOLUTIONS

     To be successful, Healtheon/WebMD must attract a significant number of customers throughout the healthcare industry. To date, the healthcare industry has been resistant to adopting new information technology solutions. Electronic information exchange and transaction processing by the healthcare industry is still developing. Healtheon/WebMD believes that complexities in the nature of the healthcare transactions that must be processed have hindered the development and acceptance of information technology solutions by the industry. Conversion from traditional methods to electronic information exchange may not occur as rapidly as Healtheon/WebMD expects it will. Even if the conversion does occur as rapidly as expected, healthcare industry participants may use applications and services offered by others.

     Healtheon/WebMD believes that it must gain significant market share with its applications and services before its competitors introduce alternative products, applications or services with features similar to its current or proposed offerings. Healtheon/WebMD's business plan is based on its belief that the value and market appeal of its solution will grow as the number of participants and the scope of the transaction services available on its platform increase. Healtheon/WebMD may not achieve the critical mass of users it believes is necessary to become successful. In addition, Healtheon/WebMD expects to generate a significant portion of its revenue from subscription and transaction-based fees. Consequently, any significant shortfall in the number of users or transactions occurring over its platform would adversely affect Healtheon/WebMD's financial results.

HEALTHEON/WEBMD WILL RELY ON STRATEGIC RELATIONSHIPS TO GENERATE REVENUE

     To be successful, Healtheon/WebMD must establish and maintain strategic relationships with leaders in a number of healthcare industry segments. This is critical to Healtheon/WebMD's success because Healtheon/WebMD believes that these relationships will enable it to:

     - extend the reach of its applications and services to the various participants in the healthcare industry;

     - obtain specialized healthcare expertise;

     - develop and deploy new applications;

     - further enhance the Healtheon/WebMD brand; and

     - generate revenue.

     Entering into strategic relationships is complicated because some of Healtheon's, WebMD's and MEDE AMERICA's current and future strategic partners may decide to compete with Healtheon/ WebMD and some strategic relationships may put Healtheon/WebMD in competition with existing business partners or customers. In addition, Healtheon/WebMD may not be able to establish relationships with key participants in the healthcare industry if Healtheon, WebMD or MEDE AMERICA has established relationships with competitors of these key participants. Consequently, it is important that Healtheon/WebMD is perceived as independent of any particular customer or partner. Moreover, many potential partners may resist working with Healtheon/WebMD until its applications and services have been successfully introduced and have achieved market acceptance.

     As Healtheon/WebMD establishes strategic relationships, it will depend on its partners' ability to generate increased acceptance and use of its platform, applications and services. To date, Healtheon, WebMD and MEDE AMERICA have established only a limited number of strategic relationships and these relationships are in the early stages of development. These companies have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. If Healtheon/WebMD loses any of these strategic relationships, fails to obtain modifications of existing relationships or fails to establish additional relationships, or if Healtheon's strategic partners fail to actively pursue additional business relationships and partnerships, Healtheon/WebMD would not be able to execute its business plan and its business would suffer significantly.

     On February 9, 1999, SmithKline Beecham announced that it has agreed to sell SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, to Quest Diagnostics, Incorporated. SmithKline Labs has been one of Healtheon/WebMD's strategic partners since December 1997, and its relationship with them has been beneficial. Healtheon's agreements with SmithKline Labs will remain in effect as a result of the acquisition. However, Healtheon/WebMD will need to work with a new business partner, which involves new risks including different customer requirements and working relationships. In addition, Healtheon/ WebMD's ability to take advantage of its relationship with SmithKline Labs may be impaired because the attention of management of the combining companies may be diverted during and after SmithKline Labs' acquisition. Healtheon/WebMD may not experience increased use of its platform, applications and services even if it establishes and maintains these strategic relationships.

     In addition, Healtheon/WebMD will depend on its strategic distribution relationships to grow the WebMD subscriber base. Exclusive rights that WebMD has granted to market its services in the infertility, obstetrics, gynecology, cardiology, orthopaedics, cardiothoracic, integrated delivery networks and medical supply markets, and its agreement not to market through some competitors of its strategic partners, may limit Healtheon/WebMD's ability to fully penetrate these markets.

THE REORGANIZATIONS COULD HARM KEY THIRD PARTY RELATIONSHIPS

     The present and potential relationship of Healtheon, WebMD and MEDE AMERICA with sponsors, content providers, advertisers, users and subscribers may be harmed by the proposed reorganizations. Uncertainties regarding sponsorship, joint venture overlap and new service development following the mergers may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm Healtheon/WebMD's business.

HEALTHEON, WEBMD AND MEDE AMERICA MAY LOSE CONTRACTUAL RIGHTS DUE TO THE REORGANIZATIONS

     Healtheon, WebMD and MEDE AMERICA have contracts with many suppliers, customers and other business partners. Some of these contracts require Healtheon, WebMD and MEDE AMERICA to obtain the consent, waiver or approval of these other parties in connection with the proposed reorganizations. If consent, waiver or approval cannot be obtained, Healtheon/WebMD may lose the right to use intellectual property or other rights that are necessary for smooth operation. Healtheon, WebMD and MEDE AMERICA have agreed to seek to secure the necessary consents, waivers and approvals. However, Healtheon, WebMD and MEDE AMERICA may not be able to obtain all of the necessary consents, waivers and approvals. Failure to do so could harm Healtheon/WebMD's business.

     In addition, each of Healtheon, WebMD and MEDE AMERICA have granted exclusive rights to third parties with regard to certain content, sponsorship or other strategic relationships. Some of these rights conflict with rights granted by the other party. We may not successfully resolve these conflicts and failure to do so could harm Healtheon/WebMD's business.

OFFICERS AND DIRECTORS OF BOTH COMPANIES HAVE DIFFERENT INTERESTS FROM YOURS

     The directors and officers of Healtheon, WebMD and MEDE AMERICA have certain interests in the reorganizations and participate in arrangements that are different from, or are in addition to, those of Healtheon, WebMD and MEDE AMERICA stockholders generally. These include:

     - Board of Directors. Messrs. Long, Arnold,                ,
                      ,                ,                ,                ,
                      , and                will serve on the Board of
       Healtheon/WebMD. Messrs. Long,                ,                and
                      serve on Healtheon's board and Mr. Arnold,
                      ,                and                serve on WebMD's
       board.

     - Executive Officers. Mr. Long will serve as Chairman and Chief Operating Officer and Mr. Arnold will serve as Chief Executive Officer of Healtheon/WebMD. If Mr. Arnold is terminated by Healtheon/WebMD other than for cause or if he resigns after a diminution in his authority, options owned by him to acquire 923,067 shares of Healtheon/WebMD, which are currently subject to vesting conditions, will vest.

     - Microsoft. Microsoft will have the right to require Healtheon/WebMD to register for resale the Healtheon/WebMD common stock owned by Microsoft. Microsoft and Healtheon/WebMD have also agreed to expand Microsoft's strategic relationship with WebMD following the reorganizations to encompass the entire company.

     - Premiere Technologies. Premiere Technologies, Inc. and WebMD entered into an amendment to their co-marketing and integration agreement in connection with obtaining Premiere's agreement to vote for the Healtheon-WebMD reorganization agreement and the WebMD merger. The amendment requires WebMD to use its best efforts to cause Healtheon/WebMD to honor the rights and obligations under that agreement, including the exclusivity for telecommunications services. Boland T. Jones is the President and Chief Executive Officer of Premiere and a WebMD board member. William P. Payne is Vice Chairman of Premiere and Chairman of one of its subsidiaries. Mr. Payne is also the Vice Chairman of WebMD.

     - Registration Rights. Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C., two large stockholders of MEDE AMERICA, will have the right to require Healtheon/WebMD to register for resale up to 6,000,000 of the shares of Healtheon/WebMD common stock that they receive as a result of the merger. Thomas E. McInerney and Anthony J. de Nicola, directors of MEDE AMERICA, are general partners of WCAS. Timothy M. Murray, a director of MEDE AMERICA, is a principal of William Blair & Co.

     - Stock Options. Employees of MEDE AMERICA will receive options to purchase an aggregate of 700,000 shares of Healtheon/WebMD common stock, with an exercise price of $45.72 per share, following the completion of the mergers, to be allocated individually at a later date. The options will vest over four years, and are intended to serve as compensation for continued service to the combined company. Based upon the fair value of Healtheon/WebMD's common stock at the date of grant, these options may generate additional compensation costs to Healtheon/WebMD over the vesting period of the awards.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF IT DOES NOT EXPAND ITS SUITE OF APPLICATIONS

     Healtheon/WebMD's business will suffer if it does not expand the breadth of its applications quickly. Healtheon currently offers a limited number of applications on its platform and many of WebMD's service offerings are not fully developed. For example, WebMD does not currently provide a site-wide search capability on its Web site, and its electronic data interchange services do not include claims processing. Healtheon/WebMD's future success depends on quickly introducing new applications and services in several healthcare segments. Most of WebMD's subscribers were acquired through promotional arrangements which do not require the subscribers to use or pay for their WebMD subscriptions. If Healtheon/WebMD cannot improve the functionality of the suite of WebMD Internet applications, it will not be able to sustain or increase subscriber or advertising revenue. Healtheon/WebMD will not have the internal resources and specialized healthcare expertise to develop all these applications and services independently. Consequently, it must rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop these applications and services. Each of Healtheon/WebMD's applications, regardless of how it was developed, must be integrated and customized to operate with existing customer legacy computer systems and Healtheon/WebMD's platform. Developing, integrating and customizing these applications and services will be expensive and time consuming. Even if Healtheon/ WebMD is successful, these applications and services may never achieve market acceptance, which could also cause Healtheon/WebMD's business to suffer.

HEALTHEON/WEBMD MUST ACQUIRE TECHNOLOGIES AND COMPANIES TO INCREASE ITS CUSTOMER BASE

     Healtheon/WebMD expects to continue to acquire technologies and other healthcare technology companies to increase the number and variety of applications and services on its platform and to increase its customer base. In May 1998 Healtheon acquired ActaMed Corporation, and in August 1998 acquired substantially all the assets of Metis, LLC. In January 1999, WebMD acquired Sapient Health Network, Inc. and Direct Medical Knowledge, Inc. To be successful, Healtheon/WebMD will need to identify additional applications, technologies and businesses that are complementary to its own, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. Future acquisitions could divert management's attention from other business concerns and expose it to unforeseen liabilities or risks associated with entering new markets. Finally, Healtheon/WebMD may lose key employees while integrating these new companies.

     Integrating newly acquired organizations and technologies into Healtheon/WebMD could be expensive, time consuming and may strain its resources. In addition, Healtheon/WebMD may lose its current customers if any acquired companies have relationships with competitors of Healtheon/WebMD's customers. Consequently, Healtheon/WebMD may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. Healtheon/WebMD also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify its investment in, or expenses related to, these acquisitions or that any synergies will develop. The healthcare industry is consolidating and Healtheon/WebMD expects that it will face intensified competition for acquisitions, especially from larger, better-funded organizations. If Healtheon/WebMD fails to execute its acquisition strategy successfully for any reason, its business will suffer significantly.

     Healtheon/WebMD intends to pay for some of its acquisitions by issuing additional common stock and this would dilute its stockholders. Healtheon/WebMD may also use cash to buy companies or technologies, and it may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, Healtheon/WebMD may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase its operating expenses.

HEALTHEON/WEBMD WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING HEALTHEON, WEBMD AND MEDE AMERICA

     The reorganizations involve risks related to the integration and management of acquired technology, operations and personnel. The integration of Healtheon, WebMD and MEDE AMERICA will be a complex, time consuming and expensive process and may disrupt Healtheon/WebMD's business if not completed in a timely and efficient manner. Following the reorganizations, Healtheon/WebMD must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. Healtheon/WebMD may encounter substantial difficulties, costs and delays involved in integrating the operations of Healtheon, WebMD and MEDE AMERICA, including:

     - potential incompatibility of business cultures

     - perceived adverse changes in business focus

     - potential conflicts in sponsor, advertising or content relationships

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

HEALTHEON/WEBMD MUST MANAGE ITS GROWTH

     Healtheon, WebMD and MEDE AMERICA have rapidly and significantly expanded their operations and expect to continue to do so. This growth has placed a significant strain on each company's managerial, operational, financial and other resources and is expected to continue to strain the resources of Healtheon/ WebMD. We expect that this growth will continue and that Healtheon/WebMD will hire a significant number of new employees to support its business.

     Healtheon's, WebMD's and MEDE AMERICA's current information systems, procedures and controls may not continue to support Healtheon/WebMD's operations, and may hinder its ability to exploit the market for healthcare applications and services. Healtheon/WebMD is in the process of evaluating its accounting and management information systems and anticipates that it may implement new systems within the next twelve months. Healtheon/WebMD could experience interruptions to its business while it transitions to new systems. Healtheon/WebMD cannot guarantee that its systems, procedures and controls will be adequate to support expansion of our operations.

     Healtheon/WebMD future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If Healtheon/WebMD is unable to respond to and manage changing business conditions, then the quality of its services and its results of operations could be materially adversely affected.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF COMMERCIAL USERS AND SUBSCRIBERS DO NOT ACCEPT INTERNET SOLUTIONS

     Healtheon/WebMD's business model depends on the adoption of Internet solutions by commercial users and the subscribers. Healtheon/WebMD's business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

     - security and confidentiality concerns;

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     - implementation of competing technologies;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

     - governmental regulation.

     Healtheon/WebMD expects Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth. Growth in the demand for Healtheon/WebMD's applications and services depends on the adoption of Internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems that may be unable to benefit from Healtheon/WebMD's Internet-based platform. To maximize the benefits of Healtheon/WebMD's platform, healthcare participants must be willing to allow sensitive information to be stored in Healtheon/WebMD's databases. Healtheon/WebMD can process transactions for healthcare participants that maintain information on their own proprietary databases. However, the benefits of Healtheon/WebMD's connectivity and sophisticated information management solution are limited under these circumstances. Customers using legacy and client-server systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for older systems.

PERFORMANCE OR SECURITY PROBLEMS WITH HEALTHEON/WEBMD'S SYSTEMS COULD DAMAGE ITS BUSINESS

     Healtheon/WebMD's customer satisfaction and its business could be harmed if Healtheon/WebMD or its customers experience system delays, failures or loss of data. Healtheon, WebMD and MEDE AMERICA currently process substantially all their customer transactions and data at their respective facilities. Although Healtheon and WebMD have safeguards for emergencies, they do not have backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of Healtheon/WebMD's facilities could interrupt data processing or result in the loss of stored data. In addition, Healtheon/WebMD will depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages.

     A material security breach could damage Healtheon/WebMD's reputation or result in liability. Healtheon/WebMD will retain confidential customer and patient information in its processing centers. Healtheon/WebMD may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure.

Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

TECHNOLOGY MAY CHANGE FASTER THAN HEALTHEON/WEBMD CAN UPDATE ITS APPLICATIONS AND SERVICES

     Healthcare information exchange and transaction processing is a relatively new and evolving market. The pace of change in Healtheon/WebMD's markets is rapid and there are frequent new product introductions and evolving industry standards. Healtheon/WebMD may be unsuccessful in responding to technological developments and changing customer needs. In addition, Healtheon/WebMD's applications and services offerings may become obsolete due to the adoption of new technologies or standards.

HEALTHEON/WEBMD'S PLATFORM INFRASTRUCTURE AND SCALABILITY ARE NOT PROVEN

     So far, Healtheon and WebMD have processed a limited number and variety of transactions over their platforms. Similarly, a limited number of healthcare participants use these platforms. Healtheon/ WebMD's systems may not accommodate increased use while maintaining acceptable overall performance. MEDE AMERICA, by contrast, currently processes approximately 950,000 transactions per business day. Healtheon/WebMD must continue to expand and adapt its network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation will be expensive and will divert Healtheon/WebMD's attention from other activities.

     Healtheon/WebMD's service agreements will contain performance standards. If Healtheon/WebMD fails to meet these standards, its customers could terminate their agreements with Healtheon/WebMD. The loss of any of Healtheon/WebMD's service agreements would directly and significantly impact its business. Healtheon/WebMD may be unable to expand or adapt its network infrastructure to meet additional demand or its customers' changing needs on a timely basis and at a commercially reasonable cost, or at all.

     Healtheon/WebMD will depend on service and content providers to provide information and data feeds on a timely basis. Healtheon/WebMD's Web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, Healtheon/WebMD's subscribers and consumers will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. All of them have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing subscribers, consumers, strategic partners, advertisers or sponsors and, if sustained or repeated, could reduce the attractiveness of Healtheon/ WebMD's services.

HEALTHEON/WEBMD'S REVENUES WILL BE CONCENTRATED IN A FEW CUSTOMERS

     Healtheon/WebMD expects that it will generate a significant portion of its revenue from a small number of customers for the next few years. If Healtheon/WebMD does not generate as much revenue from these customers as it expects, or if it loses any of these customers, Healtheon/WebMD's revenue will be significantly reduced which would harm its business. Currently, Healtheon receives a substantial majority of its revenue from four customers. United Health Group, SmithKline Labs, Brown & Toland and Beech Street together accounted for approximately 86% of Healtheon's total revenue for the three months ended March 31, 1999. On a pro forma basis after giving effect to the reorganizations with WebMD and MEDE AMERICA, these four customers would account for 43% of Healtheon/WebMD's total pro forma revenue for the three months ended March 31, 1999. Customers who also own shares of Healtheon stock, including UnitedHealth Group and SmithKline Labs, accounted for 43% of Healtheon's total revenue in 1998 and 55% of Healtheon's total revenue in 1997. Upon the completion of the reorganizations, UnitedHealth Group will own approximately 6.3% of Healtheon/WebMD's stock and SmithKline Labs will own approximately 4.4% of Healtheon/WebMD's stock.

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

HEALTHEON/WEBMD WILL FACE SIGNIFICANT COMPETITION

     The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of Healtheon/WebMD's competitors have greater financial, technical, product development, marketing and other resources than Healtheon/WebMD will have. These organizations may be better known and have more customers than Healtheon/WebMD will have. Healtheon/WebMD may be unable to compete successfully against these organizations.

     Many of Healtheon/WebMD's competitors have announced or introduced Internet strategies that will compete with Healtheon/WebMD's applications and services. Healtheon/WebMD has many competitors, including:

     - healthcare information software vendors, including McKesson HBOC and Shared Medical Systems Corporation;

     - healthcare electronic data interchange companies, including ENVOY Corporation and National Data Corporation;

     - large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation; and

     - small regional organizations.

     Healtheon/WebMD expects that major software information systems companies and others specializing in the healthcare industry will offer competitive applications or services. Some of Healtheon/ WebMD's large customers may also compete with Healtheon/WebMD.

     Healtheon/WebMD will also compete for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:

     - online services or Web sites targeted to the healthcare industry and healthcare consumers generally, including medscape.com, pol.net, ivillage.com, medcareonline.com, mediconsult.com, betterhealth.com, drkoop.com, onhealth.com, healthcentral.com and thriveonline.com;

     - publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish Web sites;

     - general purpose consumer online services and portals which provide access to healthcare-related content and services;

     - public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships;

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

     - Web search and retrieval services and other high-traffic Web sites.

CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT HEALTHEON/WEBMD'S BUSINESS

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause Healtheon/ WebMD to make unplanned modifications of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of Healtheon/WebMD's applications and services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in

Healtheon/WebMD's applications and services. Healtheon/WebMD does not know what effect any proposals would have on its business.

     Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for Healtheon/WebMD's applications and services. If Healtheon/WebMD is forced to reduce its prices, its operating margins would decrease. As the healthcare industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT HEALTHEON/WEBMD'S BUSINESS

     Healtheon/WebMD's business will be subject to government regulation. Existing as well as new laws and regulations could adversely affect its business. Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as:

     - user privacy;

     - pricing;

     - content;

     - copyrights;

     - distribution; and

     - characteristics and quality of products and services.

     Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for Healtheon/WebMD's applications and services may be affected by additional regulation of the Internet. For example, until recently Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

     Healtheon/WebMD will be subject to extensive regulation relating to the confidentiality and release of patient records and other health care industry issues. For example, legislation currently prevents MEDE AMERICA from providing Medicare claims processing services and eligibility verification from the same database. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, Healtheon/WebMD may be restricted or prevented from delivering patient records electronically.

     Legislation currently being considered at the federal level could affect Healtheon/WebMD's business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Healtheon/ WebMD will design its platform and applications to comply with these proposed regulations; however, until these regulations become final, they could change, which could cause Healtheon/WebMD to use additional resources to revise its platform and applications and lead to delays. In addition, Healtheon/ WebMD's success depends on other healthcare participants complying with these regulations.

     Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration, or the FDA. None of Healtheon, WebMD or MEDE AMERICA believes that its current applications or services are subject to FDA regulation. Healtheon/ WebMD may expand its application and service offerings into areas that subject it to FDA regulation. Healtheon/WebMD has no experience in complying with FDA regulations. Healtheon/WebMD believes that complying with FDA regulations would be time consuming, burdensome and expensive and could delay its introduction of new applications or services.

HEALTHEON/WEBMD MAY FACE PRODUCT-RELATED LIABILITIES

     Although Healtheon/WebMD and its customers will test its applications, they may contain defects or result in system failures. In addition, Healtheon/WebMD's platform and Web sites may experience problems in security, availability, scalability or other critical features. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to Healtheon/WebMD's reputation or increased insurance costs.

     Many of Healtheon/WebMD's strategic relationships and services agreements involve providing critical information technology services to Healtheon/WebMD's clients' businesses. If Healtheon/WebMD fails to meet its clients' expectations, its reputation could suffer and it could be liable for damages. In addition, patient care could suffer and Healtheon/WebMD could be liable if its systems fail to deliver correct information in a timely manner. Healtheon/WebMD's insurance may not protect it from this risk. Finally, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information our reputation could be damaged and we could be subject to liability.

     Many of Healtheon/WebMD's contracts will limit its liability arising from its errors; however, these provisions may not be enforceable and may not protect it from liability. While Healtheon/WebMD has general liability insurance that it believes is adequate, including coverage for errors and omissions, Healtheon/WebMD may not be able to maintain this insurance on reasonable terms in the future. In addition, Healtheon/WebMD's insurance may not be sufficient to cover large claims and Healtheon/ WebMD's insurer could deny coverage on claims. If Healtheon/WebMD is liable for an uninsured or underinsured claim or if Healtheon/WebMD's premiums increase significantly, its financial condition could be materially harmed.

     In addition, Healtheon/WebMD could be subject to third party claims based on the nature and content of information supplied on its Web sites by Healtheon/WebMD or third parties, including content providers, medical advisors or users. Healtheon/WebMD could also be subject to liability for content that may be accessible through its Web sites or third party Web sites linked from its Web sites or through content and information that may be posted by users in chat rooms or bulletin boards. Even if these claims do not result in liability to Healtheon/WebMD, investigating and defending against these claims could be expensive and time-consuming and could divert management's attention away from operating the business.

HEALTHEON/WEBMD'S INTELLECTUAL PROPERTY MAY BE SUBJECTED TO INFRINGEMENT CLAIMS OR MAY BE INFRINGED UPON

     Healtheon/WebMD's intellectual property will be important to its business. Healtheon/WebMD could be subject to intellectual property infringement claims as the number of its competitors grows and the functionality of its applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from operating the company. If Healtheon/WebMD becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. Healtheon/WebMD may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, Healtheon/WebMD may not be able to protect against misappropriation of its intellectual property. Third parties may infringe upon Healtheon/WebMD's intellectual property rights, Healtheon/ WebMD may not detect this unauthorized use and it may be unable to enforce its rights.

LENGTHY SALES AND IMPLEMENTATION CYCLES FOR HEALTHEON/WEBMD'S SOLUTIONS COULD ADVERSELY AFFECT ITS REVENUE GROWTH

     A key element of Healtheon/WebMD's strategy is to market its solutions directly to large healthcare organizations. Healtheon/WebMD will be unable to control many of the factors that will influence its customers' buying decisions. Healtheon/WebMD expects that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by its customers. The sale and implementation of its solutions are subject to delays due to its customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

     Healtheon/WebMD will need to expend substantial resources to integrate its applications with the existing legacy and client-server architectures of large healthcare organizations. Healtheon/WebMD has limited experience in integrating its applications with large, complex architectures, and it may experience delays in the integration process. These delays would, in turn, delay its ability to generate revenue from these applications and could adversely affect its results of operations.

HEALTHEON/WEBMD'S BUSINESS WILL BE ADVERSELY AFFECTED IF IT CANNOT ATTRACT AND RETAIN KEY PERSONNEL

     Healtheon/WebMD's success will depend significantly on its senior management team and other key employees. Healtheon/WebMD needs to attract, integrate, motivate and retain additional highly skilled technical people. In particular, Healtheon/WebMD needs to attract experienced professionals capable of developing, selling and installing complex healthcare information systems. Healtheon/WebMD faces intense competition for these people. If the Healtheon/WebMD reorganization occurs, Healtheon/ WebMD's executive management team, including Jeffrey T. Arnold, the designated Chief Executive Officer of Healtheon/WebMD, and W. Michael Long, its designated Chairman and Chief Operating Officer, will be critical to Healtheon/WebMD's success.

IF HEALTHEON/WEBMD IS UNABLE TO MAINTAIN ITS RELATIONSHIPS WITH CONTENT PROVIDERS, ITS BUSINESS COULD BE ADVERSELY AFFECTED

     WebMD relies on independent content providers for the majority of the clinical, educational and other general healthcare information that it provides through its web site. WebMD has entered into strategic relationships with several companies to obtain content for WebMD, and Healtheon/WebMD intends to enter into additional relationships in the future. Healtheon/WebMD's success depends significantly on its ability to maintain WebMD's existing relationships with these content providers and to build new relationships with other content providers. WebMD's agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the selection of healthcare-related news and information which can be offered to subscribers and consumers. Healtheon/WebMD's competitors could offer content that is similar or the same as that provided on the WebMD web site. If this information is readily available elsewhere, including on other web sites at a reduced cost or free of charge, Healtheon/WebMD may lose subscribers. In addition, WebMD depends on content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction, could inhibit Healtheon/WebMD's ability to add subscribers and consumers and could dilute the WebMD brand name.

SOME OF WEBMD'S SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK MAY REMAIN OUTSTANDING FOLLOWING THE WEBMD MERGER

     If the holders of the WebMD Series A preferred stock and Series B preferred stock do not convert their shares into WebMD common stock prior to the WebMD merger, these shares of preferred stock will remain outstanding as shares of WebMD. If this were to occur, WebMD would have minority stockholders who could hold up to approximately 12.6% of the capital stock of WebMD. The rights of these minority stockholders may delay or limit action that Healtheon/WebMD might otherwise want to take with respect to WebMD. In addition, complying with these rights might be costly to Healtheon/WebMD and divert the time and efforts of its managers.

     Healtheon, WebMD and McKessonHBOC have been discussing the modification of the existing strategic relationship between WebMD and McKessonHBOC as well as McKessonHBOC's rights to purchase additional equity in WebMD and whether McKessonHBOC will convert its Series A and Series B preferred stock into common stock of WebMD and thus receive Healtheon-WebMD common stock in the reorganization.

YOU SHOULD NOT RELY ON REPORTS IN THE PRESS REGARDING OUR BUSINESS BECAUSE THEY MAY BE INACCURATE

     Healtheon, WebMD and MEDE AMERICA have received, and may continue to receive, a high degree of media coverage. Some of this media coverage has included, and future media coverage may include, inaccurate or incomplete information and forward-looking statements that involve numerous risks and uncertainties.

YOU MAY NOT KNOW THE NUMBER OF SHARES OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED TO MEDE AMERICA STOCKHOLDERS UNTIL AS LATE AS TWO DAYS PRIOR TO THE MEDE AMERICA STOCKHOLDERS' MEETING

     Upon the completion of the MEDE AMERICA reorganization, stockholders of MEDE AMERICA will be entitled to receive 0.6593 of a share of Healtheon/WebMD common stock per MEDE AMERICA share, subject to adjustment based on changes in the market price of Healtheon's common stock prior to the stockholders' meeting. If the lower of the ten day average closing price of Healtheon's common stock price for the period ending July 30, 1999 and the period ending two days before the stockholders' meeting is greater than $63.70 or less than $38.68, then the actual number of shares MEDE AMERICA stockholders will receive in the MEDE AMERICA reorganization may be adjusted based on a formula involving the average closing price. This formula for determining the potential adjustment to the exchange ratio is described in detail under the heading "Structure of the reorganization and conversion of MEDE AMERICA common stock." Once an exchange ratio is determined there will be no adjustment to this exchange ratio if the market price of either MEDE AMERICA common stock or Healtheon common stock fluctuates prior to completion of the reorganization. The share prices of both MEDE AMERICA common stock and Healtheon common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either MEDE AMERICA common stock or Healtheon common stock at any time before the completion of the reorganization or the market price for Healtheon common stock after the completion of the reorganization. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF HEALTHEON COMMON STOCK AND MEDE AMERICA COMMON STOCK.

FUTURE SALES OF HEALTHEON/WEBMD SHARES COULD AFFECT THE STOCK PRICE

     The market price of the Healtheon/WebMD common stock could fall dramatically if stockholders sell large amounts of stock in the public market following the reorganizations. These sales, or the possibility that these sales may occur, could make Healtheon/WebMD stockholders unable to realize the value of the merger consideration received (as measured prior to completion of the mergers) and may make it more difficult for Healtheon/WebMD to sell equity or equity-related securities in the future. Before the reorganizations, a significant portion of the common stock of Healtheon and MEDE AMERICA was subject to restrictions on transfer under federal securities law and "lock-up" agreements with the underwriters of their IPOs, and there was no public market
for the capital stock of WebMD. Until           ,           , affiliates of
Healtheon, WebMD and MEDE AMERICA will not be able to transfer the Healtheon/WebMD common stock due to restrictions under federal securities laws.
Thereafter, an aggregate of [          ] shares of Healtheon/WebMD common stock
will be eligible for resale in the public market. [          ] of these shares
will be subject to limitations on the volume of sales under federal securities laws. Some Healtheon/WebMD stockholders will also have the right to demand registration of their shares for resale.

ADDITIONAL RISKS IF THE HEALTHEON-WEBMD REORGANIZATION DOES NOT CLOSE

     MEDE AMERICA stockholders should consider these additional risks if the Healtheon-WebMD reorganization does not occur.

BENEFITS OF HEALTHEON-WEBMD REORGANIZATION NOT AVAILABLE TO MEDE AMERICA STOCKHOLDERS

     None of the benefits identified by Healtheon and WebMD as reasons for the merger will be realized by MEDE AMERICA stockholders if the Healtheon-WebMD reorganization is not completed. Nevertheless, the MEDE AMERICA reorganization is not conditioned on the Healtheon-WebMD reorganization.

POTENTIAL IMPACT ON HEALTHEON STOCK PRICE

     The Healtheon stock price has increased from $47.00 on May 13, 1999, the date prior to press reports indicating Healtheon and WebMD were in merger discussions to $[ ] as of [ ], 1999. If the Healtheon-WebMD reorganization does not occur, the Healtheon stock price may decline. Nevertheless, neither the MEDE AMERICA reorganization nor the determination of the exchange ratio is dependent on the closing of the Healtheon-WebMD reorganization.

ADDITIONAL RISKS IF MEDE AMERICA REORGANIZATION DOES NOT CLOSE

     WebMD stockholders should consider the following additional risk if the MEDE AMERICA reorganization does not occur.

BENEFITS OF MEDE AMERICA MERGER NOT AVAILABLE TO WEBMD STOCKHOLDERS

     None of the benefits identified by Healtheon and MEDE AMERICA as reasons for the merger will be realized by WebMD stockholders if the MEDE AMERICA reorganization is not completed. Nevertheless, the Healtheon-WebMD reorganization is not conditioned on the MEDE AMERICA reorganization.

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

                             THE HEALTHEON MEETING

DATE, TIME AND PLACE OF HEALTHEON'S SPECIAL MEETING

                                           , 1999
                             9:00 a.m. Pacific Time
                            4600 Patrick Henry Drive
                         Santa Clara, California 95054

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Healtheon Stockholders' meeting is to vote on the following proposals:

          1. To approve the reorganization of Healtheon that will cause Healtheon to become a subsidiary of a new parent company, called Healtheon/WebMD Corporation. In the transaction, Healtheon/ WebMD will issue one share of Healtheon/WebMD common stock in exchange for each outstanding share of Healtheon common stock.

          2. To approve the issuance of shares of Healtheon/WebMD common stock in the merger of a wholly owned subsidiary of Healtheon/WebMD with and into WebMD, Inc. as contemplated by the Agreement and Plan of Reorganization dated as of May 20, 1999, as amended, among Healtheon/ WebMD, Healtheon, WebMD, Water Acquisition Corp. and Hydrogen Acquisition Corp. Healtheon/ WebMD will issue 1.815 shares of Healtheon/WebMD common stock for each share of outstanding WebMD common stock. Following the Healtheon-WebMD reorganization and assuming the completion of the proposed acquisition of MEDE AMERICA, Healtheon stockholders will own approximately 49.5% and WebMD stockholders will own approximately 44.4% of the combined Healtheon/WebMD.

          3. To amend Healtheon's 1996 Stock Plan, if the Healtheon-WebMD reorganization is completed, to increase the number of shares of common stock reserved for issuance under the plan from 19,107,321 shares to 29,107,321 shares.

          4. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Healtheon common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of
the close of business on the record date, there were           shares of
Healtheon common stock outstanding and entitled to vote, held of record by
approximately           stockholders, although Healtheon has been informed that
there are in excess of           beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of Healtheon's common stock are entitled to one vote for each share held as of the record date. Approval of each of the proposals to be voted upon by Healtheon stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Healtheon as of the record date.

     On the record date, directors, executive officers and affiliates of
Healtheon as a group beneficially owned [          ] shares of Healtheon common
stock. Officers, directors and major stockholders of Healtheon have entered into voting agreements with WebMD that obligate them to vote in favor of approval of the Healtheon merger. As a result, if such persons vote as required by the voting agreements, the Healtheon proposals relating to the Healtheon-WebMD reorganization will be approved.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the proposals. In the event that a broker, bank, custodian, nominee or other record holder of Healtheon common stock indicates on a proxy that it does not have discretionary authority to vote shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

EXPENSES OF PROXY SOLICITATION

     Healtheon will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Healtheon and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Healtheon will request brokers, custodians, nominees and other record holders of Healtheon common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Healtheon common stock and to request authority for the exercise of proxies. In such cases, Healtheon upon the request of the record holders, will reimburse such holders for their reasonable expenses.

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Healtheon board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Healtheon. All properly signed proxies that Healtheon receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the Healtheon merger. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of Healtheon, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Healtheon's board of directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

NO APPRAISAL RIGHTS

     Holders of Healtheon common stock are not entitled to dissenters' rights or appraisal rights with respect to the Healtheon merger or the other proposals to be considered at the meeting.

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

                               THE WEBMD MEETING

DATE, TIME AND PLACE OF WEBMD'S SPECIAL MEETING

                              [            ], 1999
                            10:00 a.m., Eastern time
                             400 The Lenox Building
                             3399 Peachtree Road NE
                             Atlanta, Georgia 30326

PURPOSE OF THE SPECIAL MEETING

     The purposes of the WebMD stockholders' meeting are to vote on the following WebMD proposals:

          Proposal 1 -- to approve and adopt the Healtheon-WebMD reorganization agreement and approve the WebMD merger, and

          Proposal 2 -- to approve the modification of accelerated vesting provisions in WebMD options to acquire an aggregate of 1,131,394 shares of WebMD common stock held by five WebMD employees as a result of the consummation of the WebMD merger, which payments may otherwise be deemed to constitute "parachute payments" pursuant to Internal Revenue Code section 280G.

MAILING DATE AND RECORD DATE

     This proxy statement/prospectus is being mailed initially on or about [ ], 1999 to all stockholders of record of WebMD as of [ ], 1999. The record date for
the WebMD stockholders' meeting is the close of business on           , 1999.
WebMD will also mail this proxy statement/prospectus to any person who is a record holder on the record date but who was not a record holder on the initial mailing date. Only holders of record on the record date of WebMD common stock and Series A preferred stock are entitled to vote at the WebMD stockholders' meeting.

VOTES REQUIRED; VOTING AGREEMENTS; CONVERSION AGREEMENTS

     Pursuant to Georgia law and the WebMD articles of incorporation, in order for WebMD Proposal 1 to be approved it must receive a majority of the votes entitled to be cast by the holders of WebMD's:

     - common stock and Series A preferred stock;

     - Series B common stock; and

     - Series C and E common stock;

each voting as a separate voting group. As of the date this proxy
statement/prospectus was mailed, there were outstanding           shares of
common stock held by           stockholders of record,           shares of
Series A preferred stock held by           stockholders of record,
shares of Series B common stock held by one stockholder of record, and
          shares of Series C and E common stock held by           stockholders
of record. The common stock is entitled to one vote per share and the Series A
preferred stock is entitled to [     ] votes per share. The voting rights of any
holder of Series A preferred stock shall not become effective until WebMD and the holder have made any required filings under the HSR Act with respect to the acquisition of voting securities of WebMD and the applicable waiting period has expired.

     The presence, in person or by proxy, of a majority of the votes entitled to be cast by each of the three voting groups is required to constitute a quorum for action on the WebMD proposals. Abstentions will be counted for purposes of determining a quorum. A majority of all votes entitled to be cast by all shares entitled to vote in each of the three voting groups must be cast in favor of WebMD proposal 1 in order for it to be approved. In order for WebMD proposal 2 to be approved, it must receive the vote of 75% of the total number of votes entitled to be cast by the holders of all of WebMD's common stock and Series A preferred stock. For purposes of determining the 75% vote, shares held by the individuals whose option

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

acceleration provisions are the subject of proposal 2 are not counted as outstanding. An abstention or failure to vote are the same as a vote against the proposals.

     Directors, executive officers and other affiliates of WebMD have executed voting agreements in which they have agreed to vote their shares of common stock and have granted irrevocable proxies to the board of directors of Healtheon to vote their shares of common stock for the WebMD proposals. Under the reorganization agreement, the Healtheon board is required to vote those shares for the WebMD proposals. As a result of the voting agreements and proxies granted under the voting agreements, the required stockholder votes for proposal 1 are assured.

     Certain holders of WebMD's preferred stock have entered into conversion
agreements providing that after           , 1999 and prior to           , 1999
either (a) they will enter into voting agreements and grant proxies to the board of directors of Healtheon to vote their preferred stock so as to cause it to be converted into Series D common stock prior to the effective time of the WebMD merger or (b) their preferred shares will be automatically converted into WebMD Series D common stock on the day prior to the record date. By virtue of the conversion agreements, all of the shares of Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock will be converted into Series D common stock either the day prior to the record date or immediately prior to the effective time of the WebMD merger.

     Unless the holders of a majority of the shares of the Series A preferred stock elect to cause the entire Series to be converted into common stock or unless any particular holder elects to convert his own shares of Series A preferred stock into common stock prior to the effective time of the WebMD merger, the shares of Series A preferred stock will remain outstanding shares of WebMD after the WebMD merger. Unless the holders of a majority of the shares of the Series B preferred stock elect to cause the entire Series to be converted into common stock prior to the effective time of the WebMD merger, the shares of Series B preferred stock will remain outstanding shares of WebMD after the WebMD merger.

     Only the holders of WebMD common stock and Series A preferred stock will be entitled to appraisal rights under Georgia law. Holders of other series of preferred stock must convert their preferred stock prior to the record date for the WebMD stockholders' meeting if they want to exercise dissenters' appraisal rights. For more information regarding the rights of dissenting WebMD stockholders, see the section called "Rights of dissenting WebMD stockholders" on page 75.

PROXIES

     All shares of WebMD common stock and preferred stock that are entitled to vote and are represented at the WebMD stockholders' meeting by properly executed proxies received prior to or at the WebMD stockholders' meeting and not duly and timely revoked will be voted at the WebMD stockholders' meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for both WebMD proposals.

     Execution of a proxy does not affect a stockholder's right to attend the meeting and, other than in the case of irrevocable proxies executed in connection with the voting agreements, does not prevent the stockholder from voting in person at the meeting. Any proxy, other than those executed in connection with the execution of a voting agreement, may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the secretary of WebMD, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to WebMD at 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta GA 30326, attention: Corporate Secretary, or hand-delivered to the corporate secretary of WebMD, in each case at or before the taking of the vote at the WebMD stockholders' meeting.

RECOMMENDATION OF WEBMD BOARD OF DIRECTORS

     The WebMD board of directors has unanimously approved the Healtheon-WebMD reorganization agreement and the transactions contemplated thereby and has determined that the WebMD merger is fair

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

to, and in the best interest of, WebMD and its stockholders. THE WEBMD BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT AND APPROVAL OF THE WEBMD MERGER.

     The WebMD board of directors has unanimously approved the modification of accelerated vesting provisions in WebMD options held by five employees to purchase an aggregate of 1,131,394 shares of WebMD common stock as described in more detail in the section entitled "The Healtheon-WebMD reorganization agreement -- vesting of certain employee options" and has determined that such acceleration is in the best interest of WebMD and its stockholders. THE WEBMD BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE MODIFICATION OF ACCELERATED VESTING PROVISIONS IN CERTAIN WEBMD STOCK OPTIONS HELD BY THESE WEBMD EMPLOYEES.

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

                            THE MEDE AMERICA MEETING

DATE, TIME AND PLACE OF MEDE AMERICA'S SPECIAL MEETING

                                           , 1999
                            8:00 a.m., Eastern Time
                          90 Merrick Avenue, Suite 501
                             East Meadow, New York

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so you can consider and vote upon a proposal to approve and adopt a reorganization agreement with Healtheon Corporation and approve a merger that will cause MEDE AMERICA to become a wholly owned subsidiary of a new parent company, called Healtheon/WebMD. The MEDE AMERICA reorganization agreement is attached to this proxy statement/prospectus as Annex B. See the sections entitled "The MEDE AMERICA reorganization" on page 86 and "The MEDE AMERICA reorganization agreement" on page 101.

     In the reorganization, you will receive 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock you own, subject to adjustment if the lower ten-day average closing price of Healtheon common stock for the periods ending July 30, 1999 and ending two days prior to the MEDE AMERICA stockholders' meeting is greater than $63.70 or less than $38.68. This adjustment to the exchange ratio is more fully described in the section entitled "Structure of the merger and conversion of MEDE AMERICA common stock" on page
of this proxy statement/prospectus. On             , 1999, Healtheon common
stock closed at $     per share.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of MEDE AMERICA common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were shares of MEDE AMERICA common stock outstanding and entitled to
vote, held of record by approximately                stockholders, although MEDE
AMERICA has been informed that there are in excess of                beneficial
owners. Each stockholder is entitled to one vote for each share of MEDE AMERICA common stock held as of the record date.

VOTE AND QUORUM REQUIRED

     The affirmative vote of a majority of the outstanding shares of MEDE AMERICA common stock is required to approve and adopt the reorganization agreement and to approve the merger. The required quorum for the transaction of business at the meeting is a majority of the shares of MEDE AMERICA common stock outstanding on the record date.

     On the record date, directors, executive officers and affiliates of MEDE AMERICA as a group beneficially owned 7,498,780 shares of MEDE AMERICA common stock, or approximately 53.6% of the outstanding shares on that date. Stockholders beneficially owning 6,295,759 shares of MEDE AMERICA common stock, or approximately 47.4% of the outstanding shares on the record date have executed voting agreements with Healtheon, under which they have agreed to vote their shares in favor of the merger. See "MEDE AMERICA voting agreement" on page 108.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger. Broker non-votes will have the same effect as votes against the merger.

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

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the MEDE AMERICA board of directors for use at the meeting. MEDE AMERICA stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to MEDE AMERICA. All properly signed proxies received by MEDE AMERICA prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. MEDE AMERICA stockholders may revoke their proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of MEDE AMERICA, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if a MEDE AMERICA stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

     Holders of MEDE AMERICA common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF MEDE AMERICA COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING MEDE AMERICA COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF MEDE AMERICA COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

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

                       THE HEALTHEON-WEBMD REORGANIZATION

     This section of the proxy statement/prospectus describes the proposed Healtheon-WebMD reorganization. While we believe that the description covers the material terms of the reorganization and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the reorganization.

BACKGROUND OF THE HEALTHEON-WEBMD REORGANIZATION AND RELATED AGREEMENTS

     On April 8, 1999 Mr. Long called Mr. Arnold. That evening, Mr. Long and Mr. Arnold met for dinner in Atlanta, Georgia to discuss the strategic objectives of Healtheon and WebMD and to discuss a partnership between the two companies.

     At the invitation of Mr. Long, James H. Clark, Healtheon's Chairman, Mr. Long, Mr. Arnold and a representative from BancBoston Robertson Stephens met for dinner in Atlanta, Georgia on the evening of April 11, 1999 and discussed the businesses of Healtheon and WebMD and the potential of a business combination between the two companies. At that time, WebMD was concluding negotiations with Microsoft for a $100 million purchase by Microsoft of WebMD's Series E convertible preferred stock at an effective price of $54.17 per common share as well as the terms of a strategic relationship between Microsoft and WebMD. Moreover, on April 10, 1999, Microsoft had commenced a tender offer for approximately 27.8% of the equity interests in WebMD for $54.17 per common share. A condition to Microsoft's obligation to purchase shares in the tender offer was that WebMD not authorize, propose or announce any significant business combination. In addition, the terms of the Series E preferred stock that Microsoft had agreed to purchase from WebMD gave Microsoft the right to approve business combinations involving WebMD. Accordingly, WebMD informed Healtheon of this restriction and informed Microsoft of the discussions held on April 11, 1999.

     On April 12, 1999, Mr. Long and other members of Healtheon's management team met with officials from Microsoft to discuss the business of Healtheon and a possible business combination of Healtheon and WebMD. On April 14, 1999, officials of Microsoft and senior executives of WebMD held a conference call during which Microsoft encouraged WebMD to explore a possible business combination with Healtheon.

     On April 19, 1999, Morgan Stanley was formally engaged by Healtheon to provide it financial advisory services in connection with the Healtheon-WebMD reorganization.

     On April 26, 1999 Mr. Long and Mr. Clark met with representatives from Morgan Stanley in Los Angeles, California to outline the potential terms of a merger between Healtheon and WebMD. Later that day, Mr. Long, Mr. Clark and L. John Doerr, a director of Healtheon, met with Mr. Arnold for dinner to discuss a potential combination between the two companies.

     On April 27, 1999, Mr. Clark delivered a letter to Mr. Arnold outlining terms of a potential business combination for purposes of continuing and focusing the earlier discussions. At the invitation of Mr. Arnold, on May 3, 1999, Mr. Clark, Mr. Long and a representative from Morgan Stanley met for dinner in Atlanta, Georgia with Mr. Arnold, other senior executives of WebMD and WebMD outside directors U. Bertram Ellis, Jr., S. Taylor Glover and Jouko J. Rissanen for the purpose of discussing the potential benefits of a business combination.

     On May 4, 1999 in the offices of WebMD, Mr. Long, Mr. Clark and a representative from Morgan Stanley met with Mr. Arnold, other representatives of WebMD's senior management team and BancBoston Robertson Stephens to discuss the terms of a possible business combination between Healtheon and WebMD. In addition, on May 4 Mr. Long, Mr. Clark, other members of Healtheon's senior management team and representatives from Morgan Stanley conducted business due diligence on WebMD.

     On May 6, 1999, Healtheon and WebMD signed a Mutual Non-disclosure Agreement. On May 6 and 7, 1999, senior executives of both companies and their respective legal and financial advisors met in

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

Palo Alto, California to continue due diligence and the process of negotiating the terms of the transaction. These discussions continued through the following week in Palo Alto, California.

     During these discussions it was agreed with representatives of Microsoft that Microsoft would increase the amount of its investment in WebMD from $100 million to $250 million, at an effective price per WebMD common share of $54.17, with the additional $150 million conditioned upon the closing of WebMD's merger with Healtheon.

     On May 13, 1999, Healtheon's board of directors held a special meeting to discuss the proposed business combination with WebMD. At this meeting, Healtheon's senior management and financial and legal advisors presented to the board the terms of the proposed combination with WebMD and the status of business, financial and legal due diligence of the transaction.

     On May 14, 1999, it was reported in the press that Healtheon and WebMD were having discussions concerning a possible business combination. Over the weekend of May 15 - 16, 1999, and into the following week the senior executives, attorneys and financial advisors for Healtheon and WebMD continued to work to finalize the Healtheon-WebMD reorganization agreement and other documents evidencing the various arrangements, including the Microsoft investment and revisions to its strategic relationship as well as the investments by and contracts with the other purchasers of WebMD's Series E preferred stock.

     On May 16, 1999, Healtheon's board of directors held a special meeting to discuss the progress of negotiations of the proposed business combination transaction, ultimately adjourning the meeting until a later time.

     On May 17, 1999, Healtheon's board of directors reconvened the special meeting of the board at which the board reviewed with its senior management and financial and legal advisors the results of the negotiations with WebMD. At this meeting, representatives of Morgan Stanley presented its financial analysis of the proposed transaction and expressed their opinion that the exchange ratio provided for by the reorganization agreement was fair from a financial point of view to Healtheon. Healtheon's board reviewed a draft of the reorganization agreement and posed questions to representatives of Wilson Sonsini Goodrich & Rosati, Healtheon's legal counsel, regarding the document and the terms of the transaction. Following discussions, Healtheon's board approved the reorganization, the reorganization agreement, related agreements, and the issuance of shares to WebMD stockholders in the transaction. Healtheon's board determined to recommend to the Healtheon stockholders its approval of the reorganization and the issuance of shares to WebMD stockholders.

     On May 19, 1999, Healtheon's board convened a special meeting to discuss the results of subsequent negotiations of the reorganization. After posing questions to representatives of Wilson Sonsini Goodrich & Rosati and following discussions, the board approved the transaction.

     A meeting of the WebMD board was convened in New York City on May 16, 1999, during which WebMD's senior management, financial advisors and legal counsel outlined the terms of the proposed combination with Healtheon and related transactions with Microsoft and others and described the status of the negotiations.

     The meeting was adjourned and reconvened several times over the next four days, with WebMD's senior management, financial advisors and legal counsel advising the WebMD board of the progress of the negotiations at each meeting. At its meeting held on May 17, 1999, the WebMD board approved by unanimous vote the amendments to WebMD's Investment Agreement with Microsoft, to provide for the increase in Microsoft's investment from $100 million to $250 million, with the additional $150 million conditioned upon the closing of the merger, and for up to $150 million of investments by other strategic investors.

     At the WebMD board meeting held on May 19, 1999, WebMD senior management and legal counsel discussed the results of the negotiations with Healtheon and the terms of the proposed reorganization agreement, the voting agreements and the conversion agreements. At this meeting representatives of BancBoston Robertson Stephens, Inc. presented an analysis of the financial terms of the proposed reorganization and expressed their opinion that the exchange ratio was fair to the holders of WebMD stock from a financial point of view. In addition, the WebMD board of directors reviewed a draft of the reorganization agreement and a representative from Nelson Mullins Riley & Scarborough, L.L.P. answered questions regarding the document from the board of directors. Following these presentations and other discussions, the WebMD board approved by unanimous vote the terms of the reorganization and the reorganization agreement substantially in the form presented, and authorized a committee of the WebMD board consisting of Messrs. Arnold, Gilbertson, Draughon, Heekin and Rissanen to complete the negotiations and execution of the reorganization agreement.

     During the evening of May 19 and early morning of May 20 the negotiations of reorganization agreement were completed. The special committee heard an updated financial analysis and opinion from BancBoston Robertson Stephens and approved the final agreement at a meeting held at 6:30 a.m. eastern time, May 20, 1999. At a meeting of the WebMD board held at 9:00 a.m. eastern time, May 20, 1999, representatives of BancBoston Robertson Stephens again presented its updated financial analysis and opinion that the exchange ratio was fair to the stockholders of WebMD from a financial point of view, counsel reviewed the terms of the final reorganization agreement and related documents, and the reorganization agreement and the WebMD merger were ratified and approved by the unanimous vote of the WebMD board.

JOINT REASONS FOR THE HEALTHEON-WEBMD REORGANIZATION

     Healtheon's and WebMD's boards of directors have determined that the Healtheon-WebMD reorganization is fair to, and in the best interests of, the stockholders of their respective companies. They concluded that the combined company following the Healtheon-WebMD reorganization would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Potential mutual benefits identified by the boards of directors include the following:

     - the combination of WebMD's brand recognition and existing strategic relationships with Healtheon's e-commerce transaction platform and industry relationships will enable Healtheon/ WebMD to move decisively toward Healtheon's and WebMD's key strategic goal of offering a comprehensive, integrated Web-based solution for the administrative, communications and information needs of the healthcare industry.

     - the combination of two leading providers of end-to-end Internet solutions to the healthcare industry will better position Healtheon/WebMD to achieve increased subscriber penetration among physicians, payers, providers and other healthcare industry participants.

     - expanding each company's connected network of customers and strategic partners, accelerating Healtheon/WebMD's efforts toward achieving critical mass in the healthcare industry and strengthening its competitive position. Healtheon/WebMD is expected to offer connectivity and transactions for physicians, consumers and healthcare institutions over a network consisting of approximately 540 payers, 180,000 physicians, 1,100 hospitals, 42,000 pharmacies, 10,000 dentists and 200 affiliate partners.

     - increasing Healtheon/WebMD's transaction volume.

     - broadening each company's offerings of Internet-based healthcare-related transactions services, and creating enhanced cross-selling opportunities.

     - increasing the speed at which Internet transaction processing streamlines inefficient manual and paper-based processes.

     - enhancing the quality and depth of patient-doctor communications.

     - creating a strong combined management team.

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

HEALTHEON'S REASONS FOR THE HEALTHEON-WEBMD REORGANIZATION

     At the meeting held on May 19, 1999, the board of directors of Healtheon concluded that the merger was in the best interests of Healtheon and determined to recommend that the stockholders approve the stockholder proposals relating to the merger.

     The decision of the board of directors of Healtheon was based upon several potential benefits of the merger, including the following, the order of which does not necessarily reflect their relative significance:

     - EXPANSION OF BUSINESS MODEL TO INCLUDE CONSUMER AND HEALTHCARE PROFESSIONAL WEB SITES. To date, Healtheon has focused primarily on the development and deployment of a mission-critical transaction engine and related applications to facilitate Internet based healthcare transactions between payers, providers and institutions. To date, WebMD has focused its efforts on the development of consumer and healthcare professional web sites that provide authoritative content, on line communities, practice management services and personalized service to both healthcare professionals and consumers. Healtheon believes that the WebMD physician and consumer portals will be essential to accelerating Healtheon sponsored transactions, as physicians today initiate most healthcare transactions, with consumers' choice playing an increasing role.

     - CREATION OF COMPLETE END-TO-END HEALTHCARE E-COMMERCE SOLUTION. Healtheon believes that, through the Healtheon-WebMD reorganization, Healtheon/WebMD will create a leading end-to-end healthcare e-commerce solution with the ability to facilitate business-to-business, consumer-to-business and business-to-consumer transactions.

     - EXPANSION OF STRATEGIC PARTNERSHIPS. The reorganization will provide Healtheon with additional strategic relationships with healthcare and technology industry leaders to augment its current strategic alliances. WebMD has business relationships with Microsoft, Intel, SOFTBANK, Excite@Home, Lycos, DuPont, CNN and other leading institutions. In addition, many of these leading companies are also investors in WebMD. These strategic partnerships will help the combined company achieve its objectives of connectivity and transactions between consumers, payers, providers and institutions, establish the Healtheon/WebMD brand and contribute towards the establishment of a common Internet healthcare technology platform.

     - DIVERSIFICATION OF FINANCIAL BUSINESS MODEL. To date, Healtheon has focused on a financial business model that is based on transactions between payers, providers and institutions. To date, WebMD has focused on a financial business model that includes subscriptions, sponsorships and advertising. Additionally, Healtheon believes that the cross-selling opportunities are substantial given the complementary service offerings and customer bases of the two companies.

     The foregoing discussion of the information and factors considered by the Healtheon board is not intended to be exhaustive but is believed to include all material factors considered by Healtheon's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Healtheon board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Healtheon board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with Healtheon's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Healtheon board may have given different weight to different factors. The Healtheon board considered all these factors as a whole and believed the factors supported its determination to approve the reorganization. After taking into consideration all of the factors set forth above, Healtheon's board concluded that the reorganization was fair to, and in the best interests, of Healtheon and that Healtheon should proceed with the reorganization.

RECOMMENDATION OF HEALTHEON'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of Healtheon has determined that the reorganization is in the best interests of Healtheon and recommends that they vote for approval and adoption of the reorganization agreement, approval of the Healtheon merger and approval of the issuance of shares in the WebMD merger.

     In considering the recommendation of the Healtheon board with respect to the reorganization, you should be aware that one director of Healtheon has interests in the reorganization that are different from, or are in addition to the interests of Healtheon stockholders generally. Please see the section entitled "Interests of directors, officers and affiliates in the Healtheon-WebMD reorganization" on page 68.

WEBMD'S REASONS FOR THE HEALTHEON-WEBMD REORGANIZATION

     In addition to the anticipated joint benefits described above, WebMD's board of directors believes that the following are additional reasons the Healtheon-WebMD reorganization will be beneficial to WebMD and for stockholders of WebMD to vote for approval of the reorganization agreement and the WebMD merger:

     - the implied value of the WebMD merger consideration on the date of the reorganization agreement of $145.65 (based on the closing price of Healtheon common stock on the day prior to the WebMD board's approval of the merger) represented a premium to the $54.17 price per common share that Microsoft agreed to pay for its initial strategic investment and in its tender offer.

     - the opinion of BancBoston Robertson Stephens, WebMD's financial advisor, that the WebMD exchange ratio was fair to WebMD stockholders from a financial point of view. This opinion is subject to assumptions and limitations noted in the opinion and described under "Opinion of WebMD's financial advisor," and stockholders should carefully read both that section and the opinion which is attached to this document as Annex D. The opinion of BancBoston Robertson Stephens is directed to WebMD's board of directors and does not constitute a recommendation to stockholders of WebMD on how they should vote at, or take any other action in connection with, the special meeting for the WebMD merger.

     - the opportunity of WebMD stockholders to participate in the potential growth of Healtheon/ WebMD following the WebMD merger or to realize their investment by selling their Healtheon/ WebMD shares in a public market;

     - the liquidity afforded WebMD's stockholders upon exchange of their shares in WebMD, which are not publicly traded, for shares in Healtheon/WebMD, which will be publicly traded; and

     - the greater liquidity anticipated to be afforded WebMD's stockholders upon the closing of the WebMD merger as compared to the closing of WebMD's own previously proposed initial public offering because a larger number of shares of Healtheon/WebMD are anticipated to be outstanding after the reorganization than would be outstanding after a WebMD initial public offering and the resulting likelihood of greater trading volume and increased coverage by investment research and analyst reports.

     The WebMD board also identified and considered a variety of potential negative factors concerning the reorganization, including, but not limited to:

     - the risk to WebMD's stockholders that the value to be received in the reorganization could decline significantly from the indicated value on the date of the reorganization agreement due to potential declines in the trading price of Healtheon stock, which has been volatile since Healtheon's initial public offering;

     - the potential difficulty of sharing of control over the future operations of Healtheon/WebMD following the reorganization, including the difficulty of integrating personnel, administrative functions and strategic relationships;

     - the risk that the potential strategic benefits sought in the reorganization might not be realized;

     - the possibility that the WebMD merger might not be consummated and the potential adverse effects of the public announcement of the merger on:
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

      (a) WebMD's ability to leverage its existing strategic relationships and attract new strategic partners and distribution channels;

      (b) WebMD's ability to obtain additional subscribers to its services;

      (c) WebMD's ability to acquire other businesses useful or complementary to its business;

      (d) WebMD's ability to attract and retain key employees; and

      (e) WebMD's overall competitive position.

     - the risk that, despite the efforts of Healtheon and WebMD, key technical and management personnel might not remain employees of Healtheon/WebMD following the closing of the reorganization; and

     - the other risks more fully described under the section entitled "Risk
       Factors" beginning on page   .

     After due consideration, the WebMD board concluded that the risks associated with the proposed reorganization were outweighed by the potential benefits.

     During the process of evaluating the reorganization, WebMD's board also considered the provisions of the reorganization agreement that prohibited solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bids and determined that the benefits of the reorganization with Healtheon justified these conditions and proceeded to approve the reorganization.

     The foregoing discussion of the information and factors considered by the WebMD board is not intended to be exhaustive but is believed to include all material factors considered by WebMD's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the WebMD board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the WebMD board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with WebMD's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the WebMD board may have given different weight to different factors. The WebMD board considered all these factors as a whole and believed the factors supported its determination to approve the reorganization. After taking into consideration all of the factors set forth above, WebMD's board concluded that the reorganization was fair to, and in the best interests, of WebMD and its stockholders and that WebMD should proceed with the reorganization.

RECOMMENDATION OF WEBMD'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of WebMD has determined that the Healtheon-WebMD reorganization is in the best interests of the WebMD stockholders and unanimously recommends that you vote for approval and adoption of the reorganization agreement and approval of the WebMD merger.

     In considering the recommendation of the WebMD board with respect to the reorganization, you should be aware that certain directors and officers of WebMD have interests in the reorganization that are different from, or are in addition to the interests of WebMD stockholders generally. Please see the section entitled "Interests of directors, officers and affiliates in the Healtheon-WebMD reorganization" on page 68.

OPINION OF HEALTHEON'S FINANCIAL ADVISOR

     Under an engagement letter dated April 19, 1999, Healtheon retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the Healtheon/WebMD reorganization. The Healtheon board of directors selected Morgan Stanley to act as Healtheon's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Healtheon. At the meeting of the Healtheon board of directors on May 17, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 17, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the reorganization agreement was fair from a financial point of view to Healtheon. Morgan Stanley subsequently confirmed its May 17, 1999 opinion by delivering to the Healtheon board of directors a written opinion dated as of May 20, 1999.

     You should consider the following when reading the discussion of the Healtheon's financial advisor in this document.

     - You are urged to read the full text of the written opinion of Morgan Stanley dated May 20, 1999 that is attached as Annex C to this document and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

     - Morgan Stanley's opinion is directed to the Healtheon board of directors and addresses only the fairness of the exchange ratio pursuant to the reorganization agreement from a financial point of view to Healtheon as of the date of the opinion.

     - Morgan Stanley's opinion does not address any other aspect of the reorganization and does not constitute a recommendation to any holder of Healtheon common stock as to how to vote at the Healtheon special meeting.

     - The summary of the opinion of Morgan Stanley set forth in this document, while materially complete, is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed publicly available financial statements and other information of Healtheon, including the pro forma impact of Healtheon's proposed acquisition of MEDE AMERICA, referred to as Pro Forma Healtheon;

     - reviewed internal financial statements and other financial and operating data concerning WebMD and Pro Forma Healtheon prepared by the managements of WebMD and Healtheon, respectively;

     - analyzed financial projections pro forma for the investments made by Microsoft and other investors pursuant to the investment agreement, as well as other investments by other investors as contemplated by the reorganization agreement, relating to WebMD prepared by the management of WebMD;

     - reviewed and discussed with the senior managements of Healtheon and WebMD the strategic rationale for the reorganization;

     - discussed the past and current operations and financial condition and the prospects of Pro Forma Healtheon, including information relating to strategic, financial and operational synergies and benefits anticipated from the reorganization, with senior executives of Healtheon;

     - discussed the past and current operations and financial condition and the prospects of WebMD, including information relating to strategic, financial and operational benefits anticipated from the reorganization, with senior executives of WebMD;

     - discussed the effect of the strategic investments on the business and trading prospects of each of Pro Forma Healtheon and WebMD, including information relating to strategic, financial and operational benefits anticipated from each strategic investment, with senior executives of Healtheon and WebMD, respectively;

     - discussed the effect of the strategic investments on the business and trading prospects of Pro Forma Healtheon and WebMD pro forma for the merger, including information relating to strategic, financial and operational benefits anticipated from each strategic investment, with senior executives of Healtheon and WebMD;

     - reviewed the pro forma impact of the reorganization on the income statement of Pro Forma Healtheon;

     - reviewed the reported prices and trading activity of the Healtheon common stock;

     - compared the financial performance of Pro Forma Healtheon and WebMD and the prices and trading activity of the Healtheon common stock with that of publicly-traded companies comparable to Healtheon and WebMD and their securities;

     - participated in negotiations and discussions among representatives of Healtheon and WebMD;

     - reviewed the reorganization agreement and the investment agreement, as well as documents related to the reorganization and the strategic investments;

     - reviewed the Form S-1 of WebMD (File No. 333-7135) filed with the Securities and Exchange Commission, as amended on February 26, 1999, as well as documents related to the foregoing; and

     - performed such other analysis and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the strategic investments and from the reorganization provided by Healtheon and WebMD, Morgan Stanley assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Pro Forma Healtheon and WebMD. Morgan Stanley relied upon the assessment by the managements of Healtheon and WebMD of their ability to retain key employees of Pro Forma Healtheon and WebMD. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Healtheon and WebMD of the following:

     - the strategic and other benefits expected to result from the reorganization

     - the timing and risks associated with the integration of Pro Forma Healtheon and WebMD

     - the validity of, and risks associated with, Pro Forma Healtheon's and WebMD's existing and future products and technologies

     Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Pro Forma Healtheon and WebMD, nor had Morgan Stanley been furnished with any such appraisals. In addition, Morgan Stanley assumed that the reorganization will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the reorganization agreement. Morgan Stanley also assumed that all strategic investments will be consummated in accordance with the terms of their respective agreements, and that the Microsoft tender offer would not materially delay, or otherwise have a material adverse effect on, the consummation of the reorganization. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion.

     The following is a brief summary of the analyses performed by Morgan Stanley in connection with the preparation of its opinion letter dated May 20, 1999. Selected summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Peer Group Comparison. Morgan Stanley compared financial information of Healtheon, Pro Forma Healtheon and WebMD with publicly available information for several comparable groups of companies.

     - Electronic Commerce Companies

      - Amazon.com, Inc.

      - eBay Inc.

      - Priceline.com Incorporated

     - E*Trade Group, Inc.

      - VerticalNet, Inc.

      - Sportsline USA, Inc.

     - Portals/Community Companies

      - Yahoo! Inc.

      - Broadcast.com Inc.

      - Lycos, Inc.

      - CNET, Inc.

      - Infoseek Corporation

      - iVillage Inc.

      - XOOM.com, Inc.

     - Portals/ISP Companies

      - America Online, Inc.

      - Excite@Home Corporation

     Based on estimates from securities research analysts, with median values shown except for Healtheon, Pro Forma Healtheon and WebMD and using both the closing price of Healtheon common stock on May 14, 1999 of $57.00, or the "Affected Share Price," and on May 13, 1999 of $47.00, or the "Unaffected Share Price," the day prior to published rumors of a potential transaction with WebMD, such analysis showed that as of May 14, 1999:

                                                              AGGREGATE VALUE/REVENUE
                                                              ------------------------
                                                                   CALENDAR YEAR
                                                              ------------------------
                                                               1999 E          2000 E
                                                              --------        --------
Affected Share Price
  Healtheon.................................................    56.9x           32.7x
  Healtheon Pro Forma.......................................    52.1x           23.5x
Unaffected Share Price
  Healtheon.................................................    46.6x           26.8x
  Healtheon Pro Forma.......................................    42.7x           19.3x
WebMD
  At Affected Share Price...................................   109.2x           31.4x
  At Unaffected Share.......................................    86.0x           24.7x
Electronic Commerce Companies Median........................    58.2x           33.4x
Portal/Community Companies Median...........................    50.8x           28.8x
Portal/ISP Companies Median.................................    44.9x           24.9x

     No company utilized in the peer group comparison analysis is identical to Pro Forma Healtheon. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond control of Healtheon and WebMD, such as the impact of competition on the businesses of Pro Forma Healtheon and WebMD and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Pro Forma Healtheon, WebMD or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     Discounted Equity Value. Morgan Stanley performed an analysis of the present value per share of the implied value of WebMD on a standalone basis based on WebMD's future equity value. Morgan Stanley observed the following, based on a range of revenue estimates from WebMD management with growth estimates ranging from 50% to 100%, for the calendar years 2001 and 2002, assuming calendar year 2000 revenue multiples of approximately 20 to 30:

                                               PRESENT VALUE OF
REVENUE MULTIPLE RANGE   DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
----------------------   --------------   --------------------------
     20.0 - 30.0x        35.0% - 50.0%        $4.0Bn to $10.5Bn

     Morgan Stanley also observed the following for WebMD, based on revenue growth estimates from WebMD management ranging from 50% to 100% and operating income margins ranging from 25% to 35%, for the calendar year 2003, assuming calendar year earnings multiples ("P/E") of approximately 50 to 80:

                                           PRESENT VALUE OF
P/E MULTIPLE RANGE   DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
------------------   --------------   --------------------------
   50.0 - 80.0x      25.0% - 50.0%        $ 1.3Bn to $9.4Bn

     Morgan Stanley performed an analysis of the present value per share of the implied value of Pro Forma Healtheon on a standalone basis. Based on a range of revenue estimates with growth estimates ranging from 30% to 60%, Morgan Stanley observed the following for the calendar years 2001 and 2002, assuming calendar year 2000 revenue multiples of approximately 15 to 23:

                                                              PRESENT VALUE OF
        REVENUE MULTIPLE RANGE          DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
        ----------------------          --------------   --------------------------
             15.0 - 23.0x               25.0% - 35.0%      $36.67 to $84.45
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Morgan Stanley also observed the following for Pro Forma Healtheon, based on revenue growth estimates ranging from 40% to 80% and operating income margins ranging from 20% to 30%, for the calendar year 2003, assuming forward P/E multiples of approximately 40 to 70:

                                                              PRESENT VALUE OF
          P/E MULTIPLE RANGE            DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
          ------------------            --------------   --------------------------
             40.0 - 70.0x               15.0% - 25.0%      $18.37 to $124.02
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Morgan Stanley performed an analysis of the present value per share of the implied value of the combined company based on its future trading price. Morgan Stanley observed the following for the combined company, based on revenue growth estimates ranging from 50% to 100% and operating income margins ranging from 25% to 35%, for the calendar year 2003, assuming forward P/E multiples of approximately 45 to 75:

                                                              PRESENT VALUE OF
          P/E MULTIPLE RANGE            DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
          ------------------            --------------   --------------------------
             45.0 - 75.0x               20.0% - 30.0%      $24.55 to $151.50
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Preliminary IPO Valuation. Morgan Stanley performed an analysis of the estimated IPO valuation of WebMD based on aggregate value as a multiple of a range of estimated calendar year 2000 revenues. Morgan Stanley observed the following implied IPO valuation, assuming calendar year 2000 revenue multiples of approximately 20 to 30:

REVENUE MULTIPLE RANGE   FULLY DILUTED EQUITY VALUE
----------------------   --------------------------
      20.0 - 30.0x            $3.0Bn to $6.0Bn

     Relative Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of Pro Forma Healtheon and WebMD to the combined company assuming consummation of the reorganization and based on estimates from securities research analysts and from WebMD management, respectively. The analysis showed, among other things, the following:

                                                          % CONTRIBUTION BY
                                                     ---------------------------
                                                     PRO FORMA HEALTHEON   WEBMD
                                                     -------------------   -----
PROJECTED CALENDAR YEAR 1999
  Revenue                                                   65.5%          34.5%
  Gross Profit                                              37.3%          62.7%

PROJECTED CALENDAR YEAR 2000
  Revenue                                                   55.9%          44.1%
  Gross Profit                                              41.6%          58.4%

OFFERED PRICE                                               50.0%          50.0%

     Pro Forma Reorganization Analysis. Morgan Stanley analyzed the pro forma impact of the reorganization on the combined company's projected earnings per share for calendar year 1999 and 2000. Such analysis was based on earnings projections by WebMD management for WebMD and by securities research analysts for Pro Forma Healtheon.

     - Morgan Stanley observed that the reorganization would result in earnings per share dilution for Pro Forma Healtheon, prior to giving effect to any synergies, of $0.02 for calendar year 1999 and earnings per share accretion of $0.02 for calendar year 2000 on a cash earnings basis, defined as earnings excluding non-cash charges such as goodwill, as reported by securities research analysts.

     - Morgan Stanley observed that the reorganization would result in earnings per share dilution for Pro Forma Healtheon, prior to giving effect to any synergies, of approximately $4.34 for calendar year 1999 and approximately $8.49 for calendar year 2000 on GAAP earnings estimates reported by securities research analysts.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Pro Forma Healtheon or WebMD. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Healtheon or WebMD. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the reorganization agreement from a financial point of view to Healtheon and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Healtheon or WebMD might actually be sold.

     The exchange ratio pursuant to the reorganization agreement was determined through arm's-length negotiations between Healtheon and WebMD and was approved by the Healtheon board of directors. Morgan Stanley provided advice to Healtheon during these negotiations; however, Morgan Stanley did not recommend any specific exchange ratio to Healtheon or that any specific exchange ratio constituted the only appropriate exchange ratio for the reorganization.

     In addition, Morgan Stanley's opinion and presentation to the Healtheon board of directors was one of many factors taken into consideration by Healtheon's board of directors in making its decision to approve the reorganization. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Healtheon board of directors with respect to the exchange ratio or of whether the Healtheon board of directors would have been willing to agree to a different exchange ratio.

     The Healtheon board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and advisory services for Healtheon, Microsoft and other parties to the strategic investments and have received fees for rendering these services. Morgan Stanley is also an equity owner of Healtheon as a result in Morgan Stanley's participation in a private placement. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of Healtheon, Microsoft or any of the other parties to the strategic investments.

     Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Healtheon agreed to pay Morgan Stanley a customary fee. In addition, Healtheon has also agreed to indemnify Morgan Stanley and its affiliates, their respective directions, officers, agents and employees and each person, if any controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under the federal securities laws, arising out of Morgan Stanley's engagement.

OPINION OF WEBMD'S FINANCIAL ADVISOR

     On March 12, 1999, WebMD and BancBoston Robertson Stephens executed an engagement letter (supplemented by a letter dated April 20, 1999) pursuant to which BancBoston Robertson Stephens was engaged to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to the stockholders of WebMD.

     On May 19, 1999 at a meeting of the WebMD board held to evaluate the proposed Healtheon/ WebMD reorganization, BancBoston Robertson Stephens delivered to the WebMD board its oral opinion, subsequently confirmed in writing, that as of May 19, 1999 and based on the matters described in the opinion, the exchange ratio was fair from a financial point of view to the stockholders of WebMD (with the exception of Healtheon, any affiliate of Healtheon and any holder of WebMD stock who has exercised dissenters' rights). The exchange ratio was determined through negotiations between the respective managements of WebMD and Healtheon. Although BancBoston Robertson Stephens did assist the management of WebMD in those negotiations, it was not asked by, and did not recommend to, WebMD that any specific exchange ratio constituted the appropriate exchange ratio for the WebMD merger. BancBoston Robertson Stephens also assisted WebMD's management in the negotiations leading to an agreement on principal structural terms of the transaction.

     BancBoston Robertson Stephens expresses no opinion as to the tax consequences of the WebMD merger, and the BancBoston Robertson Stephens opinion as to the fairness of the exchange ratio does not take into account the particular tax status or position of any stockholder of WebMD. In furnishing its opinion, BancBoston Robertson Stephens was not engaged as an agent or fiduciary of WebMD's stockholders or any other third party.

     The full text of the BancBoston Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated in this proxy statement/prospectus by reference. Stockholders of WebMD are urged to read the BancBoston Robertson Stephens opinion in its entirety. The BancBoston Robertson Stephens opinion was prepared for the benefit and use of the WebMD board in its consideration of the Healtheon-WebMD reorganization and does not constitute a recommendation to stockholders of WebMD as to how they should vote at, or take any action in connection with, the special meeting for the Healtheon-WebMD reorganization. The BancBoston Robertson Stephens opinion does not address:

     - the relative merits of the Healtheon-WebMD reorganization and any other transactions;

     - business strategies discussed by the WebMD board as alternatives to the reorganization; or

     - the underlying business decision of the WebMD board to proceed with the reorganization process.

     The summary of the BancBoston Robertson Stephens opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the BancBoston Robertson Stephens opinion.

     In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

     - reviewed publicly available financial statements and other business and financial information of Healtheon;

     - reviewed internal financial statements and other financial and operating data concerning WebMD and Healtheon, including information relating to strategic, financial and operational benefits anticipated from the WebMD merger, prepared by the managements of WebMD and Healtheon;

     - reviewed financial forecasts and other forward looking financial information prepared by the managements of WebMD and Healtheon;

     - held discussions with the respective managements of WebMD and Healtheon concerning the businesses, past and current operations, financial condition and future prospects of both WebMD and Healtheon, independently and combined, including discussions with the managements of WebMD and Healtheon concerning cost savings and other synergies that are expected to result from the WebMD merger as well as their views regarding the strategic rationale for the WebMD merger;

     - reviewed the financial terms and conditions set forth in the reorganization agreement;

     - reviewed the stock price and trading history of Healtheon;

     - reviewed the valuations of publicly traded companies deemed comparable to WebMD;

     - compared the financial terms of the WebMD merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     - reviewed the pro forma impact of the WebMD merger on Healtheon's revenues and cash earnings per share;

     - reviewed and considered in the analysis, information prepared by members of management of WebMD and Healtheon relating to the relative contributions of WebMD and Healtheon to the revenues of the combined company;

     - prepared an analysis of WebMD with respect to an initial public offering;

     - participated in discussions and negotiations among representatives of WebMD and Healtheon and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data as BancBoston Robertson Stephens deemed relevant.

     In BancBoston Robertson Stephens' review and analysis and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it including information furnished to BancBoston Robertson Stephens orally or otherwise discussed with BancBoston Robertson Stephens by management of WebMD and Healtheon, or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens has relied upon the assurances of management of WebMD and Healtheon that neither is aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of WebMD or Healtheon, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections, and the assumptions and bases therefor, for each of WebMD and Healtheon that BancBoston Robertson Stephens has reviewed, upon the advice of the managements of WebMD and Healtheon, BancBoston Robertson Stephens has assumed that:

     - such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions; and

     - such forecasts and projections reflect the best currently available estimates and judgments as to the future financial condition and performance of WebMD and Healtheon.

     BancBoston Robertson Stephens has assumed that;

     - the Healtheon-WebMD reorganization will be consummated upon the terms set forth in the reorganization agreement without material alteration;

     - the Healtheon-WebMD reorganization will be accounted for as a business combination and will be accounted for using the "purchase method" of accounting in accordance with generally accepted accounting principles, or GAAP;

     - the Healtheon-WebMD reorganization will be treated as a transaction in which no gain or loss will be recognized for U.S. federal income tax purposes;

     - the historical financial statements of each of WebMD and Healtheon reviewed by BancBoston Robertson Stephens have been prepared and fairly presented in accordance with GAAP consistently applied; and

     BancBoston Robertson Stephens has relied as to all legal matters relevant to rendering its opinion on the advice of its counsel. Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that BancBoston Robertson Stephens has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to BancBoston Robertson Stephens' attention after the date of the opinion. BancBoston Robertson Stephens' opinion is limited to the fairness, from a financial point of view and as of the date thereof, to the holders of WebMD stock, with the exception of Healtheon, any affiliate of Healtheon and any holder of WebMD Common Stock who has exercised dissenters' rights, of the exchange ratio.

     BancBoston Robertson Stephens does not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the WebMD merger;

     - any tax or other consequences that might result from the WebMD merger; or

     - what the value of Healtheon/WebMD common stock will be when issued to WebMD's stockholders pursuant to the WebMD merger or the price at which the shares of Healtheon/ WebMD common stock that are issued pursuant to the WebMD merger may be traded in the future.

     The following is a summary of the material financial analysis performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analysis is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analysis by BancBoston Robertson Stephens, these tables must be read together with the text of each summary. The BancBoston Robertson Stephens opinion is based upon the totality of the various analyses performed by BancBoston Robertson Stephens and no particular portion of the analyses has any merit standing alone.

     Comparable Companies Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") of WebMD and of publicly traded companies involved in Internet businesses, including those involved in the consumer portal community market, the health content/connectivity market, the business and e-commerce market, and other online specific content providers, including:

     - America Online

     - Lycos

     - theglobe.com

     - Yahoo!

     - Xoom.com

     - Healtheon

     - Mediconsult.com

     - OnHealth Network

     - Critical Path

     - Exodus

     - Inktomi

     - VerticalNet

     - CNET

     - Preview Travel

     - SportsLine, USA

     Comparable Company Analysis -- Multiples. BancBoston Robertson Stephens applied estimated multiples for WebMD with total capitalization to estimated revenues for calendar years 1999 and 2000. The estimated multiples for WebMD were based on multiples of the above companies. These estimated multiples resulted in the following mean implied equity values, implied mean prices per share, and mean implied exchange ratios:

                                                                                      IMPLIED
                       ESTIMATED TOTAL CAPITALIZATION/        MEAN IMPLIED           MEAN PRICE        IMPLIED MEAN
    CALENDAR YEAR          CALENDAR YEAR MULTIPLE          EQUITY VALUE ($MM)        PER SHARE        EXCHANGE RATIO
    -------------      -------------------------------  ------------------------     ----------       --------------
2000.................               21.0x               $3,739.6                      $ 75.07             0.935x
1999.................               45.0x               $2,462.4                      $ 53.34             0.665x
                                                        Mean for 1999-2000            $ 64.21             0.800x
                                                        Implied offer price on
                                                          May 19, 1999                $145.65             1.815x

     Comparable Companies -- Estimated Initial Public Offering Price. BancBoston Robertson Stephens estimated the market capitalization to the estimated revenue multiple for the year 2000 for WebMD based on actual multiples of the following publicly traded companies involved in internet businesses:

     - America Online

     - @Home

     - Yahoo!

     - Amazon.com

     - eBay

     - Inktomi

     - Network Solutions

     - CNET

     - Earthweb

     - Infoseek

     - SportsLine, USA

     - theglobe.com

     This estimated multiple was used to further estimate a price which the WebMD common stock may sell for in an initial public offering of such stock. BancBoston Robertson Stephens has estimated a market capitalization to estimated revenue multiple for calendar year 2000 of 19.0x. This multiple would result in the following values compared to actual values for the current transaction:

                                          MARKET
                                      CAPITALIZATION/       IMPLIED EQUITY    PRICE PER    IMPLIED EXCHANGE
                                     ESTIMATED REVENUE          VALUE           SHARE           RATIO
                                   ---------------------    --------------    ---------    ----------------
Estimated based on calendar year
  2000...........................          19.0x               $3,013.4        $ 62.72          0.782x
Implied offer price on May 19,
  1999...........................            --                $7,900.0        $145.65          1.815x

     Precedent Transaction Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered plus net debt assumed, debt less cash on hand, and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the internet content and service industry including:

     - Broadcast.com/Yahoo! (April 1, 1999)

     - Geocities/Yahoo! (January 28, 1999)

     - Excite/@Home (January 19, 1999)

     - Netscape/America Online (November 24, 1998)

     - N2K/CDnow (October 22, 1998)

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

     - CKS Group, Inc./USWeb Corporation (September 2, 1998)

     - Infoseek/Disney (June 18, 1998)

     BancBoston Robertson Stephens compared, among other things, the total consideration in the above precedent transactions as a multiple of estimated revenues of the acquired company for calendar year 2000, for the twelve months prior to the transaction announcement and for the twelve months subsequent to the transaction announcement. BancBoston Robertson Stephens applied a range of multiples based on the above transactions for calendar years 1999 and 2000 from 15.0x to 35.0x and from 10.0x to 25.0x, respectively, and estimated mean multiples for WebMD for the same periods of 25.0x and 12.5x, respectively. These mean multiples yielded an implied price per share and an implied exchange ratio for these periods of $37.81 and 0.471x and of $52.13 and 0.650x, respectively.

                                                  MULTIPLE RANGE         MEAN
                                               --------------------    PER SHARE       IMPLIED
                                               LOW     HIGH    MEAN      PRICE      EXCHANGE RATIO
                                               ----    ----    ----    ---------    --------------
Total capitalization to
  calendar year 2000 revenues................  10.0x   25.0x   12.5x    $52.13          0.650x
Total capitalization to
  calendar year 1999 revenues................  15.0x   35.0x   25.0x    $37.81          0.471x

     Using publicly available information, BancBoston Robertson Stephens applied the premiums paid in the precedent transactions to the closing stock price of the target one day prior to announcement and four weeks prior to announcement premiums of 35% to 95%, respectively, to the value of WebMD implied by the price offered by Microsoft in its tender offer for 27.8% of the outstanding stock of WebMD of $2,100 million.

 MICROSOFT     MULTIPLE RANGE   EQUITY VALUE   PER SHARE      IMPLIED
TENDER OFFER        MEAN            MEAN         PRICE     EXCHANGE RATIO
------------   --------------   ------------   ---------   --------------
   $2,100            35%          $2,839.2      $59.75         0.745x
   $2,100            95%          $4,084.5      $80.94         1.009x

     Pro Forma Earnings Analysis. BancBoston Robertson Stephens analyzed pro forma effects resulting from the WebMD merger, including, among other things, the impact of the WebMD merger on the projected revenues and earnings per share of the combined company for calendar year 2000. Without taking into account synergies that the combined company may or may not realize in its operations, the results of the pro forma earnings analysis suggested that while the WebMD merger could be 20.3% dilutive to the combined company's revenue per share, the WebMD merger could be 50.9% accretive to the combined company's cash earnings per share in calendar year 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Contribution Analysis. BancBoston Robertson Stephens estimated that WebMD's contribution to revenues for calendar years 1998, 1999 and 2000 would imply an exchange ratio of, 0.022x, 0.560x and 1.307x, respectively, indicating that the deal exchange ratio of 1.815x represents a 815%, 229% and 38% premiums, respectively.

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to WebMD, Healtheon or the combined company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     While the foregoing summary describes analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the WebMD board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of WebMD and Healtheon. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Healtheon common stock may be traded at any future time.

     Fees and Indemnification. The BancBoston Robertson Stephens engagement letter provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee of up to a maximum of $15,000,000, dependent on the outcome of the assignment and the aggregate transaction value at closing, which includes a $500,000 opinion fee paid upon delivery of the BancBoston Robertson Stephens opinion. WebMD has also agreed to reimburse BancBoston Robertson Stephens for limited out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to WebMD. The terms of the fee arrangement with BancBoston Robertson Stephens, which WebMD and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between WebMD and BancBoston Robertson Stephens, and the WebMD board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the WebMD merger. BancBoston Robertson Stephens and its affiliates have provided financial advisory and financing services for WebMD, including other advisory work relating to the investment in WebMD by Microsoft, and advisory work relating to other strategic minority investments, including those by SOFTBANK Corporation, Intel Corporation, Covad Communications, Inc., Excite, Inc., and Superior Consultant Holdings Corporation, for which BancBoston Robertson Stephens will receive fees of approximately $15,000,000.

     BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with WebMD.

     BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancBoston Robertson Stephens may actively trade the equity securities of Healtheon for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

MODIFICATION OF VESTING OF EMPLOYEE STOCK OPTIONS

     Under their employment or option agreements, options to acquire 923,067 shares of WebMD common stock held by Jeffery T. Arnold, 138,460 shares held by John Danaher, WebMD's chief medical officer, and 69,867 shares held by three sales and marketing employees that are currently unvested will vest upon the completion of the reorganization. Mr. Arnold has agreed and WebMD will request that the other employees agree to modify these vesting provisions so that the options will not vest upon the completion of the reorganization but will vest if thereafter the employees are terminated other than for cause, and in the case of Mr. Arnold, if his duties, responsibilities or authority is diminished. In addition, Mr. Arnold has agreed and the other employees will be requested to agree to subject these modified vesting arrangements to a vote of the stockholders as described above under "The WebMD Meeting -- votes required; voting agreements; conversion agreements." Absent these modifications, the options would vest upon the consummation of the reorganization, but Healtheon/WebMD would be unable to deduct for federal income tax purposes approximately $28,839,372 of compensation expense, subject to adjustment based on the actual value of the options on the acceleration date, attributable to that vesting and the employees would suffer an excise tax of 20% on such amount.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE HEALTHEON-WEBMD REORGANIZATION

     In accordance with the terms of the Healtheon-WebMD reorganization agreement, four representatives elected by the Board of Directors of WebMD and four representatives elected by the Board of Directors of Healtheon will become the initial members of the Board of Directors of Healtheon/WebMD. The Healtheon/WebMD Board of Directors will be comprised of nine members, with the other seat to be filled by a person designated by Healtheon and WebMD. It is expected that Jeffrey T. Arnold, the current Chairman of the Board and Chief Executive Officer of WebMD, will join the Healtheon/WebMD Board of Directors as one of the representatives of WebMD and W. Michael Long, the current Chief Executive Officer of Healtheon, will join the Healtheon/WebMD Board of Directors as one of the representatives of Healtheon.

     In connection with the Healtheon-WebMD reorganization, Jeffrey T. Arnold will be offered a position as the Chief Executive Officer of Healtheon/WebMD and
W. Michael Long will be offered a position as the Chairman of the Board and Chief Operating Officer of Healtheon/WebMD. In addition, Healtheon and WebMD are currently in the process of negotiating with certain of their executive officers regarding their potential roles in the combined companies. They are currently unable to predict the outcome of these discussions. The Healtheon-WebMD reorganization is not conditioned upon the retention or termination of any of these officers.

     Mr. Arnold has agreed to waive any vesting of his unvested stock options granted under his employment agreement that would occur upon the completion of the WebMD merger. However, if he is terminated other than for cause by Healtheon/WebMD following the Healtheon-WebMD reorganization, then all options granted to him pursuant to his employment agreement will immediately vest and become fully exercisable on the date of such termination.

     Microsoft will have the right to require Healtheon/WebMD to register for resale the Healtheon/WebMD common stock owned by Microsoft. Microsoft and Healtheon/WebMD have also agreed to expand Microsoft's strategic relationship with WebMD following the reorganizations to encompass the entire company. For a more complete description of the Microsoft relationship see the section entitled "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" on page 70.

     Premiere Technologies, Inc. and WebMD entered into an amendment to their co-marketing and integration agreement in connection with obtaining Premiere Technologies' agreement to vote for the Healtheon-WebMD reorganization agreement and the WebMD merger. The amendment requires WebMD to use its best efforts to cause Healtheon/WebMD to honor the rights and obligations under that agreement, including the exclusivity for telecommunications services. Boland T. Jones is the President and Chief Executive Officer of Premiere Technologies and a WebMD board member. William P. Payne is Vice Chairman of Premiere Technologies and Chairman of one of its subsidiaries. Mr. Payne is also the Vice Chairman of WebMD.

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

COMPLETION AND EFFECTIVENESS OF THE HEALTHEON MERGER AND THE WEBMD MERGER

     The WebMD merger will be completed when all of the conditions to completion of the WebMD merger are satisfied or waived, including approval and adoption of the Healtheon-WebMD reorganization agreement by the stockholders of WebMD and Healtheon and approval of the WebMD merger by the stockholders of WebMD and the Healtheon merger by the stockholders of Healtheon. The WebMD merger will become effective upon the filing of the certificate of merger with the State of Georgia. The Healtheon merger will become effective upon the filing of the certificate of merger with the State of Delaware.

STRUCTURE OF THE HEALTHEON-WEBMD REORGANIZATION, CONVERSION OF WEBMD COMMON STOCK AND HEALTHEON COMMON STOCK AND TREATMENT OF WEBMD PREFERRED STOCK

     Pursuant to the Healtheon-WebMD reorganization agreement, the WebMD merger sub will be merged with and into WebMD and the Healtheon merger sub will be merged with and into Healtheon, the result of which will be that each of WebMD and Healtheon will be subsidiaries of Healtheon/ WebMD. Healtheon/WebMD will thereafter be a public company, the shares of which will be traded on the Nasdaq National Market and will be held by the former common stockholders of Healtheon and the former common stockholders of WebMD. Accordingly, the business of Healtheon/WebMD will initially consist primarily of holding the capital stock of Healtheon and WebMD, and each of WebMD and Healtheon will continue to operate its current business.

     Upon completion of the Healtheon merger, each outstanding share of Healtheon common stock will be converted into the right to receive one share of Healtheon/WebMD common stock. Upon completion of the WebMD merger, each outstanding share of WebMD common stock will be converted into a right to receive 1.815 shares of Healtheon/WebMD common stock. No fractional shares of Healtheon/WebMD common stock will be issued pursuant to the WebMD merger. In lieu of the issuance of any fractional shares of Healtheon/WebMD common stock, cash equal to the product of such fractional share amount and the average closing sale price of Healtheon common stock on Nasdaq for the ten trading days prior to the closing date of the mergers will be paid to holders in respect of any fractional share of Healtheon/ WebMD common stock that would otherwise be issuable.

     As a result of conversion or voting agreements that have been signed by the holders of a majority of the outstanding shares of WebMD's Series C, D, E and F preferred stock, those Series of preferred stock will be converted into WebMD common stock prior to the effective time of the WebMD merger and will therefore receive 1.815 shares of Healtheon-WebMD common stock for each share of WebMD common stock received upon the conversion. In the case of the Series A preferred stock and Series B preferred stock, if a majority of the holders of either Series elects to convert into common stock prior to the WebMD merger then the entire Series is automatically converted. In the case of the Series A preferred stock, but not the Series B preferred stock, any holder may elect to convert into common stock prior to the WebMD merger.

     Each outstanding share of WebMD preferred stock that is not converted into WebMD common stock prior to the effective time of the WebMD merger will remain outstanding in WebMD, which will be a subsidiary of Healtheon/WebMD following the reorganization and have the same preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the holders of the preferred stock. These preferences and rights include:

     - the right to participate on an as-if-converted to WebMD common stock basis in any dividends declared by WebMD on its common stock;

     - the right of the holders of the Series A preferred stock to elect a director of WebMD;

     - the right to receive in any liquidation of WebMD a portion of the assets distributed in liquidation computed as if the preferred stock had been converted into WebMD common stock, but in no event less than the price originally paid for the stock, plus any declared but unpaid dividends;

     - the right to convert their shares of preferred stock into WebMD common stock at a conversion rate of one share of common stock for each share of preferred stock, subject to adjustments for dilutive issuances of stock by WebMD; and

     - the right to approve stock redemptions, other than under employee stock ownership or option plans, the creation of senior equity securities, or changes to WebMD bylaws or articles of incorporation or other action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the preferred stock. In addition, the holders of the Series A preferred stock would be required to approve the creation of any equity securities unless the rights of the equity securities to dividends, distributions, and in liquidation were junior to the rights of the Series A preferred stock.

The dividend and liquidation rights of the Series A preferred stock are senior to the rights of the Series B preferred stock.

     In addition to these rights of the holders of the Series A preferred stock and Series B preferred stock, McKessonHBOC, a holder of Series A and Series B preferred stock, has additional rights, including:

     - the right to receive annual budgets and business plans of WebMD, subject to confidentiality obligations;

     - a right of first refusal to purchase WebMD's physician-only answering service business if WebMD desires to sell it;

     - a right of first refusal to purchase equity securities that WebMD may sell in the future, other than to the public or in connection with acquisitions; and

     - the right to require WebMD to register its securities in WebMD for sale to the public in an underwritten public offering.

HEALTHEON/WEBMD'S STRATEGIC ALLIANCES WITH AND INVESTMENTS FROM MICROSOFT AND OTHER PARTNERS

     As of May 6, 1999, WebMD and Microsoft entered into a strategic alliance, which is subject to renewal, under which:

     - WebMD will develop, host and maintain a health channel for MSN, MSNBC and WebTV and WebMD and Microsoft will share revenues generated by the health channel;

     - Microsoft will sponsor up to 5.0 million subscriber/months of WebMD subscriptions;

     - WebMD will make Microsoft technology its primary technology platform for the health channel and WebMD's Web site;

     - Microsoft and its affiliates will be sole providers of some Internet services and content to WebMD;

     - WebMD and Microsoft have committed co-marketing funds and advertising space on their respective Web sites; and

     - WebMD and Microsoft share revenues derived from WebMD subscriptions sponsored by Microsoft and DuPont.

     The strategic alliance agreement provides that for a five year period, WebMD will develop, host and maintain a health channel that Microsoft will offer as a link from the MSN.com home page, and Microsoft will promote the health channel on the MSN web site in a manner equivalent to all other major MSN topic specific offerings, and provide a guaranteed minimum amount of advertising for the health channel. Microsoft has also agreed to promote the WebMD brand by providing a joint credit on each page of the health channel provided.

     On June 11, 1999 Microsoft completed the purchase of 273,214 shares of WebMD Series F preferred stock tendered by its stockholders pursuant to an offer to purchase which was commenced on April 10,

1999. In addition, Microsoft purchased from WebMD in May 184,604 shares of Series E preferred stock for $100 million representing an effective price of $54.17 per WebMD common share and was issued a warrant to acquire 7,614,916 shares of WebMD common stock at $54.17 per share. On May 20, 1999, Microsoft committed to acquire another 276,906 shares of Series E preferred stock upon the completion of the Healtheon-WebMD reorganization for $150 million representing an effective price of $54.17 per WebMD common share. Microsoft will beneficially own approximately 17.2% of the outstanding Healtheon/WebMD common stock following the completion of the reorganizations.

     Healtheon, Microsoft and WebMD have agreed to expand the strategic relationship to Healtheon/WebMD following the Healtheon-WebMD reorganization. Healtheon/WebMD has agreed to make the Microsoft technology platform its primary technology platform.

     In connection with the Microsoft investment, Intel Corporation, Excite @Home Inc., Covad Communications Group, Inc., SOFTBANK America, Inc., Superior Consultant Holdings Corporation, The Reader's Digest Association, Inc. and Dell USA, L.P., an investment vehicle for Dell Computer Corporation, purchased a total of 276,906 shares of WebMD Series E preferred stock and 184,604 shares of WebMD Series D common stock for $160 million. These investors have also entered into strategic relationships with WebMD regarding various aspects of online and media distribution. For a complete description of these relationships, see the section entitled "Information Regarding WebMD -- Strategic Relationships."

     Because of these purchases, McKessonHBOC has the right to purchase 38,773 shares of Series E preferred stock, 16,745 shares of Series D common stock, and a warrant exercisable for 636,980 shares of Series D common stock for an exercise price of $54.17 per share for aggregate consideration of $21,910,411 representing an effective price per common share of $54.17. Upon the purchase by Microsoft of an additional 276,906 shares of Series E preferred stock, McKessonHBOC will have the right to purchase 25,117 shares of Series F preferred stock for an aggregate price of $13,605,879 representing an effective price per common share of $54.17. McKessonHBOC will have ten business days after it receives notice from WebMD describing these rights to exercise these rights. Assuming McKessonHBOC exercises these rights, it will own approximately 4.5% of the fully-diluted Healtheon/WebMD common stock following completion of the reorganizations.

EXCHANGE OF HEALTHEON AND WEBMD STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK CERTIFICATES

     Healtheon stockholders will not exchange their Healtheon stock certificates for Healtheon/WebMD stock certificates following the reorganization. Each Healtheon stock certificate will validly evidence an equal number of shares of Healtheon/WebMD common stock after the merger. DO NOT SUBMIT YOUR HEALTHEON STOCK CERTIFICATES.

     When the WebMD merger is completed, Healtheon/WebMD's exchange agent will mail to WebMD stockholders a letter of transmittal and instructions for use in surrendering WebMD stock certificates in exchange for Healtheon/WebMD stock certificates. When a WebMD stockholder delivers a WebMD stock certificate to the exchange agent along with an executed letter of transmittal and any other required documents, the WebMD stock certificate will be canceled and the WebMD stockholder will receive Healtheon/WebMD stock certificates representing the number of full shares of Healtheon/WebMD common stock to which the stockholder is entitled under the reorganization agreement. A WebMD stockholder will receive payment in cash, without interest, in lieu of any fractional shares of Healtheon/ WebMD common stock which would have been otherwise issuable to the stockholder in the merger.

     WEBMD STOCKHOLDERS SHOULD NOT SUBMIT THEIR WEBMD STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

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

NO DIVIDENDS

     WebMD stockholders are not entitled to receive any dividends or other distributions on Healtheon/ WebMD common stock until the Healtheon/WebMD reorganization is completed and they have surrendered their WebMD stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of WebMD stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, WebMD stockholders will be paid the amount of any dividends or other distributions, without interest, with a record date after the completion of the reorganization which were previously paid with respect to their whole shares of Healtheon/WebMD common stock. At the appropriate payment date, WebMD stockholders will also receive the amount of any dividends or other distributions, without interest, with a record date after the completion of the reorganization and a payment date after they exchange their WebMD stock certificates for Healtheon/WebMD stock certificates.

     Healtheon/WebMD will only issue WebMD stockholders a Healtheon/WebMD stock certificate or a check in lieu of a fractional share in a name in which the surrendered WebMD stock certificate is registered. If WebMD stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE HEALTHEON-WEBMD REORGANIZATION

     This section summarizes material U.S. federal income tax considerations relevant to the reorganization that apply to Healtheon/WebMD stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities;

     - if you are a tax-exempt organization;

     - if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - if you are a foreign person or entity;

     - if you are a financial institution or insurance company;

     - if you do not hold your Healtheon or WebMD shares, as the case may be, as capital assets;

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - if you hold Healtheon or WebMD shares as part of an integrated investment, including a "straddle," comprised of shares of Healtheon or WebMD capital stock and one or more other positions; or

     - if you hold Healtheon or WebMD shares subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Healtheon or WebMD shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Healtheon or WebMD capital stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR

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OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING
THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

Tax implications for Healtheon and Healtheon stockholders

     Counsel to Healtheon, Wilson Sonsini Goodrich & Rosati, is of the opinion that the merger of Healtheon with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the tax code. This means that, subject to the limitations and qualifications described below in this section:

     - Healtheon stockholders will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of Healtheon common stock in the Healtheon merger;

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of Healtheon common stock will be the same as the aggregate tax basis of the Healtheon common stock surrendered in the exchange;

     - The holding period of the Healtheon/WebMD common stock received by holders of Healtheon common stock in the Healtheon merger will include the period the exchanged Healtheon common stock was considered to be held, provided that the Healtheon common stock surrendered is held as a capital asset at the time of the Healtheon merger; and

     - Healtheon will not recognize gain solely as a result of the Healtheon merger.

Tax implications for WebMD and WebMD stockholders

     Counsel to WebMD, Nelson Mullins Riley & Scarborough, L.L.P., is of the opinion that the merger of WebMD with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the tax code and/or, when taken together with the merger of Healtheon with a wholly owned subsidiary of Healtheon/WebMD, as a transfer of property to Healtheon/WebMD by the shareholders of WebMD governed by Section 351 of the tax code. This means that, subject to the limitations and qualifications described below in this section:

     - WebMD stockholders will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of WebMD common stock in the WebMD merger, except for cash received for a fractional share of Healtheon/WebMD common stock;

     - Cash payments received by you for a fractional share of Healtheon/WebMD common stock should be treated as if such fractional share had been issued in the WebMD merger and then redeemed by Healtheon/WebMD. The WebMD stockholders should recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of WebMD common stock will be the same as the aggregate tax basis of the WebMD common stock surrendered in exchange for the Healtheon/WebMD common stock;

     - The holding period of the Healtheon/WebMD common stock received by holders of WebMD stock in the WebMD merger will include the period the exchanged WebMD common stock was considered to be held, provided that the WebMD common stock surrendered is held as a capital asset at the time of the WebMD merger; and

     - WebMD will not recognize gain solely as a result of the WebMD merger.

Limitations on the tax opinions

     Neither Healtheon nor WebMD has requested a ruling from the IRS with regard to any of the federal income tax consequences of the Healtheon-WebMD Merger.

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

     The opinions described above do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon assumptions.

Consequences of a contrary IRS determination

     A successful IRS challenge to the reorganization status of the Healtheon merger would result in a Healtheon stockholder recognizing gain or loss with respect to each share of Healtheon common stock surrendered. A successful IRS challenge to the status of the WebMD merger as both a reorganization and, when taken together with the Healtheon merger, as a transfer of property to Healtheon/WebMD by the shareholders of WebMD governed by Section 351 of the tax code, would result in a WebMD stockholder recognizing gain or loss with respect to each share of WebMD common stock surrendered. In either case, this gain or loss would equal the difference between the stockholder's basis in the shares and the fair market value, at the time of the Healtheon-WebMD reorganization, of the Healtheon/WebMD common stock received. In this event, a stockholder's aggregate basis in the Healtheon/WebMD common stock received would equal its fair market value, and the stockholder's holding period for the Healtheon/ WebMD stock would begin the day after the reorganization.

     Even if the Healtheon merger and the WebMD merger qualify as a reorganization or as a transaction governed by section 351 of the tax code, a stockholder who receives shares of Healtheon/WebMD common stock would recognize gain to the extent that those shares were considered received in exchange for services. Gain would also have to be recognized to the extent that a holder of Healtheon common stock or WebMD stock was treated as receiving, directly or indirectly, consideration other than Healtheon/ WebMD common stock in exchange for the holder's Healtheon common stock or WebMD common stock. All or a portion of those gain amounts may be taxable as ordinary income.

ACCOUNTING TREATMENT OF THE HEALTHEON-WEBMD REORGANIZATION

     We intend to account for the Healtheon-WebMD reorganization as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Healtheon and WebMD will be included in the consolidated financial statements of Healtheon/WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of WebMD acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE HEALTHEON-WEBMD REORGANIZATION

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Healtheon, WebMD and related parties will file the required information and materials with the Department of Justice and the Federal Trade Commission. The requirements of Hart-Scott-Rodino will be satisfied if the reorganization is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could take action under the antitrust laws, including seeking to enjoin the reorganization. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the reorganization could be made and we may not prevail.

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     We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Georgia.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF WEBMD AND HEALTHEON

     The shares of Healtheon/WebMD common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to any person who is an affiliate of either of WebMD or Healtheon. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of WebMD or Healtheon and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the merger except pursuant to
(1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED IN HEALTHEON-WEBMD REORGANIZATION

     It is a condition to the closing of the merger that the shares of Healtheon/WebMD common stock to be issued in the merger be approved for listing on Nasdaq, subject to official notice of issuance.

RIGHTS OF DISSENTING WEBMD STOCKHOLDERS

     Pursuant to Sections 14-2-1301 through 14-2-1332, inclusive, of the Georgia Business Corporation Code, a dissenting WebMD stockholder who desires to object to the WebMD merger and to receive the fair value of his or her WebMD stock in cash by following the procedure described below may do so by complying with the provisions of Georgia law pertaining to the exercise of dissenters' rights. Only those WebMD stockholders entitled to vote on the reorganization agreement and WebMD merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled "The WebMD meeting -- required vote; voting agreements; conversion agreements" only the holders of WebMD common stock and Series A preferred stock are entitled to vote on the reorganization and WebMD merger and thus only those holders may dissent and receive the fair value of their shares. Holders of preferred stock, other than Series A preferred stock, who wish to dissent to the WebMD merger and obtain the fair value of their shares must convert their preferred shares into common shares before the record date for the WebMD stockholders meeting. The following is a summary of the provisions of Georgia law and is qualified in its entirety by reference to such provisions, a copy of which is attached as Annex F hereto.

     Georgia law provides that any WebMD stockholder who has the right to vote on the WebMD merger and who desires to object to the WebMD merger and receive payment in cash for the fair value of his shares of WebMD stock must deliver, prior to the WebMD stockholder vote, written notice of his intent to demand payment of the fair value of his shares if the WebMD merger is effectuated. The notice must be delivered to WebMD, Inc., 400 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30326, Attention: W. Michael Heekin, Corporate Secretary. Further, the dissenting stockholder must not vote his or her shares in favor of the reorganization agreement or the WebMD merger. The written objection requirement referred to above will not be satisfied under Georgia law by merely voting against the reorganization agreement by proxy or in person at the WebMD meeting. Any holder of WebMD stock who returns a signed proxy but fails to provide instructions as to the manner in which the shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights.

     If the reorganization agreement and the WebMD merger are approved by the WebMD stockholders, WebMD is required to send a written dissenters' notice to each of the dissenting stockholders who filed a written notice of his intent to dissent and did not vote in favor of the merger. The dissenters' notice must (a) state where the dissenting stockholders' first payment demand must be sent and where and when

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certificates for certificated shares must be deposited, (b) inform the holders of uncertificated shares to what extent transfer of such shares will be restricted after payment demand is made, (c) state the date by which WebMD must receive the first payment demand, which date shall be fixed by WebMD and shall not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered, and (d) contain a copy of Georgia law relating to dissenters' rights. Any dissenting stockholder who voted for or consented in writing to the reorganization agreement shall not be entitled to a dissenters' notice from WebMD or to receive payment of the fair value of his or her shares of WebMD stock pursuant to the dissenters' rights provisions of Georgia law. WebMD is required to send the dissenters' notice to each of the dissenting stockholders no later than ten days after the date on which the WebMD stockholders vote to approve the reorganization agreement. The dissenters' notice will be sent to each dissenting stockholder at his or her address as it appears in the stock transfer books of WebMD or at any other address the dissenting stockholder supplies by notice to WebMD.

     Each dissenting stockholder to whom WebMD sends a dissenter's notice must make a first payment demand for his or her shares by written notice to WebMD and deposit his or her share certificates in accordance with the terms of the dissenters' notice. The first payment demand must contain the name and address of the dissenting stockholder, the number of shares as to which the dissenting stockholder is demanding payment and a demand for payment to the dissenting stockholder of the fair value of his or her shares. Any dissenting stockholder who does not submit a first payment demand or deposit their shares as set forth in the dissenters' notice shall lose their rights to dissent and shall not be entitled to payment for his or her shares pursuant to the dissenters' rights provisions of Georgia law.

     Within ten days of the later of the closing the WebMD merger or WebMD's receipt of the first payment demand, WebMD shall offer to pay the dissenting stockholders who have complied with the provisions of Georgia law the amount WebMD estimates to be the fair value of the shares plus accrued interest. WebMD's offer of payment must be accompanied by (a) WebMD's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any; (b) a statement of WebMD's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenting stockholder's right to demand payment of a different amount if the dissenting stockholder is dissatisfied with the offer; and (e) a copy of Article 13 of Georgia law. If a dissenting stockholder accepts WebMD's offer by providing written notice to WebMD within 30 days after the date the offer is made or is deemed to have accepted such offer by failure to respond within said 30 days, WebMD shall make payment for the dissenting stockholder's shares within 60 days after the date WebMD made the offer or the date on which the WebMD merger occurs, whichever date is later.

     If the WebMD merger is not effected within 60 days after the first payment demand and the deposit of share certificates, WebMD must return the deposited share certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the WebMD merger is effectuated, WebMD must send a new dissenters' notice and repeat the payment demand procedure described above.

     If a dissenting stockholder is dissatisfied with WebMD's offer of payment or the merger does not occur and WebMD does not return the deposited certificates within 60 days after the date set for making the first payment demand, a dissenting stockholder may make a second payment demand to WebMD in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting stockholder waives his or her right to demand payment of a different amount than that offered by WebMD and is deemed to have accepted the amount offered by WebMD unless the dissenting stockholder makes a second payment demand within 30 days after the date WebMD makes its offer.

     In the event a dissenting stockholder's second payment demand remains unsettled within 60 days after WebMD receives the dissenting stockholder's second payment demand, WebMD shall commence a nonjury equitable valuation proceeding in the Superior Court of Fulton County, Georgia to determine the fair value of the shares and accrued interest. WebMD shall make all dissenting stockholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision

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

on the question of fair value. If WebMD does not commence the proceeding within 60 days after receiving the dissenting stockholder's second payment demand, WebMD shall pay each dissenting stockholder whose second payment demand remains unsettled the amount demanded by each dissenting stockholder in his or her second payment demand.

     The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. Georgia law provides that, for purposes of dissenters' rights, the value of the WebMD stock is determined immediately before the consummation of the WebMD merger and that the fair value excludes any appreciation or depreciation in anticipation of the WebMD merger.

     Any dissenting stockholder who perfects his or her right to be paid the value of his or her shares will recognize taxable gain or loss upon receipt of cash for the shares for U.S. federal income tax purposes. For a more complete description of the federal income tax consequences of the WebMD merger, see the section entitled "Material U.S. Federal Income Tax Consequences of the Healtheon -- WebMD reorganization" on page 72.

OPERATIONS AFTER THE HEALTHEON-WEBMD REORGANIZATION

     Following the reorganization, Healtheon and WebMD will continue their operations as subsidiaries of Healtheon/WebMD. The common stockholders of Healtheon and WebMD will become stockholders of Healtheon/WebMD, and their rights as stockholders will be governed by Healtheon/WebMD's amended and restated certificate of incorporation, Healtheon/WebMD's bylaws and the laws of the State of Delaware. The holders of the Series A preferred stock and Series B preferred stock of WebMD could remain holders of those series of preferred stock of the WebMD subsidiary of Healtheon/WebMD following the reorganization unless those series are converted into WebMD common stock prior to the reorganization. See "Comparison of rights of holders of WebMD capital stock and Healtheon/WebMD common stock" on page 126.

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                  THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT

     This section of the proxy statement/prospectus describes the Healtheon-WebMD reorganization agreement. While we believe that the description covers the material terms of the reorganization agreement, this summary may not contain all of the information that is important to you. The reorganization agreement is attached to this proxy statement/prospectus as Annex A and we urge you to read it carefully.

REPRESENTATIONS AND WARRANTIES

     Healtheon and WebMD each made representations and warranties in the Healtheon-WebMD reorganization agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Healtheon-WebMD reorganization, including:

     - capitalization

     - changes in our businesses since December 31, 1998

     - intellectual property used in our businesses

     - fairness opinions received by our financial advisors

     - financial statements

     In addition, WebMD made additional representations and warranties regarding payments, if any, required to be made by WebMD to employees and directors on account of the Healtheon-WebMD reorganization.

     The representations and warranties in the Healtheon-WebMD reorganization agreement are complicated and not easily summarized. You are urged to carefully read the sections of the agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Healtheon/WebMD and Merger Sub."

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE HEALTHEON-WEBMD REORGANIZATION

     Healtheon and WebMD each agreed that until the completion of the Healtheon-WebMD reorganization or unless the other party consents in writing, each party will use commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings

     We also agreed that until the completion of the reorganization or unless the other party consents in writing, each party would conduct its business in compliance with specific restrictions relating to:

     - the issuance and redemption of securities

     - employees and employee benefits and remuneration

     - intellectual property

     - the issuance of dividends or other distributions

     - modification of certificate or articles of incorporation and bylaws, except as contemplated by the reorganization

     - the liquidation or restructuring of, or merger involving, Healtheon or WebMD

     - the acquisition of assets or other entities

     - the disposition of assets
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     - the incurrence of indebtedness

     - entering into, material modification or termination of contracts

     - accounting policies and procedures

     - actions that would jeopardize the tax treatment of the merger

     The agreements related to the conduct of each party's business in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the sections of the reorganization agreement entitled "Conduct prior to the effective time."

NO OTHER NEGOTIATIONS INVOLVING WEBMD

     Until the Healtheon-WebMD reorganization is completed or the reorganization agreement is terminated, WebMD has agreed not to directly or indirectly take any of the following actions without the consent of Healtheon:

     - solicit, initiate, encourage or induce any Acquisition Proposal, as defined below

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - disclose any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal

     - approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction, as defined below

     WebMD has agreed to promptly inform Healtheon of any Acquisition Proposal, request for non-public information or inquiry that WebMD believes would lead to an Acquisition Proposal, including the identity of the person, entity or group making the Acquisition Proposal, request or inquiry and the material terms of the Acquisition Proposal, request or inquiry. WebMD has agreed to inform Healtheon of the status and details of any Acquisition Proposal.

     An Acquisition Proposal is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Healtheon. An Acquisition Transaction is any transaction involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of WebMD or any of its subsidiaries

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of WebMD

     - any merger, consolidation, business combination or similar transaction involving WebMD

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of WebMD

     - any liquidation or dissolution of WebMD

TREATMENT OF HEALTHEON AND WEBMD STOCK OPTIONS AND WARRANTS

     Upon completion of the Healtheon-WebMD reorganization, each outstanding option or warrant to purchase Healtheon and WebMD capital stock, other than options or warrants to purchase WebMD Series A or B preferred stock, will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Healtheon/WebMD common stock equal to the
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number of shares of Healtheon or WebMD common stock that could have been obtained before the Healtheon-WebMD reorganization upon the exercise of each option or warrant times the applicable exchange ratio, rounded to the nearest whole share. The exercise price for options and warrants to purchase WebMD capital stock that are converted into options and warrants for Healtheon/WebMD common stock will be equal to the exercise price per share of WebMD common stock subject to the option or warrant before the reorganization divided by the exchange ratio, rounded to the nearest whole cent.

     Options and warrants for WebMD Series A and B preferred stock, other than options to acquire Series B preferred stock under the Sapient option plan, will remain exercisable for WebMD Series A or Series B preferred stock after the reorganization, unless a majority of the holders of the applicable Series elects to cause the entire series to be converted into WebMD common stock prior to the effective time of the WebMD merger, in which case options and warrants to purchase such series shall by their terms become options and warrants for Healtheon/WebMD common stock, with the exercise prices adjusted as provided in the previous paragraph. Upon completion of the reorganization options granted under the Sapient Health Network option plan to acquire Series B preferred stock will become exercisable for Healtheon/WebMD common stock and the exercise price for such options will be adjusted in the manner provided above.

     The other terms of each option and the Healtheon and WebMD option plans referred to above under which the options were issued will continue to apply in accordance with their terms. Upon completion of the reorganization, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Healtheon and WebMD which provide for grants of equity-based awards will be amended or converted into a similar instrument of Healtheon/WebMD, with adjustments to preserve their value. The other terms of each Healtheon and WebMD award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

     Healtheon/WebMD intends to file a registration statement on Form S-8, if available, for the shares of Healtheon/WebMD common stock issuable with respect to options under the Healtheon and WebMD stock option plans and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

BOARD OF DIRECTORS AND OFFICERS OF HEALTHEON/WEBMD

     Immediately after the reorganization, Healtheon/WebMD's board of directors, will consist of nine persons, four of whom will be designated by the Board of Directors of WebMD, including Jeffrey T. Arnold, four of whom shall have been designated by the Board of Directors or Healtheon, including W. Michael Long, and one of whom will be designated by mutual agreement of Healtheon and WebMD.

     After the reorganization, W. Michael Long, the current Chief Executive Officer of Healtheon, will be offered a position as Chairman of the Board and Chief Operating Officer of Healtheon/WebMD, and Jeffrey T. Arnold, the current Chairman and Chief Executive Officer of WebMD, will be offered a position as Chief Executive Officer of Healtheon/WebMD.

CONDITIONS TO COMPLETION OF THE HEALTHEON-WEBMD REORGANIZATION

     Our respective obligations to complete the Healtheon-WebMD reorganization and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the reorganization:

     - the reorganization agreement must be approved and adopted by the requisite vote of Healtheon's and WebMD's stockholders, and the mergers must be approved by the requisite vote of the outstanding shares of Healtheon and WebMD stock and of WebMD stock

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     - no law, regulation or order must be enacted or issued which has the effect of making the mergers illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Healtheon and WebMD must each receive from their respective tax counsel, an opinion to the effect that the reorganization will constitute either a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or an exchange within the meaning of Section 351(a) of the Internal Revenue Code. However, if counsel to either Healtheon or WebMD does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

     - the shares of Healtheon/WebMD common stock to be issued in the mergers must be authorized for listing on Nasdaq, subject to notice of issuance

     WebMD's obligations to complete the WebMD merger and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the WebMD merger:

     - Healtheon's representations and warranties must be true and correct as of May 20, 1999 and as of the date the merger is to be completed except to the extent Healtheon's representations and warranties address matters only as of a particular date

     - if any of these representations and warranties are not true and correct but the effect in each case, and in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than that concerning Healtheon's capital structure, obligations with respect to capital stock, board approval, receipt of fairness opinion, and restrictions on business activities, which must be true and correct in all material respects, is not and does not have a material adverse effect on Healtheon, then this condition will be deemed satisfied

     - Healtheon must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Healtheon at or before completion of the merger

     - no material adverse effect with respect to Healtheon, shall have occurred since May 20, 1999 and be continuing

     Healtheon's obligations to complete the WebMD merger and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the WebMD merger:

     - WebMD's representations and warranties must be true and correct as of May 20, 1999 and as of the date the merger is to be completed except to the extent WebMD's representations and warranties address matters only as of a particular date

     - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning WebMD's capital structure, obligations with respect to capital stock, Microsoft's tender offer, board approval, receipt of the fairness opinion, and restrictions on business activities (which must be true and correct in all material respects), is not and does not have a material adverse effect on WebMD, then this condition will be deemed satisfied

     - WebMD must perform or comply in all material respects with all of its agreements and covenants required by the reorganization agreement to be performed or complied with by WebMD at or before completion of the WebMD merger

     - no material adverse effect with respect to WebMD shall have occurred since May 20, 1999 and be continuing

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     - WebMD shall have obtained all consents, waivers and approvals required in connection with the WebMD merger

     - no stockholder, taken together with its affiliates, of WebMD shall beneficially own, or have the right to beneficially own, at any time in the future, 40% or more of the outstanding shares of WebMD stock on a fully diluted, as converted basis

     - no more than 0.66% of the shares of WebMD capital stock on fully diluted, as converted basis shall have perfected rights of appraisal or dissenters rights with respect to the WebMD merger

     - WebMD's legal counsel shall have delivered a legal opinion pertaining to certain items

     - WebMD shall have provide Healtheon with reasonably satisfactory evidence that, with limited exceptions, all material rights of stockholders and obligations of WebMD under any stockholder agreement in its capacity as a stockholder shall have terminated

     - WebMD shall have received an investment from Microsoft pursuant to the terms of the Investment Agreement dated May 12, 1999 in an amount equal to $150 million

     - WebMD shall also have received certain additional investments from strategic investors other than Microsoft

     - the shareholder agreement with Microsoft shall be in full force and effect

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, including intangible assets, financial condition or results of operations of an entity taken as a whole with its subsidiaries.

TERMINATION OF THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated at any time prior to completion of the WebMD merger, whether before or after approval and adoption of the reorganization agreement and approval of the mergers by Healtheon and/or WebMD stockholders:

     - by mutual consent of Healtheon and WebMD

     - by Healtheon or WebMD, if the WebMD merger is not completed before December 15, 1999 except that the right to terminate the reorganization agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the WebMD merger to occur on or before December 15, 1999 and such action or failure to act constitutes a material breach of the reorganization agreement

     - by Healtheon or WebMD, if there is any order of a court or governmental authority having jurisdiction over either of us permanently enjoining, restraining or prohibiting the completion of the WebMD merger which is final and nonappealable

     - by Healtheon or WebMD, if the reorganization agreement and the mergers fail to receive the requisite vote for approval and adoption by the stockholders of Healtheon at the Healtheon special meeting, except that the right to terminate the reorganization agreement pursuant to this provision by Healtheon is not available to Healtheon where the failure to obtain Healtheon stockholder approval was caused by the action or failure to act by Healtheon and such action or failure to act constitutes a material breach of the reorganization agreement

     - by Healtheon or WebMD, if the reorganization agreement and the mergers fail to receive the requisite vote for approval and adoption by the stockholders of WebMD at the WebMD special meeting, except that the right to terminate the reorganization agreement pursuant to this provision by WebMD is not available to WebMD where the failure to obtain WebMD stockholder approval was caused by the action or failure to act by WebMD and such action or failure to act constitutes a material breach of the reorganization agreement

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     - by WebMD, upon a breach of any representation, warranty, covenant or agreement of Healtheon in the reorganization agreement, or if any of Healtheon's representations or warranties are or become untrue so that the corresponding condition to completion of the reorganization would not be met. However, if the breach or inaccuracy is curable by Healtheon through the exercise of its commercially reasonable efforts, and Healtheon continues to exercise commercially reasonable efforts, WebMD may not terminate the merger agreement if the breach or inaccuracy is cured prior to December 15, 1999

     - by Healtheon, upon a breach of any representation, warranty, covenant or agreement of WebMD in the reorganization agreement, or if any of WebMD'S representations or warranties are or become untrue so that the corresponding condition to completion of the reorganization would not be met. However, if the breach or inaccuracy is curable by WebMD through the exercise of its commercially reasonable efforts and WebMD continues to exercise commercially reasonable efforts Healtheon may not terminate the reorganization agreement if the breach or inaccuracy is cured prior to December 15, 1999

EXTENSION, WAIVER AND AMENDMENT OF THE HEALTHEON-WEBMD REORGANIZATION AGREEMENT

     We may amend the reorganization agreement before completion of the reorganization provided we comply with applicable state law.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the reorganization agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the reorganization agreement.

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                 HEALTHEON/WEBMD RELATED TRANSACTION AGREEMENTS

     This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the WebMD stockholders' voting and conversion agreements, the Healtheon stockholders' voting agreement and the Microsoft stockholder agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

WEBMD STOCKHOLDERS' VOTING AGREEMENT AND CONVERSION AGREEMENT

     Some of WebMD's stockholders who are directors, executive officers or affiliates of WebMD entered into voting agreements with Healtheon and WebMD. The voting agreements require these WebMD stockholders to vote all of the shares of WebMD stock owned by them in favor of

     - the WebMD merger;

     - the conversion of WebMD preferred stock into Series D common stock immediately prior to and contingent on the WebMD merger;

     - the acceleration of the vesting provisions in certain WebMD options; and

     - against any proposal in opposition to the WebMD merger or other action inconsistent with completing the WebMD merger.

     The voting agreements also contain an irrevocable election to convert any WebMD preferred stock held by the stockholder into WebMD common stock immediately prior to the WebMD merger.

     Some holders of WebMD Series B, C, D, E and F preferred stock entered into conversion agreements with Healtheon and WebMD. The conversion agreements require the preferred stockholders to:

     - vote to amend the terms of the Series B, C, D, E and F preferred stock to permit the automatic conversion of each series of preferred stock into Series D common stock upon the election by the holders of a majority of the outstanding shares of that series; and

     - no sooner than three business days after the mailing of this proxy statement/prospectus, to either:

        - execute a voting agreement in the same form as the voting agreement described above, or

        - be deemed to have irrevocably elected to convert their preferred stock into WebMD common stock effective as of the day immediately prior to the record date of the WebMD stockholder meeting.

     The WebMD stockholders who have executed voting agreements or conversion agreements also agreed not to transfer or encumber their WebMD shares covered by those agreements. None of the WebMD stockholders were paid any consideration for entering into the voting agreements or conversion agreements, although WebMD did enter into a letter of understanding with Premier Technologies, Inc. described above under the section entitled "Interests of certain directors, officers and affiliates in the Healtheon-WebMD reorganization" concerning its strategic relationship with WebMD following the WebMD merger in connection with obtaining Premier's voting agreement.

     The voting and conversion agreements will terminate upon the earlier to occur of:

     - the termination of the reorganization agreement in accordance with its terms; or

     - the completion of the merger

HEALTHEON STOCKHOLDERS' VOTING AGREEMENT

     Some Healtheon stockholders have entered into a voting agreement with WebMD. The voting agreement requires these Healtheon stockholders to vote all of the shares of Healtheon common stock beneficially owned by them in favor of the merger.

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     As of the record date, the Healtheon stockholders who entered into the
voting agreement collectively beneficially owned                shares,
including shares issuable upon exercise of warrants, of Healtheon common stock
which represented approximately [               ] shares of the outstanding
Healtheon common stock. None of the Healtheon stockholders who are parties to the voting agreement were paid additional consideration in connection with entering into the voting agreement.

     Each Healtheon stockholder who is a party to the voting agreement agreed not to sell the Healtheon stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements or the record date without the prior written consent of WebMD.

     The voting agreement will terminate upon the earlier to occur of:

     - the termination of the reorganization agreement in accordance with its terms; or

     - the completion of the merger.

MICROSOFT SHAREHOLDER AGREEMENT

     Microsoft has entered into a shareholder agreement with Healtheon. The shareholder agreement requires that Microsoft vote all of the shares of WebMD capital stock beneficially owned by it in favor of the reorganization, unless there are material amendments to the reorganization agreement.

     As of the record date, Microsoft beneficially owned 14,920,467 shares, including shares issuable upon exercise of warrants, of WebMD capital stock which represented approximately 34.9% of the outstanding WebMD capital stock.

     Microsoft agreed not to sell the WebMD stock and options owned, controlled or acquired, either directly or indirectly, by it until the termination of the stockholder agreement, or the record date without the prior written consent of Healtheon, unless the transferee executes an irrevocable proxy to vote the shares being transferred in favor of the reorganization.

     Microsoft further agreed, effective with the reorganization, to irrevocably waive certain rights, including its rights of anti-dilution, under the Master Agreement dated as of April 10, 1999 between WebMD and Microsoft, and under Microsoft's Warrant to purchase shares of common stock of WebMD dated May 12, 1999.

     The stockholder agreement will terminate upon the earliest to occur of:

     - the termination of the reorganization agreement in accordance with its terms; or

     - the completion of the reorganization.

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                        THE MEDE AMERICA REORGANIZATION

     This section of the proxy statement/prospectus describes certain aspects of the proposed MEDE AMERICA reorganization, including the reorganization agreement and related agreements. While we believe that the description covers the material terms of the MEDE AMERICA reorganization and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the reorganization.

BACKGROUND OF THE MEDE AMERICA REORGANIZATION

     On May 3, 1998, MEDE AMERICA filed a registration statement for an initial public offering of common stock. Shortly thereafter, the MEDE AMERICA board of directors decided to evaluate the interest of potential buyers in a strategic combination or other business combination. On June 1, 1998, MEDE AMERICA engaged Salomon Smith Barney to act as its financial advisor for this purpose. Over the course of the next several weeks, at the direction of MEDE AMERICA, Salomon Smith Barney contacted nine potential buyers, including Healtheon, to ascertain their interest in acquiring MEDE AMERICA. Of the nine companies contacted, one indicated interest in acquiring MEDE AMERICA for cash consideration in a range of $140 million to $150 million. The MEDE AMERICA board of directors decided to reject the proposal and to proceed with an initial public offering.

     On February 1, 1999, the MEDE AMERICA registration statement was declared effective and MEDE AMERICA sold 5,307,710 shares of its common stock at a price to the public of $13 per share.

     On February 16, 1999, Thomas Staudt, the President and Chief Executive Officer of MEDE AMERICA, was approached by Michael Hoover, President of Healtheon, regarding a possible strategic business combination between the two companies. Mr. Staudt indicated that there might be some interest in pursuing the matter, and that he would be willing to meet with Michael Long, Chief Executive Officer of Healtheon at the upcoming HIMSS Annual conference scheduled for February 21 - 25, 1999 in Atlanta, Georgia. Immediately following the conversation with Mr. Hoover, Mr. Staudt consulted with Anthony J. de Nicola, a director of MEDE AMERICA and a principal of Welsh, Carson, Anderson & Stowe, its largest stockholder. During their conversation, Messrs. Staudt and de Nicola decided that the preliminary discussions with Mr. Long should focus on the need for Healtheon to establish a level of enterprise valuation for MEDE AMERICA that would result in an increase in stockholder value to MEDE AMERICA stockholders.

     On February 24, 1999, Messrs. Staudt and Long met. Mr. Staudt informed Mr. Long that if Healtheon were interested in having further conversations, Mr. Long should meet with MEDE AMERICA's principal stockholders within the subsequent two weeks in order to extend a proposal.

     On March 9, 1999, Mr. Long and his advisors met with Messrs. Staudt, Richard Bankosky, MEDE AMERICA'S Chief Financial Officer, MEDE AMERICA directors de Nicola, Thomas E. McInerney, who is also a principal of Welsh, Carson, Anderson and Stowe, and Timothy M. Murray, who is also a general partner of William Blair Capital Partners, and representatives of Salomon Smith Barney and Warburg Dillon Read LLC, which had also been retained as a financial advisor to MEDE AMERICA, and discussed the possibility of Healtheon acquiring MEDE AMERICA. Further discussions with Healtheon were conducted during the third week of March.

     On April 1, 1999, MEDE AMERICA and Healtheon entered into a confidentiality agreement.

     From April 6, 1999 through April 9, 1999, representatives of Healtheon and its legal and financial advisors conducted business and legal due diligence meetings in Uniondale, New York. On April 9, 1999, Healtheon presented MEDE AMERICA with a reorganization agreement for the acquisition of MEDE AMERICA by Healtheon.

     From April 12, 1999 through April 15, 1999, representatives of MEDE AMERICA, together with their legal and financial advisors, conducted business and legal due diligence meetings in Santa Clara,

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California. At the same time, representatives of both parties began negotiating the terms of the proposed merger agreement. The negotiation included discussions regarding:

     - the proposed exchange ratios, and related minimum and maximum thresholds given possible fluctuations in the price of Healtheon common stock;

     - the scope of representations and warranties to be made by the parties;

     - conditions to consummation of a reorganization;

     - possible post-reorganization employment arrangements with key employees of MEDE AMERICA;

     - treatment of MEDE AMERICA stock options;

     - the scope of the "fiduciary out" provisions of the reorganization agreement, which would permit the board of directors to respond to unsolicited offers under limited circumstances;

     - the circumstances under which the reorganization agreement could be terminated by either party; and

     - the request of Healtheon for voting agreements with the major stockholders of MEDE AMERICA.

     On April 14, 1999, the MEDE AMERICA board of directors met to discuss the progress of the transaction. At this meeting, MEDE AMERICA's legal advisors discussed the board's fiduciary duties in considering a strategic business combination and strategic alternatives and discussed the terms of the draft reorganization agreement and related documents. The board authorized Mr. Staudt and MEDE AMERICA's legal and financial advisors to continue discussions with Healtheon and the negotiation of the proposed reorganization agreement.

     The MEDE AMERICA board met again on April 16, 1999 to assess the status of the transaction. At this meeting, MEDE AMERICA's senior management and legal and financial advisors reviewed (1) the status of negotiations of the proposed transaction, (2) the results of the due diligence evaluation of Healtheon, (3) the benefits and risks of the transaction with Healtheon, and (4) the principal terms of the draft merger agreement and related documents. The board directed Mr. Staudt and MEDE AMERICA's legal and financial advisors to continue the negotiations.

     Negotiations of a definitive reorganization agreement and due diligence continued through the weekend of April 16 - 18, 1999. Morgan Stanley was formally engaged by Healtheon on April 19, 1999 to provide it financial advisory services in connection with the MEDE AMERICA reorganization. During the evening of April 19, 1999, the MEDE AMERICA board met, together with its financial and legal advisors, to consider various aspects of the Healtheon proposal, including the exchange ratio of 0.6593 shares of Healtheon common stock for each share of MEDE AMERICA stock, and the terms of the proposed "collar" arrangement. MEDE AMERICA's legal counsel summarized the principal terms of the reorganization agreement and updated the Board on the status of open points in the negotiations. Salomon Smith Barney reviewed the financial analyses it performed in connection with its evaluation of the exchange ratio and rendered to the MEDE AMERICA board an oral opinion, subject to review of definitive documentation and other customary matters, as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. Thereafter, the board unanimously approved the transaction, approved the reorganization agreement and authorized Mr. Staudt to negotiate the remaining issues with representatives of Healtheon.

     On April 19, 1999, there was a special meeting of the board of directors of Healtheon which included a discussion of the reorganization agreement and related transactions. Morgan Stanley discussed its analyses of the merger with Healtheon, and responded to various questions raised by members of the Healtheon board of directors regarding its analyses. The Healtheon board of directors reviewed a draft of the reorganization agreement, the stock option agreement and related documents. After considering the terms of the proposed transaction, the Healtheon board of directors determined that the reorganization was fair to Healtheon and that the proposed reorganization was in the best interests of Healtheon. The

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Healtheon board of directors then unanimously approved the reorganization agreement and exhibits thereto, including the stock option agreement, and the reorganization.

     On April 20, 1999, the reorganization agreement was executed and a joint press release was issued prior to the opening of trading on April 21, 1999.

JOINT REASONS FOR THE MEDE AMERICA REORGANIZATION

     MEDE AMERICA's and Healtheon's boards of directors have determined that the MEDE AMERICA reorganization is in the best interests of the stockholders of their respective companies. They concluded that the combined company following the reorganization would have the potential to realize long-term improved operating and financial results and a stronger competitive position. The boards of directors believe that the combined company will:

     - expand each company's connected network of customers and partners, accelerating our efforts towards achieving critical mass in the healthcare industry and strengthening our competitive positions. Healtheon/WebMD is expected to offer connectivity and transactions for physicians, consumers and healthcare institutions over a network consisting of approximately 540 payers, 180,000 physicians, 1,100 hospitals, 42,000 pharmacies, 10,000 dentists and 200 affiliate partners

     - increase each company's transaction volume

     - position Healtheon/WebMD to migrate MEDE AMERICA's large, installed base of prominent healthcare institutions and professionals to Healtheon's Internet-based platform and front-end Web connectivity

     - broaden Healtheon/WebMD's offerings of Internet-based financial and clinical transactions services, and create enhanced cross-selling opportunities

     - facilitate electronic prescriptions among physicians, consumers and pharmacies because of our expanded connectivity

     - create a strong combined management team

MEDE AMERICA'S REASONS FOR THE MEDE AMERICA REORGANIZATION

     The board of directors of MEDE AMERICA has determined that the terms of the merger are fair to, and in the best interests of, MEDE AMERICA and its stockholders. ACCORDINGLY, THE MEDE AMERICA BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER.

     MEDE AMERICA's board consulted with MEDE AMERICA's senior management as well as its legal counsel, independent accountants and financial advisors in reaching its decision to approve the MEDE AMERICA reorganization. Among the factors considered by MEDE AMERICA's board in its deliberations were the following:

     (1) historical information concerning Healtheon's and MEDE AMERICA's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including Healtheon's public reports filed with the SEC;

     (2) MEDE AMERICA's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Healtheon and its industry after giving effect to the reorganization;

     (3) current market conditions and historical trading information with respect to Healtheon's common stock;

     (4) comparable merger transactions; and

     (5) the terms and conditions of the merger agreement taken as a whole.

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     In reaching its decision, the MEDE AMERICA board identified several potential benefits of the merger in addition to the joint benefits identified above, including the following:

     (1) the combination with Healtheon will allow MEDE AMERICA to access internet e-commerce technology at a faster pace than could be achieved through internal development, enabling MEDE AMERICA to accelerate growth in internet transaction volume and related revenues;

     (2) the implied value of the merger consideration on the date of the reorganization agreement ($30.14), which represented a premium of approximately 37% over the market price of MEDE AMERICA's stock immediately before the announcement of the transaction and 132% over the price to the public in MEDE AMERICA's IPO, which had occurred two months before;

     (3) the opinion of Salomon Smith Barney as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. This opinion is subject to assumptions and limitations noted in the opinion and described under "Opinion of MEDE AMERICA's financial advisor," and stockholders should carefully read both that section and the opinion of Salomon Smith Barney, which is attached to this document as Annex E;

     (4) the opportunity afforded to MEDE AMERICA stockholders to participate in the potential growth of the combined company following the reorganization or to realize their investment in a market that has been more active and liquid than the market for MEDE AMERICA stock; and

     (5) the tax-free nature of the merger, which will allow MEDE AMERICA stockholders to defer tax on gains until they sell the Healtheon stock they receive in the reorganization.

     The MEDE AMERICA board also identified and considered a variety of potential negative factors in its deliberations concerning the reorganization, including, but not limited to:

          (1) the risk to MEDE AMERICA's stockholders that the value to be received in the reorganization could decline significantly due to potential declines in the trading price of Healtheon stock, which has been extremely volatile since its IPO;

          (2) the loss of control over the future operations of MEDE AMERICA following the reorganization;

          (3) the impact of the loss of MEDE AMERICA's status as an independent company on MEDE AMERICA's stockholders, optionholders, employees and customers;

          (4) the risk that the potential strategic benefits sought in the MEDE AMERICA reorganization might not be realized;

          (5) the possibility that the MEDE AMERICA reorganization might not be consummated and the potential adverse effects of the public announcement of the MEDE AMERICA reorganization on:

             (a) MEDE AMERICA's sales and operating results;

             (b) MEDE AMERICA's ability to attract and retain key employees; and

             (c) MEDE AMERICA's overall competitive position;

          (6) the risk that, despite the efforts of Healtheon and MEDE AMERICA, key technical and management personnel might not remain employees of Healtheon/WebMD following the closing of the merger; and

          (7) the transaction costs expected to be incurred in connection with the reorganization transactions and the other risks described under "Risk Factors" beginning on page 28.

     After due consideration, the MEDE AMERICA board concluded that the risks associated with the proposed MEDE AMERICA reorganization were outweighed by the potential benefits of the merger.

     During the process of evaluating the Healtheon offer, the MEDE AMERICA's board also considered the provisions of the merger agreement that prohibited solicitation of third-party bids and the acceptance,
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approval or recommendation of any unsolicited third-party bids. After fully discussing these matters during its deliberations, the MEDE AMERICA board determined that the benefits of the Healtheon offer justified these conditions and proceeded to approve the merger.

     The foregoing discussion of the information and factors considered by the MEDE AMERICA board is not intended to be exhaustive but is believed to include all material factors considered by MEDE AMERICA's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the MEDE AMERICA board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the MEDE AMERICA board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with MEDE AMERICA's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MEDE AMERICA board may have given different weight to different factors. The MEDE AMERICA board of directors considered all these factors as a whole and believed the factors supported its determination to approve the Healtheon/MEDE AMERICA reorganization. After taking into consideration all of the factors set forth above, MEDE AMERICA's board concluded that the Healtheon/MEDE AMERICA reorganization was fair to, and in the best interests of, MEDE AMERICA and its stockholders and that MEDE AMERICA should proceed with the MEDE AMERICA reorganization.

RECOMMENDATION OF MEDE AMERICA'S BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF MEDE AMERICA HAS DETERMINED THAT THE MEDE AMERICA REORGANIZATION IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE REORGANIZATION.

     In considering the recommendation of the MEDE AMERICA board of directors with respect to the MEDE AMERICA reorganization, you should be aware that certain directors and officers of MEDE AMERICA have interests in the reorganization that are different from, or are in addition to the interests of MEDE AMERICA stockholders generally. Please see the section entitled "Interests of certain persons in the MEDE AMERICA reorganization" on page 95.

OPINION OF MEDE AMERICA'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by MEDE AMERICA to act as its financial advisor in connection with the proposed reorganization. In connection with its engagement, MEDE AMERICA requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of MEDE AMERICA common stock of the exchange ratio provided for in the merger. On April 19, 1999, at a meeting of the MEDE AMERICA board held to evaluate the proposed reorganization, Salomon Smith Barney delivered to the MEDE AMERICA board an oral opinion, subsequently confirmed by delivery of a written opinion dated April 20, 1999, the date of the reorganization agreement, to the effect that, as of the date of the written opinion and based upon and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of MEDE AMERICA common stock.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the merger agreement;

     - held discussions with senior officers, directors and other representatives and advisors of MEDE AMERICA and senior officers and other representatives and advisors of Healtheon concerning the businesses, operations and prospects of MEDE AMERICA and Healtheon;

     - examined publicly available business and financial information relating to MEDE AMERICA and Healtheon as well as financial forecasts and other information and data for MEDE AMERICA and Healtheon which were provided to or otherwise discussed with Salomon Smith Barney by the
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       managements of MEDE AMERICA and Healtheon, including information relating to strategic implications and operational benefits anticipated to result from the reorganization;

     - reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MEDE AMERICA common stock and Healtheon common stock, the historical and projected earnings and other operating data of MEDE AMERICA and Healtheon, and the capitalization and financial condition of MEDE AMERICA and Healtheon;

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the reorganization;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MEDE AMERICA and Healtheon;

     - evaluated the potential pro forma financial impact of the reorganization on Healtheon; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to these financial forecasts and other information and data, the managements of MEDE AMERICA and Healtheon advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MEDE AMERICA and Healtheon as to the future financial performance of MEDE AMERICA and Healtheon and the strategic implications and operational benefits anticipated to result from the reorganization.

     Salomon Smith Barney assumed, with the consent of MEDE AMERICA, that the reorganization will be treated as a "tax-free" reorganization for federal income tax purposes. Salomon Smith Barney's opinion relates to the relative values of MEDE AMERICA and Healtheon. Salomon Smith Barney did not express any opinion as to what the value of Healtheon common stock actually will be when issued to MEDE AMERICA stockholders pursuant to the reorganization or the prices at which the Healtheon common stock will trade subsequent to the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MEDE AMERICA or Healtheon nor did Salomon Smith Barney make any physical inspection of the properties or assets of MEDE AMERICA or Healtheon.

     In connection with its opinion, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of MEDE AMERICA; however, Salomon Smith Barney, at the request of MEDE AMERICA, did solicit third party indications of interest in the possible acquisition of MEDE AMERICA prior to MEDE AMERICA's initial public offering in February 1999. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the reorganization as compared to any alternative business strategies that might exist for MEDE AMERICA or the effect of any other transaction in which MEDE AMERICA might engage. Salomon Smith Barney's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the reorganization, which was determined through negotiation between MEDE AMERICA and Healtheon. No other instructions or limitations were imposed by MEDE AMERICA on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

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

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by MEDE AMERICA based on its experience, expertise and familiarity with MEDE AMERICA and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED APRIL 20, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS ANNEX E AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE MEDE AMERICA BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE REORGANIZATION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED REORGANIZATION. THE SUMMARY OF SALOMON SMITH BARNEY'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The order in which Salomon Smith Barney's analyses are described, and the results derived from its analyses, do not represent the relative weight or importance given to the analyses by Salomon Smith Barney.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing on or about April 20, 1999, many of which are beyond the control of MEDE AMERICA and Healtheon. No company, transaction or business used in those analyses as a comparison is identical to MEDE AMERICA, Healtheon or the proposed reorganization, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the reorganization, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the MEDE AMERICA board in its evaluation of the merger and should not be viewed as determinative of the views of the MEDE AMERICA board or management with respect to the exchange ratio or the proposed reorganization.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion. CERTAIN OF THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND SALOMON SMITH BARNEY'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND

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

ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

MEDE AMERICA Public Market Analysis

     Salomon Smith Barney derived an implied equity reference range for MEDE AMERICA by performing a public market analysis. A public market analysis provides a valuation range based, among other things, on the trading multiples of a group of publicly traded peer companies. Salomon Smith Barney compared financial information of MEDE AMERICA with similar information for the following two groups of publicly traded companies:

     Healthcare Electronic Data Interchange Companies

     - MedQuist Inc.
     - National Data Corporation
     - QuadraMed Corporation

     Other Electronic Data Interchange Companies

     - Harbinger Corp.
     - QRS Corporation
     - Sterling Commerce, Inc.

     Salomon Smith Barney compared, among other things, market prices as a multiple of estimated calendar years 1999 and 2000 earnings per share, adjusted for after-tax amortization related to purchase accounting, and firm value, calculated as equity value, plus debt, less cash, as a multiple of estimated calendar year 1999 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. All multiples were based on closing stock prices on April 20, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for MEDE AMERICA were based on internal estimates of the management of MEDE AMERICA.

     Applying a range of selected multiples of estimated calendar years 1999 and 2000 adjusted earnings per share and estimated calendar year 1999 EBITDA for the selected companies to corresponding financial data of MEDE AMERICA resulted in an implied reference range for MEDE AMERICA of approximately $16.28 to $20.24 per share, as compared to the equity value implied by the exchange ratio of approximately $30.14 per share based on the closing stock price of Healtheon common stock on April 20, 1999.

Precedent Transactions Analysis

     Salomon Smith Barney derived an implied per share equity reference range for MEDE AMERICA by performing a precedent transactions analysis. A precedent transaction analysis provides a valuation range based, among other things, on the purchase prices paid in transactions involving peer companies in the same or similar industries as the company or business segment analyzed. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following seven selected transactions:

           ACQUIROR                                        TARGET
           --------                                        ------
Quintiles Transnational Corp.      Envoy Corporation
HBO & Company                      Access Health, Inc.
QuadraMed Corporation              Pyramid Health Group
Envoy Corporation                  ExpressBill, Inc.
National Data Corporation          Physician Support Systems Inc.
National Data Corporation          C.I.S. Technologies, Inc.
Envoy Corporation                  National Electronic Information Corporation
First Data Corporation             Merchant Processing & POS Business (Envoy Corporation)

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

     Salomon Smith Barney compared the firm values implied by the purchase prices in the selected transactions as multiples of, among other things, latest 12 months revenues and EBITDA. All multiples were based on financial information available at the announcement date of the relevant transaction.

     Applying a range of selected multiples for the selected transactions of latest 12 months revenues and EBITDA to calendar year 1998 revenues and calendar years 1998 and 1999 EBITDA of MEDE AMERICA resulted in an implied reference range for MEDE AMERICA of approximately $21.88 to $27.48 per share, as compared to the equity value implied by the exchange ratio of approximately $30.14 per share based on the closing stock price of Healtheon common stock on April 20, 1999.

Discounted Cash Flow Analysis

     Salomon Smith Barney derived an implied per share equity reference range for MEDE AMERICA by performing a five-year discounted cash flow analysis, based on internal estimates of the management of MEDE AMERICA, on the stand-alone unlevered free cash flows of MEDE AMERICA. A discounted cash flow analysis determines the net present value of the projected free cash flows of a company or business segment. The range of estimated terminal values for MEDE AMERICA was calculated by applying terminal value multiples of 11.0x to 15.0x, with particular focus on terminal value multiples of 12.0x to 14.0x, to the projected 2003 EBITDA of MEDE AMERICA. The cash flows and terminal values were discounted to present value using discount rates ranging from 12% to 14%, with particular focus on discount rates of 12.5% to 13.5%.

     Based on terminal multiples of 12.0x to 14.0x and discount rates of 12.5% to 13.5%, this analysis resulted in an implied per share equity reference range for MEDE AMERICA of approximately $23.24 to $27.06 per share, as compared to the equity value implied by the exchange ratio of approximately $30.14 per share based on the closing stock price of Healtheon common stock on April 20, 1999.

Premiums Analysis

     Salomon Smith Barney analyzed the premiums implied by the exchange ratio in the reorganization based on the closing stock price of Healtheon common stock on April 20, 1999 and based on the closing stock prices of MEDE AMERICA common stock on the date of its initial public offering, over the 10 day trading period ending April 20, 1999. This analysis indicated the following implied premiums:

                                                              MEDE AMERICA AT
                                                              EXCHANGE RATIO
                                                              ---------------
Implied premium to initial public offering of MEDE AMERICA
  on February 1, 1999.......................................       131.9%
Implied premium to 10 trading day average ending April 20,
  1999......................................................        51.2%
Implied premium on April 20, 1999...........................        36.6%

Historical Exchange Ratio Analysis

     Salomon Smith Barney reviewed the relationship between the daily closing prices of MEDE AMERICA common stock and Healtheon common stock during the period beginning on the date of Healtheon's initial public offering on February 11, 1999 through April 20, 1999 and the implied historical exchange ratios determined by dividing the price per share of MEDE AMERICA common stock by the price per share of Healtheon common stock over that period. The following compares the exchange ratio in the reorganization with the high, low and average of such historical exchange ratios:

   HIGH HISTORICAL        LOW HISTORICAL     AVERAGE HISTORICAL         MERGER
   EXCHANGE RATIO         EXCHANGE RATIO       EXCHANGE RATIO       EXCHANGE RATIO
   ---------------        --------------     ------------------     --------------
        0.719                 0.278                0.463                0.6593

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

Pro Forma Earnings Per Share Impact on Healtheon

     Salomon Smith Barney analyzed the potential pro forma financial effects of the reorganization on, among other things, Healtheon's earnings per share for calendar years 1999 and 2000, based on internal estimates of the managements of MEDE AMERICA and Healtheon and without giving effect to potential synergies that may result from the merger. The results of the pro forma merger analysis suggested that the merger could be dilutive to, or result in a decrease in, Healtheon's earnings per share in calendar years 1999 and 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

     Pursuant to the terms of its engagement, MEDE AMERICA has agreed to pay Salomon Smith Barney upon completion of the reorganization an aggregate financial advisory fee equal to 0.7% of the aggregate consideration, including liabilities assumed, payable in connection with the merger. MEDE AMERICA has also agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Salomon Smith Barney has advised MEDE AMERICA that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MEDE AMERICA and Healtheon for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to MEDE AMERICA unrelated to the proposed reorganization, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with MEDE AMERICA, Healtheon and their respective affiliates.

INTERESTS OF CERTAIN PERSONS IN THE MEDE AMERICA REORGANIZATION

     When considering the recommendation of MEDE AMERICA's board of directors, MEDE AMERICA stockholders should be aware that some of the directors and officers of MEDE AMERICA have interests in the reorganization and have arrangements that are different from, or are in addition to those of MEDE AMERICA stockholders generally. These include:

     - Board of Directors. Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C., two significant stockholders of MEDE AMERICA, will have the right to select one nominee to the board of directors of Healtheon. Thomas E. McInerney and Anthony J. de Nicola, directors of MEDE AMERICA, are general partners of WCAS. Timothy M. Murray, a director of MEDE AMERICA, is a principal of William Blair & Co.

     - Registration Rights. Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will have the right to require Healtheon/WebMD to register for resale up to 6,000,000 of the shares of Healtheon/WebMD common stock that they receive as a result of the reorganization.

     - Stock Option Grants. Employees of MEDE AMERICA will receive options to purchase an aggregate of 700,000 shares of Healtheon/WebMD common stock, with an exercise price of $45.72 per share, following the completion of the reorganization, to be allocated individually at a later date. The options will vest over four years, and are intended to serve as compensation for continued service to Healtheon/WebMD.

     - Potential Vesting of Options. In the event that employees of MEDE AMERICA have their employment terminated without cause or are constructively terminated by Healtheon/WebMD within two years after the completion of the reorganization, any options that were held by those employees prior to the completion of the reorganization will vest fully.

     - Vesting of Warrants. Medic Computer Systems, Inc. holds a warrant to purchase 1,250,000 shares of MEDE AMERICA common stock that would vest at the time the merger is completed. One of the members of the MEDE AMERICA board of directors, Alan Winchester, sits as a designee of Medic.

     - Transaction Fee. If the MEDE AMERICA reorganization is completed, William Blair & Co., L.L.C. will receive a transaction fee of 0.05% of the MEDE AMERICA reorganization transaction value, which is based on the closing price of the Healtheon common stock for the five trading days preceding the closing.

     - Indemnification. Healtheon and MEDE AMERICA directors have customary rights to indemnification.

     As a result, these directors could be more likely to vote to approve the reorganization agreement and the reorganization than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MEDE AMERICA REORGANIZATION

     The reorganization will be completed when all of the conditions to completion of the reorganization are satisfied or waived, including approval and adoption of the reorganization agreement and approval of the merger by the stockholders of MEDE AMERICA. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MEDE AMERICA REORGANIZATION AND CONVERSION OF MEDE AMERICA COMMON STOCK

     Merc Acquisition Corp., a newly formed and wholly owned subsidiary of Healtheon/WebMD, will be merged with and into MEDE AMERICA. As a result of the merger, the separate corporate existence of Merc will cease and MEDE AMERICA will survive the reorganization as a wholly owned subsidiary of Healtheon/WebMD.

     Upon completion of the reorganization, each outstanding share of MEDE AMERICA common stock will be automatically canceled and converted into the right to receive a specific number of shares of Healtheon/WebMD common stock. The number of shares of Healtheon/WebMD common stock that will be issued in exchange for each outstanding share of MEDE AMERICA common stock is referred to as the exchange ratio. The exchange ratio in the reorganization will depend upon the average closing price of Healtheon common stock as reported on Nasdaq for the ten trading day periods ending on July 30, 1999 and ending two days before the date of the MEDE AMERICA stockholder meeting.

     - If the lower average closing sale price of Healtheon common stock for such periods is between $38.68 and $63.70, the exchange ratio in the reorganization will be 0.6593.

     - If the average closing price of Healtheon common stock is less than $38.68 for the period ending July 30, 1999, Healtheon may adjust the exchange ratio within the next 24 hour period, to equal the quotient obtained by dividing $25.50 by such average price. If the average closing sale price of Healtheon common stock for the ten day period ending two days before the special meeting is less than the average price for the July 30 period, Healtheon may elect to further adjust the exchange ratio no later than 24 hours prior to the MEDE AMERICA stockholder meeting, to equal the quotient obtained by dividing $25.50 by such lower average price.

     - If the average price for the July 30 period is equal to or greater than $38.68, but the average closing sale price for the ten day period ending two days prior to the special meeting is less than $38.68, Healtheon may adjust the exchange ratio no later than 24 hours prior to the MEDE AMERICA stockholders meeting to equal the quotient obtained by dividing $25.50 by such lower average sale price.

     - If the lower average closing sale price of Healtheon common stock is greater than $63.70, for the ten consecutive trading day periods, MEDE AMERICA may adjust the exchange ratio no later than

       24 hours prior to the MEDE AMERICA stockholder meeting, to equal the quotient obtained by dividing $42.00 by such lower average price.

     The exchange ratio will also be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Healtheon common stock or MEDE AMERICA common stock occurring prior to the completion of the reorganization.

     No certificate or scrip representing fractional shares of Healtheon/WebMD common stock will be issued in connection with the merger. Instead MEDE AMERICA stockholders will receive cash, without interest, in lieu of a fraction of a share of Healtheon/WebMD common stock.

EXCHANGE OF MEDE AMERICA STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK
CERTIFICATES

     When the reorganization is completed, Healtheon/WebMD's exchange agent will mail to MEDE AMERICA stockholders a letter of transmittal and instructions for use in surrendering MEDE AMERICA stock certificates in exchange for Healtheon/WebMD stock certificates. When MEDE AMERICA stockholders deliver their MEDE AMERICA stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, their MEDE AMERICA stock certificates will be canceled and MEDE AMERICA stockholders will receive Healtheon/WebMD stock certificates. MEDE AMERICA stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Healtheon/WebMD common stock which would have been otherwise issuable to MEDE AMERICA stockholders in the reorganization.

     YOU SHOULD NOT SUBMIT YOUR MEDE AMERICA STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     MEDE AMERICA stockholders are not entitled to receive any dividends or other distributions on Healtheon/WebMD common stock until the reorganization is completed and they have surrendered their MEDE AMERICA stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of MEDE AMERICA stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, MEDE AMERICA stockholders will be paid the amount of any dividends or other distributions, without interest, with a record date after the completion of the reorganization which were previously paid with respect to their whole shares of Healtheon/WebMD common stock. At the appropriate payment date, MEDE AMERICA stockholders will also receive the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their MEDE AMERICA stock certificates for Healtheon/WebMD stock certificates.

     Healtheon/WebMD will only issue MEDE AMERICA stockholders a Healtheon/WebMD stock certificate or a check in lieu of a fractional share in a name in which the surrendered MEDE AMERICA stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MEDE AMERICA
REORGANIZATION

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to MEDE AMERICA stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

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

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities;

     - if you are a tax-exempt organization;

     - if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - if you are a foreign person or entity;

     - if you are a financial institution or insurance company;

     - if you do not hold your MEDE AMERICA shares as capital assets;

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - if you hold MEDE AMERICA shares as part of an integrated investment, including a "straddle", comprised of shares of MEDE AMERICA common stock and one or more other positions; or

     - if you hold MEDE AMERICA shares subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

     In addition, we do not discuss the tax consequences of the reorganization under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the reorganization, whether or not any such transactions are undertaken in connection with the reorganization, including without limitation any transaction in which MEDE AMERICA shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire MEDE AMERICA capital stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE REORGANIZATION.

     Tax implications for MEDE AMERICA and MEDE AMERICA stockholders

     Counsel to Healtheon, Wilson Sonsini Goodrich & Rosati, and counsel to MEDE AMERICA, Reboul, MacMurray, Hewitt, Maynard & Kristol, are of the opinion that the merger of MEDE AMERICA with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code. This means that, subject to the limitations and qualifications described below in this section:

     - MEDE AMERICA stockholders will not recognize gain or loss when they receive Healtheon/ WebMD common stock solely in exchange for their shares of MEDE AMERICA common stock in the MEDE AMERICA merger, except on cash received for a fractional share of Healtheon/ WebMD common stock;

     - Cash payments received by MEDE AMERICA stockholders for a fractional share of Healtheon/ WebMD common stock should be treated as if such fractional share had been issued in the merger and then redeemed by Healtheon/WebMD. You should recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of MEDE AMERICA common stock will be the same as the aggregate tax basis of the MEDE AMERICA stock surrendered in the exchange;

     - The holding period of the Healtheon/WebMD common stock received by holders of MEDE AMERICA stock in the MEDE AMERICA merger will include the period the exchanged MEDE AMERICA stock was considered to be held, provided that the MEDE AMERICA stock surrendered is held as a capital asset at the time of the MEDE AMERICA reorganization; and

     - MEDE AMERICA will not recognize gain solely as a result of the MEDE AMERICA reorganization.

Limitations on the tax opinions

     MEDE AMERICA has not requested a ruling from the IRS with regard to any of the federal income tax consequences of the MEDE AMERICA reorganization.

     The opinions described above do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon assumptions.

Consequences of a contrary IRS determination

     A successful IRS challenge to the reorganization status of the MEDE AMERICA reorganization would result in a MEDE AMERICA stockholder recognizing gain or loss with respect to each share of MEDE AMERICA stock surrendered. This gain or loss would equal the difference between the stockholder's basis in the MEDE AMERICA share and the fair market value, at the time of the Healtheon-WebMD reorganization, of the Healtheon/WebMD common stock received. In such event, a stockholder's aggregate basis in the Healtheon/WebMD common stock received would equal its fair market value, and the stockholder's holding period for the Healtheon/WebMD stock would begin the day after the MEDE AMERICA reorganization.

     Even if the MEDE AMERICA reorganization qualifies as a reorganization, a recipient of shares of Healtheon/WebMD common stock would recognize gain to the extent that those shares were considered to be received in exchange for services. Gain would also have to be recognized to the extent that a holder of MEDE AMERICA stock was treated as receiving, directly or indirectly, consideration other than Healtheon/WebMD common stock in exchange for the holder's MEDE AMERICA stock. All or a portion of those gain amounts may be taxable as ordinary income.

ACCOUNTING TREATMENT OF THE MEDE AMERICA REORGANIZATION

     Healtheon and MEDE AMERICA intend to account for the reorganization as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the reorganization, the results of operations of MEDE AMERICA will be included in the consolidated financial statements of Healtheon/WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of MEDE AMERICA acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MEDE AMERICA REORGANIZATION

     The reorganization is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has expired. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the reorganization on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the reorganization, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the reorganization. Additionally, at any time before or after the completion of the reorganization, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the reorganization could be made and if a challenge is made we may not prevail.

     Neither Healtheon nor MEDE AMERICA is aware of any other material governmental or regulatory approval required for completion of the reorganization, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MEDE AMERICA AND HEALTHEON

     The shares of Healtheon/WebMD common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to any person who is an affiliate of either Healtheon/ WebMD or MEDE AMERICA. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Healtheon or MEDE AMERICA and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the reorganization except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON COMMON STOCK TO BE ISSUED IN THE MEDE AMERICA REORGANIZATION

     It is a condition to the closing of the reorganization that the shares of Healtheon/WebMD common stock to be issued in the reorganization be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF MEDE AMERICA COMMON STOCK AFTER THE MEDE AMERICA REORGANIZATION

     If the reorganization is completed, MEDE AMERICA common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE MEDE AMERICA REORGANIZATION

     Following the reorganization, MEDE AMERICA will continue its operations as a wholly owned subsidiary of Healtheon/WebMD. The stockholders of MEDE AMERICA will become stockholders of Healtheon/WebMD, and their rights as stockholders will be governed by the Healtheon/WebMD certificate of incorporation, the Healtheon/WebMD bylaws and the laws of the State of Delaware. See "Comparison of rights of holders of MEDE AMERICA common stock and Healtheon/WebMD common stock" on page 139.

                   THE MEDE AMERICA REORGANIZATION AGREEMENT

     This section of the proxy statement/prospectus describes the MEDE AMERICA reorganization agreement. While we believe that the description covers the material terms of the reorganization agreement, this summary may not contain all of the information that is important to you. The reorganization agreement is attached to this proxy statement/prospectus as Annex B and we urge you to read it carefully.

REPRESENTATIONS AND WARRANTIES

     Healtheon and MEDE AMERICA each made representations and warranties in the reorganization agreement regarding aspects of their businesses, financial condition, structure and other facts pertinent to the reorganization, including:

     - capitalization

     - changes in our businesses since December 31, 1998

     - intellectual property used in our businesses

     - material contracts

     In addition, MEDE AMERICA made additional representations and warranties regarding payments, if any, required to be made by MEDE AMERICA to employees and directors because of the reorganization and the fairness opinion received by MEDE AMERICA from its financial advisor.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the reorganization agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

MEDE AMERICA'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MEDE AMERICA REORGANIZATION

     MEDE AMERICA agreed that until the completion of the reorganization or unless Healtheon consents in writing, MEDE AMERICA and its subsidiaries will use commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings

     MEDE AMERICA also agreed that until the completion of the reorganization or unless Healtheon consents in writing, MEDE AMERICA and its subsidiaries would conduct their business in compliance with specific restrictions relating to the following:

     - the issuance and redemption of securities

     - employees and employee benefits and remuneration

     - MEDE AMERICA's intellectual property

     - the issuance of dividends or other distributions

     - modification of MEDE AMERICA's certificate of incorporation and bylaws

     - the liquidation or restructuring of, or merger involving, MEDE AMERICA

     - the acquisition of assets or other entities

     - capital expenditures

     - the disposition of MEDE AMERICA's assets

     - the incurrence of indebtedness

     - entrance into, modification or termination of contracts

     - accounting policies and procedures

     - actions which would jeopardize the tax treatment of the reorganization

     The agreements related to the conduct of MEDE AMERICA's business in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the sections of the reorganization agreement entitled "Conduct of business by the company."

HEALTHEON'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MEDE AMERICA REORGANIZATION

     Healtheon agreed that until the completion of the reorganization or unless MEDE AMERICA consents in writing, Healtheon and its subsidiaries would conduct their business so as not to jeopardize the tax treatment of the reorganization.

NO OTHER NEGOTIATIONS INVOLVING MEDE AMERICA

     Until the reorganization is completed or the reorganization agreement is terminated, MEDE AMERICA has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any Acquisition Proposal, as defined below

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - disclose any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal

     - approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction, as defined below

     Notwithstanding the limitations on MEDE AMERICA's actions, MEDE AMERICA may furnish information and engage in negotiations in response to an unsolicited, bona fide "Superior Offer" made by a third party, provided that MEDE AMERICA's board has concluded, on the advice of outside counsel, that:

     - such action is necessary to comply with its fiduciary obligations;

     - MEDE AMERICA notifies Healtheon/WebMD beforehand, and enters into a confidentiality agreement with such third party having terms no less favorable to MEDE AMERICA than those contained in its confidentiality agreement with Healtheon/WebMD; and

     - MEDE AMERICA provides any nonpublic information disclosed to the third party to Healtheon/WebMD.

     A "Superior Offer" is any of the following transactions which the board of MEDE AMERICA determines, after consultation with a financial adviser of national reputation, is more favorable to MEDE AMERICA's stockholders than the MEDE AMERICA reorganization:

     - any merger or consolidation in which the MEDE AMERICA stockholders before the transaction hold less than 50% of the equity interest in the surviving entity;

     - any sale or other disposition of assets of MEDE AMERICA representing in excess of 85% of the fair market value of MEDE AMERICA's business;

     - the acquisition by any person or group of ownership of 85% or more of the then outstanding stock of MEDE AMERICA.

     MEDE AMERICA has agreed to promptly inform Healtheon as to any Acquisition Proposal, request for non-public information or inquiry which MEDE AMERICA believes would lead to an Acquisition Proposal, including the identity of the person, entity or group making the Acquisition Proposal, request or inquiry and the material terms of the Acquisition Proposal, request or inquiry. MEDE AMERICA has agreed to inform Healtheon of the status and details of any Acquisition Proposal.

     An ACQUISITION PROPOSAL is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Healtheon.

     An ACQUISITION TRANSACTION is any transaction involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of MEDE AMERICA or any of its subsidiaries

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of MEDE AMERICA

     - any merger, consolidation, business combination or similar transaction involving MEDE AMERICA

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of MEDE AMERICA

     - any liquidation or dissolution of MEDE AMERICA

MEDE AMERICA'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by MEDE AMERICA when the reorganization is completed will become employees of Healtheon/WebMD or one of its subsidiaries, although Healtheon/WebMD may terminate these employees at any time. Healtheon/WebMD and MEDE AMERICA will work together to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits to MEDE AMERICA employees generally equivalent in the aggregate to those provided to similarly situated employees of Healtheon/WebMD. MEDE AMERICA will terminate its separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the reorganization. Healtheon/WebMD has agreed to maintain MEDE AMERICA's employee severance policy for one year following the reorganization.

TREATMENT OF MEDE AMERICA STOCK OPTIONS AND WARRANTS

     Upon completion of the reorganization, each outstanding option or warrant to purchase MEDE AMERICA common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Healtheon/WebMD common stock equal to the number of shares of MEDE AMERICA common stock that could have been obtained before the reorganization upon the exercise of each option or warrant times the exchange ratio, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of MEDE AMERICA common stock subject to the option or warrant before conversion divided by the exchange ratio, rounded up to the nearest whole cent.

     The other terms of each option and the MEDE AMERICA option plans referred to above under which the options were issued will continue to apply in accordance with their terms. Upon completion of the reorganization, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by MEDE AMERICA which provide for grants of equity-based awards will be amended or converted into a similar instrument of Healtheon, with certain adjustments to preserve their value. The other terms of each MEDE

AMERICA award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, except that Healtheon has agreed to provide for the options of any employees who are terminated without cause or are constructively terminated within two years following the reorganization to become fully vested.

     Healtheon/WebMD intends to file a registration statement on Form S-8, if available, for the shares of Healtheon/WebMD common stock issuable with respect to options under the MEDE AMERICA stock option plans and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

GRANT OF HEALTHEON/WEBMD STOCK OPTIONS

     Healtheon/WebMD agreed to grant options to purchase 700,000 shares at a per share price of $45.72 to employees of MEDE AMERICA immediately following the reorganization. These options will be granted in reasonable and customary amounts sufficient to provide adequate incentive to former MEDE AMERICA employees in connection with their service on behalf of Healtheon/WebMD.

CONDITIONS TO COMPLETION OF THE MEDE AMERICA REORGANIZATION

     Our respective obligations to complete the reorganization and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the reorganization:

     - the reorganization agreement must be approved and adopted and the reorganization must be approved by the holders of a majority of the outstanding shares of MEDE AMERICA stock

     - no law, regulation or order must be enacted or issued which has the effect of making the reorganization illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the reorganization agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Healtheon/WebMD and MEDE AMERICA must each receive from their respective tax counsel, an opinion to the effect that the reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either Healtheon/WebMD or MEDE AMERICA does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

     - the shares of Healtheon/WebMD common stock to be issued in the reorganization must be authorized for listing on Nasdaq, subject to notice of issuance

     MEDE AMERICA's obligations to complete the reorganization and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the reorganization:

     - Healtheon/WebMD's representations and warranties must be true and correct as of April 20, 1999 and as of the date the reorganization is to be completed, subject to certain exceptions, as if made as of that time except:

        - to the extent Healtheon/WebMD's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        - if any of these representations and warranties are not true and correct but the effect in each case, and in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than that concerning Healtheon/WebMD's board approval (which must be true and correct in all material respects), is not and does not have a material adverse effect on Healtheon/WebMD, then this condition will be deemed satisfied

        - Healtheon/WebMD must perform or comply in all material respects with all of its agreements and covenants required by the reorganization agreement to be performed or complied with by Healtheon/WebMD at or before completion of the reorganization

        - No material adverse effect with respect to Healtheon/WebMD, taken as a whole with its subsidiaries, shall have occurred since April 20, 1999 and be continuing

        - Healtheon/WebMD must obtain the consent of holders of registration rights relating to Healtheon/WebMD's common stock

     Healtheon/WebMD's obligations to complete the reorganization and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the reorganization:

     - MEDE AMERICA's representations and warranties must be true and correct as of April 20, 1999 and as of the date the reorganization is to be completed as if made as of such time except:

        - to the extent MEDE AMERICA's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning MEDE AMERICA's capital structure, obligations with respect to capital stock, board approval and, receipt of the fairness opinion, which must be true and correct in all material respects, is not and does not have a material adverse effect on MEDE AMERICA, then this condition will be deemed satisfied

        - MEDE AMERICA must perform or comply in all material respects with all of its agreements and covenants required by the reorganization agreement to be performed or complied with by MEDE AMERICA at or before completion of the reorganization

        - No material adverse effect with respect to MEDE AMERICA, taken as a whole with its subsidiaries, shall have occurred since April 20, 1999 and be continuing

        - All existing agreements by MEDE AMERICA to register its shares must have been terminated.

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets including intangible assets, capitalization, financial condition or results of operations of an entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in trading prices for such entity's capital stock which do not result from an event which itself has a material adverse effect.

TERMINATION OF THE MEDE AMERICA REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated at any time prior to completion of the reorganization, whether before or after approval and adoption of the reorganization agreement and approval of the reorganization by MEDE AMERICA stockholders:

     - by mutual consent of Healtheon/WebMD and MEDE AMERICA

     - by Healtheon/WebMD or MEDE AMERICA, if the reorganization is not completed before September 30, 1999 except that the right to terminate the reorganization agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the reorganization to occur on or before September 30, 1999 and such action or failure to act constitutes a material breach of the reorganization agreement

     - by Healtheon/WebMD or MEDE AMERICA, if there is any order of a court or governmental authority having jurisdiction over either of us permanently enjoining, restraining or prohibiting the completion of the reorganization which is final and nonappealable

     - by Healtheon/WebMD or MEDE AMERICA, if the reorganization agreement fails to receive the requisite vote for approval and adoption by the stockholders of MEDE AMERICA at the MEDE AMERICA special meeting, except that the right to terminate the reorganization agreement pursuant to this provision by MEDE AMERICA is not available to MEDE AMERICA where the failure to obtain MEDE AMERICA stockholder approval was caused by the action or failure to act by MEDE AMERICA and such action or failure to act constitutes a material breach of the reorganization agreement

     - by Healtheon/WebMD, at any time prior to the adoption and approval of the reorganization agreement and the reorganization by the required vote of MEDE AMERICA stockholders:

        - if MEDE AMERICA's board of directors withdraws or amends or modifies in a manner adverse to Healtheon/WebMD its unanimous recommendation in favor of the adoption and approval of the reorganization agreement or the approval of the reorganization

        - if MEDE AMERICA enters into a letter of intent accepting an Acquisition Proposal

        - if MEDE AMERICA's board of directors approves or recommends any Acquisition Proposal

        - if a tender or exchange offer relating to the securities of MEDE AMERICA is commenced by a person unaffiliated with Healtheon/WebMD, and MEDE AMERICA does not send to its securityholders within 10 business days after such tender or exchange offer is first commenced a statement disclosing that MEDE AMERICA recommends rejection of such tender or exchange offer

     - by MEDE AMERICA, upon a breach of any representation, warranty, covenant or agreement on the part of Healtheon/WebMD set forth in the reorganization agreement, or if any of Healtheon/ WebMD's representations or warranties are or become untrue so that the corresponding condition to completion of the reorganization would not be met. However, if the breach or inaccuracy is curable by Healtheon/WebMD through the exercise of its commercially reasonable efforts, and Healtheon/WebMD continues to exercise such commercially reasonable efforts, MEDE AMERICA may not terminate the reorganization agreement if the breach or inaccuracy is cured prior to September 30, 1999

     - by Healtheon/WebMD, upon a breach of any representation, warranty, covenant or agreement on the part of MEDE AMERICA set forth in the reorganization agreement, or if any of MEDE AMERICA's representations or warranties are or become untrue so that the corresponding condition to completion of the reorganization would not be met. However, if the breach or inaccuracy is curable by MEDE AMERICA through the exercise of its commercially reasonable efforts and MEDE AMERICA continues to exercise such commercially reasonable efforts Healtheon may not terminate the reorganization agreement if the breach or inaccuracy is cured prior to September 30, 1999

     - by Healtheon/WebMD, if the lower average trading price of its common stock for the ten trading day periods ending July 30, 1999 and ending two days prior to the MEDE AMERICA stockholders meeting is greater than $63.70 and MEDE AMERICA does not elect to adjust the exchange ratio

     - by MEDE AMERICA, if the average trading price of Healtheon's common stock for either of the ten trading day periods ending July 30, 1999 and ending two days prior to the MEDE AMERICA stockholders meeting is less than $38.68 and Healtheon/WebMD does not elect to adjust the exchange ratio

PAYMENT OF TERMINATION FEE

     MEDE AMERICA will pay Healtheon/WebMD a termination fee of $15 million promptly, but not later than, two days after the reorganization agreement is terminated by Healtheon/WebMD if:

     - MEDE AMERICA's board of directors withdraws or amends or modifies in a manner adverse to Healtheon its unanimous recommendation in favor of the adoption and approval of the reorganization agreement or the approval of the reorganization

     - MEDE AMERICA enters into a letter of intent accepting an Acquisition Proposal

     - MEDE AMERICA's board of directors approves or recommends any Acquisition Proposal, or

     - a tender or exchange offer relating to the securities of MEDE AMERICA is commenced by a person unaffiliated with Healtheon/WebMD and MEDE AMERICA does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that MEDE AMERICA recommends rejection of such tender or exchange offer

     Also, in the event that the reorganization agreement is terminated by either Healtheon/WebMD or MEDE AMERICA because (1) the reorganization has not been consummated by September 30, 1999 or (2) the failure to obtain the required approval of MEDE AMERICA stockholders, and, in either event, prior to that termination a third party has publicly announced an Acquisition Proposal, and within 12 months following that termination, MEDE AMERICA consummates a Company Acquisition, or enters into an agreement providing for a Company Acquisition, MEDE AMERICA will pay to Healtheon/WebMD a termination fee of $15 million promptly, but not later than, two days after the consummation of the Company Acquisition or the entry by MEDE AMERICA into that agreement.

     A Company Acquisition is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MEDE AMERICA pursuant to which the stockholders of MEDE AMERICA immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction

     - a sale or other disposition by MEDE AMERICA of assets representing in excess of 50% of the aggregate fair market value of MEDE AMERICA's business immediately prior to such sale

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by MEDE AMERICA, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of MEDE AMERICA

EXTENSION, WAIVER AND AMENDMENT OF THE MEDE AMERICA REORGANIZATION AGREEMENT

     We may amend the reorganization agreement before completion of the merger provided we comply with applicable state law in so doing.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the reorganization agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the reorganization agreement.

                  MEDE AMERICA RELATED TRANSACTION AGREEMENTS

     This section of the proxy statement/prospectus describes agreements related to the MEDE AMERICA reorganization agreement, including the MEDE AMERICA stockholders' voting agreement, and the registration rights agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

MEDE AMERICA VOTING AGREEMENT

     Healtheon required MEDE AMERICA stockholders Welsh, Carson, Alexander & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership to enter into a voting agreement. The voting agreement requires these MEDE AMERICA stockholders to vote all of the shares of MEDE AMERICA common stock beneficially owned by them in favor of the reorganization.

     As of the record date, the MEDE AMERICA stockholders who entered into the voting agreement collectively beneficially owned 6,295,759 shares, which includes shares issuable upon exercise of warrants, of MEDE AMERICA common stock which represented approximately 47.4% of the outstanding MEDE AMERICA common stock. None of the MEDE AMERICA stockholders who are parties to the voting agreement were paid additional consideration in connection with entering into the voting agreement.

     Each MEDE AMERICA stockholder who is a party to the voting agreement agreed not to sell the MEDE AMERICA stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements or the record date without the prior written consent of Healtheon.

     The voting agreement will terminate upon the earlier to occur of:

     - the termination of the reorganization agreement in accordance with its terms; or

     - the completion of the reorganization.

MEDE AMERICA REGISTRATION RIGHTS AGREEMENT

     Healtheon/WebMD agreed with MEDE AMERICA stockholders Welsh, Carson, Alexander & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership to enter into a registration rights agreement. The registration rights agreement gives these MEDE AMERICA stockholders the right to have shares of Healtheon/WebMD common stock they receive in the merger registered with the Securities and Exchange Commission. These MEDE AMERICA stockholders currently hold similar rights with respect to their shares of MEDE AMERICA common stock.

     The MEDE AMERICA stockholders who are parties to the registration rights agreement are permitted to request that Healtheon/WebMD register up to 3,000,000 shares of Healtheon/WebMD common stock they receive as a result of the reorganization within three months after the merger and an additional 3,000,000 shares within six months after the reorganization. As of the record date, the MEDE AMERICA stockholders who entered into the registration rights agreement collectively beneficially owned 6,295,759 shares, which includes shares issuable upon exercise of warrants, of MEDE AMERICA common stock which represented approximately 47.4% of the outstanding MEDE AMERICA common stock. Healtheon/WebMD is only required to complete two registrations under the registration rights agreement. Healtheon/WebMD will pay the expenses of these registrations, subject to certain exceptions. The request for the first of these registrations must be made within sixty days following the reorganization.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     MEDE AMERICA common stock has been traded on the Nasdaq National Market under the symbol MEDE since February 1, 1999, the date of MEDE AMERICA's initial public offering. Healtheon common stock has been traded on the Nasdaq National Market under the symbol HLTH since February 10, 1999, the date of Healtheon's initial public offering. WebMD's capital stock has no established public trading market, and therefore has no public market price.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of MEDE AMERICA common stock and Healtheon common stock as reported on the Nasdaq National Market.

                                                            MEDE AMERICA         HEALTHEON
                                                            COMMON STOCK        COMMON STOCK
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
Year Ending December 31, 1999:
  First Quarter.........................................  $21.50    $11.88    $49.38    $21.75
  Second Quarter (through [       ], 1999)

     The following table sets forth the closing prices per share of Healtheon common stock and MEDE AMERICA common stock as reported on the Nasdaq National Market on (1) April 20, 1999, the business day preceding public announcement that Healtheon and MEDE AMERICA had entered into the merger agreement and (2)
[               ], 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of MEDE AMERICA common stock on those dates. The equivalent price per share is equal to the closing price of a share of Healtheon common stock on that date multiplied by 0.6593, the number of shares of Healtheon common stock to be issued in exchange for each share of MEDE AMERICA common stock, assuming no adjustment to the exchange ratio as provided for in the MEDE AMERICA reorganization agreement.

                                                        MEDE
                                                      AMERICA        HEALTHEON      EQUIVALENT PER
                                                    COMMON STOCK    COMMON STOCK     SHARE PRICE
                                                    ------------    ------------    --------------
April 20, 1999....................................     $22.06          $45.72           $30.14
[               ], 1999...........................    [     ]         [     ]          [     ]

     MEDE AMERICA and Healtheon believe that MEDE AMERICA common stock presently trades on the basis of the value of the Healtheon common stock expected to be issued in exchange for the MEDE AMERICA common stock in the MEDE AMERICA reorganization, discounted primarily for the uncertainties associated with the reorganization. Apart from the publicly disclosed information concerning Healtheon which is included in this proxy statement/prospectus, Healtheon cannot state with certainty what factors account for changes in the market price of the Healtheon common stock.

     MEDE AMERICA stockholders are advised to obtain current market quotations for Healtheon common stock and MEDE AMERICA common stock. No assurance can be given as to the market prices of Healtheon common stock or MEDE AMERICA common stock at any time before the consummation of the reorganization or as to the market price of Healtheon common stock at any time after the reorganization. You may receive less than or more than 0.6593 of a share of Healtheon/WebMD common stock for each share of your MEDE AMERICA common stock depending on the lower average closing sale price of Healtheon common stock for the ten trading day periods ending on July 30, 1999 and ending two days prior to the stockholders' meeting. See "Structure of the MEDE AMERICA reorganization and conversion of MEDE AMERICA common stock" on page 96 of this proxy statement/prospectus for further information.

     HEALTHEON AND MEDE AMERICA HAVE NEVER PAID CASH DIVIDENDS ON THEIR RESPECTIVE SHARES OF CAPITAL STOCK. PURSUANT TO THE MEDE AMERICA REORGANIZATION AGREEMENT, MEDE AMERICA HAS AGREED NOT TO PAY CASH DIVIDENDS PENDING THE CONSUMMATION OF THE REORGANIZATION, WITHOUT WRITTEN CONSENT OF HEALTHEON/WEBMD.

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information for Healtheon/WebMD gives effect to:

     1. The proposed Healtheon-WebMD reorganization and MEDE AMERICA reorganization using the purchase accounting method, based on preliminary allocations of the total estimated purchase prices. The historical financial information has been derived from the respective historical financial statements of Healtheon, WebMD and MEDE AMERICA, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     2. The proposed Healtheon-WebMD reorganization only, using the purchase accounting method, based on a preliminary allocation of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of Healtheon and WebMD, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     3. The proposed MEDE AMERICA reorganization only, using the purchase accounting method, based on a preliminary allocation of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of Healtheon and MEDE AMERICA, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     The unaudited pro forma condensed combined balance sheets have been prepared assuming the reorganizations took place as of March 31, 1999 and allocate the total estimated purchase prices to the fair values of assets and liabilities of the acquired companies based on preliminary valuations.

     The unaudited pro forma condensed combined statements of operations combine Healtheon's, WebMD's and MEDE AMERICA's historical statements of operations and give effect to the reorganizations, including the amortization of goodwill and other intangible assets resulting from the reorganizations, as if they occurred on January 1, 1998, for the twelve months ended December 31, 1998 and on January 1, 1999 for the three months ended March 31, 1999. The MEDE AMERICA financial information has been recast to conform to Healtheon's December 31 fiscal year end. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 combines the audited historical consolidated statement of operations of Healtheon for the year ended December 31, 1998, the audited historical consolidated statement of operations of WebMD, after giving effect to the acquisitions of Sapient Health Network, Inc. and Direct Medical Knowledge, Inc. -- the entities were acquired by WebMD in January 1999, for the year ended December 31, 1998, and the unaudited historical consolidated statement of operations of MEDE AMERICA, after giving effect to the acquisition of Healthcare Interchange, Inc. -- this entity was acquired by MEDE AMERICA in October 1998, for the twelve months ended December 31, 1998.

     The total estimated purchase prices of WebMD and MEDE AMERICA have been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair values with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair values of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the reorganizations, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based on the information available at the time of the printing of this proxy statement/prospectus.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                           AS OF MARCH 31, 1999
                                       ------------------------------------------------------------
                                                                MEDE      PRO FORMA      PRO FORMA
                                       HEALTHEON    WEBMD     AMERICA    ADJUSTMENTS      COMBINED
                                       ---------   --------   --------   -----------     ----------
Current assets:
  Cash, cash equivalents and
     short-term investments..........  $  63,175   $  9,673   $  4,042   $  385,000(5)   $  461,890
  Accounts receivable, net...........     10,424        879     15,332           --          26,635
  Other current assets...............      1,561     25,520      1,037           --          28,118
                                       ---------   --------   --------   ----------      ----------
          Total current assets.......     75,160     36,072     20,411      385,000         516,643
                                                                                 --
Property and equipment, net..........     17,410      4,839      5,424           --          27,673
Goodwill and other intangible assets,
  net................................     24,828     50,861     48,650    7,112,691(2)    7,137,519
                                                                            (99,511)(4)
Other assets.........................      3,657     43,556      4,429           --          51,642
                                       ---------   --------   --------   ----------      ----------
          Total assets...............  $ 121,055   $135,328   $ 78,914   $7,398,180      $7,733,477
                                       =========   ========   ========   ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable......................  $   1,054   $     --   $     --   $       --      $    1,054
  Accounts payable...................      4,017      2,636      3,466           --          10,119
  Accrued liabilities................     11,110      9,554      7,148       75,000(1)      102,812
  Current portion of lease
     obligations.....................      2,393        340        425           --           3,158
  Deferred revenue...................      3,597         --         --           --           3,597
                                       ---------   --------   --------   ----------      ----------
          Total current
            liabilities..............     22,171     12,530     11,039       75,000         120,740
Long term obligations................      3,153        353      6,524           --          10,030
Redeemable warrants..................         --      3,798         --       (3,798)(3)          --
Stockholders' equity:
  Preferred stock....................         --    120,928         --     (120,928)(3)          --
  Common stock.......................          7     41,640        130            7(1)           14
                                                                            (41,770)(3)
  Paid in capital....................    228,833         --    114,660    7,121,969(1)    7,735,802
                                                                           (114,660)(3)
                                                                            385,000(5)
  Deferred compensation..............    (11,112)      (924)        --          924(3)      (11,112)
  Retained earnings (accumulated
     deficit)........................   (121,997)   (42,997)   (53,439)      96,436(3)     (121,997)
                                       ---------   --------   --------   ----------      ----------
          Total stockholders'
            equity...................     95,731    118,647     61,351    7,326,978       7,602,707
                                       ---------   --------   --------   ----------      ----------
          Total liabilities and
            stockholders' equity.....  $ 121,055   $135,328   $ 78,914   $7,398,180      $7,733,477
                                       =========   ========   ========   ==========      ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31, 1998
                                   ------------------------------------------------------------------
                                                                 WEBMD                     MEDE AMERICA
                                               -----------------------------------------   ----------
                                                              PRO FORMA       PRO FORMA
                                                             ADJUSTMENTS      COMBINED
                                   HEALTHEON   HISTORICAL        (I)             (I)       HISTORICAL
                                   ---------   ----------   --------------   -----------   ----------
Revenue..........................  $ 48,838     $    408       $    878       $  1,286      $48,180
Operating costs and expenses:
  Cost of operations.............    43,014           --             --             --       18,426
  Development and engineering....    19,002        7,484          3,332         10,816        4,346
  Sales, general and
    administrative...............    23,095       13,862          5,350         19,212       17,354
  Depreciation and
    amortization.................    17,675        2,098         15,041         17,139        7,832
                                   --------     --------       --------       --------      -------
    Total operating costs and
      expenses...................   102,786       23,444         23,723         47,167       47,958
                                   --------     --------       --------       --------      -------
Income (loss) from operations....   (53,948)     (23,036)       (22,845)       (45,881)         222
Interest, net....................       790         (139)          (422)          (561)      (4,417)
Dividends on preferred stock.....      (890)          --             --             --       (2,400)
Gain on disposal of discontinued
  operations, net................        --        7,709             --          7,709           --
Extraordinary loss...............        --         (930)            --           (930)          --
Accretion of redeemable warrants
  to redemption value............        --       (2,150)            --         (2,150)          --
                                   --------     --------       --------       --------      -------
Net loss applicable to common
  stockholders...................  $(54,048)    $(18,546)      $(23,267)      $(41,813)     $(6,595)
                                   ========     ========       ========       ========      =======
Basic and diluted net loss per
  common share...................  $  (1.54)    $  (1.52)                                   $ (1.16)
                                   ========     ========                                    =======
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share...................    34,987       12,196                                      5,684
                                   ========     ========                                    =======

                                                   YEAR ENDED DECEMBER 31, 1998
                                   -------------------------------------------------------------
                                          MEDE AMERICA
                                   ------------------------------
                                      PRO FORMA       PRO FORMA
                                     ADJUSTMENTS       COMBINED      PRO FORMA        PRO FORMA
                                        (II)             (II)       ADJUSTMENTS       COMBINED
                                   ---------------   ------------   -----------      -----------
Revenue..........................      $ 4,283         $52,463      $        --      $   102,587
Operating costs and expenses:
  Cost of operations.............        1,493          19,919               --           62,933
  Development and engineering....           --           4,346               --           34,164
  Sales, general and
    administrative...............        2,602          19,956               --           62,263
  Depreciation and
    amortization.................          941           8,773        2,322,193(A)     2,365,780
                                       -------         -------      -----------      -----------
    Total operating costs and
      expenses...................        5,036          52,994        2,322,193        2,525,140
                                       -------         -------      -----------      -----------
Income (loss) from operations....         (753)           (531)      (2,322,193)      (2,422,553)
Interest, net....................         (834)         (5,251)              --           (5,022)
Dividends on preferred stock.....           --          (2,400)              --           (3,290)
Gain on disposal of discontinued
  operations, net................           --              --               --            7,709
Extraordinary loss...............           --              --               --             (930)
Accretion of redeemable warrants
  to redemption value............           --              --               --           (2,150)
                                       -------         -------      -----------      -----------
Net loss applicable to common
  stockholders...................      $(1,587)        $(8,182)     $(2,322,193)     $(2,426,236)
                                       =======         =======      ===========      ===========
Basic and diluted net loss per
  common share...................                                                    $    (22.97)
                                                                                     ===========
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share...................                                                        105,636(B)
                                                                                     ===========

-------------------------
 (i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with the acquisitions.

(ii) Reflects the acquisition by MEDE AMERICA of Healthcare Interchange, Inc. at October 30, 1998, and all pro forma adjustments associated with this acquisition.
                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED MARCH 31, 1999
                                     ------------------------------------------------------------
                                                             MEDE      PRO FORMA       PRO FORMA
                                     HEALTHEON    WEBMD     AMERICA   ADJUSTMENTS       COMBINED
                                     ---------   --------   -------   -----------      ----------
Revenue............................  $ 17,555    $  2,458   $14,776   $       --       $   34,789
Operating costs and expenses:
  Cost of operations...............    15,518         380    5,280            --           21,178
  Development and engineering......     7,035       5,172    1,109            --           13,316
  Sales, general and
     administrative................     8,901      11,421    4,885            --           25,207
  Depreciation and amortization....     5,228       3,502    2,375       576,705(A)       587,810
                                     --------    --------   -------   ----------       ----------
          Total operating costs and
            expenses...............    36,682      20,475   13,649       576,705          647,511
                                     --------    --------   -------   ----------       ----------
Income (loss) from operations......   (19,127)    (18,017)   1,127      (576,705)        (612,722)
Interest, net......................       558         214     (567)           --              205
Dividends on preferred stock.......        --          --     (244)           --             (244)
Extraordinary loss.................        --          --   (1,619)           --           (1,619)
Accretion of redeemable warrants to
  redemption value.................        --        (538)      --            --             (538)
                                     --------    --------   -------   ----------       ----------
Net loss applicable to common
  stockholders.....................  $(18,569)   $(18,341)  $(1,303)  $ (576,705)      $ (614,918)
                                     ========    ========   =======   ==========       ==========
Basic and diluted net loss per
  common share.....................  $  (0.30)   $  (1.46)  $(0.13)                    $    (4.61)
                                     ========    ========   =======                    ==========
Weighted-average shares outstanding
  used in computing basic and
  diluted net loss per common
  share............................    62,665      12,533   10,042                        133,314(B)
                                     ========    ========   =======                    ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
           COMBINED WITH WEBMD AND MEDE AMERICA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the Healtheon-WebMD reorganization and MEDE AMERICA reorganization and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase prices of the reorganizations have been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase prices over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase prices and fair values of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 1999, have been calculated as if the reorganizations occurred on March 31, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD and MEDE AMERICA by exchanging shares of Healtheon/WebMD common stock in exchange for each share of WebMD and MEDE AMERICA capital stock for a total estimated combined purchase price of approximately $7,196.9 million. The purchase consideration consists of the issuance of an estimated 70.6 million shares of Healtheon/WebMD's common stock with a fair value of approximately $5,086.8 million and the assumption of options and warrants to purchase 13.2 million shares of Healtheon's Common Stock with a fair value of approximately $2,035.1 million and other related reorganization costs of approximately $75.0 million, consisting primarily of approximately $54.5 million in investment banking, legal, accounting and regulatory filing fees, and approximately $20.5 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other reorganization related costs.

        The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the days the reorganizations were announced, which was May 20, 1999 for WebMD and April 21, 1999 for MEDE AMERICA. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - Expected lives of one-half to 2.5 years

        - Expected volatility factor of 1.0

        - Risk-free interest rate of 4.5%

        - Expected dividend rate of 0%

        The purchase price for MEDE AMERICA may be increased or decreased by 25% based upon the lower average closing price of Healtheon's stock for the 10 day periods ending July 30, 1999 and ending two days prior to the special meeting of MEDE AMERICA stockholders, if that lower average stock price exceeds $63.70 or is below $38.39.

     (2) Recognition of the excess purchase price of approximately $7,112.7 million over the fair value of net tangible assets acquired, have been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD and MEDE AMERICA.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheets of WebMD and MEDE AMERICA as of the acquisition date.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
     COMBINED WITH WEBMD AND MEDE AMERICA FINANCIAL INFORMATION (CONTINUED)

     (5) To reflect the proceeds, net of offering costs, relating to the investments in capital stock made or to be made by strategic partners prior to the consummation of the Healtheon-WebMD reorganization. The Healtheon-WebMD reorganization agreement requires that these investments be completed prior to the closing of the Healtheon-WebMD reorganization.

     The adjustments to the unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 1999 and year ended December 31, 1998, assume the reorganizations occurred as of January 1, 1999 and January 1, 1998 and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the reorganizations. The goodwill and other intangible assets are being amortized over periods of approximately three to four years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 70.6 million shares of Healtheon/WebMD's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD and MEDE AMERICA assumed in the reorganizations have not been included as their inclusion would be anti-dilutive.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                            AS OF MARCH 31, 1999
                                            ----------------------------------------------------
                                                                      PRO FORMA       PRO FORMA
                                            HEALTHEON     WEBMD      ADJUSTMENTS       COMBINED
                                            ---------    --------    -----------      ----------
Current assets:
  Cash, cash equivalents and short-term
     investments..........................  $  63,175    $  9,673    $  385,000(5)    $  457,848
  Accounts receivable, net................     10,424         879            --           11,303
  Other current assets....................      1,561      25,520            --           27,081
                                            ---------    --------    ----------       ----------
          Total current assets............     75,160      36,072       385,000          496,232
Property and equipment, net...............     17,410       4,839            --           22,249
Goodwill and other intangible assets,
  net.....................................     24,828      50,861     6,600,071(2)     6,624,899
                                                                        (50,861)(4)
Other assets..............................      3,657      43,556            --           47,213
                                            ---------    --------    ----------       ----------
          Total assets....................  $ 121,055    $135,328    $6,934,210       $7,190,593
                                            =========    ========    ==========       ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...........................  $   1,054    $     --    $       --       $    1,054
  Accounts payable........................      4,017       2,636            --            6,653
  Accrued liabilities.....................     11,110       9,554        51,200(1)        71,864
  Current portion of lease obligations....      2,393         340            --            2,733
  Deferred revenue........................      3,597          --            --            3,597
                                            ---------    --------    ----------       ----------
          Total current liabilities.......     22,171      12,530        51,200           85,901
Long term obligations.....................      3,153         353            --            3,506
Redeemable warrants.......................         --       3,798        (3,798)(3)           --
Stockholders' equity:
  Preferred stock.........................         --     120,928      (120,928)(3)           --
  Common stock............................          7      41,640             6(1)            13
                                                                        (41,640)(3)
  Paid in capital.........................    228,833          --     6,620,449(1)     7,234,282
                                                                        385,000(5)
  Deferred compensation...................    (11,112)       (924)          924(3)       (11,112)
  Retained earnings (accumulated
     deficit).............................   (121,997)    (42,997)       42,997(3)      (121,997)
                                            ---------    --------    ----------       ----------
          Total stockholders' equity......     95,731     118,647     6,886,808        7,101,186
                                            ---------    --------    ----------       ----------
          Total liabilities and
            stockholders' equity..........  $ 121,055    $135,328    $6,934,210       $7,190,593
                                            =========    ========    ==========       ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1998
                                 ----------------------------------------------------------------------------------
                                                               WEBMD
                                             -----------------------------------------
                                                            PRO FORMA       PRO FORMA
                                                           ADJUSTMENTS      COMBINED      PRO FORMA      PRO FORMA
                                 HEALTHEON   HISTORICAL        (I)             (I)       ADJUSTMENTS     COMBINED
                                 ---------   ----------   --------------   -----------   -----------    -----------
Revenue........................  $ 48,838     $    408       $    878       $  1,286     $        --    $    50,124
Operating costs and expenses:
  Cost of operations...........    43,014           --             --             --              --         43,014
  Development and
    engineering................    19,002        7,484          3,332         10,816              --         29,818
  Sales, general and
    administrative.............    23,095       13,862          5,350         19,212              --         42,307
  Depreciation and
    amortization...............    17,675        2,098         15,041         17,139       2,199,721(A)   2,234,535
                                 --------     --------       --------       --------     -----------    -----------
    Total operating costs and
      expenses.................   102,786       23,444         23,723         47,167       2,199,721      2,349,674
                                 --------     --------       --------       --------     -----------    -----------
Income (loss) from
  operations...................   (53,948)     (23,036)       (22,845)       (45,881)     (2,199,721)    (2,299,550)
Interest, net..................       790         (139)          (422)          (561)             --            229
Dividends on preferred stock...      (890)          --             --             --              --           (890)
Gain on disposal of
  discontinued operations,
  net..........................        --        7,709             --          7,709              --          7,709
Extraordinary loss.............        --         (930)            --           (930)             --           (930)
Accretion of redeemable
  warrants to redemption
  value........................        --       (2,150)            --         (2,150)             --         (2,150)
                                 --------     --------       --------       --------     -----------    -----------
Net loss applicable to common
  stockholders'................  $(54,048)    $(18,546)      $(23,267)      $(41,813)    $(2,199,721)   $(2,295,582)
                                 ========     ========       ========       ========     ===========    ===========
Basic and diluted net loss per
  common share.................  $  (1.54)    $  (1.52)                                                 $    (23.64)
                                 ========     ========                                                  ===========
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss
  per common share.............    34,987       12,196                                                       97,115(B)
                                 ========     ========                                                  ===========

-------------------------
(i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with these acquisitions.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED MARCH 31, 1999
                                                -------------------------------------------------
                                                                          PRO FORMA     PRO FORMA
                                                HEALTHEON     WEBMD      ADJUSTMENTS    COMBINED
                                                ---------    --------    -----------    ---------
Revenue.......................................  $ 17,555     $  2,458     $      --     $  20,013
Operating costs and expenses:
  Cost of operations..........................    15,518          380            --        15,898
  Development and engineering.................     7,035        5,172            --        12,207
  Sales, general and administrative...........     8,901       11,421            --        20,322
  Depreciation and amortization...............     5,228        3,502       546,504(A)    555,234
                                                --------     --------     ---------     ---------
     Total operating costs and expenses.......    36,682       20,475       546,504       603,661
                                                --------     --------     ---------     ---------
Income (loss) from operations.................   (19,127)     (18,017)     (546,504)     (583,648)
Interest, net.................................       558          214            --           772
Accretion of redeemable warrants to redemption
  value.......................................        --         (538)           --          (538)
                                                --------     --------     ---------     ---------
Net loss applicable to common stockholders....  $(18,569)    $(18,341)    $(546,504)    $(583,414)
                                                ========     ========     =========     =========
Basic and diluted net loss per common share...  $  (0.30)    $  (1.46)                  $   (4.68)
                                                ========     ========                   =========
Weighted-average shares outstanding used in
  computing basic and diluted net loss per
  common share................................    62,665       12,533                     124,793(B)
                                                ========     ========                   =========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED WITH WEBMD FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the Healtheon-WebMD reorganization and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase price of the reorganization has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. This allocation is subject to change pending the completion of the final analysis of the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 1999, have been calculated as if the reorganization occurred on March 31, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD by exchanging 1.815 shares of Healtheon/WebMD common stock for each share of WebMD capital stock for a total estimated purchase price of approximately $6,671.6 million. The purchase consideration consists of the issuance of an estimated 62.1 million shares of Healtheon/WebMD's common stock with a fair value of approximately $4,646.4 million and the assumption of options and warrants to purchase
         11.7 million shares of Healtheon/WebMD's common stock with a fair value of approximately $1,974.0 million and other related reorganization costs of approximately $51.2 million, consisting primarily of approximately $42.1 million in investment banking, legal, accounting and regulatory filing fees, and approximately $9.1 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other reorganization related costs.

         The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the day the reorganization was announced, which was May 20, 1999. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

         - Expected lives of one-half to 2.5 years

         - Expected volatility factor of 1.0

         - Risk-free interest rate of 4.5%

         - Expected dividend rate of 0%

     (2) Recognition of the excess purchase price of approximately $6,600.0 million over the fair value of net tangible assets acquired, has been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheet of WebMD as of the acquisition date.

     (5) To reflect the proceeds, net of offering costs, relating to investments in capital stock made or to be made by strategic partners prior to the consummation of the reorganization. The reorganization agreement requires that these investments be completed prior to the closing of the reorganization.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
             COMBINED WITH WEBMD FINANCIAL INFORMATION (CONTINUED)

     The adjustments to the unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 1999 and year ended December 31, 1998, assume the reorganization occurred as of January 1, 1999 and January 1, 1998 and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the reorganization. The goodwill and other intangible assets are being amortized over periods of approximately three years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share has been adjusted to reflect the issuance of 62.1 million shares of Healtheon/WebMD's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD assumed in the reorganization have not been included as their inclusion would be anti-dilutive.

                               HEALTHEON/WEBMD CORPORATION

                         UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH MEDE AMERICA
                                     BALANCE SHEET
                                     (IN THOUSANDS)

                                         ASSETS

                                                             AS OF MARCH 31, 1999
                                              --------------------------------------------------
                                                             MEDE       PRO FORMA      PRO FORMA
                                              HEALTHEON    AMERICA     ADJUSTMENTS     COMBINED
                                              ---------    --------    -----------     ---------
Current assets:
  Cash, cash equivalents and short-term
     investments............................  $  63,175    $  4,042     $      --      $  67,217
  Accounts receivable, net..................     10,424      15,332            --         25,756
  Other current assets......................      1,561       1,037            --          2,598
                                              ---------    --------     ---------      ---------
     Total current assets...................     75,160      20,411            --         95,571
                                                                               --
Property and equipment, net.................     17,410       5,424            --         22,834
Goodwill and other intangible assets, net...     24,828      48,650       512,620(2)     537,448
                                                                          (48,650)(4)
Other assets................................      3,657       4,429            --          8,086
                                              ---------    --------     ---------      ---------
       Total assets.........................  $ 121,055    $ 78,914     $ 463,970      $ 663,939
                                              =========    ========     =========      =========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................  $   1,054    $     --     $      --      $   1,054
  Accounts payable..........................      4,017       3,466            --          7,483
  Accrued liabilities.......................     11,110       7,148        23,800(1)      42,058
  Current portion of lease obligations......      2,393         425            --          2,818
  Deferred revenue..........................      3,597          --            --          3,597
                                              ---------    --------     ---------      ---------
     Total current liabilities..............     22,171      11,039        23,800         57,010
Long term obligations.......................      3,153       6,524            --          9,677
Stockholders' equity:
  Common stock..............................          7         130             1(1)           8
                                                                             (130)(3)
  Paid in capital...........................    228,833     114,660       501,520(1)     730,353
                                                                         (114,660)(3)
  Deferred compensation.....................    (11,112)         --            --        (11,112)
  Retained earnings (accumulated deficit)...   (121,997)    (53,439)       53,439(3)    (121,997)
                                              ---------    --------     ---------      ---------
     Total stockholders' equity.............     95,731      61,351       440,170        597,252
                                              ---------    --------     ---------      ---------
       Total liabilities and stockholders'
          equity............................  $ 121,055    $ 78,914     $ 463,970      $ 663,939
                                              =========    ========     =========      =========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               WITH MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1998
                                  ---------------------------------------------------------------------------------
                                                            MEDE AMERICA
                                              -----------------------------------------
                                                             PRO FORMA       PRO FORMA
                                                            ADJUSTMENTS      COMBINED      PRO FORMA      PRO FORMA
                                  HEALTHEON   HISTORICAL        (I)             (I)       ADJUSTMENTS     COMBINED
                                  ---------   ----------   --------------   -----------   -----------     ---------
Revenue.........................  $ 48,838     $48,180        $ 4,283         $52,463      $      --      $ 101,301
Operating costs and expenses:
  Cost of operations............    43,014      18,426          1,493          19,919             --         62,933
  Development and engineering...    19,002       4,346             --           4,346             --         23,348
  Sales, general and
    administrative..............    23,095      17,354          2,602          19,956             --         43,051
  Depreciation and
    amortization................    17,675       7,832            941           8,773        122,472(A)     148,920
                                  --------     -------        -------         -------      ---------      ---------
         Total operating costs
           and expenses.........   102,786      47,958          5,036          52,994        122,472        278,252
                                  --------     -------        -------         -------      ---------      ---------
Income (loss) from operations...   (53,948)        222           (753)           (531)      (122,472)      (176,951)
Interest, net...................       790      (4,417)          (834)         (5,251)            --         (4,461)
Dividends on preferred stock....      (890)     (2,400)            --          (2,400)            --         (3,290)
                                  --------     -------        -------         -------      ---------      ---------
Net loss applicable to common
  stockholders..................  $(54,048)    $(6,595)       $(1,587)        $(8,182)     $(122,472)     $(184,702)
                                  ========     =======        =======         =======      =========      =========
Basic and diluted net loss per
  common share..................  $  (1.54)    $ (1.16)                                                   $   (4.25)
                                  ========     =======                                                    =========
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share..................    34,987       5,684                                                       43,508(B)
                                  ========     =======                                                    =========

-------------------------
(i) Reflects the acquisition by MedE AMERICA of Healthcare Interchange, Inc. at October 30, 1998, and all pro forma adjustments associated with this acquisition.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               WITH MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED MARCH 31, 1999
                                              --------------------------------------------------
                                                            MEDE       PRO FORMA       PRO FORMA
                                              HEALTHEON    AMERICA    ADJUSTMENTS      COMBINED
                                              ---------    -------    -----------      ---------
Revenue.....................................  $ 17,555     $14,776     $     --        $ 32,331
Operating costs and expenses:
  Cost of operations........................    15,518      5,280            --          20,798
  Development and engineering...............     7,035      1,109            --           8,144
  Sales, general and administrative.........     8,901      4,885            --          13,786
  Depreciation and amortization.............     5,228      2,375        30,201(A)       37,804
                                              --------     -------     --------        --------
          Total operating costs and
            expenses........................    36,682     13,649        30,201          80,532
                                              --------     -------     --------        --------
Income (loss) from operations...............   (19,127)     1,127       (30,201)        (48,201)
Interest, net...............................       558       (567)           --              (9)
Dividends on preferred stock................        --       (244)           --            (244)
Extraordinary loss..........................        --     (1,619)           --          (1,619)
                                              --------     -------     --------        --------
Net loss applicable to common
  stockholders..............................  $(18,569)    $(1,303)    $(30,201)       $(50,073)
                                              ========     =======     ========        ========
Basic and diluted net loss per common
  share.....................................  $  (0.30)    $(0.13)                     $  (0.70)
                                              ========     =======                     ========
Weighted-average shares outstanding used in
  computing basic and diluted net loss per
  common share..............................    62,665     10,042                        71,186
                                              ========     =======                     ========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                COMBINED WITH MEDE AMERICA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the MEDE AMERICA reorganization and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase price of the reorganization has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. This allocation is subject to change pending the completion of the final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 1999, have been calculated as if the reorganization occurred on March 31, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of MEDE AMERICA by exchanging 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock for a total estimated purchase price of approximately $525.3 million. The purchase consideration consists of the issuance of an estimated 8.5 million shares of Healtheon/WebMD's common stock with a fair value of approximately $440.4 million and the assumption of options and warrants to purchase 1.5 million shares of Healtheon/WebMD's common stock with a fair value of approximately $61.1 million and other related reorganization costs of approximately $23.8 million, consisting primarily of approximately $12.4 million in investment banking, legal, accounting and regulatory filing fees, and approximately $11.4 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other reorganization related costs.

        The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the day the reorganization was announced, which was April 21, 1999. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - Expected lives of one-half to 2.5 years

        - Expected volatility factor of 1.0

        - Risk-free interest rate of 4.5%

        - Expected dividend rate of 0%

        The purchase price for MEDE AMERICA may be increased or decreased by 25% based upon the lower average closing price of Healtheon's stock for the 10 day periods ending July 30, 1999 and ending two days prior to the special meeting of MEDE AMERICA stockholders, if that lower average stock price exceeds $63.70 or is below $38.39.

     (2) Recognition of the excess purchase price of approximately $512.6 million over the fair value of net tangible assets acquired, has been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of MEDE AMERICA.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheet of MEDE AMERICA as of the acquisition date.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
          COMBINED WITH MEDE AMERICA FINANCIAL INFORMATION (CONTINUED)

     The adjustments to the unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 1999 and year ended December 31, 1998, assume the reorganization occurred as of January 1, 1999 and January 1, 1998 and as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the reorganization. The goodwill and other intangible assets are being amortized over periods of approximately four years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 8.5 million shares of Healtheon/WebMD's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of MEDE AMERICA assumed in the reorganization have not been included as their inclusion would be anti-dilutive.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            WEBMD CAPITAL STOCK AND
                          HEALTHEON/WEBMD COMMON STOCK

     This section of the proxy statement/prospectus describes certain differences between WebMD capital stock and Healtheon/WebMD common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to WebMD stockholders, including the certificate of incorporation and bylaws of Healtheon/WebMD and the articles of incorporation and bylaws of WebMD. WebMD stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between WebMD capital stock and Healtheon/WebMD common stock.

     WebMD's articles of incorporation and bylaws and Georgia law currently govern the rights of stockholders of WebMD. After the completion of the Healtheon-WebMD reorganization, WebMD's common stockholders will become stockholders of Healtheon/WebMD. As a result, WebMD common stockholders' rights will be governed by Healtheon/WebMD's certificate of incorporation and bylaws. Furthermore, because Healtheon/WebMD is a Delaware corporation, after the Healtheon-WebMD reorganization the rights of WebMD common stockholders will be governed by Delaware law, rather than Georgia law. The following paragraphs summarize certain differences between the rights of Healtheon/ WebMD stockholders and WebMD stockholders under the certificate of incorporation and bylaws of Healtheon/WebMD and articles of incorporation and bylaws of WebMD, and under Delaware and Georgia law, as applicable.

DESCRIPTION OF HEALTHEON/WEBMD CAPITAL STOCK

     The authorized capital stock of Healtheon/WebMD consists of 600,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Healtheon/WebMD Common Stock

     As of June 15, 1999, no shares of common stock were outstanding. After giving effect to the transactions contemplated by the reorganizations, there will be approximately 144,000,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate votes in connection with the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Healtheon/WebMD, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of liquidation preferences to holders of preferred stock, if any. The Healtheon/WebMD common stock has no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be outstanding upon completion of the WebMD reorganization will be fully paid and non-assessable.

Preferred Stock

     Healtheon/WebMD has 10,000,000 shares of preferred stock authorized, of which no shares are outstanding. The Healtheon/WebMD board has the authority to issue these shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders, subject to applicable stock exchange rules. The Healtheon/WebMD board, without stockholder approval, subject to applicable stock exchange rules, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Healtheon/WebMD.

Transfer Agent and Registrar

     The Transfer Agent and Registrar of Healtheon/WebMD common stock is American Stock Transfer Trust Company and its telephone number is 800/937-5449.

DESCRIPTION OF HEALTHEON CAPITAL STOCK

     The authorized capital stock of Healtheon consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. In all other respects, the capital stock of Healtheon is identical to the capital stock of Healtheon/WebMD described above.

DESCRIPTION OF WEBMD CAPITAL STOCK

     The authorized capital stock of WebMD consists of 75,000,000 shares of common stock, without par value and without series designation; 3,000,000 shares, without par value, designated as Series B common stock; 1,500,000 shares, without par value, designated as Series C common stock; 15,000,000 shares, without par value, designated as Series D common stock; 2,500,000 shares, without par value, designated as Series E common stock; and 10,000,000 shares of preferred stock, without par value per share, 1,600,000 of which are designated as Series A preferred stock, 3,400,000 of which are designated as Series B preferred stock, 2,000,000 of which are designated as Series C preferred stock, 200,000 of which are designated as Series D preferred stock, 792,000 of which are designated as Series E preferred stock and 1,180,000 of which are designated as Series F preferred stock.

WebMD Common Stock

     As of June 15, 1999, 13,338,899 shares of common stock were outstanding, of which 2,500,000 were shares of common stock without series designation, 1,400,000 were shares of Series B common stock, 1,500,000 were shares of Series C common stock, 5,838,899 were shares of Series D common stock, and 2,100,000 were shares of Series E common stock. The holders of common stock without series designation are entitled to one vote per share on all matters to be voted upon by the stockholders; the holders of all other series of common stock are entitled to no voting rights except as required by Georgia law. Stockholders may not cumulate votes in connection with the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of WebMD, the holders of each share of Series B common stock, Series C common stock and Series E common stock are entitled to be paid first out of the assets of WebMD available for distribution to holders of WebMD's capital stock of all classes or series, before any sums are paid to the holders of the common stock without series designation or the Series D common stock, an amount equal to $0.285714 per share, $1.00 per share and $1.00 per share, respectively. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series B common stock, the Series C common stock and the Series E common stock, then the assets shall be distributed ratably among the holders thereof, with each share of Series B common stock entitled to $0.285714 per each $1.00 to be distributed to each shares of Series C common stock or Series E common stock. The common stock has no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

WebMD Preferred Stock

     As of June 15, 1999, 7,074,817 shares of WebMD preferred stock were outstanding, of which 1,281,000 were shares of Series A preferred stock, 3,036,597 were shares of Series B preferred stock,

1,008,750 were shares of Series C preferred stock, 200,000 were shares of Series D preferred stock, 733,802 were shares of Series E preferred stock and 814,668 were shares of Series F preferred stock.

     Series A Preferred Stock. The holders of Series A preferred stock are entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders and are entitled, as a class, to elect one member of the WebMD Board of Directors, but are not be entitled to vote with regard to the election of any other directors. These voting rights would not apply, however, to any holder of Series A preferred stock if as a result of such voting rights such holder would be required to effect any filings required by the HSR Act until such filings are made and the applicable waiting period has elapsed. Without the vote of the holders of a majority of the shares of Series A preferred stock outstanding, WebMD may not (1) amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series A preferred stock, (2) create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to the Series A preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, (3) increase or decrease the authorized number of shares of Series A preferred stock, (4) take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series A preferred stock in such a manner as would require the vote of the holders of the Series A preferred stock as a voting group under Georgia law or (5) redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

     The holders of Series A preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any share of any series of common stock, an equal dividend must be declared or paid for each share of Series A preferred stock, on an as if converted to common stock basis. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series A preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share, prior to any distributions to the holders of any capital stock ranking junior to the Series A preferred stock, from any funds legally available for distribution to stockholders, that portion of such funds equal to (1) the number of shares of common stock into which such share of Series A preferred stock is convertible, divided by (2) the sum of the aggregate number of shares of common stock into which all shares of Series A preferred stock are convertible, plus all other shares of common stock outstanding, plus all other shares of capital stock of WebMD outstanding which are entitled to participate in the proceeds of a liquidation, dissolution or winding up. The amount payable with respect to each share of Series A preferred stock will be increased, if necessary, to equal the sum of $15.00, adjusted to give effect to any subdivisions or combinations of the common stock, $10.83 after giving effect to the April 9, 1999 dividend, plus any declared but unpaid dividends. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series A preferred stock, then the assets shall be distributed ratably among the holders thereof. There are no other redemption or sinking fund provisions applicable to the Series A preferred stock.

     The Series A preferred stock is convertible into common stock without series designation at any time at the option of the holder. In addition, all outstanding shares of Series A preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series A preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series A preferred stock is convertible into one share of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series A preferred stock, and issuances of any series of common stock or any series or other securities convertible into any series of common stock at a price less than the conversion price then in effect. The Series A preferred stock has no preemptive rights or subscription rights.

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     Series B Preferred Stock. The holders of Series B preferred stock are generally not entitled to vote, except that if WebMD does not consummate an initial public offering within one year of the issuance of any share of Series B preferred stock, the holders would be entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders. Also, without the vote of the holders of a majority of the shares of Series B preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not (1) amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series B preferred stock,
(2) create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series B preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, (3) increase or decrease the authorized number of shares of Series B preferred stock, (4) take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series B preferred stock in such a manner as would require the vote of the holders of the Series B preferred stock as a voting group under Georgia law or (5) redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

     The holders of Series B preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any share of any series of common stock, an equal dividend must be declared or paid for each share of Series B preferred stock, on an as if converted to common stock basis. No dividends may be paid with respect to the Series B preferred stock until dividends have been paid with respect to the Series A preferred stock. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series B preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share, on a parity with the holders of any capital stock ranking on a parity with the Series B preferred stock, from any funds legally available for distribution to stockholders, that portion of such funds equal to (1) the number of shares of common stock into which such share of Series B preferred stock is convertible, divided by (2) the sum of the aggregate number of shares of common stock into which all shares of Series B preferred stock are convertible, plus all other shares of common stock of all series outstanding, plus all other shares of capital stock of WebMD outstanding which are entitled to participate in the proceeds of a liquidation, dissolution or winding up. The amount payable with respect to each share of Series B preferred stock will be increased, if necessary, to equal the sum of the issue price of such share, as adjusted to give effect to any subdivisions or combinations of the common stock, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series B preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets distributable to the holders of the Series B preferred stock of WebMD are insufficient to permit the payment in full to the holders of the Series B preferred stock, then the assets shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series B preferred stock.

     The Series B preferred stock is convertible into common stock without series designation at any time after the anniversary of the date of issuance of such share at the option of the holder. In addition, all outstanding shares of Series B preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series B preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series B preferred stock is convertible into one share of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series B preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock at a price less than the conversion price then in effect. The Series B preferred stock has no preemptive rights or subscription rights.

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     Series C Preferred Stock. The rights of the holders of Series C preferred stock are identical to the rights of the holders of the Series B preferred stock.

     Series D Preferred Stock. The holders of Series D preferred stock are generally not entitled to vote, except that if WebMD does not consummate an initial public offering within one year of the issuance of any share of Series D preferred stock, or on such earlier date on which the holders of common stock of any series other than the common stock without series designation or the holders of the Series A preferred stock obtain such rights, the holder of such share would be entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders. Also, without the vote of the holders of a majority of the shares of Series D preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not
(1) amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series D preferred stock, (2) create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series D preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, (3) increase or decrease the authorized number of shares of Series D preferred stock, (4) take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series D preferred stock in such a manner as would require the vote of the holders of the Series D preferred stock as a voting group under Georgia law or (5) redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

     The holders of Series D preferred stock are entitled to receive dividends when, as and if declared by the WebMD Board of Directors. No dividends may be paid with respect to any series of common stock or any other securities entitled to participate in the earnings or assets of WebMD, other than the Series A preferred stock, unless at the same time an equal dividend is paid for each share of Series D preferred stock and Series A preferred stock. No dividends may be paid with respect to the Series D preferred stock until dividends have been paid with respect to the Series A preferred stock. The holders of the Series D preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series D preferred stock is entitled to receive, at their election, in exchange for and in redemption of that share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series D preferred stock, from any funds legally available for distribution to stockholders, that portion of such funds equal to (1) the number of shares of common stock into which such share of Series D preferred stock is convertible, divided by (2) the number of shares of common stock outstanding and into which any securities convertible into common stock of any series are convertible. The amount payable to with respect to each share of Series D preferred stock will be increased, if necessary, to equal the sum of $100, adjusted to give effect to any subdivisions or combinations of the common stock, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series D preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series D preferred stock, then the assets distributable to the holders of the Series D preferred stock shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series D preferred stock.

     The Series D preferred stock is convertible into common stock without series designation at the option of the holder at any time after the earliest to occur of (1) March 1, 2000, (2) any reclassification or change of the common stock without series designation, (3) any merger or consolidation of WebMD in which WebMD is not the surviving entity and (4) any sale of all or substantially all of the assets of WebMD. In addition, all outstanding shares of Series D preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series D preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series D preferred stock is convertible into five shares of common

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stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series D preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock without series designation at a price less than the conversion price then in effect. The Series D preferred stock has no preemptive rights or subscription rights.

     Series E Preferred Stock. The holders of Series E preferred stock are generally not entitled to vote, except without the vote of the holders of a majority of the shares of Series E preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not (1) amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series E preferred stock, (2) create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series E preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, (3) increase or decrease the authorized number of shares of Series E preferred stock, (4) take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series E preferred stock in such a manner as would require the vote of the holders of the Series E preferred stock as a voting group under Georgia law, (5) redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal, (6) enter into certain transactions having the effect of a change of control of WebMD, or (7) create any new series of capital stock or increase the authorized amount of any series of capital stock, ranking junior to or on a parity with the Series E preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, if the holders thereof would beneficially own more shares of capital stock, on an as if converted to common stock basis, than Microsoft and its permitted transferees.

     The holders of Series E preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any series of common stock or any other securities entitled to participate in the earnings or assets of WebMD, other than the Series A preferred stock, an equal dividend must be declared or paid for each share of Series E preferred stock. No dividends may be paid with respect to the Series E preferred stock until dividends have been paid with respect to the Series A preferred stock. The holders of the Series E preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series E preferred stock is entitled to receive, at their election, in exchange for and in redemption of that share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series E preferred stock, from any funds legally available for distribution to stockholders, that portion of such funds equal to (1) the number of shares of common stock into which such share of Series E preferred stock is convertible, divided by (2) the number of shares of common stock of all series outstanding and into which any securities convertible into common stock of any series are convertible. The amount payable to with respect to each share of Series E preferred stock will be increased, if necessary, to equal the sum of $541.70, adjusted to give effect to any subdivisions or combinations of the common stock without series designation, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series E preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series E preferred stock, then the assets shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series E preferred stock.

     The Series E preferred stock is convertible into common stock without series designation at the option of the holder at any time after January 15, 2000. In addition, after such time, all outstanding shares of Series E preferred stock are to be converted into common stock without series designation at the election

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of the holders of a majority of the shares of Series E preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series E preferred stock is convertible into ten shares of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series E preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock without series designation at a price less than the conversion price then in effect. In addition, if WebMD has not sold any shares of any series of common stock pursuant to an effective registration statement by January 15, 2000, the conversion price shall be adjusted to 71.72% of the conversion price then in effect, with the result of increasing the number of shares of common stock without series designation into which each share of Series E preferred stock may be converted. The Series E preferred stock has no preemptive rights or subscription rights.

     Series F Preferred Stock. The rights of the holders of Series F preferred stock are identical to the rights of the holders of the Series E preferred stock except as set forth below. The holders of Series F preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any series of common stock, an equal dividend must be declared or paid for each share of Series F preferred stock. The holders of the Series F preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series F preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series F preferred stock, from any funds legally available for distribution to stockholders, that portion of such funds equal to (1) the number of shares of common stock without series designation into which such share of Series F preferred stock is convertible, divided by (2) the number of shares of common stock of all series outstanding and into which any securities convertible into common stock of any series are convertible. No amounts may be paid to the holders of the Series F preferred stock until all amounts have been paid to the holders of the Series A preferred stock, the Series B preferred stock, the Series C preferred stock, the Series D preferred stock and the Series E preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series F preferred stock, then the assets distributable to the holders of the Series F preferred stock shall be distributed ratably to them. There are no other redemption or sinking fund provisions applicable to the Series F preferred stock.

     The Series F preferred stock is convertible into common stock without series designation on the same terms as the Series E preferred stock. In addition, if WebMD has not sold any shares of any series of common stock pursuant to an effective registration statement by January 15, 2000, the conversion price shall be adjusted to 86% of the conversion price then in effect, with the result of increasing the number of shares of common stock without series designation into which each share of Series F preferred stock may be converted. The Series F preferred stock has no preemptive rights or subscription rights.

COMPARISON OF CAPITAL STOCK OF HEALTHEON/WEBMD AND WEBMD

     After consummation of the WebMD merger, the holders of WebMD common stock will receive Healtheon/WebMD common stock under the terms of the reorganization agreement and become stockholders of Healtheon/WebMD and holders of WebMD preferred stock will continue to hold WebMD preferred stock. The rights of the holders of WebMD common stock and preferred stock are presently governed by Georgia law and by WebMD's amended and restated articles of incorporation and WebMD's amended and restated bylaws and the rights of the holders of WebMD preferred stock will continue to be governed by Georgia law, the WebMD articles and the WebMD bylaws. As stockholders of Healtheon/ WebMD, the rights of the holders of the WebMD common stock will be governed by Delaware law and

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by Healtheon/WebMD's amended and restated certificate of incorporation and
Healtheon/WebMD's bylaws. The following discussion summarizes the material differences between the rights of holders of WebMD common stock and preferred stock and the rights of holders of Healtheon/WebMD common stock, and the material differences between the charters and bylaws of WebMD and Healtheon/WebMD. This summary does not purport to be complete and is qualified by reference to Healtheon/WebMD's certificate and Healtheon/WebMD's bylaws, WebMD's articles and WebMD's bylaws and the relevant provisions of Delaware and Georgia law.

     Size of the Board of Directors. Healtheon/WebMD's bylaws provide for a board of directors of not less than six nor more than eleven directors. The Healtheon/WebMD board has the sole authority to determine the number of directors and may increase or decrease the number of directors from time to time, but a decrease in the number of directors may not have the effect of shortening the term of any incumbent director. WebMD's bylaws provide for a board of directors consisting of a maximum of fifteen members. The WebMD board of directors may change the number of directors from time to time by resolution so long as the number does not exceed fifteen, provided that a decrease in the number of directors (if more than one director is elected by a resolution of the board of directors or the stockholders) will not have the effect of shortening the term of an incumbent director.

     Loans to Officers and Employees. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Georgia law does not contain a similar provision.

     Voting by Ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certification of incorporation. Healtheon/WebMD's certificate and bylaws do not restrict the right to vote by ballot. Georgia law does not contain a similar provision and the WebMD articles and bylaws do not specify any rules for accepting voice or ballot votes.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder chooses. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. According to Georgia law, unless otherwise provided in the articles of incorporation, shareholders do not have a right to cumulate their votes for directors. Healtheon/WebMD has not provided for cumulative voting in Healtheon/ WebMD's Certificate and cumulative voting is therefore not available to Healtheon/WebMD's stockholders. WebMD has not provided for cumulative voting in WebMD's Articles and cumulative voting is therefore not available to WebMD's stockholders.

     Classified Board of Directors. A classified board of directors is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Delaware and Georgia law both permit, but do not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The Healtheon/WebMD Board is classified in accordance with its certificate into three classes, with directors assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. Each class is elected to a three-year term, with the term of office of one class expiring each year. The WebMD board is divided into three classes of directors, with each class as nearly equal in number as possible, and each serving for staggered three year terms.

     Power to Call Special Stockholders' Meetings; Advance Notice of Stockholder Business and Nominees. Under both Delaware and Georgia law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate or articles of incorporation or the bylaws. In addition, Georgia law provides that a special meeting of stockholders may also be called by the holders of at least 25%, or such greater or lesser percentages as the articles of incorporation or bylaws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting.
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Healtheon/WebMD's bylaws authorize the board of directors, the president of
Healtheon/WebMD, or one or more stockholders holding shares in the aggregate entitled to cast no less than 10% of the votes at that meeting to call a special meeting of stockholders. Healtheon/WebMD's bylaws require 90 days advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting and provide that no such business shall be conducted at a stockholder meeting unless the stockholder follows the procedures set forth in the Healtheon/WebMD bylaws. WebMD's bylaws allow the WebMD board of directors, the chairman of the board, the chief executive officer of WebMD, or the holders of shares representing at least a majority of the votes entitled to be cast on each issue presented at such meeting to call a meeting of stockholders or any class or series of stockholders. WebMD's bylaws contain no advance notice provisions similar to those contained in Healtheon/WebMD's bylaws with respect to special meetings of stockholders.

     Elimination of Actions by Written Consent of Stockholders. Under Delaware and Georgia law, stockholders may take action by written consent in lieu of voting at a stockholders meeting. Delaware law permits a corporation, pursuant to a provision in such corporation's certificate of incorporation, to eliminate the ability of stockholders to act by written consent. Elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions because certain actions by written consent are not subject to the minimum notice requirements of a stockholders' meeting, and could therefore deter hostile takeover attempts. If the ability of stockholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a stockholders' written consent. Healtheon/WebMD's certificate eliminates the ability of stockholders to act by written consent. Under Georgia law, all actions taken by written consent must be unanimous unless the articles of incorporation provide otherwise. WebMD's articles provide that all actions by stockholders shall be taken at a meeting of the stockholders.

     Stockholder Approval of Certain Business Combinations. In the last several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Delaware and Georgia law, certain "business combinations" by corporations with "interested stockholders" are subject to a moratorium of three or five years, respectively, unless specified conditions are met. The prohibited transactions include, in each case, a merger with, disposition of assets to, or the issuance of stock to, the interested stockholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested stockholder. Under Delaware law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such stockholder becomes an interested stockholder, approves such transaction or the transaction by which such stockholder becomes an interested stockholder or if at or subsequent to such time the board of directors and the stockholders approve such transaction. Under Georgia law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such stockholder becomes an interested stockholder approves such transaction or the transaction by which such stockholder becomes an interested stockholder. These provisions of Delaware law apply to a Delaware corporation unless the corporation "opts out" of the provisions in its certificate of incorporation or bylaws. Healtheon/WebMD has not opted out of these provisions in its certificate of incorporation or bylaws and consequently is subject to these provisions. The similar provisions of Georgia law do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. The WebMD bylaws do not currently contain a provision electing to be governed by the similar provisions of Georgia law. Georgia law also contains a provision concerning "fair price requirements" which if elected by a Georgia corporation in its bylaws imposes certain requirements on "business combinations" of a Georgia corporation with any person who is an "interested stockholder" of that corporation. The WebMD bylaws do not presently contain a provision electing to be governed by the fair price requirements.

     Share Purchase Rights Plans. Neither Healtheon/WebMD nor WebMD has adopted a "poison pill" rights plan.

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     Removal of Directors. Under Delaware and Georgia law, except as otherwise provided in the corporation's certificate or articles of incorporation, a director of a corporation that has a classified board of directors may be removed only with cause. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director is voted against his removal. In addition, under Delaware law, when a corporation's certificate of incorporation provides that holders of a series or class, voting as a class or series, are entitled to elect one or more directors, then any director may be removed, without cause, only by the applicable vote of holders of shares of that class or series. Under Georgia law, if a director is elected by a voting group, only the stockholders of that voting group may participate in the vote to remove such director. Delaware law does not permit directors to remove other directors. Healtheon/WebMD's bylaws provide that a director may be removed with or without cause by the holders of a majority of the outstanding shares of all classes of capital stock of the corporation entitled to vote in the election of directors. WebMD's bylaws provide that any director, or the entire WebMD board of directors, may be removed with cause by the stockholders, provided that directors elected by a particular voting group may be removed only by the stockholders in that voting group. WebMD's bylaws do not allow directors to be removed without cause.

     Filling Vacancies on the Board of Directors. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under Georgia law, unless the articles of incorporation or a bylaw adopted by the stockholders provides otherwise, vacancies and newly created directorships may be filled by the stockholders, by the board of directors, or by a majority of the directors remaining in office if such directors constitute less than a quorum (unless the director was elected by a voting group, in which case the stockholders of such voting group or the remaining directors elected by such voting group may fill such vacancy). Healtheon/WebMD's bylaws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, unless the board of directors determines by resolution that any such vacancy shall be filled by the stockholders. WebMD's bylaws provided that a vacancy may be filled by the affirmative vote of a majority of the remaining directors, provided that if the vacant office was held by a director elected by a particular voting group, only the holder of shares of such voting group or the remaining directors elected by such voting group may fill the vacancy, provided further that if there is no remaining director elected by such voting group, the other remaining directors may fill the vacancy during an interim period before the stockholders of the applicable voting group act to fill the vacancy.

     Indemnification and Limitation of Liability. Delaware and Georgia have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

     Healtheon/WebMD's certificate limits or eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to Healtheon/WebMD or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transaction in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

     WebMD's articles eliminate a director's personal liability for monetary damages to WebMD or any of its stockholders for any breach of duties of such position, except that such liability is not eliminated for
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(i) any appropriation, in violation of such director's duties, of any business opportunity of WebMD, (ii) acts or omission which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful distributions and
(iv) any transaction from which the director received an improper personal benefit. WebMD's Articles provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of WebMD shall be eliminated or limited to the fullest extent permitted thereby.

     Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Healtheon/WebMD's certificate contains a provision providing that Healtheon/WebMD must indemnify its directors and officers to the fullest extent permissible under Delaware law. WebMD's bylaws state that the indemnification provided thereby shall not be deemed exclusive of any other rights under any bylaw, resolution or agreement approved or ratified by the holders of a majority of the shares entitled to vote thereon.

     Inspection of Stockholders List. Both Delaware and Georgia law allow stockholders to inspect and copy the stockholders list for a purpose reasonably related to such person's interest as a stockholder.

     Par value, Dividends and Repurchases of Shares. Georgia law dispenses with the concept of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

     Delaware law permits a corporation to declare and pay dividends out of (i) surplus or (ii) if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

     Under Georgia law, a corporation may make distributions to its stockholders subject to any restrictions imposed in the corporation's articles of incorporation, except that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A Georgia corporation may acquire its own shares and shares so acquired will constitute authorized but unissued shares, unless the articles of incorporation provide that such shares become treasury shares or prohibit the reissuance of reacquired shares. If such reissuance is prohibited, the number of authorized shares will be reduced by the number of shares reacquired.

     Stockholder Voting on Mergers and Similar Transactions. Delaware law requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not provide explicitly for share exchanges. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share of the surviving corporation after merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares

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outstanding immediately prior to the merger. The Healtheon/WebMD certificate does not contain a provision which alters the voting requirements with respect to mergers.

     Georgia law contains a similar exception to its voting requirements for mergers and share exchanges where (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger; (ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number and type of shares immediately after the merger; (iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

     Georgia law generally requires the affirmative vote of a majority of all votes entitled to be cast on the matter, voting as a single group, to approve mergers and share exchanges. Delaware and Georgia law both require that a sale of all or substantially all of a corporation's assets be approved by a majority of the outstanding voting shares of the corporation transferring such assets. WebMD's articles provide that the holders of a majority of the Series E preferred stock, voting together as a single class, and the holders of a majority of WebMD's Series F preferred stock, voting together as a single class, are required to approve certain mergers and similar transactions.

     Interested Director Transactions. Under both Delaware and Georgia law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approvals and fulfilling the requirements of good faith and full disclosure are met. With certain exceptions, the conditions are substantially similar under Delaware and Georgia law.

     Dissenters' or Appraisal Rights. Under both Delaware and Georgia law, a stockholder of a corporation participating in certain major corporate transactions may be entitled to dissenters' or appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (1) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation or an amendment to the corporation's certificate of incorporation (unless otherwise provided in the corporation's certificate of incorporation); (2) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or held of record by more than 2,000 stockholders if such stockholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (3) to stockholders of a corporation surviving the merger if no vote of the stockholder of the surviving corporation is required to approve the merger because the merger does not amend the certificate of incorporation, and each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

     In contrast, under Georgia law, dissenters' rights are available in the event of any of the following corporate actions: (1) a merger if the approval of the stockholders is required for such merger and the stockholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent, (2) a share exchange in which the corporation's shares will be acquired, if the stockholder is entitled to vote on the share exchange, (3) a sale or exchange of all or substantially all of the assets of a corporation, if a stockholder vote is required, other than a sale pursuant to a court order or a sale for cash the proceeds of which will be distributed to the stockholders within one year, (4) an amendment of the articles of incorporation that adversely affects rights relating to such stockholder's shares or (5) any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. This right is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 stockholders unless (1) the articles of

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incorporation or a resolution of the board of directors approving the transaction provide otherwise, or (2) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 stockholders, except for payments in lieu of fractional shares. Appraisal rights are available to the holders of the common stock and holders of the Series A preferred stock of WebMD with respect to the WebMD merger.

     Dissolution. Under Delaware law, unless a majority of the whole board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by a majority of the whole board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote thereon. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the board of directors. Healtheon/WebMD's certificate contains no such super majority voting requirements. Georgia law requires approval of the board of directors (unless the board elects because of a conflict of interest or other special circumstances to make no recommendation) and the holders of a majority of all the votes entitled to be cast (unless the articles of incorporation require a greater vote or voting by groups) for voluntary dissolution of a corporation. WebMD's articles contain no such super majority or voting group voting requirement.

     Stockholder Derivative Suits. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. Under Georgia law, a stockholder may not commence or maintain a derivative proceeding unless the stockholder was a stockholder of the corporation at the time of the act or omission complained of or became a stockholder through transfer by operation of law from one who was a stockholder at that time. In addition, Georgia law requires that the stockholder fairly and adequately represent the interests of the corporation in enforcing the rights of the corporation.

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                       COMPARISON OF RIGHTS OF HOLDERS OF
                         MEDE AMERICA COMMON STOCK AND
                          HEALTHEON/WEBMD COMMON STOCK

     This section of the proxy statement/prospectus describes certain differences between MEDE AMERICA common stock and Healtheon/WebMD common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to MEDE AMERICA stockholders, including the certificates of incorporation and bylaws of each company. MEDE AMERICA stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between MEDE AMERICA common stock and Healtheon/WebMD common stock.

     The rights of stockholders of MEDE AMERICA are currently governed by MEDE AMERICA's certificate of incorporation, as amended and restated, and MEDE AMERICA's bylaws. After the completion of the MEDE AMERICA reorganization, MEDE AMERICA stockholders will become stockholders of Healtheon/WebMD. The rights of stockholders of Healtheon/WebMD will be governed by Healtheon/WebMD's certificate of incorporation and Healtheon/WebMD's bylaws. Because MEDE AMERICA and Healtheon/WebMD are both Delaware corporations, after the MEDE AMERICA reorganization the rights of MEDE AMERICA stockholders will continue to be governed by the Delaware General Corporation Law, or the DGCL. The following paragraphs summarize certain differences between the rights of Healtheon/WebMD stockholders and MEDE AMERICA stockholders under the certificates of incorporation and bylaws of Healtheon/WebMD and MEDE AMERICA, as applicable.

CLASSES OF COMMON STOCK

     Healtheon/WebMD and MEDE AMERICA each have one class of common stock issued and outstanding. Holders of Healtheon/WebMD common stock and holders of MEDE AMERICA common stock are each entitled to one vote for each share held.

SPECIAL MEETING OF STOCKHOLDERS

     Special meetings of Healtheon may be called by Healtheon/WebMD's board of directors, by Healtheon/WebMD's president or by written request of the holders of not less than 10% of the votes at that meeting.

     Special meetings of MEDE AMERICA may be called by the chairman of MEDE AMERICA's board of directors, by MEDE AMERICA's president or by majority of MEDE AMERICA's board of directors.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER'S MEETING

     Healtheon/WebMD stockholders may not take action without a meeting by written consent.

     MEDE AMERICA stockholders may take action without a meeting by written consent of the holders of outstanding stock having the number of votes that would be necessary to take such an action at a meeting at which all shares entitled to vote were present and voted.

VOTING BY WRITTEN BALLOT

     Healtheon/WebMD's bylaws do not contain any provision requiring a vote by written ballots.

     MEDE AMERICA's bylaws provide that a vote at a stockholders' meeting need not be by written ballot unless so demanded by a stockholder present in person or by proxy at the meeting, or if so directed by the chairman of the meeting.

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RECORD DATE FOR DETERMINING STOCKHOLDERS

     Both the Healtheon/WebMD bylaws and the MEDE AMERICA's bylaws provide that their respective boards of directors may fix a record date that:

     - in the case of determination of the stockholders entitled to vote at any meeting of stockholders or adjournment of any meeting, shall not be more than 60 days nor less than 10 days before the date of the meeting;

     - in the case of any other action, shall not be more than 60 days prior to such other action.

     Furthermore, both the Healtheon/WebMD bylaws and the MEDE AMERICA bylaws provide that if the respective board of directors does not fix a record date in the manner described above, then:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

     - the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution.

ADVANCE NOTICE PROVISIONS FOR BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL MEETINGS

     The Healtheon/WebMD bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at any meeting of stockholders must made by (1) the corporation's notice of meeting,
(2) the board of directors or (3) a stockholder who gives proper notice. If made by a stockholder, the proposal or nomination must be made by advance written notice given to Healtheon/WebMD between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, if less than 65 days notice of the meeting is given to the stockholder by Healtheon/WebMD, the stockholder's notice of a proposal or nomination must be delivered not earlier than the close of business on the seventh day following the day on which the notice of the meeting is mailed.

     The MEDE AMERICA bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be made by (1) the board of directors or the chairman of the meeting or (2) by a stockholder who gives proper notice. If made by a stockholder, the proposal or nomination must be made by advance written notice given to MEDE AMERICA between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders.

ADVANCE NOTICE PROVISION FOR BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- SPECIAL MEETINGS

     The Healtheon/WebMD bylaws provide for the same requirements for raising business at special meetings of stockholders as for raising business at annual meetings.

     The MEDE AMERICA bylaws provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting.

NUMBER OF DIRECTORS

     The Healtheon/WebMD bylaws provide that the board of directors shall consist of not fewer than 6 and not more than 11 directors.

     The MEDE AMERICA bylaws provide that the board of directors shall consist of not fewer than 3 and not more than 11 directors.

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CLASSIFIED BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Healtheon/WebMD's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Healtheon/WebMD directors are elected to a term of three years and until their successors are elected and qualified.

     MEDE AMERICA's directors are not divided into classes. MEDE AMERICA's directors are all elected each year to a term of one year. At an annual meeting in which a quorum is present, the persons receiving a plurality of the votes cast are elected as the directors.

REMOVAL OF DIRECTORS

     The Healtheon/WebMD bylaws provide that any director or the entire board of directors may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     The MEDE AMERICA bylaws provide that any director or the entire board of directors may be removed, with or without cause, (1) by an action by the holders of a majority of the shares present in person or by proxy at a stockholders' meeting and entitled to vote or (2) by proper written consent of the stockholders.

BOARD OF DIRECTORS VACANCIES

     The Healtheon/WebMD bylaws provide that vacancies on the board of directors may be filled only by the vote of the majority of directors remaining in office.

     The MEDE AMERICA bylaws provide that vacancies on the board of directors resulting from death, resignation or removal shall only be filled by the vote of a majority of the directors remaining in office. Newly created directorships created by any increase in the number of directors shall be filled by the board of directors, or if not filled by the board of directors, by the stockholders at the next annual meeting of at a special meeting called for that purpose.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Healtheon/WebMD bylaws provide that the Chief Executive Officer may call special meetings of the board of directors upon three days notice of the meeting. The president or secretary may call special meetings upon the written request of two directors and upon three days notice of the meeting.

     The MEDE AMERICA bylaws provide that special meetings may be called by the Chairman of the board, the President or by a majority of the directors. Notice of such a meeting must be mailed at least five days before the date of the meeting, or delivered by telephone, telegraph, cable, radio or wireless no later than one day before the date of the meeting.

APPROVAL OF LOANS TO OFFICERS

     The Healtheon/WebMD bylaws provide that Healtheon may lend money to or otherwise assist any officer or other employee whenever the directors judge such a loan or assistance reasonably to be expected to benefit the corporation.

     The MEDE AMERICA bylaws do not specifically address loans to officers or employees.

PREFERRED STOCK

     Both the Healtheon/WebMD and MEDE AMERICA certificates of incorporation authorize the respective boards of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The Healtheon/

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WebMD certificate of incorporation and the MEDE AMERICA certificate of incorporation each reserve for issuance 5,000,000 shares of preferred stock.

INDEMNIFICATION

     Both the Healtheon/WebMD certificate of incorporation and bylaws and the MEDE AMERICA certificate of incorporation and bylaws provide that its respective directors and officers shall be indemnified to the fullest extent authorized by law against any action, proceeding or suit brought against such a person by reason of the fact that he or she is or was a director or officer of the corporation or serves or served at any other enterprise as at the request of the corporation.

     Both the Healtheon/WebMD bylaws and the MEDE AMERICA bylaws provide that the respective corporations may pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions. The MEDE AMERICA bylaws provide that payment of expenses in advance of the final disposition of an action may be authorized by the board of directors upon receipt of an undertaking by the director or officer to repay the amount unless it is determined that he or she is entitled to be indemnified by the corporation.

LIMITATION ON LIABILITY

     Both the Healtheon/WebMD certificate of incorporation and the MEDE AMERICA certificate of incorporation provide that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of the director's fiduciary duty. The MEDE AMERICA certificate of incorporation does not limit liability, however, (1) for a director's breach of his or her duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The Healtheon/WebMD certificate of incorporation limits liability of its directors to the fullest extent permitted by Delaware law.

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                         MANAGEMENT OF HEALTHEON/WEBMD

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information as of June 16, 1999 with respect to persons who are expected to serve as executive officers or directors of Healtheon/WebMD:

                        NAME                          AGE                  TITLE
                        ----                          ---                  -----
W. Michael Long.....................................  46    Chairman and Chief Operating Officer
Jeffrey T. Arnold...................................  29    Chief Executive Officer and Director

     For biographical information concerning the executive officers and directors of each of Healtheon and WebMD who will serve as executive officers or directors of Healtheon/WebMD, see "Certain Information Regarding Healtheon" on page 145 and "Certain Information Regarding WebMD" on page 185.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors of Healtheon/WebMD will have the following committees:

Audit committee

     The audit committee will review and recommend to the board the internal accounting and financial controls for Healtheon/WebMD and the accounting principles and auditing practices and procedures to be used for the financial statements of Healtheon/WebMD. The audit committee makes recommendations to the board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

Stock option committee

     The stock option committee will be charged with overseeing the stock option plans as they relate to employees other than officers and directors of Healtheon/WebMD.

Compensation committee

     The compensation committee will review and recommend to the board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee will exercise all authority under Healtheon/WebMD's employee equity incentive plans and will advise and consult with the officers of Healtheon/WebMD regarding managerial personnel policies.

COMPENSATION OF DIRECTORS

     Directors of Healtheon/WebMD will not receive any cash fees for their services on the board or any board committee, but they will be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All board members will be eligible to receive Healtheon/WebMD Stock options under the Healtheon 1996 Stock Plan which will be assumed by Healtheon/WebMD in connection with the reorganization.

COMPENSATION OF EXECUTIVE OFFICERS

     Healtheon/WebMD has not yet paid any compensation to any of its executive officers and the form and amount of the compensation has not yet been determined. The board will rely on its compensation committee to recommend the form and amount of compensation to be paid to Healtheon/WebMD executive officers.

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     It is anticipated that when the compensation committee meets to determine compensation, the committee will generally adhere to compensation policies which reflect the belief that:

     - Healtheon/WebMD must attract and retain individuals of outstanding ability and motivate and reward them for sustained performance;

     - a significant portion of an executive's compensation should be at risk based upon that executive's and the Healtheon/WebMD's performance; and

     - levels of compensation should generally be in line with that offered by comparable corporations.

     For information concerning the compensation historically paid to the executive officers of each of Healtheon and WebMD who will serve as executive officers or directors of Healtheon/WebMD, see "Certain Information Regarding Healtheon" on page 145 and "Certain Information Regarding WebMD" on page 185.

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                    CERTAIN INFORMATION REGARDING HEALTHEON

FORWARD-LOOKING STATEMENTS

     Except for historical information, this proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding anticipated costs and expenses, revenue mix, product and service development, relationships with strategic partners and plans for addressing Year 2000 issues. These forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Risk Factors."

                              HEALTHEON'S BUSINESS

     Healtheon believes a significant opportunity exists to leverage the power of the Internet to provide secure, open, universally accessible network services that connect participants and automate workflows throughout the healthcare delivery process. Healtheon believes that such a solution has the potential to create significant improvements in the way that information is used by the healthcare system, enabling improved workflows, better decision-making and, ultimately, higher quality care at a lower cost.

The Healtheon Virtual Healthcare Network

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed an Internet-based information and transaction platform that allows it to create Virtual Healthcare Networks that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon VHNs enable the secure exchange of information among disparate healthcare information systems and support a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on its platform. The Healtheon Virtual Healthcare Network solution provides the following key benefits:

     Elimination of Unnecessary or Redundant Efforts. The Healtheon VHN solution is designed to reduce paper-based transactions, eliminate redundant data entry, shorten cycle times and decrease the communication inefficiencies created by isolated proprietary systems. Healtheon believes that by decreasing redundant tasks, errors, delays and unnecessary tests and procedures, it can create efficiencies and reduce costs across the healthcare industry.

     Extendibility Across the Continuum of Healthcare. Healtheon leverages the Internet to provide an open, low-cost information and transaction platform capable of extending across a wide range of healthcare market segments. The Healtheon VHN solution is designed to interconnect a broad range of practice management, managed care, human resources and laboratory information systems. Healtheon expects the benefits of its solution to increase as it adds customers, enabling each user to exchange more data and complete more transactions with a greater number and broader range of other healthcare industry participants.

     Scalability and Flexibility. The Healtheon VHN solution is designed to support Healtheon's customers as their businesses grow and evolve. The Healtheon Platform is designed to scale to accommodate high volumes of transactions and large numbers of simultaneous users. In addition, Healtheon's object-oriented platform provides flexibility so that customers can add or modify applications and transaction capabilities to react to changes in the healthcare marketplace.

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     High Degree of Security. To enable the use of the Internet for transmission of highly sensitive and confidential data, Healtheon utilizes advanced technology designed to ensure a high degree of security. This technology includes strict authentication requirements, sophisticated data encryption techniques, system-wide network security monitoring and tightly controlled physical security systems. These safeguards are designed to provide a secure environment for the exchange of confidential patient and customer data. The Healtheon Platform is designed to enable compliance with proposed government standards under the Health Insurance Portability and Accountability Act of 1996, which mandate the acceptance by payers of electronic transactions as well as the use of standard transactions, standard identifiers and security features by the year 2000.

     Increased Accuracy and Timeliness of Information. The Healtheon VHN solution is designed to increase information flows among all healthcare participants, which ultimately results in more timely and appropriate treatments. For example, on-line access to accurate, up-to-date eligibility information facilitates patients' access to care on a more timely basis, reduces frustration and costs and increases the likelihood that providers will be compensated for their services in a timely manner. Similarly, using Healtheon's VHN solution, consumers will have greater access to their healthcare information, thereby enabling them to become more active participants in the provision of their own healthcare.

Healtheon's Services

     Healtheon offers a suite of healthcare transaction and information services delivered over the Internet or over private intranets and other networks. These network-based services are provided by software applications operating on or interfacing with the Healtheon Platform, which is designed to provide connectivity across the healthcare industry and enable a broad array of secure, mission-critical healthcare transactions. In addition to its platform and Internet-based applications, Healtheon provides comprehensive consulting and implementation services to enable its customers to take full advantage of the capabilities of Healtheon's platform.

     Healtheon provides a broad range of applications and services that support key healthcare transactions. The components of these application suites can be combined and modified, or supplemented with new application components, to provide custom solutions for large, complex, multi-entity business enterprises. These applications and services are typically sold on a transaction or subscription fee basis, which varies across customers and market segments. The following chart summarizes the key transactions supported by Healtheon, organized by business function.

                          HEALTHEON'S SET OF SERVICES

-------------------------------------------------------------------------------------------------------------------------------
                                     CUSTOMERS/
      BUSINESS FUNCTION                USERS                    TRANSACTIONS SUPPORTED                 HEALTHEON SERVICE
-------------------------------------------------------------------------------------------------------------------------------
 Membership Services            Consumers Payers       - Enrollment                              Benefit
                                                       - Plan comparison/selection               Central
                                                       - Provider search, selection, change
                                                       - Benefits inquiry
                                                       - Messaging
-------------------------------------------------------------------------------------------------------------------------------
 Healthcare Administration and  Payers Providers       - Eligibility determination               Healtheon
   Financial Management                                - Referrals                               Practice
                                                       - Authorization                           Healtheon
                                                       - Claims submission and status            ProviderWorks*
                                                       - Remittance advice                       ProviderLink
                                                       - Provider directories*
                                                       - Provider files-management*
                                                       - Reporting
                                                       - Claims repricing*
                                                       - Clinical information
-------------------------------------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------------------------------------------------------
                                     CUSTOMERS/
      BUSINESS FUNCTION                USERS                    TRANSACTIONS SUPPORTED                 HEALTHEON SERVICE
-------------------------------------------------------------------------------------------------------------------------------
 Clinical Information Services  Providers Suppliers    - Patient identification and encounter    Healtheon Dx*
                                                         history                                 SCAN+
                                                       - Patient registration                    GMPI+
                                                       - Lab orders and results
                                                       - Text document/transcription
                                                         distribution
-------------------------------------------------------------------------------------------------------------------------------
 Online Consumer Information    Consumers              - Access to licensed dictionaries and     Healtheon
                                                         encyclopedias, medical news and other   Consumer
                                                         reference sources                       Portal
                                                       - Customized wellness assessments
                                                       - Food label and nutritional library
                                                       - Secure communications and transactions
                                                         with providers and health plans*
-------------------------------------------------------------------------------------------------------------------------------

* Under development

+ Not Internet-enabled

     The primary applications and services currently available or under development are described in greater detail below. Certain of these applications were acquired by Healtheon and are not yet Internet-enabled; Healtheon is currently redeveloping or replacing these applications to integrate them with the Healtheon Platform.

     Membership Services. Healtheon provides membership services through its Benefit Central service. The Benefit Central service utilizes internally developed applications operating on the Healtheon Platform. The service provides Internet-based connectivity between healthcare payers and consumers and supports transactions such as selection of health plans and providers, enrollment for benefits and benefit inquiries. Benefit Central users also receive Healtheon's Health Risk Appraisal service, which provides consumer education in wellness and health risks. Healtheon has contracted to deploy its Benefits Administration service directly and through aggregators to 50 companies, covering approximately 190,000 members.

     Healthcare Administration and Financial Management. Healtheon supports or will support healthcare administration and financial management transactions through its ProviderLink, Healtheon Practice and Healtheon ProviderWorks services. ProviderLink was licensed by Healtheon's ActaMed subsidiary from UnitedHealth Group. Healtheon has developed a software interface between the Healtheon Platform and ProviderLink to integrate ProviderLink with Healtheon's network-based services. ProviderLink is used by providers to support transactions and workflows with payers. ProviderLink supports transactions such as eligibility determinations, claims submission and status, and remittance advice. For example, physicians use ProviderLink to determine eligibility of patients to receive care and to submit health claims to payers. ProviderLink is currently deployed in over 4,850 active provider sites in more than 20 major markets, and processes over 3.7 million transactions per month.

     Healtheon has developed Healtheon Practice, a new Internet-based provider service with support from Brown & Toland Physician Services Organization, or Brown & Toland, one of Healtheon's strategic partners. Healtheon Practice, which is in production, is designed to provide all of the functionality of ProviderLink and also support referrals, authorization, and provider directories reporting. Providers using the Healtheon Practice service receive real-time patient eligibility verifications and referral authorizations over the Healtheon VHN.

     Healtheon is developing Healtheon ProviderWorks, a new Internet-based payer service, with support from Beech Street Corporation, one of Healtheon's strategic partners. Healtheon ProviderWorks is designed to support the creation and management of networks of providers. The service is designed to manage large, complex provider directories and files, manage provider relationships and contracts and perform certain claim processing functions, such as claim repricing. See "-- Strategic Relationships."

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

     Clinical Information Services. Healtheon's SCAN product supports ordering and distribution of clinical tests and test results between SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, and providers using SmithKline Labs' services. ActaMed acquired the SCAN application from SmithKline Labs. SCAN is deployed on approximately 5,100 installed workstations serving physicians throughout the United States. SCAN is not Internet-enabled; however, Healtheon is developing a new Internet-enabled application called Healtheon Dx, currently in beta testing, that will combine the functionality of SCAN and ProviderLink. See "-- Strategic Relationships."

     Healtheon's Global Master Person Index, or "GMPI," enables the unique identification of a patient and reconciliation of multiple records for the same patient contained on diverse information systems. GMPI also supports access to patient data and registration information as well as clinical records. GMPI is an object-oriented application developed by ActaMed and is not yet Internet-enabled. Healtheon intends to adapt and implement GMPI functionality on the Healtheon Platform.

     Online Consumer Information. Healtheon's recently introduced Consumer Portal provides individual consumers with an authoritative source for healthcare information and is intended to extend Healtheon's transaction services directly to individual consumers. The Consumer Portal provides access to medical dictionaries and encyclopedias, medical news, a food label and nutritional library and customized wellness assessments. These sources include: Miller-Keane Encyclopedia & Dictionary of Medicine, Nursing & Allied Health; Dorland's Illustrated Medical Dictionary; Citizen 1's CitiLine index of authoritative medical information; A.D.A.M.'s Hypertext Medical Encyclopedia; and Links to medical headlines via the New York Times Syndicate. Healtheon's business partners can integrate the Consumer Portal into their own sites to provide their consumers with a single point of entry into the healthcare community.

     Healtheon expects to expand its Consumer Portal to support secure communications and transactions between consumers and their providers and health plans.

     Other Services. Healtheon also provides professional services to its customers to enable them to define, develop and implement network-based information systems that leverage the capabilities of the Healtheon Platform. These services are typically sold on a fixed fee or time and materials basis. These services include consulting on information systems strategy related to the use of the Internet and secure networks, including design of information systems functional specifications, mapping and redesign of business processes and identification of enterprise transformation and training requirements to take advantage of increased connectivity. Healtheon also provides custom development of applications and enables the deployment of Healtheon services and integration with legacy information technology systems. In addition, Healtheon provides transitional network management services of its customers' networks. Healtheon believes that its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time.

Customers and Markets

     Healtheon's target customers include providers, payers, suppliers and consumers. Because Healtheon believes that the value and benefit of Healtheon's services are directly related to both the number of participants using Healtheon VHNs and the breadth of functionality supported, it intends initially to focus on selected regions where it can quickly gain significant market acceptance. Healtheon is presently targeting a number of regional markets across the United States.

     Providers. Healtheon's target provider customers include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies and other large, organized physician entities. In particular, Healtheon seeks to form strategic relationships with providers with a high degree of involvement in managed care, especially providers that are involved in activities such as capitation, which require them to bear some level of insurance risk for each enrolled patient. Healtheon's services for these providers include benefit eligibility determinations, referrals and authorizations, claims processing, ordering of clinical tests and delivery of results and maintenance of patient histories. Healtheon also targets as potential customers large integrated delivery networks that combine multiple healthcare facilities, such as hospitals, outpatient facilities, labs and diagnostic centers,
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

and affiliate with physicians and physician groups to coordinate care, contract for managed care lives and manage healthcare resource utilization. Healtheon offers these customers the following services: patient identification, patient registration, ordering of clinical tests and delivery of results and distribution of text documents across the network. Healtheon's current customers in this category include Brown & Toland, Baylor Health Care System, Hill Physician Group, Promina Health System and the Greater Dayton Area Hospital Association.

     Payers. Healtheon's target payer customers include managed care organizations, indemnity insurers, third-party administrators and federal and state governmental agencies. Healtheon targets managed care organization customers, such as mid-sized to large HMOs and PPOs. Healtheon's services for these customers include eligibility determination, member customer service functions, referral and authorization management, coordination of provider files and directories, and submission and tracking of claims and patient encounter reports. Healtheon targets indemnity insurer and third-party administrator customers, such as mid-sized to large commercial entities, Medicare and other agencies of federal and state government. Healtheon's current customers in this category include UnitedHealth Group, Beech Street, Sun Life of Canada, Blue Shield of California, CIGNA HealthCare and the Health Care Financing Administration.

     Suppliers. Healtheon's target supplier customers include large national laboratory companies, pharmaceutical companies and pharmacy benefit managers. Healtheon's services for laboratory companies include ordering clinical tests and reporting test results. Healtheon's customers in this category include SmithKline Labs and Schering Corporation.

     Consumers. Healtheon's target consumer customers include employers, health plans and health plan brokers. Healtheon's services in this area include a consumer web portal, health plan enrollment, benefits administration and membership coordination. Healtheon's target employer group includes mid-sized and large employers and, particularly, self-funded employers that have complex benefits management needs. Healtheon's target health plan broker customers include mid-sized to large brokers that aggregate small and medium employers and administer healthcare benefits on their behalf. Healtheon has contracted to deploy it Benefits Administration service directly and through aggregators to 50 companies, covering approximately 190,000 members.

Strategic Relationships

     Healtheon has entered into several strategic relationships that it believes will enhance its application portfolio, provide important specialized industry expertise, increase its market penetration, and generate revenue. Certain of these relationships are described below:

     UnitedHealth Group. UnitedHealth Group is one of the largest health and well-being enterprises in the United States. UnitedHealth Group is Healtheon's second largest stockholder and after the merger will own approximately 6.3% of Healtheon's common stock. In March 1996, Healtheon acquired UnitedHealth Group's ProviderLink network which currently supports over 4,850 active provider sites in more than 20 major markets servicing over 3.7 million transactions per month. Healtheon earns transaction fee revenue by providing certain healthcare information services to UnitedHealth Group, members of UnitedHealth Group's provider network and ProviderLink subscribers.

     In April 1996, Healtheon and UnitedHealth Group entered into a Services and License Agreement, or the UnitedHealth Group Agreement, under which Healtheon, using ProviderLink, provides claims processing, referral, eligibility and enrollment services, to UnitedHealth Group's managed care providers and customers. Under the UnitedHealth Group Agreement, Healtheon currently receives a monthly fee for each user site enrolled with UnitedHealth Group and a fee per transaction. However, the UnitedHealth Group Agreement does not guarantee any minimum level of transactions or payments to Healtheon. The UnitedHealth Group Agreement has a five year term; however, the agreement provides that two years after the date of the agreement, the parties will agree on new prices that will be competitive with the marketplace. Healtheon and UnitedHealth Group are currently negotiating the new prices, and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group. UnitedHealth Group has
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

also agreed during the term of the UnitedHealth Group Agreement not to promote or contract for services providing the same functionality as that provided by Healtheon, although UnitedHealth Group is permitted to continue to utilize services it was utilizing when it entered into the UnitedHealth Group Agreement.

     In addition, Healtheon has developed PLNet, an Internet-based version of ProviderLink, which Healtheon intends to integrate into the Healtheon Platform and offer to other major healthcare payers and providers. Healtheon is working with UnitedHealth Group to expand the applications and content available to UnitedHealth Group's provider network, to increase the size and geographic reach of its provider network, and to assimilate newly acquired health plans. William McGuire, M.D., the Chairman and CEO of UnitedHealth Group, is a member of Healtheon's Board of Directors. The UnitedHealth Group Agreement is effective through March 2001, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the UnitedHealth Group Agreement.

     SmithKline Beecham Clinical Laboratories, Inc. SmithKline Labs, a subsidiary of SmithKline Beecham, is one of the largest independent clinical laboratories in the United States. SmithKline Beecham is a stockholder of Healtheon and after the merger will own approximately 4.4% of Healtheon's common stock. In December 1997, Healtheon and SmithKline Labs entered into a Services Agreement, or the Services Agreement, under which Healtheon provides lab orders and results to providers that use SCAN. SmithKline Labs has also agreed to promote Healtheon as its preferred vendor for laboratory electronic connectivity services.

     Healtheon acquired SCAN-related assets from SmithKline Labs, including approximately 4,200 installed workstations in physicians' offices, hospitals and other provider offices. Healtheon is currently developing Healtheon Dx, an Internet-enabled version of the SCAN system, which Healtheon plans to integrate into the Healtheon Platform and to offer to physicians using SmithKline Labs' services or to physicians using other laboratories. Tadataka Yamada, M.D., Chairman Research and Development, Pharmaceuticals of SmithKline Beecham, is a member of Healtheon's Board of Directors. The Services Agreement is effective through December 2002, with options for successive two-year renewals, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or if Healtheon otherwise breaches its material obligations under the Services Agreement. The Services Agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years thereafter. Under the Services Agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.

     In December 1998, Healtheon agreed to purchase, and in January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and approximately
1.8 million shares of Healtheon's common stock. Healtheon and SmithKline Labs entered into a related services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term.

     On February 9, 1999, SmithKline Beecham announced that it has agreed to sell SmithKline Labs to Quest Diagnostics, Incorporated. SmithKline Labs has been one of Healtheon's strategic partners since December 1997, and Healtheon's relationship with them has been beneficial. Healtheon expects its agreements with SmithKline Labs to remain in effect as a result of the acquisition by Quest Diagnostics.

     Brown & Toland Physician Services Organization. Brown & Toland Medical Group, or BTMG, based in San Francisco, California, is a partnership of approximately 2,000 physicians representing a merger of physicians from California Pacific Medical Center, the University of California-San Francisco and Stanford University. Brown & Toland, a wholly owned subsidiary of BTMG, is the management company that administers the managed care risk business on behalf of BTMG and other physician organizations. In December 1997, Healtheon and Brown & Toland entered into an agreement under which Healtheon is developing Healtheon Practice, which Healtheon intends to market to Brown & Toland and other payers and providers. Healtheon also manages the information technology operations of Brown & Toland.
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

Through its relationship with Brown & Toland, Healtheon believes it is gaining valuable industry-segment expertise from a leader in managed care and accelerating its market presence in the San Francisco Bay Area. Healtheon's agreement with Brown & Toland is effective through September 2000, although it may be terminated by either party upon 120 days' notice.

     Beech Street Corporation. Beech Street is one of the largest PPOs in the United States. Beech Street's PPO network consists of approximately 4,300 hospitals and 320,000 physician locations serving 15 million individuals in 49 states, and its clients consist of major self-insured employers, insurance companies and third-party administrators. In December 1997, Healtheon and Beech Street entered into an agreement under which Healtheon is developing Healtheon ProviderWorks, which Healtheon intends to offer to Beech Street and to other payers and providers. Healtheon also manages the information technology operations of Beech Street. The relationship with Beech Street provides Healtheon with important industry-segment expertise and a strategic entry-point into the PPO market segment. Healtheon's agreement with Beech Street is effective through December 2002, although it may be terminated by either party upon 180 days' notice.

The Healtheon Platform

     The Healtheon Platform is a distributed application framework, combined with software tools that ensure security, scalability, availability, reliability and manageability, on which transaction intensive applications can be delivered over the Internet or over other distributed environments. The Healtheon Platform is deployed on a server complex at the Healtheon data center in Santa Clara, California, which consists of SUN Solaris and Windows NT servers in a fault tolerant configuration and redundant or fault tolerant network components. The Healtheon Platform includes the following features:

     Security. The Healtheon Platform is designed to ensure the privacy and integrity of data and communications by using a combination of security methodologies to provide multiple lines of defense. All Internet communications between Healtheon and its users employ the Secure Sockets Layer protocol. In addition, Healtheon utilizes server digital certificates and username/password schemes to authenticate users. Each user has a unique user ID and has one or more roles that define the types of functionality and data access available. All Healtheon's applications record logging information, creating an audit trail, and protect privacy by encrypting sensitive data. Healtheon also uses a multi-layered firewall complex to secure the Healtheon network infrastructure. In addition, network vulnerability scanners are used on a regular basis to actively monitor security status. Healtheon's physical security systems at its Santa Clara facility consist of comprehensive physical controls and multi-layered internal network and information system safeguards. The physical controls include using fingerprint authentication, dual-level access points, and multiple alarm systems.

     Scalability. The Healtheon Platform utilizes COBRA-based middleware, which enables a highly scalable distributed applications infrastructure. The platform enables an application to run simultaneously on multiple host systems, allowing for large numbers of simultaneous users while at the same time optimizing network performance and resource utilization. In addition, the Healtheon Platform has been designed to transparently deploy new services and hardware while existing applications remain operational. Finally, the Healtheon Platform reduces communications bottlenecks resulting from limited numbers of connections to database servers through intelligent management of database connections and object caches that reduce the need to query database servers for frequently used data.

     Rapid Application Development and Integration. The Healtheon Platform is designed to enable rapid application development and integration. The platform supports object-oriented programming, which accelerates the design process through object reuse. Healtheon maintains a comprehensive set of object libraries, called core services, that allows developers to build complex applications rapidly. The platform is also designed for deploying applications developed by third parties with relative ease. The platform interfaces with legacy systems by accepting industry standard ANSI X.12 and HL7 electronic data interchange formats.

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

     High Availability. The Healtheon Platform architecture is designed to ensure high availability through the replication of applications and other software services, failure detection and automatic restart of failed services and applications. Running multiple copies of a service or application removes any single point of failure within the system and ensures that at least some copies of a service will be available while others may have failed. In addition, the servers that host Healtheon applications are duplicated to provide redundancy. Healtheon uses duplicate fiber optic cable connections to Sprint and WorldCom to ensure highly-available access to the Internet. Healtheon's platform uses a mix of fault-tolerant hardware, redundant equipment and back-up power systems.

     Manageability. The Healtheon management framework provides a single image view of all Healtheon services, thus simplifying administration in a distributed environment. Healtheon services can be managed from a Web-based management station. The Healtheon management and administration framework monitors service performance and generates event notifications of system abnormalities.

     Disaster Recovery Plans. Although Healtheon believes its operations facilities are highly resistant to systems failure and sabotage, it has developed, and is in the process of implementing, a disaster recovery and contingency operations plan. In addition, all of Healtheon's services are linked to advanced storage systems that provide data protection through techniques such as replication. Healtheon also maintains on-site backup power systems.

     Audits. Healtheon's information technology department periodically performs, and retains accredited third parties to perform, audits of its operational procedures under both internally-developed audit procedures and externally-recognized standards.

Customer Support

     Healtheon believes that a high level of customer support is necessary to achieve wide acceptance of its solution. Healtheon provides a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. Healtheon also offers Web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Healtheon also employs technical support personnel who work directly with its direct sales force, distributors and customers of its applications and services. Healtheon provides its customers with the ability to purchase maintenance for its applications and services, which includes technical support and upgrades. Healtheon also provides training programs for its customers. As of March 31, 1999, Healtheon had 275 employees and independent contractors in customer support functions, including network services, provider services and customer support services.

Sales and Marketing

     Healtheon's direct sales force targets significant potential customers in each market segment by region. In certain instances, Healtheon's direct sales force works with complementary brokers, value added resellers and systems integrators to deliver complete solutions for major customers. In addition, senior management plays an active role in the sales process by cultivating industry contacts. Healtheon markets its applications and services through direct sales contacts, strategic relationships, the sales and marketing organizations of its strategic partners, participation in trade shows, articles in industry publications and by leveraging its existing client base. Healtheon attends a number of major trade shows each year and has begun to sponsor executive conferences, which feature industry experts who address the information systems needs of large healthcare organizations. Healtheon supports its sales force with technical personnel who perform demonstrations of Healtheon's applications and assist clients in determining the proper hardware and software configurations. Healtheon's executive sales and marketing management is located in its Santa Clara, California headquarters and in its Atlanta, Georgia, Minneapolis, Minnesota and San Francisco, California facilities, while its account representatives are deployed across the United States. As of March 31, 1999, Healtheon employed 140 sales executives, account managers, direct sales representatives and sales support personnel.

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Development and Engineering

     Healtheon believes that its future success will depend in large part on its ability to continue to maintain and enhance its platform, applications and services. To this end, Healtheon leverages the modular nature of its platform architecture to enable it to develop new applications and services rapidly. Healtheon has developed applications and services both independently and through acquisitions. Healtheon will continue to work closely with other companies in its applications development efforts.

     Healtheon has several significant projects currently in development. These include the continued enhancement of the platform architecture, development of new services such as Healtheon Practice, Healtheon ProviderWorks and Healtheon Dx, and integration of ActaMed's platform, network and associated services. As of March 31, 1999, Healtheon employed 270 people in the areas of applications design, research and development, quality assurance and technical support.

     Healtheon's development and engineering expense, which excludes development expenses included in cost of operations, totaled $19.0 million in 1998, $12.3 million in 1997, $8.3 million in 1996, $7.0 million in the three months ended March 31, 1999 and $3.7 million in the three months ended March 31, 1998. Healtheon believes that timely development of new and enhanced applications and technology is necessary to remain competitive in the marketplace. Accordingly, Healtheon intends to continue recruiting and hiring experienced development personnel and to make other investments in development and engineering.

     The emerging market for healthcare information exchange and transaction processing is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that Healtheon continually improve the performance, features and reliability of its applications and services, particularly in response to competing offerings, and that it introduce new applications and services or enhancements to existing applications and services as quickly as possible and prior to its competitors. The success of new application and service introductions is dependent on several factors, including proper definition of new applications or services, timely completion and introduction of new applications and services, differentiation of new applications and services from those of Healtheon's competitors and market acceptance. There can be no assurance that Healtheon will be successful in developing and marketing new applications and services that respond to competitive and technological developments and changing customer needs. The failure of Healtheon to develop and introduce new applications and services successfully on a timely basis and to achieve market acceptance for its applications and services could have a material adverse effect on Healtheon's business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could render its applications and services obsolete or require substantial expenditures by Healtheon to adapt its applications and services. Moreover, there is a risk that a competitor's product might become the standard for healthcare information services.

Intellectual Property

     Healtheon relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the secrecy of its intellectual property. Healtheon believes that patent, trade secret and copyright protection are less significant to Healtheon's success than its ability to further develop applications. Healtheon has several trademarks in the United States and internationally.

Competition

     The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of Healtheon's actual and potential competitors have announced or introduced Internet strategies. Healtheon's competitors can be divided into several groups: healthcare information software vendors, including HBO & Company, which was recently acquired by McKesson Corporation, one of the country's largest drug wholesalers, and Shared Medical Systems Corporation; healthcare electronic data interchange companies, including ENVOY Corporation, which was recently
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acquired by Quintiles Transnational Corp., and National Data Corporation; and
large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation. Each of these companies can be expected to compete with Healtheon within certain segments of the healthcare information technology market. Furthermore, major software information systems companies and others, including those specializing in the healthcare industry that are not presently offering applications that compete with those offered by Healtheon, may enter Healtheon's markets. In some cases, large customers may have the ability to compete directly with Healtheon as well. Healtheon also competes with smaller regional competitors. Many of Healtheon's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than Healtheon. Many of Healtheon's competitors also currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, Healtheon's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than Healtheon. There can be no assurance that Healtheon will be able to compete successfully against current and future competitors or that competitive pressures faced by Healtheon will not materially adversely affect its business, financial condition and results of operations.

Employees

     As of March 31, 1999, Healtheon had a total of 725 employees and independent contractors, of whom there were 275 in customer, network and provider services, 270 in development and engineering, 140 in sales and marketing and 40 in corporate finance and administration. None of Healtheon's employees is represented by a labor union, and Healtheon has never experienced a work stoppage. Healtheon believes its relationship with its employees to be good. Healtheon's ability to achieve its financial and operational objectives depends in large part upon its continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel, most of whom are not bound by an employment agreement. Competition for such qualified personnel in Healtheon's industry and geographical location in the San Francisco Bay Area is intense, particularly in software development and technical personnel.

Properties

     Healtheon's principal executive and corporate offices and development and network operations are located in Santa Clara, California, in approximately 50,000 square feet of leased office space under a lease that expires in March 2008. Healtheon also maintains sales, development and network operations in Atlanta, Georgia, in approximately 41,000 square feet of leased office space under a lease that expires in July 2001; sales, engineering and support operations in Minneapolis, Minnesota, in approximately 16,500 square feet of leased office space under a lease that expires in December 1999; and sales, engineering and support operations in San Francisco, California, in approximately 11,000 square feet of leased office space under two leases that expire in November 2000 and September 2001. Healtheon believes that its facilities are adequate for its current operations and that additional leased space can be obtained if needed.

Legal Proceedings

     To date, Healtheon has not been subject to any material litigation.

      MARKET FOR HEALTHEON'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Healtheon completed the initial public offering of its common stock on February 10, 1999. Healtheon's common stock has been traded on the Nasdaq National Market under the symbol "HLTH" since February 11, 1999. Prior to that date, there was no public market for our common stock and, therefore, no quoted market prices for our common stock are available for the years ended December 31,

1998 and 1997. The following table lists quarterly information on the price range of Healtheon common stock based on the high and low reported closing bid prices for Healtheon common stock as reported on the Nasdaq Stock Market for the periods indicated below:

                                                               HIGH      LOW
                                                              ------    ------
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $49.38    $21.75
  Second Quarter (through [  ] 1999)........................    [  ]      [  ]

     On February 28, 1999, there were 373 holders of record of our common stock. Because many of such shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

     The market price of Healtheon's common stock has fluctuated since the date of its initial public offering and is likely to fluctuate in the future. Factors that may have a significant effect on the market price of our common stock include:

     - actual or anticipated quarterly variations in our operating results;

     - changes in expectations of future financial performance or changes in estimates of securities analysts;

     - announcements of technological innovations;

     - announcements relating to strategic relationships;

     - customer relationship developments; and

     - conditions affecting the Internet or healthcare industries, in general.

     The trading price of Healtheon's common stock may be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations many adversely affect the trading price of Healtheon's common stock, regardless of Healtheon's actual operating performance.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to Healtheon, litigation would be expensive and would divert management's attention.

     Healtheon has never declared or paid any cash dividends on our common stock or other securities and does not anticipate paying cash dividends in the foreseeable future.

                 HEALTHEON SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of Healtheon should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes thereto, which are included elsewhere in this proxy statement/ prospectus. In May 1998, Healtheon acquired ActaMed in a transaction accounted for as a pooling of interests. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed. The consolidated statements of operations data for the three-year period ended December 31, 1998 and the consolidated balance sheet data at December 31, 1998 and 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations data for the two-year period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1996, 1995 and 1994 are derived from, and are qualified by reference to, audited consolidated financial statements that are not included in this proxy statement/prospectus. The consolidated statements of operations and balance sheet data as of and for the years ended December 31, 1995 and 1994 are derived solely from the ActaMed statements of operations and balance sheets for such periods because Healtheon did not commence operations until January 1996. See notes 1 and 2 of notes to consolidated financial statements for a discussion of the accounting for the acquisition of ActaMed. The statement of operations data for the three-month periods ended March 31, 1999 and 1998 and the balance sheet data as of March 31, 1999 are derived from unaudited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Healtheon's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations for these periods. Historical operating results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year. See note 1 of notes to consolidated financial statements for an explanation of the determination of the shares used in computing basic and diluted net loss per common share.

                                                                                                      THREE MONTHS
                                                           YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,
                                              --------------------------------------------------   ------------------
                                                1998       1997       1996      1995      1994       1999      1998
                                              --------   --------   --------   -------   -------   --------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenue...................................  $ 48,838   $ 13,390   $ 11,013   $ 2,175   $   190   $ 17,555   $ 9,754
  Loss from operations......................   (53,948)   (25,423)   (16,541)   (3,936)   (3,118)   (19,127)   (9,028)
  Net loss applicable to common
    stockholders............................  $(54,048)  $(28,005)  $(18,606)  $(4,458)  $(3,426)  $(18,569)  $(9,676)
  Basic and diluted net loss per common
    share...................................  $  (1.54)  $  (3.88)  $  (2.83)  $ (0.85)            $  (0.30)  $ (1.19)
  Weighted-average shares outstanding used
    in computing basic and diluted net loss
    per common share........................    34,987      7,223      6,583     5,246               62,665     8,099

                                                               AS OF DECEMBER 31,                       AS OF
                                              ----------------------------------------------------    MARCH 31,
                                               1998       1997        1996       1995       1994        1999
                                              -------    -------    --------    -------    -------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments.............................  $36,817    $21,804    $  7,539    $ 9,386    $ 4,186    $ 63,175
  Working capital...........................   27,934     14,790       2,505      7,244      4,226      52,989
  Total assets..............................   79,940     53,747      34,407     10,801      5,379     121,055
  Long-term obligations, net of current
    portion.................................    2,984        932       1,210         --         63       3,153
  Convertible redeemable preferred stock....       --     50,948      39,578     16,029      7,919          --
  Total stockholders' equity (net capital
    deficiency).............................   59,413     (9,930)    (14,553)    (7,698)    (2,838)     95,731

                 HEALTHEON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with Healtheon's consolidated financial statements and notes thereto. The following discussion contains forward-looking statements that involve risks and uncertainties. Healtheon's actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors discussed below in "Risk Factors" and elsewhere in this proxy statement/prospectus.

OVERVIEW

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon's Virtual Healthcare Network, or VHN, solution enables the secure exchange of information among a wide array of disparate healthcare information systems and provides a framework for a broad range of healthcare transactions.

     Healtheon was incorporated in December 1995, commenced operations in January 1996 and until late 1997 had not recognized substantial revenue and was therefore considered to be in the development stage. In May 1998, Healtheon acquired ActaMed, which was incorporated in 1992. The acquisition of ActaMed was accounted for as a pooling of interests. The financial information presented reflects the combined financial position and results of operations of Healtheon and ActaMed for all dates and periods presented. Healtheon's revenue to date has been derived primarily from proprietary non-Internet network services offered by ActaMed and from management and operation of customers' information technology, or IT, infrastructure. In March 1996, ActaMed acquired EDI Services, or EDI, a wholly-owned subsidiary of UnitedHealth Group, in a transaction accounted for as a purchase. Accordingly, the operations of EDI are included in Healtheon's consolidated statements of operations beginning in March 1996. In August 1998, Healtheon acquired substantially all of the assets of Metis, LLC, a leading consulting, design and development firm focused on Internet and intranet-based solutions for medical centers and integrated delivery networks. In connection with this acquisition, Healtheon issued 1,600,000 shares of its common stock, of which 200,000 shares are held in escrow to secure certain indemnification obligations. Of the total shares issued, 476,548 shares were issued to certain employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the agreements' respective vesting periods. The Metis acquisition was treated as a tax-free reorganization and was accounted for as a purchase.

     Because Healtheon has recently begun operations, it is difficult to evaluate its business and prospects. Healtheon's revenue and income potential is unproven and its business model is still emerging. Healtheon's historical financial information is of limited value in projecting its future operating results because of its limited operating history as a combined organization and the emerging nature of its markets. Healtheon began operations in January 1996 and until recently had not earned significant revenue. Healtheon has lost money since it began operations and, as of March 31, 1999, it had an accumulated deficit of $122.0 million. Healtheon plans to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing. As a result, Healtheon expects that it will continue to lose money through 1999 and it may never achieve or sustain profitability.

     Healtheon has developed strategic relationships with healthcare industry leaders, including UnitedHealth Group, SmithKline Labs, Brown & Toland and Beech Street. These four companies each accounted for over 10% of Healtheon's total revenue in 1998 and the first quarter of 1999, and together accounted for approximately 87% of Healtheon's total revenue in 1998. Healtheon expects that a small number of customers will continue to account for a substantial portion of its revenue for the foreseeable future. The loss of one or more of Healtheon's significant customers, or a decline in the volume of business generated by these customers, could have a material adverse effect on Healtheon's business, financial condition and results of operations.

     Cost of operations consist of costs related to services Healtheon provides to customers and costs associated with the operation and maintenance of its networks. These costs include salaries and related expenses for consulting and development personnel, network operations personnel and customer support personnel; telecommunication costs; maintenance of network equipment; amortization of certain intangible assets; a portion of facilities expenses; and leased personnel and facilities costs. Given Healtheon's limited operating history, changes in revenue mix, limited history of Internet-based network services, recent investments in personnel, amortization of infrastructure investments and evolving business model, Healtheon believes that analysis of historical cost of operations as a percentage of revenue is not meaningful. Healtheon anticipates that its total cost of operations will increase in absolute dollars in the future.

     Development and engineering expense, which excludes development expenses that are included in cost of operations, consists primarily of salaries and related expenses associated with the development of applications and services. Expenses include compensation paid to engineering personnel, fees to outside contractors and consultants, a portion of facilities expenses and the maintenance of capital equipment used in the development process. Healtheon believes its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Accordingly, Healtheon intends to continue recruiting and hiring experienced engineering personnel and to continue making other investments in development and engineering. Healtheon expects that development and engineering expenses will continue to increase in absolute dollars. Currently, all development and engineering expenses are expensed as incurred.

     Sales, general and administrative expense consists primarily of salaries and related expenses for sales, account management, marketing, administrative, finance, legal, human resources and executive personnel; commissions; costs and expenses for marketing programs and trade shows; fees for professional services; and costs of accounting and internal control systems to support Healtheon's operations. Healtheon anticipates that sales, general and administrative expense will continue to increase in absolute dollars as it adds sales, marketing and administrative personnel, increases its marketing and promotional activities and incurs costs related to being a public company, such as directors' and officers' liability insurance premiums and professional fees.

RESULTS OF OPERATIONS

     The following table sets forth certain data expressed as a percentage of total revenue for the periods indicated.

                                                                                THREE MONTHS
                                                                                    ENDED
                                                  YEARS ENDED DECEMBER 31,        MARCH 31,
                                                 --------------------------    ---------------
                                                  1998      1997      1996      1999     1998
                                                 ------    ------    ------    ------    -----
Revenue:
  Services.....................................    55.5%     32.1%     16.3%     44.7%    50.3%
  Services to related parties..................    42.9      54.6      38.5      54.2     47.7
  Software licenses............................     1.6      13.3      45.2       1.1      2.0
                                                 ------    ------    ------    ------    -----
          Total revenue........................   100.0     100.0     100.0     100.0    100.0
Operating costs and expenses:
  Cost of operations:
  Cost of services.............................    55.1      29.2      14.4      44.1     51.0
  Cost of services to related parties..........    33.0      48.8      44.7      44.3     25.9
  Cost of software licenses....................      --        --       1.5        --       --
                                                 ------    ------    ------    ------    -----
          Total cost of operations.............    88.1      78.0      60.6      88.4     76.9
Development and engineering....................    38.9      91.6      75.7      40.0     38.1
Sales, general and administrative..............    47.3      75.4      76.3      50.7     48.4
Depreciation and amortization..................    32.9      44.8      37.7      29.8     29.2
Write-off of offering costs....................     3.3        --        --        --       --
                                                 ------    ------    ------    ------    -----
          Total operating costs and expenses...   210.5     289.9     250.3     208.9    192.6
                                                 ------    ------    ------    ------    -----
  Loss from operations.........................  (110.5)   (189.9)   (150.3)   (108.9)   (92.6)
Interest income................................     2.6       4.6       4.9       4.0      3.7
Interest expense...............................    (1.0)     (2.4)     (0.5)     (0.8)    (1.2)
Dividends on ActaMed's convertible redeemable
  preferred stock..............................    (1.8)    (21.4)    (23.1)       --     (9.1)
                                                 ------    ------    ------    ------    -----
  Net loss.....................................  (110.7)%  (209.1)%  (169.0)%  (105.7)%  (99.2)%
                                                 ======    ======    ======    ======    =====

Three Months Ended March 31, 1999 and 1998

     Revenue. Healtheon earns revenue from services which include providing access to its network-based services, including fixed fee and transaction based services, and performing development and consulting services, and from licensing software. Services revenue also includes revenue from the management and operation of customers' IT infrastructure. Customers may purchase some or all of Healtheon's applications and services and the customer relationship may evolve from utilizing development and consulting services to utilizing transaction and subscription-based services. Healtheon earns network-based services revenue from fixed fee subscription arrangements, which revenue is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which revenue is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as the services are performed, depending on the terms of the contract. Revenue from consulting services and revenue from the management and operation of customers' IT infrastructure is recognized as the services are performed. Cash received in excess of revenue recognized relating to these services has been recorded as deferred revenue. At March 31, 1999, Healtheon had deferred revenue of approximately $3.6 million.

     Total revenue increased to $17.6 million in the first quarter of 1999 from $9.8 million in the first quarter of 1998. Revenue from the Service Agreements with UnitedHealth and SmithKline Labs increased to $9.5 million from the first quarter of 1999 from $4.7 million in the first quarter of 1998. Increased transaction based services under the UnitedHealth Group Agreement, and additional revenue from the

January 1999 Services Agreement with SmithKline Labs, which was phased in during the first quarter of 1999 contributed to the significant increases in revenue.

     In addition, Healtheon's revenue increased due to contracts with new customers and increased revenue from existing customers, Brown & Toland and Beech Street. Healtheon recognized revenue for IT services of $4.9 million in the first quarter of 1999 and $3.8 million in the first quarter of 1998. In addition, Healtheon recognized revenue related to IT development services of $0.5 million in the 1999 period and $0.8 million in the 1998 period.

     The UnitedHealth Group Agreement has a five-year term. However, the agreement provides that two years after the date of the agreement, which was signed on April 4, 1996, the parties will agree on new prices that are competitive with the marketplace. Healtheon and UnitedHealth Group are negotiating the new prices and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group, on a prospective basis. The Services Agreements with SmithKline Labs also each have a five-year term. However, the December 1997 Services Agreement provides that the parties will negotiate new rates as of January 1, 2001 and every two years thereafter. Under the terms of the Services Agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similar customers.

     Cost of Operations. Cost of operations was $15.5 million in the first quarter of 1999 and $7.5 million in the first quarter of 1998. These increases resulted mainly from higher personnel and network operation costs required to support these increased service revenues.

     Development and Engineering. Development and engineering expense was $7.0 million in the first quarter of 1999 and $3.7 million in the first quarter of 1998. The increase was the result of a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.

     Sales, General and Administrative. Sales, general and administrative expense increased to $8.9 million in the first quarter of 1999 from $4.7 million in the first quarter of 1998. The amortization of deferred stock compensation expense increased by $1.6 million. The remainder of the increase resulted from salaries and related costs of added sales personnel and executive management.

     Deferred stock compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of Healtheon's common stock at the time of those grants. Healtheon recorded deferred stock compensation of $6.3 million in the first quarter of 1999, $8.2 million in the full year of 1998 and $2.7 million in the full year of 1997. The deferred stock compensation balance at March 31, 1999 was $11.1 million. The deferred stock compensation balance is being amortized based on a graded vesting method over the vesting period, generally four years, of the option or restricted stock grants. Amortization is estimated to total $7.8 million in 1999, $3.5 million in 2000, $1.5 million in 2001 and $.4 million for 2002.

     Depreciation and amortization. Depreciation and amortization was $5.2 million in the first quarter of 1999 and $2.8 million in the first quarter of 1998. Property and equipment is being depreciated over the estimated useful life of the related assets, generally three to seven years. All of the intangible assets are being amortized over expected lives of three to five years. The increase is due primarily to the technology rights acquired with the January 1999 Services Agreement with SmithKline Labs and the acquisition of Metis LLC in August 1998, as well as the increase in property and equipment to support overall growth. Amortization charges are estimated to be $11.8 million in 1999, $10.0 million in 2000, $3.4 million in 2001, $1.8 million in both 2002 and 2003 and $.2 million in 2004 assuming no impairment of the remaining unamortized intangible asset balances and no additional acquisitions of intangible assets.

     Interest Income and Expense. Interest income has been derived primarily from cash investments. Interest expense results primarily from Healtheon's borrowings and from capitalized lease obligations for equipment purchases. Net interest income was $0.6 million in the first quarter of 1999 and $0.2 million in the first quarter of 1998. The increase for the 1999 period was due to higher average cash balances resulting from the proceeds of Healtheon's $46.1 million preferred stock financing in October 1998 and the net proceeds of $41.4 million from Healtheon's initial public offering in February 1999.

     Dividends on ActaMed's Convertible Redeemable Preferred Stock. Healtheon acquired ActaMed in a transaction accounted for as a pooling-of-interests in May 1998. Because dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, ActaMed accrued the dividends on a quarterly basis. Dividends of $.9 million were charged against income in the consolidated statements of operations in the first quarter of 1998. None of the dividends were paid, and, in conjunction with approving the acquisition of ActaMed by Healtheon, ActaMed's preferred stockholders waived their right to receive the dividends, which totaled $7.5 million at the time of the acquisition. The ActaMed preferred stockholders received an aggregate of 17.3 million shares of Healtheon common stock in exchange for their ActaMed convertible redeemable preferred stock.

Years Ended December 31, 1998, 1997 and 1996

     Revenue. Healtheon earns revenue from services and services to related parties, both of which include providing access to its network-based services, including fixed fee and transaction based services, and performing development and consulting services, and from licensing software. Services revenue also includes revenue from the management and operation of customers' IT infrastructure. Customers may purchase some or all of Healtheon's applications and services and the customer relationship may evolve from utilizing development and consulting services to utilizing transaction and subscription-based services. Healtheon earns network-based services revenue from fixed fee subscription arrangements, which revenue is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which revenue is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as the services are performed, depending on the terms of the contract. Revenue from consulting services and revenue from the management and operation of customers' IT infrastructure is recognized as the services are performed. Cash received in excess of revenue recognized relating to these services has been recorded as deferred revenue. At December 31, 1998, Healtheon had deferred revenue of approximately $1.9 million.

     Total revenue increased to $48.8 million in 1998 from $13.4 million in 1997 and $11.0 million in 1996. Revenue from services was $27.1 million in 1998, $4.3 million in 1997 and $1.8 million in 1996. The significant increase in services revenue in these periods was principally due to new contracts with Brown & Toland Physician Services Organization, or Brown & Toland, and Beech Street Corporation, or Beech Street, for the management and operation of their IT infrastructure beginning in late 1997. To provide these services, Healtheon utilizes its own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased to Healtheon. The cost of these leased customer personnel and facilities are included as part of the total costs of the IT and development services that Healtheon billed to the customers. Healtheon recognized revenue for IT services of $15.1 million in 1998 and $2.1 million in 1997. Revenue for IT services included costs of leased personnel and facilities of $11.8 million in 1998 and $1.9 million in 1997. These amounts are also included in cost of services. In addition, Healtheon recognized revenue related to development services of $6.5 million in 1998 and $.2 million in 1997. No revenue was recognized from IT services or development services in 1996.

     Revenue from services to related parties consists of services provided to UnitedHealth Group under a Services and License Agreement between ActaMed and UnitedHealth Group dated April 4, 1996, or the UnitedHealth Group Agreement, and services provided to SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, under a Services Agreement between ActaMed and SmithKline Labs dated December 31, 1997, or the Services Agreement. Revenue from services to related parties increased to $21.0 million in 1998 from $7.3 million in 1997 and $4.2 million in 1996. The increase was primarily due to the additional revenue from the December 1997 Services Agreement with SmithKline Labs to service its SCAN laboratory and test order and results service.

     ActaMed entered into a national marketing and licensing agreement, or the Agreement, with International Business Machines Corporation in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6.3 million. Under the Agreement, Healtheon recognized software license revenue of approximately $1.2 million in 1997 and approximately

$3.4 million in 1996, upon delivery of the software. All revenue under the Agreement had been recognized by the end of 1997.

     In December 1996, ActaMed entered into a new agreement, or the License, to license its newly granted patent to IBM. As part of the License, IBM agreed to pay $4.8 million over a four-year period, $1.0 million in December 1996 and the remaining balance in 48 equal monthly installments commencing in January 1997. Additionally, in conjunction with the License, IBM was issued a five-year warrant to purchase 282,522 shares of common stock at a price of $7.97 per share. Because of the extended payment terms and ActaMed's contentious relationship with IBM, ActaMed concluded that the license fee was not assured of collection and, accordingly, Healtheon is recognizing this revenue as the proceeds are collected. Healtheon recognized revenue from the License of $.8 million in 1998, $.8 million in 1997 and $1.0 million in 1996. Deferred revenue at December 31, 1998 included $1.6 million related to the License. Healtheon does not expect that it will earn a material amount of revenue from software licenses in the foreseeable future.

     Cost of Operations. Total cost of operations was $43.0 million in 1998, $10.4 million in 1997 and $6.7 million in 1996. Cost of services increased to $26.9 million in 1998 from $3.9 million in 1997 and $1.6 million in 1996. The increases included costs of leased personnel and facilities utilized to provide IT services totaling $11.8 million in 1998 and $1.9 million in 1997 as well as costs related to development services of $6.5 million in 1998 and $.2 million in 1997. The remainder of the increase resulted from increased personnel and expansion of Healtheon's network infrastructure to support current customers and future business activities. Healtheon believes that its margin on services revenue will continue to be negative until revenue from other than IT and development services increases.

     Cost of services to related parties was $16.1 million in 1998, $6.5 million in 1997 and $4.9 million in 1996. These increases resulted from higher personnel and network operation costs required to support increased transactions from Healtheon's SCAN services under the Services Agreement with SmithKline Labs as well as increased transaction volume under the UnitedHealth Group Agreement.

     Development and Engineering. Development and engineering expense was $19.0 million in 1998, $12.3 million in 1997 and $8.3 million in 1996. The increase was the result of a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.

     Sales, General and Administrative. Sales, general and administrative expense increased to $23.1 million in 1998 from $10.1 million in 1997 and $8.4 million in 1996. The amortization of deferred stock compensation expense accounted for $2.8 million of the increase in 1998 and $.6 million of the increase in 1997. In addition, 1998 includes $.8 million of costs related to the merger with ActaMed. Substantially all of the remainder of the increase in both 1998 and 1997 resulted from salaries and related support costs for added sales personnel and executive management.

     Deferred stock compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of Healtheon's common stock at the time of those grants. Healtheon recorded deferred stock compensation of $8.2 million in 1998 and $2.7 million in 1997. The deferred stock compensation balance at December 31, 1998 was $6.9 million. From January 1, 1999 through February 10, 1999, the date of Healtheon's initial public offering, Healtheon granted additional stock options for which it recorded approximately $6.3 million of additional deferred stock compensation. The deferred stock compensation balance will be amortized based on a graded vesting method over the vesting period, generally four years, of the option or restricted stock grants. Amortization is estimated to total $7.8 million for 1999, $3.5 million for 2000, $1.5 million for 2001 and $.4 million for 2002.

     Depreciation and amortization. Depreciation and amortization of intangible assets was $16.1 million in 1998, $6.0 million in 1997 and $4.2 million in 1996. The intangible assets include those arising from the acquisitions of EDI from UnitedHealth Group in March 1996 and of Metis in August 1998 as well as certain intangible assets related to the technology rights acquired related to the SCAN Services Agreement with SmithKline Labs in December 1997. Property and equipment is being depreciated over

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

the estimated useful life of the related assets, generally three to seven years, while the intangible assets are generally being amortized over a three-year life. Although the Services and License Agreement entered into with UnitedHealth Group in connection with the acquisition of EDI has a five year term, Healtheon determined that a three year amortization period was appropriate for the EDI-related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. Similarly, although the Services Agreement entered into with SmithKline Labs in connection with the acquisition of the SCAN-related assets has a five year term, Healtheon determined that a three year amortization period was appropriate for the SCAN related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. There can be no assurance that Healtheon's services to UnitedHealth Group and SmithKline Labs will be profitable after the price renegotiations required by the agreements, particularly given the uncertainty of future rates and volumes under those agreements. At December 31, 1998, a total of $19.9 million remained to be amortized. Amortization charges are estimated to be $10.1 million in 1999 and $8.2 million in 2000, assuming no impairment of the remaining unamortized intangible asset balances. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

     Write-off of Offering Costs. In October 1998, Healtheon withdrew a planned initial public offering and wrote off the accumulated costs related to the planned offering. These costs consisted primarily of professional fees for legal and accounting services and printing costs.

     Interest Income and Expense. Interest income has been derived primarily from the investment of excess cash. Interest expense results primarily from Healtheon's borrowings and from capitalized lease obligations for equipment purchases. Net interest income was $.8 million in 1998, $.3 million in 1997 and $.5 million in 1996. The 1998 increase was due to higher average cash balances resulting from the proceeds of Healtheon's $25.0 million preferred stock financing in October 1997 and its $46.1 million preferred stock financing in October 1998. Healtheon expects that net interest income may increase in the near term as the proceeds of its initial public offering in February 1999 are invested.

     Dividends on ActaMed's Convertible Redeemable Preferred Stock. Because dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, ActaMed accrued the dividends on a quarterly basis. Dividends of $.9 million in 1998, $2.9 million in 1997 and $2.5 million in 1996 were charged against income in the consolidated statements of operations. None of the dividends were paid, and, in conjunction with approving the acquisition of ActaMed by Healtheon, ActaMed's preferred stockholders waived their right to receive the dividends, which totaled $7.5 million at the time of the acquisition. The ActaMed preferred stockholders received an aggregate of 17.3 million shares of Healtheon common stock in exchange for their ActaMed convertible redeemable preferred stock.

     Income Taxes. At December 31, 1998, Healtheon had net operating loss carryforwards for federal income tax purposes of approximately $76.5 million and federal tax credits of approximately $1.8 million, both expiring from 2009 through 2018. Of these net operating losses, approximately $19.9 million relates to a consolidated subsidiary. This loss carryforward is available only to offset future taxable income of that subsidiary. Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of Healtheon's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. Thus, a portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1999, Healtheon completed the initial public offering of its common stock and realized net proceeds from the offering of approximately $41.4 million. Prior to the offering, Healtheon had funded its operations since inception primarily through the private placement of equity securities, through which it had raised net proceeds of $106.2 million through December 31, 1998. Healtheon had also financed its operations through equipment lease financing and bank borrowings. As of March 31, 1999, Healtheon had

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outstanding equipment lease liabilities of $5.5 million and borrowings against a line of credit of $1.1 million. As of March 31, 1999, Healtheon had approximately $63.2 million of cash, cash equivalents and short-term investments.

     Cash used in operating activities was $11.3 million in the first quarter of 1999 and $3.0 million in the first quarter of 1998. The cash used during these periods was primarily attributable to net losses of $18.6 million in the first quarter of 1999 and $9.7 million in the first quarter of 1998. The net losses were offset in part by depreciation and amortization. Cash used in operating activities was $27.0 million in 1998, $16.4 million in 1997 and $9.6 million in 1996. The cash used during these periods was primarily attributable to net losses of $54.0 million in 1998, $28.0 million in 1997 and $18.6 million in 1996 offset in part by depreciation and amortization and dividends on ActaMed's convertible redeemable preferred stock. Healtheon's losses were principally related to increased development and engineering expenses and sales, general and administrative expenses.

     Investments in property and equipment, excluding equipment acquired under capital leases or through the issuance of common stock, were $4.0 million in the first quarter of 1999 and $2.0 million in the first quarter of 1998. In the first quarter of 1999, Healtheon used $15.1 million of cash to purchase short-term investments and realized $7.8 million in cash from maturities of its short-term investments. In the first quarter of 1998, Healtheon used $3.1 million of cash to purchase short-term investments and realized $7.1 million in cash from maturities of its short-term investments. Investments in property and equipment, excluding equipment acquired under capital leases, and internally developed software were $6.3 million in 1998, $2.8 million in 1997 and $2.0 million in 1996. In 1997, Healtheon used $5.3 million of cash to purchase short-term investments. In 1998, Healtheon purchased an additional $22.5 million of short-term investments and realized $10.4 million in cash from maturities of its short-term investments. Healtheon had no purchases or maturities of short-term investments in 1996.

     Cash provided by financing activities was $40.9 million in the first quarter of 1999, primarily from the net proceeds of Healtheon's initial public offering of $41.4 million, as well as proceeds from exercises of employee stock options, offset slightly by payments totaling $.9 million on capital lease obligations and line of credit borrowings. Financing activities used $.1 million of cash in the first quarter of 1998, resulting primarily from payments of capital lease obligations. Cash provided by financing activities was $49.0 million in 1998, $34.6 million in 1997 and $11.1 million in 1996, resulting primarily from net proceeds from the sale of preferred stock and, to a lesser extent, from a bank line and bridge note financing in 1997. In addition, proceeds from the issuance of common stock in 1998 totaled $3.7 million.

     As of March 31, 1999, Healtheon did not have any material commitments for capital expenditures. Healtheon's principal commitments at March 31, 1999 consisted of obligations under operating and capital leases and line of credit borrowings.

     Healtheon currently anticipates that its available cash resources and credit facilities, will be sufficient to meet its presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 12 months. However, Healtheon may need to raise additional funds within the next 12 months to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Healtheon's future liquidity and capital requirements will depend upon numerous factors, including the success of its existing and new application and service offerings and competing technological and market developments. Healtheon may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that additional funding, if needed, will be available on terms acceptable to Healtheon, or at all.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements. Healtheon's business is dependent on the operation of numerous systems that could potentially be

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impacted by Year 2000 related problems. Those systems include, among others:
hardware and software systems used by Healtheon to deliver services to its customers, including Healtheon's proprietary software systems as well as hardware and software supplied by third parties; communications networks, such as the Internet and private intranets, which Healtheon depends on to provide electronic transactions to its customers; the internal systems of its customers and suppliers; the hardware and software systems Healtheon uses internally in the management of its business; and non-information technology systems and services Healtheon uses in its business, such as telephone systems and building systems.

     Healtheon has reviewed the proprietary software systems Healtheon uses to deliver services to its customers. Although Healtheon believes that its internally developed applications and systems are designed to be Year 2000 compliant, Healtheon utilizes third-party equipment and software that may not be Year 2000 compliant. In January 1999, Healtheon acquired certain electronic laboratory connectivity devices from SmithKline Labs. SmithKline has warranted these services to be Year 2000 compliant. Also, two systems acquired by ActaMed, specifically SCAN and ProviderLink, which together accounted for approximately 42% of Healtheon's total revenue in 1998, will require modifications to become Year 2000 compliant. Healtheon has released an updated version of SCAN which is Year 2000 compliant and Healtheon is in the process of deploying the updated version of SCAN to its customers. ProviderLink has two versions. The DOS version was made Year 2000 compliant and is currently being deployed to Healtheon's DOS-based customers. The Internet version is being modified to be Year 2000 compliant and Healtheon expects to begin deployment over the Internet in the second half of 1999. Healtheon estimates the cost of these Year 2000 upgrades to be less than $1.0 million. In addition, Healtheon's SCAN product is installed on approximately 4,650 Healtheon-owned workstations located in provider offices. Many of these workstations are not Year 2000 compliant and Healtheon must upgrade or replace them. Healtheon expects the costs of such upgrades or replacements to be less than $1.0 million. However, Healtheon could experience delays and cost overruns in the development of these upgrades, the upgrades could contain defects and Healtheon could experience difficulties in getting its installed base of physicians to implement these upgrades in a timely manner. If Healtheon experiences these or other difficulties in developing and deploying its Year 2000 upgrades, its revenues from SCAN, ProviderLink and electronic laboratory delivery could be significantly reduced, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Failure of third-party or of Healtheon's equipment or software to operate properly with regard to the Year 2000 and thereafter could require Healtheon to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. In certain of Healtheon's agreements, Healtheon warrants that its applications and services are Year 2000 compliant. Failure of Healtheon's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, either of which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Healtheon does not believe that the expenditures to upgrade its internal systems and applications will have a material adverse effect on its business, financial condition and results of operations.

     Furthermore, the success of Healtheon's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on Healtheon's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose Healtheon to significant potential liability. If client failures result in the failure of Healtheon's systems, Healtheon's business, financial condition and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement Healtheon's applications and services.

     Healtheon, with the assistance of an independent consulting firm specializing in Year 2000 issues, has completed a formal assessment of its Year 2000 exposure and is taking steps to address the identified points of exposure. Healtheon expects to complete its Year 2000 remediation efforts in the second half of

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

1999. Healtheon is in the process of developing a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. However, Healtheon is unable to make contingency plans if any significant number of the computers constituting the Internet fail to properly process dates for the year 2000 and there is a system-wide slowdown or breakdown. Any failure by Healtheon to address any unforeseen Year 2000 issue could adversely affect Healtheon's business, financial condition and results of operations. Any interruption or significant degradation of Internet operations, whether due to Year 2000 problems or otherwise, could harm Healtheon's business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Healtheon is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on Healtheon's financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." Healtheon is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because Healtheon currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate sensitivity

     The primary objective of Healtheon's investment activities is to preserve principal while at the same time maximizing the income it receives from its investments without significantly increasing risk. Some of the securities that Healtheon has invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if Healtheon holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of Healtheon's investment will probably decline. To minimize this risk, Healtheon maintains its portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, other non-government debt securities and money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. In addition, Healtheon invests in relatively short-term securities. As of December 31, 1998, all of Healtheon's investments mature in less than one year. See note 1 of notes to Healtheon's consolidated financial statements.

     The following table presents the amounts of Healtheon's cash equivalents and short-term investments that are subject to market risk by range of expected maturity and weighted-average interest rates as of March 31, 1999. This table does not include money market funds because those funds are not subject to market risk.

                                                         MATURING IN
                                                     --------------------
                                                      THREE       THREE
                                                     MONTHS     MONTHS TO                FAIR
                                                     OR LESS    ONE YEAR      TOTAL      VALUE
                                                     -------    ---------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Included in cash and cash equivalents..............  $35,339        N/A      $35,339    $35,339
Weighted-average interest rates....................     4.87%
Included in short-term investments.................  $15,024     $9,762      $24,786    $24,786
Weighted-average interest rates....................     4.97%      4.92%

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

Exchange rate sensitivity

     Currently the majority of Healtheon's sales and expenses are denominated in U.S. dollars and as a result Healtheon has experienced no significant foreign exchange gains and losses to date. While Healtheon is conducting some transactions in foreign currencies during 1999, it does not anticipate that foreign exchange gains or losses will be significant. Healtheon has not engaged in foreign currency hedging activities to date.

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                             HEALTHEON'S MANAGEMENT

     The following table sets forth certain information regarding Healtheon's current executive officers and directors:

               NAME                  AGE                          POSITION
               ----                  ---                          --------
James H. Clark.....................  55    Chairman of the Board of Directors
W. Michael Long....................  47    Chief Executive Officer and Director
Steve Curd.........................  40    Executive Vice President and Chief Operating Officer
Stephen D. Smith...................  51    Executive Vice President, Worldwide Sales and Marketing
Mark Bailey........................  40    Vice President, Business Development
Kallen Chan........................  44    Corporate Controller
Theresa Dadone-Carlsted............  44    Vice President, Human Resources
Jack Dennison......................  42    Vice President and General Counsel
Dennis Drislane....................  50    Vice President, National Accounts
Edward Fotsch, M.D.................  42    Vice President, Member Organizations
Nancy Ham..........................  38    Vice President, Connectivity and Institutional Services
Krishna Kolluri....................  35    Vice President, Provider Enterprise Services
Matthew Moore......................  34    Vice President, Consumer Direct
Pavan Nigam........................  40    Vice President, Chief Technology Officer
Charles Saunders, M.D..............  44    Vice President, Strategic Planning and Medical Director
John L. Westermann III.............  53    Vice President, Chief Financial Officer,   Secretary
                                           and Treasurer
L. John Doerr......................  47    Director
Thomas A. Jermoluk.................  43    Director
C. Richard Kramlich................  64    Director
William W. McGuire, M.D............  51    Director
P.E. Sadler........................  64    Director
Laura D'Andrea Tyson...............  51    Director
Tadataka Yamada, M.D...............  54    Director

     James H. Clark has served as Chairman of the Board of Healtheon since he co-founded it in December 1995. Dr. Clark co-founded Netscape Communications Corporation in April 1994 and served as the Chairman of the Board of Directors of Netscape from its inception until it was acquired by America Online, Inc. in March 1999. He served as President and Chief Executive Officer of Netscape from its founding until December 1994. From 1981 until 1994, Dr. Clark served as Chairman of the Board of Directors of Silicon Graphics, Inc., a company that he founded in 1981. Prior to founding Silicon Graphics, Dr. Clark was an Associate Professor at Stanford University. He holds a B.S. and an M.S. from the University of New Orleans and a Ph.D. from the University of Utah.

     W. Michael Long has served as Chief Executive Officer and a director of Healtheon since joining Healtheon in July 1997. Prior to joining Healtheon, Mr. Long was President and Chief Executive Officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation, from August 1996 to July 1997. For more than five years prior to its acquisition by CSC, he was President and Chief Executive Officer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. He holds a B.A. from the University of North Carolina.

     Steve Curd has served as Executive Vice President, Chief Operating Officer since joining Healtheon in February 1999. Prior to joining Healtheon, Mr. Curd was Chief Information Officer of UnitedHealth Group's Uniprise business unit, from 1995 to early 1999. Prior to that, he served as Vice President of Information Systems for CIGNA. From 1986 to 1993, Mr. Curd held various positions at American Airlines, including Vice President of Scheduling and Capacity Planning systems. He holds a B.A. from William Jewell College, and an M.B.A. from the Wharton School at the University of Pennsylvania.

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

     Stephen D. Smith has served as Executive Vice President, Worldwide Sales & Marketing since joining Healtheon in February 1999. Prior to joining Healtheon, Mr. Smith was Area Vice President for HBO & Company for eight years where he managed the sales organization for the western half of the U.S. Prior to that Mr. Smith spent 15 years with Ernst & Young as partner-in-charge of their Northern California healthcare practice. Mr. Smith holds a B.S. in business from California State University and is a Certified Public Accountant.

     Mark Bailey has served as Vice President, Business Development of Healtheon since joining Healtheon in July 1998. Prior to joining Healtheon, Mr. Bailey served as general partner at Venrock Associates, the venture capital organization for the Rockefeller family, from October 1997 to April 1998. Prior to that he was Senior Vice President Business Development at Symantec Corporation, a provider of productivity and utilities software, where he directed mergers and acquisitions efforts from December 1989 to October 1997. Before joining Symantec, he was an associate with Kleiner Perkins Caufield & Byers, a venture capital firm, from June 1985 to December 1989. Mr. Bailey holds an M.B.A. from Harvard University and a B.S.E. from Princeton University.

     Kallen Chan has served as Corporate Controller of Healtheon since April 1996. Prior to joining Healtheon, Mr. Chan was the Director of Audit and Group Controller for Worldwide Manufacturing at Cirrus Logic, Inc. since March 1995. From January 1993 to February 1995, Mr. Chan was Vice President of Finance and Chief Financial Officer of Comtech Labs Inc., a video imaging technology company. From 1986 to 1992, Mr. Chan served as Chief Financial Officer for various early stage companies, including Caeco Inc., Harmonic Lightwaves, Inc. and Oasic Technology, Inc. Prior to 1986, Mr. Chan spent nine years at Philips Semiconductor as a Division Controller. He holds a B.S. in commerce and an M.B.A. from the University of Santa Clara.

     Theresa Dadone-Carlsted has served as Vice President Human Resources since joining Healtheon in January 1999. Prior to joining Healtheon, Ms. Dadone-Carlsted was Director Human Resources at Synopsys from 1995 to early 1999. From 1984 to 1995, she served in various roles at Novell, Inc. including world wide Director, Compensation and Benefits, Site Director for Employee Relations, and Director, Human Resources merger and acquisition integration. She holds a B.A. from San Jose State University.

     Jack Dennison has served as Vice President and General Counsel of Healtheon since joining Healtheon in July 1998. Mr. Dennison served as Deputy General Counsel of Computer Sciences Corporation from August 1996 to July 1998. Prior to that time, Mr. Dennison served as Vice President and General Counsel of The Continuum Company, Inc. Prior to joining Continuum in 1989, he was a partner with Ford, Dennison & Byrne in Austin, Texas. Mr. Dennison holds a B.A. and a J.D. from the University of Texas.

     Dennis Drislane has served as Vice President, National Accounts of Healtheon since joining Healtheon in July 1997. Mr. Drislane served as Vice President, Communications Industry Group, at Electronic Data Systems Corporation, or EDS, from June 1995 to July 1997. From October 1992 to June 1995, he was President of EDS' Healthcare Division. Prior to October 1992, he held various management positions for EDS. Mr. Drislane holds both a B.S. and an M.S. in business administration from California State University in Sacramento.

     Edward Fotsch, M.D. has served as the Vice President, Member Organizations of Healtheon since Healtheon acquired Metis, LLC in August 1998. Dr. Fotsch served as President and Chief Executive Officer of Metis, LLC from March 1997 to August 1998. Prior to working at Metis, LLC, Dr. Fotsch served as Vice President of Healthcare for NetSource Communications Inc., an Internet development and consulting organization, from November 1994 to March 1997. Prior to working at NetSource, Dr. Fotsch was President of Med-Tech Consulting, a healthcare consulting firm from October 1992 through November 1994. Dr. Fotsch practiced medicine as Chief of the Department of Emergency Medicine at Doctors Hospital in Northern California for ten years prior to 1994. He holds a Doctorate in Medicine from the Medical College of Wisconsin and a B.S. from Marquette University.

     Nancy Ham has served as Vice President, Connectivity and Institutional Services of Healtheon since Healtheon acquired ActaMed in May 1998. Ms. Ham served as a Senior Vice President of ActaMed from June 1996 to May 1998. She served as Chief Financial Officer and Secretary of ActaMed from 1993 to May 1996. From 1992 to 1993, she was a Corporate Finance Director for the Capital Finance Group of Equifax, Inc. Prior to that, she was an Assistant Vice President at G.E. Capital Corporation. Ms. Ham holds a B.A. in economics from Duke University and a masters in international business studies from the University of South Carolina.

     Krishna Kolluri has served as Vice President, Provider Enterprise Services of Healtheon since July 1998, and prior to that, as Senior Director of Development Engineering of Healtheon since February 1996. Prior to joining Healtheon, Mr. Kolluri spent six years at Silicon Graphics, Inc. From August 1993 to February 1996, Mr. Kolluri served as Senior Engineering Manager of Applications and Development Environments in the Interactive Media Group of Silicon Graphics, Inc. From May 1992 to August 1993, he served as Senior Engineering Manager of Programming Environments in Silicon Graphics' CASE group where he was involved in the development and deployment of interactive TV projects in Orlando, Florida and Urayasu, Japan. From March 1990 to May 1992, he was a Member of Silicon Graphic's technical staff. Mr. Kolluri holds a B.S.M.E. from the Indian Institute of Technology, Madras, India, an M.S. in Operations Research from S.U.N.Y., Buffalo, and an M.S.C.S. from the University of California, Santa Cruz.

     Matthew Moore has served as Vice President, Consumer Direct since joining Healtheon in September 1998. Prior to joining Healtheon, Mr. Moore spent four years at Netscape Communications, where he co-founded the firm's European operations and served as Director of Strategic Sales from August 1994 until December 1997. Commencing January 1998, he moved to Netscape's U.S. operations to head up vertical markets internationally. From 1989 to 1994, he was a partner at Keystone Strategies, a technology consultancy firm based in Geneva, Switzerland. Mr. Moore holds a B.A. from University of California, Los Angeles, and an M.B.A. from Hautes Etudes Commerciales, University of Geneva, Switzerland.

     Pavan Nigam co-founded Healtheon and has served as its Vice President, Chief Technology Officer since February 1996. Prior to joining Healtheon, Mr. Nigam worked at Silicon Graphics from August 1989 to January 1996, where he was the division manager for Silicon Graphic's Interactive Media Group and was responsible for deploying Time Warner, Inc.'s Interactive TV project in Orlando, Florida. From 1989 to 1993, he was director of Silicon Graphics' Casevision products. Prior to 1989, Mr. Nigam was employed by Atherton Technologies and Intel Corporation. Mr. Nigam holds a B.S.E.E. from the Indian Institute of Technology and an M.S.C.S. from the University of Wisconsin-Madison.

     Charles Saunders, M.D. has served as Vice President, Strategic Planning and Medical Director since joining Healtheon in September 1997. Prior to joining Healtheon, Dr. Saunders was a principal in the consulting firm of A.T. Kearney, Inc./Electronic Data Systems Corporation from September 1994 to August 1997. Prior to that time, Dr. Saunders was Executive Director of managed care programs at San Francisco General Hospital, and served as Medical Director of the San Francisco Department of Public Health, Paramedic Division, from 1988 to 1994. He has conducted healthcare systems research for and has served on the faculties of the University of California at San Francisco, Vanderbilt University and the University of Colorado. Dr. Saunders holds a B.S. in biology from the University of Southern California and an M.D. from Johns Hopkins University.

     John L. Westermann III has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Healtheon since joining Healtheon in July 1998. From August 1996 to July 1998, Mr. Westermann was Chief Financial Officer and Vice President of CSC Continuum, Inc., a unit of Computer Sciences Corporation. For more than five years prior to its acquisition by CSC, Mr. Westermann was Chief Financial Officer, Vice President, Secretary and Treasurer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. Mr. Westermann holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Graduate School of Business.

     L. John Doerr has served as a director of Healtheon since July 1997. He has been a general partner at Kleiner Perkins Caufield & Byers, or KPCB, a venture capital firm, since 1980. Prior to joining KPCB, Mr. Doerr worked at Intel Corporation for five years. He is a director of Healtheon Corporation, Amazon.com, Inc., Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. He holds a B.S.E.E. and an M.E.E. from Rice University and an M.B.A. from Harvard Business School.

     Thomas A. Jermoluk has served as a director of Healtheon since February 1999. Mr. Jermoluk has been Chairman of the Board of Excite@Home since he joined @Home in July 1996 and was Chief Executive Officer of @Home until its merger with Excite in May 1999. From 1994 to July 1996, he was President and, from 1992 to July 1996, he was Chief Operating Officer of Silicon Graphics, Inc., a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of Silicon Graphics, and, from 1988 to 1991, he was Vice President and General Manager of Silicon Graphics' Advanced System Division. From October 1993 to August 1996, he was a member of the board of directors of Silicon Graphics. Prior to joining Silicon Graphics in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He currently serves on the board of directors of Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in Computer Science from Virginia Tech.

     C. Richard Kramlich has served as a director of Healtheon since July 1996. Mr. Kramlich is the co-founder and has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. He is a director of Ascend Communications, Inc., Com 21, Inc., Lumisys, Inc., Silicon Graphics, Inc., and Chalone Wine Group, Inc. Mr. Kramlich holds a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

     William W. McGuire, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. He has been the President of UnitedHealth Group since 1989 and the Chief Executive Officer and Chairman of the Board of Directors of UnitedHealth Group since 1991. Prior to this, Dr. McGuire was Executive Vice President and Chief Operating Officer of UnitedHealth Group. Prior to this time, he served as President and Chief Operating Officer of Peak Health Plan. Before becoming President and Chief Operating Officer, he held a number of other positions within that organization. Dr. McGuire practiced medicine in Colorado, specializing in cardiopulmonary medicine. He holds a B.A. from the University of Texas and an M.D. from the University of Texas Medical Branch.

     P. E. Sadler has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. He was Chairman of the Board of ActaMed from the time that he helped co-found it in 1992 until it was acquired by Healtheon, and served as its Chief Executive Officer from 1992 until May 1996. Prior to founding ActaMed, Mr. Sadler founded MicroBilt Corporation, a computer processing company, and served as its Chairman, Chief Executive Officer and President from 1981 until MicroBilt was acquired by First Financial Management Corporation, or FFMC, in 1989. Following the acquisition of MicroBilt, he served as President of the MicroBilt division of FFMC until 1991. Mr. Sadler also served on the board of KnowledgeWare, Inc. from 1990 to 1995. Mr. Sadler holds a B.A. in business and economics from Vanderbilt University.

     Laura D'Andrea Tyson has served as a director of Healtheon since February 1999. Dr. Tyson has been the Dean of the Haas School of Business Administration at the University of California at Berkeley since 1996. Dr. Tyson served as National Economic Advisor to the President of the United States from March 1995 to December 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. She also served as a member of the President's National Security Council and Domestic Policy Council. Dr. Tyson was Director of the Institute of International Studies from 1990 to 1992, and Research Director of The Berkeley Roundtable on the International Economy from 1986 to 1992, at the University of California, Berkeley, where she was also a professor of economics and business administration. Dr. Tyson is also a director of Ameritech Corporation, Eastman Kodak Company, Human Genome Sciences, Inc. and Morgan Stanley. She holds a B.A. in Economics from Smith College and a Ph.D. in Economics from the Massachusetts Institute of Technology.

     Tadataka Yamada, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. Dr. Yamada has been Chairman Research and Development, Pharmaceuticals of SmithKline Beecham since February 1999 and has been a non-executive director of SmithKline Beecham's Board of Directors since February 1994. Dr. Yamada was President and Executive Director of SmithKline Beecham HealthCare Services from February 1996 to February 1999. From June 1990 to February 1996, Dr. Yamada was Chairman of the Internal Medicine department and Physician-in-Chief of the University of Michigan Medical Center. Prior to that time, Dr. Yamada was a Professor and Chief of the Gastroenterology Division at the University of Michigan Medical School's Internal Medicine department. Prior to his work at the University of Michigan, Dr. Yamada was an associate professor of medicine at the UCLA School of Medicine. Dr. Yamada holds a B.A. in history from Stanford University and an M.D. from the New York University School of Medicine.

BOARD OF DIRECTORS' COMMITTEES

     The Board currently has three committees: an Audit Committee, a Stock Option Committee and a Compensation Committee.

     The Audit Committee is currently comprised of Mr. Jermoluk, Mr. Sadler, Dr. Tyson and Dr. Yamada. The Audit Committee reviews and recommends to the Board the internal accounting and financial controls for Healtheon and the accounting principles and auditing practices and procedures to be used for the financial statements of Healtheon. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

     The Stock Option Committee is currently comprised of Mr. Long and is charged with overseeing the stock option plans as they relate to employees other than officers and directors of Healtheon.

     The Compensation Committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, and Dr. McGuire. The Compensation Committee sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants to officers and directors. The Committee exercises all authority under Healtheon's employee equity incentive plans and advises and consults with the officers of Healtheon regarding managerial personnel policies.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. All Board members are eligible to receive stock options under the 1996 Plan, and outside directors receive stock options pursuant to automatic grants of stock options under the 1996 Plan.

     In July 1998, Healtheon granted to each of Drs. McGuire and Yamada an option to purchase 30,000 shares of its common stock under the 1996 Plan with an exercise price equal to $7.00 per share. In October 1998, Drs. McGuire and Yamada each agreed to exchange his option for a new option with an exercise price of $3.55 per share, reflecting the fair market value of Healtheon's common stock on that date as determined by the Board of Directors after taking into account Healtheon's financial results and prospects. In connection with this repricing, the vesting of the options for Drs. McGuire and Yamada was restarted. Therefore, 25% of their shares will vest in October 1999, and the remainder will vest ratably over the subsequent three years provided that they remain directors of Healtheon. In January 1999, Healtheon granted to each of Dr. Clark, Mr. Doerr, Mr. Kramlich, Dr. McGuire, Mr. Sadler and Dr. Yamada an option to purchase 20,000 shares of its common stock under the 1996 Plan with an exercise price equal to $3.55 per share. In February 1999, Healtheon granted to each of Mr. Jermoluk and Dr. Tyson an option to purchase 30,000 shares of its common stock under the 1996 Plan with an exercise price equal to $5.85 per share. The Board also determined that under the 1996 Plan each outside director will automatically receive an option to purchase 20,000 shares of common stock annually on January 1.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. McGuire, a member of the Compensation Committee, is the Chairman and Chief Executive Officer of UnitedHealth Group, which, with its affiliates, beneficially owns approximately 12.7% of Healtheon's common stock, and has entered into the UnitedHealth Group Agreement and certain other agreements with Healtheon. See "Certain Relationships and Related Transactions." No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Healtheon's Certificate of Incorporation and Bylaws limit or eliminate the personal liability of its directors for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to Healtheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for

     - any breach of the director's duty of loyalty to Healtheon or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

     - any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Healtheon's Certificate of Incorporation also provides that Healtheon will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of Healtheon or serves or served at any other enterprise as a director, officer or employee at Healtheon's request.

     Healtheon's Bylaws provide that Healtheon will, to the maximum extent and in the manner permitted by Delaware law, indemnify each of the following persons against expenses, including attorneys' fees, judgments, fines, settlements, and other amounts incurred in connection with any proceeding arising by reason of the fact that he or she is or was an agent of Healtheon:

     - a current or past director or officer of Healtheon or any subsidiary of Healtheon;

     - a current or past director or officer of another enterprise who served at the request of Healtheon; or

     - a current or past director or officer of a corporation that was a predecessor corporation of Healtheon or any of its subsidiaries or of another enterprise at the request of a predecessor corporation or subsidiary.

     Healtheon has entered into Indemnification Agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. These agreements, among other things, indemnify Healtheon's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts incurred by them in any action or proceeding arising out of their services to Healtheon, its subsidiaries or any other enterprise to which they provide services at Healtheon's request. In addition, Healtheon has obtained directors' and officers' insurance providing indemnification for Healtheon's directors, officers and certain employees for certain liabilities. Healtheon believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

     The limited liability and indemnification provisions in Healtheon's Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit Healtheon and it stockholders. Furthermore, a stockholder's investment in Healtheon may be adversely affected to the extent Healtheon pays the costs of settlement and damage awards against directors and officers of Healtheon under these indemnification provisions.

     At present, there is no pending or threatened litigation or proceeding involving any director, officer or employee of Healtheon where indemnification is expected to be required or permitted, and Healtheon is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation earned for services rendered to Healtheon in 1998 by (1) Healtheon's Chief Executive Officer and (2) Healtheon's four other most highly compensated executive officers who earned more than $100,000 in 1998 and were serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers"). Under the rules of the Securities and Exchange Commission, this table does not include certain perquisites and other benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                      ANNUAL COMPENSATION       ---------------------
                                                    ------------------------    SECURITIES UNDERLYING
           NAME AND PRINCIPAL POSITION              SALARY($)    BONUS($)(1)         OPTIONS(#)
           ---------------------------              ---------    -----------    ---------------------
W. Michael Long...................................  $458,337       $    --                   --
  Chief Executive Officer
Michael K. Hoover(2)..............................   154,487        60,000               80,000
  President
Dennis Drislane...................................   163,500        73,500                   --
  Vice President, National Accounts
Pavan Nigam.......................................   225,000            --              325,000
  Vice President, Chief Technology Officer
Charles Saunders..................................   151,250        45,000              200,000(3)
  Vice President, Medical Director

-------------------------
(1) Includes bonuses paid in both 1998 and 1999 related to services provided in 1998.

(2) Mr. Hoover resigned from Healtheon in May 1999.

(3) Includes 100,000 shares underlying an option granted in 1998 that was cancelled under a stock option repricing exchange program in October 1998.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth certain information for the year ended December 31, 1998, with respect to grants of stock options to each of the Named Executive Officers. All options granted by Healtheon in 1998 were granted under its 1996 Stock Plan. These options have a term of 10 years and generally vest over four years -- 25% at the end of one year and 1/48 per month thereafter. Healtheon granted options to purchase common stock and issued shares of common stock under restricted stock purchase agreements equal to a total of 8,652,907 shares during 1998. This amount includes 2,057,950 shares underlying options granted and 568,732 shares issued under restricted stock purchase agreements in connection with a repricing program in October 1998 and on December 14, 1998. Options were granted at an exercise price equal to the fair market value of Healtheon's common stock, as determined in good faith by the Board of Directors. The Board of Directors determined the fair market value based on Healtheon's financial results and prospects, the share price derived for arms-length transactions, and evaluations conducted by valuation experts. Potential realizable values are net of exercise price before taxes, and are based on the assumption that the common stock of Healtheon appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect Healtheon's projection or estimate of future stock price growth.

                                                % OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF      OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                                  SECURITIES     GRANTED                                   STOCK PRICE APPRECIATION FOR
                                  UNDERLYING        TO                                             OPTION TERM
                                   OPTIONS      EMPLOYEES    EXERCISE PRICE   EXPIRATION   ----------------------------
              NAME                 GRANTED       IN 1998       PER SHARE         DATE          5%              10%
              ----                ----------    ----------   --------------   ----------   ----------      ------------
W. Michael Long.................         --         --%          $  --               --     $     --        $       --
Michael K. Hoover...............     80,000        0.9            3.55         06/02/08      178,606           425,623
Dennis Drislane.................         --         --              --               --           --                --
Pavan Nigam.....................    325,000        3.8            4.50         07/08/08      919,758         2,330,848
Charles Saunders................    100,000(1)     1.2            4.50               --      283,003(1)        717,184(1)
                                    100,000        1.2            3.55         10/21/08      223,258           565,779

-------------------------
(1) Represents an option to purchase 100,000 shares of common stock granted to Dr. Saunders in 1998 that was cancelled pursuant to a stock option repricing exchange program in October 1998.

  AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 1998. The values of in-the-money options are based on the initial public offering price of $8.00 per share and are net of the option exercise price.

                            SHARES                   NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                           ACQUIRED                        UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS AT
                              ON                           AT DECEMBER 31, 1998               DECEMBER 31, 1998
                           EXERCISE      VALUE       --------------------------------   ------------------------------
          NAME               (#)      REALIZED($)    EXERCISABLE       UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
          ----             --------   -----------    ------------      --------------   -----------      -------------
W. Michael Long..........  400,000     1,320,000(1)    $537,500          1,562,500      $4,165,525        $12,109,375
                                                        750,000(2)              --       4,500,000                 --
Michael K. Hoover........  100,000       446,800(3)     793,268             80,000       5,876,388            356,000
Dennis Drislane..........       --            --             --                 --              --                 --
Pavan Nigam..............       --            --         36,458            413,542         255,206          1,757,294
Charles Saunders.........       --            --        111,160            288,840         861,490          1,908,510

-------------------------
(1) Based on a value of $3.55 per share, the fair market value of the common stock at June 2, 1998 as determined by the Board of Directors, minus the exercise price.

(2) Represents shares issuable upon exercise of a warrant issued to Mr. Long upon commencement of his employment with Healtheon. See "-- Compensation Arrangements with Executive Officers."

(3) Based on value of $4.50 per share, the fair market value of the common stock at July 8, 1998 as determined by the Board of Directors, minus the exercise price.

     Except in the case of Mr. Hoover and Mr. Long, options shown above were granted under the 1996 Stock Plan and vest at a rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. An option to purchase 80,000 shares of common stock held by Mr. Hoover was granted under the 1996 Stock Plan and vests as is described above. Mr. Hoover also holds fully vested options to purchase 593,268 shares granted under the ActaMed 1992, 1993 Class B Common and 1994 Stock Option Plans. These options were assumed by Healtheon upon the consummation of the acquisition of ActaMed. The option granted to Mr. Long vested immediately as to 25% of the shares and vests ratably each month during the second through fourth years of his employment as to the remainder of the shares.

COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

     In July 1997, Healtheon and Mr. Long entered into an employment agreement under which Mr. Long became the President and Chief Executive Officer of Healtheon. Healtheon granted Mr. Long an option to purchase 2,500,000 shares of common stock, 25% of which vested immediately, and the remainder of which vests ratably each month during the second through the fourth years of his employment. In addition, Mr. Long purchased 250,000 shares for $500,000, $499,750 of which was represented by a promissory note to Healtheon, and was issued a warrant to purchase an additional 750,000 shares at an exercise price of $2.00 per share. The shares issuable upon exercise of this warrant are subject to a right of repurchase commencing on Mr. Long's employment start date and lapsing as to 31,250 shares each month. The employment agreement provides that should Mr. Long leave Healtheon because he is no longer offered a position with similar responsibility due to a change of control of Healtheon, Mr. Long's option vests immediately as to 625,000 shares and Healtheon's repurchase right lapses. Additionally, if Healtheon terminates Mr. Long's employment without cause, he will receive six months' salary in installments, his option will vest immediately as to 625,000 shares and Healtheon's repurchase right will lapse.

EMPLOYEE BENEFIT PLANS

     1996 Stock Plan. In February 1996 the Board adopted, and Healtheon's stockholders approved, the 1996 Plan. Healtheon initially reserved for issuance 9,000,000 shares of common stock under the 1996 Plan. In March 1998, the Board and the stockholders each approved an amendment to the 1996 Plan to increase the number of shares of common stock reserved under the plan to 10,000,000 shares. In July 1998, the Board approved, and in October 1998 the stockholders approved, an amendment to increase the number of shares of common stock issuable under the 1996 Plan to 15,000,000 shares plus annual increases equal to the lesser of (1) 5% of the outstanding shares or (2) a lesser amount determined by the Board. In January 1999, an additional 3,107,321 shares were reserved for issuance under the 1996 Plan under the annual increase provision. In February 1999, the Board and the stockholders approved an amendment to limit the automatic annual increase provision to a maximum of 9,000,000 shares. In February 1999, the Board and the stockholders also approved an amendment to increase the number of shares reserved for issuance under the 1996 Plan by an additional 1,000,000 shares. Unless terminated sooner, the 1996 Plan will terminate automatically in February 2006. The 1996 Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, the "Code," to employees and for the grant of nonstatutory stock options and stock purchase rights, "SPRs," to employees, directors and consultants. The 1996 Plan also provides for annual grants of options to purchase 5,000 shares of common stock to each of the outside directors.

     The 1996 Plan may be administered by the Board or a committee of the Board, as applicable, the "Administrator". The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the options or SPRs, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no share of common stock previously issued and sold or any option previously granted under the 1996 Plan is affected.

     The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Healtheon's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and its term must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years. Options generally vest as to 25% at the end of the first year and monthly thereafter over a period of three years so that the entire option is vested after four years, based upon the optionee's continued employment or consulting relationship with Healtheon.

     In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement will grant Healtheon a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Healtheon for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Healtheon. The repurchase option will lapse at a rate determined by the Administrator.

     Options and SPRs granted under the 1996 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 Plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of Healtheon, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

     The 1996 Plan provides that, in the event of a merger of Healtheon with or into another corporation, each outstanding option and SPR must be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and SPRs are not assumed or substituted by the successor corporation, the outstanding options and SPRs will terminate.

     ActaMed Stock Option Plans. In connection with its acquisition of ActaMed in a merger, Healtheon assumed the outstanding options of ActaMed under the following ActaMed stock option plans, which are collectively referred to as the "ActaMed Plans": ActaMed Corp. 1992 Stock Option Plan, ActaMed Corp. 1993 Class B common stock Option Plan, ActaMed Corp. 1994 Stock Option Plan, ActaMed Corp. 1995 Stock Option Plan, ActaMed Corp. 1996 Stock Option Plan, ActaMed Corp. 1997 Stock Option Plan and ActaMed Corp. 1996 Director Stock Option Plan. The following options held by directors and executive officers of Healtheon were assumed by Healtheon: options to purchase 1,424,216 shares of ActaMed common stock held by Michael Hoover, options to purchase 250,000 shares of ActaMed common stock held by Nancy Ham, options to purchase 80,000 shares of ActaMed common stock held by J. Philip Hardin, and options to purchase 220,000 shares of ActaMed common stock held by John R. Hughes, Jr. As a result of the merger, each option to purchase shares of ActaMed common stock now represents an option to purchase a number of shares of Healtheon common stock equal to .6272 times the number of shares of ActaMed common stock originally subject to the option at the per share exercise price equal to the original per share exercise price divided by .6272. Healtheon will make no further grants under the ActaMed Plans. However, each assumed ActaMed option continues to have and remains subject to substantially the terms and conditions of the applicable ActaMed Plan under which such option was originally granted as in effect immediately prior to the merger.

     Generally, options granted under the ActaMed Plans will automatically terminate ten years following their issuance. Options granted under the ActaMed Plans generally are not transferable by the optionee, and must generally be exercised within 30 days after the end of the optionee's status as an employee or consultant of Healtheon or within 90 days after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term. Generally, in the event of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, share exchange, stock dividend, or transaction having a similar effect, where Healtheon does not remain in existence, the Administrator may (1) declare that all ActaMed options shall vest in full and be exercisable for a period of thirty (30) days following written notice from the Administrator, after which all ActaMed options shall terminate, (2) provide that all ActaMed options shall be assumed by the successor corporation, or (3) provide for a combination of the above.

     1998 Employee Stock Purchase Plan. Healtheon's 1998 Employee Stock Purchase Plan, or the "1998 Purchase Plan," was adopted by the Board in September 1998, and approved by the stockholders in October 1998. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998

Purchase Plan, plus annual increases equal to the lesser of (1) 500,000 shares,
(2) .5% of the outstanding shares on such date or (3) a lesser amount determined by the Board.

     The 1998 Purchase Plan contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 2000.

     Employees are eligible to participate if they are employed by Healtheon or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 1998 Purchase Plan if the employee (1) immediately after grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of Healtheon, or (2) holds rights to purchase stock under any employee stock purchase plans of Healtheon that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 Purchase Plan permits each participant to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1998 Purchase Plan is 85% of the lower of the fair market value of the common stock (1) at the beginning of the offering period or (2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Healtheon.

     Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will or the laws of descent and distribution. The 1998 Purchase Plan provides that, in the event of a merger of Healtheon with or into another corporation or a sale of substantially all of Healtheon's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1998 Purchase Plan will terminate in 2008. The Board has the authority to amend or terminate the 1998 Purchase Plan, except that no amendment or termination may adversely affect any outstanding options under the 1998 Purchase Plan. The Board may alter the purchase price for any offering period or shorten an offering period at any time without consent of the stockholders or of any participants.

     401(k) Plan. Healtheon participates in a tax-qualified employee savings and retirement plan, or the "401(k) Plan," which covers all of Healtheon's full-time employees who have completed three months of service. Under the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by Healtheon on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Board. To date, Healtheon has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, as amended, so that contributions by employees or by Healtheon to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Healtheon, if any, will be deductible by Healtheon when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1998, there has not been nor is there currently proposed any transaction or series of similar transactions to which Healtheon or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Healtheon or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Executive Compensation" and (2) the transactions described below.

ActaMed Corporation Acquisition

     On May 19, 1998, Healtheon acquired ActaMed in a merger. In connection with the merger, Healtheon issued 23,271,355 shares of its common stock in exchange for all of the issued and outstanding capital stock of ActaMed, and assumed all options to purchase ActaMed common stock. The merger was treated as a tax-free reorganization and as a "pooling-of-interests" transaction for accounting and financial reporting purposes. All of the then outstanding shares of preferred stock of Healtheon were converted into shares of common stock of Healtheon upon the consummation of the merger.

Transactions with Directors, Executive Officers and 5% Stockholders

     On May 19, 1998, in connection with the ActaMed merger, each outstanding share of preferred stock of Healtheon converted into one share of common stock and each outstanding warrant to purchase shares of Healtheon's preferred stock converted into a warrant to purchase shares of Healtheon's common stock.

     1998 Series A Preferred Stock. On November 3, 1998 and November 6, 1998, Healtheon sold an aggregate of 7,683,341 shares of its Series A preferred stock for $6.00 per share. Among the purchasers were the following 5% stockholders and entities affiliated with directors of Healtheon, who purchased the number of shares indicated:

     - Atherton Properties Partnership, LP, an entity controlled by Dr. Clark and affiliated with Kathy Clark and Michael Clark -- 166,667 shares;

     - Kathy Clark -- 166,667 shares;

     - Michael James Clark Trust -- 166,667 shares;

     - HLM Partners VII, LP, of which UnitedHealth Group is a limited partner -- 166,667 shares;

     - KPCB Java Fund -- 416,667 shares;

     - Kleiner Perkins Caufield & Byers -- 375,000 shares;

     - KPCB Life Sciences Zaibatsu Fund II -- 41,667 shares;

     - Monaco Partners, LP, an entity wholly controlled by Dr.
       Clark -- 2,850,000 shares; and

     - New Enterprise Associates VI, LP -- 416,667 shares.

     Upon the closing of Healtheon's initial public offering in February 1999, each share of Series A preferred stock converted into one share of common stock.

     Sadler Relationships. Companies affiliated with Mr. Sadler had agreements with ActaMed whereby ActaMed provided office space, phone facilities and computer network support. ActaMed was paid approximately $204,000 in 1998 under those agreements.

     Officer Loan. In March 1999, Healtheon loaned Steve Curd, an officer of Healtheon, $2.5 million for the purchase of a residence upon his relocation to the San Francisco Bay Area. The loan is secured, bears no interest, and must be repaid by Mr. Curd upon the earlier of the end of five years, the sale of the residence, or the discontinuation of his employment with Healtheon. Mr. Curd also must apply to the loan any proceeds received by him from the sale of Healtheon common stock resulting from the exercise of his stock options. Healtheon has agreed to repurchase the residence from Mr. Curd upon his request at a price equal to Mr. Curd's purchase price of the residence plus the cost of any improvements. Additionally,

Healtheon will reimburse Mr. Curd for the amount of taxes payable by him for his residence as well as resulting from the loan.

     Excite@Home ownership of WebMD stock. Excite@Home purchased 46,151 shares of WebMD Series E preferred stock in May 1999 for a price of $54.17 per share, and will receive approximately 837,640 shares of Healtheon/WebMD common stock in the Healtheon-WebMD reorganization. Thomas Jermoluk, a director of Healtheon, is the Chairman of Excite@Home.

Certain Business Relationships

SmithKline Labs

     1997-1998 Services Agreements. Prior to the acquisition of ActaMed by Healtheon, ActaMed entered into a series of agreements, the SmithKline Agreements, with SmithKline Labs, which agreements were assumed by Healtheon in the ActaMed merger. Under one of the SmithKline Agreements, the Services Agreement, Healtheon will perform laboratory test order and results services to providers utilizing SmithKline Labs' laboratory services through Healtheon's SCAN application. SmithKline Labs was obligated to pay Healtheon a minimum of approximately $10.0 million in 1998 for laboratory test orders and results transactions and is obligated to pay $9.1 million in 1999 and $9.1 million in 2000. SmithKline Labs may be required to pay Healtheon certain additional fees for transactions processed by Healtheon in the event the number of providers accessing SmithKline Labs' laboratory services through SCAN increases. SmithKline Labs paid Healtheon $10.4 million in service and transaction fees during 1998 under the Services Agreement. The Services Agreement is effective through December 2002, and provides for automatic successive two-year renewals, subject to each party's right to elect not to renew the agreement no later than 180 days, in the case of SmithKline Labs, or 360 days, in the case of Healtheon, prior to the end of a term. In the event that Healtheon gives notice of non-renewal, SmithKline Labs will be entitled to continued to receive long-term order entry and results reporting services from Healtheon on a per transaction pricing basis or, in the alternative, may require Healtheon to develop a service for SmithKline that duplicates the services Healtheon had been providing under the Services Agreement.

     Also under the Services Agreement, SmithKline Labs is entitled, no more than once in any three consecutive month periods, to request that Healtheon engage in certain exclusive development work for SmithKline Labs. SmithKline Labs has agreed to use reasonable efforts to use Healtheon as its "preferred provider" of electronic eligibility verification and claims processing services. The Services Agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years after that date. The Services Agreement states that the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.

     Asset Purchase Agreement. Also under one of the SmithKline Agreements, the Asset Purchase Agreement, ActaMed agreed to purchase certain assets, or the SmithKline Assets, located in four geographic regions, received a technology license relating to the SmithKline Assets and agreed to provide certain continuing development and network services to SmithKline Labs. In December 1997, SmithKline Labs transferred a portion of the SmithKline Assets from the first region to ActaMed in exchange for $2.0 million in cash and 3,695,652 shares of ActaMed preferred stock. The shares of ActaMed preferred stock issued to SmithKline were converted into 2,317,913 shares of Healtheon's common stock in connection with the ActaMed merger. In March 1998, SmithKline Labs transferred the SmithKline Assets from the second region to ActaMed in exchange for 1,217,391 shares of ActaMed preferred stock. Those shares were converted into 763,548 shares of Healtheon's common stock in connection with the ActaMed merger. In June 1998, SmithKline Labs transferred SmithKline Assets from the remaining two regions to Healtheon in exchange for 1,336,209 shares of Healtheon common stock.

     Noncompete Letter. In May 1998, Healtheon and SmithKline Labs entered into a letter agreement under which Healtheon is obligated not to compete with SmithKline Labs in the business of disease management, and has agreed to exclusively promote SmithKline Labs' disease management products and services so long as SmithKline continues to promote Healtheon as its preferred vendor. Healtheon also

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

agreed that, in the event it performs development work related to a disease management program for one of its customers or itself, it will pay 50% of the profits from that development work to SmithKline Labs.

     1999 Agreements. In December 1998, Healtheon and SmithKline Labs entered into a services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term with anticipated revenues of $17.0 to $18.0 million in the first year. Healtheon does not expect this arrangement to significantly contribute to earnings in the near term. In addition, Healtheon agreed to purchase, and in January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and 1,833,333 shares of Healtheon's common stock. Profitability will depend on Healtheon's ability to use these assets to provide results delivery services for non-SmithKline labs and to transition these provider sites to Healtheon's Internet-based services. On February 9, 1999, SmithKline Beecham announced that it has agreed to sell SmithKline Labs to Quest Diagnostics, Incorporated.

UnitedHealth Group

     EDI Services Acquisition. In March 1996, ActaMed acquired EDI Services, a wholly-owned subsidiary of UnitedHealth Group, which had been formed by UnitedHealth Group to deliver the ProviderLink service to UnitedHealth Group's provider network. In exchange for EDI, ActaMed issued UnitedHealth Group 10,344,828 shares of ActaMed preferred stock valued at $21.0 million which were converted into 6,488,276 shares of Healtheon's common stock in connection with the merger.

     Services Agreement. In April 1996, ActaMed also entered into a Services and License Agreement with UnitedHealth Group that granted UnitedHealth Group a license to certain ActaMed technology and granted ActaMed the responsibilities of managing the ProviderLink service and of providing other information technology services to UnitedHealth Group. UnitedHealth Group pays Healtheon fees based on the number of ProviderLink sites in use and transactions processed. In 1998, ActaMed, prior to the merger, and Healtheon were paid an aggregate of $10.4 million related to services, transaction and license fees. Healtheon is also obligated to provide certain support and maintenance services to UnitedHealth Group. The Services and License Agreement is effective through March 2001 subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the UnitedHealth Group Agreement. The Service and License Agreement provides that two years after the date of the agreement the parties will agree on new prices that will be competitive with the marketplace. Healtheon and UnitedHealth Group are negotiating these new prices, and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group. See "Management's Discussion and Analysis -- Overview" and Note 2 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K. UnitedHealth Group is a principal stockholder of Healtheon and Dr. William McGuire, Chief Executive Officer and Chairman of UnitedHealth Group, is a director of Healtheon.

     HLM Note. In February 1998, ActaMed issued a one-year promissory note in the aggregate principal amount of $2.0 million to HLM Partners VII, L.P., or HLM, which bore interest at a rate of 10% per annum. UnitedHealth Group was a limited partner of HLM. HLM was also a stockholder of ActaMed.

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

SHARE OWNERSHIP BY HEALTHEON'S PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS

     The following table sets forth certain information with respect to the beneficial ownership of Healtheon's common stock as of June 15, 1999 by:

     - each person who is known by Healtheon to own beneficially more than 5% of Healtheon's common stock;

     - each director of Healtheon;

     - each of the Named Executive Officers; and

     - all directors and executive officers of Healtheon as a group.

                                                                                              HEALTHEON/
                                                                      HEALTHEON SHARES       WEBMD SHARES          HEALTHEON/
                                                HEALTHEON SHARES     BENEFICIALLY OWNED   BENEFICIALLY OWNED      WEBMD SHARES
                                               BENEFICIALLY OWNED        AFTER THE          AFTER THE MEDE     BENEFICIALLY OWNED
                                                  PRIOR TO THE        HEALTHEON/WEBMD          AMERICA           AFTER ALL THE
                                               REORGANIZATION(1)     REORGANIZATION(2)    REORGANIZATION(3)    REORGANIZATIONS(4)
                  NAME OF                     --------------------   ------------------   ------------------   ------------------
              BENEFICIAL OWNER                  NUMBER     PERCENT        PERCENT              PERCENT              PERCENT
              ----------------                ----------   -------   ------------------   ------------------   ------------------
Entities associated with James H.
 Clark(5)...................................  11,702,265    16.5%            8.7%                14.7%                 8.2%
Entities associated with UnitedHealth
 Group(6)...................................   8,986,687    12.7              6.7                 11.3                  6.3
 William W. McGuire, M.D.(6)................   8,986,687    12.7              6.7                 11.3                  6.3
Entities associated with Kleiner Perkins
 Caufield & Byers(7)........................   8,111,832    11.3              6.0                 10.0                  5.6
 L. John Doerr(7)...........................   8,111,832    11.3              6.0                 10.0                  5.6
SmithKline Beecham Corporation(8)...........   6,251,003     8.8              4.6                  7.8                  4.4
 Tadataka Yamada(8).........................   6,251,003     8.8              4.6                  7.8                  4.4
P. E. Sadler(9).............................   5,001,993     7.0              3.7                  6.3                  3.5
Entities associated with New Enterprise
 Associates, L.P.(10).......................   3,755,569     5.3              2.8                  4.7                  2.6
 C. Richard Kramlich(10)....................   3,755,569     5.3              2.8                  4.7                  2.6
W. Michael Long(11).........................   2,251,378     3.1              1.7                  2.8                  1.6
Michael K. Hoover(12).......................     712,979     1.0              0.5                  0.9                  0.5
Dennis Drislane(13).........................     550,901       *                *                    *                    *
Pavan Nigam(14).............................     607,177       *                *                    *                    *
Thomas A. Jermoluk..........................     489,534       *              1.0(15)                *                    *
Charles Saunders(16)........................     161,690       *                *                    *                    *
Laura D'Andrea Tyson........................          --       *                *                    *                    *
All officers and directors as a group ([24]
 persons)(17)...............................  50,219,877    67.5             36.4                 60.5                 34.2

-------------------------
  *  Less than one percent

 (1) The number and percentage of shares beneficially owned are based on 71,029,688 shares of common stock outstanding as of June 15, 1999. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 15, 1999 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. The shares subject to options or warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of Healtheon's common stock shown as beneficially owned by them.

 (2) Percentage of ownership is based on:

      - an exchange ratio of 1.815 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on June 15, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date (including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft and the exercise in full by McKesson HBOC of its right of first refusal);

      - an estimated 134,826,836 shares of Healtheon/WebMD common stock outstanding following the Healtheon-WebMD reorganization.

 (3) Percentage of ownership is based on:

      - an exchange ratio of .6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on June 15, 1999;

      - an estimated 79,739,379 shares of Healtheon/WebMD common stock outstanding following the MEDE AMERICA reorganization.

 (4) Percentage of ownership is based on:

      - the exchange ratios of Healtheon/WebMD common stock for each share of WebMD capital stock and MedE AMERICA common stock as explained in Notes
        (2) and (3) above;

      - an estimated 143,536,528 shares of Healtheon/WebMD common stock outstanding following all the reorganizations.

 (5) Represents 166,667 shares held of record by Atherton Properties Partnership, LP, 1,000,000 shares held of record by Dr. Clark as trustee of the James H. Clark and Nancy Rutter Clark Revocable Trust, 1,017,229 shares held of record by Clark Ventures, 300,000 shares held of record by JHC Investments, LLC and 9,218,369 shares held of record by Monaco Partners, LP. Dr. Clark wholly controls Atherton Properties Partnership, LP, Clark Ventures, JHC Investments, LLC and Monaco Partners, LP. Dr. Clark is a director of Healtheon. The address for Dr. Clark is c/o Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, CA 95054. The address for Clark Ventures and Monaco Partners, LP is 777 East Williams Street, Suite 201, Carson City, NV 89701.

 (6) Represents 6,538,276 shares held of record by UnitedHealth Group, 502,069 shares held of record by United HealthCare Services, Inc., a subsidiary of UnitedHealth Group, 676,262 shares held of record by HLM Partners VII, L.P., of which UnitedHealth Group is a limited partner and 1,270,080 shares held of record by Validus, L.P., of which UnitedHealth Group is the sole limited partner. UnitedHealth Group disclaims beneficial ownership of shares held by both limited partnerships except to the extent of its pecuniary interests in the entities. Dr. McGuire, a director of Healtheon, is the President, Chief Executive Officer and Chairman of UnitedHealth Group. Dr. McGuire disclaims beneficial ownership of all shares held by UnitedHealth Group. UnitedHealth Group's address is 9900 Bren Road East, 300 Opus Center, Minnetonka, MN 55343.

 (7) Represents 5,500,863 shares held of record directly by Kleiner Perkins Caufield & Byers VII L.P. (KPCB VII), 1,203,736 shares held of record by KPCB Java Fund, 352,874 shares held of record by KPCB Life Sciences Zaibatsu Fund II and 25,000 shares held of record by KPCB VIII Associates (KPCB VIII). Also represents 976,423 shares subject to warrants held of record by KPCB VII, and 52,936 shares subject to warrants held of record by KPCB Life Sciences Zaibatsu Fund II L.P., all of which are exercisable within 60 days of May 31, 1999. KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB VII Associates L.P. KPCB Java Fund is controlled by KPCB VIII. L. John Doerr, a general partner of KPCB VIII and KPCB VII Associates, L.P., is a director of Healtheon. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in the entities. Kleiner Perkins Caufield & Byers' address is 2750 Sand Hill Road, Menlo Park, CA 94025.

 (8) Represents 6,251,003 shares held of record by SmithKline Beecham Corporation. Dr. Yamada, a director of Healtheon, is Chairman Research and Development, Pharmaceuticals of SmithKline Beecham and a director of SmithKline Beecham. SmithKline Beecham's address is 1201 South Collegeville Road, Collegeville, PA 19426. Dr. Yamada disclaims beneficial ownership of all shares held by SmithKline Beecham and SmithKline Labs.

 (9) Represents 2,975,140 shares held of record by P. E. Sadler and 2,026,853 shares held of record by SFA Limited Partnership, of which P. E. Sadler is a general partner. Mr. Sadler is a director of Healtheon. Mr. Sadler's address is c/o Healtheon Corporation, 7000 Central Parkway, Suite 600, Atlanta, GA 30328.

(10) Represents 3,723,590 shares held of record directly by New Enterprise Associates VI, L.P., or New Enterprise Associates VI, 11,979 shares subject to warrants held of record by New Enterprise Associates VI exercisable within 60 days of May 31, 1999, and 20,000 shares held of record by NEA Ventures 1996, L.P., which is controlled by New Enterprise Associates VI. Mr. Kramlich is a partner of New Enterprise Associates VI. Mr. Kramlich disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in the entities. New Enterprise Associates VI's address is 1119 St. Paul Street, Baltimore, MD 21202.

(11) Includes 750,000 shares subject to a warrant held of record by Mr. Long and 450,000 shares subject to an option held of record by Mr. Long, in each case exercisable within 60 days of May 31, 1999. Mr. Long is the Chief Executive Officer and a director of Healtheon.

(12) Represents 93,878 shares held of record directly by Mr. Hoover, 2,500 shares held by Nicholas D. Hoover for which Mr. Hoover is custodian, and 616,601 shares subject to options held of record by Mr. Hoover that are exercisable within 60 days of May 31, 1999. Mr. Hoover resigned as President and a director of Healtheon in May, 1999.

(13) Includes 275,000 shares held by Mr. Drislane that will remain subject to a right of repurchase by Healtheon 60 days after May 31, 1999. Mr. Drislane is Vice President, National Accounts.

(14) Includes 135,937 shares subject to options held of record by Mr. Nigam that are exercisable within 60 days of May 31, 1999. Also includes 65,626 shares that will remain subject to a right of repurchase by Healtheon 60 days after May 31, 1999. Mr. Nigam is the Vice President, Engineering of Healtheon.

(15) Includes 837,640 shares of WebMD held of record by Excite@Home, of which Mr. Jermoluk is Chairman of the board of directors. Mr. Jermoluk disclaims beneficial ownership of shares held by Excite@Home.

(16) Includes 10,716 shares subject to options held of record by Dr. Saunders that are exercisable within 60 days of May 31, 1999. Dr. Saunders is the Vice President, Strategic Planning and Medical Director of Healtheon.

(17) Includes all shares described in the above footnotes and includes an additional 1,883,060 shares held by other executive officers, of which 1,369,227 shares were outstanding as of May 31, 1999 and 513,833 shares are subject to options or warrants that are exercisable within 60 days of May 31, 1999.

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

                      CERTAIN INFORMATION REGARDING WEBMD

                                WEBMD'S BUSINESS

     WebMD provides Web-based services to healthcare professionals and consumers under its WebMD brand name. WebMD's subscription-based professional Web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other Web-based services that are useful to healthcare professionals. WebMD designed its professional Web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. WebMD's free consumer Web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. WebMD designed its consumer Web site to assist consumers in making informed healthcare decisions.

The WebMD Solution

     WebMD provides healthcare professionals a single, easy to use Web-based solution that integrates and helps manage their administrative, communications and information functions. WebMD provides healthcare consumers with free access to a broad range of healthcare-related information and online healthcare communities.

     Benefits to healthcare professionals

     A single point of access. WebMD reduces the need for healthcare professionals to use multiple administrative, communications and information services by integrating these services via the Internet. WebMD believes that it provides healthcare professionals with the ability to adopt Web-based technology with a minimum of difficulty and expense.

     Premium services and content. WebMD provides a suite of premium services and content, including electronic data interchange services, the Virtual Receptionist unified messaging platform, our WebMD On Call physician-only answering service, customized physician Web sites and content from recognized market leaders. WebMD intends to enhance its current services and content and offer additional services and content in the future.

     Ease of use. WebMD provides its services via the standardized interface of Web browsers. Therefore, subscribers who use WebMD's services do not require training on multiple proprietary devices.

     Competitive pricing. WebMD offers a bundle of services at a price that it believes is competitive with the price healthcare professionals would pay for these services if purchased individually.

     Benefits to healthcare consumers

     Premium and proprietary content. WebMD provides healthcare consumers with a single point of access to premium and proprietary health and wellness content. Consumers can use this free information to educate themselves on healthcare-related matters in order to make better informed healthcare decisions. In addition, WebMD can deliver personalized content and e-mail updates based on a consumer's specific profile, including education level, and can search and retrieve relevant healthcare information from the Web.

     Online healthcare communities. WebMD provides access to online communities that provide consumers with personalized information about their health conditions and allow them to participate in message boards, real-time chat rooms and support networks via the Web. In addition, online communities provide member-generated content based on shared experiences. WebMD currently offers access to 37 online communities focused on chronic health conditions and health topics and intends to introduce additional communities in the future.

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

     Convenience and reliability. Through WebMD, consumers can access reliable healthcare information relating to a variety of health topics that is reviewed and approved by medical professionals. In addition, if a physician subscriber has a customized Web site through WebMD, their patients can obtain office hours, location and other information without having to place a telephone call to the physician's office.

WebMD Services

     The WebMD Web site includes subscription-based services for healthcare professionals and a free health and wellness center for consumers. Subscribers and consumers can access our services by using commonly-available web browsers and any personal computer with Internet access.

     WebMD currently offers its healthcare professional subscribers two monthly service packages: WebMD, which includes all of the following services, except the physician-only answering service; and WebMD OnCall, which also includes WebMD's physician-only answering service. The majority of the services and content currently offered by WebMD are provided through its strategic relationships. For a more complete description of these relationships, see the section entitled "-- Strategic Relationships." Healthcare professionals who subscribe to WebMD's services have access to multiple areas on the WebMD Web site, including:
                                     OFFICE

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Electronic data interchange    Offers electronic access to     Makes insurance verification
                                real-time insurance             and patient referrals faster
                                eligibility verification and    and easier by streamlining the
                                patient referrals               process
----------------------------------------------------------------------------------------------
 Virtual Receptionist           Integrates Web-based            Allows healthcare
                                communications and information  professionals to communicate
                                services, including e-mail,     and retrieve information via
                                voice mail and fax messaging,   the Internet, telephone or fax
                                paging, conference calling,
                                long distance and active
                                message notification
----------------------------------------------------------------------------------------------
 WebMD OnCall                   Offers physician-only           After hours messages can be
                                answering services that         delivered via pager, e-mail or
                                utilize experienced             fax by the physician's
                                professionals to assist both    personal Virtual Receptionist
                                physicians and patients during
                                physicians' off hours
----------------------------------------------------------------------------------------------
 Physician Web sites            Allows physicians to develop    Allows physicians to more
                                and manage their own            effectively market their
                                customized Web sites and to     practices and better
                                include information such as     communicate with and educate
                                e-mail addresses, office        patients
                                hours, telephone numbers,
                                office locations and
                                directions, hospital
                                affiliations and links to
                                patient education information
----------------------------------------------------------------------------------------------
 Practice management tools      Provides access to Physician's  Improves clinical practice and
                                Practice Digest articles, a     business efficiency
                                fee schedule analyzer, which
                                allows physicians to compare
                                fees with reimbursements rates
                                in their specific geographic
                                market, governmental and
                                regulatory compliance
                                standards and pharmaceutical
                                updates
----------------------------------------------------------------------------------------------

                                    LIBRARY

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Physician references           Provides access to topical      Allows physicians quick access
                                medical news, comprehensive     to reliable clinical and
                                physician reference databases,  research information necessary
                                medical encyclopedias,          for their practice
                                journals, dictionaries and
                                directories from
                                well-recognized sources
----------------------------------------------------------------------------------------------
 MedBookStore                   Provides online access to a     Allows healthcare
                                medical bookstore               professionals to purchase
                                                                current medical texts and
                                                                journals online
----------------------------------------------------------------------------------------------

                                   CLASSROOM

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Continuing medical education   Offers continuing medical       Provides physicians with the
 courses                        education courses in a variety  opportunity to obtain required
                                of practice areas               educational credits easily and
                                                                conveniently
----------------------------------------------------------------------------------------------
 Interactive dissectible        Offers Web-enabled interactive  Healthcare professionals can
 anatomy                        dissectible anatomy software,   use the images for their own
                                including a comprehensive       reference and to prepare
                                digital database of detailed    presentations for peers and
                                anatomical images               patients
----------------------------------------------------------------------------------------------

                                 CAREER CENTER

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Placement and recruitment      Offers online access to         Allows healthcare
 services                       permanent and temporary career  professionals to search and
                                placement and recruitment       apply for permanent and
                                services                        temporary positions online and
                                                                provides access to a variety
                                                                of career-related resources,
                                                                such as state licensure
                                                                guidelines and relocation
                                                                information
----------------------------------------------------------------------------------------------

                                    MY DESK

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Leisure content and services   Provides access to financial    Provides financial products,
                                services and products, as well  insurance at discounted rates
                                as news, stock, sports and      and convenient access to
                                travel information              leisure information
----------------------------------------------------------------------------------------------

     WebMD intends to offer healthcare professionals who subscribe to WebMD access to the following additional services and content in connection with some of its current strategic relationships:

     - online ordering of medical and surgical supplies and equipment and access to clinical references, including a patient advice database, through its relationship with McKessonHBOC;

     - online medical dictation and transcription services through its relationship with Transcriptions, Ltd., a wholly owned subsidiary of MedQuist, Inc.;

     - coding and billing compliance for fraud and abuse audit purposes through its relationship with Physicians Data Network, Inc.;

     - online lab test results and ordering through its relationship with Advanced Health Technologies Corporation;

     - specialty physician newsletters and continuing medical education courses through its relationship with Advanced Health Consultants, Inc., a Thomson Healthcare company; and

     - streaming audio and video features for continuing medical education courses through its relationship with iXL Enterprises, Inc.

     WebMD offers some of its services to subscribers for additional transaction or monthly fees. If a prospective subscriber is not connected to the Internet, WebMD can offer dial-up Internet access. WebMD also provides optional access to paging services in connection with the WebMD OnCall package.

Consumer services

     Healthcare consumers have free access to the health and wellness center on the WebMD Web site.

                           HEALTH AND WELLNESS CENTER

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Premium and proprietary        Consolidates patient education  Healthcare consumers have free
 healthcare content             information and healthcare      access to numerous sources of
                                news, including information     reliable consumer-oriented
                                for people with health          healthcare resources reviewed
                                conditions or concerns,         by medical professionals
                                wellness content including
                                fitness and nutrition, drug
                                references and medical
                                encyclopedias
----------------------------------------------------------------------------------------------
 Online communities             Offers 37 online communities    Consumers may develop loyalty
                                focused on chronic health       to their online community
                                conditions and women's health   which we believe translates
                                topics                          into more frequent usage by
                                                                consumers and longer stays on
                                                                our Web site
----------------------------------------------------------------------------------------------
 Chat rooms and message         Offers multiple message boards  Consumers can share
                                including "ask our experts,"    experiences and exchange
                                chat rooms and at least one     information in a private
                                scheduled live chat event per   environment with other members
                                week with guests including      who share their health
                                physicians, social boards       condition or concern
                                workers and nurses
----------------------------------------------------------------------------------------------
 Personalized information       Searches and retrieves          Consumers can receive
                                relevant healthcare             healthcare information that is
                                information from our premium    tailored to their health
                                and proprietary content based   condition or concern and level
                                on a member's profile,          of sophistication and, through
                                including education level and   updated profiles, continue to
                                other factors, and provides     receive new and compelling
                                personalized e-mail updates to  content
                                community members
----------------------------------------------------------------------------------------------

     WebMD's current 37 online communities are organized by health conditions and topics, such as women's health, hepatitis C, fibromyalgia, weight control and prostrate cancer. WebMD intends to introduce additional communities in the future. WebMD cannot assure you that these communities will be successfully introduced in a timely manner, or at all, or that consumers will join these communities.

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

Strategic Relationships

     WebMD has entered into strategic relationships for distribution, services and content. WebMD believes that these relationships will enable it to rapidly develop and distribute its services, enhance the WebMD brand, generate traffic on its Web site and capitalize on additional distribution and revenue opportunities. Although WebMD views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, WebMD cannot guarantee that its strategic partners will view their relationships with WebMD as significant to their own business or that they will not reassess their commitment to WebMD in the future.

     Online and media distribution partners

     Microsoft. Microsoft is a leading provider of software for personal computers and the owner and operator of the MSN network of Web sites. WebMD has entered into a significant strategic alliance with Microsoft. For a complete description of the Microsoft relationship see the section entitled, "Healtheon/ WebMD Strategic Alliance with Microsoft."

     Excite@Home. Excite@Home is a global Internet media company offering consumers and advertisers comprehensive Internet navigator services with extensive personalization and targeting capabilities. Excite@Home has agreed to position WebMD as the exclusive provider of health content on the Excite network. In addition, WebMD has entered into several agreements with Excite@Home and MatchLogic, Inc., a wholly owned subsidiary of Excite@Home, regarding the online advertisement and promotion of WebMD.

     Lycos. Lycos is the second most-visited site on the Web. Lycos has agreed to position and promote WebMD as the exclusive source of health content for a co-branded channel on the Lycos network.

     CNN. Cable News Network, Inc. is a leading electronic news and information company. CNN has agreed to position WebMD as its premier provider of content for CNN's health section on "cnn.com" and to promote WebMD on CNN's online, television and radio networks. CNN will also engage in several other promotions of WebMD, including banner advertisements, links to WebMD, e-mails and promotions under health-related chat and message boards.

     E*TRADE. E*TRADE Group, Inc., a leading provider of branded online investing services, has agreed to purchase WebMD subscriptions for physicians who open E*TRADE accounts. In addition, E*TRADE is the exclusive provider of online investing services to WebMD subscribers.

     Reader's Digest. The Reader's Digest Association, Inc. has entered into a strategic relationship with WebMD regarding WebMD's development of a co-branded health Web site. In addition, Reader's Digest will provide content on WebMD's consumer Web site. The relationship also provides for the advertising and promotion of WebMD in Reader's Digest magazine and WebMD's purchase of these magazines for its subscribers.

     SOFTBANK. WebMD has entered into a strategic relationship with an affiliate of SOFTBANK Holdings, Inc. regarding the formation of a joint venture for the provision of healthcare and medical information in Japan.

     CompuServe. CompuServe Interactive Services, Inc., a provider of Internet access to consumers, has agreed to feature WebMD as the anchor tenant on the "compuserve.com" health channel. In addition, WebMD has agreed to market CompuServe as its exclusive Internet service provider for subscribers in need of Internet services, Internet access and customer support.

     Real Select. Real Select, Inc. is the operator of "realtor.com," the official Web site of the National Association of Realtors. Real Select has agreed to feature WebMD as its premier provider of health and medical related information in its health care channel within its resource center.

     Healthcare distribution partners

     DuPont. DuPont is a leading provider of life sciences products, including pharmaceuticals and nutritional products and services. DuPont has agreed to sponsor WebMD subscriptions. In addition, DuPont will be the exclusive provider of life sciences content on WebMD's Web site. DuPont has also agreed to consult with WebMD on the development of a pharmacy channel on WebMD's Web site.

     Premier. Premier, Inc. is a leading alliance for non-profit hospitals and healthcare systems. Provider Select, Inc., a subsidiary of Premier, has agreed to market WebMD subscriptions to its affiliated physicians.

     MedQuist. MedQuist is a leading national provider of electronic transcription and document management services to the healthcare industry. MedQuist has agreed to sponsor WebMD subscriptions. WebMD intends to offer online medical dictation and transcription services through its relationship with Transcriptions Ltd., a subsidiary of MedQuist.

     ENVOY. ENVOY Corporation, a subsidiary of Quintiles Transnational, Inc., is a leading provider of electronic data interchange and transaction processing services. ENVOY has agreed to use its direct and indirect sales force to market WebMD.

     DePuy Orthopaedics. DePuy Orthopaedics, Inc., a Johnson & Johnson company, is a leading manufacturer and distributor of orthopaedic devices and supplies. DePuy has agreed to market WebMD to its existing customer base of orthopaedic specialists.

     Matria. Matria is a leading provider of comprehensive disease management services for health plans and employers for pregnancy and the chronic conditions of diabetes, respiratory disorders and cardiovascular disease. Matria has agreed to market WebMD directly to its established customer base of obstetricians, gynecologists and cardiologists.

     McKessonHBOC. McKessonHBOC is a healthcare supply management company and provider of integrated patient care, clinical, financial, managed care and strategic management software solutions to the healthcare industry. Under the current arrangements between the companies, McKessonHBOC has agreed to market WebMD subscriptions to integrated delivery networks, hospitals, physician offices, pharmacies, pharmaceutical companies and medical and surgical supply manufacturers and WebMD has agreed to favorable pricing terms for these subscriptions and to provide Web-enabled access to McKessonHBOC products and services. The current arrangements leave open for future negotiations many important terms. For example, if McKessonHBOC and WebMD agree on performance criteria, WebMD would not provide Web-enabled access to products competitive with McKessonHBOC's products within the areas of supply chain management, automation products and pharmacy connectivity provided that this exclusivity does not conflict with exclusivity arrangements with other specified WebMD strategic partners. Healtheon, WebMD and McKessonHBOC have been discussing a comprehensive revision to the existing relationship between WebMD and McKessonHBOC, which may affect the arrangements described above and could involve the issuance of additional equity in lieu of McKessonHBOC's rights to purchase additional equity in WebMD described above under "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners."

     Service relationships

     Premiere Technologies. Premiere Technologies, Inc. is a leading provider of enhanced communications services. WebMD uses Premiere Communications, Inc.'s, a wholly owned subsidiary of Premiere Technologies, computer telephony platform and private frame relay network to provide enhanced communications services through its Virtual Receptionist service offering.

     Intel. Intel Corporation and its subsidiaries design, develop, manufacture and market computer components and related products at various levels of integration. Intel has entered into a strategic relationship with WebMD regarding Intel's development of digital certificates for use by WebMD subscribers for authentication and verification purposes.

     J&C Nationwide. Nationwide Medical Services, Inc., d/b/a J&C Nationwide, is a healthcare professional placement and staffing services provider. WebMD has created a career center within WebMD in connection with its strategic relationship with J&C Nationwide.

     Physicians Data Network. WebMD intends to provide coding and billing compliance for fraud and abuse audit purposes to subscribers through its strategic relationship with Physicians Data Network., Inc.

     Medsite Publishing. WebMD provides subscribers access to "medbookstore.com" for purchases of medical texts and journals online through its strategic relationship with Medsite Publishing, Inc.

     iXL. WebMD provides customized Web sites for physicians through its relationship with iXL. iXL also provides Web development and physician Web site hosting services to WebMD. WebMD intends to provide streaming audio and visual features for its continuing medical education courses through its relationship with iXL. In addition, WebMD provides certain insurance and home finance products at discounted rates to subscribers through its relationship with Consumer Financial Network, Inc., a subsidiary of iXL.

     AHT. Advanced Health Technologies Corporation is a leading provider of lab connectivity services. WebMD intends to provide online lab test ordering and results through its relationship with AHT.

     Covad. Covad Communications Group, Inc. is a leading high-speed Internet and network access provider offering digital subscriber line services to Internet service provider and enterprise customers. Covad has entered into a strategic relationship with WebMD providing for Covad to be the preferred provider of broadband connectivity to WebMD's subscribers.

     Security First. WebMD provides access to Internet banking services through its relationship with Security First Network Bank, F.S.B.

     DoubleClick. WebMD obtains Internet advertising solutions through its relationship with DoubleClick, Inc.

     Content relationships

     Thomson Healthcare. Thomson Healthcare Information Group provides WebMD with comprehensive online physician reference databases and publications, including the Physicians' Desk Reference library and articles from Medical Economics Company journals. WebMD will provide specialty physician newsletters and continuing medical education courses through its relationship with Advanced Health Consultants, Inc., a Thomson Healthcare company.

     Ovid. WebMD provides searchable medical journal abstracts through its relationship with Ovid Technologies, Inc.

     Reuters. Reuters Health Information Services, Inc. provides WebMD with topical medical and healthcare news.

     InteliHealth. InteliHealth, Inc. provides WebMD with resources including, information regarding regulatory and governmental compliance standards and pharmaceutical updates.

     adam.com adam.com is a leading developer of anatomical and medical content and software.

     Medirisk. Medirisk, Inc. is a leading provider of analytical databases and software for the healthcare industry. WebMD provides a fee schedule analyzer, which allows physicians to compare fees with reimbursements rates in their specific geographic market, through its relationship with Medirisk.

     HealthGate. HealthGate Data Corporation provides WebMD with online physician reference databases, including MEDLINE and other National Library of Medicine databases. HealthGate also provides WebMD with weekly editions of its Healthy Living "webzines."

     Medical Communications Network. Medical Communications Network, Inc., a leading publisher of healthcare reference materials, provides WebMD with monthly articles from Physician's Practice Digest.

     Although WebMD views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, WebMD cannot guarantee that its strategic partners will view their relationships with WebMD as significant to their own business or that they will not reassess their relationship with WebMD in the future.

Sales and Marketing

     WebMD markets its services through an internal sales force and its strategic distribution relationships which typically couple WebMD's use of the strategic partner's services or content with the strategic partner's marketing of WebMD's services to its customer or client base. WebMD's distribution partners, which target different healthcare sectors, combined with WebMD's internal sales force, provide WebMD with sales, and marketing professionals who are experienced in the healthcare industry. WebMD and WebMD's strategic partners' direct marketing efforts, which may include promotional offers, direct mail and telemarketing initiatives, emphasize the ease of use and adoption, attractive pricing and integrated solution offered by WebMD. WebMD has entered into, and intends to continue to enter into, strategic alliances with parties who have established customer or client bases that have an anticipated need for the services provided by WebMD. In connection with some of these strategic alliances, such as the alliances with Microsoft, DuPont, McKessonHBOC, E*TRADE, and MedQuist, WebMD has agreed to bear some of the cost associated with these promotional offers or to compensate such partners for each subscriber that WebMD obtains through their marketing efforts or to make guaranteed payments to some of its distribution partners and service and content providers. WebMD intends to enter into similar promotional arrangements in the future. WebMD has also issued, and may issue in the future, warrants in connection with entering into strategic alliances, such as its alliances with Microsoft, DuPont, McKessonHBOC and Premier. For a more complete description, see the section entitled "WebMD Management's Discussion and Analysis of Financial Condition and Results of Operation -- Promotional arrangements" and "-- Guaranteed payments."

     WebMD is currently engaged in a significant branding and advertising campaign to increase awareness of the WebMD brand. WebMD is employing a combination of print and online advertising and other marketing and promotional efforts aimed at defining a desirable online destination for healthcare professionals and consumers, attracting new subscribers and consumers, increasing traffic on the WebMD Web site and developing additional revenue opportunities. WebMD promotes its Web-based services through traditional print media, including trade journals, newspapers and magazines targeted at healthcare professionals, and participates in tradeshows, conferences and speaking engagements as part of its ongoing public relations program. In addition, WebMD has entered into several strategic alliances to promote the WebMD brand offline, including the alliance with CNN which provides for the promotion of WebMD on television and radio. WebMD plans to continue to allocate significant resources to marketing its services.

Customer Service and Support

     WebMD believes that effective customer service is essential to attracting and retaining subscribers and consumers. WebMD provides ongoing telephone support through its customer service and sales support centers which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m., Eastern time Monday through Friday. WebMD's live operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with WebMD's strategic partners regarding technical support issues and for resolving technical problems encountered by users, strategic partners or other parties. Through CompuServe, WebMD will provide 24-hour customer service for WebMD subscribers who use CompuServe as their Internet service provider.

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

Competition

     Web-based services. The market for Web-based services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. WebMD expects competition in the markets in which it competes to increase significantly as new companies enter these markets and current competitors expand their product lines and services. Competition may also increase as a result of industry consolidation. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     - greater resources that they can devote to the development, promotion and sale of their services;

     - longer operating histories;

     - greater financial, technical and marketing resources;

     - greater name recognition; and

     - larger subscriber and consumer bases.

     WebMD does not know whether its current or potential competitors will develop products and services comparable or superior to WebMD's products and services or adapt more quickly than WebMD to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would significantly harm WebMD.

     WebMD competes, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:

     - online services or Web sites targeted to the healthcare industry and healthcare consumers generally, including medscape.com, pol.net, mediacareonline.com, mediconsult.com, betterhealth.com, drkoop.com, onhealth.com, iVillage.com, healthcentral.com and thriveonline.com;

     - publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish Web sites;

     - general purpose consumer online services and portals which provide access to healthcare-related content and services;

     - public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships;

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

     - Web search and retrieval services and other high-traffic Web sites.

In addition, with regard to its electronic data interchange service offering, WebMD also competes with providers of single function electronic data interchange terminals, such as those provided by VeriFone Inc. WebMD generally does not have the contractual right to prevent its subscribers from terminating their service or changing to a competing service.

     WebMD believes that the principal competitive factors in attracting and retaining healthcare professional subscribers are brand recognition and the depth, breadth and timeliness of its services and content. Other important factors in attracting and retaining healthcare professionals as subscribers include the ease of use, quality and cost of WebMD's services. WebMD believes that the principal competitive factors that attract advertisers include price, the number of healthcare professionals who subscribe to WebMD, the traffic on its Web site, the demographics of its subscriber and consumer bases and the creative implementation of advertisement placements.

     Communications and information services. WebMD also competes in the communications and information services markets. These markets are also intensely competitive, rapidly evolving and subject to rapid technological change. Other providers currently offer each of the individual services and certain combinations of the services that WebMD offers. WebMD's voice mail services compete with voice mail services provided by regional Bell operating companies as well as by independent voice mail vendors. WebMD's communications services and features, such as conference calling, compete with services provided by companies with significantly greater resources than WebMD as well as smaller interexchange long distance providers. Telecommunications companies also compete for consumers based on price, and major competitors often conduct extensive advertising campaigns to capture market share. A decrease in rates charged by WebMD's telecommunications competitors could have a material adverse effect on its business. WebMD expects that the communications and information services markets will continue to attract new entrants and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than WebMD's technology.

     To be competitive in these markets, WebMD must license leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and healthcare consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. WebMD may not be successful in using new technologies effectively or adapting its Web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from WebMD's failure to compete effectively would significantly harm WebMD.

Government Regulation and Legal Uncertainties

     Internet laws. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and quality of products and services. For example, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers. The local exchange carriers want the Federal Communications Commission to impose access fees on those providers because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure. Internet user privacy has become an issue both in the U.S. and abroad. Although the U.S. or other countries may adopt legislation to protect privacy, no current U.S. law specifically covers the collection of personal information online. Any legislation of this nature could affect the way WebMD conducts its business, especially its collection or use of personal information, and could harm its business. In addition, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently-passed law places a temporary moratorium on certain types of taxation on Internet commerce. WebMD cannot predict the effect of current attempts to tax or regulate commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could harm WebMD's business.

     Healthcare laws. Currently, WebMD's operations are not regulated by any healthcare agency. However, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, security and other provisions regarding healthcare issues on the Internet by the end of the year 2000. It will be necessary for WebMD's platform and for the applications that WebMD provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation establishing uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

     Food and Drug Administration regulation of medical devices. The Food and Drug Administration regulates some computer applications and software that it considers medical devices. The Food and Drug Administration might decide to regulate WebMD's current services, although WebMD does not believe that they will do so. Expansion of WebMD's services may subject it to future regulation. WebMD has no experience in complying with Food and Drug Administration regulations and doing so could be time consuming, burdensome and expensive and could delay or prevent its introduction of new services.

     Regulation of the practice of medicine. The practice of medicine requires licensing under applicable state law. WebMD attempted to structure its Web site and strategic relationships to avoid violating state licensing requirements. A state regulatory authority may, however, allege that some portion of WebMD's business violates these statutes and seek to have us discontinue those portions or cause us to suffer financial damage. Further, WebMD's insurance may not cover any liability based on a determination that we engaged in the practice of medicine without a license.

     State insurance regulation. WebMD markets online insurance offered by third parties, and receives referral fees from those providers in connection with this activity. Online marketing of insurance is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to these activities. It could be costly or impossible for WebMD to comply with these licensing laws, if compliance is required.

Intellectual Property

     WebMD's proprietary rights. WebMD relies on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect its proprietary rights. WebMD has applied for federal registration of the service marks "WebMD," "Web-MD," "WebMD OnCall," "Health has a Homepage" and "WebRN." By letter dated July 6, 1998, the Patent & Trademark Office refused registration of the "Web-MD" mark when used on or in connection with WebMD's services. WebMD responded to the Patent & Trademark Office's refusal of registration and was orally informed that the service mark "Web-MD" has been cleared for publication for opposition. WebMD has applied for registration of the service marks "WebMD," "Health has a Homepage" and "WebRN" in approximately 75 foreign countries. WebMD cannot guarantee that it will be able to secure registration for these marks in the United States or in foreign countries. WebMD has also registered the domain name "webmd.com."

     The steps WebMD has taken to protect its proprietary rights may not be adequate, and WebMD may not be able to secure trademark or service mark registrations for marks in the U.S. or in foreign countries. Third parties may infringe upon or misappropriate WebMD's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unavailable or limited in many foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of its services. It is possible that competitors or others will adopt product or service names similar to WebMD's names, which could impede WebMD's efforts to build brand identity and possibly lead to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, WebMD's domain name will lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. WebMD's inability to protect its marks adequately would hurt WebMD's ability to establish its brand. In the future, litigation may be necessary to enforce and protect WebMD's trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect WebMD's intellectual property.

     Third-party proprietary rights. WebMD also relies on a variety of intellectual property rights that it licenses from third parties, including its Internet server software and healthcare content used on the WebMD Web site. These third party licenses may not be available to WebMD on commercially reasonable terms. WebMD's loss of or inability to maintain or obtain upgrades to any of these licenses could significantly harm WebMD. In addition, because WebMD licenses a majority of its content from third parties, WebMD's exposure to copyright infringement actions may increase because it must rely upon such parties for information as to the origin and ownership of such licensed content.

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

Facilities

     WebMD's corporate headquarters and call center occupy approximately 20,000 square feet of office space in Atlanta, Georgia under a lease expiring February 1, 2000, with an option to renew the lease term for one year. In addition, WebMD leases approximately 5,300 square feet of space in Atlanta, Georgia for its emergency call center. WebMD also has offices in Portland, Oregon and San Francisco, California. WebMD believes that its current office space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on terms acceptable to it.

Employees

     As of March 31, 1999, WebMD employed 165 persons on a full-time basis. None of WebMD's employees are members of a labor union or are covered by a collective bargaining agreement. WebMD believes that its relationship with employees is good.

Legal Proceedings

     In connection with the sale of its cardiac monitoring assets to Matria, WebMD and its subsidiary Endeavor (formerly known as Quality Diagnostic Services, Inc.), retained liabilities, including liabilities relating to actual and potential litigation. These liabilities include potential sanctions associated with Endeavor's receipt of service of a civil subpoena from the Department of Health and Human Services, Office of the Inspector General on July 28, 1998. Endeavor responded to the subpoena in a timely manner on August 31, 1998. In a letter from the OIG dated November 25, 1998, the OIG requested that Matria, as successor in interest to Endeavor's cardiac monitoring business, should put in place measures to ensure proper use of facsimile machines and telephone lines and periodically certify that these measures are being effectively implemented to provide assurances that facsimile machines and telephone lines used in the offices of referral sources are dedicated to cardiac monitoring. The OIG has orally stated that it intends to enter into a settlement agreement related to the subpoena that will describe the proper measures.

     These liabilities also include a lawsuit filed in the Circuit Court for the Judicial Circuit in and for Duval County, Florida by Brenda G. Durant under the caption Brenda G. Durant, as personal representative of the Estate of James R. Durant, deceased v. Jackson Heart Center, P.A., Jay Dunerman and Quality Diagnostic Services, Inc. (No. 98-06052/CA). The complaint alleges a cause of action for negligence for failure to notify plaintiff's physician of an abnormal and potentially life threatening heart monitor recording which was received and maintained by QDS. WebMD is currently in the process of filing an answer to the complaint. Defending the lawsuit against QDS may involve significant expense. Due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome.

     In addition, these retained liabilities include a potential claim by Life Watch, an Illinois corporation and subsidiary of Ralin Medical, Inc., which in February 1998 asserted orally that WebMD's use of cardiac monitoring devices constituted an infringement of a patent held by Life Watch. Life Watch then offered to grant license rights to WebMD under the patent. WebMD informed Life Watch that Card Guard Scientific Survival, Ltd., an independent third party, owns all rights to the devices and that Endeavor was merely a distributor of such devices. There has been no further action in this regard. In the event that this matter results in litigation, an adverse decision could result in substantial damages and attorneys' fees that could harm WebMD.

     On March 4, 1999, a lawsuit was filed in the Superior Court of the State of California for the County of Los Angeles by Derek Rundell and Gary Coursey under the caption Derek Rundell and Gary Coursey v. WebMD, Inc. (No. BC206440), against WebMD. The complaint alleges breach of oral contract, breach of implied covenant of good faith and fair dealing, breach of implied-in-fact contract, fraud, unfair competition and constructive trust. The plaintiffs were former employees of certifiedemail.com, Inc., which WebMD acquired on December 31, 1998. The plaintiffs allege, among other things, that WebMD breached oral contracts of continued employment and committed fraud against the plaintiffs by inducing them to accept employment with WebMD. On March 24, 1999, WebMD filed its answer to the complaint in which it denied the material allegations of liability. WebMD strongly disputes the material legal and

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

factual allegations contained in the complaint and believes that the complaint is without merit. WebMD intends to vigorously defend against the action. On March 22, 1999, WebMD filed a complaint against Gary B. Coursey and certifiedemail.com in the Superior Court of Fulton County, State of Georgia under the caption WebMD, Inc. v. Gary B. "Court" Coursey, Jr. and certifiedemail.com, Inc. (No. 1999CV06474). The complaint alleges, among other things, that defendants breached representations and warranties contained in the asset purchase agreement between WebMD and certifiedemail.com. The complaint also alleges that Mr. Coursey breached his employment agreement with WebMD. Defending the lawsuit against WebMD and pursuing the lawsuit against Mr. Coursey and certifiedemail.com may involve significant expense. Due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome.

     From time to time, WebMD may be involved in litigation relating to claims arising out of its operations. WebMD is not currently a party to any other legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition or operating results.

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

                   WEBMD SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of WebMD for the years ended December 31, 1995, 1996, 1997 and 1998 and as of December 31, 1996, 1997 and
1998 are derived from WebMD's consolidated financial statements. The selected statement of operations data for the period from April 21, 1994 to December 31, 1994 and the three months ended March 31, 1998 and 1999 and the selected balance sheet data as of December 31, 1994 and 1995 and March 31, 1998 and 1999 were derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results for a full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and WebMD's consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

                                                                                            PERIOD FROM
                                                                                             INCEPTION        THREE MONTHS
                                                                                             (APRIL 21,          ENDED
                                                           YEAR ENDED DECEMBER 31,            1994) TO         MARCH 31,
                                                    -------------------------------------   DECEMBER 31,   ------------------
                                                      1998      1997      1996      1995        1994         1999      1998
                                                    --------   -------   -------   ------   ------------   --------   -------
                                                                                            (UNAUDITED)       (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues..........................................  $    408   $    --   $    --   $   --      $   --      $  2,458   $    --
Operating loss....................................   (23,036)   (2,594)       --       --          --       (18,017)   (1,277)
Net loss applicable to common stockholders........  $(18,546)  $(4,349)  $(1,682)  $  (39)     $  (40)     $(18,341)  $(1,563)
Net loss per common stockholder...................  $  (1.52)  $ (0.52)  $ (0.64)  $(0.04)     $(0.04)     $  (1.46)  $ (0.14)
Shares used in computing basic and diluted net
  loss per common share(2)........................    12,196     8,300     2,612    1,000       1,000        12,533    10,912

                                                                        AS OF DECEMBER 31,                         AS OF
                                                      ------------------------------------------------------     MARCH 31,
                                                         1998         1997      1996        1995        1994       1999
                                                      -----------    ------    ------    -----------    ----    -----------
                                                      (UNAUDITED)                                               (UNAUDITED)
                                                                                 (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents...........................    $ 6,226      $2,696    $   --       $ --        $ --     $  9,673
Working capital.....................................      4,313       2,532        --         --          --       23,542
Total assets........................................     18,245       9,190     3,497        638         213      135,328
Long-term debt, net of discount(3)..................         --       2,965        --         --          --           --
Total stockholders' equity (net capital
  deficiency).......................................      5,286       3,036       558        (32)        (31)     118,647

-------------------------
(1) WebMD was incorporated in October 1996, and in March 1997, a subsidiary of WebMD merged with Endeavor, a provider of cardiac monitoring services, and Endeavor was the surviving corporation. Endeavor was incorporated in April 1994. Statement of operations data for all periods presented include statement of operations data for Endeavor, as the predecessor of WebMD. Effective as of July 1, 1998, WebMD sold substantially all its cardiac monitoring assets to Matria. The Company's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. In addition, on July 1, 1997, WebMD sold its subsidiary, Ultra Scan, Inc.

(2) Basic and diluted net loss per share was determined using all classes of common stock outstanding during each period. It does not include the conversion of preferred stock, options or warrants to purchase stock as they are antidilutive.

(3) See Note 5 of the WebMD notes to consolidated financial statements.

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

                 WEBMD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with WebMD's consolidated financial statements and the related notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus.

OVERVIEW

     WebMD provides services to healthcare professionals and healthcare consumers under its WebMD brand name. WebMD's subscription-based professional Web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other Web-based services that are useful to healthcare professionals. WebMD designed its professional Web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. WebMD's free consumer Web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. WebMD designed its consumer Web site to assist consumers in making informed healthcare decisions.

     WebMD was formerly engaged in the cardiac monitoring business, and WebMD has only recently begun implementing its new Web-based business model. WebMD's activities to date have primarily consisted of licensing and creating content, negotiating relationships with strategic partners, engaging in marketing and branding promotions, recruiting personnel and raising capital. WebMD commercially launched its Internet-based services in October 1998.

Recent acquisitions

     Sapient Health Network. Sapient Health Network designed and managed Web-based communities targeted at healthcare consumers and sold market research and data products, advertising sponsorships and other online services. Business Week named Sapient Health Network's Web site one of the best new Web sites of 1998. On January 25, 1999, WebMD acquired Sapient Health Network for 1,619,190 shares of WebMD's Series B preferred stock. In addition, WebMD converted Sapient Health Network's existing options and warrants into options and warrants to acquire 180,953 shares of WebMD's Series B preferred stock. At closing, WebMD also paid $2.9 million of liabilities of Sapient Health Network. This acquisition was accounted for using the purchase method of accounting.

     Direct Medical Knowledge. Direct Medical Knowledge was a publisher of healthcare information via the Internet through its electronic library of healthcare information which was customized for consumers through its proprietary personalization software. On January 22, 1999, WebMD acquired Direct Medical Knowledge in exchange for 494,018 shares of WebMD's Series B preferred stock. In addition, WebMD converted existing Direct Medical Knowledge options and warrants into options and warrants to acquire 181,323 shares of WebMD's Series B preferred stock. At closing, WebMD also forgave $300,000 of debt payable by Direct Medical Knowledge to WebMD. This acquisition was accounted for using the purchase method of accounting.

     Charges in connection with acquisitions. As a result of the Sapient Health Network and Direct Medical Knowledge acquisitions, WebMD recorded an aggregate of $51.9 million in goodwill and other intangible assets in the first quarter of 1999, which WebMD will amortize on a straight-line basis over a three-year period.

Stock dividend

     On April 9, 1999, WebMD's board of directors declared a stock dividend of
0.03846 shares of Series F preferred stock, which is convertible into common stock on a ten-for-one basis, for each share of WebMD capital stock outstanding. In addition, WebMD's board approved adjustments to each WebMD

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

option and warrant outstanding on April 9, 1999 to reflect the stock dividend, regardless of whether these options and warrants were vested and exercisable. Unless otherwise indicated, the stock dividend has been reflected as if it had occurred for all periods presented.

Service offerings

     WebMD markets subscriptions to its Internet-based services to healthcare professionals. WebMD currently offers its subscribers two monthly service packages: WebMD and WebMD OnCall. The following are some of the service offerings included in WebMD and WebMD OnCall:

     - electronic data interchange services for eligibility verifications and patient referrals;

     - the Virtual Receptionist integrated messaging platform, which manages incoming calls, voice mails, e-mails and fax messages;

     - a customized physician Web site;

     - practice management tools;

     - physician medical references;

     - continuing medical education courses; and

     - access to financial services and products, as well as news, stock, sports and travel information.

     A subscription to WebMD OnCall also includes WebMD's physician-only answering service. WebMD's current base subscription fees for WebMD and WebMD OnCall are $29.95 and $99.95 per month, respectively. The WebMD and WebMD OnCall packages generally require a 12-month service period and are generally terminable upon 90 days prior written notice. WebMD also offers Internet access and paging services for additional monthly fees.

Promotional arrangements

     WebMD currently funds promotions of its services through its distribution relationships with Microsoft, DuPont, McKessonHBOC, MedQuist and E*TRADE. WebMD generally requires subscribers under these promotional arrangements to commit to 12-to-36 month subscriptions. WebMD has entered into these promotional arrangements in order to establish its subscriber base and build brand recognition. WebMD's promotional arrangements currently require, and future arrangements may require, it to pay amounts that WebMD will only recoup if subscribers maintain a subscription and pay all required subscription fees for an extended period of time.

     WebMD cannot guarantee that it will generate sufficient revenue from subscribers it obtains through current or future promotional arrangements to offset the cost of its promotions. WebMD's promotional arrangements include the sponsorship of WebMD subscriptions by some of WebMD's strategic partners. These sponsorships require the strategic partners to pay WebMD for subscriptions that the partners are unable to sell to their existing customers. Although WebMD expects to receive revenue from these arrangements, WebMD cannot predict the number of actual subscribers, if any, that these relationships will actually generate. WebMD also cannot guarantee that subscribers it obtains through promotional arrangements will actually use its services. Therefore, the amount of revenue WebMD receives may not be indicative of the level of usage of WebMD's services and WebMD expects the level of usage of its Web site to be a primary factor in determining the amount of advertising revenue that it can derive.

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

Guaranteed payments

     WebMD estimates that it will make the following aggregate guaranteed payments under its current strategic agreements:

                          PERIOD                               AMOUNT
                          ------                            -------------
April - December 1999.....................................  $66.4 million
2000......................................................   72.5 million
2001......................................................   78.3 million
2002......................................................   40.4 million
2003......................................................   34.4 million

WebMD may enter into additional promotional arrangements with current and future strategic partners that may require it to pay consideration in amounts that significantly exceed the amounts WebMD is required to pay under its current arrangements. These guaranteed payments and promotional and other arrangements may require WebMD to incur significant expenses. WebMD cannot guarantee that it will generate sufficient revenues to offset these expenses.

Revenues and results of operations

     WebMD anticipates that the majority of its revenues will initially consist of subscription revenues paid by its subscribers and strategic partners. WebMD recognizes revenue when services are provided. Advance billings and collections relating to future access services will be recorded as deferred revenue and recognized when revenue is earned. If WebMD is successful in building its subscriber base and brand recognition and increasing traffic on its Web site, WebMD expects advertising, sponsorship and transaction revenues to increase as a percentage of total revenues.

     WebMD has incurred net operating losses and negative cash flows from operating activities since its inception. As of March 31, 1999, WebMD had an accumulated deficit of $43.0 million. WebMD has not achieved profitability, and WebMD expects to incur increasing net operating losses and negative cash flows for the foreseeable future. WebMD will incur significant direct expenses associated with its branding and advertising campaign, promotional arrangements, and with the development of its services. WebMD may not be able to achieve sufficient revenues in relation to its expenses to ever be profitable. If WebMD achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. In addition, WebMD expects its quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside WebMD's control.

     As a result of its limited operating history, its recent acquisitions and the emerging nature of the markets in which it intends to compete, WebMD is unable to forecast its revenues with any degree of certainty. WebMD's current and projected expense levels are based largely on its estimates of future revenues and are mostly fixed. WebMD expects its expenses to increase significantly in the future as it continues to incur significant sales and marketing, product development and administrative expenses. The success of its business depends on WebMD's ability to increase its revenues to offset expenses. WebMD cannot guarantee that it will be able to generate sufficient revenues to offset operating expenses or the costs of its promotional arrangements or that WebMD will be able to achieve or maintain profitability. If WebMD revenues fall short of its projections, WebMD's business, financial condition and operating results would be materially and adversely affected.

Historical operating results

     Effective July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and up to $6.0 million in additional contingent consideration payable subject to the achievement during calendar year 1999 of certain revenue goals by Matria in the operation of the purchased assets. Substantially all of WebMD's historical revenues were derived from its cardiac monitoring operations. WebMD does not consider the historical results of its

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

cardiac monitoring operations to be meaningful or indicative of its future results of operations. WebMD's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. As of March 31, 1999, WebMD has not recorded any amounts relating to the contingent consideration described above.

RESULTS OF OPERATIONS

     In June 1997, WebMD began redirecting its focus to the development of integrated Web-based administrative, communications and information services to healthcare professionals and healthcare information to consumers. WebMD commercially launched its Internet-based services in October 1998. WebMD believes that year-to-year comparisons of its results of operations for the years ended December 31, 1998 and 1997 and the period-to-period comparisons of the results of operations for the three months ended March 31, 1999 and 1998 are not meaningful and should not be relied upon as an indication of WebMD's future performance.

Revenues

     During the year ended December 31, 1998 and the three months ended March 31, 1999, WebMD generated $408,000 and $2.5 million, respectively, in revenues. WebMD did not generate any revenues from its continuing operations for the year ended December 31, 1997 and for the three months ended March 31, 1997. Revenues increased primarily due to the launch of WebMD's Internet-based services.

Operating expenses

     Product development and content. Product development and content costs consist of Web development fees, content license fees, fees to service providers and salaries and related expenses. Product development and content costs are expensed as incurred. Product development and content costs were $7.5 million and $566,000 for the years ended December 31, 1998 and 1997, respectively, and $5.6 million and $695,000 for the three months ended March 31, 1999 and 1998, respectively. In 1998, product development and content costs increased primarily due to fees of $4.5 million for the development of its Web site and content license fees of $1.4 million and other research and development. Product development and content costs increased for the three months ended March 31, 1999 primarily due to content license fees of $2.3 million, fees of $1.2 million for development of the WebMD Web site and $1.1 million in salaries and related expenses of development personnel.

     Sales and marketing. Sales and marketing costs consist of salaries and related expenses and advertising, marketing and promotional expenses. Sales and marketing costs are expensed as incurred. Sales and marketing costs were $3.7 million and $213,000 for the years ended December 31, 1998 and 1997, respectively, and $8.8 million and $63,000 for the three months ended March 31, 1999 and 1998, respectively. Sales and marketing costs increased primarily due to payments to WebMD's consumer portal distribution partners, including promotional arrangements, its branding and advertising campaign and increased marketing efforts in connection with the distribution of its services.

     General and administrative. General and administrative expenses consist primarily of salaries, non-cash compensation charges and related expenses for executive and administrative functions and other expenses. General and administrative expenses were $10.1 million and $1.8 million for the years ended December 31, 1998 and 1997, respectively, and $2.7 million and $509,000 for the three months ended March 31, 1999 and 1998, respectively. In 1998, general and administrative expenses increased primarily due to $3.2 million in non-cash compensation charges related to the issuance of options to employees with an exercise price less than the fair market value of WebMD's capital stock on the date of issuance, $2.0 million in salaries and related expenses for additional executive and administrative personnel, $1.7 million for contract labor and $1.7 million in professional fees. General and administrative costs increased for the three months ended March 31, 1999 primarily due to salaries and related expenses for additional administrative and executive personnel.

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

     Write down of customer terminals. For the year ended December 31, 1998, WebMD recorded a charge of $1.8 million to write down computer terminals to their net realizable value. WebMD previously offered computer terminals with some of its promotional packages or as a option for an additional fee. In 1998, WebMD changed its service offerings to no longer offer computer terminals.

     Depreciation and amortization. Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization was $303,000 and $9,000 for the years ended December 31, 1998 and 1997, respectively and $3.5 million and $10,000 for the three months ended March 31, 1999 and 1998, respectively. Depreciation and amortization increased due to the amortization of intangible assets and purchases of property and equipment for the expansion of WebMD's service offerings. In the three months ended March 31, 1999, WebMD recorded $2.9 million in amortization expense in connection with the acquisitions of Sapient Health Network, Direct Medical Knowledge and certifiedemail.com. WebMD will amortize the remaining $50.9 million in intangible assets on a straight-line basis over the remainder of its three-year life.

     Interest expense, net. Interest income (expense), net consists primarily of interest paid on loans from related parties, loans that have been repaid and interest earned on cash balances. Interest income (expense), net was $(139,000) and $(725,000) for the years ended December 31, 1998 and 1997, respectively, and $214,000 and $(146,000) for the three months ended March 31, 1999 and 1998, respectively. Interest income (expense), net decreased for the year ended December 31, 1998 due to the repayment of an aggregate of $6.0 million in loans from Sirrom Investments, Inc. and a $509,605 loan from a related party and interest earned on WebMD's investment of cash received from the sale of its cardiac monitoring assets and the sale of its capital stock. Interest income (expense), net increased for the three months ended March 31, 1999 to reflect interest income earned on cash balances, net of interest expense.

     Discontinued operations. Effective as of July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria. WebMD incurred a loss from discontinued operations of $1.2 million and $1.7 million for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1998, WebMD recognized a gain of $7.7 million on the sale of its cardiac monitoring operations. On July 1, 1997, WebMD sold UltraScan, a diagnostic imaging services provider, and recognized a gain on the UltraScan sale of $165,000 for the year ended December 31, 1997.

     Income taxes. At March 31, 1999, WebMD had total net operating loss carryforwards for federal and state income tax purposes of $31.7 million that expire in years 2010 through 2014. Utilization of WebMD's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the tax code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to WebMD's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, WebMD has financed its operations primarily through private debt financings, the sale of its cardiac monitoring operations and the sale of its capital stock.

     Loans from Sirrom Investments, Inc. On August 29, 1997, WebMD borrowed $4.0 million from Sirrom for working capital and general corporate purposes. In connection with the loan, WebMD issued Sirrom a warrant to purchase 771,901 shares of Series D common stock. In July 1998, WebMD borrowed an additional $2.0 million from Sirrom as bridge financing prior to the closing of the sale of WebMD's cardiac monitoring operations to Matria. WebMD used $6.0 million of the proceeds from the sale of its cardiac operations to repay the loans from Sirrom.

     Sale of WebMD's cardiac monitoring operations. Effective as of July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and up to $6.0 million additional contingent consideration payable subject to Matria's achievement during calendar year 1999 of certain revenue goals in the operation of the purchased assets. In July 1998, WebMD used $2.7 million of the proceeds for settlement costs of a dissenting stockholder law suit related to Endeavor. For a more complete description of the lawsuit, see "WebMD's Management -- Compensation Committee Interlocks and Insider Participation -- Dissenting Stockholder Lawsuit." WebMD also used $6.0 million of the proceeds to pay the loans outstanding to Sirrom. The remainder of the proceeds were used for WebMD's branding and advertising campaign, development of its services and other general corporate purposes.

     Sales of WebMD's capital stock. During the years ended December 31, 1998 and 1997, WebMD received $15.9 million and $5.8 million, respectively from the sale of its capital stock. During the three months ended March 31, 1999 and 1998, WebMD received $34.0 million and $1.1 million, respectively, from the sale of its capital stock.

     Recent acquisitions. On December 31, 1998, WebMD acquired substantially all of the assets and assumed certain liabilities of certifiedemail.com, Inc. in exchange for 50,000 shares of WebMD's Series D common stock. On January 22, 1999, WebMD also acquired Direct Medical Knowledge for 494,018 shares of WebMD's Series B preferred stock. In addition, WebMD converted existing Direct Medical Knowledge options and warrants into options and warrants to acquire 181,323 shares of WebMD's Series B preferred stock. At closing, WebMD also paid $300,000 in certain liabilities of Direct Medical Knowledge. On January 25, 1999, WebMD acquired Sapient Health Network for 1,619,190 shares of WebMD's Series B preferred stock. In addition, WebMD converted existing Sapient Health Network options and warrants into options and warrants to acquire 180,953 shares of WebMD's Series B preferred stock. At closing, WebMD also paid $2.9 million of liabilities of Sapient Health Network. Series D common stock and Series B preferred stock exchanged in these acquisitions were valued at $20.00 per share which was determined to be the fair market value of these securities by WebMD's board in the absence of a liquid market based on recent sales of similar securities to third parties.

Sources and Uses of Liquidity

     As of March 31, 1999, WebMD's primary source of liquidity consisted of $9.7 million in cash and cash equivalents, and WebMD had working capital of $23.5 million.

     Net cash used in continuing operations was $17.6 million and $3.6 million for the years ended December 31, 1998 and 1997, respectively, and $24.6 million and $1.3 million for the three months ended March 31, 1999 and 1998, respectively. The principal uses of cash in continuing operations during 1998 were to fund WebMD's net loss of $16.4 million from operations, which was partially offset by a $3.4 million in changes in accounts payable and accrued expenses and $3.4 million in non-cash compensation expense in continuing operations during 1998. The principal uses of cash in continuing operations during the three months ended March 31, 1999 were to fund WebMD's net loss of $17.8 million from operations, which was partially offset by $3.5 million in depreciation and amortization, $2.0 million in non-cash amortization equity issued for services, a $9.4 million increase in other current assets and a decrease of $2.1 million in accounts payable and accrued expenses.

     Net cash provided by (used in) investing activities was $9.5 million and $(1.6) million for the years ended December 31, 1998 and 1997, respectively, and $(3.7) million and $(1.1) million for the three months ended March 31, 1999 and 1998, respectively. Net cash used in investing activities during 1997 primarily related to purchases of property and equipment related to discontinued operations. Net cash provided by investing activities during 1998 primarily related to $16.6 million in net proceeds from the sale of discontinued operations, partially offset by $4.5 million in purchases of property and equipment related to continuing and discontinued operations and payment of $2.7 million in settlement of a dissenting stockholder lawsuit. Net cash used in investing activities during the three months ended March 31, 1999 primarily related to purchases of property and equipment related to continuing operations.

     Net cash provided by financing activities of continuing operations was $11.9 million and $9.7 million for the year ended December 31, 1998 and 1997, respectively, and $31.7 million and $1.3 million for the

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

three months ended March 31, 1999 and March 31, 1998, respectively. Financing activities during 1998 consisted primarily of the proceeds from the issuance of equity securities and proceeds from the $2.0 million loan from Sirrom and the repayment of the $6.0 million loan from Sirrom. Financing activities during the three months ended March 31, 1999 consisted primarily of proceeds from the issuance of equity securities, partially offset by a $2.2 million repayment of a capital lease.

     If the Healtheon-WebMD reorganization is not consummated, WebMD believes that the net proceeds from the recent sales of securities will be sufficient to fund its working capital and capital expenditure requirements for at least the next 12 months. However, WebMD expects to continue to incur significant operating losses for at least the next 24 months due to its branding and advertising campaign and the development of its services. If the Healtheon-WebMD reorganization is not consummated and WebMD determines that it will require additional funds to support operations or the expansion of its business, WebMD may sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. The sale of additional equity or convertible securities will result in additional dilution to WebMD's stockholders. There can be no assurance that additional financing, if required, will be available to WebMD in amounts or on terms acceptable to WebMD.

YEAR 2000 COMPLIANCE

     Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

     Assessment. The Year 2000 Problem could affect computers, software and other equipment that WebMD uses. WebMD has completed a review of its internal computer programs and systems to determine if they will be Year 2000 compliant. WebMD believes that its computer systems will be Year 2000 compliant in a timely manner. However, while WebMD does not expect the cost of these efforts to be material to its financial position or any year's operating results, WebMD cannot provide you with any assurance to this effect.

     Internal Infrastructure. WebMD believes that it has identified substantially all of the major computers, software applications and related equipment that WebMD uses in connection with its internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to its business. WebMD has started modifying, upgrading and replacing systems that it has identified as potentially being adversely affected. WebMD expects to complete this process before the end of the third quarter of 1999. WebMD does not expect the cost related to these efforts to be material to its business, financial condition or operating results.

     Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of WebMD's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem. WebMD is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on this equipment. WebMD does not expect that the total cost of completing any required modifications, upgrades or replacements of these internal systems will have a material effect on its business, financial condition or operating results.

     Suppliers. WebMD depends on third party suppliers for most of the services it provides. If these parties are affected by the Year 2000 Problem, WebMD's ability to provide services to our subscribers and users may be materially adversely affected. WebMD has been gathering information from and has initiated communications with all of its service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. WebMD has received written responses from iXL, ENVOY, Premiere Technologies, MedQuist, AHT, Physicians Data Network and J&C Nationwide addressing their Year 2000 readiness. Based on these responses, WebMD believes these service providers will be Year 2000 ready. However, WebMD has limited or no control over the actions of its service and content providers.

Therefore, while WebMD expects that it will be able to resolve any significant Year 2000 Problems with its systems, WebMD cannot guarantee that its service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to WebMD's business. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on WebMD's business, financial condition or operating results.

     Most Likely Consequences of Year 2000 Problems. WebMD expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business, financial condition or operating results. However, WebMD believes that it will not be possible to determine with complete certainty that all Year 2000 Problems affecting WebMD have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, WebMD cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, WebMD could possibly suffer the following consequences:

     - a significant number of operational inconveniences and inefficiencies for WebMD, its service and content providers and subscribers and users that may divert time and attention and financial and human resources from WebMD's ordinary business activities; and

     - a lesser number of serious system failures that may require significant efforts by WebMD, its service and content providers or WebMD's subscribers and users to prevent or alleviate material business disruptions.

     Contingency Plans. WebMD is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. WebMD expects to complete its contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (1) accelerated replacement of affected equipment or software; (2) short to medium-term use of backup equipment and software; (3) increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and (4) other similar approaches. If WebMD is required to implement any of these contingency plans, such plans could have a material adverse effect on its financial condition or operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     WebMD's financial instruments consist of cash that is invested in institutional money market funds. At March 31, 1999, the carrying values of WebMD's financial instruments approximated their fair values based on current market prices and rates. It is WebMD's policy not to purchase or hold derivative financial instruments. WebMD does not have significant foreign currency exposure since it does not currently transact business in foreign currencies. Therefore, WebMD did not have significant overall currency exposure at March 31, 1999.

CHANGE IN INDEPENDENT ACCOUNTANTS

     On February 23, 1997, Direct Medical Knowledge dismissed Berg & Company as its independent accountants. The report of Berg & Company on Direct Medical Knowledge's financial statements for the period from inception (May 24, 1995) through December 31, 1996 contained no adverse opinion or disclaimer of opinion. The opinion was qualified as to the uncertainty of Direct Medical Knowledge's ability to continue as a going concern. In connection with these audits and through February 23, 1997, there had been no disagreements with Berg & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Berg & Company would have caused them to make reference thereto in their report on the financial statements for such periods. The decision to change accounting firms was approved by Direct Medical Knowledge's management. Direct Medical Knowledge has requested that Berg & Company furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of that letter, dated June 15, 1999, is filed as an exhibit to the registration statement of which the proxy statement/prospectus forms a part.

     Direct Medical Knowledge engaged PricewaterhouseCoopers LLP as its new independent accountants as of February 23, 1997. During the period from inception (May 24, 1995) through February 23, 1997, Direct Medical Knowledge had not consulted with PricewaterhouseCoopers LLP on items which (1) were or should have been subject to Statement of Auditing Standards No. 50 or (2) concerned the subject matter of a disagreement or reportable event with Berg & Company.

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

                               WEBMD'S MANAGEMENT

     The following table sets forth certain information regarding WebMD's
executive officers and directors as of June   , 1999.

              NAME                 AGE                       POSITION
              ----                 ---                       --------
Jeffrey T. Arnold(1).............  29    Chairman of the Board and Chief Executive Officer
William P. Payne.................  52    Vice Chairman of the Board
K. Robert Draughon...............  39    Chief Financial Officer
W. Michael Heekin(1).............  46    Executive Vice President, General Counsel,
                                           Secretary and Director
Albert J. Bergonzi(2)............  49    Director
Lucius E. Burch, III(3)..........  56    Director
U. Bertram Ellis, Jr.............  45    Director
J. Rex Fuqua.....................  48    Director
Jay P. Gilbertson................  38    Director
S. Taylor Glover(2)..............  48    Director
Boland T. Jones(1)...............  39    Director
Jouko J. Rissanen(3).............  53    Director
Glenn W. Sturm(1)................  45    Director

-------------------------
(1) Member of executive committee of the board of directors.

(2) Member of audit committee of the board of directors.

(3) Member of compensation committee of the board of directors.

     Jeffrey T. Arnold, WebMD's founder, has served as Chairman of the Board and Chief Executive Officer of WebMD since its inception in October 1996. In addition, Mr. Arnold served as its President from its inception until September 1997. From April 1994 until Endeavor's merger with WebMD in March 1997, Mr. Arnold served in various capacities at Endeavor, including as Chairman and Chief Executive Officer. Mr. Arnold also serves on the Board of Directors of iXL and Premiere Technologies.

     William P. Payne has served as Vice Chairman of WebMD since September 1998. Mr. Payne also serves as Vice Chairman of Premiere Technologies and as Chairman of Orchestrate.com, Inc., a wholly owned subsidiary of Premiere Technologies. From February 1997 to June 1998, Mr. Payne was a Vice Chairman of NationsBank Corporation. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Premiere Technologies, Anheuser-Busch Companies, Inc., Jefferson-Pilot Corporation, ACSYS, Inc. and Cousins Properties, Inc.

     K. Robert Draughon has served as Chief Financial Officer of WebMD since February 1998. From January 1988 to February 1998, he served as Chief Investment Officer for Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia. Mr. Draughon also serves on the Board of Directors of XRT, Corp. and NuSoft Technologies, Inc.

     W. Michael Heekin has served as an Executive Vice President of WebMD since November 1998 and as General Counsel since January 1999. Mr. Heekin served as Chief Operating Officer of WebMD from August 1997 to November 1998. Mr. Heekin has also served as one of WebMD's directors and as Secretary of WebMD since September 1997. From March 1993 to August 1997, Mr. Heekin served as Senior Vice President and Corporate Secretary of American Heritage Life Investment Corporation. Prior to March 1993, Mr. Heekin served as an Associate Dean of Florida State University College of Law.

     Albert J. Bergonzi has served as one of WebMD's directors since December 1998. Since 1985, Mr. Bergonzi has served in various positions at McKessonHBOC, most recently as Group President, Information Technology Business.

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

     Lucius E. Burch, III has served as one of WebMD's directors since its inception. He served as President from 1981 to 1994 and has been Chairman from 1994 to present of Massey Burch Investment Group, Inc., a private venture fund. Mr. Burch also serves on the Board of Directors of QMS, Inc., Norrell Corporation and Physicians Resource Group, Inc.

     U. Bertram Ellis, Jr. has served as one of WebMD's directors since June 1997. Since April 1996, he has served as Chairman and Chief Executive Officer of iXL Enterprises. Mr. Ellis founded and served as President of Ellis Communications, Inc., an owner of television and radio stations, from 1993 to 1996.

     J. Rex Fuqua has served as one of WebMD's directors since February 1997. Mr. Fuqua has been President and Chief Executive Officer of Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia, since 1989. Mr. Fuqua is also Managing Director of Fuqua Ventures LLC, a firm which invests in emerging technology companies. Mr. Fuqua serves on the Board of Directors of Aaron Rents, Inc. and Graham-Field Health Products, Inc. Mr. Fuqua also serves on the Board of Directors of Convergence.com Corporation, a privately-held broadband Internet access company.

     Jay P. Gilbertson has served as a director of WebMD as representative of HBOC, a wholly owned subsidiary of McKessonHBOC, from August 1998 to November 1998. Mr. Gilbertson was reappointed to the board in January 1999. From December 1998 to June 1999, he served as President and Chief Operating Officer of WebMD. From January 1993 to November 1998, Mr. Gilbertson served in various positions with HBOC, including President, Co-Chief Operating Officer, Chief Financial Officer, Treasurer and Principal Accounting Officer. Mr. Gilbertson also serves on the board of directors of Anacomp, Inc.

     S. Taylor Glover has served as one of WebMD's directors since September 1997. Mr. Glover has served in various capacities at Merrill Lynch Pierce Fenner & Smith Incorporated since 1973, most recently as Senior Vice
President -- Investments of the Private Client Group. Mr. Glover also serves on the Board of Directors of Gaston-Loughlin, Inc., a privately-held workers compensation managed care company, and Convergence.com.

     Boland T. Jones has served as one of WebMD's directors since August 1998. Since 1990, Mr. Jones has served as Chairman of the Board of Directors and Chief Executive Officer of Premiere Technologies. Mr. Jones also serves on the Board of Directors of Intellivoice Communications, Inc., a privately-held developer of speech applications and Internet telephony, and Webforia, a privately-held developer and provider of Internet tools for users to search, catalog and group information.

     Jouko J. Rissanen has served as one of WebMD's directors since its inception. Mr. Rissanen has founded several medical companies, including Cardiac Systems, Inc., Ocudyne, Inc., Occumedics, Inc., MedFusion, Inc. and Sensor Technology, Inc. He served as President of Sensor Technology, Inc. from 1987 to 1994, at which time the company was sold to Eli Lilly and Company. Currently, Mr. Rissanen is an individual investor and land developer, and serves as a consultant to Guidant Corporation. Mr. Rissanen also serves on the Board of Directors of J&C Nationwide.

     Glenn W. Sturm has served as one of WebMD's directors since February 1997. Mr. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and as a member of the Executive Committee. Mr. Sturm is a director of Phoenix International Ltd., Inc., The InterCept Group, Inc. and Towne Services, Inc. Mr. Sturm is a principal in Centaurus Ventures, a recently formed venture fund which invests in and advises electronic commerce, transaction processing and computer telephony companies.

     The WebMD board is divided into three classes, and each class serves for a staggered three-year term, or until successors of such class have been elected and qualified. Messrs. Arnold, Gilbertson, Heekin and Jones are Class I directors and serve until the annual meeting of stockholders held in 2000. Messrs. Burch, Glover, Payne and Rissanen are Class II directors and serve until the annual meeting of stockholders held in 2001. Messrs. Bergonzi, Ellis, Fuqua and Sturm are Class III directors and serve until the annual meeting of stockholders held in 2002. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. To the extent there is an increase in the number of directors, the WebMD board will

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

distribute the additional directorships among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Executive officers of WebMD are elected by the board on an annual basis and serve until the next annual meeting of WebMD's board and until their successors have been duly elected and qualified. There are no family relationships among any of WebMD's executive officers or directors.

BOARD OF DIRECTORS' COMMITTEES

     WebMD's board of directors has established an executive committee, audit committee and compensation committee. Messrs. Arnold, Heekin, Jones and Sturm are members of the executive committee, which exercises the power of WebMD's board of directors between board meetings, subject to certain limitations. Messrs. Bergonzi and Glover are members of the audit committee, which reviews WebMD's audit functions, including its accounting and financial reporting practices, the adequacy its system of internal accounting controls, the quality and integrity of its financial statements and relations with its independent auditors. Messrs. Burch and Rissanen are members of the compensation committee, which establishes the compensation of WebMD's executive officers, including salaries, bonuses, commissions, benefit plans and compensation issues which are subject to Section 162(m) of the tax code and administers the WebMD, Inc. Amended and Restated 1997 Stock Incentive Plan, as amended, in accordance with the terms thereof.

DIRECTOR COMPENSATION

     WebMD awards options to purchase common stock to non-employee directors for their service on the board of directors. Each non-employee director received a grant of options to acquire 27,692 shares of Series D common stock at an exercise price of $10.83 per share on November 13, 1998, the date the Director Option Plan of WebMD, Inc. was approved. Each non-employee director received a grant of options to acquire 6,923 shares of Series D common stock at an exercise price of $14.44 on January 1, 1999. See "-- Option Plans -- Director Option Plan." WebMD reimburses its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. WebMD has not paid and does not intend to pay cash fees to our directors for attendance at meetings.

     Effective May 22, 1998, William P. Payne became an employee and the Chairman of the board of Orchestrate.com, a wholly-owned subsidiary of Premiere Technologies. As Chairman of Orchestrate.com, one of Mr. Payne's principal duties is to assist WebMD in the development of WebMD's business for the purpose of increasing revenue opportunities for Premiere Technologies and enhancing the value of Premiere Technologies' investment in WebMD. In consideration of Mr. Payne's devotion of up to 60% of his time directly to WebMD's business, WebMD reimburses Premiere Technologies $375,000 per year for Mr. Payne's salary, $125,000 per year for Mr. Payne's minimum bonus and $6,000 per year for Mr. Payne's automobile allowance, each for the balance of Mr. Payne's two-year employment with Orchestrate.com. In addition, WebMD granted Mr. Payne options to acquire 276,920 shares of Series D common stock with an exercise price of $1.44 per share. WebMD also reimburses Mr. Payne for any expenses he incurs in discharging his duties to WebMD.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of WebMD's board of directors was formed on September 17, 1998. The current members of the compensation committee are Lucius
E. Burch, III and Jouko J. Rissanen. Neither Messrs. Burch nor Rissanen has been an officer or employee of WebMD at any time.

     For the three months ended March 31, 1999 and for years ended December 31, 1996, 1997 and 1998, WebMD paid approximately $1,200, $2,100, $5,000 and $4,800, respectively, in health, life and dental insurance premiums for Mr. Rissanen and his wife.

     In August 1996, Mr. Rissanen loaned $200,000 to Endeavor pursuant to an oral agreement. In March 1998, pursuant to a conversion of debt, indemnification and release agreement among WebMD,

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

Endeavor, Mr. Rissanen and Finn Partners, a general partnership of which Mr. Rissanen is the managing partner and in which he owns a 16.7% interest, the parties agreed to convert such debt into 100,000 shares of Series D common stock which were issued to Finn Partners.

     In January 1997, WebMD loaned Jeffrey T. Arnold $4,000 to purchase 4,000,000 shares of common stock, Mr. Rissanen $1,400 to purchase 1,400,000 shares of Series B common stock and Mr. Burch $1,000 to purchase 1,000,000 shares of Series C common stock. These unsecured loans were evidenced by promissory notes bearing interest at the rate of 8.75% per annum. Principal and interest on the loans have been paid in full.

     Dissenting Stockholder Lawsuit. In March 1997, a majority of the stockholders of Endeavor approved and adopted a plan and agreement of merger providing for the merger of Endeavor into QDS Acquisition Corporation, WebMD's wholly owned subsidiary, with Endeavor surviving. Prior to this merger, the stockholders of Endeavor consisted of: Messrs. Arnold, Rissanen and Burch; Robert A. Frist; and nine physicians. Messrs. Arnold, Rissanen, Burch and Frist, who owned a majority of Endeavor's capital stock, voted for the merger. The minority stockholders of Endeavor asserted the right granted to them under Georgia law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. Approval of the merger was also required by WebMD as the sole stockholder of QDS Acquisition Corporation. WebMD's board of directors was, thus, required to approve the merger. The merger was approved unanimously by the board, which at that time consisted of Messrs. Arnold, Rissanen, Burch and Frist and three other individuals. In addition, at the time of the merger, WebMD's four largest stockholders were Messrs. Arnold, Rissanen, Burch and Frist, and the sole voting stockholder was Mr. Arnold. In July 1998, WebMD paid an aggregate of $2.7 million to settle the dissenters' rights action and entered into a consulting agreement with one of the dissenting stockholders.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to WebMD in all capacities during the fiscal year ended December 31, 1998 by WebMD's Chief Executive Officer and each of WebMD's other two highest paid executive officers whose total compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                ANNUAL COMPENSATION     SECURITIES
                                                -------------------     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY($)    BONUS      OPTIONS(#)     COMPENSATION
         ---------------------------            ---------    ------    ------------    ------------
Jeffrey T. Arnold.............................  $214,302      --        1,384,600         $6,000
  Chairman and Chief Executive Officer
K. Robert Draughon............................   154,000      --          443,072          5,500
  Chief Financial Officer
W. Michael Heekin.............................   150,000      --               --          6,000
  Executive Vice President, General Counsel
     and Secretary

     Mr. Arnold's annual salary consists of $180,000 in base salary plus $34,302 representing forgiveness of indebtedness owed to WebMD and an amount paid to Mr. Arnold sufficient to pay the tax due on such forgiveness of indebtedness. For more information see the section entitled "Certain Relationships and Related Transactions." "All other compensation" consists of amounts paid for car allowances.

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

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1998:

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF    PERCENTAGE OF                           ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE                       FOR OPTION TERM
                            OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION  ------------------------------
          NAME              GRANTED      FISCAL YEAR      SHARE        DATE          5%               10%
          ----             ----------   -------------   ---------   ----------  -------------    -------------
Jeffrey T. Arnold........  1,384,600       40.9%         $10.83     Sept. 2002   $18,226,781      $21,954,499
K. Robert Draughon.......    366,919        10.8           1.44      Feb. 2002       642,229          773,576
                              76,153         2.2          10.83      Nov. 2002     1,002,473        1,207,497
W. Michael Heekin........         --          --             --             --            --               --

     All options vest one-third on the date of grant and one-sixth, one-sixth and one-third on the first three anniversaries of the date of grant. The percentage of total options granted to employees during the fiscal year is based on a total of 3,123,840 options granted to all employees during the fiscal year ended December 31, 1998. All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant. Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the exercise price and (2) assuming that the aggregate stock value derived from that calculation compounds at the annual rate of 5% and 10% for the remainder of the four-year term of the option. In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates of appreciation do not represent our estimate or projection of the appreciation of shares of our common stock.

     The following table sets forth information concerning exercisable and unexercisable stock options held as of December 31, 1998 by each of the Named Executive Officers. No options were exercised by the Named Executive Officers in 1998.

  AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF UNEXERCISED
                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                                     AT DECEMBER 31, 1998            DECEMBER 31, 1998
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                        -----------   -------------   -----------   -------------
Jeffrey T. Arnold...............................    461,533        923,067      $1,666,662     $  333,335
K. Robert Draughon..............................    147,689        295,382       1,919,978      3,840,009
W. Michael Heekin...............................    207,690        207,690       2,700,000      2,100,000

     The value of unexercised in-the-money options at December 31, 1998 was determined by subtracting the exercise price from $14.44 per share, the fair market value of WebMD capital stock at December 31, 1998 as determined in good faith by the WebMD board.

EMPLOYMENT AGREEMENTS

     WebMD has an employment agreement effective September 30, 1998 with Jeffrey
T. Arnold. His employment agreement has a two-year term and renews for consecutive one-year terms, unless either party gives 360-days notice prior to the expiration of any term. WebMD pays Mr. Arnold an annual salary of $180,000, and WebMD may pay him an annual bonus as determined by the board (or the compensation committee). Mr. Arnold has agreed not to compete with WebMD during the term of his employment and for one year after his termination. If WebMD terminates Mr. Arnold without cause, Mr. Arnold will be entitled to 12 months' salary as severance. WebMD granted Mr. Arnold options to acquire 1,384,600 shares of Series D common stock in his employment agreement. His options vest one-third on the date of grant and one-sixth, one-sixth and one-third on the first three anniversaries of the date of grant. All of Mr. Arnold's options will immediately vest and become exercisable in the event of a change of control, whether by contract, ownership of voting securities or otherwise, of the direct or indirect power to direct the management and policies of WebMD. A change of control will be deemed to have occurred if any person or entity that is not on the date of his employment agreement the beneficial owner of any securities becomes the beneficial owner of 20% or more of the combined voting power of WebMD's outstanding voting securities which would have the right to vote for the election of WebMD's directors. In connection with the Healtheon-WebMD reorganization, Mr. Arnold agreed to waive any change of control vesting which would occur as a result of the reorganization. If Mr. Arnold is terminated after the reorganization for any reason other than cause, all his options will immediately vest.

     WebMD also has employment agreements effective February 1, 1998 and July 11, 1997 with K. Robert Draughon and W. Michael Heekin, respectively. Their employment agreements have two-year terms and renew for one additional term unless either party gives 180-days notice prior to the end of the initial two-year term. WebMD pays Messrs. Draughon and Heekin an annual salary of $175,000 and $150,000, respectively, and WebMD may pay either of them an annual bonus as determined by WebMD's board of directors or the compensation committee. They have each agreed not to compete with WebMD during the term of their employment and for one year thereafter. If WebMD terminates either of them without cause, they will be entitled to 12 month's salary as severance. WebMD granted Messrs. Draughon and Heekin options to acquire 366,919 and 415,380 shares, respectively, of Series D common stock. Their options vest one-third on the date of employment and one-sixth, one-sixth and one-third on the first three anniversaries of the date of their initial employment.

OPTION PLANS

     1997 Stock Incentive Plan. In September 1997, the WebMD board of directors adopted and WebMD's stockholders approved the WebMD, Inc. 1997 Stock Incentive Plan under which 2,769,200 shares of common stock of WebMD are available to be granted to employees, consultants and others rendering services to WebMD. The 1997 Stock Incentive Plan is effective as of January 1, 1997 by its terms. In September 1998 and April 1999, the WebMD board adopted certain amendments to the 1997 Stock Incentive Plan, which provided, in part, for the increase in the number of authorized shares of common stock under the 1997 Stock Incentive Plan to 6,923,000 and 8,307,600, respectively. In March 1999, the WebMD board adopted amendments to the 1997 Stock Incentive Plan which provided for estate and gift planning transfers approved by the compensation committee. The amendments to the 1997 Stock Incentive Plan were approved by the WebMD's stockholders in January 1999 and March 1999, respectively. Options may be either incentive stock options within the meaning of Section 422 of the tax code, which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. Incentive stock options may only be granted to employees. In addition, the 1997 Stock Incentive Plan allows for the award of restricted stock. In April 1999, WebMD's board adjusted the shares of common stock underlying the awards in connection with WebMD's stock dividend.

     The 1997 Stock Incentive Plan is administered by the WebMD board and the compensation committee. Subject to the provisions of the 1997 Stock Incentive Plan, the WebMD board and the compensation committee, in their discretion, select the recipients of awards and the number of options granted thereunder and determine other matters including (1) vesting and exercisability schedules, (2) the exercise price of options, which cannot be less than 100% of the fair market value of the common stock on the date of grant for all stock options and (3) the duration of awards.

     As of June 15, 1999, the Company had granted options to purchase shares of Series D common stock of WebMD outstanding under the 1997 Stock Incentive Plan. In addition, WebMD assumed options to acquire an aggregate of 362,276 shares of Series B preferred stock in connection with the Sapient Health Network and Direct Medical Knowledge acquisitions.

     Director Option Plan. In November 1998, WebMD's board adopted the Director Option Plan of WebMD, Inc., which was approved by WebMD's stockholders in January 1999. The Director Option Plan provides for non-qualified stock options to be granted to WebMD's non-employee directors. The Director Option Plan authorizes the issuance of up to 1,000,000 shares of common stock pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted. In April 1999, WebMD's board adjusted the shares of common stock underlying the awards in connection with WebMD's stock dividend.

     The Director Option Plan provides for an initial grant of options to acquire 27,692 shares of common stock to each non-employee director who served on WebMD's board on November 13, 1998. The Director Option Plan also provides a grant of options to acquire 27,692 shares of common stock to each non-employee director who is elected to WebMD's board after the date of approval of the Director Option Plan and an annual grant of options on January 1 of each calendar year to acquire 6,923 shares of common stock to each non-employee director. Each option will be exercisable in full beginning six months after the date of grant and will expire ten years after the date of grant, unless cancelled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period. As of June 15,
1999, options to acquire      shares of Series D common stock were outstanding
under the Director Option Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, WebMD's subsidiary Endeavor, loaned Jeffrey T. Arnold, Chairman and Chief Executive Officer of WebMD, $57,142 to purchase 5,000 shares of common stock of Endeavor. This loan is evidenced by a promissory note bearing interest at 8.5% per annum. The principal and accrued interest are payable in 24 equal installments of $2,597.43 beginning on August 1, 1996 and continuing on the first day of each month thereafter until the indebtedness is paid in full. In March 1997, the terms of this note were modified to provide that the obligation to make payments on the note began on July 1, 1997 rather than August 1, 1996. The principal and interest on the note are payable in 24 equal installments of $2,381. During Mr. Arnold's employment and through December 31, 1998, WebMD paid Mr. Arnold $52,015 in additional compensation, which Mr. Arnold has repaid to WebMD in payment of the obligations under the above-referenced note. In addition, WebMD paid Mr. Arnold $11,814 for tax payment obligations incurred by Mr. Arnold as a result of this additional compensation. As of March 31, 1999, $7,141 remained outstanding under this note.

     In August 1997, J. Rex Fuqua and S. Taylor Glover, directors of WebMD, loaned WebMD $100,000. The interest rate on these loans was 8.5% per annum. In September 1997, WebMD repaid $100,350 to each of Mr. Fuqua and Mr. Glover as payment in full. In connection with these loans, WebMD granted to each of Messrs. Fuqua and Glover an option to purchase 13,846 shares of Series D common stock at a price of $1.44 per share. These options were immediately exercisable, remain exercisable for three years and expire upon the Healtheon-WebMD reorganization.

     In December 1997, Premiere Technologies purchased 1,100,000 shares of Series E common stock for $2,200,000. In connection with the stock purchase, WebMD issued Premiere Technologies a warrant to purchase an additional 1,000,000 shares of Series E common stock for $2,000,000. In April 1998, Premiere Technologies exercised the warrant in full. Boland T. Jones, a director of WebMD, is the Chairman and Chief Executive Officer of Premiere Technologies and Jeffrey T. Arnold, WebMD's Chairman and Chief Executive Officer is a director of Premiere Technologies. WebMD also subleases the space for its corporate headquarters and call center in Atlanta, Georgia from a wholly owned subsidiary of Premiere Technologies. The term of the sublease ends on February 1, 2000, with an option to renew the lease term for one additional year. The sublease requires monthly payments by WebMD to Premiere Technologies of $36,466.50 and the payment of additional costs and expenses. WebMD also leases equipment and other personal property necessary for the operation of its call center from a wholly owned subsidiary of Premiere Technologies. The term of this lease ends on February 1, 2000, with an option to renew the lease term for one additional year. This lease requires monthly payments by WebMD to Premiere Technologies of

$24,311. For three months ended March 31, 1999 and the year ended December 31, 1998, WebMD paid an aggregate of $607,775 and $364,665, respectively under this lease.

     WebMD provides its subscribers with Premiere Technologies' enhanced communications services. WebMD's agreement with a wholly owned subsidiary of Premiere Technologies is effective until January 31, 2001 and contains minimum commitments for per account and transaction payments by WebMD to Premiere Technologies. The minimum commitments began at $10,000 per month as of September 1998. For each month following September 1998, the minimum commitments increase by $10,000 per month to a maximum of $80,000 per month in April 1999 and thereafter. WebMD's agreement with Premiere Technologies also provides for a $350,000 fee for the development of the Orchestrate platform for WebMD which was paid by WebMD in January 1998. WebMD paid a $100,000 fee in November 1998 to Premiere Technologies to integrate the Orchestrate service and its services. In addition, the agreement requires that WebMD spend $750,000 for joint marketing efforts with Premiere Technologies. Premiere Technologies and WebMD entered into an amendment to their agreement in connection with obtaining Premiere Technologies' agreement to vote for the Healtheon-WebMD reorganization and the WebMD merger. The amendment requires WebMD to use its best efforts to cause Healtheon/WebMD to honor the rights and obligations under that agreement, including the exclusivity of telecommunications services.

     In February 1998, WebMD granted to Mr. Fuqua the option to purchase 48,461 shares of Series D common stock at a price of $1.44 per share. This option expires three years from the date of grant. WebMD granted this option in exchange for services provided by K. Robert Draughon to WebMD while he was an employee of Fuqua Capital Corporation, of which Mr. Fuqua is the President, Chief Executive Officer and a stockholder.

     In June 1998, WebMD entered into strategic agreements with iXL for iXL's provision of Web development services to WebMD. Under such agreements WebMD will pay to iXL a minimum of $3.2 million for services over the next two years. U. Bertram Ellis is the Chairman, Chief Executive Officer and a stockholder of iXL. Jeffrey T. Arnold, WebMD's Chairman and Chief Executive Officer, serves on the board of iXL, and Messrs. Fuqua and Rissanen are stockholders of iXL.

     On August 24, 1998, McKessonHBOC purchased 667,000 shares of Series A preferred stock for $10,005,000. In connection with this investment, McKessonHBOC also received a warrant to purchase 415,380 shares of Series A preferred stock with an exercise price of $13.00 per share, which McKessonHBOC exercised in April 1999. On January 27, 1999, McKesson HBOC also purchased 650,000 shares of Series C preferred stock for $13,000,000. In connection with McKessonHBOC's initial investment, WebMD was required to issue an additional 150,000 and 57,690 shares of Series A and Series F preferred stock, respectively, to McKessonHBOC on May 22, 1999, because WebMD failed to complete an initial public offering by that date. WebMD has also issued a warrant to McKessonHBOC to grant up to 183,333 shares of Series A preferred stock upon attainment of revenue goals by McKessonHBOC. All shares held by McKessonHBOC are subject to registration rights. In addition, McKessonHBOC has the right to purchase 38,773 shares of Series E preferred stock, 16,745 shares of Series D common stock and a warrant to purchase 636,980 shares of Series D common stock. Upon the purchase by Microsoft of an additional 276,906 shares of Series E preferred stock, McKessonHBOC will have the right to purchase 25,117 shares of Series E preferred stock. WebMD has entered into strategic agreements with McKessonHBOC. McKessonHBOC has agreed to market WebMD's services to its existing customer base and to sponsor WebMD's subscriptions. These agreements also require WebMD to provide McKessonHBOC with $5.0 million in research and development services and to pay McKessonHBOC $5 per month per subscription placed by McKessonHBOC. See "WebMD's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Promotional arrangements." Jay P. Gilbertson, a director of WebMD and former President and Chief Operating Officer of WebMD from December, 1998 to June 1999, was President and Co-Chief Operating Officer and Chief Financial Officer of HBOC, a predecessor company of McKessonHBOC, prior to November 1998. Albert J. Bergonzi has been a director of WebMD since November 1998 and is the Group President, Information Technology Business of McKessonHBOC.

     All sales of capital stock were made at a price per share equal to the fair market value of such stock on the date of sale as determined by WebMD's board of directors. Some of the transactions described above may be on terms more favorable to officers, directors and principal stockholders than they could obtain in a transaction with an unaffiliated party. WebMD has adopted a policy requiring that all material transactions between WebMD and its officers, directors or other affiliates must (1) be approved by a majority of the disinterested members of our Board of Directors, and (2) be on terms no less favorable to WebMD than could be obtained from unaffiliated third parties.

     WebMD's director Glenn W. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and a member of its executive committee. Nelson Mullins is currently WebMD's law firm.

     On December 1, 1998, WebMD employed Jay P. Gilbertson as President and Chief Operating Officer. On June 4, 1999, WebMD informed Mr. Gilbertson that it intended to terminate his employment, which the WebMD board did on June 15, 1999. WebMD and Mr. Gilbertson have not reached agreement on the terms of his termination. Mr. Gilbertson continues to serve as a director of WebMD.

     For more information concerning Messrs. Arnold and Rissanen, see the section entitled "WebMD's Management -- Compensation Committee Interlocks and Insider Participation." For more information concerning Mr. Payne, see the section entitled "WebMD's Management -- Director Compensation."

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                       MANAGEMENT AND DIRECTORS OF WEBMD

     The following table sets forth certain information with respect to the beneficial ownership of WebMD's outstanding capital stock as of June 15, 1999, and as adjusted to reflect the Healtheon-WebMD reorganization, by:

     - each person or entity known by WebMD to be the beneficial owner of more than 5% of the outstanding shares of WebMD capital stock;

     - each of WebMD's directors and Named Executive Officers; and

     - all of WebMD's directors and executive officers as a group.

                                                                HEALTHEON/WEBMD
                                          WEBMD SHARES        SHARES BENEFICIALLY      HEALTHEON/WEBMD
                                          BENEFICIALLY          OWNED AFTER THE      SHARES BENEFICIALLY
                                       OWNED PRIOR TO THE       HEALTHEON/WEBMD      OWNED AFTER ALL THE
                                       REORGANIZATIONS(2)    REORGANIZATIONS(2)(3)   REORGANIZATIONS(4)
                                      --------------------   ---------------------   -------------------
    NAME OF BENEFICIAL OWNER(1)         NUMBER     PERCENT          PERCENT                PERCENT
    ---------------------------       ----------   -------          -------                -------
Microsoft Corporation(5)............  14,920,467    34.9%            18.2%                  17.2%
E.I. du Pont de Nemours and
  Company(6)........................   5,718,400    14.1              7.2                    6.8
Jeffrey T. Arnold(7)................   4,176,919    11.7              5.6                    5.3
Boland T. Jones(8)..................   2,993,505     8.5              4.0                    3.8
Premiere Technologies, Inc.(9)......   2,675,047     7.6              3.6                    3.4
Albert J. Bergonzi(10)..............   3,617,005    10.1              4.8                    4.5
HBO & Company of Georgia(11)........   3,582,390    10.0              4.8                    4.5
Jouko J. Rissanen(12)...............   2,873,045     8.2              3.9                    3.6
Finn Partners(12)...................   2,076,900     5.9              2.8                    2.6
Lucius E. Burch III(13).............   1,419,215     4.0              1.9                    1.8
J. Rex Fuqua(14)....................     696,822     2.0              0.9                    0.9
Jay P. Gilbertson(15)...............     628,200     1.8              0.8                    0.8
S. Taylor Glover(16)................     557,765     1.6              0.8                    0.7
William P. Payne(17)................     303,855       *                *                      *
U. Bertram Ellis, Jr.(18)...........     274,615       *                *                      *
Glenn W. Sturm(19)..................     153,075       *                *                      *
W. Michael Heekin(20)...............     219,230       *                *                      *
K. Robert Draughon(21)..............     200,833       *                *                      *
All directors and executives as a
  group
  (13 persons)(22)..................  18,144,084    50.4             24.1                   22.7

-------------------------
  *  Less than 1% of the outstanding WebMD capital stock.

 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD, Inc., 400 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30326. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable.

 (2) Percentage of ownership is based on WebMD common stock outstanding on June 15, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of June 15, 1999.

 (3) Percentage of ownership is based on:

       -- an exchange ratio of 1.815 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on June 15, 1999, assuming the conversion of all shares of

           WebMD preferred stock into common stock immediately prior to that date (including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft and the exercise in full by McKessonHBOC of its right of first refusal);

       -- an estimated 134,826,836 shares of Healtheon/WebMD common stock outstanding following the Healtheon-WebMD reorganization.

 (4) Percentage of ownership is based on:

       -- an exchange ratio of 1.815 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on June 15, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date (including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft and the exercise in full by McKessonHBOC of its right of first refusal);

       -- an exchange ratio of 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on June 15, 1999, assuming the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of June 15, 1999;

       -- an estimated 143,536,528 shares of Healtheon/WebMD common stock outstanding following all the reorganizations.

 (5) The address of Microsoft is One Microsoft Way, Redmond, Washington 98052-5399. Includes (a) 7,305,551 shares held of record and (b) 7,614,916 shares subject to presently exercisable warrants.

 (6) The address of DuPont is 1007 Market Street, Wilmington, Delaware 19898. Includes (a) 180,000 shares held of record and (b) 5,538,400 shares subject to presently exercisable warrants.

 (7) Includes (a) 2,910,459 shares held of record; (b) 507,700 shares held of record by Arnold Family Irrevocable Trust; (c) 276,920 shares held of record by JT Arnold Enterprises LLLP; (d) 20,307 shares held by Margaret M. Arnold; and (e) 461,533 shares subject to presently exercisable options. Mr. Arnold disclaims beneficial ownership of the shares held by Arnold Family Irrevocable Trust and JT Arnold Enterprises LLLP.

 (8) Includes (a) 244,382 shares held of record; (b) 39,461 shares held of record by Andrea L. Jones, as trustee of the 1997 Jones Family Trust; (c) 34,615 shares subject to presently exercisable options; and (d) 2,675,047 shares held of record by Premiere Technologies, of which Mr. Jones is Chairman of the Board and Chief Executive Officer. Mr. Jones disclaims beneficial ownership of the shares held by Premiere Technologies.

 (9) The address of Premiere Technologies is 600 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30326.

(10) Includes (a) 34,615 shares subject to presently exercisable options, (b) 2,876,180 shares held of record and 636,980 shares subject to presently exercisable warrants and 69,230 contingent shares, to be received by HBO & Company of Georgia, a wholly owned subsidiary of McKessonHBOC, of which Mr. Bergonzi is Group President, Information Technology Business. Mr. Bergonzi disclaims beneficial ownership of the shares held by HBO & Company of Georgia.

(11) The address of HBO & Company of Georgia, a wholly owned subsidiary of McKessonHBOC, is 301 Perimeter Center North, Atlanta, Georgia 30346. Includes (a) 2,876,180 shares held of record and (b) 636,980 shares subject to presently exercisable warrants and 69,230 contingent shares to be received by HBO & Company. Does not include 92,307 warrants that would have been issued upon McKessonHBOC's attainment of revenue goals by March 31, 1999.

(12) Includes (a) 761,530 shares held of record; (b) 34,615 shares subject to presently exercisable options; and (c) 2,076,900 shares held of record by Finn Partners, of which Mr. Rissanen is the managing general partner and in which he owns a one-third interest along with his wife. Other than the 692,300 shares held by Finn Partners attributable to Mr. Rissanen, he disclaims beneficial ownership of the shares held by Finn Partners.

(13) Includes (a) 553,840 shares held of record; (b) 830,760 shares held of record by Burch House, LP; and (c) 34,615 shares subject to presently exercisable options. Mr. Burch disclaims beneficial ownership of the shares held by Burch House, LP.

(14) Includes (a) 438,410 shares held of record; (b) 161,470 shares held of record by Fuqua Holdings I, L.P., of which Fuqua Holdings, Inc. is the general partner and Mr. Fuqua is the President; and (c) 96,922 shares subject to presently exercisable options.

(15) Includes 628,200 shares subject to presently exercisable options. Does not include 276,920 options forfeited upon the termination of Mr. Gilbertson's employment.

(16) Includes (a) 469,310 shares held of record; (b) 39,994 shares held of record by STG Partners, LP; and (c) 48,461 shares subject to presently exercisable options. Mr. Glover disclaims beneficial ownership of the shares held by STG Partners, LP.

(17) Includes 303,855 shares subject to presently exercisable options.

(18) Includes (a) 240,000 shares held of record and (b) 34,615 shares subject to presently exercisable options.

(19) Includes (a) 118,400 shares held of record and (b) 34,615 shares subject to presently exercisable options.

(20) Includes 219,230 shares subject to presently exercisable options.

(21) Includes (a) 50,000 shares held of record and (b) 150,833 shares subject to presently exercisable options.

(22) Includes 2,116,724 shares subject to presently exercisable options.

                   CERTAIN INFORMATION REGARDING MEDE AMERICA

                            MEDE AMERICA'S BUSINESS

     MEDE AMERICA is a leading provider of EDI products and services to a broad range of providers and payers in the healthcare industry. MEDE AMERICA offers an integrated set of EDI solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. In addition to offering greater processing speed, MEDE AMERICA's EDI products and services reduce processing costs, increase collection rates and result in more accurate data interchange. MEDE AMERICA maintains over 540 direct connections with insurance companies, Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and other third party payers, as well as over 500 indirect connections with additional payers through claims clearinghouses. As of March 31, 1999, MEDE AMERICA processed approximately 950,000 transactions per day for over 65,000 providers located in all 50 states.

     MEDE AMERICA was formed in March 1995 through the consolidation and subsequent spin-off of three subsidiaries of CES, in connection with the acquisition by First Data Corporation of CES' credit card processing business. The three subsidiaries, MEDE AMERICA, Inc., MPC, and Wellmark, which comprised the healthcare services business of CES, historically provided EDI services to hospitals and physicians. Since MEDE AMERICA's formation, it has expanded both through internal growth and the acquisition of six healthcare transaction processing businesses. As part of its strategy of providing an integrated set of EDI products and services to a broad range of healthcare providers, MEDE AMERICA has focused on acquisitions that provide entry into new markets or expand its product set.

Competitive Strengths

     MEDE AMERICA believes that it has several competitive strengths which will enable it to capitalize on the significant growth opportunities in the healthcare EDI marketplace.

     Comprehensive Set of EDI Products and Services. MEDE AMERICA has followed a strategy of developing or acquiring EDI products and services that may be provided to a broad range of healthcare clients. MEDE AMERICA's products incorporate open architecture designs and what MEDE AMERICA regard as "best of breed" technology. Its products may be purchased as modular additions to the client's existing data storage and retrieval system, or as part of a comprehensive EDI processing system. These products also provide to the client the capability and the required security to transmit or receive EDI transactions across the Internet. They are designed to be compatible with a broad variety of hospital, medical, pharmacy and dental practice management and billing systems. In addition, new products can be added to respond to changing client requirements, and the scalability of MEDE AMERICA's products permits the client to accommodate increasing transaction volumes without requiring substantial new investments in software and hardware.

     Broad and Diversified Client Base. MEDE AMERICA markets its products and services to a broad range of healthcare providers including the medical market (comprised of hospitals, clinics and physicians), the dental market (comprised of small to medium-sized dental practice groups) and the pharmacy market (which includes retail pharmacies -- independents and chains -- as well as pharmacy benefits managers). In addition, it has relationships through practice management system vendors and other intermediaries. As of March 31, 1999, MEDE AMERICA's highly diversified client base consisted of approximately 42,000 pharmacies, 8,800 dental offices, 1,100 hospitals and clinics and 14,000 physicians.

     Direct Relationships with Providers and Payers. MEDE AMERICA has developed over 540 direct connections with healthcare payers including Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and commercial insurance companies. In addition, MEDE AMERICA can access over 500 additional payers through contractual relationships with multiple claims clearinghouses. It also has direct client relationships with providers such as hospitals, clinics, physicians and pharmacies. The range of MEDE AMERICA's services and the extent of its connectivity with payers provides the opportunity to achieve deeper penetration of its provider base, while at the same time offering more complete solutions to new clients.

     Focus on Client Service. MEDE AMERICA has focused on implementing a wide range of client service and support functions. These support activities include the use of automated client service tracking software, expanded client help desk and account executive support functions, and extensive client feed-back mechanisms. This focus has enhanced MEDE AMERICA's awareness of client needs and improved its ability to respond to those needs.

     Leading Technology and Product Platforms. MEDE AMERICA recognizes the critical role of technology and telecommunications platforms to ensure reliable and high quality service. Over the past two years, it has invested significant capital in new hardware and software systems resulting in an estimated threefold increase in transaction processing capacity. MEDE AMERICA has designed its products on a modular client/server model, using open architecture and commonly available hardware, with redundant processing capabilities. The redundancies in MEDE AMERICA's computing capacity and its dual-site operations enable it to provide uninterrupted processing and data transmission with little, if any, downtime.

     Experienced Management Team. Each member of MEDE AMERICA's senior management team has over 15 years of experience in the information technology and transaction processing industries and has extensive background in working with emerging companies in the information processing industry. MEDE AMERICA believes that the range and depth of its senior management team position it to address the evolving requirements of its clients and to manage the growth required to meet its strategic goals.

MEDE America's EDI Products and Services

     MEDE AMERICA's products and services enable its healthcare clients to process and transmit transactions more efficiently and accurately, reducing costs and increasing overall processing speed. MEDE AMERICA's EDI products incorporate open architecture designs and what it regards as "best of breed" technology and may be purchased as modular additions to existing data storage and retrieval systems or as part of a comprehensive EDI processing system. They are designed to be compatible with a broad variety of hospital, medical, pharmacy and dental practice management and billing systems. In addition, new products can be added to respond to changing client requirements. The scalability of MEDE AMERICA's products permits its clients to accommodate increasing transaction volumes without substantial new investments in software and hardware. The following table illustrates the breadth of MEDE AMERICA's product and service offerings:

                MEDE AMERICA'S SET OF EDI PRODUCTS AND SERVICES

----------------------------------------------------------------------------------------------------------------------------
NAME OF PRODUCT/SERVICE         DESCRIPTION OF
AND MARKETS SERVED              PRODUCT/SERVICE FEATURES                            CLIENT BENEFITS
----------------------------------------------------------------------------------------------------------------------------
 Healthcare Claim
 Processing
 MEDEClaim --                   - Downloads claims data from client software        - Accelerates cash flow through faster
   All Markets                    applications and provides claims data entry and     claim reimbursement.
                                  correction capability. Edits, formats and         - Increases cash flow through high level
                                  screens transaction data to meet payer-specific     of payer acceptance of edited claims.
                                  requirements.                                     - Improves accounts receivables
                                                                                      management.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------
 Other Claim Services
 MEDE Assist --                 - Bills, on a batch basis, pharmacy prescriptions   - Improves accounts receivable
   Pharmacy                       and performs non-electronic reconciliation and      management and accelerates cash flow
                                  payer accounts receivable management.               through faster claim reimbursement.
                                                                                    - Reduces administrative expenses.
 Claims Tracking --             - Tracks and provides a lock box service for payer  - Improves accounts receivable
   Dental                         reimbursements.                                     management and accelerates cash flow.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
NAME OF PRODUCT/SERVICE         DESCRIPTION OF
AND MARKETS SERVED              PRODUCT/SERVICE FEATURES                            CLIENT BENEFITS
----------------------------------------------------------------------------------------------------------------------------
 Eligibility Verification
 MEDE Eligibility --            - Verifies patients' eligibility for specific       - Reduces costs by minimizing fraud.
   All Markets                    healthcare benefits for Medicaid and commercial   - Ensures patient services are supported
                                  payers.                                             by a designated health benefit plan.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------
 Medicaid Enrollment
 Medicaid                       - Processes and tracks Medicaid enrollment          - Reduces expenses through on-line
   Enrollment Manage-             applications allowing for the verification and      application process.
   ment System (MEMS)             processing of Medicaid claims. Utilized by        - Reduces application processing time.
   -- Medical                     hospitals and government agencies in New York,    - Improves Medicaid claims billing and
                                  New Jersey and California.                          collection.
                                                                                    - Reduces bad debt.
----------------------------------------------------------------------------------------------------------------------------
 Transaction Switching
 MEDE Xchange --                - Routes real-time and batch transaction data from  - Reduces costs.
   All Markets                    clients to facilitate transaction transmission    - Increases network availability and
                                  to payers.                                          reliability.
                                - Supports a broad array of access methods          - Provides extensive payer connectivity.
                                  including dial-up, dial to packet, ISDN and
                                  frame relay.
----------------------------------------------------------------------------------------------------------------------------
 Real-Time Pharmacy
 Benefit Management
 (PBM)
 MEDE Select --                 - Adjudicates on-line claims, incorporating         - Accelerates cash flow through faster
   All Markets                    patient eligibility and benefit review.             claim reimbursement.
                                                                                    - Increases cash flow through high level
                                                                                      of payer acceptance of edited claims.
                                                                                    - Improves accounts receivables
                                                                                      management.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------
 Pharmacy Practice
 Management
 Systems (PPM)
 Solution Plus --               - Facilitates dispensing, inventory and pricing of  - Expands drug pricing and coverage
   Pharmacy                       products for hospital, outpatient and clinic        capabilities.
                                  pharmacies.                                       - Improves cash flow through faster
                                - Provides on-line claims adjudication.               claim reimbursement.
                                                                                    - Improves efficiency of pharmacy
                                                                                      management and operations.
----------------------------------------------------------------------------------------------------------------------------
 Other Products and
 Services
 Link --                        - Connects physicians to pharmacies for the         - Reduces costs related to manual
   Medical and Pharmacy           transmission of prescriptions and related           generation and transmission of
                                  information and approvals.                          prescriptions.
                                                                                    - Increases accuracy and transmission
                                                                                      speed of prescriptions.
 Formulary                      - Administers and manages formulary programs for    - Reduces drug costs and increases PBM
   Management --                  PBMs.                                               revenue through manufacturer
   Pharmacy                     - Promotes the usage by healthcare plans of           incentives.
                                  designated drug products.                         - Promotes compliance with payer
                                                                                      formularies.
 Patient Statements --          - Facilitates patient statement billing.            - Reduces costs and improves patient
   All Markets                                                                        relations.
 Credit/Debit Card and          - Assists patients in making co-payments or paying  - Reduces bad debt and enhances patient
   Check Guarantee --             other out-of-pocket charges.                        convenience.
   All Markets
 Additional EDI                 - Processes data relating to referrals, encounters  - Reduces practice expense and improves
   Transactions --                and benefit precertifications.                      efficiency and patient relations.
   All Markets
----------------------------------------------------------------------------------------------------------------------------

Clients

     MEDE AMERICA markets its products primarily to hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups (including HMOs, PPOs and healthcare practice management vendors) and process transactions for providers in all 50 states. MEDE AMERICA believes it is one of the largest pharmacy transaction routers in the U.S. (based on volume) serving more than 42,000 pharmacies in various EDI capacities. MEDE AMERICA has a strong presence in the medical market in New York, New Jersey, California, Florida, Minnesota, and Ohio, currently providing EDI services to more than 1,100 hospitals and clinics, and 14,000 physicians. In the dental market, it serves more than 8,800 dental offices. No single client of ours accounted for more than 3% of MEDE AMERICA's revenues in fiscal year 1998.

Sales, Marketing and Client Services

     MEDE AMERICA markets its products through a national sales and marketing organization consisting of 95 associates organized according to market, client type and product category. It also has a client services organization consisting of 69 associates dedicated to help desk and client support functions. A significant component of compensation for all sales personnel is performance based, although it bases quotas and bonuses on a number of factors in addition to actual sales, such as client satisfaction and collection of receivables.

     MEDE AMERICA's marketing efforts include direct sales, telesales, strategic partnerships with healthcare vendors, trade shows, direct marketing, telemarketing, the Internet, and specific advertising and marketing campaigns where appropriate. In the medical and pharmacy markets, MEDE AMERICA's current strategic business alliances include relationships with some of the country's largest hospitals, hospital networks, hospital information systems vendors, practice management software vendors, pharmacy chains, healthcare organizations and payers. MEDE AMERICA also maintain strategic alliances with certain state Medicaid programs.

     MEDE AMERICA's strategic alliances with vendors, distributors and dealers of practice management software have played an important role in building relationships with individual and small groups of physicians, pharmacies and dentists. These companies promote MEDE AMERICA's EDI products as modular additions to their practice management software. MEDE AMERICA has also won endorsements from 18 state dental associations, representing nearly half of all dentists in practice today. Its sales channels include targeting dental practice management companies and payer-driven programs aimed at their network providers.

Research and Development

     As of March 31, 1999, MEDE AMERICA employed 87 people in the areas of product design, research and development, and 41 people in the areas of quality assurance and technical support. MEDE AMERICA's product development strategy is focused on continuous enhancement of its existing products to increase their functionality and ease of use, and the development of new products for additional EDI transactions and telecommunications offerings.

     In MEDE AMERICA's 1996, 1997 and 1998 fiscal years, research and development expenditures totaled $2,132,000, $3,278,000 and $3,941,000, respectively. For the nine months ended March 31, 1999, research and development expenditures totaled $3,379,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Technology and Operations

     Since the beginning of fiscal 1996, MEDE AMERICA has spent over $5.0 million on new hardware and software data center improvements. MEDE AMERICA estimates that it is currently operating at approximately one-third of its operating capacity.

Advanced Open Architecture

     MEDE AMERICA's products and applications offer clients the benefits of an "open architecture" EDI system. As a result, a client's system can expand or change without incurring significant incremental capital expenditures for hardware or software. The open architecture of MEDE AMERICA's systems also improves reliability and connectivity, and facilitates the cross selling of its products, in part because of the following characteristics:

     - SCALABILITY. MEDE AMERICA's systems are designed to take full advantage of the client/server environment, UNIX operating systems and Redundant Array of Inexpensive Disks ("RAID") technology, allowing clients to expand MEDE AMERICA's processing capacity.

     - MODULARITY. MEDE AMERICA's client/server systems has been developed with discrete functionality that can be replicated and utilized with additional hardware. This modularity enables us to optimize application and hardware performance.

     - REDUNDANCY. The implementation of a dual site, geographically dispersed On-Line Transaction Processing ("OLTP") switch (Twinsburg, Ohio and Mitchel Field, New York) and RAID technology for batch processing significantly reduces the risk of business interruption. Each of its sites is designed to be entirely self-supporting.

     - OPEN SYSTEMS. Through the use of an open systems architecture, MEDE AMERICA can add new functionality to applications without re-designing its applications or architecture.

     - INDUSTRY STANDARDS. Through the adoption and active use of pertinent standards for healthcare EDI processing, MEDE AMERICA can support client and payer processing requirements and provide standard interfaces to other EDI processing organizations.

     - EASE OF USE. MEDE AMERICA's products are either Windows-based or GUI-based and function in UNIX, Novell and Windows NT operating environments, thereby enhancing ease of use by MEDE AMERICA's clients.

Competition

     Competition in the market for MEDE AMERICA's products and services is intense and is expected to increase. The EDI market is characterized by rapidly changing technology, evolving user needs and frequent introduction of new products. Many of MEDE AMERICA's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than it does. In addition, many of its competitors also currently have, or may develop or acquire, substantial installed client bases in the healthcare industry. As a result of these factors, MEDE AMERICA's competitors may be able to respond more quickly to new or emerging technologies, changes in client requirements and political, economic or regulatory changes in the healthcare industry, and may be able to devote greater resources to the development, promotion and sale of their products than it can.

     MEDE AMERICA's principal competitors include:

        National Data Corporation, Envoy Corporation and SSI, Inc. in claims processing and eligibility verification;

        QuadraMed Corporation in claims processing;

        Medifax, Inc. and HDX Healthcare Data Exchange Corporation in eligibility verification; and

        Envoy Corporation in the dental market.

MEDE AMERICA also may face potential competition from other companies not currently involved in healthcare electronic data transmission, which may enter the market as EDI becomes more established. MEDE AMERICA believes that existing and potential clients in the healthcare EDI market evaluate the products and services of competing EDI providers on the basis of the compatibility of the provider's software, cost, ease of installation, the range of applications available, the quality of service and the degree of payer connectivity.

Employees

     As of March 31, 1999, MEDE AMERICA employed 406 people, including 113 in operations, 95 in sales and marketing, 69 in client services, 87 in research and development, 32 in finance and administration and ten in corporate. None of MEDE AMERICA's employees is represented by a union or other collective bargaining group. MEDE AMERICA believes its relationship with its employees to be satisfactory.

Facilities

     The following chart summarizes MEDE AMERICA's facilities and their monthly transaction capacities:

                                                                                    ESTIMATED
                                                                                     MONTHLY
                                                                                   TRANSACTION        OWNED/LEASED
              FACILITY                PERSONNEL          TRANSACTION TYPE           CAPACITY         EXPIRATION DATE
              --------                ---------          ----------------          -----------       ---------------
Ohio (Primary Medical and                145       Eligibility                      2,000,000     Owned
  Pharmacy Data Center)                            Real-Time Benefit Management     6,000,000
                                                   Switching                       48,000,000
                                                   Claims                           3,000,000
New York (Secondary Medical               39       Eligibility                      2,000,000     January 2003
  and Pharmacy Data Center)                        Enrollment                          25,000
Georgia (Dental Data Center)              63       Dental Claims                    1,600,000     January 2001
Corporate Headquarters, Sales &          141       Real-Time Benefit Management     2,000,000     Various dates between
  Development Offices (5 sites) and                                                               January 1999 and
  PBM Processing                                                                                  February 2003
St. Louis (HII Facility)                  18       Claims                                 N/A(1)  May 2005

-------------------------
(1) All claims of this facility are outsourced to a third party mainframe processor.

Intellectual Property

     MEDE AMERICA considers its methodologies, computer software and many of its databases to be proprietary. MEDE AMERICA relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems, products and databases. MEDE AMERICA has no patents covering its software technology. Due to the nature of its application software, MEDE AMERICA believes that patent and trade secret protection are less significant than its ability to further develop, enhance and modify its current products. However, any infringement or misappropriation of its proprietary software and databases could disadvantage MEDE AMERICA in its efforts to retain and attract new clients in a highly competitive market and could cause us to lose revenues or incur substantial litigation expense. MEDE AMERICA seeks to protect its proprietary information through nondisclosure agreements with its consultants, clients and potential clients, and limits access to, and distribution of, its proprietary information.

     Substantial litigation regarding intellectual property rights exists in the software industry, and MEDE AMERICA expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in MEDE AMERICA's industry segment grows and the functionality of products overlaps. Although MEDE AMERICA believes that its products do not infringe on the intellectual rights of others, there can be no assurance that such a claim will not be asserted against it in the future, or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim.

Legal Proceedings

     In June 1995, MEDE AMERICA acquired substantially all of the assets of Latpon for a purchase price of $2,470,000, plus the assumption of approximately $963,000 of liabilities. On June 6, 1998, Curtis J. Oakley filed a complaint with the Supreme Court of the State of New York, County of Nassau asserting multiple causes of action against several persons, including a cause of action naming us as a defendant, based on his alleged ownership of a 22% interest in Latpon. According to the complaint, Mr. Oakley's claim against us is for $2 million or such other amount as may be equivalent to the present value of his alleged ownership interest in Latpon's predecessor. MEDE AMERICA believes that it is fully indemnified by the former owners of Latpon under the Latpon acquisition agreement against any costs or damages arising from this claim. By letter dated July 10, 1998, one of the former owners of Latpon confirmed that he would indemnify us in accordance with the terms of the acquisition agreement. On August 25, 1998, MEDE AMERICA filed a motion to dismiss this claim. That motion was granted on January 27, 1999. On May 14, 1999, the plaintiff filed a notice of appeal.

     On May 14, 1999, National Data Corporation, or NDC filed suit against MEDE America and its subsidiary Healthcare Interchange, Inc., or HII, which was acquired by the Company in October 1998, in the Superior Court of DeKalb County, Georgia, alleging, among other things, unjust enrichment, breach of contract, misappropriation of trade secrets and interference with contract. The action arises out of an alleged breach of a license agreement entered into between HII and Healthcare Affiliated Services, Inc., which was subsequently acquired by NDC. The agreement provided for the termination of the license in the event HII was sold or merged into an entity other than RightCHOICE Managed Care, Inc., formerly a 50% shareholder of HII. The complaint seeks to recover $5 million in compensatory damages, plus punitive damages and litigation expenses, including attorneys' fees. On April 1, 1999, NDC had issued a demand letter to the Company demanding, among other things, that HII cease using the licensed software and assign to NDC certain agreements with hospital and physician clients. On April 9, 1999, NDC offered to license the software retroactively to HII as of the acquisition date and sell the source code to HII for $2.3 million. A total of 88 hospital clients, and approximately 700 physician clients of HII, providing monthly revenue to HII of approximately $200,000, utilize the software licensed pursuant to the agreement. Because the software is not Year 2000 compliant and migration of the hospital and physician clients to other software is underway in any event, HII rejected the offer. Further negotiations with NDC were unsuccessful in reaching what the Company believes to be a fair resolution of the issue. The Company has responded to NDC's complaint, denying the allegations, and intends to vigorously contest the action.

               MEDE AMERICA SELECTED CONSOLIDATED FINANCIAL DATA

     The statement of operations data presented below for the years ended June 30, 1996, 1997 and 1998 and the balance sheet data as of June 30, 1997 and 1998 are derived from, and qualified by reference to, the audited consolidated financial statements of MEDE AMERICA included elsewhere herein. The statement of operations data for the year ended June 30, 1995 and the balance sheet data as of June 30, 1995 and 1996 are derived from, and qualified by reference to, the audited consolidated financial statements of MEDE AMERICA not included herein. The statement of operations data for the nine months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1998 and 1999 are derived from, and qualified by reference to, the unaudited consolidated financial statements of MEDE AMERICA. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results for the interim period are not necessarily indicative of the results for the full fiscal year. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of MEDE AMERICA, the notes thereto and the other financial information included elsewhere in this proxy statement/prospectus.

                                                                                                          NINE MONTHS
                                                                   YEAR ENDED JUNE 30,                  ENDED MARCH 31,
                                                        ------------------------------------------   ----------------------
                                                          1995        1996      1997(1)    1998(1)    1998(1)      1999(1)
                                                        --------    --------    --------   -------   ---------    ---------
                                                                                                         (IN THOUSANDS,
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)      EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues(2).........................................  $ 16,246    $ 31,768    $ 35,279   $42,290    $30,189      $39,756
  Operating Expenses:
    Operations........................................     9,753      19,174      16,817    16,958     12,485       14,975
    Sales, marketing and client services..............     3,615       7,064       8,769    10,765      7,769        9,456
    Research and development..........................     2,051       2,132       3,278     3,941      2,886        3,379
    General and administrative........................     3,119       6,059       5,263     4,865      3,307        4,138
    Depreciation and amortization.....................     2,995       5,176       5,460     7,143      5,248        6,460
    Write-down of intangible assets...................     8,191(3)    9,965(4)       --        --         --           --
    Acquired in-process research and development(5)...        --          --       1,556        --         --           --
    Other charges(6)..................................     2,864         538       2,301        --         --           --
                                                        --------    --------    --------   -------    -------      -------
  Total operating expenses............................    32,588      50,108      43,444    43,672     31,695       38,408
                                                        --------    --------    --------   -------    -------      -------
  Income (loss) from operations.......................   (16,342)    (18,340)     (8,165)   (1,382)    (1,506)       1,348
  Other (income) expenses.............................        --         313        (893)      (12)        13           --
  Interest expense, net...............................       189         584       1,504     3,623      2,470       (2,822)
                                                        --------    --------    --------   -------    -------      -------
  Loss before provision for income taxes and
    extraordinary item................................   (16,531)    (19,237)     (8,776)   (4,993)    (3,989)      (1,474)
  Provision for income taxes..........................        70          93          57        42         37          103
                                                        --------    --------    --------   -------    -------      -------
  Loss before extraordinary item......................   (16,601)    (19,330)     (8,833)   (5,035)    (4,026)      (1,577)
  Extraordinary item..................................        --          --          --        --         --       (1,619)
  Preferred stock dividends...........................       (27)     (2,400)     (2,400)   (2,400)    (1,800)      (1,444)
                                                        --------    --------    --------   -------    -------      -------
  Net loss applicable to common stockholders..........  $(16,628)   $(21,730)   $(11,233)  $(7,435)   $(5,826)     $(4,640)
                                                        ========    ========    ========   =======    =======      =======
  Basic and diluted net loss per common share:
    Loss before extraordinary item....................  $  (3.17)   $  (4.14)   $  (2.07)  $ (1.31)   $ (1.03)     $ (0.42)
    Extraordinary item................................        --          --          --        --         --        (0.23)
                                                        --------    --------    --------   -------    -------      -------
    Net loss applicable to common stockholders........  $  (3.17)   $  (4.14)   $  (2.07)  $ (1.31)   $ (1.03)     $ (0.65)
                                                        ========    ========    ========   =======    =======      =======
  Weighted and average common shares outstanding --
    Basic and diluted.................................     5,238       5,245       5,425     5,679      5,677        7,116
                                                        ========    ========    ========   =======    =======      =======

                                                                          AS OF JUNE 30,
                                                              ---------------------------------------   AS OF MARCH 31,
                                                               1995      1996     1997(1)    1998(1)         1999
                                                              -------   -------   --------   --------   ---------------
                                                                                   (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........    8,554     2,639      1,919      2,950         4,042
  Working capital...........................................  $   504   $(4,207)  $ (2,567)  $  2,345       $ 9,372
  Total assets..............................................   59,511    43,031     48,090     59,394        78,914
  Long-term debt, including current portion.................    5,805    11,601     25,161     41,324         6,771
  Redeemable cumulative preferred stock.....................   24,023    26,423     28,823     31,223            --
  Total stockholders' equity (net capital deficiency).......   12,942    (8,472)   (17,438)   (24,692)       61,351

-------------------------
(1) As restated, to adjust the write-off of acquired in-process research and development and the amortization of goodwill resulting from the TCS acquisition. See Note 13 of Notes to Consolidated Financial Statements of MEDE AMERICA.

(2) During the periods presented, MEDE AMERICA made a series of acquisitions and divested certain non-core or unprofitable operations. Revenues attributable to these divested operations, which are included in the statement of operations data, were $1,709,000, $3,617,000, $2,252,000, $241,000 and
    $241,000 in the fiscal years ended June 30, 1995, 1996, 1997 and 1998 and the nine months ended March 31, 1998, respectively.

(3) Reflects the write-off of goodwill related to the acquisitions of MPC and Wellmark.

(4) Reflects the write-down of costs relating to client lists and related allocable goodwill obtained in the acquisition of MEDE OHIO.

(5) Reflects the write-off of acquired in-process research and development costs upon the consummation of the TCS acquisition.

(6) Reflects (i) expenses of $2,864,000 relating to the spin-off of MEDE AMERICA by CES in the fiscal year ended June 30, 1995 and (ii) expenses recorded relating to contingent consideration paid to former owners of acquired businesses of $538,000 and $2,301,000 in the fiscal years ended June 30, 1996 and 1997, respectively.

              MEDE AMERICA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MEDE AMERICA is a leading provider of electronic data interchange, called EDI, products and services to a broad range of providers and payers in the healthcare provider industry. MEDE AMERICA's integrated set of EDI solutions and services allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. Currently, MEDE AMERICA processes approximately 950,000 transactions per business day for over 65,000 providers located in all 50 states.

     MEDE AMERICA was formed in March 1995 through the consolidation and subsequent spin-off of three subsidiaries of CES, in connection with the acquisition by First Data Corporation of CES' credit card processing business. The three subsidiaries, MEDE AMERICA, Inc., MPC and Wellmark, which comprised the healthcare services business of CES, historically provided EDI services to hospitals and physicians. Their combined financial results were reflected in the fiscal 1995 financial statements on a full year basis.

     Since its formation, MEDE AMERICA has expanded both through internal growth and the acquisition of six healthcare transaction processing businesses. As part of its strategy of providing an integrated set of EDI products to a broad range of healthcare providers, MEDE AMERICA has focused on acquisitions that provide entry into new markets or expand its product set. MEDE AMERICA has accounted for all acquisitions under the purchase method of accounting. MEDE AMERICA has actively pursued the integration of its acquisitions and, in the process, has either divested, closed or modified various operations of the acquired entities in order to eliminate non-core or redundant operations and achieve cost savings and operating efficiencies. These integration activities impacted MEDE AMERICA's financial results in the fiscal years ended June 30, 1995, 1996, 1997 and 1998 and are ongoing.

     The following table summarizes MEDE AMERICA's acquisitions and divested products and operations:

----------------------------------------------------------------------------------------------------------------------------------
                                                          PRIMARY PRODUCTS OF          DIVESTED PRODUCTS OF
                               DATE                        FOUNDING/ACQUIRED             FOUNDING/ACQUIRED
   FOUNDING COMPANIES        ACQUIRED     MARKET                COMPANY                       COMPANY              DATE DIVESTED
----------------------------------------------------------------------------------------------------------------------------------
 MEDE AMERICA, Inc.           4/94(1)    Medical      Eligibility Verification,       --                             --
                                                      Enrollment
----------------------------------------------------------------------------------------------------------------------------------
 MPC                          5/94(1)    Medical      Hospital Claims, Physician      Data Entry                     1/97
                                                      Billing                         Physician Billing              12/96
                                                                                      Physician Billing              8/97
----------------------------------------------------------------------------------------------------------------------------------
 Wellmark                     5/94(1)    Medical      Hospital Claims, Physician      --                             --
                                                      Billing
----------------------------------------------------------------------------------------------------------------------------------
 COMPANIES ACQUIRED BY MEDE AMERICA
----------------------------------------------------------------------------------------------------------------------------------
 MEDE OHIO                    3/95       Pharmacy     Switching, PBM, Third Party     Practice Management            2/96
                                                      Billing                         Software
                                                                                      Practice Management            12/97
                                                                                      Software
----------------------------------------------------------------------------------------------------------------------------------
 Latpon                       6/95       Medical      Hospital Claims                 Physician Billing              3/96
----------------------------------------------------------------------------------------------------------------------------------
 EC&F/Premier                 10/95      Dental       Dental Claims, Practice         Practice Management            3/97
                                                      Management Software             Software
----------------------------------------------------------------------------------------------------------------------------------
 TCS                          2/97       Pharmacy/    PBM, Switching, Eligibility     --                             --
                                         Medical      Verification
----------------------------------------------------------------------------------------------------------------------------------
 Stockton                     11/97      Pharmacy     PBM                             --                             --
----------------------------------------------------------------------------------------------------------------------------------
 HII                          10/98      Medical      Hospital Claims Physician       --                             --
                                                      Claims
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents date acquired by CES.

     In March 1995, MEDE AMERICA's largest stockholder acquired all of the outstanding shares of MEDE OHIO (formerly known as General Computer Corporation) for a cash purchase price of approximately $22,593,000, including transaction expenses. The largest stockholder subsequently merged MEDE OHIO into MEDE AMERICA. The purchase price MEDE AMERICA paid for MEDE OHIO to its largest stockholder was equal to the purchase price paid by the largest stockholder. MEDE OHIO develops EDI systems for the pharmacy market and provides transaction switching/routing services. At the time of its acquisition, MEDE OHIO had been incurring significant losses for over two years and was in very poor financial condition. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $25,814,000, consisting of $892,000 of software (which was completed and not in-process at the time of the acquisition), $2,527,000 of client lists and $22,395,000 of goodwill. During fiscal year 1996, MEDE AMERICA wrote-down $9,965,000 of costs relating to client lists and related allocable goodwill due to a loss of approximately 25% of the acquired MEDE OHIO client base. The loss of this significant portion of MEDE OHIO's client base was primarily due to problems MEDE AMERICA experienced in the post-merger integration of MEDE OHIO's operations into MEDE AMERICA's operations. This post-merger integration process took place during the same general time period in which MEDE AMERICA was spun-off from CES and a new management team was installed at MEDE AMERICA. MEDE AMERICA is generally amortizing the software over three years and the remaining value of client lists is being amortized over five years. The goodwill is being amortized over 20 years.

     In June 1995, MEDE AMERICA acquired substantially all of the assets of Latpon for a cash purchase price of approximately $2,470,000, plus the assumption of approximately $963,000 of liabilities (primarily long-term debt). Latpon, a developer of claims processing software, provided EDI transaction processing services to hospitals and hospital-based physician groups. Latpon also provided electronic and manual business office administrative services. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $2,291,000, consisting of $993,000 of software and client lists and $1,298,000 of goodwill. MEDE AMERICA is generally amortizing the software over five years and are amortizing the client lists and goodwill over five years and 20 years, respectively.

     In October 1995, MEDE AMERICA acquired two commonly-owned companies, EC&F, an all payer EDI dental claims processor, and Premier, a dental practice management software vendor. The acquisitions were funded with an initial cash payment of $4,050,000, including transaction expenses, and contingent earn-out payments based on the achievement of certain EBITDA growth targets by the EC&F business over three one-year periods ending on September 30, 1998. MEDE AMERICA recorded expenses of $538,000 during fiscal year 1996 relating to the first such period and an aggregate $2,301,000 during fiscal year 1997 primarily relating to the second and third such periods. At the conclusion of the earn-out period, it was determined that no additional earn-out payments would be required. The acquisitions of EC&F and Premier were accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $4,350,000, consisting of $764,000 of software, and $3,586,000 of goodwill. MEDE AMERICA generally is amortizing the software over three years and are amortizing the goodwill over 20 years. MEDE AMERICA sold Premier in January 1997 for a cash payment of $388,000. There was no gain or loss on the sale of Premier.

     In February 1997, MEDE AMERICA acquired certain assets of TCS, a provider of pharmacy switching and PBM transaction processing systems and services for pharmacies and eligibility verification services for physicians, for a total cash payment of $11,465,000, including transaction expenses. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $11,065,000, consisting of $1,556,000 of in-process research and development, $2,984,000 of software and $6,525,000 of goodwill. As of the date of the acquisition, MEDE AMERICA wrote off the acquired in-process research and development which had not reached technological feasibility and had no alternative future use. MEDE AMERICA generally is amortizing the software over three years and are amortizing the goodwill over seven years.

     The in-process research and development acquired from TCS consisted of advanced Windows software technology for PC and client server platforms for healthcare EDI transactions. Products under development included: (1) a plan member eligibility verification product for workers compensation; (2) a medical claims processing system to meet the HCFA 1500 EDI industry standard; and (3) a switching system for internet claims from retail pharmacies. At the time of the acquisition, MEDE AMERICA estimated that continued development activities for six months to one year resulting in additional estimated research and development costs of $460,000 would be required in order to prove feasibility and bring the project to commercial viability. It was the opinion of management that such projects had an above average probability of successful completion and could contribute to revenue, profit and cash flow within 18 to 24 months from the date of purchase. At this time, all three projects are substantially complete. However, any or all of these projects could fail to produce an economic gain. Such failure, if encountered, would not affect MEDE AMERICA's current product set and financial results, but would decrease its opportunities for growth. Estimated costs to complete the acquired in-process research and development projects as of the date of acquisition were as follows:

           Estimated Research and Development Expense (In thousands)

                                                     WORKERS
                                                      COMP.        HCFA 1500    PHARMACY    TOTAL
                                                  -------------    ---------    --------    -----
Fiscal 1997.....................................      $ 58           $ 70         $ 65      $193
Fiscal 1998.....................................        80             97           90       267
                                                      ----           ----         ----      ----
     Total......................................      $138           $167         $155      $460
                                                      ====           ====         ====      ====

     Prior to the consummation of the acquisition, TCS had incurred development costs of $67,000, $125,000 and $56,000, respectively, for the workers compensation eligibility product, HCFA 1500 and the internet pharmacy claims product, the three in-process research and development projects shown above.

     MEDE AMERICA determined the value of the purchased in-process technologies by estimating the projected net cash flows related to each of the in-process products. The resulting net cash flows were then discounted back to their net present values. The amount of the write-off of in-process research and development costs was then limited to the portion allocable to pre-acquisition development costs incurred by TCS versus post-acquisition costs incurred by us. The net cash flows were based on management's estimates of the costs necessary to complete the development of the products, the revenues that would be earned after commercial availability and the estimated operating expenses associated with those revenues. The projections were based on the following principal assumptions:

     For the workers compensation eligibility product, the projections assumed commercial availability in January 1998 and revenue growth from $431,000 in fiscal 1998 to $1.3 million in fiscal 2002, an annual rate increase of approximately 25%. For HCFA 1500, the projections assumed commercial availability in March 1998. It was assumed that revenues from the HCFA 1500 product would grow from $1.4 million in fiscal 1998 to $5.5 million in fiscal 2002, increasing at an annual rate of 50% in the first year of commercial availability, 35% in the second year and at a rate of 25% per year thereafter. For the internet pharmacy claims product, the projections assumed commercial availability in December 1997. It was assumed that revenues from the internet pharmacy claims product would grow from $41,000 in fiscal 1997 to approximately $3.2 million in fiscal 2002, increasing at an annual rate of approximately 35% in the first year of commercial availability, 30% in the second year and at a rate of 25% per year thereafter.

     In all three cases, post-development operating expenses, including sales, advertising and promotion and general and administrative costs, were projected to grow at the rate of 10% per year between fiscal 1999 and 2002. No significant synergies were projected for any of the three in-process products because MEDE AMERICA had no comparable products in the market or in development and no penetration in the products' prospective user bases.

     The projected net cash flows for the in-process products were discounted to their present values using a discount rate of 18%. Such discount rate was composed of two factors: MEDE AMERICA's estimated weighted average cost of capital (the rate of return an investment would have to generate in order to provide the required rate of return to MEDE AMERICA's equity and long-term debt capital), which was calculated to be approximately 13%, and a 5% risk factor reflecting the uncertainty of successful completion and market acceptance of the in-process products. Together, the weighted average cost of capital and risk factor yield a discount factor of 18%. MEDE AMERICA used a 13% discount rate factor to value fully developed software, as it faces substantially the same risks as the business as a whole. The 5% risk factor reflected the fact that the in-process products did not involve complex or innovative technologies, and primarily reflected the risk of market acceptance once the developed products were released to customers.

     Since the TCS acquisition, all three in-process products have been completed and two are in the early stages of commercialization. As of March 31, 1999, none of these products had generated significant revenues, and, given the results of MEDE AMERICA's marketing efforts to date, MEDE AMERICA currently believes that the revenues derived from these three products will be lower than projected.

     The market for the workers compensation eligibility product has been less receptive than had been anticipated and this product did not generate any revenues as of March 31, 1999. However, MEDE AMERICA believes that, over time and with increased marketing effort, this product will achieve commercial viability.

     The HCFA 1500 product experienced roll out delays and is expected to be commercially introduced in the Spring of 1999. MEDE AMERICA believes that, in time, this product will achieve commercial viability.

     The internet pharmacy product is the only one of the three in-process products acquired from TCS that had generated revenues by the end of fiscal 1998. However, the revenues produced were approximately 22% of the revenues projected for it at the time of the acquisition. The commercial introduction of this product was adversely affected by recent revisions in regulatory standards which limit the use of the internet to process pharmacy claims. MEDE AMERICA is currently processing transactions with this product for a small number of pharmacy clients.

     Although any or all of these projects could fail to generate significant returns for MEDE AMERICA and such failure could render the TCS acquisition less valuable to us than had been anticipated, such failure would not affect MEDE AMERICA's current set of products or, in MEDE AMERICA's opinion, have a material impact on its results of operations or overall financial condition.

     In November 1997, MEDE AMERICA acquired certain assets and assumed certain liabilities of Stockton, a provider of PBM transaction processing systems and related services for the pharmacy market. Stockton was purchased for an initial cash payment of $10,674,000 including transaction expenses, and a contingent earnout payment based upon the achievement of certain revenue growth targets. Based on revenues recorded through September 30, 1998 by Stockton, MEDE AMERICA has accrued additional contingent consideration of $2,022,000 as of September 30, 1998 which was treated as additional purchase price and was, therefore, added to goodwill. Based upon revenue generated, MEDE AMERICA made a payment of approximately $1.8 million to the selling shareholders on February 23, 1999. Certain additional funds totalling approximately $100,000 were placed in escrow as being in dispute pursuant to the earn-out provisions. Depending on the outcome of litigation between the selling shareholders of Stockton and one of its customers, those funds will be released accordingly. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $10,414,000, consisting of $2,133,000 of software and client lists and $8,281,000 of goodwill. MEDE AMERICA is generally amortizing the software over five years and is amortizing the client lists and goodwill over five years and 20 years, respectively.

     In October 1998, MEDE AMERICA acquired HII, a provider of EDI transaction processing services to hospitals and physician groups in Missouri, Kansas and Illinois. Prior to the purchase of HII, Intercare and Telemedical, two unrelated healthcare services divisions, were divested from HII in separate transactions. MEDE AMERICA did not acquire such businesses or any proceeds from the disposition of those businesses. HII was purchased for a total cash payment of approximately $11,718,000, including transaction expenses. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of approximately $11,013,000, consisting of $2,713,000 of client lists and approximately $8,300,000 of goodwill. MEDE AMERICA is amortizing the client lists over five years and goodwill over 20 years.

Medic Agreement

     On July 17, 1998, MEDE AMERICA entered into a Transaction Processing Agreement with Medic Computer Systems, Inc., a subsidiary of Misys plc that develops and licenses software for healthcare providers, principally physicians, MSOs and PPMs. Under the processing agreement, MEDE AMERICA will undertake certain software development obligations, and on July 1, 1999, it will become the exclusive processor (subject to certain exceptions) of medical reimbursement claims for Medic's subscribers submitted to payers with whom MEDE AMERICA has or establishes connectivity. Under the processing agreement, MEDE AMERICA will be entitled to revenues to be paid by payers (in respect of which a commission is payable to Medic) as well as fees to be paid by Medic. The processing agreement sets forth detailed performance criteria and development and implementation timetables; inability to meet these criteria may result in financial penalties or give Medic a right to terminate this agreement. The agreement may also be terminated by Medic within a period of eight months after a change of control of the Company. The processing agreement is for a fixed term of five years, with annual renewals thereafter.

     Contemporaneously, to ensure a close working relationship between the parties, on July 17, 1998 the Company granted to Medic a warrant to acquire 1,250,000 shares of the Company's common stock, at a per share exercise price equal to the price of the common stock to the public in the IPO or, in the event that the IPO was not completed by March 31, 1999 at an exercise price equal to $8 per share. The Medic warrant contains customary weighted average antidilution provisions. The Medic warrant vests over a two year period (subject to acceleration upon a change of control) and may be exercised up to five years after issuance. The Medic warrant was valued at $3,925,000 using the Black-Scholes Option Pricing Model and is recorded in other assets. The Medic warrant is being amortized over the life of the processing agreement, five years. MEDE AMERICA and certain principal stockholders have agreed that following the completion of the IPO and until the earlier of the termination of the processing agreement or the disposition by Medic and its affiliates of at least 25% of the shares of common stock issuable under the Medic warrant, Medic shall have the right to designate one director to MEDE AMERICA's board of directors. Medic named a designee effective February 12, 1999.

Revenues

     Revenues are derived from the sale of transaction processing products and services primarily on a fee-for-transaction basis. Transaction fees vary depending upon transaction type and service provided. MEDE AMERICA currently receives fees from providers for the majority of its transactions including claims processing, eligibility verification, claims switching, pharmacy script processing and tracking and Medicaid enrollment. It also receives fees from payers for the transmission of electronic claims and formulary payments from pharmaceutical manufacturers relating to its PBM script processing and management reporting services. These transaction-based revenues comprise the predominant portion of MEDE AMERICA's total revenues and tend to be recurring. Other revenue is derived from one-time payments related to installation and implementation services, software license fees and EDI systems equipment sales. See "Business -- Set of EDI Products and Services."

     Transaction-based revenues and related formulary services revenues (if applicable), which collectively constitute the majority of MEDE AMERICA's total revenues, are recognized at the time the transactions are processed and the services are provided. Revenues associated with software support and implementation fees, each constituting less than 3% of MEDE AMERICA's revenues for the fiscal year ended June 30, 1998 and the nine months ended March 31, 1999, are recognized ratably over the contract period or as the service is provided. Revenue from licensing of software, which also constitutes less than 3% of its total revenues for the fiscal year ended June 30, 1998 and the nine months ended March 31, 1999, is recognized upon installation if it is determined that MEDE AMERICA has no significant remaining obligations and collectibility of the resulting receivable is considered probable.

Operating Expenses

     Operations Expense. Operations expense consists of:

     - data and voice telecommunications expense,

     - salaries and benefits for operations employees, and

     - other costs associated with transaction processing and services provided to clients, such as

       -- network and telecommunications,

       -- maintenance,

       -- computer operations, and

       -- systems administration, facilities and other additional indirect expenses.

Since 1996, operations expense as a percentage of revenues and operations expense per transaction have declined as a result of MEDE AMERICA's integration and restructuring efforts and increased operating leverage. Restructuring charges recorded in connection with its integration activities have resulted in variability in its quarterly operating results.

     Sales, Marketing and Client Services Expense. Sales, marketing and client services expense consists primarily of salaries, benefits, commissions and related indirect costs and expenditures for marketing programs, trade shows, advertising, help desk software and related client communications. As MEDE AMERICA continues to implement its growth strategy, sales, marketing and client services expenses are expected to continue to increase.

     Research and Development Expense. Research and development expense consists primarily of salaries, benefits and related indirect expenses associated with the design, research and development of new products and enhancements to existing current products. The development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility has been established, any additional software development costs are capitalized in accordance with Statement of Financial Accounting Standards (referred to as "SFAS") No. 86, "Accounting For the Cost of Computer Software To Be Sold, Leased or Otherwise Marketed." Amortization of purchased software and technology and of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three to five years is assigned to purchased software and technology and an original estimated economic life of five years is assigned to capitalized software development costs. Amortization begins in the period in which the related product is available for general release to customers. During the fiscal year ended June 30, 1998 and the nine months ended March 31, 1999, MEDE AMERICA capitalized $462,000 and $820,000, respectively, of software development costs for projects for which technological feasibility has been established but were not yet available for client release. Prior to July 1, 1997, MEDE AMERICA did not have any software development projects for which significant development costs were incurred between the establishment of technological feasibility and general client release of the product. MEDE AMERICA believes that the development of enhanced and new product offerings are essential to remaining competitive and it expects that development expenses will increase in the future.

     General and Administrative Expense. General and administrative expense primarily consists of salaries, benefits and related indirect costs for the administrative, executive, finance, legal, human resources and internal systems personnel, as well as accounting and legal fees. As MEDE AMERICA implement its growth strategy, general and administrative expenses are expected to increase.

     Depreciation and Amortization Expense. MEDE AMERICA depreciates the cost of its tangible capital assets on a straight-line basis over the estimated economic life of the asset: three to five years for computer equipment, five years for furniture and fixtures, and 20 to 25 years for buildings and improvements. Acquisition-related intangible assets, which include the value of software and client lists, are amortized based on the estimated useful economic life of the asset at the time of acquisition, and therefore will vary among acquisitions. MEDE AMERICA recorded amortization expense relating to goodwill and other intangible assets of $3,708,000 and $5,064,000 during the fiscal years ended June 30, 1997 and 1998, respectively, and 4,927,000 during the nine months ended March 31, 1999.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from MEDE AMERICA's consolidated statements of operations expressed as a percentage of total revenues.

                                                                            NINE MONTHS ENDED
                                                    YEAR ENDED JUNE 30,         MARCH 31,
                                                    --------------------    ------------------
                                                    1996    1997    1998    1998         1999
                                                    ----    ----    ----    -----        -----
Revenues..........................................  100%    100%    100%     100%         100%
Operating Expenses:
  Operations......................................   60      48      40       41           38
  Sales, marketing and client services............   22      25      25       26           24
  Research and development........................    7       9       9       10            8
  General and administrative......................   19      15      12       11           10
  Depreciation and amortization...................   16      15      17       17           16

     Subsequent to the issuance of its consolidated financial statements for the fiscal year ended June 30, 1998, MEDE AMERICA determined that it was necessary to revise the valuation of the write-off of in-process research and development incurred in connection with the TCS acquisition in February 1997. As a result, its financial statements for the fiscal years ended June 30, 1997 and 1998 and the nine months ended March 31, 1998 have been restated from the amounts previously reported in order to reflect the effects of the adjustment to the write-off of in-process research development. See Note 13 of MEDE AMERICA notes to consolidated financial statements.

Nine Months Ended March 31, 1999 Compared to Nine Months Ended March 31, 1998

     Revenues in the nine months ended March 31, 1999 were $39.8 million, compared to $30.2 million in the corresponding period of fiscal 1998, representing an increase of 32%. The increase was primarily attributable to growth of the existing business and to incremental revenue from the acquisition of The Stockton Group in November 1997 and HII in October 1998. The Company processed 227.8 million transactions in the nine months ended March 31, 1999, compared to 171.0 million transactions processed in the corresponding period of fiscal 1998, representing an increase of 33%. The increase resulted from the incremental transactions from the acquisition of Stockton and HII, the addition of new clients and the increased transaction volume from existing clients. The average price per transaction received by MEDE AMERICA for the nine months ended March 31, 1999 declined by 5%, compared with the corresponding period of the prior fiscal year, as a result of a relatively higher proportion of lower-priced Pharmacy division switching transactions compared to the other divisions' higher-priced transactions, and a greater portion of transactions that were processed under contracts with volume-based pricing terms, partially offset by the acquisition of HII and its relatively higher priced transactions when compared to MEDE AMERICA's average in the three and nine month periods.

     Operating Expenses

     Operations expense was $5.3 million and $15.0 million in the three and nine months ended March 31, 1999, respectively, compared to $4.3 and $12.5 million in the corresponding periods of fiscal 1998, representing increases of 24% and 20%, respectively. As a percentage of revenues, operations expense decreased from 38% and 41% in the three and nine months ended March 31, 1998, respectively, to 36% and 38% in the corresponding periods of fiscal 1999. The increase in operations expense was primarily due to the acquisition of Stockton in November 1997 and HII in October 1998, and to the higher volume of transactions processed. The decrease in operations expense as a percentage of revenues was primarily due to operations leverage from systems consolidation for the recent acquisitions, the effects of ongoing cost reduction programs, and to a lesser extent, the impact of the divested operations, which results were included in the fiscal 1998 periods but not the fiscal 1999 periods.

     Sales, marketing and client services expense was $3.3 million and $9.5 million in the three and nine months ended March 31, 1999, respectively, compared to $3.0 million and $7.8 million in the corresponding periods of fiscal 1998, representing increases of 13% and 22%, respectively. As a percentage of revenues, sales, marketing and client services expense decreased from 27% and 26% for the three and nine months ended March 31, 1998, respectively, to 23% and 24% in the corresponding periods of 1999. The increase in sales, marketing and client services expense was primarily due to the inclusion of the Stockton and HII acquisitions. The decrease in sales, marketing and client services expense as a percentage of revenues was primarily due to operations leverage from consolidation of recent acquisitions.

     Research and development expense was $1.1 million and $3.4 million in the three and nine months ended March 31, 1999, respectively, compared to $1.0 million and $2.9 million in the corresponding periods of fiscal 1998, representing increases of 9% and 17%, respectively. As a percentage of revenues, research and development expense decreased from 9% and 10% for the three and nine months ended March 31, 1998, respectively, to 8% in the corresponding periods of fiscal 1999. MEDE AMERICA capitalized $354,000 and $820,000 of software development costs in the three and nine months ended March 31, 1999, respectively, compared to $125,000 and $319,000 in the corresponding periods of fiscal 1998. The increases in research and development costs in the fiscal 1999 periods were primarily due to development of new and enhanced EDI transaction products and services, development associated with major customer contracts currently expected to roll out in calendar 1999 and the establishment of additional direct payor connections. In addition, Year 2000 compliance expenditures amounted to $97,000 and $609,000 in the three and nine months ended March 31, 1999, respectively, compared to $106,000 in both of the corresponding periods of fiscal 1998.

     General and administrative expense was $1.6 million and $4.1 million in the three and nine months ended March 31, 1999, respectively, compared to $1.1 million and $3.3 million in the corresponding periods of fiscal 1998, representing an increase of 25% and 37%, respectively. As a percentage of revenues, general and administrative expense increased from 10% for the three months ended March 31, 1998 to 11% in the corresponding period of fiscal 1999 and decreased from 11% for the nine months ended March 31, 1998 to 10% in the corresponding period of 1999.

     Depreciation and amortization expense was $2.4 million and $6.5 million in the three and nine months ended March 31, 1999, respectively, compared to $1.9 million and $5.2 million in the corresponding periods of fiscal 1998, representing increases of 28% and 23%, respectively. The increase in depreciation and amortization expense was primarily attributable to the Stockton and HII acquisitions. As a percentage of revenues, depreciation and amortization expense decreased to 16% in the three and nine months ended March 31, 1999 from 17% in the three and nine months ended March 31, 1998.

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

     Revenues

     Revenues for the fiscal year ended June 30, 1998 were $42.3 million compared to $35.3 million in fiscal 1997, representing an increase of 20%. The increase was primarily attributable to incremental revenue from the acquisitions of TCS and Stockton in February 1997 and November 1997, respectively, and to the growth of the existing business, partially offset by the loss of revenues from operations that were divested.

     MEDE AMERICA processed 234 million transactions in the fiscal year ended June 30, 1998, compared to 161 million transactions processed in fiscal 1997, representing an increase of 45%. The increase resulted from the addition of new clients, increased transaction volume from existing clients and the acquisitions of TCS and Stockton. The average price per transaction MEDE AMERICA received in fiscal 1998 declined by 13% from 1997, as a result of the greater proportion of transactions processed under contracts with volume-based terms and pricing and a larger proportion of lower-priced eligibility verification transactions as a result of the acquisition of TCS.

     Operating Expenses

     Operations expense was $17.0 million for the fiscal year ended June 30, 1998 compared to $16.8 million in fiscal 1997, representing an increase of 1%. As a percentage of revenues, operations expense decreased from 48% in fiscal 1997 to 40% in fiscal 1998. The containment of operations expense in fiscal 1998 was a result of ongoing cost reduction programs, systems consolidation for recent acquisitions and the impact of the divested operations, which results are included in fiscal 1997 but not in fiscal 1998.

     Sales, marketing and client services expense was $10.8 million for the fiscal year ended June 30, 1998 compared to $8.8 million in fiscal 1997, representing an increase of 23%. As a percentage of revenues, sales, marketing and client services expense was 25% for each such fiscal year. The increase in such expenses was primarily due to the inclusion of TCS and Stockton in the results of operations for the fiscal year ended June 30, 1998. The increase in such expenses, to a lesser extent, was due to increases in expenses relating to the hiring of new employees for client support and help desk service, the installation of help desk tracking software and resources devoted to telesales.

     Research and development expense was $3.9 million for the fiscal year ended June 30, 1998 compared to $3.3 million in fiscal 1997, representing an increase of 20%. As a percentage of revenues, research and development expense was 9% for each such fiscal year. MEDE AMERICA capitalized $462,000 of software development costs in fiscal 1998; however, no software development costs were capitalized in fiscal 1997. Prior to July 1, 1997, MEDE AMERICA did not have any software development projects for which significant development costs had been incurred between the establishment of technological feasibility and general client release of the product.

     General and administrative expense was $4.9 million for the fiscal year ended June 30, 1998 compared to $5.3 million in fiscal 1997, representing a decrease of 8%. As a percentage of revenues, general and administrative expense decreased from 15% in fiscal 1997 to 12% in fiscal 1998. This decrease was primarily a result of cost controls and the consolidation and integration activities to MEDE AMERICA's recent acquisitions.

     Depreciation and amortization expense was $7.1 million for the fiscal year ended June 30, 1998 compared to $5.5 million in fiscal 1997, representing an increase of 31%. As a percentage of revenues, depreciation and amortization expense increased from 15% in fiscal 1997 to 17% in fiscal 1998. These increases reflect the increased amortization expense related to the acquisitions of TCS in February 1997 and Stockton in November 1997.

     There were no acquisition-related expenses for the fiscal year ended June 30, 1998, as compared to $3.9 million of such expenses in fiscal 1997. Included in the amount for fiscal 1997 was a $1.6 million write-off related to in-process research and development from the acquisition of TCS (for software that had not achieved technological feasibility and had no alternative use), and a contingent earnout charge of $2.3 million recorded by MEDE AMERICA in connection with the EC&F purchase agreement. In addition, in fiscal 1997, MEDE AMERICA recorded a gain of $885,000 from a sale of securities. See Note 12 of Notes to Consolidated Financial Statements of MEDE AMERICA.

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     Revenues.

     Revenues for the fiscal year ended June 30, 1997 were $35.3 million compared to $31.8 million in fiscal 1996, representing an increase of 11%. The increase was primarily attributable to revenue from the acquisition of TCS in February 1997, partially offset by the loss of revenues from operations that were divested. The increase was also due to the growth of the existing business.

     MEDE AMERICA processed 161 million transactions in the fiscal year ended June 30, 1997 compared to 129 million transactions processed in fiscal 1996, representing an increase of 25%. The increase resulted from the addition of new clients, the growth of business from existing clients and the

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

TCS acquisition. The average price per transaction in fiscal 1997 declined by 4% from fiscal 1996, primarily as a result of the divested operations having higher claims pricing.

     Operating Expenses.

     Operations expense was $16.8 million for the fiscal year ended June 30, 1997 compared to $19.2 million in fiscal 1996, representing a decrease of 12%. As a percentage of revenues, operations expense decreased from 60% in fiscal 1996 to 48% in fiscal 1997. The operations expense improvement was a result of ongoing cost reduction programs, systems consolidation for recent acquisitions and the divestitures of non-core or unprofitable operations.

     Sales, marketing and client services expense was $8.8 million for the fiscal year ended June 30, 1997 compared to $7.1 million in fiscal 1996, representing an increase of 24%. As a percentage of revenues, sales, marketing and client service expense increased from 22% in fiscal 1996 to 25% in fiscal 1997. These increases reflect the inclusion of the TCS acquisition in the results for five months and, to a lesser extent, the addition of client support personnel and the increase in help desk tracking software expenses.

     Research and development expense was $3.3 million for the fiscal year ended June 30, 1997 compared to $2.1 million in fiscal 1996, representing an increase of 54%. As a percentage of revenues, research and development expense increased from 7% in fiscal 1996 to 9% in fiscal 1997. These increases were due to the hiring of new employees and other expenses related to the expansion of MEDE AMERICA's processing capacity and the implementation of new technology processing platforms throughout its data processing centers.

     General and administrative expense was $5.3 million for the fiscal year ended June 30, 1997 compared to $6.1 million in fiscal 1996, representing a decrease of 13%. As a percentage of revenues, general and administrative expense decreased from 19% in fiscal 1996 to 15% in fiscal 1997. These decreases were primarily a result of consolidation and integration activities.

     Depreciation and amortization expense was $5.5 million for fiscal year ended June 30, 1997 compared to $5.2 million in fiscal 1996, representing an increase of 5%. As a percentage of revenues, depreciation and amortization expense decreased from 16% in fiscal 1996 to 15% in fiscal 1997.

     Acquisition-related expenses for the fiscal year ended June 30, 1997 included a $1.6 million write-off related to in-process research and development from the acquisition of TCS (for software that had not achieved technological feasibility and had no alternative use) and a contingent earnout charge of $2.3 million recorded by us in connection with the EC&F purchase agreement. In addition, in fiscal 1997, MEDE AMERICA recorded a gain of $885,000 from a sale of securities. See Note 12 of MEDE AMERICA notes to consolidated financial statements.

     During the fiscal year ended June 30, 1996, MEDE AMERICA wrote down approximately $10.0 million of costs relating to client lists and related allocable goodwill obtained in the acquisition of MEDE OHIO. Such intangible assets were written down to the net present value of the estimated future cash flows to be derived from these clients as of June 30, 1996. The write-down was required due to a loss of approximately 25% of the acquired MEDE OHIO client base. In addition, a contingent earnout charge of $538,000 was recorded in connection with the EC&F purchase agreement during the fiscal year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, MEDE AMERICA has used capital from external sources to fund its internal growth and operations and to make acquisitions. Prior to its initial public offering, such capital requirements were provided by (1) MEDE AMERICA's four principal stockholders, through periodic purchases of its debt and equity securities and (2) MEDE AMERICA's Credit Facility. Since June 30, 1995 an investment fund affiliated with Welsh, Carson, Anderson and Stowe, or WCAS, has purchased a senior subordinated note in the principal amount of $25.0 million and 370,993 shares of common stock from MEDE AMERICA for an aggregate $25.0 million, which was used in connection with the acquisition of Time-

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

Share Computer Systems, Inc., to repay borrowings under the Credit Facility and for general working capital purposes. In October 1998, the total availability under the Credit Facility was increased to $36.0 million, and MEDE AMERICA drew down an additional $13.2 million, of which $11.7 million was used to finance the HII acquisition.

     On January 26, 1999, MEDE AMERICA entered into a new credit facility with NationsBank, N.A., as Administrative Agent, and NationsBanc Montgomery Securities LLC, as Syndication Agent. The credit facility provides for a $25 million revolving credit facility that matures on February 5, 2002. The credit facility is not guaranteed by any third party, but is secured by substantially all of MEDE AMERICA's assets including the stock of MEDE AMERICA's subsidiaries. The credit facility contains various covenants and conditions, including those relating to Year 2000 compliance, changes in control and management and restrictions on the payment of dividends on the common stock. The closing of the credit facility occurred simultaneously with the consummation of the initial public offering. As of March 31, 1999, MEDE AMERICA had outstanding borrowings of $6.0 million under the credit facility. Such borrowings bore interest at a weighted average rate of 7.4% per year as of March 31, 1999.

     On February 5, 1999, MEDE AMERICA consummated an initial public offering of 5,307,710 shares of common stock at a price of $13.00 per share (including 692,310 shares that were subject to the underwriters' overallotment option, which was exercised in full). The net proceeds to us were approximately $61.9 million (after deducting the underwriting discount and offering expenses payable by us). The net proceeds to us were used to (1) prepay approximately $25.2 million of outstanding principal and accrued interest on MEDE AMERICA's outstanding 10% senior subordinated note due February 1, 2002 and (2) repay approximately $28.3 million of outstanding indebtedness and accrued interest under MEDE AMERICA's credit facility. MEDE AMERICA used the remaining $8.4 million of net proceeds to pay a portion of outstanding accrued dividends on its preferred stock, and approximately $301,000 of accrued dividends were converted into 23,124 shares of common stock. In addition, in connection with the initial public offering all outstanding shares of preferred stock were converted into 1,845,815 shares of common stock at the initial public offering price of $13.00 per share. In connection with the prepayment of the senior subordinated note and the establishment of the New Credit Facility, MEDE AMERICA recorded an extraordinary charge of approximately $1.6 million relating to the write-off of the remaining discount on the Senior Subordinated Note and deferred financing costs.

     As of March 31, 1999, MEDE AMERICA had cash and cash equivalents of $4.0 million and net working capital of $9.4 million. Net cash used in operations was $8.1 million for the nine months ended March 31, 1999. The $8.1 million net cash used in operations in the nine months ended March 31, 1999 resulted primarily from increased investments in accounts receivable of $2.0 million, formulary receivables of $2.6 million (as a result of growth in the pharmacy business), and other assets of $642,000, as well as a decrease in accounts payable and accrued expenses of $2.6 million due to the timing of payments, partially offset by the $5.5 million of income from operations (after adding back non-cash charges).

     Cash used for investment purposes was $13.6 million in nine months ended March 31, 1999. Cash used for investment purposes during the nine months ended March 31, 1999 was primarily used to acquire HII for $11.4 million (net of cash acquired), and to fund capital expenditures of $1.1 million and additions to intangible assets of $1.0 million. MEDE AMERICA expect to pay at least $2.0 million per year for the foreseeable future for capital investment to support growth in transaction processing.

     Cash provided by financing activities was $17.2 million for the nine months ended March 31, 1999. Cash provided by financing activities during the nine months ended March 31, 1999 was primarily provided from net proceeds from the IPO of $61.9 million, which was partially offset by principal repayments of debt and capital lease obligations and the payment of preferred stock dividends.

     On April 20, 1999, MEDE AMERICA, Healtheon and Merc Acquisition Corp., a wholly-owned subsidiary of Healtheon entered into the MEDE AMERICA reorganization agreement, pursuant to which Merc will be merged with and into MEDE AMERICA, with MEDE AMERICA being the surviving corporation of the reorganization. Upon consummation of the merger, the separate existence of Merc will

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

cease, and MEDE AMERICA's existing stockholders will become stockholders of Healtheon in accordance with the terms of the merger agreement.

     If the MEDE AMERICA reorganization is not consummated and MEDE AMERICA's independent existence continues, MEDE AMERICA would expect to use the credit facility to finance its future acquisitions and for general working capital needs, and subject to satisfaction of the covenants set forth therein, might finance acquisitions through the issuance of additional equity and debt securities. MEDE AMERICA believes that existing cash balances and cash generated by operations in the near term, and the borrowings available under the credit facility, would be sufficient to finance its operations for at least an additional 18 months. However, future acquisitions might require funding beyond its cash resources and currently anticipated capital or operating requirements could change, with the result that it would be required to raise additional funds through the public or private sale of additional securities.

YEAR 2000 COMPLIANCE

Assessment

     Since 1996, MEDE AMERICA has specified that all developed software be Year 2000 compliant. In January 1998 MEDE AMERICA performed a product assessment on all legacy products identifying all those that were not Year 2000 compliant, and began the process of renovating its existing non-compliant products (usually in connection with improving product functionality). In August 1998, all Year 2000 remediation programs were centralized under the direction of a Year 2000 Project Manager. Also in 1998 MEDE AMERICA began tracking Year 2000 expenditures as a separate category of expenditures. Total Year 2000 expenditures prior to August 1, 1998 amounted to approximately $225,000; expenditures from August 1, 1998 through March 31, 1999 totaled approximately $544,000.

     MEDE AMERICA has completed its assessment of whether it will have to modify or replace portions of its software and its products, services and internal systems so that they will function properly with respect to dates in the year 2000 and thereafter. In addition to its general Year 2000 compliance review, MEDE AMERICA has specifically identified several areas which are not Year 2000 compliant as of November 30, 1998:

     - its PBM system in Ohio;

     - the UNIX operating platform software used in connection with its pharmacy practice management system; and

     - the UNIX operating platform software utilized in its pharmacy transaction switching. With the exception of the Ohio PBM system, MEDE AMERICA believes its internally developed software and systems are Year 2000 compliant.

     With the exception of the Ohio PBM system, MEDE AMERICA believes its internally developed software and systems are Year 2000 compliant.

Remediation and Implementation

     MEDE AMERICA has developed a remediation program to correct the Year 2000 problems it has identified. PBM clients who utilize MEDE AMERICA's PBM system in Ohio are being migrated to the PBM system it acquired from Stockton, which MEDE AMERICA considers to be Year 2000 compliant. Testing has been completed and migration of these clients has begun, with 14% of the client base migrated. The migration process is scheduled for completion in August 1999. For retail pharmacy practice management clients, MEDE AMERICA's remediation program consists of providing a Year 2000 compliant version of the UNIX software to replace the older non-compliant version (which is no longer being supported by the vendor), as well as software upgrades, with discounted hardware packages to enable such clients to utilize the Year 2000 compliant system. MEDE AMERICA has completed upgrades for 130 clients, and has scheduled upgrades for an additional 40 clients, with 55 clients still in the sales process. A version of the UNIX operating platform software used in pharmacy transaction switching,

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

which the manufacturer represents to be Year 2000 compliant, was released in December 1998. Testing of that operating platform software on MEDE AMERICA's hardware, with its pharmacy transaction switching software, has begun. The software performed correctly on test equipment, and is currently in test on production hardware. Testing is scheduled for completion in June 1999.

     During its assessment phase, MEDE AMERICA identified potentially Year 2000 non-compliant "non-information technology" systems (such as embedded microcontrollers). Accordingly, it is replacing its older (and potentially non-compliant) computer and telecommunications hardware with hardware that is Year 2000 compliant. These expenditures are being made in the general course of MEDE AMERICA's renovation and modernization program, and as such are accounted for as ordinary capital expenditures instead of Year 2000 expenses.

     In October 1998, MEDE AMERICA acquired HII. HII's EDI products and services fall into three categories: (1) physician claims processing (small-and large-group), (2) hospital claims processing and (3) claims data transmission (extraction and transmission of claim data to a third party data analyst). Based on its review at the time of the acquisition, MEDE AMERICA determined that none of HII's products is Year 2000 compliant. MEDE AMERICA has completed the programming necessary to modify HII's common carrier and Internet-based claims processing system for small physician groups to make the products Year 2000 compliant. Clients are being selected for beta-testing. It also intends to modify HII's payer data transmission products to make such products Year 2000 compliant. These modifications are scheduled to be completed in July 1999. MEDE AMERICA is migrating HII's claims processing for hospitals and large physician groups to its MEDE Claim product. Currently, 12 clients have installed the MEDE Claim product, 25 more are under contract, 17 have declined to migrate to the system, and the remainder have either committed verbally to upgrade, or are in various stages of contract negotiation. MEDE AMERICA can, if necessary, process claims for hospitals and large physician groups through its common carrier and Internet-based claims processing system.

     Some or all of MEDE AMERICA's revenues from each of the three areas in which Year 2000 problems have been identified, as well as those of HII's clients, are subject to the risk of Year 2000 noncompliance. The total revenue from MEDE AMERICA's PBM services clients was $6,491,000 in fiscal 1998. The total revenue from Pharmacy retail system sales was $511,000 in fiscal 1998. The total revenue derived from Pharmacy switching was $8,183,000 in fiscal 1998. The total claims and related revenue derived from HII was $4,950,000 for the twelve months ended June 30, 1998.

     Excluding anticipated expenditures associated with ordinary product development, MEDE AMERICA has budgeted approximately $1,210,000 through December 1999 for Year 2000 compliance costs, of which approximately $769,000 had been expended through March 31, 1999. MEDE AMERICA believes that this amount will be sufficient to execute its plan and cover contingency plan costs. MEDE AMERICA believes that it has sufficient resources to implement its plan. However, there can be no assurance that expenditures required to achieve compliance with Year 2000 requirements will not exceed the budgeted amounts.

     MEDE AMERICA's client base consists of over 65,000 healthcare providers and over 1,000 payers. While it has not attempted to assess the readiness of each of these entities, MEDE AMERICA has begun to work with major customers and suppliers to insure that Year 2000 compliance issues will not interrupt the normal activities supported by these relationships. Implementation of Year 2000 compliant software is product-and platform-specific. If the software resides on the host system, all clients will automatically access the new software. Similarly, products that can receive updates remotely will be updated via remote distribution. The existing telephone number for HII's bulletin board program can be automatically redirected to connect to a product of ours that is Year 2000 compliant. A small minority of MEDE AMERICA's clients (mostly retail pharmacy clients) will require on-site installation (in most cases, this installation will also provide the clients with the capability to receive future enhancements that will not otherwise be available).

     MEDE AMERICA's Medicare/Medicaid payers are subject to a Year 2000 compliance program undertaken by the Health Care Financing Administration. Under the HCFA plan, all mission critical systems have been identified, and an Independent Verification and Validation consultant has been retained

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

to perform inspections and testing of all public payers. This plan includes both random and announced system and site testing.

Contingencies

     MEDE AMERICA believes that the most likely worst case Year 2000 scenario would include the following:

     - one or more parts of MEDE AMERICA's software and operating systems would operate incorrectly;

     - one or more of MEDE AMERICA's payers would be unable to receive transactions; and

     - one or more of MEDE AMERICA's providers/clients would not have completed internal Year 2000 conversions.

     It is possible that failures of the type described in clause (1) of the preceding sentence could cause MEDE AMERICA's clients to either terminate their contracts with us and/or sue us for damages. Also, if MEDE AMERICA fails to achieve Year 2000 compliance by September 30, 1999, such failure could constitute a default under the New Credit Facility, which could in turn have a material adverse effect on MEDE AMERICA's business, financial condition and results of operations. MEDE AMERICA has completed the assessment of its critical hardware and software and believes that the assessment has revealed all significant Year 2000 problems, that such problems will be capable of remediation, and that its software and hardware will perform substantially as planned when Year 2000 processing begins. Although it may experience Year 2000 problems, based on its assessment and remediation program to date, MEDE AMERICA believes that Year 2000 compliance issues will not have a material adverse effect on its business, financial condition or prospects and will not, therefore, result in a default under the Year 2000 compliance covenant in the New Credit Facility. However, due to the uncertainties that are inherent in addressing the Year 2000 problem, MEDE AMERICA may experience unforeseen Year 2000 problems, which problems could have a material adverse effect on MEDE AMERICA's business, financial condition and results of operations.

     As contingency planning, MEDE AMERICA has three available options should certain functions not operate properly on January 1, 2000.

     - MEDE AMERICA has developed its internal systems in such a manner as to allow such systems to accept non-Year 2000 compliant data, and convert such data based on defaults and algorithms developed in conjunction with the providers to Year 2000 compatible formats. This methodology is applicable for claims, eligibility and enrollment transactions.

     - For payers, in the event a payer is unable to accept EDI claims, MEDE AMERICA currently has the capability, internally and, if necessary with support from an outside vendor, to print paper claims forms from supplied provider data and to send those claims in paper form to non-Year 2000 compliant payers.

     - For medical claims, a bulletin board system acquired in the HII transaction could be utilized by clients, with minimal programming set up, as a means of transmitting claims to us via common carriers and the Internet.

IMPACT OF INFLATION

     Inflation has not had a material impact on MEDE AMERICA's historical operations or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     Recent pronouncements of the Financial Accounting Standards Board, which are not required to be adopted at this date, include SFAS No. 131, "Disclosures about Segments of an Enterprise and Related

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

Information", and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." These pronouncements are not expected to have a material impact on MEDE AMERICA's financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 981, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement is not required to be adopted at this date. MEDE AMERICA is currently evaluating the impact of this statement on its financial statements.

NET OPERATING LOSSES

     As of June 30, 1998, MEDE AMERICA had net operating loss carryforwards for federal income tax purposes of approximately $36.4 million. Such loss carryforwards expire in the fiscal years 2005 through 2013. Because of certain changes in ownership, as defined in the Internal Revenue Code, which occurred during 1996 and 1995, certain of these net operating loss carryforwards are subject to annual limitations. See Note 7 of MEDE AMERICA notes to consolidated financial statements.

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           SHARE OWNERSHIP BY MEDE AMERICA'S PRINCIPAL STOCKHOLDERS,
                            MANAGEMENT AND DIRECTORS

     The following table sets forth information concerning the beneficial ownership of common stock of MEDE AMERICA as of June 15, 1999 for the following:

     - each person or entity who is known by MEDE AMERICA to own beneficially more than 5% of the outstanding shares of MEDE AMERICA's common stock;

     - each of MEDE AMERICA's current directors;

     - the Chief Executive Officer and the four other most highly compensated officers of MEDE AMERICA during 1998; and

     - all directors and executive officers of MEDE AMERICA as a group.

     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with Healtheon.

                                                                          HEALTHEON/WEBMD      HEALTHEON/WEBMD
                                                                               SHARES               SHARES
                                                                         BENEFICIALLY OWNED      BENEFICIALLY
                                              MEDE AMERICA SHARES            AFTER THE              OWNED
                                          BENEFICIALLY OWNED PRIOR TO       MEDE AMERICA        AFTER ALL THE
                                             THE REORGANIZATION(1)       REORGANIZATION(2)    REORGANIZATIONS(3)
                                          ----------------------------   ------------------   ------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER          PERCENT          PERCENT              PERCENT
  ------------------------------------    ------------      ----------        -------              -------
Welsh, Carson, Anderson & Stowe(4)......   5,578,502            42.0%          4.6%                  2.6%
  320 Park Avenue, 25th Floor
  New York, NY 10019
William Blair & Co., L.L.C.(5)..........     891,180             6.7            0.7                  0.4
  222 West Adams Street
  Chicago, Illinois 60606
Thomas P. Staudt(6).....................     250,354             1.9            0.2                  0.1
Richard P. Bankosky.....................      58,328               *              *                    *
James T. Stinton(7).....................      29,303               *              *                    *
William M. McManus(8)...................      32,793               *              *                    *
Linda K. Ryan(9)........................       3,298               *              *                    *
Roger L. Primeau(10)....................      15,022               *              *                    *
Thomas E. McInerney(11).................   5,435,639            40.9            4.5                  2.5
  320 Park Avenue, 25th Floor
  New York, NY 10019
Anthony J. de Nicola(12)................   2,838,925            21.5            2.3                  1.3
  320 Park Avenue, 25th Floor
  New York, NY 10019
Timothy M. Murray(13)...................     887,916             6.7            0.7                  0.4
  222 West Adams Street
  Chicago, Illinois 60606
Alan Winchester(14).....................     640,000             4.6            0.5                  0.3
  8601 Six Forks Road
  Suite 300
  Raleigh, NC 27615
All current directors and executive        7,498,780            53.6            6.2                  3.4
  officers as a group (10
  persons)(15)..........................

-------------------------
  *  Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Percentage of ownership is based on 13,210,513 shares of common stock outstanding on June 15, 1999, Beneficial ownership by a person assumes the exercise of all options and warrants held by such person that are currently exercisable or are exercisable within 60 days of such date. Unless otherwise indicated, the entities and individuals identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Percentage of ownership is based on:

      -- an exchange ratio of 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on June 15, 1999;

      -- an estimated 79,739,379 shares of Healtheon/WebMD common stock outstanding following the MEDE AMERICA reorganization.

 (3) Percentage of ownership is based on:

      -- an exchange ratio of 1.815 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on June 15, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date (including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft and the exercise in full by McKesson HBOC of its right of first refusal);

      -- an exchange ratio of .6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on June 15, 1999, assuming the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of June 15, 1999;

      -- an estimated 143,536,528 shares of Healtheon/WebMD common stock outstanding following all the reorganizations.

 (4) Includes 2,447,546 shares of common stock held by WCAS V, 2,462,851 shares of common stock held by WCAS VI, 59,223 shares of common stock held by WCAS Information Partners L.P. ("WCAS Info."), 370,993 shares of common stock held by WCAS CP II, 170,649 shares of common stock held by individual partners of WCAS, and warrants to purchase up to 67,240 shares of common stock held by WCAS V. Such partners are also partners of the sole general partner of each of the foregoing limited partnerships. The respective general partners of WCAS V, WCAS VI, WCAS Info. and WCAS CP II are WCAS V Partners, WCAS VI Partners, L.P., WCAS INFO Partners and WCAS CP II Partners. The individual partners of each of these partnerships include some or all of Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Thomas E. McInerney, Andrew M. Paul, Robert A. Minicucci, Anthony J. de Nicola, Laura M. VanBuren, Charles G. Moore, III, James B. Hoover and Paul B. Queally. The partners of WCAS who are also directors of MEDE AMERICA are Thomas E. McInerney (who is also Chairman of the board of directors) and Anthony J. de Nicola. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by WCAS.

 (5) Includes 572,429 shares of common stock held by Blair V, 298,677 shares of common stock held by Blair LCF, 3,264 shares of common stock held by an individual affiliated with WBCP, and warrants to purchase up to 16,810 shares of common stock held by Blair V. Timothy M. Murray, a partner of WBCP, is also a director of MEDE AMERICA and may be deemed to be a beneficial owner of MEDE AMERICA's common stock owned by WBCP.

 (6) Includes options to purchase up to 43,646 shares of common stock.

 (7) Includes options to purchase up to 7,500 shares of common stock.

 (8) Includes options to purchase up to 437 shares of common stock.

 (9) Includes options to purchase up to 2,793 shares of common stock.

(10) Includes options to purchase up to 12,772 shares of common stock.

(11) Includes 2,447,546 shares of common stock held by WCAS V, 2,462,851 shares of common stock held by WCAS VI, 59,223 shares of common stock held by WCAS Info., 370,993 shares of common stock held by WCAS CP II, and warrants to purchase up to 67,240 shares of common stock held by WCAS V. Mr. McInerney disclaims beneficial ownership of such shares.

(12) Includes 2,462,851 shares of common stock held by WCAS VI and 370,993 shares of common stock held by WCAS CP II. Mr. de Nicola disclaims beneficial ownership of such shares.

(13) Includes 572,429 shares of common stock held by Blair V, 298,677 shares of common stock held by Blair LCF, and warrants to purchase up to 16,810 shares of common stock held by Blair V. Mr. Murray disclaims beneficial ownership of such shares.

(14) Includes warrants to purchase up to 625,000 shares of common stock held by Medic Computer Systems, Inc. Mr. Winchester disclaims beneficial ownership of such shares.

(15) Includes an aggregate of 776,198 shares subject to options and warrants that may be exercised within 60 days after June 15, 1999. Also includes shares as to which beneficial ownership is disclaimed as noted above.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                      VOTE OF ONLY HEALTHEON STOCKHOLDERS

                    APPROVAL OF AMENDMENT TO 1996 STOCK PLAN

     Stockholders are being asked to approve an amendment to the 1996 Stock Plan to provide for an increase in the number of shares of common stock reserved for issuance under the plan by 10,000,000 shares. The board believes that adding shares to the plan is in the best interests of Healtheon because it will permit Healtheon to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in Healtheon's efforts to attract and retain employees of outstanding ability.

     Set forth below is a summary of the principal features of the incentive plan. Healtheon will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the incentive plan. Any such request should be directed as follows: Secretary, Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, California 95054; telephone number (408) 876-5000.

SUMMARY OF THE 1996 PLAN

     General. The purpose of the 1996 Plan, or the "Plan," is to attract and retain the best available personnel for positions of substantial responsibility with Healtheon, to provide additional incentive to the employees, directors and consultants of Healtheon and to promote the success of Healtheon's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the tax code, or nonstatutory stock options.

     Administration. The Plan may generally be administered by the board or a committee appointed by the Board, as applicable, the "Administrator".

     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of Healtheon and any parent or subsidiary of Healtheon. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the tax code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Healtheon. In order to preserve Healtheon's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee, director or consultant may be granted, in any fiscal year of Healtheon, options and stock purchase rights to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the he or she may be granted options or stock purchase rights to purchase up to an additional 500,000 shares of common stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between Healtheon and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Plan generally vest and become exerciseable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of common stock of Healtheon, with some restrictions, cashless exercises, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason, other than death or disability, then all options held by the optionee under the Plan expire on the earlier of (1) the date set forth in his or her notice of grant or (2) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

          (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Plan expire on the earlier of (1) 12 months from the date of such termination or (2) the expiration date of such option. The optionee, or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance, may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (g) Nontransferability of Options: Options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee, unless otherwise determined by the Administrator.

          (h) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Stock Purchase Rights. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant Healtheon a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with Healtheon for any reason. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Healtheon. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of Healtheon changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Healtheon effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, the Administrator shall notify each optionee at least fifteen days prior to such action, and any unexercised options or stock purchase rights will terminate immediately prior thereto.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving Healtheon, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares not otherwise exercisable.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, Healtheon shall obtain shareholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the board of directors of Healtheon, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(1) the fair market value of the shares at the date of the option exercise or
(2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of Healtheon. Net capital gains on shares held for more than 12 months are taxed at a maximum rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. Healtheon is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Healtheon is subject to tax withholding by Healtheon. Healtheon is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held for more than 12 months are taxed at a maximum rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to Healtheon's right to repurchase the stock upon the purchaser's termination of employment with Healtheon. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by Healtheon. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of Healtheon.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND HEALTHEON WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1996 STOCK PLAN.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act requires Healtheon's directors and executive officers, and persons who own more than 10% of Healtheon's common stock, to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of common stock and other equity securities of Healtheon on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish Healtheon with copies of all Section 16(a) forms they file.

     To Healtheon's knowledge, based solely on review of the copies of the reports furnished to Healtheon and written representations from the executive officers and directors, Healtheon believes that all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were met during 1998, except with respect to a late Form 4 filing by Thomas Jermoluk, a director of Healtheon.

                                 LEGAL OPINION

     The validity of the shares of Healtheon/WebMD common stock offered by this proxy statement/prospectus will be passed upon for Healtheon/WebMD by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The consolidated financial statements of Healtheon Corporation at December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998 appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year ended December 31, 1996, is based in part on the report of Deloitte & Touche LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of ActaMed Corporation for the year ended December 31, 1996, which are not separately presented in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of WebMD, Inc. at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sapient Health Network, Inc. as of September 30, 1997 and 1998 and the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP dated November 18, 1998 contains an explanatory paragraph that states that Sapient Health Network has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of Direct Medical Knowledge, a development stage company, as of December 31, 1997, and for the year then ended and for the period from May 24, 1995 (date of incorporation) to December 31, 1997, included in this registration statement and the related proxy statement/prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Direct Medical Knowledge for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, and the report of PricewaterhouseCoopers LLP relies on the report of these other auditors in so far as it relates to the amounts included for the period for the period from May 24, 1995 (date of incorporation) to December 31, 1996. The report of PricewaterhouseCoopers LLP includes an explanatory paragraph about Direct Medical Knowledge recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern.

     The consolidated financial statements of MEDE AMERICA as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, which report expressed an unqualified opinion and includes an explanatory paragraph relating to the restatement disclosure in Note 13, and has been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The statement of operations of The Stockton Group, Inc. for the year ended June 30, 1997 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Healthcare Interchange, Inc. and subsidiary as of June 30, 1998 and for the nine-month period ended June 30, 1998, included herein and elsewhere in the registration statement have been audited and reported upon by KPMG LLP, independent certified accountants. Such financial statements have been included herein and in the registration statement in reliance upon the report of KPMG LLP, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, Healtheon stockholders may present proper proposals for inclusion in Healtheon's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Healtheon in a timely manner. In order to be so included for the 1999 annual meeting, stockholder proposals must have been received by
Healtheon no later than             , 1999, and must have otherwise complied
with the requirements of Rule 14a-8.

     Under Rule 14a-8 of the Exchange Act, MEDE AMERICA stockholders may present proper proposals for inclusion in MEDE AMERICA's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to MEDE AMERICA in a timely manner. In order to be so included for the 1999 annual meeting, stockholder proposals must have been received by MEDE AMERICA a reasonable time in advance of the meeting, and must have otherwise complied with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other        Reports, proxy statements and other
information concerning MEDE AMERICA may    information regarding Healtheon may be
be inspected at:                           inspected at:
The National Association of Securities     The National Association of
Dealers                                    Securities Dealers
1735 K Street, N.W.                        1735 K Street, N.W.
Washington, D.C. 20006                     Washington, D.C. 20006
Requests for documents relating to MEDE    Requests for documents relating to
AMERICA should be directed to:             Healtheon should be directed to:
MEDE AMERICA Corporation                   Healtheon Corporation
90 Merrick Avenue, Suite 501               4600 Patrick Henry Drive
East Meadow, New York 11554                Santa Clara, California 95054
(516) 542-4500                             (408) 876-5000

     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Healtheon/WebMD has filed a registration statement under the Securities Act with the SEC with respect to Healtheon/WebMD's common stock to be issued to WebMD stockholders and MEDE AMERICA stockholders in the mergers. This proxy statement/prospectus constitutes the prospectus of Healtheon/WebMD filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE HEALTHEON COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO WEBMD AND ITS SUBSIDIARIES WAS PROVIDED BY WEBMD THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO HEALTHEON WAS PROVIDED BY HEALTHEON AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MEDE AMERICA AND ITS SUBSIDIARIES WAS PROVIDED BY MEDE AMERICA.

                          HEALTHEON/WEBMD CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
HEALTHEON CORPORATION:
  Report of Ernst & Young LLP, Independent Auditors.........    F-3
  Independent Auditors' Report..............................    F-4
  Consolidated Balance Sheets...............................    F-5
  Consolidated Statements of Operations.....................    F-6
  Consolidated Statement of Convertible Redeemable Preferred
     Stock and
     Stockholders' Equity (Net Capital Deficiency)..........    F-7
  Consolidated Statements of Cash Flows.....................   F-11
  Notes to Consolidated Financial Statements................   F-12

WEBMD, INC.:
  Report of Independent Auditors............................   F-32
  Consolidated Balance Sheets...............................   F-33
  Consolidated Statements of Operations.....................   F-34
  Consolidated Statements of Shareholders' Equity...........   F-35
  Consolidated Statements of Cash Flows.....................   F-37
  Notes to Consolidated Financial Statements................   F-38

MEDE AMERICA CORPORATION:
  Independent Auditors' Report..............................   F-51
  Consolidated Balance Sheets...............................   F-52
  Consolidated Statements of Operations.....................   F-53
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................   F-54
  Consolidated Statements of Cash Flows.....................   F-55
  Notes to Consolidated Financial Statements................   F-56

DIRECT MEDICAL KNOWLEDGE, INC.:
  Report of Independent Accountants.........................   F-71
  Balance Sheets............................................   F-74
  Statements of Operations..................................   F-75
  Statements of Changes in Shareholders' Equity.............   F-76
  Statements of Cash Flows..................................   F-77
  Notes to Financial Statements.............................   F-78

SAPIENT HEALTH NETWORK, INC.:
  Independent Auditors' Report..............................   F-86
  Balance Sheets............................................   F-87
  Statements of Operations..................................   F-88
  Statements of Shareholders' Deficit.......................   F-89
  Statements of Cash Flows..................................   F-90
  Notes to Financial Statements.............................   F-91

THE STOCKTON GROUP, INC.:
  Independent Auditors' Report..............................  F-103
  Statements of Income......................................  F-104
  Notes to Financial Statement..............................  F-105

                                                              PAGE
                                                              -----
HEALTHCARE INTERCHANGE, INC.:
  Independent Auditors' Report..............................  F-107
  Consolidated Balance Sheets...............................  F-108
  Consolidated Statements of Operations.....................  F-109
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................  F-110
  Consolidated Statements of Cash Flows.....................  F-111
  Notes to Consolidated Financial Statements................  F-112

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Healtheon Corporation

     We have audited the accompanying consolidated balance sheets of Healtheon Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In May 1998, the Company acquired ActaMed Corporation in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of ActaMed Corporation for the year ended December 31, 1996, which statements reflect revenues and a net loss constituting approximately 89% and 54%, respectively, of the related consolidated financial statement totals for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ActaMed Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Healtheon Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Palo Alto, California
February 16, 1999

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors of ActaMed Corporation

     We have audited the consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows of ActaMed Corporation and subsidiary (the "Company") for the year ended December 31, 1996 (the consolidated financial statements for 1996 are not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, such consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 20, 1997 (September 26, 1998 as to Note 1 --
Net Loss Per Common Share, paragraph 2 and Note 2 --
Acquisition of EDI Services, Inc., paragraph 4)

                             HEALTHEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                              DECEMBER 31,
                                                            MARCH 31,     ---------------------
                                                              1999          1998         1997
                                                           -----------    ---------    --------
                                                           (UNAUDITED)
Current assets:
  Cash and cash equivalents..............................   $  38,389     $  19,389    $ 16,504
  Short-term investments.................................      24,786        17,428       5,300
  Accounts receivable, net of allowance for doubtful
     accounts of $152 in 1999 and 1998 and $71 in 1997...       5,519         4,594       2,723
  Due from related parties...............................       4,905         3,360       1,533
  Other current assets...................................       1,561           706         527
                                                            ---------     ---------    --------
  Total current assets...................................      75,160        45,477      26,587
Property and equipment, net..............................      17,410        12,285       5,500
Intangible assets, net...................................      24,828        19,868      18,768
Other assets.............................................       3,657         2,310       2,892
                                                            ---------     ---------    --------
                                                            $ 121,055     $  79,940    $ 53,747
                                                            =========     =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Borrowings under line of credit........................   $   1,054     $   1,213    $  3,425
  Accounts payable.......................................       4,017         5,178       2,225
  Accrued compensation...................................       2,703         2,424         448
  Other accrued liabilities..............................       8,407         4,559       1,265
  Current portion of capital lease obligations...........       2,393         2,295       1,038
  Deferred revenue.......................................       3,597         1,874       3,396
                                                            ---------     ---------    --------
  Total current liabilities..............................      22,171        17,543      11,797
Capital lease obligations, net of current portion........       3,153         2,984         932
Commitments
Convertible redeemable preferred stock, $.016 par value,
  issuable in series; 1999 and 1998: none authorized,
  issued or outstanding; 1997: 16,488,860 shares
  authorized, 16,488,860 shares issued and outstanding,
  at amounts paid in.....................................          --            --      50,948
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $.0001 par value, issuable
     in series; 1999: 5,000,000 authorized, no shares
     issued or outstanding 1998: 8,285,007 shares
     authorized, 7,683,341 shares issued and outstanding;
     1997: 48,020,000 shares authorized, 21,002,692
     shares issued and outstanding; at amounts paid in...          --        46,101      43,756
  Common stock, $.0001 par value; 1999: 150,000,000
     shares authorized; 70,741,694 shares issued and
     outstanding; 1998: 150,000,000 shares authorized;
     54,463,097 shares issued and outstanding; 1997:
     75,000,000 shares authorized; 9,436,724 shares
     issued and outstanding..............................           7             5           1
  Additional paid-in capital.............................     228,833       123,670       4,502
  Note receivable from officer...........................          --            --        (349)
  Deferred stock compensation............................     (11,112)       (6,935)     (2,151)
  Accumulated deficit....................................    (121,997)     (103,428)    (55,689)
                                                            ---------     ---------    --------
  Total stockholders' equity (net capital deficiency)....      95,731        59,413      (9,930)
                                                            ---------     ---------    --------
                                                            $ 121,055     $  79,940    $ 53,747
                                                            =========     =========    ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          MARCH 31,
                                           ------------------------------   ------------------
                                             1998       1997       1996       1999      1998
                                           --------   --------   --------   --------   -------
                                                                               (UNAUDITED)
Revenue:
  Services...............................  $ 27,102   $  4,301   $  1,795   $  7,839   $ 4,903
  Services to related parties............    20,956      7,309      4,237      9,521     4,656
  Software licenses......................       780      1,780      4,981        195       195
                                           --------   --------   --------   --------   -------
  Total revenue..........................    48,838     13,390     11,013     17,555     9,754
Operating costs and expenses:
  Cost of operations:
     Cost of services....................    26,907      3,910      1,590      7,737     4,971
     Cost of services to related
       parties...........................    16,107      6,536      4,919      7,781     2,527
     Cost of software licenses...........        --         --        160         --        --
                                           --------   --------   --------   --------   -------
     Total cost of operations............    43,014     10,446      6,669     15,518     7,498
  Development and engineering............    19,002     12,267      8,332      7,035     3,720
  Sales, general and administrative......    23,095     10,096      8,400      8,901     4,716
  Depreciation and amortization..........    16,055      6,004      4,153      5,228     2,848
  Write-off of offering costs............     1,620         --         --         --        --
                                           --------   --------   --------   --------   -------
  Total operating costs and expenses.....   102,786     38,813     27,554     36,682    18,782
                                           --------   --------   --------   --------   -------
Loss from operations.....................   (53,948)   (25,423)   (16,541)   (19,127)   (9,028)
Interest income..........................     1,262        611        539        697       358
Interest expense.........................      (472)      (323)       (56)      (139)     (116)
Dividends on ActaMed's convertible
  redeemable preferred stock.............      (890)    (2,870)    (2,548)        --      (890)
                                           --------   --------   --------   --------   -------
Net loss.................................  $(54,048)  $(28,005)  $(18,606)  $(18,569)  $(9,676)
                                           ========   ========   ========   ========   =======
Basic and diluted net loss per common
  share..................................  $  (1.54)  $  (3.88)  $  (2.83)  $  (0.30)  $ (1.19)
                                           ========   ========   ========   ========   =======
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share.......................    34,987      7,223      6,583     62,665     8,099
                                           ========   ========   ========   ========   =======

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
               AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1995...    7,682,671   $ 16,030            --   $     --    5,846,288     $1      $  1,379      $  --
Net loss and comprehensive
  loss..........................           --         --            --         --           --     --            --         --
Issuance of common stock to
  founders and employees for
  cash..........................           --         --            --         --    2,806,134     --           140         --
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)........           --         --    10,285,000      5,115           --     --            --         --
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8).........           --         --     3,000,000      5,992           --     --            --         --
Issuance of Series B preferred
  stock warrant to investor for
  services......................           --         --            --        500           --     --            --         --
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition...................    6,488,276     21,000            --         --           --     --            --         --
Issuance of common stock
  warrants......................           --         --            --         --           --     --             4         --
Dividends accrued on convertible
  redeemable preferred stock....           --      2,548            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at December 31, 1996...   14,170,947     39,578    13,285,000     11,607    8,652,422      1         1,523         --

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1995...  $     --   $  (9,078)     $ (7,698)
Net loss and comprehensive
  loss..........................        --     (18,606)      (18,606)
Issuance of common stock to
  founders and employees for
  cash..........................        --          --           140
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)........        --          --         5,115
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8).........        --          --         5,992
Issuance of Series B preferred
  stock warrant to investor for
  services......................        --          --           500
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition...................        --          --            --
Issuance of common stock
  warrants......................        --          --             4
Dividends accrued on convertible
  redeemable preferred stock....        --          --            --
                                  --------   ---------      --------
Balances at December 31, 1996...        --     (27,684)      (14,553)

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1996...   14,170,947   $ 39,578    13,285,000   $ 11,607    8,652,422     $1      $  1,523      $  --
Net loss and comprehensive
  loss..........................           --         --            --         --           --     --            --         --
Issuance of common stock for
  options and restricted stock
  exercises by employees........           --         --            --         --    1,397,844     --           297         --
Repurchase of employee common
  stock.........................           --         --            --         --     (613,542)    --           (31)        --
Issuance of Series A and Series
  B convertible preferred stock
  for services..................           --         --        45,000         55           --     --            --         --
Issuance of Series B convertible
  preferred stock for cash......           --         --        15,000         30           --     --            --         --
Issuance of Series B convertible
  preferred stock to officer for
  note receivable...............           --         --       250,000        500           --     --            --       (500)
Issuance of Series B stock
  warrants in connection with
  bridge financing..............           --         --            --         64           --     --            --         --
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note.....           --         --     2,600,000      6,500           --     --            --         --
Issuance of Series D convertible
  preferred stock for cash......           --         --     4,807,692     25,000           --     --            --         --
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................    2,317,913      8,500            --         --           --     --            --         --
Repayment of note receivable
  from officer..................           --         --            --         --           --     --            --        151
Dividends accrued on convertible
  redeemable preferred stock....           --      2,870            --         --           --     --            --         --
Deferred stock compensation.....           --         --            --         --           --     --         2,713         --
Amortization of deferred stock
  compensation..................           --         --            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at December 31, 1997...   16,488,860     50,948    21,002,692     43,756    9,436,724      1         4,502       (349)

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1996...  $     --   $ (27,684)     $(14,553)
Net loss and comprehensive
  loss..........................        --     (28,005)      (28,005)
Issuance of common stock for
  options and restricted stock
  exercises by employees........        --          --           297
Repurchase of employee common
  stock.........................        --          --           (31)
Issuance of Series A and Series
  B convertible preferred stock
  for services..................        --          --            55
Issuance of Series B convertible
  preferred stock for cash......        --          --            30
Issuance of Series B convertible
  preferred stock to officer for
  note receivable...............        --          --            --
Issuance of Series B stock
  warrants in connection with
  bridge financing..............        --          --            64
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note.....        --          --         6,500
Issuance of Series D convertible
  preferred stock for cash......        --          --        25,000
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................        --          --            --
Repayment of note receivable
  from officer..................        --          --           151
Dividends accrued on convertible
  redeemable preferred stock....        --          --            --
Deferred stock compensation.....    (2,713)         --            --
Amortization of deferred stock
  compensation..................       562          --           562
                                  --------   ---------      --------
Balances at December 31, 1997...    (2,151)    (55,689)       (9,930)

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1997...   16,488,860   $ 50,948    21,002,692   $ 43,756    9,436,724     $1      $  4,502      $(349)
Net loss and comprehensive
  loss..........................           --         --            --         --           --     --            --         --
Issuance of common stock for
  option and restricted stock
  exercises by employees........           --         --            --         --    3,532,731     --         5,849         --
Repurchase of employee common
  stock.........................           --         --            --         --     (714,896)    --        (2,176)        --
Issuance of Series B convertible
  preferred stock for warrant
  exercise......................           --         --     1,017,229      2,034           --     --            --         --
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................      763,548      2,800            --         --           --     --            --         --
Dividends accrued on convertible
  redeemable preferred stock....           --        890            --         --           --     --            --         --
Conversion of redeemable
  preferred and preferred stock
  to common stock...............  (17,252,408)   (54,638)  (22,019,921)   (45,790)  39,272,329      4        94,115         --
Issuance of Series A convertible
  preferred stock...............           --         --     7,683,341     46,101           --     --            --         --
Issuance of common stock for
  asset purchases...............           --         --            --         --    2,936,209     --        13,220         --
Repayment of note receivable
  from officer..................           --         --            --         --           --     --            --        349
Deferred stock compensation.....           --         --            --         --           --     --         8,160         --
Amortization of deferred stock
  compensation..................           --         --            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at December 31, 1998...           --   $     --     7,683,341   $ 46,101   54,463,097     $5      $123,670      $  --
                                  ===========   ========   ===========   ========   ==========     ==      ========      =====

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1997...  $ (2,151)  $ (55,689)     $ (9,930)
Net loss and comprehensive
  loss..........................        --     (54,048)      (54,048)
Issuance of common stock for
  option and restricted stock
  exercises by employees........        --          --         5,849
Repurchase of employee common
  stock.........................        --          --        (2,176)
Issuance of Series B convertible
  preferred stock for warrant
  exercise......................        --          --         2,034
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................        --          --            --
Dividends accrued on convertible
  redeemable preferred stock....        --          --            --
Conversion of redeemable
  preferred and preferred stock
  to common stock...............        --       6,309        54,638
Issuance of Series A convertible
  preferred stock...............        --          --        46,101
Issuance of common stock for
  asset purchases...............        --          --        13,220
Repayment of note receivable
  from officer..................        --          --           349
Deferred stock compensation.....    (8,160)         --            --
Amortization of deferred stock
  compensation..................     3,376          --         3,376
                                  --------   ---------      --------
Balances at December 31, 1998...  $ (6,935)  $(103,428)     $ 59,413
                                  ========   =========      ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1998...           --   $     --     7,683,341   $ 46,101   54,463,097     $5      $123,670      $  --
Net loss and comprehensive loss
  (unaudited)...................           --         --            --         --           --     --            --         --
Issuance of common stock for
  option exercises by employees
  (unaudited)...................           --         --            --         --    1,003,903     --           357         --
Issuance of common stock in
  connection with initial public
  offering, net of issuance
  costs of $4,602 (unaudited)...           --         --            --         --    5,750,000      1        41,397         --
Conversion of preferred stock to
  common stock in connection
  with initial public offering
  (unaudited)...................           --         --    (7,683,341)   (46,101)   7,683,341      1        46,100         --
Issuance of common stock for
  services (unaudited)..........           --         --            --         --        8,020     --            48         --
Issuance of common stock for
  asset purchase (unaudited)....           --         --            --         --    1,833,333     --        11,000         --
Deferred stock compensation
  (unaudited)...................           --         --            --         --           --     --         6,261         --
Amortization of deferred stock
  compensation (unaudited)......           --         --            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at March 31, 1999
  (unaudited)...................           --   $     --            --   $     --   70,741,694     $7      $228,833      $  --
                                  ===========   ========   ===========   ========   ==========     ==      ========      =====

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1998...  $ (6,935)  $(103,428)     $ 59,413
Net loss and comprehensive loss
  (unaudited)...................        --     (18,569)      (18,569)
Issuance of common stock for
  option exercises by employees
  (unaudited)...................        --          --           357
Issuance of common stock in
  connection with initial public
  offering, net of issuance
  costs of $4,602 (unaudited)...        --          --        41,398
Conversion of preferred stock to
  common stock in connection
  with initial public offering
  (unaudited)...................        --          --            --
Issuance of common stock for
  services (unaudited)..........        --          --            48
Issuance of common stock for
  asset purchase (unaudited)....        --          --        11,000
Deferred stock compensation
  (unaudited)...................    (6,261)         --            --
Amortization of deferred stock
  compensation (unaudited)......     2,084          --         2,084
                                  --------   ---------      --------
Balances at March 31, 1999
  (unaudited)...................  $(11,112)  $(121,997)     $ 95,731
                                  ========   =========      ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                                 YEARS ENDED DECEMBER 31,          MARCH 31,
                                                              ------------------------------   ------------------
                                                                1998       1997       1996       1999      1998
                                                              --------   --------   --------   --------   -------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $(54,048)  $(28,005)  $(18,606)  $(18,569)  $(9,676)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of intangibles...............................    13,382      7,564      5,402      4,177     2,643
  Depreciation..............................................     6,198      1,755        964      1,769       899
  Amortization of deferred stock compensation...............     3,376        562         --      2,084       479
  Common stock, warrants and preferred stock issued for
    services................................................        --        119        500         48        --
  Dividends on ActaMed's convertible redeemable preferred
    stock...................................................       890      2,870      2,548         --       890
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (3,510)      (806)    (5,066)    (2,470)     (529)
    Other assets............................................       420       (224)      (325)    (3,069)     (365)
    Accounts payable........................................     2,857        751      1,139     (1,161)    1,703
    Accrued compensation and other liabilities..............     4,996        345        800      4,127       359
    Deferred revenue........................................    (1,522)    (1,285)     3,078      1,723       624
                                                              --------   --------   --------   --------   -------
Net cash used in operating activities.......................   (26,961)   (16,354)    (9,566)   (11,341)   (2,973)
                                                              --------   --------   --------   --------   -------
Cash flows from investing activities:
Purchase of short-term investments..........................   (22,529)    (5,300)        --    (15,148)   (3,083)
Maturities of short-term investments........................    10,401         --         --      7,790     7,059
Decrease (increase) in restricted cash......................        --       (867)        --        867        --
Purchases of property and equipment.........................    (6,340)    (2,817)    (2,027)    (4,048)   (2,021)
Cash paid in business combination...........................      (652)        --         --         --        --
Acquisition costs related to business combination...........        --         --       (316)        --        --
Capitalized internally developed software costs.............        --       (291)    (1,001)        --        --
                                                              --------   --------   --------   --------   -------
Net cash used in investing activities.......................   (19,120)    (9,275)    (3,344)   (10,539)    1,955
                                                              --------   --------   --------   --------   -------
Cash flows from financing activities:
Proceeds from line of credit borrowings and bridge notes....        --      5,395         30         --        --
Payment of line of credit borrowings........................    (2,212)        --         --       (159)       --
Proceeds from line of credit borrowings from related
  party.....................................................     1,000         --         --         --        --
Payments of line of credit borrowings from related party....    (1,000)        --         --         --        --
Proceeds from issuance of preferred stock...................    48,135     29,530     11,107         --        --
Proceeds from issuance of common stock, net of
  repurchases...............................................     3,673        266        144     41,755        26
Payments on note receivable from officer....................       349        151         --         --       168
Principal payments of capital lease obligations.............      (979)      (748)      (218)      (716)     (322)
                                                              --------   --------   --------   --------   -------
Net cash from financing activities..........................    48,966     34,594     11,063     40,880      (128)
                                                              --------   --------   --------   --------   -------
Net increase (decrease) in cash and cash equivalents........     2,885      8,965     (1,847)    19,000    (1,146)
Cash and cash equivalents at beginning of period............    16,504      7,539      9,386     19,389    16,504
                                                              --------   --------   --------   --------   -------
Cash and cash equivalents at end of period..................  $ 19,389   $ 16,504   $  7,539   $ 38,389   $15,358
                                                              ========   ========   ========   ========   =======
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    350   $    252   $     56   $    139   $   116
                                                              ========   ========   ========   ========   =======
Supplemental schedule of noncash investing and financing
  activities:
  Equipment acquired under capital lease obligations........  $  4,236   $    774   $  2,083   $    983   $   277
                                                              ========   ========   ========   ========   =======
  Issuance of note receivable from officer for preferred
    stock...................................................  $     --   $    500   $     --   $     --   $    --
                                                              ========   ========   ========   ========   =======
  Conversion of bridge notes to preferred stock.............  $     --   $  2,000   $     --   $     --   $    --
                                                              ========   ========   ========   ========   =======
  Issuance of convertible redeemable preferred stock for
    business combination....................................  $     --   $     --   $ 21,000   $     --   $    --
                                                              ========   ========   ========   ========   =======
  Issuance of convertible redeemable preferred stock for
    asset purchase..........................................  $  2,800   $  8,500   $     --   $     --   $    --
                                                              ========   ========   ========   ========   =======
  Issuance of common stock for asset purchases..............  $ 13,220   $     --   $     --   $ 11,000   $ 2,800
                                                              ========   ========   ========   ========   =======
  Deferred stock compensation related to options granted....  $  8,160   $  2,713   $     --   $  6,261   $ 1,353
                                                              ========   ========   ========   ========   =======
  Conversion of convertible redeemable preferred and
    convertible preferred stock to common stock.............  $ 94,119   $     --   $     --   $ 46,101   $    --
                                                              ========   ========   ========   ========   =======

                            See accompanying notes.

                             HEALTHEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     In May 1998, Healtheon Corporation acquired ActaMed Corporation in a merger transaction accounted for as a pooling of interests (see Note 2). ActaMed was incorporated in 1992 and Healtheon was incorporated on December 26, 1995. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed.

Nature of Operations

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. We have designed and developed an Internet-based information and transaction platform, which we call the Healtheon Platform, that allows us to create Virtual Healthcare Networks, or VHNs, that facilitate and streamline interactions among the myriad participants in the healthcare industry. Our VHN solution includes a suite of services delivered through applications operating on our Internet-based platform. Our solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorization, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. We provide our own applications on the Healtheon Platform and also enable third-party applications to operate on the platform. In addition to VHNs, Healtheon provides consulting, implementation and network management services to enable our customers to take advantage of the capabilities of the Healtheon Platform.

Principles of Consolidation

     The consolidated financial statements include the accounts of Healtheon and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

Cash, Cash Equivalents and Short-Term Investments

     All highly liquid investments with an original maturity from date of purchase of three months or less are considered to be cash equivalents. Healtheon's cash, cash equivalents and short-term investments are invested in various investment-grade commercial paper, money market accounts and certificates of deposit. All of our short-term investments mature within nine months. The fair value of our cash equivalents and short-term investments is as follows (in thousands):

                                                                        DECEMBER 31,
                                                       MARCH 31,     ------------------
                                                         1999         1998       1997
                                                      -----------    -------    -------
                                                      (UNAUDITED)
Cash equivalents:
  Corporate and other non-government debt
     securities.....................................    $35,339      $16,858    $12,704
  Money market funds................................        108           43      3,429
                                                        -------      -------    -------
                                                         35,447       16,901     16,133
Short-term investments:
  Government securities.............................      5,833           --         --
  Corporate and other non-government debt
     securities.....................................     18,953       17,428      5,300
                                                        -------      -------    -------
                                                         24,786       17,428      5,300
                                                        -------      -------    -------
                                                        $60,233      $34,329    $21,433
                                                        =======      =======    =======

     Net unrealized gains (losses) were immaterial at March 31, 1999 and December 31, 1998 and 1997.

     Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable debt and equity securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses, when material, reported net-of-tax in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Interest and dividends on securities classified as available-for-sale are included in interest income.

     Additionally, at December 31, 1998 and 1997, we had restricted cash of $867,000, related to a letter of credit invested in a certificate of deposit at a financial institution as a security deposit for its office facilities (see
Note 6). This amount is included in other assets in the accompanying consolidated balance sheets at December 31, 1998 and 1997. We had no restricted cash at March 31, 1999.

Property and Equipment

     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to seven years. Leasehold improvements and equipment acquired under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset.

Intangible Assets

     Intangible assets related to software technology rights, services agreements and goodwill are amortized on a straight-line basis over three years. Intangible assets related to assembled workforce are amortized on a straight-line basis over two years.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

Software Development Costs

     Software development costs are incurred in the development or enhancement of software utilized in providing Healtheon's services. Software development costs incurred after the establishment of technological feasibility for each product or process are capitalized and capitalization ceases when the product or process is available for general release to customers or is put into service. Capitalized internally developed software costs were approximately $291,000 in 1997. There were no internally developed software costs capitalized in 1998 or during the three months ended March 31, 1999. Capitalized internally developed software costs are amortized based on the greater of the amount determined using the straight line method over the estimated useful economic life of the software or the ratio of remaining unamortized costs to current and expected future revenue from the software. Amortization expense related to our capitalized internally developed software costs included in cost of operations was approximately $782,000, $376,000 and $134,000 for the years ended December 31, 1998, 1997 and 1996. Amortization expense was approximately $108,000 for the three months ended March 31, 1998.

Long-Lived Assets

     Healtheon continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. In June 1998, we evaluated the carrying value of the capitalized internally developed software in light of the changes in operations resulting from the acquisition of ActaMed by Healtheon. We determined that we expected no future cash flows to be generated by this software and, accordingly, wrote off the remaining unamortized balance of $603,000 related to capitalized internally developed software. This amount is included in the $782,000 amortization expense in 1998 noted above. No impairment losses were recorded in 1997 and 1996.

Revenue Recognition

     Healtheon earns revenue from services and services to related parties, both of which include providing access to our network-based services and performing development and consulting services, and from licensing software. Services revenue also includes revenue from the management and operation of customers' IT infrastructure. We earn network-based services revenue from fixed fee subscription arrangements, which is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as such services are performed, depending on the terms of the contract. Revenue from consulting services and revenue from the management and operation of customers' IT infrastructure is recognized as the services are performed. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue in the accompanying consolidated balance sheets. Revenue from services to related parties consists of services revenue attributable to UnitedHealth Group and SmithKline Labs. To date, we have derived no significant revenue from brokers, value-added resellers or systems integrators.

     During 1997, we entered into agreements with two customers to manage and operate their current and expanding information technology, or IT, operations, to develop a suite of specific Internet-based commercial software applications and to assist these customers in migrating from their current IT operating environment to these new applications. We utilize our own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased under contract terms to us for these

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

services. The cost of these leased customer personnel and facilities is included as part of the total costs of the IT and development services that we billed to the customers. In the three months ended March 31, 1999 and 1998, we recognized revenue of approximately $4,927,000 and $3,800,000 for the IT services and approximately $549,000 and $777,000 for the development services. In fiscal 1998, we recognized revenue of approximately $15,061,000 for the IT services and approximately $6,471,000 for the development services. In fiscal 1997, we recognized revenue of approximately $2,100,000 for the IT services and approximately $200,000 for the development services. Revenue recognized for IT services included $3,466,000 in the three months ended March 31, 1999, $3,450,000 in the three months ended March 31, 1998, $11,792,000 in fiscal 1998 and $1,909,000 in fiscal 1997 related to leased personnel and facilities. These amounts were also included in cost of operations for the respective periods.

     We recognize revenue from license fees when a noncancellable license agreement has been signed with a customer, the software product covered by the license agreement has been delivered, there are no uncertainties surrounding product acceptance, there are no significant future performance obligations, the license fees are fixed and determinable and collection of the license fees is considered probable. Our products do not require significant customization.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 was effective January 1, 1998 and generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. There was no material change to our accounting for revenue as a result of the adoption of SOP 97-2.

     ActaMed entered into a national marketing and licensing agreement, or the Agreement, with International Business Machines Corporation in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6,300,000. Under the Agreement, we recognized software license revenue of approximately $1,200,000 in 1997 and approximately $3,400,000 in 1996, upon delivery of the software. All revenue under the Agreement had been recognized by the end of 1997.

     In December 1996, we entered into a new agreement, or the License, to license our newly granted patent to IBM. As part of the License, IBM agreed to pay ActaMed $4,800,000 over a four-year period. Additionally, in conjunction with the License, we issued IBM a five-year warrant to purchase 282,522 shares of our common stock at a price of $7.97 per share. Because of the extended payment terms and ActaMed's contentious relationship with IBM, we concluded that the license fee was not assured of collection and, accordingly, we are recognizing this revenue as the proceeds are collected. We recognized revenue from the License of $195,000 in each of the three months ended March 31, 1999 and 1998, $780,000 in fiscal 1998, $780,000 in fiscal 1997 and $995,000 in fiscal 1996. Accounts receivable included $19,000 at March 31, 1999, $815,000 at December 31, 1998 and $738,000 at December 31, 1997 due from IBM. Other assets included $835,000 at March 31, 1999, $900,000 at December 31, 1998 and
$1,715,000 at December 31, 1997 due from IBM. Deferred revenue included $1,366,000 at March 31, 1999, $1,561,000 at December 31, 1998 and $2,341,000 at
December 31, 1997 related to the License.

Fair Value of Financial Instruments

     The fair value for marketable debt securities is based on quoted market prices. The carrying value of these securities approximates their fair value.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     The fair value of notes is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the note receivable from an officer approximated its fair value.

     The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Healtheon for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

Concentration of Credit Risk

     Healtheon currently derives a substantial portion of its consolidated revenue from a few large customers, two of which are related parties. Four customers represented 30%, 12%, 11% and 10% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1998 and two customers represented 35% and 17% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1997. We believe that the concentration of credit risk in our trade receivables, with respect to our limited customer base, is substantially mitigated by our credit evaluation process. We do not require collateral. To date, our bad debt write-offs have not been significant. We added approximately $103,000 in fiscal 1998, $35,000 in fiscal 1997 and $41,000 in fiscal 1996 to our bad debt reserves. Total write-offs of uncollectible amounts were $22,000 in fiscal 1998, $5,000 in fiscal 1997 and zero in 1996.

Accounting for Stock-Based Compensation

     Healtheon grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. As permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," we account for stock option grants to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

Net Loss Per Common Share

     Basic net loss per common share and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the effective date of our initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. We have had no issuances or grants for nominal consideration.

     In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. On May 19, 1998, in connection with Healtheon's acquisition of ActaMed, all outstanding shares of Healtheon's convertible preferred stock and ActaMed's convertible redeemable preferred stock were converted into an aggregate of 39,272,329 shares of common stock.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     The following table presents the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                                                            THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          MARCH 31,
                                           ------------------------------   ------------------
                                             1998       1997       1996       1999      1998
                                           --------   --------   --------   --------   -------
                                                                               (UNAUDITED)
Net loss.................................  $(54,048)  $(28,005)  $(18,606)  $(18,569)  $(9,676)
                                           ========   ========   ========   ========   =======
Basic and diluted:
  Weighted-average shares of common stock
     outstanding.........................    36,418      8,621      7,398     63,789     9,498
  Less: Weighted-average shares subject
     to repurchase.......................    (1,431)    (1,398)      (815)    (1,124)   (1,399)
                                           --------   --------   --------   --------   -------
Weighted-average shares used in computing
  basic and diluted net loss per common
  share..................................    34,987      7,223      6,583     62,665     8,099
                                           ========   ========   ========   ========   =======
Basic and diluted net loss per common
  share..................................  $  (1.54)  $  (3.88)  $  (2.83)  $  (0.30)  $ (1.19)
                                           ========   ========   ========   ========   =======

     We have excluded all convertible redeemable preferred stock, convertible preferred stock, warrants, outstanding stock options and shares subject to repurchase by Healtheon from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculation of diluted loss per share was 18,208,030 in the three months ended March 31, 1999, 52,570,914 in the three months ended March 31, 1998, 23,020,426 in fiscal 1998, 51,216,689 in fiscal
1997 and 36,643,084 in fiscal 1996. See Notes 9, 10 and 11 for further information on these securities.

Comprehensive Loss

     Healtheon has no material components of other comprehensive loss and accordingly the comprehensive loss is the same as net loss for all periods presented.

Reclassifications

     Certain reclassifications have been made to the financial statements to conform with the current presentation.

Unaudited Financial Statements

     The accompanying unaudited financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 have been prepared on a basis substantially the same as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

     In December 1998, the AICPA issued SOP. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. We are required to implement SOP 98-9 for the year ending December 31, 2000. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through Healtheon's year ending December 31, 1999. Adoption of SOP 98-9 is expected to have no material impact on our financial condition or results of operations.

2. BUSINESS COMBINATIONS

Acquisition of EDI Services, Inc.

     Effective March 31, 1996, ActaMed acquired EDI Services Inc., or EDI, a wholly-owned subsidiary of UnitedHealth Group, in a transaction through which EDI became a wholly-owned subsidiary of ActaMed. ActaMed issued 6,488,276 shares of Series C convertible redeemable preferred stock with a fair value of $21,000,000 and incurred acquisition-related costs of approximately $316,000 in connection with the acquisition. EDI is a provider of electronic data interchange services to health care providers and has marketed its health care network product, ProviderLink, to providers of UnitedHealth Group's local health plans since 1992.

     In connection with the acquisition, UnitedHealth Group and ActaMed entered into a five-year Services and License Agreement under which we earn transaction fee revenue by providing certain health care information services to UnitedHealth Group and its provider network and ProviderLink subscribers.

     The acquisition was accounted for as a purchase. Accordingly, the operations of EDI were included in our consolidated statements of operations after March 31, 1996. Assets and liabilities acquired in connection with this acquisition were recorded at their estimated fair market values. Approximately $359,000 of the purchase price was allocated to certain equipment and the remainder of the purchase price was allocated to intangible assets, consisting principally of software technology rights, the Services and License Agreement, trademarks and goodwill.

     Subsequent to the issuance of the financial statements for 1997 and 1996, ActaMed changed the allocation of the purchase price associated with the acquisition of the EDI technology to decrease the amount previously expensed as in process research and development costs and increase the amount capitalized as software technology rights. The financial statements for ActaMed for the year ended December 31, 1996, have been reissued to reflect this restatement.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     Intangible assets arising from the acquisition of EDI at March 31, 1996 are summarized as follows (in thousands):

                                                              AMORTIZATION
                                                                 PERIOD
                                                              ------------
Goodwill....................................................    3 years       $ 8,012
Software technology rights..................................    3 years         8,333
Service and License Agreement...............................    3 years         2,855
Trademarks..................................................    3 years           216
Other intangibles...........................................    3 years         1,541
                                                                              -------
                                                                              $20,957
                                                                              =======

     The following pro forma information gives effect to the acquisition of EDI as if such transaction had occurred as of the beginning of 1996 (in thousands, except per share data, unaudited):

Net revenue.................................................  $ 12,031
                                                              ========
Net loss....................................................  $(20,492)
                                                              ========
Basic and diluted net loss per common share.................  $  (3.11)
                                                              ========

Acquisition of ActaMed Corporation

     On May 19, 1998, Healtheon completed its acquisition of ActaMed, a Georgia corporation that develops and markets an integrated health care network, in a transaction that has been accounted for as a pooling of interests. Accordingly, the financial information presented reflects the combined financial position and operations of Healtheon and ActaMed for all dates and periods presented. Healtheon issued 23,271,355 shares of its common stock in exchange for all of the outstanding shares of common and convertible redeemable preferred stock of ActaMed. Healtheon also assumed all outstanding stock options and warrants to acquire 3,383,011 shares of ActaMed capital stock, after giving effect to the exchange ratio.

     Separate results of the combined entities for the four months ended April 30, 1998 (period ended immediately prior to the acquisition) and the full years of 1997 and 1996 were as follows (in thousands, unaudited):

                                                    FOUR MONTHS
                                                       ENDED       YEARS ENDED DECEMBER 31,
                                                     APRIL 30,     ------------------------
                                                       1998           1997          1996
                                                    -----------    ----------    ----------
Revenue:
  Healtheon.......................................   $  6,405       $  3,199      $  1,200
  ActaMed.........................................      6,690         10,191         9,813
                                                     --------       --------      --------
                                                     $ 13,095       $ 13,390      $ 11,013
                                                     ========       ========      ========
Net loss:
  Healtheon.......................................   $ (6,664)      $(13,979)     $ (8,543)
  ActaMed.........................................     (6,186)       (14,026)      (10,063)
                                                     --------       --------      --------
                                                     $(12,850)      $(28,005)     $(18,606)
                                                     ========       ========      ========

     There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

Acquisition of Metis, LLC

     On August 25, 1998, Healtheon acquired Metis, LLC, a provider of Internet/intranet strategic consulting, design and development of Internet-based applications and content for the healthcare industry enabling clinical integration and managed care process improvement. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. Metis' results of operations have been included in the consolidated financial statements from its date of acquisition.

     Healtheon issued 1,600,000 shares of its common stock with a fair market value of $8,320,000. Of these shares, 476,548 shares were issued to employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the respective vesting periods. In addition, we made a cash payment of $652,000, assumed liabilities of approximately $300,000 and incurred other acquisition related expenses, consisting primarily of legal and other professional fees, of approximately $100,000. The total purchase price was approximately $9,400,000. Approximately $300,000 of the purchase price was allocated to accounts receivable and certain assets; approximately $1,400,000 of the purchase price was allocated to the assembled workforce of Metis and will be amortized over two years; and the remaining $7,700,000 of the purchase price was allocated to goodwill and will be amortized over three years.

3. SERVICES AGREEMENT WITH SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.

     Effective December 31, 1997, Healtheon entered into a series of agreements with SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, to outsource the network connection between their customers and SmithKline Labs laboratories. In connection with this transaction, SmithKline Labs and Healtheon entered into a five-year Services Agreement under which we will earn transaction fee revenue by providing certain health care information services to SmithKline Labs and its provider customers.

     As part of that transaction, we acquired a license to SmithKline Labs' SCAN software and computer workstations that reside in various medical providers' offices. At December 31, 1997, the SCAN license and the assets from one region of the country were transferred to Healtheon for $2,000,000 in cash and 2,317,913 shares of Series D convertible redeemable preferred stock valued at $8,500,000. In March and June 1998, the assets for the remaining regions of the country were transferred to Healtheon and we paid the remaining purchase price of $7,700,000 through the issuance of 763,548 shares of our Series D convertible redeemable preferred stock in March and 1,336,209 shares of our common stock in June. The value of the services agreement and the SCAN software license totaled $14,774,000, and the value of the computer workstations totaled $3,426,000.

     In January 1999, Healtheon and SmithKline Labs entered into a services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. In addition, in January 1999, the two companies completed an asset purchase agreement under which Healtheon purchased certain assets currently used by SmithKline Labs to provide these laboratory results delivery services in exchange for $2,000,000 in cash and 1,833,333 shares of Healtheon's common stock with a value of $11,000,000.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1997
                                                              -------    ------
Computer equipment..........................................  $14,979    $6,238
Office equipment, furniture and fixtures....................    2,958     1,237
Purchased software for internal use.........................    2,624     1,240
Leasehold improvements......................................    1,465       328
                                                              -------    ------
                                                               22,026     9,043
Less accumulated depreciation and amortization..............   (9,741)   (3,543)
                                                              -------    ------
Property and equipment, net.................................  $12,285    $5,500
                                                              =======    ======

     Property and equipment included assets acquired under capital lease obligations with a cost of approximately $6,481,000 at December 31, 1998 and a cost of approximately $3,076,000 at December 31, 1997. Accumulated depreciation related to the assets acquired under capital leases totaled $2,656,000 at December 31, 1998 and $1,174,000 at December 31, 1997.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                                          DECEMBER 31,
                                       AMORTIZATION     MARCH 31,     --------------------
                                          PERIOD          1999          1998        1997
                                       ------------    -----------    --------    --------
                                                       (UNAUDITED)
Services agreements..................     3 years       $  2,855      $  2,855    $  2,855
Software technology rights...........   3-5 years         32,244        23,107      17,664
Internally developed software........     3 years             --            --       1,292
Trademarks...........................     3 years            216           216         216
Goodwill.............................     3 years         15,363        15,668       8,012
Other................................   2-3 years          2,934         2,924       1,541
                                                        --------      --------    --------
                                                          53,612        44,770      31,580
Less accumulated amortization........                    (28,784)      (24,902)    (12,812)
                                                        --------      --------    --------
                                                        $ 24,828      $ 19,868    $ 18,768
                                                        ========      ========    ========

6. COMMITMENTS

     Healtheon has entered into several lease lines of credit. Lease lines entered into totaled $3,500,000 in 1996, $2,000,000 in 1997 and $7,000,000 in
1998. Approximately $7,092,000 had been utilized under these lease lines through December 31, 1998. At December 31, 1998, approximately $6,508,000 was available for future utilization under these lease lines. This amount included approximately $1,100,000 that was repaid under the terms of a revolving lease line and is thus again available for future utilization. The arrangements are secured by the property and equipment subject to the leases. The term of the leases is generally three years and the interest rates implicit in the leases range from 16.9% to 20.2% per annum. Information on payments due under these lease lines is included in the table below under "Capital Leases."

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     We lease our headquarters and other office facilities under operating lease agreements that expire at various dates through 2008. Total rent expense for all operating leases was approximately $2,386,000 in 1998, $1,165,000 in 1997 and $1,646,000 in 1996. These amounts are net of sublease income from a related party of approximately $65,000 in 1998, $58,000 in 1997 and $68,000 in 1996.
Future minimum lease commitments under noncancellable lease agreements at December 31, 1998 were as follows (in thousands):

                                                              OPERATING    CAPITAL
                                                               LEASES      LEASES
                                                              ---------    -------
Year ending December 31,
  1999......................................................   $ 2,612     $2,636
  2000......................................................     2,055      2,035
  2001......................................................     1,570      1,151
  2002......................................................       968         --
  2003......................................................       987         --
  Thereafter................................................     4,277         --
                                                               -------     ------
Total minimum lease payments................................   $12,469      5,822
                                                               =======
Amount representing interest................................                 (543)
                                                                           ------
Present value of minimum lease payments under capital lease
  obligations...............................................                5,279
Less current portion........................................               (2,295)
                                                                           ------
Non-current portion.........................................               $2,984
                                                                           ======

7. BRIDGE LOANS AND NOTE RECEIVABLE FROM OFFICER

     In 1997, Healtheon borrowed $2,000,000 from certain stockholders in the form of 6% convertible promissory notes in contemplation of the Series C convertible preferred stock offering. These notes were converted into 800,000 shares of Series C convertible preferred stock upon the closing of that offering. Warrants to purchase 61,947 shares of Series B convertible preferred stock were issued in connection with the notes (see Note 10).

     In July 1997, in consideration of 250,000 shares of Series B convertible preferred stock issued to an officer, we received a one-year, full-recourse, noninterest-bearing promissory note for $500,000. At December 31, 1998, the note had been paid in full.

8. LINES OF CREDIT

     In September 1997, Healtheon entered into a line of credit agreement with a bank that allows us to borrow up to $2,101,000. Amounts borrowed under this agreement bear interest at the bank's prime rate (7.75% at December 31, 1998). Interest is payable monthly with payments commencing on September 30, 1997. The line of credit availability declines over the term to $1,215,000 at December 31, 1998 and $547,000 at December 31, 1999, and expires on September 5, 2000. The amount outstanding is collateralized by certain assets. At March 31, 1999, $1,054,000 was outstanding under this agreement, and at December 31, 1998, $1,213,000 was outstanding under the agreement.

     In December 1997, we entered into a loan agreement with a bank that allowed us to borrow up to $2,250,000. Amounts borrowed under this loan agreement bore interest at the bank's prime rate (7.75% at December 31, 1998). The loan was personally guaranteed by a stockholder until the acquisition of ActaMed in May 1998. In May 1998, concurrent with the removal of the stockholder guarantee, the

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

interest rate was increased to the bank's prime rate plus 1.5%. Interest was payable monthly with payments commencing on January 31, 1998. The principal balance of the loan was repaid in full in August 1998.

     In February 1998, we entered into a $2,000,000 line of credit agreement with a stockholder. We borrowed $1,000,000 under the agreement, which was repaid with interest at 10% per annum in May 1998.

9. CONVERTIBLE REDEEMABLE PREFERRED STOCK

     A summary of ActaMed's 8% cumulative convertible redeemable preferred stock is as follows.

                                                           DECEMBER 31, 1997
                                                ----------------------------------------
                                                  SHARES      ISSUED AND     LIQUIDATION
                                                AUTHORIZED    OUTSTANDING    PREFERENCE
                                                ----------    -----------    -----------
Series A......................................   5,519,912     5,519,912     $10,458,000
Series B......................................   2,162,759     2,162,759       8,171,000
Series C......................................   6,488,276     6,488,276      23,936,000
Series D......................................   2,317,913     2,317,913       8,500,000
                                                ----------    ----------     -----------
                                                16,488,860    16,488,860     $51,065,000
                                                ==========    ==========     ===========

     In March 1998, an additional 763,548 shares of Series D convertible redeemable preferred stock were issued in connection with the asset acquisition from SmithKline Labs (see Note 3).

     Dividends on each Series were cumulative whether or not declared and are shown as a charge against income in the accompanying financial statements. On May 19, 1998, in connection with the acquisition of ActaMed by Healtheon, the convertible redeemable preferred stockholders waived payment of all accrued and unpaid dividends.

     Preferred holders voted generally on an as-if converted basis. In addition, a majority approval of the four Series was required to approve certain transactions.

     The Series A, B, C and D cumulative convertible redeemable preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all accrued but unpaid dividends. Common stockholders would then have received $5,000,000. Any remaining proceeds would then have been distributed pro rata to the stockholders, subject only to the Series A holders' right to receive sufficient funds to provide a 20% return on their original investment.

     Each Series was redeemable at up to one-third of the originally issued shares per year commencing in years six, seven and eight after the issue date at a redemption price equal to the issue price plus all accrued but unpaid dividends. On May 19, 1998, all outstanding shares of convertible redeemable preferred stock were converted into 17,252,408 shares of common stock in connection with the acquisition of ActaMed by Healtheon.

10. STOCKHOLDERS' EQUITY

Initial Public Offering

     On February 10, 1999, Healtheon completed its initial public offering. We sold 5,750,000 shares of common stock to the public and realized net proceeds of $41,398,000.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

Convertible Preferred Stock

     In October 1998, the Board of Directors authorized 8,285,007 shares of convertible preferred stock and designated all of these shares as Series A. In November 1998, we issued 7,683,341 shares of Series A convertible preferred stock for $46,101,000 of cash proceeds. The Series A convertible preferred stockholders are entitled to non-cumulative dividends of $.405 per share per annum, and liquidation rights per share equal to the issuance price plus all declared but unpaid dividends. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock has voting rights equal to the common stock issuable upon conversion. Upon the closing of our initial public offering in February 1999, all of the outstanding shares of Series A preferred stock were converted into shares of common stock.

     At December 31, 1997, Healtheon was authorized to issue 48,020,000 shares of convertible preferred stock, designated in series. A summary of convertible preferred stock was as follows:

                                                           DECEMBER 31, 1997
                                                ----------------------------------------
                                                                ISSUED
                                                  SHARES          AND        LIQUIDATION
                                                DESIGNATED    OUTSTANDING    PREFERENCE
                                                ----------    -----------    -----------
Series A......................................  10,305,000    10,305,000     $ 5,153,000
Series B......................................   6,105,000     3,290,000       6,580,000
Series C......................................   2,600,000     2,600,000       6,500,000
Series D......................................   5,000,000     4,807,692      25,000,000
                                                ----------    ----------     -----------
                                                24,010,000    21,002,692     $43,233,000
                                                ==========    ==========     ===========

     Series A and Series B convertible preferred shares included 20,000 and 25,000 shares, respectively, that were issued for services rendered.

     On May 19, 1998, all outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis at the election of the holders in connection with Healtheon's acquisition of ActaMed. Concurrently with the conversion, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase the same number of shares of common stock.

     Series A, B, C and D convertible preferred stockholders were entitled to noncumulative dividends of $0.03375, $0.135, $0.16875 and $0.351, respectively, per share per annum. No dividends were declared through the date of conversion. The Series A, B, C and D convertible preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. The Series A, B, C and D convertible preferred stockholders had voting rights equal to the common shares issuable upon conversion.

     All outstanding shares of preferred stock were converted into common stock in connection with our initial public offering.

Preferred Stock

     In July 1998, the Board of Directors approved a resolution authorizing Healtheon to issue up to 5,000,000 shares of preferred stock. This resolution became effective upon the date of our initial public offering, February 10, 1999.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

Warrants

     In November 1996, Healtheon issued a warrant to a venture capital investor to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share for services rendered by the investor on Healtheon's behalf. A then partner of the venture capital firm assumed the role of President and Chief Executive Officer for Healtheon from our inception through June 1997. The warrant was immediately exercisable and expires three years from the date of issuance. We recorded a charge of $500,000 representing the fair value of the warrant issued and services received based on a valuation obtained from an independent appraiser utilizing a modified Black-Scholes option pricing model. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at December 31, 1998.

     In November 1996, we granted a warrant to one of our directors to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant vests over a period of 18 months from the date of issuance. The term of the warrant is three years. This warrant was outstanding at December 31, 1997 and was exercised in full in May 1998.

     In December 1996, we issued a warrant to a customer to purchase 282,522 shares of common stock at a price of $7.97 per share. The warrant expires in December 2001. This warrant was outstanding at December 31, 1998.

     In July 1997, we issued a warrant to an officer, in connection with his employment, to purchase 750,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant expires three years from issuance, and shares purchased under the warrant are subject to repurchase by Healtheon, at our option, upon termination of employment. Shares under the warrant vest ratably over a period of two years from the date of grant. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at December 31, 1998.

     In July 1997, we issued warrants to purchase a total of 61,947 shares of Series B convertible preferred stock to certain investors in connection with a bridge financing. The warrants expire four years from issuance and are exercisable at $2.00 per share. The value of these warrants, approximately $64,000, was expensed as a cost of financing. All of these warrants were outstanding at December 31, 1997. In May 1998, warrants to purchase 17,229 shares of Series B convertible preferred stock were exercised and the remainder of the warrants, which were outstanding at December 31, 1998, were converted to warrants to purchase 44,718 shares of common stock.

     In December 1998, as part of a service agreement with a customer, we issued to the customer a warrant to purchase 500,000 shares of common stock with an exercise price of $10.40 per share. The warrant vests as to 200,000 shares in December 1999 and as to an additional 100,000 shares in December 2000, 2001 and 2002. The warrant expires in March 2003.

     At December 31, 1998, we had reserved 2,577,240 shares of our common stock for issuance upon exercise of the outstanding warrants for common stock.

11. STOCK-BASED COMPENSATION

Stock Option Plans

     Under the 1996 Stock Plan, or the 1996 Plan, which was adopted in February 1996, the Board of Directors may grant options to purchase common stock or issue common stock subject to a restricted stock

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

purchase agreement to eligible participants. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally four years. The term of the 1996 Plan is ten years. At December 31, 1998, a total of 15,000,000 shares had been reserved under the 1996 Plan and 1,237,424 shares remained available for future grant under the 1996 Plan. The number of shares reserved under the 1996 Plan is subject to an annual increase equal to the lesser of 5% of the outstanding common shares or a lesser amount determined by the Board of Directors. In January 1999, an additional 3,107,321 shares were reserved under the 1996 Plan under the annual increase provision. In February 1999, the Board of Directors and the stockholders approved an amendment to increase the number of shares reserved for issuance under the 1996 Plan by an additional 1,000,000 shares.

     On October 20, 1998, we offered our employees who were granted options from July 1998 through October 1998 the ability to cancel their original option grant in exchange for a new option agreement with a new vesting start date and an option price of $3.55 per share. A total of 3,380,200 option shares with exercise prices of $4.50, $6.30, $7.00 and $8.00 were eligible to be repriced. A total of 2,057,950 option shares were cancelled and reissued.

     In connection with the acquisition of ActaMed, Healtheon assumed all the outstanding options issued under the ActaMed stock option plans, after the application of the exchange ratio, and reserved 3,100,489 shares of common stock for issuance upon exercise of the assumed options. No further options can be granted under these plans. At the time of the acquisition, options for 2,717,269 shares were fully vested. The remainder of the shares vest based upon annual cliffs over a five-year period from the date of grant.

     Shares issued subject to restricted stock purchase agreements totaled 1,098,732 in 1998, 850,000 in 1997 and 1,806,000 in 1996. All of these shares were issued to employees for cash. The common stock is subject to repurchase at the original exercise price until vested, at our option. The shares vest over a period of time as determined by the Board of Directors for each individual purchase agreement, generally four years. During 1998, 259,896 shares were repurchased from terminated employees and 613,542 shares were repurchased in 1997. In addition, on December 14, 1998, 455,000 shares of common stock issued in July 1998 subject to restricted stock purchase agreements were rescinded as part of the repricing program. Shares subject to repurchase totaled approximately 1,247,000 at December 31, 1998, approximately 1,430,000 at December 31, 1997 and approximately 1,660,000 at December 31, 1996.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     The following table summarizes stock option activity:

                                                                        WEIGHTED-AVERAGE
                                                          NUMBER OF      EXERCISE PRICE
                                                            SHARES         PER SHARE
                                                          ----------    ----------------
Options outstanding at December 31, 1995................   2,474,438         $ .88
  Granted...............................................   3,004,384           .54
  Exercised.............................................        (300)          .05
  Canceled..............................................    (233,907)          .78
                                                          ----------
Options outstanding at December 31, 1996................   5,244,615           .68
  Granted...............................................   5,394,008           .73
  Exercised.............................................    (547,844)          .16
  Canceled..............................................    (890,528)          .49
                                                          ----------
Options outstanding at December 31, 1997................   9,200,251           .72
  Granted...............................................   7,743,881          4.32
  Exercised.............................................  (2,433,999)          .59
  Canceled..............................................  (2,997,333)         4.95
                                                          ----------
Options outstanding at December 31, 1998................  11,512,800          2.06
  Granted (unaudited)...................................   4,187,225          6.32
  Exercised (unaudited).................................  (1,003,903)          .34
  Canceled (unaudited)..................................    (216,748)         2.52
                                                          ==========
Options outstanding at March 31, 1999 (unaudited).......  14,479,374         $3.41
                                                          ==========

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998      1997      1996
                                                              -----     -----     -----
Weighted-average fair value of options granted..............  $.67      $.18      $.15
                                                              ====      ====      ====

     The following table summarizes information regarding options outstanding and exercisable at December 31, 1998:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                          WEIGHTED-    REMAINING                  WEIGHTED-
                                                           AVERAGE    CONTRACTUAL                  AVERAGE
                                              NUMBER      EXERCISE       LIFE         NUMBER        PRICE
             EXERCISE PRICES                OUTSTANDING     PRICE     (IN YEARS)    EXERCISABLE   EXERCISE
             ---------------                -----------   ---------   -----------   -----------   ---------
$ .03 - $ .08.............................   1,218,970      $ .04        6.28          687,696      $ .04
$ .20 - $ .25.............................   2,887,653        .25        8.54        2,192,610        .25
$1.00 - $1.50.............................   1,597,411       1.25        7.90          730,210       1.35
$2.00 - $3.24.............................   1,368,002       2.84        8.70          661,437       3.22
$3.55.....................................   2,863,225       3.55        9.67               --         --
$3.67 - $4.50.............................   1,550,239       4.36        9.45            1,500       4.50
$6.30 - $8.00.............................      27,300       7.26        9.71               --         --
                                            ----------                               ---------
$ .03 - $8.00.............................  11,512,800      $2.06        8.64        4,273,453      $ .86
                                            ==========                               =========

     We recorded deferred stock compensation of approximately in $6,261,000 in the three months ended March 31, 1999, $8,160,000 in 1998 and $2,713,000 in
1997. These amounts represented the difference

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

between the exercise price and the deemed fair value of our common stock on the date the stock options were granted. We recorded amortization of deferred stock compensation of approximately $2,084,000 in the three months ended March 31, 1999, $3,376,000 in 1998 and $562,000 in 1997 based on a graded vesting method. At March 31, 1999, we had a total of approximately $11,112,000 remaining to be amortized on a graded vesting method over the corresponding vesting period of each respective option, generally four years.

Pro Forma Information

     We have elected to follow APB No. 25 and related interpretations in accounting for our employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized when the exercise price of stock options granted to our employees equals the market price of the underlying stock on the date of grant.

     Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if employee stock options granted subsequent to December 31, 1994 were accounted for under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of approximately 4.9% in 1998, 6.0% in 1997 and 6.0% in 1996; a weighted-average expected life of the option of 3.5 years in 1998, 4.2 years in 1997 and 4.3 years in 1996; and a dividend yield of zero for all years.

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Net loss (in thousands):
  As reported......................................  $(54,048)   $(28,005)   $(18,606)
                                                     ========    ========    ========
  Pro forma........................................  $(55,414)   $(28,173)   $(18,695)
                                                     ========    ========    ========
Basic and diluted net loss per common share:
  As reported......................................  $  (1.54)   $  (3.88)   $  (2.83)
                                                     ========    ========    ========
  Pro forma........................................  $  (1.58)   $  (3.90)   $  (2.84)
                                                     ========    ========    ========

Employee Stock Purchase Plan

     In September 1998, the Board of Directors approved and in October 1998, the stockholders also approved the adoption of Healtheon's 1998 Employee Stock Purchase Plan, or the 1998 Purchase Plan. The 1998 Purchase Plan became effective on the effective date of our initial public offering, February 10, 1999. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of 500,000 shares, 0.5% of the outstanding common shares or a lesser amount determined by the Board of Directors.

12. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

purposes. Significant components of Healtheon's deferred tax assets (liabilities) were as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 29,984    $ 14,263
  Intangible assets.........................................     5,491       3,688
  Research and development tax credit.......................     2,353       1,014
  Other.....................................................     2,775         308
                                                              --------    --------
Total deferred tax assets...................................    40,603      19,273
Valuation allowance.........................................   (40,530)    (18,931)
                                                              --------    --------
Net deferred tax assets.....................................        73         342
                                                              --------    --------
Deferred tax liabilities:
  Depreciation..............................................       (73)        (45)
  Capitalized software development costs....................        --        (297)
                                                              --------    --------
Total deferred tax liabilities..............................       (73)       (342)
                                                              --------    --------
Net deferred tax assets and liabilities.....................  $     --    $     --
                                                              ========    ========

     A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to our lack of earnings history. The valuation allowance for deferred tax assets increased by $21,599,000 in 1998, $9,386,000 in 1997 and $6,580,000 in
1996.

     At December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $76,500,000, which expire in 2009 through 2018, and federal tax credits of approximately $1,800,000, which expire in 2009 through 2018.

     Approximately $19,890,000 of the net operating loss carryforwards at December 31, 1998 related to a consolidated subsidiary. This loss carryforward is only available to offset future taxable income of that subsidiary.

     Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of our net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

13. RELATED PARTY TRANSACTIONS

     Healtheon has two customers that are significant stockholders of Healtheon.

     We entered into a Development Agreement with a partnership controlled by the former Chairman of the Board of Directors of ActaMed. Under this agreement, we granted the partnership exclusive licenses to use ActaMed's technology for industries other than the healthcare industry. Under the agreement, we will receive a commercial royalty on the partnership's gross receipts. If we desire in the future to expand to other industries, the partnership must either develop that industry in a defined time period or rights to that industry revert to Healtheon. The agreement expired unexercised on December 3, 1998. No fees were paid to Healtheon under this agreement.

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

     We share office space and provide administrative support and network resources to a company controlled by a member of the Board of Directors. Amounts reimbursed for the shared facilities and administrative support totaled approximately $80,000 in 1998, $46,000 in 1997 and $58,000 in 1996.
Approximately $124,000 in 1998, $78,000 in 1997 and $187,000 in 1996 was
reimbursed for the use of the network maintained by Healtheon. All of the amounts reimbursed are included as an offset to general and administrative expenses in the accompanying consolidated statements of operations. Amounts due from the related party of $40,000 at December 31, 1998 and $72,000 at December 31, 1997 were included in other current assets in the accompanying consolidated balance sheets.

14. SEGMENT INFORMATION

     Healtheon derives its revenue from a single operating segment, healthcare transaction and information services delivered over the Internet, private intranets or other networks and from development and consulting contracts related to these services. In addition, we manage the information technology operations of some of our customers.

     Revenue derived from each of these services is as follows (in thousands):

                                    THREE MONTHS ENDED
                                         MARCH 31,           YEARS ENDED DECEMBER 31,
                                    -------------------    -----------------------------
                                      1999       1998       1998       1997       1996
                                    --------    -------    -------    -------    -------
                                        (UNAUDITED)
Healthcare transactions and
  information services............  $12,628     $5,954     $33,777    $11,290    $11,013
Information technology operations
  management......................    4,927      3,800      15,061      2,100         --
                                    -------     ------     -------    -------    -------
Total revenue.....................  $17,555     $9,754     $48,838    $13,390    $11,013
                                    =======     ======     =======    =======    =======

Geographic Information

     Healtheon operates solely within the United States and to date has derived all of its revenue from within the United States. All of our assets are located within the United States.

Major Customers

     For the three months ended March 31, 1999, four customers accounted for 35%, 19%, 16% and 16% of consolidated revenue. In 1998, four customers accounted for 25%, 22%, 21% and 19% of consolidated revenue. In 1997, two customers accounted for 55% and 15% of consolidated revenue. In 1996, two customers accounted for 46% and 38% of consolidated revenue.

15. SUBSEQUENT EVENTS

MedE AMERICA Acquisition

     On April 21, 1999 Healtheon announced that it had entered into an agreement to acquire MEDE AMERICA Corporation ("MEDE"), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs). Under the terms of the agreement, Healtheon will exchange 0.6593 shares of common stock, subject to adjustment if the price of the Healtheon stock is greater than $63.99 or less than $38.39, for each share of MEDE stock. The transaction is preliminarily valued at approximately $525.3 million. The acquisition, which is expected to be accounted for using the purchase method of accounting, is anticipated to be completed in the third

                             HEALTHEON CORPORATION

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

quarter of 1999. The transaction is subject to customary closing conditions, including approval by MEDE stockholders, and is subject to regulatory review.

WebMD Acquisition

     On May 20, 1999 Healtheon announced that it had entered into an agreement to acquire WebMD, Inc. ("WebMD"), a leading provider of integrated Web-based solutions for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. Under the terms of the agreement, Healtheon will exchange 1.8150 shares of common stock for each share of WebMD stock. The transaction is preliminarily valued at approximately $6,671.6 million. The acquisition, which is expected to be accounted for using the purchase method of accounting, is anticipated to be completed in the third quarter of 1999. The transaction is subject to customary closing conditions, including approval by WebMD stockholders, and is subject to regulatory review.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
WebMD, Inc.

     We have audited the accompanying consolidated balance sheets of WebMD, Inc. (formerly Endeavor Technologies, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WebMD, Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 16, 1999, except for
  Note 12, as to which the
  date is April 9, 1999

                                  WEBMD, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------    MARCH 31,
                                                               1997       1998        1999
                                                              -------   --------   -----------
                                                                                   (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,696   $  6,226    $  9,673
  Accounts receivable.......................................       --         --         770
  Current portion of note receivable........................      100        102         109
  Current portion of prepaid software licenses, content, and
    services................................................       --      5,000      24,216
  Other current assets......................................       53      2,684       1,304
                                                              -------   --------    --------
    Total current assets....................................    2,849     14,012      36,072
Property and equipment, net.................................       73      3,140       4,839
Prepaid software licenses, content, and services, net of
  current portion...........................................       --         --      41,192
Other assets................................................       --         --       2,364
Intangibles, net............................................      118      1,060      50,861
Note receivable, less current portion.......................      106         33          --
                                                              -------   --------    --------
Total assets from continuing operations.....................    3,146     18,245     135,328
Total assets from discontinued operations...................    6,044         --          --
                                                              -------   --------    --------
  Total assets..............................................  $ 9,190   $ 18,245    $135,328
                                                              =======   ========    ========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $   317   $  3,101    $  2,636
Accrued expenses............................................       --      5,711       8,920
Leases payable..............................................       --         --         340
Other liabilities...........................................       --        887         634
                                                              -------   --------    --------
  Total current liabilities.................................      317      9,699      12,530
  Leases payable, net of current portion....................       --         --         353
Notes payable, net of discount..............................    2,965         --          --
                                                              -------   --------    --------
Total liabilities from continuing operations................    3,282      9,699      12,883
Total liabilities from discontinued operations..............    1,762         --          --
                                                              -------   --------    --------
         Total liabilities..................................    5,044      9,699      12,883
Warrants with redemption feature............................    1,110      3,260       3,798

Shareholders' equity:
  Preferred stock; no par value; 10,000,000 shares
    authorized; 404,091, 1,281,243 and 5,937,529 shares
    issued and outstanding at December 31, 1997, 1998 and
    March 31, 1999..........................................    2,598     16,100     120,928
  Common stock; no par value; 97,000,000 shares authorized:
      Common stock, voting; 3,000,000, 3,000,000 and
       2,500,000 shares issued and outstanding at December
       31, 1997 and 1998 and March 31, 1999, respectively...      853        853         643
      Series B, non-voting; 1,400,000 shares issued and
       outstanding..........................................      289        289         289
      Series C, non-voting; 1,500,000 shares issued and
       outstanding..........................................      568        568         568
      Series D, non-voting; 3,506,805, 4,486,805 and
       5,096,805 shares issued and outstanding at December
       31, 1997, 1998 and March 31, 1999, respectively......    3,490     10,138      37,139
      Series E, non-voting; 1,100,000, 2,100,000 and
       2,100,000 shares issued and outstanding at December
       31, 1997, 1998 and March 31, 1999, respectively......    1,556      3,001       3,001
  Deferred compensation.....................................       (8)    (1,007)       (924)
  Stock subscription receivables............................     (200)        --          --
  Accumulated deficit.......................................   (6,110)   (24,656)    (42,997)
                                                              -------   --------    --------
  Total shareholders' equity................................    3,036      5,286     118,647
                                                              -------   --------    --------
         Total liabilities and shareholders' equity.........  $ 9,190   $ 18,245    $135,328
                                                              =======   ========    ========

                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                    -------------------------------------   -----------------------------
                                       1996         1997         1998           1998            1999
                                    ----------   ----------   -----------   -------------   -------------
                                                                                     (UNAUDITED)
Revenue...........................  $       --   $       --   $       408    $        --     $     2,458
Operating expenses:
  Product development and
     content......................          --          566         7,484            695           5,552
  Sales and marketing.............          --          213         3,739             63           8,770
  General and administrative......          --        1,806        10,123            509           2,651
  Write-down of customer
     terminals....................          --           --         1,795             --              --
  Depreciation and amortization...          --            9           303             10           3,502
                                    ----------   ----------   -----------    -----------     -----------
          Total operating
            expenses..............          --        2,594        23,444          1,277          20,475
                                    ----------   ----------   -----------    -----------     -----------
Operating loss....................          --       (2,594)      (23,036)        (1,277)        (18,017)
Interest expense, net.............          --         (725)         (139)          (146)            214
                                    ----------   ----------   -----------    -----------     -----------
Net loss from continuing
  operations......................          --       (3,319)      (23,175)        (1,423)        (17,803)
Discontinued operations:
  Loss from discontinued
     operations...................      (1,682)      (1,195)           --           (110)             --
  Gain on disposal of discontinued
     operations, net of operating
     losses of $393 in 1998.......          --          165         7,709             --              --
                                    ----------   ----------   -----------    -----------     -----------
Net loss before extraordinary
  item............................      (1,682)      (4,349)      (15,466)        (1,533)        (17,803)
  Extraordinary loss on early
     extinguishment of notes
     payable......................          --           --          (930)            --              --
                                    ----------   ----------   -----------    -----------     -----------
Net loss..........................      (1,682)      (4,349)      (16,396)        (1,533)        (17,803)
Accretion of warrants with
  redemption feature..............          --           --        (2,150)           (30)           (538)
                                    ----------   ----------   -----------    -----------     -----------
Net loss applicable to common
  shareholders....................  $   (1,682)  $   (4,349)  $   (18,546)   $    (1,563)    $   (18,341)
                                    ==========   ==========   ===========    ===========     ===========
Net loss per share (basic and
  diluted):
  Continuing operations (including
     redemption feature)..........  $       --   $    (0.40)  $     (2.08)   $     (0.13)    $     (1.46)
  Discontinued operations.........       (0.64)       (0.12)         0.63          (0.01)             --
  Extraordinary loss on early
     extinguishment of note
     payable......................          --           --         (0.07)            --              --
                                    ----------   ----------   -----------    -----------     -----------
  Net loss per share attributable
     to common shareholders.......  $    (0.64)  $    (0.52)  $     (1.52)   $     (0.14)    $     (1.46)
                                    ==========   ==========   ===========    ===========     ===========
Weighted average shares
  outstanding.....................   2,611,918    8,300,261    12,195,680     10,911,944      12,532,916
                                    ==========   ==========   ===========    ===========     ===========

                            See accompanying notes.

                                  WEBMD, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         COMMON STOCK
                                      -----------------------------------------------------------------------------------
                                         COMMON STOCK            SERIES B             SERIES C             SERIES D
                                      -------------------   ------------------   ------------------   -------------------
                                        SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                      ----------   ------   ---------   ------   ---------   ------   ---------   -------
Balance at January 1, 1996
  (Combined)........................   1,000,000   $   35          --    $ --           --    $ --           --   $    --
  Stock subscription receivable
    including non-cash compensation
    charge..........................   2,500,000    1,031          --      --           --      --           --        --
  Issuance of stock for cash........          --       --     700,000     289      250,000     361           --        --
  Transfer of common stock series...    (500,000)    (207)         --      --      500,000     207           --        --
  Net loss..........................          --       --          --      --           --      --           --        --
                                      ----------   ------   ---------    ----    ---------    ----    ---------   -------
Balance at December 31, 1996
  (Combined)........................   3,000,000      859     700,000     289      750,000     568           --        --
  Issuance of Endeavor stock to
    founders........................   2,000,000       --     700,000      --      750,000      --           --        --
  Dissent of QDS minority
    shareholders....................  (1,000,000)      (6)         --      --           --      --           --        --
  Cancellation of the stock of
    QDS.............................  (2,000,000)      --    (700,000)     --     (750,000)     --           --        --
  Issuance of Endeavor stock in
    exchange for QDS stock..........   2,000,000       --     700,000      --      750,000      --           --        --
  Transfer of common stock series...  (1,000,000)      --          --      --           --      --    1,000,000        --
  Stock subscription receivable.....          --       --          --      --           --      --      100,000       144
  Issuance of stock for cash, net of
    issuance costs..................          --       --          --      --           --      --    1,897,500     2,598
  Issuance of stock upon conversion
    of note payable.................          --       --          --      --           --      --      509,305       735
  Issuance of stock options.........          --       --          --      --           --      --           --        13
  Non-cash stock option
    compensation....................          --       --          --      --           --      --           --        --
  Payment of stock subscription
    receivable......................          --       --          --      --           --      --           --        --
  Net loss..........................          --       --          --      --           --      --           --        --
                                      ----------   ------   ---------    ----    ---------    ----    ---------   -------
Balance at December 31, 1997........   3,000,000      853   1,400,000     289    1,500,000     568    3,506,805     3,490
  Exercise of stock options.........          --       --          --      --           --      --           --        --
  Issuance of stock including
    non-cash compensation charge....          --       --          --      --           --      --      800,000     1,336
  Issuance of stock upon conversion
    of note payable.................          --       --          --      --           --      --      100,000       144
  Issuance of preferred stock for
    cash............................          --       --          --      --           --      --           --        --
  Issuance of stock for services....          --       --          --      --           --      --       30,000       293
  Issuance of stock for
    acquisition.....................          --       --          --      --           --      --       50,000       650
  Issuance of stock options
    including non-cash compensation
    charge..........................          --       --          --      --           --      --           --     4,225
  Non-cash stock option
    compensation....................          --       --          --      --           --      --           --        --
  Payment on stock subscription
    receivable......................          --       --          --      --           --      --           --        --
  Accretion of warrants with
    redemption feature..............          --       --          --      --           --      --           --        --
  Net loss..........................          --       --          --      --           --      --           --        --
                                      ----------   ------   ---------    ----    ---------    ----    ---------   -------
Balance at December 31, 1998........   3,000,000      853   1,400,000     289    1,500,000     568    4,486,805    10,138
  Issuance of stock upon exercise of
    options.........................          --       --          --      --           --      --           --        --
  Issuance of stock for cash........          --       --          --      --           --      --       10,000       145
  Issuance of preferred stock for
    cash............................          --       --          --      --           --      --           --        --
  Issuance of stock for goods and
    services........................          --       --          --      --           --      --           --        --
  Issuance of stock in connection
    with strategic alliances........          --       --          --      --           --      --      100,000     1,446
  Issuance of stock for
    acquisitions....................          --       --          --      --           --      --           --        --
  Issuances of warrants for
    services........................          --       --          --      --           --      --           --    25,200
  Non-cash compensation expense.....          --       --          --      --           --      --           --        --
  Transfer of common stock series...    (500,000)    (210)         --      --           --      --      500,000       210
  Accretion of warrants with
    redemption feature..............          --       --          --      --           --      --           --        --
  Net loss..........................          --       --          --      --           --      --           --        --
                                      ----------   ------   ---------    ----    ---------    ----    ---------   -------
Balance at March 31, 1999
  (unaudited).......................   2,500,000   $  643   1,400,000    $289    1,500,000    $568    5,096,805   $37,139
                                      ==========   ======   =========    ====    =========    ====    =========   =======

                                         COMMON STOCK
                                      ------------------
                                           SERIES E
                                      ------------------
                                       SHARES     AMOUNT
                                      ---------   ------
Balance at January 1, 1996
  (Combined)........................         --   $   --
  Stock subscription receivable
    including non-cash compensation
    charge..........................         --       --
  Issuance of stock for cash........         --       --
  Transfer of common stock series...         --       --
  Net loss..........................         --       --
                                      ---------   ------
Balance at December 31, 1996
  (Combined)........................         --       --
  Issuance of Endeavor stock to
    founders........................         --       --
  Dissent of QDS minority
    shareholders....................         --       --
  Cancellation of the stock of
    QDS.............................         --       --
  Issuance of Endeavor stock in
    exchange for QDS stock..........         --       --
  Transfer of common stock series...         --       --
  Stock subscription receivable.....         --       --
  Issuance of stock for cash, net of
    issuance costs..................  1,100,000    1,556
  Issuance of stock upon conversion
    of note payable.................         --       --
  Issuance of stock options.........         --       --
  Non-cash stock option
    compensation....................         --       --
  Payment of stock subscription
    receivable......................         --       --
  Net loss..........................         --       --
                                      ---------   ------
Balance at December 31, 1997........  1,100,000    1,556
  Exercise of stock options.........  1,000,000    1,445
  Issuance of stock including
    non-cash compensation charge....         --       --
  Issuance of stock upon conversion
    of note payable.................         --       --
  Issuance of preferred stock for
    cash............................         --       --
  Issuance of stock for services....         --       --
  Issuance of stock for
    acquisition.....................         --       --
  Issuance of stock options
    including non-cash compensation
    charge..........................         --       --
  Non-cash stock option
    compensation....................         --       --
  Payment on stock subscription
    receivable......................         --       --
  Accretion of warrants with
    redemption feature..............         --       --
  Net loss..........................         --       --
                                      ---------   ------
Balance at December 31, 1998........  2,100,000    3,001
  Issuance of stock upon exercise of
    options.........................         --       --
  Issuance of stock for cash........         --       --
  Issuance of preferred stock for
    cash............................         --       --
  Issuance of stock for goods and
    services........................         --       --
  Issuance of stock in connection
    with strategic alliances........         --       --
  Issuance of stock for
    acquisitions....................         --       --
  Issuances of warrants for
    services........................         --       --
  Non-cash compensation expense.....         --       --
  Transfer of common stock series...         --       --
  Accretion of warrants with
    redemption feature..............         --       --
  Net loss..........................         --       --
                                      ---------   ------
Balance at March 31, 1999
  (unaudited).......................  2,100,000   $3,001
                                      =========   ======

                            See accompanying notes.

                                  WEBMD, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         PREFERRED STOCK                        STOCK                         TOTAL
                                       --------------------     DEFERRED     SUBSCRIPTION   ACCUMULATED   SHAREHOLDERS'
                                        SHARES      AMOUNT    COMPENSATION   RECEIVABLES      DEFICIT        EQUITY
                                       ---------   --------   ------------   ------------   -----------   -------------
Balance at January 1, 1996
  (Combined).........................     38,460   $     13     $    --         $  --        $    (79)      $     (31)
  Stock subscription receivable
    including non-cash compensation
    charge...........................     96,150        397          --           (57)             --           1,371
  Issuance of stock for cash.........     36,537        250          --            --              --             900
  Transfer of common stock series....         --         --          --            --              --              --
  Net loss...........................         --         --          --            --          (1,682)         (1,682)
                                       ---------   --------     -------         -----        --------       ---------
Balance at December 31, 1996
  (Combined).........................    171,147        660          --           (57)         (1,761)            558
  Issuance of Endeavor stock to
    founders.........................    132,687         --          --            --              --              --
  Dissent of QDS minority
    shareholders.....................    (38,460)        (3)         --            --              --              (9)
  Cancellation of the stock of QDS...   (132,687)        --          --            --              --              --
  Issuance of Endeavor stock in
    exchange for QDS stock...........    132,687         --          --            --              --              --
  Transfer of common stock series....         --         --          --            --              --              --
  Stock subscription receivable......      3,846         56          --          (200)             --              --
  Issuance of stock for cash, net of
    issuance costs...................    115,284      1,597          --            --              --           5,751
  Issuance of stock upon conversion
    of note payable..................     19,588        283          --            --              --           1,018
  Issuance of stock options..........         --          5         (18)           --              --              --
  Non-cash stock option
    compensation.....................         --         --          10            --              --              10
  Payment of stock subscription
    receivable.......................         --         --          --            57              --              57
  Net loss...........................         --         --          --            --          (4,349)         (4,349)
                                       ---------   --------     -------         -----        --------       ---------
Balance at December 31, 1997.........    404,092      2,598          (8)         (200)         (6,110)          3,036
  Exercise of stock options..........     38,460        555          --            --              --           2,000
  Issuance of stock including
    non-cash compensation charge.....     30,768        514          --            --              --           1,850
  Issuance of stock upon conversion
    of note payable..................      3,846         56          --            --              --             200
  Issuance of preferred stock for
    cash.............................    801,000     12,015          --            --              --          12,015
  Issuance of stock for services.....      1,154        112          --            --              --             405
  Issuance of stock for
    acquisition......................      1,923        250          --            --              --             900
  Issuance of stock options including
    non-cash compensation charge.....         --         --      (4,225)           --              --              --
  Non-cash stock option
    compensation.....................         --         --       3,226            --              --           3,226
  Payment on stock subscription
    receivable.......................         --         --          --           200              --             200
  Accretion of warrants with
    redemption
    feature..........................         --         --          --            --          (2,150)         (2,150)
  Net loss...........................         --         --          --            --         (16,396)        (16,396)
                                       ---------   --------     -------         -----        --------       ---------
Balance at December 31, 1998.........  1,281,243     16,100      (1,007)           --         (24,656)          5,286
  Issuance of stock upon exercise of
    option...........................      4,982         22          --            --              --              22
  Issuance of stock for cash.........        385         55          --            --              --             200
  Issuance of preferred stock for
    cash.............................  1,753,699     33,785          --            --              --          33,785
  Issuance of stock for goods and
    services.........................    425,383     23,596          --            --              --          23,596
  Issuance of stock in connection
    with strategic alliances.........      3,645        555          --            --              --           2,001
  Issuance of stock for
    acquisitions.....................  2,468,192     46,815          --            --              --          46,815
  Issuance of warrants for
    services.........................         --         --          --            --              --          25,200
  Non-cash compensation expense......         --         --          83            --              --              83
  Transfer of common stock series....         --         --          --            --              --              --
  Accretion of warrants with
    redemption feature...............         --         --          --            --            (538)           (538)
  Net loss...........................         --         --          --            --         (17,803)        (17,803)
                                       ---------   --------     -------         -----        --------       ---------
Balance at March 31, 1999
  (unaudited)........................  5,937,529   $120,928     $  (924)        $  --        $(42,997)      $ 118,647
                                       =========   ========     =======         =====        ========       =========

                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,             MARCH 31,
                                                   ------------------------------    -------------------
                                                    1996       1997        1998       1998        1999
                                                   -------    -------    --------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................  $(1,682)   $(4,349)   $(16,396)   $(1,533)   $(17,803)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................       --          9         303         10       3,502
    Gain on disposal of discontinued
      operations.................................       --       (165)     (7,709)        --          --
    Extraordinary loss on early extinguishment of
      notes payable..............................       --         --         930         --          --
    Loss on equity investment....................       --         --          --         --          98
    Non-cash compensation expense................       --         11       3,375          7          83
    Non-cash interest expense....................       --        593         105         45          --
    Non-cash amortization of equity issued for
      services...................................       --         --         405         --       2,052
    Changes in operating assets and liabilities,
      net of business acquired:
      Accounts receivable........................       --         --          --         --        (687)
      Other current assets.......................       --        (53)     (2,861)        31      (9,426)
      Accounts payable and accrued expenses......       --        317       3,396        164      (2,126)
      Other liabilities..........................       --         --         887         --        (253)
                                                   -------    -------    --------    -------    --------
  Net cash used in operating activities by
    continuing operations........................   (1,682)    (3,637)    (17,565)    (1,276)    (24,560)
  Net cash provided by (used in) operating
    activities of discontinued operations........    1,627       (249)       (361)       737          --
                                                   -------    -------    --------    -------    --------
  Net cash used in operating activities..........      (55)    (3,886)    (17,926)      (539)    (24,560)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment............       --        (76)     (2,687)       (86)     (1,183)
  Purchases of property and equipment for
    discontinued operations......................   (2,325)    (1,713)     (1,787)      (965)         --
  Payment of dissenters' claim...................       --         --      (2,653)        --          --
  Payment of costs associated with
    acquisitions.................................       --         --          --         --      (2,594)
  Proceeds received on note receivable...........       --         --          71         --          26
  Proceeds from sale of discontinued
    operations...................................       --        200      16,597         --          --
                                                   -------    -------    --------    -------    --------
  Net cash (used in) provided by investing
    activities...................................   (2,325)    (1,589)      9,541     (1,051)     (3,751)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from sale of stock................       --      5,751      15,715      1,060      34,007
  Proceeds from issuance of notes payable........       --      2,890       2,000         --          --
  Proceeds from issuance of common stock warrants
    associated with notes payable................       --      1,110          --         --          --
  Payment of notes payable and capital leases....       --         --      (6,000)        --      (2,249)
  Amounts received on stock subscriptions........       --         57         200        200          --
  Deferred financing costs.......................       --       (124)         --         --          --
                                                   -------    -------    --------    -------    --------
  Net cash provided by financing activities of
    continuing operations........................       --      9,684      11,915      1,260      31,758
  Net cash provided by (used in) financing
    activities of discontinued operations........    2,380     (1,513)         --       (145)         --
                                                   -------    -------    --------    -------    --------
  Net cash provided by financing activities......    2,380      8,171      11,915      1,115      31,758
                                                   -------    -------    --------    -------    --------
  Net increase in cash and cash equivalents......       --      2,696       3,530       (475)      3,447
  Cash and cash equivalents at beginning of
    period.......................................       --         --       2,696      2,696       6,226
                                                   -------    -------    --------    -------    --------
  Cash and cash equivalents at end of period.....  $    --    $ 2,696    $  6,226    $ 2,221    $  9,673
                                                   =======    =======    ========    =======    ========

                            See accompanying notes.

                                  WEBMD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Endeavor Technologies, Inc., a Georgia corporation, was formed on October 17, 1996 and was renamed WebMD, Inc. (the "Company") in August 1998. In the fourth quarter of 1998, the Company launched a branded, integrated, Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. On March 26, 1997, the Company acquired Quality Diagnostic Services, Inc. ("QDS"). The assets and liabilities of QDS were acquired in a transaction accounted for as a reverse acquisition/ recapitalization and are recorded at historical cost. Additionally, the results of operations of the combined companies are reflected as if the above transaction took place at January 1, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation. Consequently, for comparative purposes, the combined financial statements have been presented as if the Company and its subsidiaries were a single entity for the periods presented.

     Effective July 1, 1997, the Company sold all of the outstanding stock of UltraScan, Inc. ("UltraScan") for $400.

     Effective July 1, 1998, the Company sold substantially all of the assets of QDS and Telemedics, Inc. ("Telemedics") for $17,000 in cash and up to $6,000 in additional contingent consideration based on 1999 QDS and Telemedics revenues. No contingent consideration has been recorded as of December 31, 1998.

     The consolidated financial statements reflect the results of UltraScan, QDS, and Telemedics as discontinued operations. See Note 2 for further discussion.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash and cash equivalents with two separate financial institutions located in Georgia. At December 31, 1998, substantially all of the Company's cash and cash equivalents are invested in short-term money market accounts, which bear minimal risk, and are available on demand.

     The carrying amount reported in the balance sheet for cash and cash equivalents and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The carrying amount reported in the balance sheet for long-term debt approximates its fair value based on discounted cash flows.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     The Company is dependent upon various content providers to provide content for use on the Company's Web site.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

PRODUCT DEVELOPMENT AND CONTENT COSTS

     Product development and content costs include personnel costs associated with the development, management, testing and upgrades to the Company's Web site and systems, license fees for content acquisition and third party Web site development services. Product development costs are charged to operations as incurred. Content costs are amortized over the useful life of the content or over the term of the content license agreement on a straight line basis.

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have not been significant.

ADVERTISING COSTS

     Advertising costs are charged to expense in the period the costs are incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was $0, $164 and $604, respectively.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes."

REVENUE RECOGNITION

     The Company derives revenue from its subscriptions. Revenues from subscriptions are deferred and recognized ratably over the term of the subscription. Revenues related to the Company's various Internet-based administrative, communication and information services are recognized when the services are provided.

STOCK SPLIT

     On October 2, 1997, the Company effected a one-for-two reverse stock split. The share and per share amounts in the financial statements have been retroactively adjusted for the reverse stock split.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), and in February 1998, the

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 98 related to SFAS 128. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The Company's common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share.

     Options and warrants to purchase 4,510,321 and 8,160,309 shares of common stock with a weighted average exercise price of $1.20 and $4.59 per share, outstanding in 1997 and 1998, respectively, and 30,000 shares of restricted common stock issued during 1998 were not included in the computation of diluted loss per share because the Company reported a loss and, therefore, the effect would be antidilutive.

STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") sets forth accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company continues to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (collectively "APB 25"). Under APB 25, no compensation expense is recognized for stock options granted to employees at fair market value. Certain stock, stock options and warrants were granted with exercise prices below the then fair market value or at fair market value to third parties. In connection with these issuances, the Company recognized $1,371, $11 and $3,226 in compensation expense during 1996, 1997 and 1998, respectively.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared on a basis substantially the same as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

2. DISCONTINUED OPERATIONS

     Effective July 1, 1998, the Company sold substantially all of the assets of QDS and Telemedics. The sale resulted in a net gain of $7,709. In connection with the sale, the Company has issued a warrant to purchase 80,000 shares of the Company's Series D common stock (see Note 10). The operations of these subsidiaries are included in the statements of operations as a loss from discontinued operations. Net patient service revenues from QDS for the years ended December 31, 1996, 1997 and for the period from January 1, 1998 to July 1, 1998 were approximately $3,257, $7,091 and $5,261, respectively. Product sales from Telemedics for the year ended December 31, 1997 (the first year of operations) and for the period from January 1, 1998 to July 1, 1998 were approximately $283 and $26, respectively. Net losses for QDS and Telemedics combined for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to July 1, 1998 were $1,645, $778 and $393, respectively.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     QDS revenues from arrhythmia monitoring services were recognized as the services were performed over the contract term. Telemedics product sales revenue from the sale of arrhythmia monitoring devices were recognized upon shipment. Net patient service revenues for QDS were reported at the estimated net realizable amounts from third-party payors and others for services rendered. Contractual allowances were reflected as a reduction in gross charges to arrive at net patient service revenue. An allowance for doubtful accounts was established for revenue estimated to be uncollectible and adjusted based upon management's evaluation of current economic conditions, historical collection experience and other relevant factors that, in the opinion of management, required recognition in estimating such allowance.

     Effective July 1, 1997, the Company sold all of the outstanding shares of common stock of Ultrascan to its former President. The sale resulted in a net gain of approximately $165. The operations of this subsidiary are included in the statements of operations as a loss from discontinued operations. Revenue and net losses from Ultrascan for the year ended December 31, 1996 and the six month period ended June 30, 1997, were approximately $13 and $189 and $37 and $417, respectively. As of December 31, 1998, a note receivable of $134 is due from the purchaser related to this sale.

     Balance sheet information for QDS, Telemedics and Ultrascan is provided as follows:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
Cash........................................................     $  192
Other current assets........................................      1,919
Property and equipment, net.................................      3,280
Intangibles, net............................................        653
                                                                 ------
          Total assets......................................     $6,044
                                                                 ======
LIABILITIES
Accounts payable, accrued expenses and other................     $1,762
                                                                 ------
          Total liabilities.................................     $1,762
                                                                 ======

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Supplemental cash flow information from the operations of QDS, Telemedics and Ultrascan is provided as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996       1997      1998
                                                              -------    -------    -----
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(1,682)   $(1,195)   $  --
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Cash flow related to results from operations deferred
     until sold.............................................       --         --     (393)
  Depreciation and amortization.............................      326        777      529
  Loss on write-off of property and equipment...............       --        235       97
  Non-cash compensation expense.............................    1,371         --       --
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................     (693)    (1,155)    (507)
     Other current assets...................................      (35)        11        4
     Accounts payable and accrued expenses..................      733       (280)    (216)
     Deferred contract revenue..............................       64        216      187
                                                              -------    -------    -----
Net cash provided by (used in) operating activities.........  $    84    $(1,391)   $(299)
                                                              =======    =======    =====
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock......................  $   900    $    --    $  --
Proceeds from amounts due to related parties................    1,302        500       --
Payments on amounts due to related parties..................   (1,505)      (262)      --
Proceeds from issuance of notes payable and other debt......    1,879        206       --
Payments on notes payable and other debt....................     (196)    (1,957)      --
                                                              -------    -------    -----
Net cash provided by (used in) financing activities.........  $ 2,380    $(1,513)   $  --
                                                              =======    =======    =====

     The net increases in cash balances associated with the discontinued operations were $139, $53 and $62 during the years ended December 31, 1996, 1997 and the period from January 1, 1998 through June 30, 1998, respectively, and have been reflected in cash flows from operating activities of discontinued operations.

     In connection with the acquisition of QDS by the Company, certain shareholders of QDS asserted their rights granted under Georgia law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. In accordance with Georgia law, the Company offered to pay the former shareholders approximately $400 for their interest in QDS. The former shareholders rejected that offer. On August 1, 1997, in accordance with statutory provisions relating to the valuation process, QDS filed a complaint against the dissenting shareholders for the judicial appraisal of their shares. In July 1998, the Company paid the former shareholders of QDS approximately $2,700 in settlement of the dissenters' rights action. This payment is reflected as a reduction to the gain on disposal of discontinued operations.

3. ACQUISITION

     In December 1998, the Company acquired substantially all of the net assets of certifiedemail.com, Inc. ("certifiedemail.com") for 50,000 shares of the Company's Series D common stock. In connection

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

with the acquisition, the Company assumed accounts payable of approximately $100 and forgave a note receivable from certifiedemail.com for approximately $230. The acquisition has been accounted for as a purchase and the excess of cost over fair value of the net assets acquired of approximately $1,060 has been recorded as goodwill and is being amortized on a straight-line basis over a three-year period. Pro forma results are not presented for this acquisition as they are not significant during the years presented.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                              ---------------   MARCH 31,
                                                               1997     1998      1999
                                                              ------   ------   ---------
Computer equipment and purchased software...................  $   23   $3,110    $4,882
Furniture and fixtures......................................      53      420       758
Property and equipment from discontinued operations.........   4,263       --        --
                                                              ------   ------    ------
                                                               4,339    3,530     5,640
Less accumulated depreciation...............................      (3)    (390)     (801)
Less accumulated depreciation from discontinued
  operations................................................    (983)      --        --
                                                              ------   ------    ------
Property and equipment, net.................................  $3,353   $3,140    $4,839
                                                              ======   ======    ======

5. WRITE-DOWN OF CUSTOMER TERMINALS

     During 1998, the Company purchased customer terminals which were to be included as promotional arrangements with certain subscribers. Due to a change in the Company's strategy, the Company recorded a charge of approximately $1,795 to write-down customer terminals to their net realizable value of $620. The net realizable value, which was determined by a third party offer, is included in other assets.

6. COMMITMENTS

CONTENT AND STRATEGIC ALLIANCE COMMITMENTS

     The Company has agreements with various content providers and strategic partners whereby the Company is committed to pay certain amounts in connection with content and services obtained for use on the Company's Web site and certain distribution arrangements. The Company has recorded $538 and $1,122 as product development and content costs related to these agreements during 1997 and 1998, respectively. The Company's non-cancelable future commitments under these agreements, a certain portion with shareholders of the Company, as of December 31, 1998, are as follows:

1999........................................................  $ 9,358
2000........................................................    4,405
2001........................................................    3,300
2002........................................................      120
2003........................................................       30
                                                              -------
                                                              $17,213
                                                              =======

     Additionally, the Company has committed to spend $750 prior to February 2001 relating to promotional arrangements associated with one of its strategic alliances with a shareholder.

     On December 31, 1998, the Company entered into an agreement with a related party to purchase software licenses which are to be provided to certain of the Company's subscribers. The total commitment

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

was $5,000 for 10,000 licenses and was paid subsequent to year end. The Company recorded this obligation in prepaid software licenses and accrued expenses.

OPERATING LEASE COMMITMENTS

     The Company leases its facilities and certain office equipment under operating lease agreements expiring through 2001. Lease expense was approximately $204 and $541 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1998, future minimum lease commitments under operating leases, a significant portion of which are with a shareholder, are as follows:

1999........................................................  $  956
2000........................................................     342
2001........................................................      88
2002........................................................      26
2003........................................................      26
                                                              ------
                                                              $1,438
                                                              ======

     Additionally, certain UltraScan equipment leases with total lease commitments of $678 as of December 31, 1998, are under guarantee by the Company. These leases expire through 2002.

     In April 1998, a primary vendor of QDS and Telemedics took occupancy of space previously occupied by the Company under a sublease agreement for which the Company is a guarantor. Total lease commitments under this lease as of December 31, 1998 are $326 and the lease expires in 2001.

7. LONG-TERM DEBT

     During 1997 the Company borrowed $4,000 from Sirrom Capital Corporation ("Sirrom"), with interest payable monthly at 13.5%, and principal due on August 1, 2002. On July 8, 1998, the Company borrowed an additional $2,000 from an affiliate of Sirrom, Sirrom Investment, Inc. Finance costs related to the initial Sirrom debt instrument totaling $124 were capitalized during 1997 and amortized over five years. On July 22, 1998, the Company repaid all outstanding borrowings from Sirrom. In connection with the retirement of these borrowings, the Company recognized an extraordinary loss of $930, which included the remaining balance of the capitalized finance costs.

8. RETIREMENT PLAN

     The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees 21 years of age or older with at least six months of employment and permits voluntary employee contributions and Company profit sharing contributions. The Company has not made any such contributions to the plan through December 31, 1998.

9. RELATED PARTY TRANSACTIONS

     In August 1996, QDS received a $200 loan from a shareholder for working capital needs. The indebtedness bore no interest and was payable on demand. In February 1998, the Company converted the indebtedness into 100,000 shares of Series D common stock.

     In August 1997, the Company received loans of $100 each from two shareholders of the Company. Each unsecured loan was evidenced by a promissory note payable and paid in full during 1997. In conjunction with these loans, the Company granted each of the two shareholders the option to purchase

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13,486 shares of Series D common stock of the Company at an exercise price of $1.44 per share. In connection with these options, the Company recorded their fair value, as determined by the minimum value method, as additional interest expense.

     During 1998, the Company purchased services from iXL Enterprises, Inc. ("iXL") in the amount of $4,448. A board member of the Company is Chairman of iXL.

10. SHAREHOLDERS' EQUITY

COMMON STOCK

     As discussed in Note 1, the merger between the Company and QDS has been accounted for as a reverse acquisition/recapitalization and, as a result, for comparative purposes, the financial statements, including equity transactions, have been presented as if the Company and QDS were a single entity for all periods presented. Shares were issued to founders of Endeavor in exchange for nominal consideration.

     In October 1998, the Company issued 30,000 shares of its Series D common stock in exchange for corporate communication services to be provided through April 1999. The Company has recorded the shares at $405, which approximated their fair market value on the date of issuance, and is amortizing the value to sales and marketing expense over the term of the agreement. During 1998, the Company recorded $270 of sales and marketing expense related to this agreement.

     The Company has authorized and issued shares of common stock (no designation), Series B, C, D and E common stock. The rights of the series are identical except that (i) Series B, C, D and E common stock are non-voting and
(ii) Series B, C and E common stock have a liquidation preference of $0.29, $1.00 and $1.00 per share, respectively. Upon a liquidation of the Company, if the assets of the Company are insufficient to permit full payment of the liquidation preference after payment of preferred stock liquidation preference, then the assets of the Company available for such distribution shall be distributed pro rata based on the relative liquidation preferences.

     Upon the effective date of a public offering of the Company's common stock, the common stock (no designation) Series B, C, D and E common stock will be automatically converted into one series of voting common stock.

PREFERRED STOCK

     The Company's Board of Directors has authorized 10,000,000 shares of preferred stock, with 1,600,000 of such shares designated as Series A preferred stock, 3,400,000 of such shares designated as Series B preferred stock, 2,000,000 of such shares designated as Series C preferred stock, 200,000 of such shares designated as Series D preferred stock, 792,000 of such shares designated as Series E preferred stock, and 1,180,000 of such shares designated as Series F preferred stock.

     During 1998, the Company sold 801,000 shares of its Series A preferred stock for $15.00 per share. In connection with the sale of the Series A preferred stock, the Company has agreed to issue additional shares of Series A preferred stock should the Company not complete an initial public offering by certain dates as follows: 30,000 shares on March 1, 1999, 150,000 shares on May 22, 1999, 10,000 shares on September 1, 1999 and 50,000 shares on November 22, 1999.

     As described in the Company's Articles of Incorporation, the holders of Series A, B and C preferred stock have the right to convert all or part of such shares into common stock on a one-for-one basis. The holders of Series D preferred stock have the right to convert all or part of such shares into common stock under certain circumstances, as defined in the Articles of Incorporation on a five-for-one basis. The holders

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

of the Series E Preferred Stock and the Series F Preferred Stock have the right to convert all or part of such shares into common stock under certain circumstances, as defined in the Articles of Incorporation on a ten-for-one basis.

     The Series A, B, C, D, E and F preferred stock provide for a preference upon liquidation.

     Outstanding shares of the Company's preferred stock were as follows:

                                                   DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                       1997            1998          1999
                                                   ------------    ------------    ---------
Series A.........................................         --          801,000        801,000
Series B.........................................         --               --      2,440,636
Series C.........................................         --               --      1,008,750
Series D.........................................         --               --        200,000
Series E.........................................         --               --             --
Series F.........................................    404,092          480,243      1,487,143
                                                     -------        ---------      ---------
                                                     404,092        1,281,243      5,937,529
                                                     =======        =========      =========

STOCK WARRANTS

     On August 29, 1997, the Company borrowed $4,000 from Sirrom. In connection with the loan, Sirrom received a warrant to purchase 771,901 shares of the Company's Series D common stock for $0.01 per share. Of the $4,000 in borrowings, $1,110 was allocated to the value of the warrant and recorded as a separate component of equity. The warrant expires on August 1, 2002. In connection with the warrant, $75 and $105 was amortized to interest expense during 1997 and 1998, respectively.

     Sirrom has the option to require the Company to redeem the warrants for a period of 30 days after the exercise period in August 2002, at a purchase price equal to fair market value, as defined. Upon completion of an initial public offering by the Company, the redemption right terminates. Accordingly, in periods prior to an initial public offering, the Company has accounted for the warrants as temporary equity. The excess of the redemption value over the carrying value is being accrued by periodic charges to accumulated deficit over the redemption period. This accrual amounted to $2,150 for 1998. Upon the exercise or completion of an initial public offering, the value of the warrants will be transferred to permanent equity.

     In December 1997, the Company granted a warrant to purchase 1,384,600 shares of the Company's Series E common stock for $1.44 per share to Premiere Technologies, Inc. ("Premiere"). The warrant was issued in connection with a sale of the Company's Series E common stock and the fair value of the warrant of $45 was recorded as issuance cost. On April 29, 1998, Premiere exercised its option in full.

     In connection with the sale of QDS and Telemedics, the Company issued a warrant to purchase 110,768 shares of the Company's Series D common stock to Matria at the lesser of $14.44 or the initial public offering price should the Company complete an initial public offering. The warrant will be exercisable in full on the earlier of the completion of an initial public offering or June 30, 1999 and expires five years from the issuance date.

     In connection with sales of its Series A preferred stock, the Company also issued warrants to purchase a total of 498,456 shares of the Company's Series A preferred stock at the lesser of the price at a

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

public offering or $13.00 per share. The warrants expire on August 24, 2001 with respect to 415,380 shares and on September 1, 2001 with respect to 83,076 shares.

STOCK OPTION PLAN

     Effective January 1, 1997, the Board of Directors and shareholders of the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan"), which provides for issuance of stock options and restricted stock awards to employees, directors, consultants and advisors. The Board of Directors and shareholders of the Company amended and restated the 1997 Plan on September 17, 1998. Options may be granted under the 1997 Plan with an exercise price not less than the fair value of the Company's common stock on the date of the grant, as determined by the Board of Directors or a committee of the Board, in the absence of a readily available market for the Company's stock. Options become exercisable and expire as determined by the Board of Directors or a committee of the Board (generally over 2 to 7 years).

     Effective November 13, 1998, the Board of Directors and shareholders of the Company adopted the Director Stock Option Plan ("the Director Plan"), which provides for issuance of stock options to non-employee directors. Options are granted automatically to existing directors on the date of adoption and subsequently upon election as a director of the Company and at January 1 of each calendar year with an exercise price not less than the fair value of the Company's common stock on the date of the grant. Options are vested immediately and become exercisable six months from the date of grant and expire in ten years.

     Pro forma information regarding net income and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted average assumptions for 1997 and 1998: risk-free interest rates of 6.2% and 5.4%; no dividend yield; and an expected life of an option of four years.

     Option valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options granted to employees are amortized to expense over the vesting period. The weighted average fair value per option granted in 1997 and 1998 was $0.32 and $1.56, respectively. The Company's pro forma net loss would have been $(4,514) and $(17,173) and net loss per share would have been $(0.54) and $(1.40), for the years ended December 31, 1997 and 1998, respectively.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following stock options were outstanding to employees, directors, and other third parties:

                                                           NUMBER OF OPTIONS   EXERCISE PRICE PER SHARE
                                                           -----------------   ------------------------
Outstanding at January 1, 1997...........................             --            $           --
Granted..................................................      2,353,820                      1.44
                                                               ---------
Balance at December 31, 1997.............................      2,353,820                      1.44
Granted..................................................      3,802,294             1.44 -  14.44
Canceled.................................................        (69,230)                     1.44
                                                               ---------
Balance at December 31, 1998.............................      6,086,884             1.44 -  14.44
Granted..................................................      2,275,129                     14.44
Assumed in acquisitions..................................        260,694             1.31 -  11.64
Cancelled................................................             --                        --
Exercised................................................         (4,982)            1.32 -   6.01
                                                               ---------
Balance at March 31, 1999 (unaudited)....................      8,617,725            $1.31 -  14.44
                                                               =========
Exercisable at December 31, 1998.........................      2,715,748            $1.44 - $10.83
                                                               =========

     The following tables summarize information concerning currently outstanding and exercisable options at December 31, 1998:

                    OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
------------------------------------------------------------    -----------------------
                                   WEIGHTED-       WEIGHTED-                  WEIGHTED-
                                    AVERAGE         AVERAGE                    AVERAGE
   RANGE OF         NUMBER         REMAINING       EXERCISE       NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE     PRICE      OUTSTANDING     PRICE
---------------   -----------   ----------------   ---------    -----------   ---------
$ 1.44 - $ 2.89    3,193,070          2.51          $ 1.49       1,732,683     $ 2.80
$10.83 - $14.44    2,893,814          4.30           10.93         983,065      10.83
                   ---------                                     ---------
                   6,086,884          3.36            5.98       2,715,748       5.08
                   =========                                     =========

     Certain options and warrants were issued with exercise prices below the then fair market value or were issued at fair market value to third parties. In connection with these issuances, the Company recognized $11 and $3,226 in compensation expense during 1997 and 1998, respectively. Certain sales representatives of the Company entered into agreements that did not fix the number of options to purchase shares until certain goals are met. Because the exercise price of these options is fixed but the number of shares is variable, the Company recorded compensation expense relating to these options to the extent the fair market value of the underlying stock was in excess of the exercise price at the time the number of shares was determined. All options issued to sales representatives were fixed during 1998 and thus the number of shares became determinable.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforward...........................  $ 1,966    $ 5,234
  Allowance for bad debts...................................      456         --
  Stock option compensation.................................       --      1,102
  Write-down of customer terminals                                 --        682
  Valuation allowance.......................................   (2,116)    (6,431)
                                                              -------    -------
                                                                  306        587
Deferred tax liability:
  Depreciation..............................................      306        587
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

     At December 31, 1998 the Company has total net operating loss carryforwards for federal and state income tax purposes of approximately $13,721 that expire in years 2010 through 2013.

     Utilization of the Company's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

                                                          1996      1997       1998
                                                          -----    -------    -------
Tax at statutory rate...................................  $(572)   $(1,479)   $(5,575)
State taxes, net of federal benefit.....................    (67)      (174)      (656)
Permanent differences...................................      8        197      1,916
Valuation allowance.....................................    631      1,456      4,315
                                                          -----    -------    -------
                                                          $  --    $    --    $    --
                                                          =====    =======    =======

12. STOCK DIVIDEND

     On April 9, 1999, the Board of Directors declared a dividend of 0.03846 shares of a new series of preferred stock, Series F, which is convertible into 10 shares of common stock. The financial statements have been presented to reflect this dividend in all periods as an increase to the outstanding shares of preferred stock. The dollar amounts attributable to each series of common and preferred stock have also been adjusted to reflect this dividend.

     Also in connection with the stock dividend described above, the option and warrants outstanding were adjusted in kind to reflect this dividend.

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998 -- UNAUDITED

Acquisitions

     On January 22, 1999, the Company acquired Direct Medical Knowledge, Inc. ("DMK") for 494,018 shares of Series B preferred stock valued at $20 per share. In addition, the Company converted existing DMK options and warrants into options and warrants to acquire 181,323 shares of Series B preferred stock. At closing, the Company forgave $300 of amounts owed by DMK to the Company which is

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

reflected in other current assets as of December 31, 1998. The transaction was accounted for as a purchase. As a result of this purchase, the Company recorded $13,590 in goodwill and other intangible assets, which will be amortized over 3 years.

     On January 25, 1999, the Company acquired Sapient Health Network, Inc. ("SHN") for 1,619,190 shares of Series B Preferred Stock valued at $20 per share. In addition, the Company converted existing SHN options and warrants into options and warrants to acquire 180,953 shares of Series B preferred stock. The transaction was accounted for as a purchase. As a result of this purchase, the Company recorded $38,326 in goodwill and other intangible assets, which will be amortized over 3 years.

Strategic Relationships and Distribution Agreements and other Equity
Transactions

     In April 1999, Sirrom exercised its warrant to purchase 771,901 shares of common stock.

     Subsequent to year end, the Company entered into various agreements with service and content providers and distribution partners whereby the Company has committed to pay certain amounts in connection with content and services obtained for use on the Company's Web site and certain distribution arrangements.

     During the first quarter of 1999, the Company sold approximately 1.7 million shares of common and preferred stock for approximately $34,000.

     On January 27, 1999, the Company issued warrants to purchase 1,038,450 shares of Series D common stock to Gleacher NatWest, Inc. ("Gleacher NatWest"). These warrants vest 692,300 on January 29, 1999 and 346,150 on January 29, 2000 and have an exercise term of five years. The agreement requires Gleacher NatWest to perform financial advisory services over a two year period. If Gleacher NatWest fails to perform under the agreement, they forfeit the unvested options and pay the Company a cash penalty.

     On March 1, 1999, the Company issued 200,000 shares of Series D preferred stock in connection with a strategic alliance, which is convertible into 1,000,000 shares of common stock. The value attributed to this issuance was $20,000, based on the value of capital stock sold in recent transactions.

     In addition, in March 1999, the Company entered into a five-year, strategic content and distribution alliance with E.I. du Pont Nemours and Company ("DuPont"). In exchange for this agreement, DuPont has received warrants to purchase 5,538,400 shares of the Company's Series D common stock at $14.44 per share.

     In connection with these strategic relationships and distribution agreements, the Company has committed to make payments from March 31, 1999 through 2003 of approximately $300,000.

     During the three months ended March 31, 1999 revenue in the amount of $1,865 was attributable to related parties.

Pending Acquisition of WebMD Stock

     On May 20, 1999 the Company announced that it had entered into an agreement to merge with Healtheon Corporation ("Healtheon"). Under the terms of the agreement, Healtheon will exchange 1.8150 shares of common stock for each share of the Company's stock. The transaction is preliminarily valued at approximately $6,671,600. The acquisition, which is expected to be accounted for using the purchase method of accounting, is anticipated to be completed in the third quarter of 1999.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of MEDE America Corporation

     We have audited the accompanying consolidated balance sheets of MEDE America Corporation and subsidiaries (the "Company") as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDE America Corporation and subsidiaries as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 13, the accompanying 1997 and 1998 consolidated financial statements have been restated.

DELOITTE & TOUCHE LLP

Jericho, New York
August 5, 1998
(February 5, 1999 as to Note 1.b.,
October 30, 1998 as to Note 2.d.,
January 26, 1999 as to Note 6.b.,
and December 11, 1998 as to Note 13)

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   JUNE 30,
                                                             --------------------     MARCH 31,
                                                               1997        1998         1999
                                                             --------    --------    -----------
                                                                (AS RESTATED,        (UNAUDITED)
                                                                 SEE NOTE 13)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $  1,919    $  2,950      $  4,042
  Accounts receivable, less allowance for doubtful accounts
     of $1,716, $997 and $643, respectively................     6,318       7,920        10,422
  Formulary receivables....................................       405       2,341         4,910
  Inventory................................................       172         211           263
  Prepaid expenses and other current assets................       486         537           774
                                                             --------    --------      --------
     Total current assets..................................     9,300      13,959        20,411
PROPERTY AND EQUIPMENT -- Net (Notes 3 and 6)..............     5,517       4,711         5,424
GOODWILL -- Net (Notes 1 and 2)............................    27,465      34,753        41,585
OTHER INTANGIBLE ASSETS -- Net (Notes 1 and 4).............     5,357       5,501         7,065
OTHER ASSETS (Note 11).....................................       451         470         4,429
                                                             --------    --------      --------
     TOTAL.................................................  $ 48,090    $ 59,394      $ 78,914
                                                             ========    ========      ========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $  2,134    $  3,630      $  3,466
  Accrued expenses and other current liabilities (Note
     5)....................................................     9,195       7,715         7,148
  Current portion of long-term debt (Note 6)...............       538         269           425
                                                             --------    --------      --------
     Total current liabilities.............................    11,867      11,614        11,039
                                                             --------    --------      --------
LONG-TERM DEBT (Note 6)....................................    24,623      41,055         6,346
                                                             --------    --------      --------
OTHER LONG-TERM LIABILITIES................................       215         194           178
                                                             --------    --------      --------

SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK:
  $.01 par value; 250 shares authorized; 240 shares issued
     and outstanding as of June 30, 1997 and 1998
     (aggregate liquidation value of $23,996 plus accrued
     dividends) (Notes 8 and 9)............................    28,823      31,223            --
                                                             --------    --------      --------

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock, $.01 par value; 6,329 shares authorized as
     of June 30, 1997 and 1998 and 30,000 shares authorized
     as of March 31, 1999; 5,671, 5,685 and 12,997 shares
     issued and outstanding, respectively..................        57          57           130
  Additional paid-in capital...............................    27,713      25,584       114,660
  Accumulated deficit......................................   (45,208)    (50,243)      (53,439)
  Deferred compensation (Note 8)...........................        --         (90)           --
                                                             --------    --------      --------
     Total stockholders' (deficit) equity..................   (17,438)    (24,692)       61,351
                                                             --------    --------      --------
     TOTAL.................................................  $ 48,090    $ 59,394      $ 78,914
                                                             ========    ========      ========

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998
                AND NINE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                              AND 1999 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,               MARCH 31,
                                              -----------------------------   -----------------------
                                                1996       1997      1998         1998         1999
                                              --------   --------   -------   -------------   -------
                                                           (AS RESTATED,      (AS RESTATED,
                                                            SEE NOTE 13)      SEE NOTE 13)

                                                                                    (UNAUDITED)
REVENUES....................................  $ 31,768   $ 35,279   $42,290      $30,189      $39,756

OPERATING EXPENSES:
  Operations................................    19,174     16,817    16,958       12,485       14,975
  Sales, marketing and client services......     7,064      8,769    10,765        7,769        9,456
  Research and development (Note 1).........     2,132      3,278     3,941        2,886        3,379
  General and administrative................     6,059      5,263     4,865        3,307        4,138
  Depreciation and amortization.............     5,176      5,460     7,143        5,248        6,460
  Contingent consideration paid to former
     owners of acquired businesses (Note
     2).....................................       538      2,301        --           --           --
  Write-down of intangible assets (Note
     1).....................................     9,965         --        --           --           --
  Acquired in-process research and
     development (Note 2)...................        --      1,556        --           --           --
                                              --------   --------   -------      -------      -------
     Total operating expenses...............    50,108     43,444    43,672       31,695       38,408
                                              --------   --------   -------      -------      -------
(LOSS) INCOME FROM OPERATIONS...............   (18,340)    (8,165)   (1,382)      (1,506)       1,348
OTHER (INCOME) EXPENSE (Note 12)............       313       (893)      (12)          13           --
INTEREST EXPENSE, Net.......................       584      1,504     3,623        2,470        2,822
                                              --------   --------   -------      -------      -------
LOSS BEFORE PROVISION FOR INCOME TAXES......   (19,237)    (8,776)   (4,993)      (3,989)      (1,474)
PROVISION FOR INCOME TAXES (Note 7).........        93         57        42           37          103
                                              --------   --------   -------      -------      -------
LOSS BEFORE EXTRAORDINARY ITEM..............   (19,330)    (8,833)   (5,035)      (4,026)      (1,577)
EXTRAORDINARY ITEM..........................        --         --        --           --       (1,619)
                                              --------   --------   -------      -------      -------
NET LOSS....................................   (19,330)    (8,833)   (5,035)      (4,026)      (3,196)
PREFERRED STOCK DIVIDENDS...................    (2,400)    (2,400)   (2,400)      (1,800)      (1,444)
                                              --------   --------   -------      -------      -------
NET LOSS APPLICABLE TO COMMON
  STOCKHOLDERS..............................  $(21,730)  $(11,233)  $(7,435)     $(5,826)     $(4,640)
                                              ========   ========   =======      =======      =======
BASIC AND DILUTED NET LOSS PER COMMON SHARE:
  LOSS BEFORE EXTRAORDINARY ITEM............  $  (4.14)  $  (2.07)  $ (1.31)     $ (1.03)     $ (0.42)
  EXTRAORDINARY ITEM........................        --         --        --           --        (0.23)
                                              --------   --------   -------      -------      -------
  NET LOSS..................................  $  (4.14)  $  (2.07)  $ (1.31)     $ (1.03)     $ (0.65)
                                              ========   ========   =======      =======      =======
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- BASIC AND DILUTED..........     5,245      5,425     5,679        5,677        7,116
                                              ========   ========   =======      =======      =======

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998
                AND NINE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                             TOTAL
                                                               ADDITIONAL                                STOCKHOLDERS'
                                       COMMON STOCK             PAID-IN     ACCUMULATED     DEFERRED        EQUITY
                                          SHARES      AMOUNT    CAPITAL       DEFICIT     COMPENSATION     (DEFICIT)
                                       ------------   ------   ----------   -----------   ------------   -------------
BALANCE, JULY 1, 1995................      5,237       $ 52     $ 29,935     $(17,045)       $  --         $ 12,942
  Net loss and comprehensive
    income...........................         --         --           --      (19,330)          --          (19,330)
  Preferred stock dividends..........         --         --       (2,400)          --           --           (2,400)
  Issuance of warrants...............         --         --          121           --           --              121
  Exercise of stock options..........         43          1          194           --           --              195
                                         -------       ----     --------     --------        -----         --------
BALANCE, JUNE 30, 1996...............      5,280         53       27,850      (36,375)          --           (8,472)
  Net loss and comprehensive income
    (as restated, see Note 13).......                    --           --       (8,833)          --           (8,833)
  Preferred stock dividends..........         --         --       (2,400)          --           --           (2,400)
  Issuance of common stock...........        371          4        2,121           --           --            2,125
  Issuance of warrants...............         --         --           52           --           --               52
  Exercise of stock options..........         20         --           90           --           --               90
                                         -------       ----     --------     --------        -----         --------
BALANCE, JUNE 30, 1997 (as restated,
  see Note 13).......................      5,671         57       27,713      (45,208)          --          (17,438)
  Net loss and comprehensive income
    (as restated, see Note 13).......                    --           --       (5,035)          --           (5,035)
  Preferred stock dividends..........         --         --       (2,400)          --           --           (2,400)
  Issuance of warrants...............         --         --           98           --           --               98
  Exercise of stock options..........         14         --           65           --           --               65
  Issuance of stock options (Note
    8)...............................         --         --          108           --         (108)              --
  Amortization of deferred
    compensation.....................         --         --           --           --           18               18
                                         -------       ----     --------     --------        -----         --------
BALANCE, JUNE 30, 1998 (as restated,
  see Note 13).......................      5,685         57       25,584      (50,243)         (90)         (24,692)
  Net loss and comprehensive
    income...........................         --         --           --       (3,196)          --           (3,196)
  Preferred stock dividends..........         --         --       (1,444)          --           --           (1,444)
  Initial public offering (Note 1)...      5,308         53       61,815           --           --           61,868
  Exercise of warrants...............         63          1           (1)          --           --               --
  Conversion of preferred stock and
    accrued dividends (Note 9).......      1,869         18       24,278           --           --           24,296
  Issuance of warrants...............                              4,096           --           --            4,096
  Exercise of stock options..........         72          1          332           --           --              333
  Amortization of deferred
    compensation.....................         --         --           --           --           90               90
                                         -------       ----     --------     --------        -----         --------
BALANCE, March 31, 1999
  (unaudited)........................    $12,997       $130     $114,660     $(53,439)       $  --         $ 61,351
                                         =======       ====     ========     ========        =====         ========

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         YEARS ENDED JUNE 30, 1996, 1997 AND 1998 AND NINE MONTHS ENDED
                MARCH 31, 1998 (UNAUDITED) AND 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                   YEAR ENDED JUNE 30,              MARCH 31,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
                                                                           (AS RESTATED, SEE NOTE 13)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(19,330)  $ (8,833)  $ (5,035)  $ (4,026)  $ (3,196)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
  Extraordinary item........................................        --         --         --         --      1,619
  Depreciation and amortization.............................     5,176      5,585      7,502      5,498      6,685
  Provision for doubtful accounts...........................       406        316        464        265        291
  Write-down of intangible assets...........................     9,965         --         --         --         --
  Acquired in-process research and development..............        --      1,556         --         --         --
  (Gain) loss on sale of assets.............................       313         (8)        13         13         --
  Non-cash compensation expense.............................        --         --         18         18         90
  Changes in operating assets and liabilities net of effects of businesses acquired:
  Accounts receivable.......................................       977       (861)    (2,065)    (1,410)    (2,011)
  Formularly receivables....................................       (74)      (331)    (1,936)    (1,097)    (2,569)
  Inventory.................................................       262        (45)       (40)       (68)       (52)
  Prepaid expenses and other current assets.................      (179)       175        (51)        (3)      (193)
  Other assets..............................................       243         13         19        118       (642)
  Accounts payable and accrued expenses and other current
    liabilities.............................................       997       (629)    (1,368)    (3,696)    (2,603)
  Other long-term liabilities...............................      (409)      (958)       (21)       546        (16)
                                                              --------   --------   --------   --------   --------
  Net cash used in operating activities.....................    (1,653)    (4,020)    (2,500)    (3,842)    (2,597)
                                                              --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired...............    (3,648)   (11,450)   (10,674)   (10,674)   (11,428)
  Purchases of property and equipment.......................    (1,271)    (1,477)      (913)      (646)    (1,107)
  Additions to goodwill and other intangible assets.........        --       (143)      (699)      (492)    (1,003)
  Proceeds from sale of property and equipment..............        --        461        182        182         --
  Proceeds from sale of net assets of Premier...............        --        388         --         --         --
                                                              --------   --------   --------   --------   --------
  Net cash used in investing activities.....................    (4,919)   (12,221)   (12,104)   (11,630)   (13,538)
                                                              --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to stockholders.......................................    (4,484)        --         --         --         --
  Issuance of Senior Subordinated Note......................        --     22,875         --         --         --
  Issuance of common stock..................................        --      2,125         --         --         --
  Net proceeds (repayments) under Credit Facility...........     8,250     (8,250)    16,725     15,925    (10,725)
  Principal repayments of debt..............................    (2,852)      (801)      (588)      (508)   (25,533)
  Principal repayments of capital lease obligations.........      (452)      (518)      (567)      (449)      (345)
  Exercise of stock options.................................       195         90         65         40        333
  Payment of preferred dividends............................        --         --         --         --     (8,371)
  Net proceeds from initial public offering.................        --         --         --         --     61,868
                                                              --------   --------   --------   --------   --------
  Net cash provided by financing activities.................       657     15,521     15,635     15,008     17,227
                                                              --------   --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (5,915)      (720)     1,031       (464)     1,092
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     8,554      2,639      1,919      1,919      2,950
                                                              --------   --------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  2,639   $  1,919   $  2,950   $  1,455   $  4,042
                                                              ========   ========   ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
  Interest..................................................  $    394   $  1,541   $  3,018   $  1,734   $  3,338
                                                              ========   ========   ========   ========   ========
  Income taxes..............................................  $     69   $    111   $    102   $     95   $      7
                                                              ========   ========   ========   ========   ========
  Non-cash investing and financing activities:
  Assets acquired under capital leases or by incurring
    debt....................................................  $    205   $    129   $    278   $    120   $    408
                                                              ========   ========   ========   ========   ========
  Issuance of warrants......................................  $    121   $     52   $     98   $     98   $  4,094
                                                              ========   ========   ========   ========   ========

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998
                 AND NINE MONTHS ENDED MARCH 31, 1998 AND 1999
     (INFORMATION AS IT RELATES TO THE NINE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

1. DESCRIPTION OF PRESENTATION, BASIS OF PRESENTATION, AND
   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Description of Business -- MEDE America Corporation and subsidiaries (the "Company") is a leading provider of electronic data interchange ("EDI") products and services to a broad range of providers and payors in the healthcare industry. The Company's integrated suite of EDI products and services permits hospitals, pharmacies, physicians, dentists, and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions through the claims payment process and obtain faster reimbursement for their services.

     b. Basis of Presentation -- The accompanying consolidated financial statements include the accounts of MEDE America Corporation and its wholly-owned subsidiaries: MEDE America, Inc. ("MEDE"), Medical Processing Center, Inc. ("MPC"), Wellmark Incorporated ("Wellmark"), Electronic Claims and Funding, Inc. ("EC&F"), Premier Dental Systems Corp. ("Premier"), Healthcare Interchange, Inc. ("HII"), and MEDE America Corporation of Ohio, Inc. ("MEDE OHIO") (formerly General Computer Corporation). MPC, Wellmark, and MEDE formerly constituted the healthcare information services business unit of Card Establishment Services ("CES"). On March 9, 1995, CES was acquired by First Data Corporation. Prior to this transaction, the former owners of CES spun off the healthcare information services business unit as a new company with MEDE America Corporation formed to serve as the holding company (the "Spin-off"). Because there was no change in ownership as a result of this Spin-off, the accompanying consolidated financial statements accounted for MEDE, MPC, and Wellmark on an historical cost basis. Effective July 1, 1997, MEDE, MPC, Wellmark, and EC&F were merged into MEDE America Corporation.

     The Company has instituted certain cost reduction programs. The Company anticipates that these programs, when coupled with the Company's revolving credit facility, will enable the Company to satisfy its short-term cash flow and working capital requirements at least through fiscal 1999. Additionally, the Company has received support from certain of its stockholders in the past and believes that continued support would be available if necessary to meet cash flow and working capital requirements. However, such stockholders are under no legal obligation to provide such support and, given the successful consummation of the IPO (as herein defined), such stockholders may elect not to do so (see
Note 8).

     On February 5, 1999, the Company consummated an initial public offering ("IPO") of 5,307,710 shares of common stock at a price of $13.00 per share (including 692,310 shares that were subject to the underwriters' overallotment option, which was exercised in full). The net proceeds to the Company were approximately $61,868,000 (after deducting the underwriting discount and offering expenses payable by the Company). The net proceeds to the Company were used to (i) prepay approximately $25,236,000 of outstanding principal and accrued interest on its outstanding 10% Senior Subordinated Note due February 1, 2002 and (ii) repay approximately $28,261,000 of outstanding indebtedness and accrued interest under its revolving credit facility (the "Credit Facility"). The remaining $8,371,000 of net proceeds was used to pay a portion of the accrued dividends on the Company's preferred stock, and the remainder of such accrued dividends (approximately $301,000) was converted into 23,124 shares of Common Stock. In addition, in connection with the IPO, all outstanding shares of preferred stock were converted into 1,845,815 shares of common stock at the IPO price of $13.00 per share.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     In connection with the prepayment of the Senior Subordinated Note and the establishment of the New Credit Facility (as defined herein), the Company recorded an extraordinary charge of approximately $1.6 million relating to the write-off of the remaining discount on the Senior Subordinated Note and deferred financing costs.

     c. Principles of Consolidation -- All significant intercompany transactions and balances are eliminated in consolidation.

     d. Revenue Recognition -- Transaction and related formularly services revenues (if applicable) are recognized at the time the transactions are processed and the services are rendered. Other service revenues (including post-contract customer support) and other revenues (including revenues relating to insignificant obligations at the time sales are recorded) are recognized ratably over applicable contractual periods or as service is provided. Revenue from the licensing of software is recognized only after it is determined that the Company has no significant remaining obligations and that collectibility of the resulting receivable is probable. Revenue from hardware sales is recognized when the hardware is shipped.

     e. Cash and Cash Equivalents -- The Company considers all highly liquid instruments with original maturity dates of three months or less to be components of cash and cash equivalents.

     f. Accounts Receivable -- Accounts receivable are due primarily from companies in the healthcare industry. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required.

     g. Formularly Receivables -- Formularly receivables represent amounts due for pharmacy related services provided to Practice Benefit Management ("PBM") clients. Services include prescription processing from EDI transactions and collecting and distributing pharmaceutical company fees for sponsored programs to the PBM client. The Company submits processed transactions qualifying for formularly incentive fees to various intermediaries who have PBM program services contracts with pharmaceutical manufacturers on a quarterly basis, in arrears. The intermediaries consolidate formularly transactions from various processors and, in turn, submit such transactions to the pharmaceutical manufacturers for payment. The additional processing and reconciliation time of the consolidators and pharmaceutical companies results in a collection cycle for the Company of 7-12 months.

     h. Inventory -- Inventory is stated at the lower of cost (first-in, first-out) or market.

     i. Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the estimated useful lives of the related assets.

     j. Goodwill -- Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 7 to 20 years. Accumulated amortization amounted to $3,451,000 and $5,864,000 as of June 30, 1997 and 1998, respectively.

     k. Other Intangible Assets -- Other intangible assets include purchased client lists, purchased software and technology, and capitalized software development costs. Purchased client lists are amortized on a straight-line basis over three to five years. Amortization of purchased software and technology and of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three to five years is assigned to purchased software and technology and an original estimated economic life of five years is assigned to capitalized software development costs. Amortization begins in the period in which the related product is available for general release to customers.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     l. Software Development Costs -- The development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting For the Cost of Computer Software To Be Sold, Leased or Otherwise Marketed." During the year ended June 30, 1998, the Company capitalized $462,000 of software development costs on a project for which technological feasibility had been established but was not yet available for customer release. Prior to July 1, 1997, the Company did not have any software development projects for which significant development costs were incurred between the establishment of technological feasibility and general customer release of the product.

     m. Impairment of Long-Lived Assets -- In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and/or other intangible assets may warrant revision or that all or a portion of the remaining balance may not be recoverable.

     As a result of this evaluation process, during the fiscal year ended June 30, 1996, the Company wrote-down approximately $9,965,000 of costs relating to client lists and related allocable goodwill obtained in the acquisition of MEDE OHIO. Such intangible assets were written down to the net present value of the estimated future cash flows to be derived from these clients as of June 30, 1996. The write-down was required due to a loss of approximately 25% of the acquired MEDE OHIO client base.

     n. Income Taxes -- The Company accounts for income taxes under SFAS No. 109, "Accounting For Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     o. Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     p. Unaudited Interim Financial Statements -- In the opinion of management, the unaudited consolidated financial statements for the nine months ended March 31, 1998 and 1999 are presented on a basis consistent with the audited consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

     q. Comprehensive Income -- In 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income, as presented in the consolidated Statement of Stockholders' Equity (Deficit) is equivalent to net income as the Company has no other items of comprehensive income. The adoption of SFAS No. 130 had no impact on total shareholders' equity.

     r. Reclassifications -- Certain amounts in prior years' financial statements have been reclassified to conform with the 1998 presentation.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

2. ACQUISITIONS

     a. EC&F and Premier -- In October 1995, the Company acquired all of the outstanding shares of EC&F and Premier, which companies had common ownership, for a cash purchase price of approximately $4,050,000, including transaction expenses. The transaction was financed through loans obtained from the Company's majority stockholder. Such loans were subsequently repaid with borrowings under the Company's Credit Facility (as herein defined). In addition, the Company is contingently liable for additional consideration if certain earnings levels are attained relating to EC&F during the three-year period following the consummation of the transaction. At June 30, 1996, the Company accrued $538,000 in connection with the contingent liability relating to earnings levels attained during the first year. At June 30, 1997, the Company accrued a settlement totaling $2,216,000 relating to the contingent liability for the second and third years. Such accruals of contingent considerations were recorded as compensation expense as these contingent payments were made to former shareholders of EC&F and Premier who were required by the stock purchase agreement to remain in the Company's employ during the period in which the contingent consideration was to be earned. Purchased software and technology was valued at $764,000 and generally is being amortized over three years. EC&F and Premier are developers of electronic systems which provide EDI services to the dental industry. In March 1997, the Company sold the operating net assets of Premier for $540,000, including the buyer's assumption of $152,000 of Premier liabilities. There was no gain or loss on the sale of such net assets.

     b. TCS -- In February 1997, the Company purchased certain assets of Time-Share Computer Systems, Inc. ("TCS") for $11,465,000, including transaction expenses. Purchased in-process research and development, which had not reached technological feasibility and had no alternative future use amounted to $1,556,000 and was charged to operations at the acquisition date. Purchased software and technology was valued at $2,984,000 and generally is being amortized over three years. TCS provides data processing and information management services to healthcare providers and pharmacies through integrated electronic data interchange systems. The acquisition was financed by a portion of the proceeds from the Senior Subordinated Note and Share Purchase Agreement (as hereinafter defined) (Note 6).

     c. Stockton -- In November 1997, the Company purchased certain assets and assumed certain liabilities of The Stockton Group, Inc. ("Stockton") for a cash purchase price of $10,674,000, including transaction expenses. In addition, the Company is contingently liable for additional consideration of up to $2,600,000 (plus interest at an annual rate of 7.25%) if Stockton's revenue during the 12-month period ended September 30, 1998 is at least $5,000,000. Based on revenues recorded through September 30, 1998 by Stockton, the Company has accrued additional contingent consideration of $2,022,000 as of September 30, 1998, which was treated as additional purchase price and was, therefore, added to goodwill. Purchased software and technology and client lists were valued at $1,230,000 and $903,000, respectively, and generally are being amortized over five years. Stockton is engaged in the business of providing EDI and transaction processing services to the healthcare industry. The transaction was financed through borrowings under the Company's Credit Facility.

     d. HII -- On October 30, 1998, the Company acquired all the outstanding shares of capital stock of Healthcare Interchange, Inc. ("HII"), a St. Louis, Missouri-based provider of EDI transaction processing services to hospitals and physician groups in Missouri, Kansas and Illinois. Prior to the acquisition of HII, two unrelated healthcare services divisions, Intercare and Telemedical, were divested from HII in separate transactions. HII was purchased for a total cash payment of approximately $11,718,000, including transaction expenses and was financed with borrowings under the Credit Facility. Purchased client lists were valued at $2,713,000 and are being amortized over five years.

     These acquisitions were recorded using the purchase method of accounting and, accordingly, the results of operations of these acquired companies are included in the consolidated results of operations of the Company since the dates of their respective acquisitions. The purchase price of each acquisition has

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES been allocated to the respective net assets acquired based upon their fair values. Goodwill, which represents the excess of cost over the estimated fair value of the net assets acquired, for these transactions were as follows: EC&F and Premier -- $3,586,000; TCS -- $6,525,000, Stockton -- $8,281,000 and HII --
$8,329,000. Goodwill is being amortized over 20 years except for the goodwill recorded in connection with the acquisition of TCS which is being amortized over seven years.

     The following unaudited pro forma information for the year ended June 30, 1998 and the nine months ended March 31, 1998 includes the operations of the Company, inclusive of the operations of both Stockton and HII as if the acquisitions had occurred as of July 1, 1997. The unaudited pro forma information for the nine months ended March 31, 1999 includes the operations of the Company, inclusive of the operations of HII as if the acquisition had occurred at July 1, 1998. This pro forma information gives effect to the amortization expense associated with goodwill and other intangible assets acquired, adjustments related to the fair market value of the assets and liabilities acquired, interest expense related to financing the acquisitions and related income tax effects.

                                                                     NINE MONTHS ENDED
                                                       YEAR ENDED        MARCH 31,
                                                        JUNE 30,     ------------------
                                                          1998        1998       1999
                                                       ----------    -------    -------
                                                                (IN THOUSANDS)
Revenues.............................................   $48,880      $35,522    $41,532
                                                        =======      =======    =======
Loss from operations.................................   $(1,034)     $(1,146)   $   690
                                                        =======      =======    =======
Loss before extraordinary item.......................   $(5,695)     $(4,492)   $(2,479)
                                                        =======      =======    =======
Loss before extraordinary item applicable to common
  stock..............................................   $(8,095)     $(6,292)   $(3,923)
                                                        =======      =======    =======
Basic and diluted loss before extraordinary item per
  share..............................................   $ (1.43)     $ (1.11)   $ (0.55)
                                                        =======      =======    =======

3. PROPERTY AND EQUIPMENT

                                                       USEFUL LIVES
                                                        (IN YEARS)      1997      1998
                                                       ------------    ------    -------
                                                                        (IN THOUSANDS)
Land.................................................                  $  210    $   104
Building and improvements............................     20-25         2,190      2,193
Furniture and fixtures...............................         5         1,150      1,240
Computer equipment...................................       3-5         5,696      6,747
                                                                       ------    -------
                                                                        9,246     10,284
Less accumulated depreciation and amortization.......                   3,729      5,573
                                                                       ------    -------
Property and equipment -- net........................                  $5,517    $ 4,711
                                                                       ======    =======

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

4. OTHER INTANGIBLE ASSETS

     Other intangible assets consist of the following:

                                                              1997      1998
                                                             ------    ------
                                                              (IN THOUSANDS)
Purchased client lists.....................................  $2,989    $3,893
Less, accumulated amortization.............................   1,518     2,220
                                                             ------    ------
                                                              1,471     1,673
                                                             ------    ------
Purchased software and technology..........................   6,859     8,288
Less, accumulated amortization.............................   2,973     4,922
                                                             ------    ------
                                                              3,886     3,366
                                                             ------    ------
Software development costs.................................      --       462
                                                             ------    ------
Other intangible assets -- net.............................  $5,357    $5,501
                                                             ======    ======

     Subsequent to the issuance of the June 30, 1997 financial statements, the Company's management determined that a lower discount rate should have been utilized to value purchased software and technology acquired in the TCS acquisition. As a result, the Company reclassified $343,000 from goodwill to purchased software and technology.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                              1997      1998
                                                             ------    ------
                                                              (IN THOUSANDS)
Accrued wages and related employee benefits................  $1,010    $1,609
Rebate liability...........................................     488       291
Pharmacy claims liability..................................     576       604
Accrued professional fees..................................     795       364
Deferred revenue...........................................     749       614
Accrued reorganization costs(a)............................   1,005        --
Due to former owners of acquired business..................   2,216     1,945
Accrued litigation settlement..............................     860        --
Accrued interest...........................................       5       864
Other......................................................   1,491     1,424
                                                             ------    ------
     Total.................................................  $9,195    $7,715
                                                             ======    ======

-------------------------
(a) As a result of the Spin-off (Note 1), the Company recorded a charge amounting to $2,864,000 during the year ended June 30, 1995. Such charge represented amounts to be paid to former stockholders of MedE (who remained as executives of MedE) pursuant to contractual agreements which require such payments to be made upon a change in control. The net present value of remaining payments totaled $1,005,000 as of June 30, 1997, which was included in accrued reorganization costs.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           JUNE 30,
                                                      ------------------     MARCH 31,
                                                       1997       1998         1999
                                                      -------    -------    -----------
                                                               (IN THOUSANDS)
Senior subordinated note less unamortized discount
  of $2,000,000 and $1,641,000 at June 30, 1997 and
  1998, respectively(a).............................  $23,000    $23,359      $   --
Credit Facility(b)..................................       --     16,725       6,000
Obligations under capital leases(c).................      769        436         518
Loan payable relating to an acquisition,
  collateralized by $224,000 of certificates of
  deposits at June 30, 1998 due in quarterly
  payments ranging from $15,000 to $25,000 through
  February 2002, interest at 6.7 percent............      342        271         192
Note payable, in connection with the sale of certain
  assets due in monthly installments of $6,000
  through January 2000, interest at 6.8 percent.....      180        114          61
Notes payable to former shareholders of EC&F, repaid
  in 1998...........................................       95         --          --
Note payable, collateralized by land and building of
  MEDE OHIO, due in monthly installments of $19,000
  through July 2000, interest at 12.5 percent.......      592        419          --
Note payable to bank, repaid in 1998................      173         --          --
Other...............................................       10         --          --
                                                      -------    -------      ------
                                                       25,161     41,324       6,771
Less current portion................................      538        269         425
                                                      -------    -------      ------
          Total.....................................  $24,623    $41,055      $6,346
                                                      =======    =======      ======

-------------------------
(a) On February 14, 1997, the Company entered into an agreement with an affiliate of certain shareholders of the Company under which the Company issued a $25,000,000 senior subordinated note (the "Senior Subordinated Note") and 370,993 shares of its common stock valued at $2,125,000 (representing the estimated fair value of the common stock) for total consideration of $25,000,000 (the "Senior Subordinated Note and Share Purchase Agreement"). The $2,125,000 relating to the shares of common stock was recorded as a discount on the Senior Subordinated Note and was amortized over the term of the Senior Subordinated Note. The Senior Subordinated Note bore interest at the rate of 10% per annum, payable quarterly. One half of the principal sum was due on February 14, 2001, and the second half was due on February 14, 2002. The terms of the Senior Subordinated Note and Share Purchase Agreement placed restrictions on the consolidation, merger, or sale of the Company, indebtedness, and the payment of any cash dividends. The Senior Subordinated Note was repaid in February 1999 with a portion of the proceeds of the IPO. In connection with the repayment of the Senior Subordinated Note, the Company recorded an extraordinary charge of $1,619,000 relating to the write-off of the remaining discount on the Senior Subordinated Note.

(b) On January 26, 1999, the Company entered into a Credit Agreement (the "New Credit Facility") The New Credit Facility provides for a $25,000,000 revolving credit facility that matures on January 26, 2002. Borrowings under the New Credit Facility bear interest at either the bank's base rate, as defined, plus .75 percent or an offshare rate, as defined, plus 1.75 percent. The weighted average interest rate on outstanding borrowings at March 31, 1999 was 7.4 percent. The Company is required to pay a commitment fee of 0.5 percent per annum on the unused portion of the New Credit Facility. The New Credit Facility is not guaranteed by any third party, but is secured by substantially

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES all of the Company's assets, including the stock of the Company's subsidiaries. The New Credit Facility contains various covenants and conditions, including those relating to Year 2000 compliance, changes in control and management and restrictions on the payments of dividends on the common stock [and requires the Company to maintain certain leverage and interest coverage rates and places restrictions on additional investments and indebtedness]. The closing of the New Credit Facility occurred simultaneously with the IPO.

    The New Credit Facility replaced the Company's existing revolving line of credit from a bank (the "Credit Facility") which was last amended on October 7, 1998 to increase the maximum borrowings to $36,000,000. All borrowings under the Credit Facility were guaranteed by certain stockholders of the Company. In consideration for the granting of such guarantees, the stockholders were issued warrants to purchase 52,530 shares (valued at $121,000), 18,330 shares (valued at $52,000), 34,200 shares (valued at
    $98,000), and 84,050 shares (valued at $171,000) of the Company's common stock during the years ended June 30, 1996, 1997 and 1998 and the nine months ended March 31, 1999, respectively. All warrants issued were valued using the Black-Scholes Option Pricing Model. The aggregate fair value of these warrants was recorded in other assets as deferred financing costs and was amortized over the life of the agreement.

     Maturities of long-term debt as of June 30, 1998 are as follows:

                                                             DISCOUNT
             YEAR ENDING JUNE 30,                GROSS       ON NOTE         NET
             --------------------               -------   --------------   -------
                                                          (IN THOUSANDS)
1999..........................................  $   664       $  395       $   269
2000..........................................   17,164          437        16,727
2001..........................................   12,594          483        12,111
2002..........................................   12,543          326        12,217
                                                -------       ------       -------
Total.........................................  $42,965       $1,641       $41,324
                                                =======       ======       =======

     Based upon the borrowing rates currently available to the Company for loans with similar terms, the fair value of the Company's debt approximates the carrying amounts.

7. INCOME TAXES

     The provision for income taxes for the fiscal years ended June 30, 1996, 1997 and 1998 consists entirely of current state income taxes.

     The provision for income taxes varies from the amount computed by applying the statutory U.S. Federal income tax rate to the loss before provision for income taxes as a result of the following:

                                                 1996       1997       1998
                                                -------    -------    -------
                                                       (IN THOUSANDS)
U.S. Federal statutory rate...................  $(6,541)   $(2,984)   $(1,698)
Increases (reductions) due to:
  Nondeductible expenses......................    3,674        293        238
  State taxes.................................       93         57         42
  Net operating losses not producing current
     tax benefits.............................    2,867      2,691      1,460
                                                -------    -------    -------
          Total...............................  $    93    $    57    $    42
                                                =======    =======    =======

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     The net deferred tax asset is comprised of the following:

                                                           1997        1998
                                                         --------    --------
                                                            (IN THOUSANDS)
Accounts receivable....................................  $    685    $    399
Property and equipment.................................       (61)        176
Goodwill...............................................     2,488       2,786
Other intangible assets................................       366         459
Accrued expenses and other current liabilities.........     1,264         617
Net operating loss carryforwards.......................    12,656      14,552
                                                         --------    --------
                                                           17,398      18,989
Less valuation allowance...............................   (17,398)    (18,989)
                                                         --------    --------
          Total........................................  $     --    $     --
                                                         ========    ========

     The valuation allowance increased during the years ended June 30, 1997 and 1998 primarily as a result of additional net operating loss carryforwards and net deductible temporary differences, for which realization was not considered to be more likely than not. In the event that the tax benefits relating to the valuation allowance are subsequently realized, approximately $5,600,000 of benefits would reduce goodwill.

     As of June 30, 1998, the Company had Federal net operating loss carryforwards of approximately $36,380,000. Such loss carryforwards expire in the fiscal years 2005 through 2013. Because of the changes in ownership, as defined in the Internal Revenue Code, which occurred during 1995 and 1996, certain net operating loss carryforwards are subject to annual limitations.

8. STOCKHOLDERS' EQUITY

     a. Stock Option and Restricted Stock Purchase Plan -- In March 1995, the Company established a stock option and restricted stock purchase plan (the "Stock Plan"). The Stock Plan permits the granting of any or all of the following types of awards: incentive stock options ("ISOs"); nonqualified stock options ("NQSO"); or restricted stock. The Stock Plan authorizes the issuance of 655,000 shares of common stock. ISOs may not be granted at a price less than the fair market value of the Company's common stock on the date of grant (or 110 percent of the fair market value in the case of persons holding ten percent or more of the voting stock of the Company) and expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding ten percent or more of the voting stock of the Company). The vesting period relating to the ISOs is determined by the Option Committee of the Board of Directors at the date of grant. The exercise price, expiration date, and vesting period relating to NQSOs are determined by the Option Committee of the Board of Directors at the date of grant.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     The table below summarizes the activity of the Stock Plan for the years ended June 30, 1996, 1997 and 1998.

                                                                                WEIGHTED
                                                    NUMBER       EXERCISE        AVERAGE
                                                      OF           PRICE        EXERCISE
                                                    SHARES         RANGE          PRICE
                                                    -------    -------------    ---------
Balance, July 1, 1995.............................  480,316        $4.58          $4.58
  Options granted.................................  117,950        $4.58          $4.58
  Options exercised...............................  (42,556)       $4.58          $4.58
  Canceled/lapsed.................................  (91,217)       $4.58          $4.58
                                                    -------    -------------      -----
Balance, June 30, 1996............................  464,493        $4.58          $4.58
  Options granted.................................   51,059    $4.58 - $5.73      $5.17
  Options exercised...............................  (19,642)       $4.58          $4.58
  Canceled/lapsed.................................  (65,684)       $4.58          $4.58
                                                    -------    -------------      -----
Balance, June 30, 1997............................  430,226    $4.58 - $5.73      $4.64
  Options granted.................................   81,926        $5.73          $5.73
  Options exercised...............................  (14,054)   $4.58 - $5.73      $4.62
  Canceled/lapsed.................................  (15,057)   $4.58 - $5.73      $4.62
                                                    -------    -------------      -----
Balance, June 30, 1998............................  483,041    $4.58 - $5.73      $4.84
                                                    =======    =============      =====

     During March 1998, the Company granted 47,565 options at an exercise price of $5.73 per share. The Company later determined that the value of the Company's stock at the date of grant was $8.00. As a result, the Company recorded a deferred compensation charge of $108,000 relating to the granting of these options, of which $18,000 was amortized during the year ended June 30, 1998. Effective August 31, 1998, the Company accelerated the vesting of these options and, therefore, amortized the remaining balance.

     Significant option groups outstanding at June 30, 1998 and related weighted average price and life information were as follows:

                                   WEIGHTED
                                   AVERAGE       WEIGHTED                   WEIGHTED
                                  REMAINING      AVERAGE                    AVERAGE
   RANGE OF         NUMBER       CONTRACTUAL     EXERCISE      NUMBER       EXERCISE
EXERCISE PRICE    OUTSTANDING    LIFE (YEARS)     PRICE      EXERCISABLE     PRICE
--------------    -----------    ------------    --------    -----------    --------
    $4.58           375,804          7.4          $4.58        202,069       $4.58
    $5.73           107,237          9.6          $5.73         10,689       $5.73
                    -------                                    -------
                    483,041          7.9          $4.84        212,758       $4.64
                    =======                                    =======

     The Company applies APB opinion No. 25 and related interpretations in accounting for its Option Plan. Accordingly, no compensation cost has been recognized. If compensation cost for the Company's stock options had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share for the years ended June 30, 1996, 1997 and 1998 would have been as follows:

                                                          1996           1997          1998
                                                       -----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported..............................   $(19,330)      $(8,833)      $(5,035)
Net loss -- pro forma................................    (19,345)       (8,887)       (5,105)
Basic and diluted net loss per share -- as
  reported...........................................      (4.14)        (2.07)        (1.31)
Basic and diluted net loss per share -- pro forma....      (4.15)        (2.08)        (1.32)

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     The weighted average fair value of the options granted for the years ended June 30, 1996, 1997, and 1998 is estimated at $1.56, $1.83, and $1.92 on the date of grant (using the minimum value option pricing model) with the following weighted average assumptions for the years ended June 30, 1996, 1997, and 1998, respectively: a risk-free interest rate of 5.93%, 6.39%, and 5.86%; an expected option life of seven years and no expected volatility or dividend yield. As required by SFAS No. 123, the impact of outstanding nonvested stock options granted prior to July 1, 1995 has been excluded from the pro forma calculation; accordingly, the 1996, 1997 and 1998 pro forma adjustments are not indicative of future period pro forma adjustments when the calculation will apply to all applicable stock options.

     b. Net income (loss) per share -- In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." Basic income per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted income per share further assumes the issuance of common shares for all dilutive outstanding stock options and warrants as calculated using the treasury stock method. Basic and diluted earnings per share are the same for all of the periods presented because the effect of including outstanding options and warrants would be antidilutive. The calculation for the years ended June 30, 1996, 1997 and 1998 and the nine months ended March 31, 1998 and 1999 was as follows:

                                                           YEAR ENDED JUNE 30,
                                   1996                            1997                            1998
                       -----------------------------   -----------------------------   ----------------------------
                                           PER-SHARE                       PER-SHARE                      PER-SHARE
                         LOSS     SHARES    AMOUNT       LOSS     SHARES    AMOUNT      LOSS     SHARES    AMOUNT
                       --------   ------   ---------   --------   ------   ---------   -------   ------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss.............  $(19,330)                       $ (8,833)                       $(5,035)
Less: Preferred
  dividends..........    (2,400)                         (2,400)                        (2,400)
                       --------                        --------                        -------
Basic and diluted net
  loss per share.....  $(21,730)  5,245     $(4.14)    $(11,233)  5,425     $(2.07)    $(7,435)  5,679     $(1.31)
                       ========   =====     ======     ========   =====     ======     =======   =====     ======

                                                               NINE MONTHS ENDED MARCH 31,
                                                          1999                              1998
                                             ------------------------------    ------------------------------
                                                                  PER-SHARE                         PER-SHARE
                                              LOSS      SHARES     AMOUNT       LOSS      SHARES     AMOUNT
                                             -------    ------    ---------    -------    ------    ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss...................................  $(4,026)                          $(3,196)
Less: Preferred dividends..................   (1,800)                           (1,444)
                                             -------                           -------
Basic and diluted net loss per share.......  $(5,826)   5,677      $(1.03)     $(4,640)    7,116     $(0.65)
                                             =======    =====      ======      =======    ======     ======

     c. Reverse Stock Split and Increase in Authorized Common Stock and Preferred Stock -- On July 27, 1998, the Company amended and restated its certificate of incorporation in order to, among other things, effect a reverse stock split of all issued and outstanding common shares at the rate of 1 for 4.5823, which decreased the number of issued and outstanding shares as of June 30, 1998 from approximately 26,050,000 to approximately 5,685,000. This stock split has been retroactively reflected in the accompanying financial statements for all periods presented. The Company also increased the number of shares of authorized common stock to 30,000,000 and the number of shares of authorized preferred stock to 5,000,000, of which 250,000 were designated as relating to Series A redeemable cumulative preferred stock (Note 9).

     d. Recapitalization -- In conjunction with the IPO and as provided for in the Company's July 27, 1998 amendment and restatement of its certificate of incorporation, the Company contemplates a recapitalization of its capital stock (the "Recapitalization"). The Recapitalization involved the conversion of all outstanding preferred stock into common stock (based upon liquidation value as defined in Note 9) and the exercise of all outstanding warrants other than the Medic Warrant (as herein defined) and warrants to purchase 84,050 shares of common stock issued on October 7, 1998. (See Note 6.b.). The preferred stock conversion was effected based upon the IPO price per share of $13.00 per share and was converted into 1,845,815 shares of common stock. In addition, $301,000 of accrued dividends on the

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES preferred stock were converted into 23,124 shares of common stock. The warrants were converted, in a cashless exercise, into 63,398 shares of common stock.

     e. Stock Purchase Plan -- In June, 1998, the Board has approved the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). Employees of the Company, including directors of the Company who are employees, are eligible to participate in quarterly plan offerings in which payroll deductions may be used to purchase shares of common stock. The purchase price of such shares is the lower of 85 percent of the fair market value of the common stock on the day the offering commences and 85 percent of the fair market value of the common stock on the date the offering terminates. The first offering period under the Purchase Plan commenced upon completion of the IPO.

     f. In June 1998, the Board approved the 1998 Stock Option and Restricted Stock Purchase Plan (the "New Stock Plan"). The New Stock Plan permits the granting of any or all of the following types of awards: incentive stock options; nonqualified stock options; restricted stock; or other stock-based awards, to officers, employees, directors, consultants and advisors of the Company. The New Stock Plan authorizes the issuance of 1,500,000 shares of common stock. Options to purchase an aggregate 400,000 shares of common stock pursuant to the New Stock Plan were granted to certain employees of the Company (including certain executive officers) upon consummation of the IPO. Such options, which include both incentive and non-qualified stock options, have an exercise price equal to the price to the public in the IPO and generally vest ratably over four years from the date of grant except that the initial installment of options granted to certain executive officers vested immediately upon consummation of the IPO.

9. SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK

     As of June 30, 1998, the Company had outstanding 239,956 shares of preferred stock. The preferred stock was subject to mandatory redemption in two equal installments on May 31, 2001 and 2002; however, the Company was able to redeem the preferred stock in whole at any time or in part from time to time at its option. The redemption price, as well as liquidation value, of the preferred stock was $100 per share plus any accrued but unpaid dividends. Dividends on this preferred stock, which were cumulative, were payable, if declared, at $10 per share per annum. All shares of preferred stock were converted into common stock in connection with the Recapitalization and $301,000 of accrued dividends on the preferred stock were converted into 63,398 shares of common stock. The remaining accrued dividends were paid with a portion of the net proceeds of the IPO (see Note 8.d.).

10. COMMITMENTS AND CONTINGENCIES

     a. Leases -- The Company leases certain offices and equipment under operating leases. The minimum noncancelable lease payments are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
  1999......................................................  $1,405
  2000......................................................   1,351
  2001......................................................     919
  2002......................................................     654
  Thereafter................................................     348
                                                              ------
  Total minimum lease payments..............................  $4,677
                                                              ======

     Rent expense for the years ended June 30, 1996, 1997 and 1998 was $853,000, $1,309,000, and $1,307,000, respectively.

     b. Litigation -- The Company is engaged in various litigation in the ordinary course of business. Management, based upon the advice of legal counsel, is of the opinion that the amounts which may be

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES awarded or assessed in connection with these matters, if any, will not have a material effect on the consolidated financial position or results of operations.

     c. Employment Contracts -- The Company has employment contracts with certain of its employees with annual remuneration ranging from $95,000 to $110,000. Future minimum payments under these contracts are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
  1999......................................................  $206
  2000......................................................    79
                                                              ----
                                                              $285
                                                              ====

     d. Defined Contribution Plans -- The Company maintained four defined contribution plans (the "Plans") for all eligible employees, as defined by the Plans until April 1, 1996. On April 1, 1996, the Company combined the Plans into one defined contribution plan (the "New Plan"). The Company previously made matching contributions at various percentages to three of the Plans in accordance with the respective Plan documents and currently makes matching contributions to the New Plan in an amount equal to fifty percent of the employee salary deductions to a maximum of four percent of the employees salary in accordance with the New Plan document. The Company incurred $197,000, $227,000, and $194,000 for employer contributions to the Plans/New Plan for the years ended June 30, 1996, 1997 and 1998, respectively.

     e. Service Agreements -- The Company has entered into service agreements with telecommunications providers which require the Company to utilize certain minimum levels of the services of such providers. These agreements expire through November 2001. The Company was in compliance with the terms of these agreements as of June 30, 1998. The minimum annual amounts under these agreements are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
  1999......................................................  $1,795
  2000......................................................   1,497
  2001......................................................   1,429
  2002......................................................     543
                                                              ------
  Total.....................................................  $5,264
                                                              ======

11. TRANSACTION PROCESSING AGREEMENT

     On July 17, 1998, the Company entered into a transaction processing agreement (the "Processing Agreement") with Medic Computer Systems, Inc. ("Medic"), a subsidiary of Misys plc that develops and licenses software for healthcare providers, principally physicians, MSOs and PPMs. Under the Processing Agreement, the Company will undertake certain software development obligations, and on July 1, 1999 it will become the exclusive processor (subject to certain exceptions) of medical reimbursement claims for Medic's subscribers submitted to payors with whom MedE has or establishes connectivity. Under the Processing Agreement, the Company will be entitled to revenues to be paid by payors (in respect of which a commission is payable to Medic) as well as fees to be paid by Medic. The Processing Agreement sets forth detailed performance criteria and development and implementation timetables. Inability to meet these criteria may result in financial penalties or give Medic a right to terminate this agreement. The Processing Agreement is for a fixed term of five years, with annual renewals thereafter (unless either party elects to terminate).

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

     Contemporaneously, to ensure a close working relationship between the parties, on July 17, 1998 the Company granted to Medic a warrant (the "Medic Warrant") to acquire 1,250,000 shares of the Company's common stock, at a per share exercise price equal to the price of the common stock to the public in the IPO or, in the event that the IPO is not completed by March 31, 1999 at an exercise price equal to $8 per share. The Medic Warrant vests over a two year period and may be exercised up to five years after issuance. The Medic Warrant was valued at $3,925,000 using the Black-Scholes Option Pricing Model and is recorded in other assets. The Medic Warrant is being amortized over the life of the Processing Agreement, five years. The Medic Warrant contains customary weighted average antidilution provisions. The Company and certain principal stockholders have agreed that following the completion of the IPO and until the earlier of the termination of the Processing Agreement or the disposition by Medic and its affiliates of at least 25% of the shares of common stock issuable under the Medic Warrant, Medic shall have the right to designate one director to the Company's Board of Directors.

12. OTHER INCOME

     In February 1997, the Company exercised 26,712 options to purchase common shares of First Data Corporation and subsequently sold the common shares resulting in a pre-tax gain of $885,000. Such options were issued to former employees of the Company prior to the Spin-off but reverted to the Company upon the termination of these employees.

13. RESTATEMENT

     Subsequent to the issuance of the Company's consolidated financial statements for the fiscal year ended 1998, the Company's management determined that it was necessary to revise the valuation of the write-off of in-process research and development incurred in connection with the TCS acquisition in February 1997. As a result, the Company's financial statements for the fiscal years ended June 30, 1997 and 1998 have been restated from the amounts previously reported in order to reflect the effects of the adjustment to the write-off of in-process research and development. Such write-off, which occurred during the year ended June 30, 1997, was reduced from $4,354,000 to $1,556,000. As a result, goodwill was increased by $2,798,000. The effect of the restatement is as follows:

                                                              1997                          1998
                                                   ---------------------------   ---------------------------
                                                   AS PREVIOUSLY                 AS PREVIOUSLY
                                                     REPORTED      AS RESTATED     REPORTED      AS RESTATED
                                                   -------------   -----------   -------------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
AT JUNE 30:
  Goodwill.......................................    $ 24,834       $ 27,465       $ 32,522       $ 34,753
  Accumulated deficit............................     (47,839)       (45,208)       (52,474)       (50,243)
FOR THE YEAR ENDED JUNE 30:
  Depreciation and amortization..................       5,293          5,460          6,743          7,143
  Acquired in-process research and development...       4,354          1,556             --             --
  Net loss.......................................     (11,464)        (8,833)        (4,635)        (5,035)
  Net loss applicable to common stockholders.....     (13,864)       (11,233)        (7,035)        (7,435)
  Basic and diluted net loss per common share....    $  (2.56)      $  (2.07)      $  (1.24)      $  (1.31)

14. SUBSEQUENT EVENTS (UNAUDITED)

     On April 20, 1999, the Company, Healtheon Corporation ("Healtheon") and Merc Acquisition Corp., a wholly-owned subsidiary of Healtheon ("Merger Sub") entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation of such merger (the "Merger"). Upon

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES consummation of the Merger, the separate existence of Merger Sub will cease, and the existing stockholders of the Company will become stockholders of Healtheon in accordance with the terms of the Merger Agreement.

     The consideration for the Merger will consist of newly-issued shares of Healtheon common stock, par value $.0001 per share ("Healtheon Common Stock"), having an aggregate value of approximately $460 million, based upon the closing sales price of $45.69 per share for the Healtheon Common Stock as reported on Nasdaq on April 20, 1999. At the effective time of the Merger, each outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock") will be converted into the right to receive 0.6593 shares of Healtheon Common Stock (the "Exchange Ratio"), subject to adjustment as described below.

     In the event that the 10 day average closing price for Healtheon Common Stock for the periods ending July 30, 1999 (the "July 30 Price") and two days prior to the date the Company's shareholders meet to authorize the merger (the "Meeting Price"), is greater than $63.70 per share, the Company has the option to adjust the Exchange Ratio to a ratio equal to $42 divided by the lower of the July 30 Prices or the Meeting Price or, if the Company chooses not to exercise such option, Healtheon can terminate the Merger Agreement. In the event that either the July 30 Price or the Meeting Price is less than $38.68 per share, Healtheon has the right to adjust the Exchange Ratio to a ratio equal to $25.50 divided by the applicable price or, if the Healtheon chooses not to exercise such option, the Company can terminate the Merger Agreement.

     The consummation of the Merger is subject to certain conditions, including, among other things, approval by the stockholders of the Company and the receipt of all necessary regulatory approvals pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Pursuant to the Merger Agreement, Healtheon and the Company will prepare and file a proxy statement/prospectus to be mailed to stockholders in connection with calling a meeting of the stockholders of the Company to vote on the Merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Direct Medical Knowledge, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., a development stage company (the Company), at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the period from May 24, 1995 (date of incorporation) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The financial statements of the Company for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, whose reports expressed an unqualified opinion on those statements. Our opinion, in so far as it relates to the amounts included for the period from May 24, 1995 (date of incorporation) to December 31, 1996, is based solely on the reports of the other auditors.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
February 19, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

     We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc. (the Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 1 (J) and Note 3, the Company previously recorded net deferred tax assets due to net operating loss carryforwards from 1996 and 1995. The Company has restated these financial statements to record a retroactive valuation allowance against its net deferred tax assets. Additionally, the Company is determined to be a development stage company. To reflect this change in classification, the financial statements have been restated in accordance with disclosure requirements for development stage companies.

                                                  /s/ BERG & COMPANY

San Francisco, California
February 7, 1997, except for Notes 8 and 9
  as to which the date is January 16, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

     We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc., a development stage company (the Company) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1995, and the results of its operations and its cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/  BERG & COMPANY

San Francisco, California
January 16, 1999

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                               1997       1998
                                                              -------    -------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,082    $   209
  Accounts receivable, trade................................        6         41
  Accounts receivable, shareholder..........................       69         25
  Prepaid expenses..........................................        9         18
                                                              -------    -------
          Total current assets..............................    1,166        293
Property and equipment, net.................................      709        558
Intangibles, net............................................       14         --
Content license fees, net...................................       67         81
Other assets, net...........................................       26         42
                                                              -------    -------
          Total assets......................................  $ 1,982    $   974
                                                              =======    =======
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   243    $   667
  Accounts payable, related party...........................       --        237
  Accrued expenses..........................................       13        161
  Deferred revenue..........................................       30         --
  Senior secured promissory note, current portion...........       --        166
  Notes payable to shareholder..............................       --        500
                                                              -------    -------
          Total current liabilities.........................      286      1,731
                                                              -------    -------
Senior secured promissory note, less current portion........       --        291
                                                              -------    -------
          Total liabilities.................................      286      2,022
Commitments (Note 5)
Shareholders' equity:
  Common stock, no par value; authorized 5,000,000 shares;
     1,046,233 and 1,048,667 shares issued and outstanding
     at December 31, 1998 and 1997, respectively............        5         11
  Note receivable from shareholder..........................     (250)        --
  Convertible preferred stock, no par value; authorized
     2,600,000 shares; 2,536,071 shares issued and
     outstanding; liquidation preference of $4,073 at
     December 31, 1998 and 1997.............................    4,098      4,098
  Warrants for purchase of common stock.....................       --         34
  Deficit accumulated during the development stage..........   (2,157)    (5,191)
                                                              -------    -------
          Total shareholders' equity (deficit)..............    1,696     (1,048)
                                                              -------    -------
          Total liabilities and shareholders' equity
           (deficit)........................................  $ 1,982    $   974
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                   MAY 24, 1995
                                                                                     (DATE OF
                                                    YEAR ENDED DECEMBER 31,      INCORPORATION) TO
                                                  ---------------------------      DECEMBER 31,
                                                   1998       1997      1996           1998
                                                  -------    -------    -----    -----------------
Revenues, including shareholder revenues of $184
  in 1998, $424 in 1997, $0 in 1996 and $608
  from inception to December 31, 1998...........  $   338    $   592    $ 350         $ 1,280
                                                  -------    -------    -----         -------
Operating expenses:
     Cost of revenues...........................       71         48       24             143
     Product development costs..................      992        762      340           2,132
     General and administrative.................    1,385        699      311           2,495
     Depreciation and amortization..............      513        337       78             930
     Sales and marketing........................      415        221       72             731
                                                  -------    -------    -----         -------
          Total operating expenses..............    3,376      2,067      825           6,431
                                                  -------    -------    -----         -------
       Operating loss...........................   (3,038)    (1,475)    (475)         (5,151)
Interest and other income (expense), net........        5         46       12              62
                                                  -------    -------    -----         -------
       Net loss before income taxes.............   (3,033)    (1,429)    (463)         (5,089)
Income tax expense..............................       (1)        (1)      (1)             (4)
                                                  -------    -------    -----         -------
       Net loss.................................  $(3,034)   $(1,430)   $(464)        $(5,093)
                                                  =======    =======    =====         =======
Preferred stock dividend........................       --        (44)     (54)            (98)
                                                  -------    -------    -----         -------
       Net loss attributable to common stock....  $(3,034)   $(1,474)   $(518)        $(5,191)
                                                  =======    =======    =====         =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM MAY 24, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                               CONVERTIBLE PREFERRED STOCK
                                                         ---------------------------------------
                                      COMMON STOCK            SERIES A             SERIES B         COMMON     RECEIVABLE
                                   ------------------    ------------------   ------------------    STOCK         FROM
                                    SHARES     AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT   WARRANTS   SHAREHOLDER
                                   ---------   ------    ---------   ------   ---------   ------   --------   ------------
Balance, May 24, 1995 (date of
  incorporation).................         --     --             --      --           --      --                     --
  Issuance of common stock for
    cash $0.00001 per share in
    October 1995.................  1,000,000     --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in December 1995.............                          300,000   $ 300
  Net loss for the period........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1995.......  1,000,000     --        300,000     300           --      --                     --
  Conversion of Series A
    convertible preferred stock
    into common stock in January
    1996.........................     25,000     --        (25,000)     --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in May 1996..................                          200,000     200
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    July 1996....................                          500,000     500
  Declaration of Series A
    convertible preferred stock
    dividends in December
    1996.........................
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1996.......  1,025,000     --        975,000   1,000           --      --                     --
  Issuance of common stock
    through exercise of stock
    options $0.205 per share.....     23,667    $ 5
  Declaration of Series A
    convertible preferred stock
    dividends in July 1997.......
  Issuance of Series A
    convertible preferred stock
    in lieu of dividends payable
    in July 1997.................                           97,658      98
  Issuance of Series B
    convertible preferred stock
    for cash and note receivable
    at $2.05 per share in July
    1997.........................                                             1,463,413   $3,000                 $(750)
  Payment on shareholder note
    receivable...................                                                                                  500
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1997.......  1,048,667      5      1,072,658   1,098    1,463,413   3,000                   (250)
  Issuance of common stock
    through exercise of stock
    options at $0.205 per
    share........................      2,441     --
  Repurchase of nonvested shares
    of common stock at $0.205 per
    share........................     (4,875)    (1)
  Issuance of non-qualified stock
    options to consultants.......                 7
  Issuance of warrants for common
    stock in connection with
    convertible promissory
    notes........................                                                                     34
  Payments on shareholder note
    receivable...................                                                                                  250
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1998.......  1,046,233    $11      1,072,658   $1,098   1,463,413   $3,000     $34         $  --
                                   =========    ===      =========   ======   =========   ======     ===         =====

                                     DEFICIT
                                   ACCUMULATED       TOTAL
                                   DURING THE    SHAREHOLDERS'
                                   DEVELOPMENT      EQUITY
                                      STAGE        (DEFICIT)
                                   -----------   -------------
Balance, May 24, 1995 (date of
  incorporation).................         --             --
  Issuance of common stock for
    cash $0.00001 per share in
    October 1995.................                        --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in December 1995.............                   $   300
  Net loss for the period........    $  (165)          (165)
                                     -------        -------
Balance, December 31, 1995.......       (165)           135
  Conversion of Series A
    convertible preferred stock
    into common stock in January
    1996.........................                        --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in May 1996..................                       200
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    July 1996....................                       500
  Declaration of Series A
    convertible preferred stock
    dividends in December
    1996.........................        (54)           (54)
  Net loss for the year..........       (464)          (464)
                                     -------        -------
Balance, December 31, 1996.......       (683)           317
  Issuance of common stock
    through exercise of stock
    options $0.205 per share.....                         5
  Declaration of Series A
    convertible preferred stock
    dividends in July 1997.......        (44)           (44)
  Issuance of Series A
    convertible preferred stock
    in lieu of dividends payable
    in July 1997.................                        98
  Issuance of Series B
    convertible preferred stock
    for cash and note receivable
    at $2.05 per share in July
    1997.........................                     2,250
  Payment on shareholder note
    receivable...................                       500
  Net loss for the year..........     (1,430)        (1,430)
                                     -------        -------
Balance, December 31, 1997.......     (2,157)         1,696
  Issuance of common stock
    through exercise of stock
    options at $0.205 per
    share........................                        --
  Repurchase of nonvested shares
    of common stock at $0.205 per
    share........................                        (1)
  Issuance of non-qualified stock
    options to consultants.......                         7
  Issuance of warrants for common
    stock in connection with
    convertible promissory
    notes........................                        34
  Payments on shareholder note
    receivable...................                       250
  Net loss for the year..........     (3,034)        (3,034)
                                     -------        -------
Balance, December 31, 1998.......    $(5,191)       $(1,048)
                                     =======        =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                           MAY 24, 1995
                                                                                             (DATE OF
                                                                                         INCORPORATION) TO
                                                         1998       1997       1996      DECEMBER 31, 1998
                                                        -------    -------    -------    -----------------
Cash flows from operating activities:
  Net loss............................................  $(3,034)   $(1,430)   $  (464)        $(5,093)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization of property and
      equipment.......................................      344        228         64             638
    Amortization of content license fees..............      166        104          9             279
    Amortization of organization costs................       14          5          5              24
    Expense of issuing options for services...........        7         --         --               7
    Warrants issued with convertible notes............       34         --         --              34
    Impairment loss on property and equipment.........      121         --         --             121
    Changes in operating assets and liabilities:
      Accounts receivable, trade......................      (35)        (6)        --             (41)
      Accounts receivable, shareholder................       44        (69)        --             (25)
      Prepaid expenses................................       (9)        (1)        (4)            (18)
      Other assets....................................      (16)        (8)       (15)            (66)
      Accounts payable and accrued expenses...........      572         90        135             828
      Accounts payable -- related party, net..........      237         --         --             237
      Deferred revenue................................      (30)       (95)       125              --
                                                        -------    -------    -------         -------
         Total adjustments............................    1,449        248        319           2,018
                                                        -------    -------    -------         -------
         Net cash used in operating activities........   (1,585)    (1,182)      (145)         (3,075)
                                                        -------    -------    -------         -------
Cash flows from investing activities:
  Purchase of property and equipment..................      (98)      (468)      (502)         (1,101)
  Purchase of content licenses........................     (180)      (123)       (57)           (360)
                                                        -------    -------    -------         -------
         Net cash used in investing activities........     (278)      (591)      (559)         (1,461)
                                                        -------    -------    -------         -------
Cash flows from financing activities:
  Borrowings under senior secured promissory note.....      297         --         --             297
  Repayment under senior secured promissory note......      (56)        --         --             (56)
  Borrowings under convertible promissory note........      500         --         --             500
  Proceeds from issuance of stock.....................       --      2,255        700           3,255
  Repurchase of common stock..........................       (1)        --         --              (1)
  Advances from shareholders..........................       --        250         --             294
  Repayment of shareholder advances...................       --       (250)       (39)           (294)
  Payments on shareholder note receivable.............      250        500         --             750
                                                        -------    -------    -------         -------
         Net cash provided by financing activities....      990      2,755        661           4,745
                                                        -------    -------    -------         -------
         Net increase in cash.........................     (873)       982        (43)            209
Cash and cash equivalents, beginning of period........    1,082        100        143              --
                                                        -------    -------    -------         -------
Cash and cash equivalents, end of period..............  $   209    $ 1,082    $   100         $   209
                                                        =======    =======    =======         =======
Supplemental cash flow information and non cash
  activities:
  Declaration of dividends payable....................  $    --    $    44    $    54         $    98
                                                        =======    =======    =======         =======
  Issuance of convertible preferred stock to
    extinguish dividends payable......................  $    --    $    98    $    --         $    98
                                                        =======    =======    =======         =======
  Issuance of convertible preferred stock for note
    receivable........................................  $    --    $   750    $    --         $   750
                                                        =======    =======    =======         =======
  Interest paid.......................................  $    33    $     1    $     1         $    36
                                                        =======    =======    =======         =======
  Income taxes paid...................................  $     1    $     1    $     1         $     3
                                                        =======    =======    =======         =======
  Warrants issued with convertible promissory note....  $    34    $    --    $    --         $    34
                                                        =======    =======    =======         =======
  Equipment acquired in exchange for senior secured
    promissory note...................................  $   216    $    --    $    --         $   216
                                                        =======    =======    =======         =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. COMPANY BACKGROUND

Description of business:

     Direct Medical Knowledge, Inc. ("the Company") was incorporated on May 24, 1995 to provide individualized, customized medical and health information to individuals through contracts with major health providers. The Company uses web technology, electronic retrieval, and on-line support groups to deliver health information over the internet. Since its incorporation, the Company has focused on developing its products and marketing strategy and recruiting human resources. It has not generated a significant amount of revenue and, accordingly, is a development stage company.

Need for additional capital and sale of the company

     The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring losses and negative cash flows from operations. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     In January 1999, the shareholders approved the merger of the Company with a wholly-owned subsidiary of WebMD, Inc. ("WebMD"). WebMD provides administrative, communications and information services to healthcare professionals via the internet, as well as healthcare information services to consumers. Under the terms of the merger agreement, shares of the Company's capital stock will be exchanged for 469,018 shares of WebMD Series B Preferred Stock as set forth below. Outstanding options and warrants to purchase the Company's common stock will be assumed by WebMD and will be subject to the same terms and conditions, with the exception that they will be exercisable for 130,957 shares of WebMD Series B Preferred Stock based upon the exchange ratio set forth below for the Company's common stock. The $500 Convertible Promissory Note outstanding as of the date of the merger will be exchanged for 25,000 shares of WebMD Series B Preferred Stock.

     The ratios for the exchange of the Company's capital stock for shares of WebMD Series B Preferred Stock are as follows:

               DIRECT MEDICAL KNOWLEDGE, INC.                 EQUIVALENT SHARE OF WEBMD
                       CAPITAL STOCK                          SERIES B PREFERRED STOCK
               ------------------------------                 -------------------------
Common Stock and Options....................................         0.11274380
Series A Convertible Preferred Stock........................         0.16867768
Series B Convertible Preferred Stock........................         0.22225378

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Business risks and credit concentrations

     The Company operates in the internet content industry segment which is new, rapidly evolving and highly competitive. The Company relies on third party suppliers of health information content. There can be no assurance that the Company will be able to continue product development and secure content sufficient to support its operations.

     The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary. Management estimates that no such reserves are warranted at December 31, 1998 or December 31, 1997. At December 31, 1998, one shareholder comprises 38% of accounts receivable and, with one other customer, accounted for 100% of revenue for the year then ended.

     The same two customers accounted for 100% of revenue for the year ended December 31, 1997 and 1996, while the shareholder and two other customers accounted for 100% of revenue for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

Cash and cash equivalents

     The Company considers all highly liquid monetary instruments with an original maturity of three months or less to be cash equivalents. Substantially all of the Company's cash is held at one major financial institution.

Content license fees

     License fees for website content are capitalized and amortized over the life of the license. During 1997, most license agreements covered one year periods with the option to renew annually. During 1998, the Company began transitioning to two to five year agreements. Accumulated content license fee amortization totaled $72 and $113, at December 31, 1998 and 1997, respectively.

Property and equipment

     Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are determined on the straight-line method over the estimated useful lives of the related assets, which range from three to five years. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Impairment of long-lived assets

     Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. The Company considers the requirements of SFAS No. 121 on an ongoing basis. During 1998, losses of $121 were recognized on obsolete website equipment and software to be disposed of and were accounted for under general and administrative expenses. No impairment losses were recognized in prior periods.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Revenue recognition

     Revenue from report orders is recognized upon delivery of the corresponding report. Support services, including revenue from marketing and distribution agreements with ongoing support requirements, are recognized ratably over the life of the contract. Revenue from website development is recognized using the percentage-of-completion method. Amounts billed in excess of revenue earned and advance payments are deferred and recorded as revenues when earned.

Content development

     The Company expenses content development costs as incurred.

Income taxes

     In accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, deferred income taxes are recognized for the differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is comprised of tax payable or refundable for the current period plus the change during the period in deferred tax assets and liabilities.

Recently issued accounting pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, (SOP 98-5) Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs to date, the adoption of SOP 98-5 is not expected to have an impact on the financial statements of the Company.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998      1997
                                                              -----    ------
Computer equipment and purchased software...................  $ 222    $  162
Website equipment and software..............................    267       507
Furniture and fixtures......................................    269       259
Leasehold improvements......................................     44        75
                                                              -----    ------
                                                                802     1,003
Accumulated depreciation and amortization...................   (244)     (294)
                                                              -----    ------
Property and equipment, net.................................  $ 558    $  709
                                                              =====    ======

     Depreciation expense amounted to $335, $198 and $62 for the years ended December 31, 1998, 1997 and 1996, respectively, and $597 for the period from May 24, 1995 (date of incorporation) to December 31, 1998. Amortization expense for leasehold improvements was $9, $30 and $1 for the years ended December 31, 1998, 1997 and 1996, respectively, and $41 for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

4. INCOME TAXES

     The provision for income taxes are summarized as follows:

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1998      1997     1996
                                                              -------    -----    -----
Current tax expense:
     Federal................................................  $    --    $  --    $  --
     State..................................................        1        1        1
Deferred tax expense:
     Federal................................................   (1,026)    (577)    (164)
     State..................................................     (177)     (76)     (44)
Valuation allowance for deferred tax assets.................    1,203      653      208
                                                              -------    -----    -----
                                                              $     1    $   1    $   1
                                                              =======    =====    =====

     The primary components of the net deferred tax asset are:

                                                               1998      1997     1996
                                                              -------    -----    -----
Net operating loss carryforwards............................  $ 2,119    $ 910    $ 282
Other.......................................................       (2)       4       --
                                                              -------    -----    -----
                                                                2,117      914      282
Valuation allowance.........................................   (2,117)    (914)    (262)
                                                              -------    -----    -----
                                                                   --       --       20
Deferred tax liability......................................       --       --      (20)
                                                              -------    -----    -----
Net deferred tax asset......................................  $    --    $  --    $  --
                                                              =======    =====    =====

     Due to uncertainty surrounding the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax asset.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     As of December 31, 1998, the Company has net operating loss carryforwards of approximately $5,160 for federal income tax purposes. These carryforwards expire in years 2010 through 2018. In addition, the Company has carryforwards of approximately $5,156 as of December 31, 1998 for California franchise tax purposes, expiring in 2003.

     As a result of changes in the Company's ownership, the amount of loss carryforwards available to offset future federal and state taxable income may be limited by IRS Code Section 382 pursuant to the Tax Reform Act of 1986. The amount of such limitation, if any, has not been determined.

     A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1998      1997     1996
                                                              -------    -----    -----
Provision computed at federal statutory rate................  $(1,032)   $(564)   $(167)
State taxes, net of federal tax benefit.....................     (177)     (75)     (43)
Change in valuation allowance...............................    1,203      653      208
Permanent difference........................................        1        1        1
Others......................................................        6      (14)       2
                                                              -------    -----    -----
Net tax provision...........................................  $     1    $   1    $   1
                                                              =======    =====    =====

5. COMMITMENTS

Lease Obligations

     The Company leases office facilities under noncancelable operating leases. Minimum future payments under these lease agreements for the years ending December 31 are as follows:

                                                              OPERATING
                                                               LEASES
                                                              ---------
1999........................................................    $198
2000........................................................     198
2001........................................................     198
2002........................................................     182
                                                                ----
Total minimum lease payments................................    $776
                                                                ====

     The Company's rental expense for office facilities was approximately $204, $86 and $36 for the years ended December 31, 1998, 1997 and 1996, respectively, and $342 for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

Content Licenses

     The Company has entered into license agreements for the use of copyrighted content on its website. Minimum future payments due under these license agreements are $38, all due in 1999.

6. SENIOR SECURED PROMISSORY NOTE

     In February 1998, the Company obtained a one million dollar credit facility to finance equipment purchases through December 31, 1998. Borrowings under this facility are executed as 36 month promissory notes collateralized by the purchased equipment. Interest accrues at an effective rate of 18% per annum. Borrowings under this facility were $457 as of December 31, 1998.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. NOTE AND WARRANT PURCHASE AGREEMENT

     In September 1998, the Company entered into a Note and Warrant Purchase Agreement, (the "Agreement") with a shareholder, whereby the Company may borrow up to a maximum of $500 under Convertible Promissory Notes (the "Notes"). Each of the Notes is non-interest bearing, has a term of six months and, in the event the Company issues shares of its Preferred Stock during the term of the Notes, is convertible into that Preferred Stock at a conversion price equal to the price per share paid by investors purchasing the preferred stock. Warrants to purchase common stock of the Company are attached to each of the Notes. Each of the Warrants allows the holder to purchase one share of common stock for each dollar borrowed at an exercise price of $0.25 per share and is exercisable for a period of five years. As of December 31, 1998, the Company had borrowed $500 and issued warrants to purchase 500,000 shares of common stock under the Agreement. The fair value of the warrants of $34 was included in the statement of operations as interest expense, and was determined using a Black-Scholes model applying a risk-free interest-rate of 5.05%, and a zero percent dividend yield. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of these warrants.

8. CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue up to 2,600,000 shares of no par preferred stock in one or more series. The Company has designated 1,100,000 of the preferred shares as Series A and 1,500,000 as Series B.

     Series A and Series B preferred shareholders are entitled to receive, when and if declared by the Board of Directors, out of funds legally available, a preferential, noncumulative annual cash dividend of $0.08 per share and $0.16 per share, respectively. Preferred shareholders are also entitled to participate in cash dividends paid to common shareholders in an amount per share as would be payable on the number of whole shares of common stock into which the preferred shares could be converted. So long as any preferred shares are outstanding, no cash or property dividends may be declared or paid on common stock until all preferred stock dividends have been paid or declared and set apart. Through December 31, 1998, $98 in Series A dividends have been declared, and 97,658 shares of Series A preferred stock have been issued in lieu of cash dividends. Concurrent with the issuance of Series B preferred stock, the Company's Articles of Incorporation were amended to eliminate mandatory dividend provisions on Series A preferred stock.

     Preferred shareholders are entitled to vote together with the holders of common stock. The number of votes equals the number of whole shares of common stock into which each holder's preferred shares could be converted. So long as at least 100,000 shares of Series A remain outstanding, Series A shareholders are collectively entitled to elect one director. So long as at least 100,000 shares of Series B remain outstanding, Series B shareholders are collectively entitled to elect one director. Common shareholders are also collectively entitled to elect one director. All shareholders are collectively entitled to elect the remaining directors. Certain transactions which could affect the relative rights and privileges of preferred shareholders, as defined in the Articles of Incorporation, require majority approval by Series A shareholders and 60% approval by Series B shareholders, respectively. Certain other transactions require approval by not less than two-thirds of Series A shareholders.

     At the option of the shareholder, preferred shares are convertible into common stock at any time on a one-for-one basis, subject to certain adjustments. Series A and Series B preferred shares are automatically converted into common stock on a one-for-one basis, subject to certain adjustments, in the event of a public offering with gross proceeds of at least $15 million and a per share price of at least $7, subject to certain adjustments, or upon the consent by 50% of Series A shareholders or by 60% of Series B

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

shareholders, respectively for each series. Any declared and unpaid dividends must be paid upon automatic conversion. The Company has reserved sufficient common shares for conversion.

     In the event of any liquidation, dissolution or winding up of the Company, preferred shareholders are entitled to receive an amount equal to $1.00 per share of Series A and $2.05 per share of Series B plus all declared and unpaid dividends on a pari passu basis prior and in preference to any distributions to common shareholders. After payment has been made to the preferred shareholders, any remaining assets will be distributed ratably to all shareholders in proportion to the amount of stock owned by each shareholder. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets will be distributed ratably among preferred shareholders in proportion to the amount of such stock owned by each preferred shareholder.

9. STOCK OPTION PLAN

     The Company has a Stock Option Plan (the "Plan") under which the Board of Directors may grant common stock options to employees, directors and consultants. Under the Plan, options generally vest 20% one year from the vesting commencement with an additional 2% vesting each month thereafter. A total of 750,000 shares of the Company's common stock have been reserved for issuance under the Plan. Shares sold under the Plan are subject to various restrictions as to resale and right of repurchase by the Company.

     Options under the Plan may be either "incentive stock options" or "nonqualified stock options" as defined under Section 422 of the Internal Revenue Code. Options shall be exercisable within the periods or upon the events determined by the Board of Directors or a committee appointed by the Board of Directors as set forth by a written stock option grant, provided however, that no option shall become exercisable after the expiration of 10 years from the date the option is granted. Additionally, no option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of the Company shall be exercisable after the expiration of five years from the date the option is granted. Vested options held by individuals upon termination of their relationship with the Company may be exercised no later than three months following the date of termination or twelve months following death or disability until expiration of the option.

     The following table summarizes activity under the Company's stock option plan for the years ended December 31, 1998 and 1997. There was no activity under the Plan in prior periods.

                                                                                         WEIGHTED
                                                              SHARES      NUMBERS OF     AVERAGE
                                                             AVAILABLE      OPTIONS      EXERCISE
                                                             FOR GRANT    OUTSTANDING     PRICE
                                                             ---------    -----------    --------
Reserved for issuance......................................   350,000            --       $   --
Granted....................................................  (297,600)      297,600        0.205
Exercised..................................................        --       (23,667)       0.205
Cancelled or forfeited.....................................    18,833       (18,833)       0.205
                                                             --------      --------       ------
Balances as of December 31,1997............................    71,233       255,100        0.205
                                                             --------      --------       ------
Reserved for issuance......................................   400,000            --           --
Granted....................................................  (449,541)      449,541        0.205
Exercised..................................................        --        (2,441)       0.205
Cancelled or forfeited.....................................   125,477      (125,477)       0.205
                                                             --------      --------       ------
Balances as of December 31,1998............................   147,169       576,723        0.205
                                                             ========      ========       ======

     Of the options exercised during 1997 and 1998, 6,876 are unvested and are subject to repurchase by the Company at the exercise price.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 1998:

                                    OPTIONS OUTSTANDING                              OPTIONS VESTED
                  --------------------------------------------------------   -------------------------------
                                       WEIGHTED AVERAGE                         NUMBER
                  NUMBER OUTSTANDING      REMAINING                           VESTED AT
   RANGE OF        AT DECEMBER 31,     CONTRACTUAL LIFE   WEIGHTED AVERAGE   DECEMBER 31,   WEIGHTED AVERAGE
EXERCISE PRICES          1998              (YEARS)         EXERCISE PRICE        1997        EXERCISE PRICE
---------------   ------------------   ----------------   ----------------   ------------   ----------------
    $0.205             576,723               9.41              $0.205          113,568           $0.205

     The Company has elected to follow Accounting Principles board Opinion No. 25 (APB No. 25), Accounting for Stock Options Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant.

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method under APB No. 25 for options granted to employees and to disclose pro forma net earnings and earnings per share in accordance with SFAS No. 123. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings would have been as follows:

                                                               1998      1997
                                                              ------    ------
Net loss as reported........................................  $3,034    $1,430
Pro forma net loss..........................................   3,089     1,433

     The weighted average fair value of stock options granted during 1998 and 1997 was $0.11 and $0.048, respectively.

     The effects of applying SFAS No. 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings and earnings per share in future years, since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

     The Company used the Black-Scholes option pricing model to determine the fair value of grants made in 1998 and 1997. The following assumptions were applied in determining the pro forma compensation cost:

                                                              1998    1997
                                                              ----    ----
Weighted average risk-free interest rate....................  5.13    6.12
Expected dividend yield.....................................    --      --
Expected option life in years...............................  2.00    5.00

     Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

10. SUBSEQUENT EVENTS

Stock options

     Subsequent to December 31, 1998 options to purchase 85,064 shares of the Company's common stock were granted to employees, directors and consultants at an exercise price of $0.205 per share.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sapient Health Network, Inc.:

     We have audited the accompanying balance sheets of Sapient Health Network, Inc. (the Company) as of September 30, 1997 and 1998, and the related statements of operations, shareholders' deficit, and cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sapient Health Network, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Sapient Health Network, Inc. will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                               /s/ KPMG PEAT MARWICK LLP

Portland, Oregon
November 18, 1998

                          SAPIENT HEALTH NETWORK, INC.

                                 BALANCE SHEETS

                                                                     SEPTEMBER 30,
                                                              ---------------------------   DECEMBER 31,
                                                                  1997           1998           1998
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS
Current assets:
  Cash......................................................  $    117,671   $  1,159,659   $    278,859
  Accounts receivable.......................................         2,113         34,555          4,411
  Unbilled revenue..........................................            --        536,333        490,050
  Prepaid expenses and other current assets.................         6,021         30,981         10,493
                                                              ------------   ------------   ------------
         Total current assets...............................       125,805      1,761,528        783,813
Property and equipment, net.................................       635,569        505,790        429,207
Restricted investment.......................................       200,000        200,000        200,000
Other assets, net...........................................        35,681         57,908         23,558
Deposits....................................................        68,034         68,508         73,834
                                                              ------------   ------------   ------------
         Total assets.......................................  $  1,065,089   $  2,593,734   $  1,510,412
                                                              ============   ============   ============
                   LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    412,310   $    476,527   $  1,952,496
  Accrued liabilities.......................................        59,953         81,087         74,218
  Deferred revenue..........................................            --        506,333        469,500
  Current installments of obligations under capital
    leases..................................................       201,952        214,801        186,431
  Convertible promissory notes..............................            --      5,523,795      4,484,177
  Line of credit............................................       600,000        600,000        500,000
                                                              ------------   ------------   ------------
         Total current liabilities..........................     1,274,215      7,402,543      7,666,822
Obligations under capital leases, net of current
  installments..............................................       298,248        171,024        151,628
                                                              ------------   ------------   ------------
         Total liabilities..................................     1,572,463      7,573,567      7,818,450
Commitments and contingencies
Redeemable preferred stock; aggregate liquidation preference
  $13,559,467:
  Series C, $.001 par value. Authorized 1,200,000 shares; no
    shares issued and outstanding...........................            --             --             --
  Series B, $.001 par value. Authorized 6,000,000 shares;
    issued and outstanding 2,811,680 shares on September 30,
    1997 and 1998, respectively and 3,544,575 shares
    (unaudited) at December 31, 1998........................     4,649,756      4,994,182      6,231,250
Shareholders' deficit:
  Convertible preferred stock; aggregate liquidation
    preference $850,000:
    Series A, $.001 par value. Authorized, issued and
      outstanding 850,000 shares on September 30, 1997 and
      1998 and December 31, 1998
      (unaudited), respectively.............................           850            850            850
  Common stock, $.001 par value. Authorized 15,000,000
    shares; issued and outstanding 2,029,100 and 2,133,560
    shares on September 30, 1997 and 1998 and 2,193,241
    shares (unaudited) at December 31, 1998, respectively...         2,029          2,134          2,193
  Additional paid-in capital................................       863,482        906,496        944,194
  Accumulated deficit.......................................    (6,023,491)   (10,883,495)   (13,486,795)
                                                              ------------   ------------   ------------
         Total shareholders' deficit........................    (5,157,130)    (9,974,015)   (12,539,558)
                                                              ------------   ------------   ------------
         Total liabilities, redeemable preferred stock and
           shareholders' deficit............................  $  1,065,089   $  2,593,734   $  1,510,142
                                                              ============   ============   ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF OPERATIONS

                                  PERIOD FROM
                                  NOVEMBER 21,
                                 1995 (DATE OF                                     THREE MONTHS ENDED
                               INCEPTION) THROUGH   YEARS ENDED SEPTEMBER 30,         DECEMBER 31,
                                 SEPTEMBER 30,      -------------------------   -------------------------
                                      1996             1997          1998          1997          1998
                               ------------------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Revenue:
  Market research............     $        --       $        --   $   160,750   $        --   $    39,268
  Sponsorship................              --            75,418       190,000         9,375       157,500
  Other revenue..............              --               762         2,016           156            15
                                  -----------       -----------   -----------   -----------   -----------
          Total revenue......              --            76,180       352,766         9,531       196,783
                                  -----------       -----------   -----------   -----------   -----------
Operating expenses:
  Sales and marketing........         171,134           562,085       543,449       110,200       158,202
  Community/content
     development.............         308,160         1,126,024     1,142,165       217,155       327,353
  Research and development...         260,147         1,467,348     1,041,168       262,733       239,323
  General and
     administrative..........         410,529         1,413,332     1,802,290       350,070     1,849,041
                                  -----------       -----------   -----------   -----------   -----------
          Total operating
            expenses.........       1,149,970         4,568,789     4,529,072       940,158     2,573,919
                                  -----------       -----------   -----------   -----------   -----------
     Loss from operations....      (1,149,970)       (4,492,609)   (4,176,306)     (930,627)   (2,377,136)
Other income (expense):
  Interest income............              --            68,887         8,708         2,622            --
  Interest expense...........          18,505           (86,868)     (347,980)      (32,192)     (117,484)
                                  -----------       -----------   -----------   -----------   -----------
     Net loss before
       provision for income
       taxes.................      (1,168,475)       (4,510,590)   (4,515,578)     (960,197)   (2,494,620)
Provision for income taxes...              --                --            --            --            --
                                  -----------       -----------   -----------   -----------   -----------
     Net loss................      (1,168,475)       (4,510,590)   (4,515,578)     (960,197)   (2,494,620)
Accretion of Series B
  preferred stock
  dividends..................              --          (344,426)     (344,426)      (86,107)     (108,680)
                                  -----------       -----------   -----------   -----------   -----------
     Net loss attributed to
       common shareholders...     $(1,168,475)      $(4,855,016)  $(4,860,004)  $(1,046,304)  $(2,603,300)
                                  ===========       ===========   ===========   ===========   ===========
Net loss per common share --
  basic and diluted..........     $     (0.58)      $     (2.40)  $     (2.35)  $     (0.52)  $     (1.21)
Shares used in computing net
  loss per common share --
  basic and diluted..........       2,002,000         2,019,113     2,069,072     2,019,113     2,143,291

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                 PREFERRED STOCK                                         STOCK
                                     SERIES A          COMMON STOCK      ADDITIONAL   SUBSCRIPTION                      TOTAL
                                 ----------------   ------------------    PAID-IN         NOTE       ACCUMULATED    SHAREHOLDERS'
                                 SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL      RECEIVABLE      DEFICIT         DEFICIT
                                 -------   ------   ---------   ------   ----------   ------------   ------------   -------------
Balance, at November 21, 1995
  (date of inception)..........       --    $ --           --   $   --    $     --      $    --      $         --   $         --
  Preferred stock -- less
    issuance costs.............  850,000     850           --       --     806,647           --                --        807,497
  Common stock issued..........       --      --    2,002,000    2,002          --       (2,002)               --             --
  Consulting expense on stock
    option grants..............       --      --           --       --     105,925           --                --        105,925
  Net loss.....................       --      --           --       --          --           --        (1,168,475)    (1,168,475)
                                 -------    ----    ---------   ------    --------      -------      ------------   ------------
Balance at September 30,
  1996.........................  850,000     850    2,002,000    2,002     912,572       (2,002)       (1,168,475)      (255,053)
  Exercise of stock options....       --      --       27,100       27       2,683           --                --          2,710
  Consulting expense on stock
    option grants..............       --      --           --       --      42,558           --                --         42,558
  Adjustment to consulting
    expense on stock options...       --      --           --       --     (94,331)          --                --        (94,331)
  Repayment of stock
    subscription note
    receivable.................       --      --           --       --          --        2,002                --          2,002
  Accretion of Series B
    preferred stock
    dividends..................       --      --           --       --          --           --          (344,426)      (344,426)
  Net loss.....................       --      --           --       --          --           --        (4,510,590)    (4,510,590)
                                 -------    ----    ---------   ------    --------      -------      ------------   ------------
Balance at September 30,
  1997.........................  850,000     850    2,029,100    2,029     863,482           --        (6,023,491)    (5,157,130)
  Exercise of stock options....       --      --      104,460      105      14,032           --                --         14,137
  Issuance of stock warrants...       --      --           --       --      21,876           --                --         21,876
  Consulting expense on stock
    option grants..............       --      --           --       --       7,106           --                --          7,106
  Accretion of Series B
    preferred stock
    dividends..................       --      --           --       --          --           --          (344,426)      (344,426)
  Net loss.....................       --      --           --       --          --           --        (4,515,578)    (4,515,578)
                                 -------    ----    ---------   ------    --------      -------      ------------   ------------
Balance at September 30,
  1998.........................  850,000     850    2,133,560    2,134     906,496           --       (10,883,495)    (9,974,015)
  Exercise of stock options
    (unaudited)................       --      --       59,681       59       6,805           --                --          6,864
  Consulting expenses on stock
    option grants
    (unaudited)................       --      --           --       --      23,725           --                --         23,725
  Issuance of stock warrants
    (unaudited)................       --      --           --       --       7,168           --                --          7,168
  Accretion of Series B
    preferred stock dividends
    (unaudited)................       --      --           --       --          --           --          (108,680)      (108,680)
  Net loss (unaudited).........       --      --           --       --          --           --        (2,494,620)    (2,494,620)
                                 -------    ----    ---------   ------    --------      -------      ------------   ------------
Balance at December 31, 1998
  (unaudited)..................  850,000    $850    2,193,241   $2,193    $944,194      $    --      $(13,486,795)  $(12,539,558)
                                 =======    ====    =========   ======    ========      =======      ============   ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM
                                                       NOVEMBER 21,
                                                      1995 (DATE OF                                      THREE MONTHS ENDED
                                                    INCEPTION) THROUGH   YEARS ENDED SEPTEMBER 30,          DECEMBER 31,
                                                      SEPTEMBER 30,      -------------------------   --------------------------
                                                           1996             1997          1998          1997           1998
                                                    ------------------   -----------   -----------   -----------   ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................     $(1,168,475)      $(4,510,590)  $(4,515,578)  $  (960,197)  $ (2,494,620)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization.................          43,936           204,105       326,058        98,943         90,921
    Loss on disposal of property and equipment....              --             1,659            --            --             --
    Non-cash consulting expense for stock option
      grants......................................         105,925           (51,773)        7,106            --         23,725
    Change in assets and liabilities:
      Accounts receivable.........................              --            (2,113)      (32,442)       (2,415)        30,144
      Unbilled revenue............................              --                --      (536,333)           --         46,283
      Prepaid expenses and other current assets...         (31,166)            4,396       (24,960)      (46,014)        20,488
      Deposits....................................         (64,321)           (3,713)         (474)           --         (5,326)
      Restricted investment.......................              --          (200,000)           --            --             --
      Accounts payable............................         209,283           203,027        64,217       (29,769)     1,475,969
      Accrued liabilities.........................          22,537            37,416        21,134         1,804         (6,869)
      Deferred revenue............................              --                --       506,333        15,000        (36,833)
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash used in operating activities...........        (882,281)       (4,317,586)   (4,184,939)     (922,648)      (856,118)
                                                       -----------       -----------   -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of property and equipment..........         (47,384)         (169,958)      (74,290)           --        (10,204)
  (Increase) decrease in other assets related to
    patents.......................................              --           (25,997)       (5,089)      (23,044)        30,216
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash (used in) provided by investing
    activities....................................         (47,384)         (195,955)      (79,379)      (23,044)        20,012
                                                       -----------       -----------   -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of stock subscription note
    receivable....................................              --             2,002            --            --             --
  Borrowings (repayments) under bank line of
    credit........................................              --           600,000            --            --       (100,000)
  Principal payments on capital leases............         (28,256)         (128,406)     (225,415)           --        (47,766)
  Proceeds from preferred and common stock
    offerings.....................................         807,497             2,710        14,137            --          6,864
  Proceeds from redeemable preferred stock
    offering......................................         165,000         4,140,330            --            --             --
  Borrowings under convertible promissory notes
    and accrued interest..........................              --                --     5,523,795     1,020,000         89,040
  Proceeds from issuance of warrants..............              --                --        21,876            --          7,168
  Increase in other assets related to financing
    costs.........................................              --                --       (28,087)           --             --
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash provided by (used in) financing
    activities....................................         944,241         4,616,636     5,306,306     1,020,000        (44,694)
                                                       -----------       -----------   -----------   -----------   ------------
  Net increase (decrease) in cash.................          14,576           103,095     1,041,988        74,308       (880,800)
  Cash at beginning of period.....................              --            14,576       117,671       117,671      1,159,659
                                                       -----------       -----------   -----------   -----------   ------------
  Cash at end of period...........................     $    14,576       $   117,671   $ 1,159,659   $   191,979   $    278,859
                                                       ===========       ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid during year for interest..............     $    18,505       $    86,868   $   114,907   $        --   $         --
                                                       ===========       ===========   ===========   ===========   ============
  Non-cash investing and financing activities:
    Equipment acquired under capital lease
      obligations.................................     $   321,603       $   335,259   $   111,040   $    62,957   $         --
                                                       ===========       ===========   ===========   ===========   ============
    Accretion of redemption preference............     $        --       $   344,426   $   344,426   $    86,107   $    108,680
                                                       ===========       ===========   ===========   ===========   ============
    Conversion of promissory notes to redeemable
      preferred stock.............................     $        --       $        --   $        --   $        --   $  1,128,388
                                                       ===========       ===========   ===========   ===========   ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

     Sapient Health Network, Inc. (the Company), an Oregon Corporation, was founded in November 1995 and creates online disease specific patient communities on the World Wide Web, through which it brings members personalized, condition-specific information and interactive community features. The Company provides members with an extensive reference library, in-depth reports on current topics and daily news articles from Reuters Medical News. Through message boards and live chat rooms, members can share personal experiences and coping strategies and provide each other emotional support. The Company hosts ten online communities for patients interested in asthma, breast cancer, cardiovascular disease, depression, diabetes, fibromyalagia (FMS) chronic fatigue immune dysfunction syndrome, hepatitis C, prostate cancer, obesity, women's health and kidney failure.

     For the period November 31, 1995 (date of inception) through September 30, 1996 and the year ended September 30, 1997, the Company was a development stage enterprise.

Unaudited Quarterly Information

     The financial information included herein for the three-month periods ended December 31, 1997 and 1998 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

Revenue Recognition

     Revenue from market research contracts is recognized upon delivery and acceptance of the product by the customer. The amount of revenue for specific projects is determined by market pricing models or associated direct costs of the delivered and accepted product.

     Revenue from sponsorship contracts for Web development and related activities, which includes banner advertising, development of the interview profile, and reporting of data and site activity, is recognized in time milestones, usually prorated over the length of the agreement. Revenue from additional specified projects within the sponsorship contract is determined by precedent pricing models or associated direct costs of the project, and recognized when delivered and accepted by the customer. These additional projects could consist of clinical trial recruitments and additional focus group interviews as well as other customer specific requests.

     Deferred revenue and unbilled revenue represent amounts to be recognized and billed upon project completion or upon achievement of project milestones. Contracts may have termination and refund provisions that require payment for all work completed through date of termination notice. Contracts may have nonrefundable fees due upon signing associated with upfront set up costs that are not related to project milestones or product deliverables. These fees are recognized upon signing.

     All of the Company's revenues for the years ended September 30, 1997 and 1998 were from sales in the U.S.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful life of the assets, generally three years. Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated useful life of the assets, generally three years.

     Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated.

Restricted Investment

     The Company has a certificate of deposit held by a bank as collateral for a $200,000 standby letter of credit for costs incurred by the landlord, for the Company's office space remodeling.

Other Assets

     Other assets consist primarily of patents and legal costs to obtain financing. Patents are amortized using the straight-line method over the estimated future economic benefit, which is generally three years. Financing costs are amortized over the life of the loan unless conversion is expected within a twelve month period, in which case they are netted against the proceeds upon conversion. Amortization expense for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998 was $3,029, $8,036 and $10,949, respectively. Accumulated amortization at September 30, 1997 and 1998 was $11,065 and $22,014, respectively.

Research and Development Expenditures

     The Company incurs research and development expenses relating to the development of its product. All research and development costs are expensed as incurred.

Capitalized Software

     Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Estimates and assumptions are also used in the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

     The Company accounts for stock-based compensation using Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro-forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro-forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

Net Loss Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

Fair Value of Financial Instruments

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, capital leases, convertible promissory notes and the line of credit. At September 30, 1997 and 1998, the fair value of the Company's receivables, payables, line of credit, capital lease obligations and convertible promissory notes approximated fair value.

Advertising

     The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $2,000, $229,000 and $519,000 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

Reclassifications

     Certain amounts for 1996 and 1997 have been reclassified to conform to the presentation for 1998. Such reclassifications have no effect on previously reported results of operations.

Effect of Recent Accounting Pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes requirements for disclosure of comprehensive income. The

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company does not expect implementation to have a significant impact on its financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the company's operating segments is the manner in which management operates the business. SFAS 131, is effective for fiscal years beginning after December 15, 1997. The Company does not expect implementation to have a significant impact on its financial statements.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition,which provides guidance on applying generally accepted accounting principles in recognizing revenue of software transactions. The Company adopted SOP 97-2 on January 1, 1998. The impact to the Company's financial statements was not material.

     Related to the SOP 97-2, the AICPA issued SOP 98-4 Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. SOP 98-4 defers for the one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. The impact on the Company's financial statements is not expected to be material.

     In April 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. The SOP requires that costs incurred during start-up activities, including organizational costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Restatement of previously issued financial statements is not permitted. The Company does not expect implementation to have a significant impact on its financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect SFAS 133 to have a material impact on its financial statements.

(2) LIQUIDITY

     To meet the cash flow needs of the Company in fiscal 1999, the Company will need to issue additional equity securities, borrow additional funds, or obtain other financing. The Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its cash needs and continue as a going concern. See note 15.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment at September 30, consists of the following:

                                                         1997          1998
                                                      ----------    ----------
Computers and related equipment.....................  $  814,260    $  998,368
Furniture and office equipment......................      21,690        15,532
Leasehold improvements..............................      36,595        43,975
                                                      ----------    ----------
                                                         872,545     1,057,875
Less accumulated depreciation and amortization......    (236,976)     (552,085)
                                                      ----------    ----------
                                                      $  635,569    $  505,790
                                                      ==========    ==========

     Depreciation and amortization expense on property and equipment was $40,907, $196,069 and $315,109 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

(4) CAPITAL LEASES

     The Company is obligated for equipment under various capital leases that expire at various dates through 2001. These leases are secured by the related equipment. At September 30, 1997 and 1998, the gross amount of the equipment acquired under capital leases was $656,862 and $774,386, respectively, and related accumulated amortization was $187,466 and $472,564, respectively.

     Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

     Future minimum capital lease payments are as follows:

                 YEAR ENDING SEPTEMBER 30:
     1999...................................................  $241,978
     2000...................................................   142,396
     2001...................................................    39,077
                                                              --------
          Total minimum lease payments......................   423,451
     Less amount representing interest......................   (37,626)
                                                              --------
       Present value of net minimum capital lease
        payments............................................   385,825
     Less current installments of obligations under capital
      leases................................................  (214,801)
                                                              --------
       Obligations under capital leases, net of current
        installments........................................  $171,024
                                                              ========

(5) LINE OF CREDIT

     The Company utilizes a $600,000 revolving line of credit agreement with a bank at an annual interest rate of prime plus 1% (9.5% at September 30, 1998). Amounts outstanding under the line of credit were $600,000 at September 30, 1997 and 1998, respectively. The bank holds a security interest in the Company's assets throughout the term of this loan, due October 1, 1998. The line was renewed subsequent to year end, as discussed in note 14.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(6) CONVERTIBLE PROMISSORY NOTES

     The Company issued the following convertible promissory notes in fiscal
1998:

     - In October 1997, $1,020,000 at 10% interest per annum, principal and interest converted to Series B Preferred Stock in October 1998. (See note
       14)

     - In March 1998, $2,000,000 in senior debt at 8% interest per annum, with the lender having the option to convert principal amount into equivalent equity securities (as described below) at due date in March 1999.

     - In July 1998, $2,275,400 at 8% per annum, principal and interest to convert to equivalent equity securities (as described below) in January 1999.

     The outstanding balance at September 30, 1998 includes accrued interest payable on these notes. The March and July debt is convertible into a subsequent planned preferred stock series at a per share price of the new preferred stock equity financing or would be converted upon maturity of the notes into Series B redeemable Preferred Stock at $1.54 per share.

(7) INCOME TAXES

     Due to the Company's losses before provision for income taxes in each period since inception there has been no provision for federal and state income taxes for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998.

     The reconciliation of the statutory federal income tax rates to the Company's effective income tax rate is as follows:

                                                       THE PERIOD FROM
                                                      NOVEMBER 21, 1995      YEARS ENDED
                                                     (DATE OF INCEPTION)    SEPTEMBER 30,
                                                           THROUGH          --------------
                                                     SEPTEMBER 30, 1996     1997     1998
                                                     -------------------    -----    -----
Federal statutory rate.............................         (34.0)%         (34.0)%  (34.0)%
State income taxes, net of federal benefit.........          (4.4)           (4.4)    (4.4)
Change in valuation allowance......................          38.5            39.3     39.2
Other, net.........................................          (0.1)           (0.9)    (0.8)
                                                            -----           -----    -----
                                                               --%             --%      --%
                                                            =====           =====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

purposes. The tax effects of significant items comprising the Company's deferred tax assets as of September 30 are as follows:

                                                                 1997           1998
                                                              -----------    -----------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................  $ 1,840,300    $ 3,653,900
  Option compensation.......................................       57,000         31,000
  Amortization of startup and organizational costs..........      278,300        210,000
  Research and experimentation credits......................       56,000         87,800
  Other.....................................................       15,800         13,900
                                                              -----------    -----------
                                                                2,247,400      3,996,600
  Valuation allowance.......................................   (2,222,800)    (3,992,700)
                                                              -----------    -----------
     Net deferred tax assets................................       24,600          3,900
DEFERRED TAX LIABILITIES:
  Depreciation and amortization.............................      (24,600)        (3,900)
                                                              -----------    -----------
     Net deferred tax assets................................  $        --    $        --
                                                              ===========    ===========

     The valuation allowance for deferred tax assets as of September 30, 1997 and 1998, was $2,222,800 and $3,992,700, respectively. The net change in the total valuation allowance for the period November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, was an increase of $450,000, $1,772,800 and $1,769,900, respectively.

     At September 30, 1998, the Company has net operating loss carryforwards of approximately $9,526,000 and research and experimentation credit carryforwards of $87,800 to offset future federal taxable income and income taxes, if any, through 2017. As defined in Internal Revenue Section 382, the utilization of a portion of the net operating loss and credit carryforwards may be limited due to a change in ownership caused by additional investors, occurring on November 1, 1996. The Company believes no additional ownership changes have occurred, however a formal analysis has not been completed.

(8) STOCK OPTION PLAN

     Effective January 30, 1996, the Company adopted a Stock Option Plan (the
Plan) which provides for the granting of stock options to employees, directors and consultants within the meaning of Section 442 of the Internal Revenue Code, and non-statutory stock options. The right to exercise these options vests from zero to forty-eight months. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted under the Plan.

     As of September 30, 1998, 1,097,409 options remain outstanding pursuant to the Plan. The per share weighted-average fair value of stock options granted during the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended 1997 and 1998 were $.10, $.16 and $.27,

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

respectively, on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                         THE PERIOD
                                                            FROM
                                                          NOVEMBER
                                                             21,
                                                        1995 (DATE OF
                                                         INCEPTION)
                                                           THROUGH          YEARS ENDED
                                                          SEPTEMBER        SEPTEMBER 30,
                                                             30,        -------------------
                                                            1996          1997       1998
                                                        -------------   --------   --------
Dividend yield........................................          --            --         --
Expected volatility...................................         100%          100%       100%
Risk-free interest rate...............................         5.7%            6%       6.5%
Expected life.........................................    10 years      10 years   10 years

     The total value of options granted during the period September 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998 were $18,281, $36,691 and $35,681, respectively, which would be amortized on a straight-line basis over the vesting period of the options (typically four years).

     The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plan, accordingly, no compensation cost has been recognized for these stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123 the Company's net loss would have been increased to the pro forma amounts indicated below:

                                               THE PERIOD
                                                  FROM
                                              NOVEMBER 21,
                                              1995 (DATE OF
                                               INCEPTION)             YEARS ENDED
                                                 THROUGH             SEPTEMBER 30,
                                              SEPTEMBER 30,    --------------------------
                                                  1996            1997           1998
                                              -------------    -----------    -----------
Net loss:
  As reported...............................   $(1,168,475)    $(4,510,590)   $(4,515,578)
  Pro forma.................................   $(1,169,822)    $(4,518,701)   $(4,530,958)

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

     Activity under the Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               SHARES        PRICE
                                                              ---------    ---------
Options outstanding at January 30, 1996
(date of the Plan adoption).................................         --      $ --
Granted.....................................................    396,125       .10
Exercised...................................................         --        --
Canceled....................................................         --        --
                                                              ---------      ----
Options outstanding at September 30, 1996...................    396,125       .10
Granted.....................................................    652,239       .16
Exercised...................................................    (27,100)      .10
Canceled....................................................    (68,246)      .10
                                                              ---------      ----
Options outstanding at September 30, 1997...................    953,018       .14
Granted.....................................................    379,375       .27
Exercised...................................................   (104,460)      .14
Canceled....................................................   (130,524)      .12
                                                              ---------      ----
Options outstanding at September 30, 1998...................  1,097,409      $.19
                                                              =========      ====

     At September 30, 1998, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options was $.19 and nine years, respectively.

     At September 30, 1998, 603,282 outstanding options were currently exercisable, and the weighted-average exercise price of these options was $.14.

(9) REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

Preferred Stock

     The Company is authorized to issue up to 10,000,000 shares of preferred stock. During fiscal 1998, the Company amended its articles of incorporation to designate a new series of preferred stock, designated as Series C preferred stock, and to amend certain terms of the rights, privileges and preferences of its Series B preferred stock. Following such amendment, the Company had three series of convertible preferred stock, designated as Series A, B and C preferred stock. The Company's Series B and C preferred stock is redeemable as described more fully below. The material rights, preferences, privileges and restrictions for each series of preferred stock are summarized below:

Dividends

     Holders of the Series B and C preferred stock shall be entitled to receive cumulative dividends of eight percent (8%) of the original issue per share price of each such series per share per annum prior and in preference to the holders of any other stock of the Company. Such cumulative dividends shall cease to accrue when the balance of such cumulative dividends, whether paid or unpaid, equals, in the aggregate, two times the respective original issue price of the Series B and C preferred stock. The holders of the Series B and C preferred stock are also entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock. The holders of the Series A preferred stock

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

are entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock.

Liquidation Preferences

     Upon the occurrence of a liquidation event, such as a dissolution of the Company or a merger or sale of assets, the holders of Series C preferred stock shall be entitled to receive in preference to holders of Series A and B preferred stock and common stock an amount equal to the proportion that the Series C preferred stock represents to the fully diluted capital stock of the Company, the holders of Series B preferred stock shall be entitled to receive in preference to holders of Series A preferred stock and common stock an amount equal to the original issue price of the Series B preferred stock, the holders of Series A preferred stock shall be entitled to receive in preference to holders of common stock an amount equal to up to the original issue price of the Series A preferred stock, the holders of Series B preferred stock shall be entitled to then receive in preference to the holders of common stock up to an amount equal to two times the original issue price of the Series B preferred stock, and thereafter, the holders of Series A, B and C preferred stock shall share any remaining proceeds on a pro rata basis with the holders of common stock based on the number of shares of common stock held by each, assuming full conversion of the Series A, B and C preferred stock.

Conversion

     Holders of the Series A, B and C preferred stock may convert all or part of their shares at any time after the date of issuance into such number of common stock as is determined by multiplying such number of shares by the series conversion rate in effect at the time. Conversion is automatic upon the closing of an IPO of the Company's common stock at a price of not less than $6.16 per share and with aggregate gross proceeds of not less than $20,000,000 or by written consent or agreement of the holders of two-thirds of the outstanding shares of Series A, B and C preferred stock voting together as a single class.

Redemption

     The Company shall redeem the Series B and C preferred stock at the option of the holders of such preferred stock after September 30, 2001 and before September 30, 2004, subject to reasonable financial stability considerations, payable in eight equal quarterly installments. The holders of the Series B and C preferred stock shall be entitled to a redemption price per share equal to the original issuance price, plus accrued and unpaid dividends with respect to such shares.

Common Stock

     The Company is authorized to issue up to 15,000,000 shares of common stock. The common stock shareholders have voting rights and, subject to any preferential rights granted to any series of preferred shareholders, are entitled to receive distributions legally payable to shareholders upon liquidation of the Company.

Warrants

     During fiscal 1997, the Company issued warrants to investors. Each warrant permits the holder to purchase one share of the Company's common stock. At September 30, 1998 warrants to purchase 67,788 shares and 34,016 shares at exercise prices of $2.25 and $0.16, respectively were outstanding. Each of the warrants are exercisable within five years from the date of purchase, and were valued using the Black Scholes model, however the warrants were not recorded separately in the financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

     During fiscal 1998, in connection with the convertible promissory note financing, the Company issued 871,226 warrants to purchase Series B Preferred Stock to investors. The warrants are exercisable at a price of $1.54 per share within ten years from date of issuance, and were valued using the Black Scholes model, however the warrants were not recorded separately in the financial statements.

     The holders/subscribers of shares of stock and stock warrants are subject to the restrictions set forth in Shareholder Agreements/Subscription Agreements. The terms of these agreements primarily relate to the right of first refusal. Before any common shareholder may sell or otherwise transfer any share of common stock, such shares shall first be offered to the Company.

(10) RETIREMENT BENEFIT PLAN

     The Company sponsors a defined contribution 401(k) plan (the Retirement
Plan). Employees who are at least 21 years old are eligible to participate in the Retirement Plan beginning the month subsequent to employment. Participants may defer up to 15% of eligible compensation. Currently, the Company does not provide matching contributions for the Retirement Plan.

(11) COMMITMENTS AND CONTINGENCIES

Leases

     The company leases office space under a non-cancelable operating leases which expire at various times through May 2004.

     Future minimum lease payments under the operating lease is as follows:

YEAR ENDING SEPTEMBER 30:
     1999...................................................  $  264,212
     2000...................................................     273,012
     2001...................................................     273,012
     2002...................................................     273,012
     2003...................................................     273,012
     Thereafter.............................................     182,008
                                                              ----------
                                                              $1,538,268
                                                              ==========

     Total rent expense under operating leases was $18,284, $93,011 and $230,182 for the period from November 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998, respectively.

Litigation

     From time to time the Company may be involved in various legal actions in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the Company's financial condition.

(12) CUSTOMER INFORMATION

     The Company had one customer that accounted for approximately 25% and 59% in 1997 and 1998, respectively, of the Company's revenues.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(13) RISK OF TECHNOLOGICAL CHANGE

Contingencies and Factors that Could Affect Future Results

     A substantial portion of the Company's revenues each year are generated from the development of websites and market research performed over the Internet. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent to the Internet. In light of these dependencies, it is possible that failure to successfully manage future changes in technology with respect to the Internet could have long-term impact on the Company's growth and results of operations.

(14) SUBSEQUENT EVENTS

     The convertible promissory notes issued October 1997 were converted on October 9, 1998 to 732,895 shares of Series B Preferred Stock at $1.54 per share.

     The $600,000 bank line of credit, due October 1998, was subsequently amended. The new Agreement reduced the line to $500,000 and extends maturity through December 31, 1998. A warrant to purchase 16,234 shares of Series B Preferred Stock was granted in consideration for this Amendment. The fair value of the warrant will be calculated using the Black-Scholes pricing model under SFAS 123 and will be expensed in the first quarter of the fiscal year ending September 30, 1999.

(15) UNAUDITED RECENT DEVELOPMENT

     On January 25, 1999, WebMD acquired all the issued and outstanding shares of the Company's common and preferred stock for 1,619,190 shares of WebMD's Series B preferred stock.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of The Stockton Group, Inc.:

     We have audited the accompanying statement of income of The Stockton Group, Inc. (the "Company") for the year ended June 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audit of the statement of income provides a reasonable basis for our opinion.

     In our opinion, such statement of income presents fairly, in all material respects, the results of operations of the Company for the year ended June 30, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
October 7, 1997

                            THE STOCKTON GROUP, INC.

                              STATEMENTS OF INCOME
                 YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS
                      ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                               YEAR ENDED      THREE MONTHS ENDED
                                                              JUNE 30, 1997    SEPTEMBER 30, 1997
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
REVENUES....................................................   $ 3,801,953         $1,056,748
OPERATING EXPENSES:
  Operations................................................      (563,295)          (137,495)
  Sales, marketing, and client services.....................      (899,366)          (203,133)
  Research and development..................................      (103,153)           (24,405)
  General and administrative................................      (159,517)           (72,425)
  Non-cash stock compensation (Note 4)......................    (1,280,000)                --
  Depreciation and amortization.............................      (109,336)           (37,411)
                                                               -----------         ----------
          Total operating expenses..........................    (3,114,667)          (474,869)
                                                               -----------         ----------
INCOME FROM OPERATIONS......................................       687,286            581,879
INTEREST EXPENSE............................................      (111,260)           (22,574)
OTHER INCOME................................................        11,229              8,020
                                                               -----------         ----------
NET INCOME (Note 1).........................................   $   587,255         $  567,325
                                                               ===========         ==========

                       See notes to financial statement.

                            THE STOCKTON GROUP, INC.

                          NOTES TO FINANCIAL STATEMENT
              YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS ENDED
                         SEPTEMBER 30, 1997 (UNAUDITED)
   (INFORMATION AS IT RELATES TO THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS
                                   UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- The Stockton Group, Inc. (the "Company"), was incorporated as an S Corporation in the State of South Carolina in July 1993. The Company provides computer-based prescription drug claims processing to Pharmaceutical Benefit Managers ("PBMs"), Health Maintenance Organizations ("HMOs"), Preferred Provider Organizations ("PPOs"), insurance companies, Third-Party Administrators ("TPAs"), self-insured employers, and Taft-Hartley Funds. The Company's services range from claims processing to full-service program management, including eligibility verification, drug coverages and exclusions, concurrent utilization review, drug pricing verification, supply limitations and other applicable plan design requirements. The Company supports a network of over 40,000 pharmacies nationwide.

     In addition to claims processing fees, the Company receives rebate revenue from drug manufacturers for prescription drug transactions that are processed through the Company's system.

     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Major Customers -- For the year ended June 30, 1997, three customers accounted for approximately 15%, 12% and 10%, respectively, of total revenues.

     Revenue Recognition -- Revenue from prescription drug claims processing services and rebates from drug manufacturers are recognized when the services are delivered.

     Property and Equipment -- Property and equipment is depreciated using the double-declining balance method over the estimated useful lives of the related assets. Assets under capital leases are depreciated using the straight-line method over the lease term.

     Income Taxes -- The Company has elected to be taxed as an S Corporation, and as such its income is included in the current taxable income of its stockholder. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes.

     Unaudited Interim Financial Statement -- In the opinion of management, the unaudited statement of income for the three months ended September 30, 1997 is presented on a basis consistent with the audited statement of income and reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof. The results of operations for the three months ended September 30, 1997 is not necessarily indicative of the results to be expected for the entire year.

2. NOTE PAYABLE TO STOCKHOLDER

     The Company had a note payable to stockholder with an outstanding principal balance of $359,621 at June 30, 1997. The note bore interest at a rate of prime plus .25% (8.75% at June 30, 1997).

3. LEASE COMMITMENTS

     The Company leased certain equipment under operating leases expiring at various dates through April 2000. Rent expense for the year ended June 30, 1997 was approximately $12,000.

                            THE STOCKTON GROUP, INC.

              YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS ENDED
                         SEPTEMBER 30, 1997 (UNAUDITED)
   (INFORMATION AS IT RELATES TO THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS
                                   UNAUDITED)

     In addition, the Company leased its office facility and certain computer and office equipment under capital lease arrangements with interest rates ranging from 14.5% to 25%, expiring through July 2011. The lease arrangement for the office facility was with a corporation in which the Company's sole stockholder holds an ownership interest.

4. STOCK-BASED COMPENSATION ARRANGEMENTS

     During 1994, the Company granted a key employee the right to acquire common stock equivalent to a 25% equity ownership in the Company at no cost. The shares have not yet been issued. At the date of the grant, the Company recorded compensation cost equal to the fair market value of shares to be awarded to the executive.

     During 1997, the Company entered into an employment agreement with another new key executive. Among other things, the agreement granted the executive the right to acquire a 10% equity ownership in the Company at a nominal cost ($1.00) or, if the Company is sold within one year, to receive 10% of the sales proceeds as defined. Accordingly, the Company has recorded compensation cost in 1997, equal to the estimated cash settlement to be paid to the executive based upon the anticipated proceeds from the sale of the Company. (See Note 5).

5. SUBSEQUENT EVENT

     In November 1997, the Company sold certain computer equipment, intangible assets and the operations of the Company to MEDE America Corporation. All other assets and liabilities remained with the Company. The purchase price was $10,400,000 in cash. In addition, the purchase agreement requires additional consideration of up to $2,600,000 (plus interest at an annual rate of 7.25%) to be paid if Stockton's revenue during the 12-month period ended September 30, 1998 is at least $5,000,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Healthcare Interchange, Inc.:

     We have audited the accompanying consolidated balance sheet of Healthcare Interchange, Inc. and subsidiary (Company) as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine-month period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in notes 3 and 15, on October 30, 1998, the Company completed the sale of its financial transactions business to MEDE America and the disposal of the assets and operations of the discontinued Telemedical and Intercare segments.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Interchange, Inc. and subsidiary as of June 30, 1998, and the results of their operations and their cash flows for the nine-month period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
September 8, 1998, except as to notes 3 and 15, which are as of October 30, 1998

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      SEPTEMBER 30,
                                                                 1998            1998
                                                              -----------    -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   140,042     $    38,083
  Service accounts receivable, less allowance for doubtful
     accounts of $30,709 and $32,207 (unaudited),
     respectively...........................................      616,044         556,025
  Due from stockholders.....................................      105,483         104,505
  Inventories...............................................       13,286          12,822
  Net current assets of discontinued operations.............      236,772         243,960
  Prepaid expenses..........................................       62,472          16,929
                                                              -----------     -----------
          Total current assets..............................    1,174,099         972,324
Property, equipment and computer software, net..............      611,578         576,559
Other assets................................................       26,246          25,537
Net non-current assets of discontinued operations...........      176,455         176,455
                                                              -----------     -----------
                                                              $ 1,988,378     $ 1,750,875
                                                              ===========     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving credit facilities...............................  $ 2,260,000     $ 2,260,000
  Notes payable.............................................       73,751          64,701
  Accounts payable..........................................    1,162,125         956,320
  Accounts payable to stockholders..........................      151,705         183,376
  Dividends payable.........................................       70,313          93,750
  Accrued expenses and other liabilities....................      865,935         612,745
                                                              -----------     -----------
          Total current liabilities.........................    4,583,829       4,170,892
                                                              -----------     -----------
Stockholders' equity (deficit):
  Cumulative redeemable convertible preferred stock, $1 par
     value; 62,500 shares authorized, issued, and
     outstanding............................................       62,500          62,500
  Common stock:
       Class A -- $1 par value; 66,250 shares authorized,
        35,000 shares issued and outstanding................       35,000          35,000
       Class B -- $1 par value; 66,250 shares authorized,
        35,000 shares issued and outstanding................       35,000          35,000
       Class C -- $1 par value; 30,000 shares authorized,
        20,001 shares issued and outstanding................       20,001          20,001
  Additional paid-in capital................................    3,016,898       2,993,461
  Accumulated deficit.......................................   (5,764,850)     (5,565,979)
                                                              -----------     -----------
          Total stockholders' equity (deficit)..............   (2,595,451)     (2,420,017)
                                                              -----------     -----------
                                                              $ 1,988,378     $ 1,750,875
                                                              ===========     ===========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               NINE-MONTH         THREE-MONTH
                                                              PERIOD ENDED        PERIOD ENDED
                                                              JUNE 30, 1998    SEPTEMBER 30, 1998
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
Revenues:
  Claims service revenue....................................   $ 2,814,030         $1,032,672
  Claim service revenue from stockholders...................       843,787            258,506
  Other revenue.............................................        69,137             20,597
                                                               -----------         ----------
                                                                 3,726,954          1,311,775
                                                               -----------         ----------
Operating expenses:
  Operating expenses........................................     1,285,832            479,003
  Sales, marketing and client service.......................       993,512            263,320
  General and administrative................................       752,033            248,032
  Depreciation and amortization.............................       131,806             43,761
  Provision for doubtful accounts...........................         2,000             14,896
                                                               -----------         ----------
                                                                 3,165,183          1,049,012
                                                               -----------         ----------
     Operating income.......................................       561,771            262,763
Interest expense............................................       148,213             63,892
                                                               -----------         ----------
     Income from continuing operations......................       413,558            198,871
Discontinued operations:
  Loss from operations of discontinued segments.............    (2,026,784)                --
  Loss on disposal of segments (including $342,971 for
     operating losses during phase-out period)..............    (2,073,601)                --
                                                               -----------         ----------
Net income (loss)...........................................    (3,686,827)           198,871
Preferred stock dividends declared..........................       (70,313)           (23,437)
                                                               -----------         ----------
Net income (loss) attributable to common stockholders.......   $(3,757,140)        $  175,434
                                                               ===========         ==========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   NINE-MONTH PERIOD ENDED JUNE 30, 1998 AND
            THREE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                                                                  TOTAL
                                            COMMON STOCK           ADDITIONAL                 STOCKHOLDERS'
                         PREFERRED          ------------            PAID-IN     ACCUMULATED      EQUITY
                           STOCK     CLASS A   CLASS B   CLASS C    CAPITAL       DEFICIT       (DEFICIT)
                         ---------   -------   -------   -------   ----------   -----------   -------------
Balance, September 30,
  1997.................   $62,500    $35,000   $35,000   $20,001   $3,087,211   $(2,078,023)   $ 1,161,689
Preferred stock
  dividends declared...        --         --        --        --      (70,313)           --        (70,313)
Net loss...............        --         --        --        --           --    (3,686,827)    (3,686,827)
                          -------    -------   -------   -------   ----------   -----------    -----------
Balance, June 30,
  1998.................    62,500     35,000    35,000    20,001    3,016,898    (5,764,850)    (2,595,451)
Preferred stock
  dividends declared
  (unaudited)..........        --         --        --        --      (23,437)           --        (23,437)
Net income
  (unaudited)..........        --         --        --        --           --       198,871        198,871
                          -------    -------   -------   -------   ----------   -----------    -----------
Balance, September 30,
  1998 (unaudited).....   $62,500    $35,000   $35,000   $20,001   $2,993,461   $(5,565,979)   $(2,420,017)
                          =======    =======   =======   =======   ==========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               NINE-MONTH         THREE-MONTH
                                                              PERIOD ENDED        PERIOD ENDED
                                                              JUNE 30, 1998    SEPTEMBER 30, 1998
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................   $(3,686,827)        $ 198,871
  Loss on disposal of segments..............................     2,073,601                --
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       390,821            43,761
     Provision for doubtful accounts........................        40,013            14,896
     Increase (decrease) in cash from changes in assets and
       liabilities:
       Service accounts receivable..........................       523,789            37,935
       Due from stockholders................................       181,781               978
       Inventories..........................................       (19,378)              464
       Prepaid expenses.....................................        32,102            45,543
       Accounts payable.....................................       819,323          (197,571)
       Accrued expenses and other liabilities...............        45,013          (229,753)
                                                               -----------         ---------
          Net cash provided by (used in) operating
            activities......................................       400,238           (84,876)
                                                               -----------         ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (276,548)           (8,742)
  Capitalized software development expenditures.............      (293,442)               --
  Other non-current assets..................................         1,297               709
                                                               -----------         ---------
          Net cash used in investing activities.............      (568,693)           (8,033)
                                                               -----------         ---------
Cash flows from financing activities:
  Advances on revolving credit facilities...................       350,000                --
  Payments on notes payable.................................       (71,490)           (9,050)
  Dividends paid on cumulative convertible preferred
     stock..................................................       (23,437)               --
                                                               -----------         ---------
          Net cash provided by (used in) financing
            activities......................................       255,073            (9,050)
                                                               -----------         ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................        86,618          (101,959)
Cash and cash equivalents, beginning of period..............        53,424           140,042
                                                               -----------         ---------
Cash and cash equivalents, end of period....................   $   140,042         $  38,083
                                                               ===========         =========
Noncash investing activities:
  Write-offs of long-term assets due to disposal of
     segments...............................................   $ 1,208,989         $      --
                                                               ===========         =========
  Accrual for operating losses of discontinued segments
     during phase-out period................................   $   342,971         $      --
                                                               ===========         =========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................   $   148,212         $  55,448
                                                               ===========         =========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

1. ORGANIZATION AND BUSINESS

     Healthcare Interchange, Inc. was incorporated in 1991 and began operations in 1992. Healthcare Interchange, Inc. and subsidiary (Company) is in the business of providing electronic health data network services to a national clientele through three operating segments; financial transactions, medical televideo, and intercare. The financial transactions segment processes electronic claims for health care providers. The medical televideo segment develops, sells, and services televideo and minor medical equipment through a wholly owned subsidiary, HII Telemedical Corp. (Telemedical). The Intercare segment (Intercare) began operations in fiscal 1997, providing electronic claims processing and data analysis for health care providers. Prior to October 1, 1996, Intercare was a development stage enterprise.

     The consolidated financial statements at June 30, 1998 include the accounts of Healthcare Interchange, Inc. and its wholly owned domestic subsidiary after elimination of intercompany accounts and transactions. The Company's fiscal year end is September 30.

     Unaudited Interim Consolidated Financial Statements -- The consolidated balance sheet of the Company as of September 30, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the three-month period ended September 30, 1998 included in the accompanying consolidated financial statements, which are unaudited, include the accounts of Healthcare Interchange, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Adjustments consist only of normal recurring items.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Cash and Cash Equivalents -- The Company considers cash equivalents to be securities held for cash management purposes having original maturities of three months or less at the time of investment.

     b. Inventories -- Inventories are stated at the lower of cost or market. Cost is determined principally using the specific identification method. Inventories at June 30, 1998 are comprised principally of raw materials.

     c. Property, Equipment and Computer Software -- Property, equipment and computer software are carried at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Costs associated with the internal development of software are capitalized once the marketability and technological feasibility of the software have been established.

     The property, equipment and computer software are depreciated on the straight-line basis over the following useful lives:

                                                              YEARS
                                                              -----
Building....................................................   28
Leasehold improvements......................................   10
Furniture...................................................    7
Communications equipment....................................    5
Computers and data handling equipment.......................    5
Purchased computer software.................................    5
Developed computer software.................................    3

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     d. Income Taxes -- Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

     e. Revenue Recognition -- The Company recognizes revenue from the sale of its services in the period that the services are delivered or provided. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts.

     Revenue from the sale of the Company's products is recognized in the period that the products are shipped to the customers.

     f. Stock-Based Compensation -- The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock options. The Company has adopted the pro forma disclosures-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

     g. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

3. DISCONTINUED OPERATIONS

     In fiscal 1999, the Company's Board of Directors approved a plan to discontinue the operations of its Televideo and Intercare operating segments; and on September 17, 1998, signed a letter of intent to sell substantially all the assets of the financial transactions business to MEDE America Corporation (MEDE America). See note 15.

     The Company's consolidated financial statements as of June 30, 1998 and for the nine-month period then ended include a charge of $2,073,601 to provide for an after-tax loss on the disposal of the discontinued operations, including estimated operating losses of $342,971 through the expected date of disposal.

     Operating results for the nine-month period ended June 30, 1998 and financial position as of June 30, 1998 of the discontinued segments are summarized below:

     Results of operations:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Net revenues...............................................      $   528,552
Loss from discontinued operations..........................       (4,100,385)
                                                                 ===========

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     Financial position:

                                                                  AS OF
                                                              JUNE 30, 1998
                                                              -------------
Current:
     Accounts receivable, net...............................    $162,271
     Inventories............................................      74,501
                                                                --------
                                                                $236,772
                                                                ========
  Non-current -- property, equipment and computer software,
     net....................................................    $176,455
                                                                ========

4. SERVICE ACCOUNTS RECEIVABLE

     A summary of activity in the allowance for doubtful accounts of the continuing operations of the Company for the nine-month period ended June 30, 1998 is summarized as follows:

Balance at beginning of period..............................    $52,238
Provision for doubtful accounts.............................      2,000
Accounts written-off........................................    (23,529)
                                                                -------
Balance at end of period....................................    $30,709
                                                                =======

5. PROPERTY, EQUIPMENT AND COMPUTER SOFTWARE

     Property, equipment and computer software of the continuing operations of the Company as of June 30, 1998 are as follows:

Land........................................................  $    7,652
Building....................................................      30,610
Leasehold improvements......................................      64,220
Furniture...................................................     453,499
Communications equipment....................................     165,127
Computers and data handling equipment.......................     436,435
Computer software...........................................     160,724
                                                              ----------
                                                               1,318,267
Less accumulated depreciation and amortization..............     706,689
                                                              ----------
                                                              $  611,578
                                                              ==========

6. REVOLVING CREDIT FACILITIES

     On November 4, 1996, the Company entered into a revolving credit facility with a local bank which allows the Company to borrow up to a maximum of $750,000. The revolving credit facility bears interest at a fixed prime plus 1% (9.5% at June 30, 1998) and requires monthly payments of interest. The due date on the revolving credit facility has been extended from the original December 31, 1997 due date and is now due on October 31, 1998. The average outstanding borrowings on the revolving credit facility arrangement was $750,000 at a weighted average interest weight of 9.6% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $750,000 at June 30, 1998.

     On November 4, 1996, the Company entered into a revolving credit facility with a local bank which allows the Company to borrow up to a maximum of $500,000. The revolving credit facility bears interest at

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

a fixed prime less 0.5% (8.0% at June 30, 1998) and requires monthly payments of interest, with the balance due on November 4, 1998. The average outstanding borrowings on the revolving credit facility was $500,000 at a weighted average interest weight of 8.1% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $500,000 at June 30, 1998.

     On June 4, 1997, the Company entered into a revolving credit facility with a local bank which allows the Company to draw up to a maximum of $2,500,000. The revolving credit facility bears an interest rate of prime less 0.625% (7.88% at June 30, 1998), requires monthly payments of interest, and is secured by substantially all assets of the Company with the balance due on December 31, 1999. The average outstanding borrowings on the revolving credit facility was approximately $877,000 at a weighted average interest rate of 8.0% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $1,010,000 at June 30, 1998.

     As of June 30, 1998, the carrying value of the Company's revolving credit facilities approximated fair value based upon borrowing rates currently available for debt instruments with similar remaining terms and maturities. The Company's $750,000 revolving credit facility and notes payable are secured by substantially all of the Company's assets. Additionally, the $500,000 and $2,500,000 revolving credit facilities are guaranteed by two of the Company's stockholders.

     The Company's commitment agreement with the local bank for the notes payable and revolving credit facilities contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. The Company failed to meet certain covenant requirements which has placed the Company in technical default. Consequently, the Company has classified the entire outstanding balance of borrowings under the notes payable and revolving credit facilities as a current liability.

7. NOTES PAYABLE

     On February 28, 1995, the Company entered into a $300,000 note payable with a local bank. The note was paid in full by the Company in February 1998. The note payable accrued interest at a fixed rate of 9.0% and required monthly payments of principal and interest.

     On May 30, 1995, the Company entered into a $170,000 note payable with a local bank. The note bears interest at a fixed rate of 9.75%, requires monthly payments of principal and interest, with the balance due on May 30, 2000, and is secured by substantially all assets of the Company. The note is payable on demand, and accordingly, is classified as a current liability. The balance at June 30, 1998 was $73,751.

8. RELATED PARTY TRANSACTIONS

     During the nine-month period ended June 30, 1998, two stockholders provided network and other services to the Company. Total expenses incurred by the Company for these services totaled approximately $116,000 for the nine-month period ended June 30, 1998. At June 30, 1998, the Company owed approximately $152,000, to these stockholders for such services.

     Revenue received from services provided to stockholders totaled approximately $844,000 for the nine-month period ended June 30, 1998. Due from stockholders represents amounts receivable for services provided to the stockholders.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

9. LEASE COMMITMENTS

     The Company leases certain office space and equipment under various lease agreements. Rent expense of the continuing operations of the Company totaled $183,291 for the nine-month period ended June 30, 1998.

     Future minimum lease payments under noncancellable operating leases with maturities in excess of one year related to continuing operations are as follows:

1999........................................................  $238,240
2000........................................................   240,133
2001........................................................   212,320
2002........................................................   208,969
2003........................................................   199,460
Thereafter..................................................   395,841

10. STOCKHOLDERS' EQUITY

     Each share of cumulative convertible preferred stock (Preferred Stock) held and issuable to common holders requires a $1.50 annual dividend. Preferred Stock is redeemable, at the option of the Company, for cash of $24 per share plus unpaid dividends quarterly. Each share of Preferred Stock is convertible, at the option of the holder, into a share of common stock (the class of common stock the holder already owns) upon change in control of the Company or sale of substantially all the Company's assets, as defined in the Company's Articles of Incorporation. The Company has reserved 31,250 shares of Class A and Class B common stock for the purpose of effecting the conversion of the Preferred Stock.

     Pursuant to an agreement between all stockholders and the Company, all preferred and common stock outstanding is subject to certain restrictions on disposition and transfer. The stockholder agreement requires that stockholders must first offer shares to be sold or transferred to other stockholders and/or the Company in accordance with terms specified in the stockholder agreement.

11. EMPLOYEE STOCK OPTION PLANS

     1994 Stock Option Plan -- On March 22, 1994, the Board of Directors of the Company adopted the 1994 Stock Option Plan (1994 Plan) pursuant to which incentive stock options may be granted to employees or directors. Under the 1994 Plan, options to purchase 12,000 shares of Class C common stock may be granted for a term not to exceed 10 years (five years with respect to a stockholder who owns more than 10% of the capital stock of the Company) and must be granted within 10 years from the date of adoption of the 1994 Plan. The exercise price of all stock options must be at least equal to the fair market value (110% of fair market value for a stockholder who owns more than 10% of the capital stock of the Company) of the shares on the date granted.

     1997 Stock Option Plan -- On October 30, 1997, the Company's Board of Directors adopted a second stock option plan, the 1997 Stock Option Plan (1997
Plan). The purpose of the 1997 Plan is to provide additional employee incentives. Under the 1997 Plan, up to 24,000 options to purchase Class C common stock may be granted. The other significant provisions under the 1997 Plan are similar to those under the 1994 Plan, as described above.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     Aggregate information relating to stock option activity under the 1994 Plan and 1997 Plan for the nine-month period ended June 30, 1998 is as follows:

Number of shares under stock options:
  Outstanding at beginning of period........................    9,999
  Granted...................................................   12,850
                                                              -------
  Outstanding at end of period..............................   22,849
                                                              =======
  Exercisable at end of period..............................    9,999
                                                              =======
Weighted average exercise price:
  Granted...................................................  $   100
  Outstanding at end of period..............................    66.74
  Exercisable at end of period..............................    24.00

     Aggregate information relating to stock options outstanding and stock options exercisable at June 30, 1998 is a follows:

OPTIONS OUTSTANDING:

                                            WEIGHTED AVERAGE
                      OUTSTANDING AT           REMAINING
EXERCISE PRICE        JUNE 30, 1998         CONTRACTUAL LIFE
--------------        --------------        ----------------
     $ 24                  9,999                  6.25
      100                 12,850                  9.25
                          ------
                          22,849
                          ======

OPTIONS EXERCISABLE:

                                            WEIGHTED AVERAGE
                      OUTSTANDING AT           REMAINING
EXERCISE PRICE        JUNE 30, 1998         CONTRACTUAL LIFE
--------------        --------------        ----------------
     $24                  9,999                   3.72

     No compensation expense relating to stock option grants was recorded in the nine-month period ended June 30, 1998 as the option exercise prices were equal to the estimated fair value at the dates of grant.

     Pro forma information regarding loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. However, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented below as compensation cost does not reflect options granted prior to October 1, 1996 which vest subsequent to that date. The fair value for options granted in the nine-month period ended June 30, 1998 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Risk-free interest rate....................................      8.5%
Dividend yield.............................................      0.0%
Volatility factor..........................................      0.0%
Weighted average expected life.............................    10 years

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     The Company's pro forma net loss compared to reported amounts are as follows:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Net loss:
  As reported..............................................      $(3,686,827)
  Pro forma................................................       (3,783,647)
Weighted average fair value per share of options granted
  during the year..........................................            56.31

12. EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified, contributory, 401(k) profit-sharing plan covering substantially all employees. Employees are allowed to contribute between 1% and 15% of their compensation to the plan, not to exceed the statutory maximum. The plan provides for contributions by the Company of 50% of the first 6% of an employee's salary deferral. The plan also provides for discretionary contributions by the Company in such amounts as the Board of Directors may annually determine. There were no discretionary contributions made in the nine-month period ended June 30, 1998. Expense associated with the plan for continuing operations of the Company totaled $39,371 for the nine-month period ended June 30, 1998.

13. INCOME TAXES

     No provision for income taxes was recorded for the nine-month period ended June 30, 1998, as substantially all income tax attributable to continuing and discontinued operations was offset by the utilization of net operating loss carryforwards.

     The difference between the effective income tax rate applied to income from continuing operations for financial statement purposes and the U.S. federal income tax rate of 34% for the nine-month period ended June 30, 1998 is as follows:

Expected provision at statutory rate........................  $ 140,610
Nondeductible meals and entertainment.......................      9,894
State income taxes..........................................      5,624
Change in valuation allowance...............................   (156,128)
                                                              ---------
                                                              $      --
                                                              =========

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     The tax effects of temporary differences that give rise to the deferred tax assets and liability as of June 30, 1998 are as follows:

                                                              CURRENT     NONCURRENT
                                                             ---------    -----------
Deferred tax assets:
  Net operating loss carryforwards.........................  $      --    $ 1,362,687
  Provision for doubtful accounts..........................     11,669             --
  Deferred income..........................................     21,563             --
  Loss on discontinued operations..........................    787,968             --
  Other....................................................      2,949             --
                                                             ---------    -----------
                                                               824,149      1,362,687
  Less valuation allowance.................................   (824,149)    (1,332,185)
                                                             ---------    -----------
                                                                    --         30,502
  Deferred tax liability -- excess of tax over financial
     statement fixed assets................................         --        (30,502)
                                                             ---------    -----------
  Net deferred tax asset (liability).......................  $      --             --
                                                             =========    ===========

     SFAS No. 109 requires that a valuation allowance be established for deferred tax assets if, based on the weight of evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has approximately $3,500,000 of net operating loss carryforwards for income tax purposes, which will begin to expire in the year 2009.

14. YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a "00" date as the year 1900 rather than the year 2000. This could result in computer system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has developed a Year 2000 remediation plan and has begun testing and converting its computer systems and applications in order to identify and solve significant Year 2000 issues. In addition, the Company is discussing with its vendors the possibility of any communication difficulties or other disruptions that may affect the Company.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

15. EVENTS SUBSEQUENT TO BALANCE SHEET DATE

     Sale of Company's Capital Stock -- On October 30, 1998, the Company completed the sale of its financial transactions business to MEDE America. This transaction was effected through the sale of the Company's capital stock to MEDE America for cash of $11.6 million. Proceeds from the sale were used as follows:

Repayment of borrowings under revolving credit facilities
  and notes payable, including accrued interest.............  $ 2,339,990
Payment of certain accrued expenses and other liabilities...    1,299,982
Deposit into escrow account related to post-sale
  contingencies.............................................      400,000
Distributions to stockholders...............................    7,560,028
                                                              -----------
                                                              $11,600,000
                                                              ===========

     Disposition of Discontinued Operations -- Prior to the closing of the sale, the Company disposed of the assets and operations of the discontinued Televideo and Intercare segments. Substantially all assets and a contract of Televideo were transferred to a former employee in settlement of a legal action, and the stock of the Televideo subsidiary was distributed to the Company's stockholders. The assets and operations of Intercare were sold to Providers Edge Incorporated, a corporation formed by certain former Intercare employees. The accounts payable, accrued liabilities, and borrowings related to Televideo and Intercare were retained by the Company.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             HEALTHEON CORPORATION
                            WATER ACQUISITION CORP.
                                      AND
                                  WEBMD, INC.

                            DATED AS OF MAY 20, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER...............................................    1
  1.1   The Merger..................................................    1
  1.2   Effective Time; Closing.....................................    2
  1.3   Effect of the Merger........................................    2
  1.4   Certificate of Incorporation; Bylaws........................    3
  1.5   Directors and Officers......................................    3
  1.6   Effect on Capital Stock.....................................    3
  1.7   Dissenting Shares...........................................    4
  1.8   Surrender of Certificates...................................    5
  1.9   No Further Transfers of Company Capital Stock...............    6
  1.10  Lost, Stolen or Destroyed Certificates......................    6
  1.11  Tax Consequences............................................    6
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........    6
  2.1   Organization of the Company.................................    6
  2.2   Company Capital Structure...................................    7
  2.3   Obligations With Respect to Capital Stock...................    9
  2.4   Authority; Non-Contravention................................   10
  2.5   SEC Filings; Company Financial Statements; Offer to
        Purchase....................................................   11
  2.6   Absence of Certain Changes or Events........................   12
  2.7   Taxes.......................................................   12
  2.8   Title to Properties; Absence of Liens and Encumbrances......   13
  2.9   Intellectual Property.......................................   14
  2.10  Compliance; Permits; Restrictions...........................   16
  2.11  Litigation..................................................   16
  2.12  Brokers' and Finders' Fees..................................   17
  2.13  Interested Party Transactions...............................   17
  2.14  Employee Benefit Plans......................................   17
  2.15  Environmental Matters.......................................   20
  2.16  Year 2000 Compliance........................................   20
  2.17  Agreements, Contracts and Commitments.......................   21
  2.18  Change of Control Payments..................................   22
  2.19  Disclosure..................................................   22
  2.20  Board Approval..............................................   22
  2.21  Fairness Opinion............................................   22
  2.22  Restrictions on Business Activities.........................   22
  2.23  Insurance...................................................   22
  2.24  State Takeover Statutes.....................................   23
  2.25  Representations Complete....................................   23
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER       23
  SUB...............................................................
  3.1   Organization of Parent......................................   23
  3.2   Parent Capital Structure....................................   23
  3.3   Obligations With Respect to Capital Stock...................   24
  3.4   Authority; Non-Contravention................................   24
  3.5   SEC Filings; Parent Financial Statements....................   25
  3.6   Absence of Certain Changes or Events........................   26
  3.7   Taxes.......................................................   26
  3.8   Title to Properties; Absence of Liens and Encumbrances......   27
  3.9   Intellectual Property.......................................   28
  3.10  Compliance; Permits; Restrictions...........................   29

                                      -II-

                                                                      PAGE
                                                                      ----
  3.11  Litigation..................................................   29
  3.12  Brokers' and Finders' Fees..................................   29
  3.13  Environmental Matters.......................................   29
  3.14  Year 2000 Compliance........................................   30
  3.15  Agreements, Contracts and Commitments.......................   30
  3.16  Disclosure..................................................   30
  3.17  Board Approval..............................................   30
  3.18  Fairness Opinion............................................   30
  3.19  Restrictions on Business Activities.........................   31
  3.20  Interested Party Transactions...............................   31
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.....................   31
  4.1   Conduct of Business by the Company..........................   31
  4.2   Conduct of Business by Parent...............................   33
ARTICLE V  ADDITIONAL AGREEMENTS....................................   35
  5.1   Prospectus/Proxy Statement; Registration Statement; Other
        Filings; Board Recommendations..............................   35
  5.2   Meeting of Company Stockholders.............................   36
  5.3   Meeting of Parent Stockholders..............................   37
  5.4   Confidentiality; Access to Information......................   38
  5.5   No Solicitation.............................................   38
  5.6   Public Disclosure...........................................   39
  5.7   Reasonable Efforts; Notification............................   39
  5.8   Third Party Consents........................................   40
  5.9   Stock Options, Warrants and Employee Benefits...............   40
  5.10  Form S-8....................................................   41
  5.11  Indemnification.............................................   41
  5.12  Board of Directors of Combined Company......................   41
  5.13  Officers of the Combined Company............................   41
  5.14  Change of Name; Increase of Authorized Shares...............   41
  5.15  Headquarters of Combined Company............................   42
  5.16  Branding....................................................   42
  5.17  Nasdaq Listing..............................................   42
  5.18  Company Affiliate Agreement.................................   42
  5.19  Comfort Letters.............................................   42
  5.20  Stockholder Agreements......................................   42
  5.21  FIRPTA Compliance...........................................   42
  5.22  Additional Stockholder Vote.................................   43
ARTICLE VI  CONDITIONS TO THE MERGER................................   43
  6.1   Conditions to Obligations of Each Party to Effect the
        Merger......................................................   43
  6.2   Additional Conditions to Obligations of the Company.........   44
  6.3   Additional Conditions to the Obligations of Parent and
        Merger Sub..................................................   44
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER......................   46
  7.1   Termination.................................................   46
  7.2   Notice of Termination; Effect of Termination................   47
  7.3   Fees and Expenses...........................................   47
  7.4   Amendment...................................................   47
  7.5   Extension; Waiver...........................................   47
ARTICLE VIII  GENERAL PROVISIONS....................................   47
  8.1   Non-Survival of Representations and Warranties..............   47
  8.2   Notices.....................................................   47
  8.3   Interpretation; Knowledge...................................   48

                                      -III-

                                                                      PAGE
                                                                      ----
  8.4   Counterparts................................................   49
  8.5   Entire Agreement; Third Party Beneficiaries.................   49
  8.6   Severability................................................   49
  8.7   Remedies....................................................   49
  8.8   Governing Law...............................................   49
  8.9   Rules of Construction.......................................   49
  8.10  Assignment..................................................   49
  8.11  WAIVER OF JURY TRIAL........................................   49

                                      -IV-

                               INDEX OF EXHIBITS

  Exhibit A          Form of Company Voting Agreement
  Exhibits B-1,
    B-2, B-3 and
    B-4              Forms of Company Conversion Agreements
  Exhibit C          Form of Microsoft Stockholder
                     Agreement
  Exhibit D          Form of Parent Voting Agreement

                                     *****

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 20, 1999, among Healtheon Corporation, a Delaware corporation ("PARENT"), Water Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and WebMD, Inc., a Georgia corporation (the "COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code ("GEORGIA LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS"), certain stockholders of the Company are entering into Conversion Agreements in substantially the form attached hereto as Exhibits B-1, B-2, B-3, and B-4 (the "COMPANY CONVERSION AGREEMENTS"), and Microsoft Corporation ("MICROSOFT") is entering into a Stockholder Agreement (the "MICROSOFT AGREEMENT") in substantially the form of Exhibit C, (Exhibit C is included in the definition of Company Voting Agreements for the purposes hereof). Certain Stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit D (the "PARENT VOTING AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION". Notwithstanding the foregoing:

        (a) Parent and the Company may, at any time prior to the mailing of the Proxy Statement/ Prospectus (as defined in Section 2.19 below), mutually agree to change the structure of the Merger to a forward triangular merger with the Company merging with and into Merger Sub and Merger Sub surviving the Merger. In such event, Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

        (b) Parent or the Company may, at any time prior to the mailing of the Proxy Statement/ Prospectus, reasonably require that the structure of the Merger be pursuant to a new Delaware corporation referred to herein as Newco would be formed by Parent and the Company solely for the purpose of the transactions contemplated hereunder; (i) a newly formed, wholly owned subsidiary of Newco incorporated in Delaware would be merged with and into Parent, with Parent being the surviving corporation of such merger (the "PARENT MERGER"), and all outstanding shares of Parent Common Stock would be converted, on a share for share basis, into shares of Newco Common Stock having identical rights, preferences and privileges, as shares of Parent Common Stock; and (ii) another newly formed, wholly owned subsidiary of Newco incorporated in Georgia would be merged with and into the Company, with the Company being the surviving corporation of such merger (the "COMPANY MERGER"), and all outstanding shares of Company Capital Stock will be automatically converted into the right to receive shares of Newco Common Stock in the same manner specified in Section 1.6(a) below as if the Newco Common Stock were Parent Common Stock; provided that each share of any series or class of Company Capital Stock that, as a separate voting group under Georgia Law has a right to approve the Company Merger as a separate voting group, does not in fact approve the Company Merger (a "NON APPROVING SERIES") outstanding prior to the Company Merger would remain outstanding as a share of the applicable series or class in the Company thereafter. For federal income tax purposes, it is intended that the Parent Merger and the Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or as an exchange under the provisions of Section 351(a) of the Internal Revenue Code. For purposes of this Agreement, the Parent Voting Agreements, the Company Voting Agreements and the Company Conversion Agreements, the term Merger as used herein and therein shall be deemed to mean the Parent Merger and/or the Company Merger, as applicable. If the alternative in this paragraph (b) is applicable, the parties shall execute an appropriate amendment to this Agreement to effect such changes as are necessary and appropriate to effect the structure of the Merger described in this paragraph and to provide that Newco shall cause the Company to honor the Company's warrants and to provide shares of Newco common stock upon exercise of such securities.

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the "ARTICLES OF MERGER") (the time of such filing with the Secretary of State of the State of Georgia (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) Subject to Section 5.11, at the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "WebMD, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Capital Stock. Each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.7(a) hereof), and other than any shares of the Company Capital Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted, without regard to any conversion rights contained in the Company's Articles of Incorporation, into the right to receive 1.815 shares of Parent Common Stock (the "EXCHANGE RATIO") (subject to Section 1.6(f)) upon surrender of the certificate representing such share of the Company Capital Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). Each share of Preferred Stock of the Company ("COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and automatically converted without regard to any conversion rights or rights to receive any liquidation or other preference contained in the Company's Articles of Incorporation into the right to receive a number of shares of Parent Common Stock equal to (i) the Exchange Ratio (subject to Section 1.6(f)) multiplied by
(ii) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible immediately prior to the Effective Time (without giving effect to any limitations on the exercise of such conversion right), upon surrender of the certificate representing such Company Preferred Stock, in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond) if required) in the manner provided in Section 1.10. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time (but giving effect to the Merger) are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other similar condition (except as provided in the applicable agreement or plan), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other similar agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) Stock Options; Employee Stock Purchase Plans; Warrants. At the Effective Time, all options to purchase Company Capital Stock then outstanding under the WebMD, Inc. Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"), the Director Stock Option Plan of WebMD, Inc. (the "Director Plan"), the Direct Medical Knowledge, Inc. 1997 Stock Option/Stock Issuance Plan, which was assumed by the Company in connection with its acquisition of Director Medical Knowledge, Inc. (the "DMK Plan"), the Sapient Health Network, Inc. 1996 Stock Incentive Plan, which the Company assumed in connection with its acquisition of Sapient Health Network, Inc. (the "SHN Plan"), and the Employment Agreement dated as of September 30, 1998 between the Company and Jeffrey T. Arnold (the "ARNOLD EMPLOYMENT AGREEMENT" and, together with the 1997 Plan, the Director Plan, the DMK Plan and the SHN Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.9 hereof. At the Effective Time, the issued and outstanding warrants to purchase Company Capital Stock set forth on Part 2.2 of the Company Schedules (collectively, the "WARRANTS") shall be, in connection with the Merger, assumed by Parent in accordance with Section 5.9.
Part 2.2 of the Company Schedules describes, with respect to each warrant outstanding, the number of shares of Company Capital Stock into which such warrant may be exercised, the exercise price, the name and address of the holder of record, the grant date, the termination date, whether such warrant has registration rights, and, if applicable, a description of such registration rights and whether cashless exercise of such warrant is permissible.

        (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.8(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

        (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7  Dissenting Shares.

        (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Georgia Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Georgia Law.

        (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Georgia Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in
Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

        (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Georgia Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

        (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.8(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock, into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d).

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Transfers of Company Capital Stock. There shall be no further recordation of transfers on the stock books of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

     2.1  Organization of the Company.

        (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules. (Where appropriate, the Company and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "COMPANY"). The Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

        (d) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

     2.2  Company Capital Structure.

        (a) The authorized capital stock of the Company consists of (i) 97,000,000 shares of Company Common Stock, 75,000,000 of which are shares of Common Stock, no par value per share (the "COMMON STOCK"), 3,000,000 of which are shares of Common Stock Series B, no par value per share (the "SERIES B COMMON STOCK"), 1,500,000 of which are shares of Common Stock Series C, no par value per share (the "SERIES C COMMON STOCK"), 15,000,000 of which are shares of Common Stock Series D, no par value per share (the "SERIES D COMMON STOCK"), and 2,500,000 of which are shares of Common Stock Series E, no par value per share (the "SERIES E COMMON STOCK"); and (ii) 10,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 2,500,000 shares of Common Stock are issued and outstanding; 1,400,000 shares of Series B Common Stock are issued and outstanding; 1,500,000 shares of Series C Common Stock are issued and outstanding; 5,654,192 shares of Series D Common Stock would be issued and outstanding assuming (A) no shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase (as defined in Section 2.5(c)) and
(B) no Company Options or Warrants are exercised in order to effect a tender of the Series F Preferred Stock to Microsoft ("No Tender or Exercise") and 12,164,916 would be issued and outstanding assuming (A) all shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase and
(B) the Company Options or Warrants are exercised in order to effect a full tender of the Series F Preferred Stock to Microsoft ("Full Tender and Exercise"); and 2,100,000 shares of Series E Common Stock are issued and outstanding. As of the date of this Agreement, 1,600,000 shares of Series A Convertible Preferred Stock, no par value per share (the "SERIES A PREFERRED STOCK"), are authorized, of which 1,131,000 would be issued and outstanding assuming No Tender or Exercise and 1,191,000 would be issued and outstanding, assuming a Full Tender and Exercise; 3,400,000 shares of Series B Convertible Preferred Stock, no par value per share (the "SERIES B PREFERRED STOCK"), are authorized, of which 3,036,596 would be issued and outstanding assuming No Tender or Exercise and 3,048,871 would be issued and outstanding assuming a Full Tender and Exercise; 2,000,000 shares of Series C Convertible Preferred Stock, no par value per share (the "SERIES C PREFERRED STOCK"), are authorized, of which 1,008,750 would be issued and outstanding assuming No Tender or Exercise, and 1,108,750 would be issued and outstanding assuming a Full Tender and Exercise; 200,000 shares of Series D Convertible Preferred Stock, no par value per share (the "SERIES D PREFERRED STOCK"), are authorized, of which 200,000 are issued and outstanding; 792,000 shares of Series E Preferred Stock are authorized, of which 184,604 are issued and outstanding; and

1,180,000 shares of Series F Preferred Stock are authorized of which 751,546 shares would be issued and outstanding assuming No Tender or Exercise and 1,034,725 shares would be issued and outstanding assuming a Full Tender and Exercise. Subject to the assumptions set forth above, there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Capital Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Capital Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Capital Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

        (b) As of the date of this Agreement and assuming No Tender or Exercise, 8,869,896 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans of which (i) 6,916,272 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the 1997 Plan, (ii) 311,535 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to options to purchase Series D Common Stock under the Director Plan,
(iii) 257,489 shares of Series B Preferred Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series B Preferred Stock under the DMK Plan and the SHN Plan and (iv) 1,384,600 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the Arnold Employment Agreement (stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS"). As of the date of this Agreement and assuming a Full Tender and Exercise, 7,800,592 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans. As of the date of this Agreement and assuming No Tender or Exercise, 13,157,283 shares of Company Capital Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, of which (i) 12,494,916 shares of Series D Common Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part
2.2 of the Company Schedules; (ii) 260,000 shares of Series A Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on
Part 2.2 of the Company Schedules; (iii) 12,286 shares of Series B Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules; (iv) 200,000 shares of Series C Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, and (v) 190,081 shares of Series F Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules. As of the date of this Agreement and assuming a Full Tender and Exercise, 856,538 shares of Company Capital Stock are subject to issuance pursuant to the exercise of the Warrants. Each Company Option and Warrant by its terms may be treated in and by virtue of the Merger strictly in accordance with the terms of Section 5.9(a) or 5.9(c) as appropriate, without any requirement that any holder of any such Warrant or Company Option (or any other party) receive any notice or be required to consent in any manner. Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement assuming No Tender or Exercise and a Full Tender and Exercise:
(i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently out standing and the form of all stock option agreements evidencing such options. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. As of the date of this Agreement the following conversion ratios (the "CONVERSION RATIOS") are applicable to the Company Preferred Stock, (a) each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock converts into one share of Company Common Stock, (b) each share of Series D Preferred Stock converts into five shares of Company Common Stock and (c) each share of Series E Preferred Stock and each share of Series F Preferred Stock converts into ten shares of Company Common Stock. The number of additional shares of Company Capital Stock that would be issuable as a result of any adjustments in such Conversion Ratios between the date of this Agreement and the Effective Time shall not exceed 400,000 shares of Company Common Stock on an as-converted basis.

        (c) All outstanding shares of Company Capital Stock, all outstanding Company Options, all outstanding warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

        (d) On May 14, 1999, the Company received $99,999,986.80 in exchange for the sale of 184,604 shares of Series E Preferred Stock to Microsoft.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 above (including any exercise or conversion of Company Capital Stock, Company Options and Warrants referred to in Section 2.2), as of the date hereof there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreements and the Company Conversion Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The requisite vote of the stockholders of the Company to approve and adopt this Agreement and approve the Merger under each of the Company Charter Documents and Georgia Law, including, without limitation the treatment of Company Capital Stock as set forth in Section 1.6(a), are set forth on Part 2.4 of the Company Schedules. Stockholders of the Company that have executed the Company Voting Agreements and the Company Conversion Agreements, together with Parent's rights under Section 5.2(c), represent sufficient voting power to approve the Merger and this Agreement under the Company Charter Documents and Georgia Law. If all of the shares subject to such executed Company Voting Agreements are voted in accordance with the terms of the Company Voting Agreements and all of the shares subject to such Company Conversion Agreements are converted pursuant to the terms thereof, together with Parent's rights under Section 5.2(c), the condition set forth in Section 6.1(a) of this Agreement would be satisfied at the Company's Stockholder's Meeting (as defined in Section 5.2). If Parent exercises its option pursuant to Section 5.2(c), the option will be valid, binding and enforceable and Parent will have all voting rights (which rights will be valid, binding and enforceable) with respect to shares of Company Capital Stock, issued or issuable upon exercise of such option.

     2.4  Authority; Non-Contravention.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected.
Part 2.4(b) of the Company Schedules lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements; Offer to Purchase.

        (a) The Company has filed a Form S-1 (File No. 333-7135), as amended on February 26, 1999, (the "COMPANY FORM S-1") with the SEC and has made available to Parent such Form S-1 in the form filed with the SEC. As of February 26, 1999, the Company Form S-1 was prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations of the SEC thereunder applicable to such Company Form S-1. Neither the Company nor any of its subsidiaries is required to file any forms, reports or other documents with the SEC. The Company filed a request with the SEC on May 13, 1999 to withdraw the Company Form S-1 from registration.

        (b) Part 2.5 of the Company Schedules sets forth the Company's audited balance sheet as of December 31, 1997 and as of December 31, 1998 (the "COMPANY BALANCE SHEET") and the related audited statements of income and cash flow for the three year periods ending December 31, 1998 (the "COMPANY AUDITED FINANCIALS") and the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statements of income and cash flow for the three months then ended (the "COMPANY UNAUDITED FINANCIALS" together with the Company Audited Financials, the "COMPANY FINANCIALS"). The Company Financials and each of the consolidated financial statements contained in the Company Form S-1 (including, in each case, any related notes thereto) (together, the "COMPANY FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as disclosed in the Company Financial Statements, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

        (c) The Company's response to the Offer to Purchase For Cash of Any and All Shares of Series F Preferred Shares of the Company by Microsoft dated April 10, 1999 (the "OFFER TO PURCHASE") distributed to the stockholders of the Company in connection with Microsoft's offer to purchase Company Capital Stock at the time it was initially mailed to the stockholders of the Company complied in all material respects with all applicable law, including all applicable rules and regulations promulgated under the Exchange Act and the Company will continue to comply in all material respects with applicable laws, rules and regulations with respect to the Offer to Purchase as the same may be extended or amended from time to time and its response thereto. The maximum number of shares of Series F Preferred Stock of the Company that any officer, director or other affiliate of the Company is permitted to tender to Microsoft pursuant to the Offer to Purchase is set forth on Part 2.5(c) of the Company Schedules.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock; (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any material licensing; (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or
(viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

     2.7  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) The Company is not subject to (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries.

           (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) Part 2.8(a) of the Company Schedules lists the real property interests owned by the Company as of the date of this Agreement. Part 2.8(a)(i) of the Company Schedules lists all real property leases to which the Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in Part 2.8(a)(i) of the Company Schedules, the Company owns no interest in real property.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

        (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (b) Part 2.9(b) of the Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

        (d) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

        (g) The Company Schedules list all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

        (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

        (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (k) Except as set forth in Part 2.9(k) of the Company Schedules and to the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

        (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces, or prior to the Closing will have and will enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

        (m) Neither this Agreement nor the transactions contemplated by this Agreement, including the transfer to Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in the Company's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them.

     2.10  Compliance; Permits; Restrictions.

        (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

        (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

     2.11 Litigation. Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

     Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

     2.12 Brokers' and Finders' Fees. Except for fees payable to BancBoston Robertson Stephens Inc. and Gleacher & Co. LLC pursuant to an engagement letters dated March 12, 1999 and April 20, 1999, in the case of BancBoston Robertson Stephens, LLC, and January 27, 1999, in the case of Gleacher & Co. LLC, copies of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Interested Party Transactions. There are no transactions involving the Company of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act if such item were applicable to the Company.

     2.14  Employee Benefit Plans.

        (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

           (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (iv) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current or former employee, consultant, or director of the Company or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

           (x) "IRS" shall mean the Internal Revenue Service;

           (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan or related trust; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

        (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) COBRA, etc. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

        (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

        (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

     2.16 Year 2000 Compliance. The Company's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The Company's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.17 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

        (b) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

        (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

        (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole; or

        (g) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (h) any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $100,000 or more individually.

     Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the material agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Change of Control Payments. Part 2.18 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company as a result of or in connection with the Merger.

     2.19 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting (as defined in Section 5.2) or Parent Stockholders' Meeting (as defined in Section 5.3) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     2.20 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     2.21 Fairness Opinion. The Company's Board of Directors has received an opinion from BancBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a written copy of which will be delivered to Parent promptly after receipt by the Company.

     2.22  Restrictions on Business Activities. Except as set forth in Section
2.22 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition by the Company of property material to it or the conduct of business by the Company as currently conducted.

     2.23 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.24 State Takeover Statutes. No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the transactions contemplated by this Agreement and the Company Voting Agreements.

     2.25 Representations Complete. As of the date of this Agreement, the representations and warranties made by the Company (as modified by the Company Schedules) in this Agreement, or any statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement do not contain any untrue statement of a material fact, or do not omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they are made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date hereof and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent and Merger Sub to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

     3.1  Organization of Parent.

        (a) Except as set forth on Part 3.1(a) of the Parent Schedules, as of the date of this Agreement Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. (Where appropriate, Parent and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "PARENT"). Parent has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent.

        (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

     3.2  Parent Capital Structure.

        (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which an aggregate of 70,976,757 shares of Parent Common Stock (plus any shares of Parent Common Stock issued upon exercise of Parent Options (as defined in Section 3.2(b)) since May 14, 1999 were issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

        (b) As of the date of this Agreement: (i) an aggregate of 14,407,958 shares of Parent Common Stock less any shares of Parent Common Stock subject to Parent Options that have been exercised since May 14, 1999 are subject to issuance pursuant to outstanding options to purchase Parent Common Stock under Parent's stock option plans; (ii) 1,413,458 shares of Common Stock are reserved for future issuance under Parent's 1996 Stock Plan (the "PARENT PURCHASE PLAN"); and (iii) 792,748 shares of Common Stock are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding as of the date of this Agreement and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        (c) As of the date of this Agreement, 2,577,240 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock.

        (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 above, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of the Parent Schedules or Section 3.2 above, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and, except for the Parent Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4  Authority; Non-Contravention.

        (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Parent Proposals (as defined in Section 5.3) by Parent's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is sufficient for Parent's stockholders to approve the Parent Proposals. Stockholders of the Company that have executed Parent Voting Agreements represent sufficient voting power to approve the Parent Proposals under the Parent Charter Documents and Delaware Law. This Agreement has been duly executed and delivered by Parent and/or Merger Sub, execution and delivery by the Company, constitute a valid and binding obligation of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent and to change Parent's corporate name, conflict with or violate the Parent Charter Documents; (ii) subject to obtaining the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger by Parent's stockholders as contemplated in Section 5.3 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Registration Statement and the Prospectus/Proxy Statement in accordance with the Securities Act and the Exchange Act, respectively; (iii) filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent, (iv) filing an amendment to Parent's Certificate of Incorporation to change Parent's corporate name (subject to and conditional upon effectiveness of the Merger); (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country; and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) filed with the SEC as of the date of this Agreement are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates (or, if amended, as of the repurchase dates of such amendments), Parent SEC Reports (i) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent's Quarterly Report on Form 10-Q for its quarter ended as of March 31, 1999 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     3.6 Absence of Certain Changes or Events. From the date of Parent Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock; (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice and grants of Parent Options, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby;
(v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC; (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes.

        (a) Tax Returns and Audits.

           (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

           (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

           (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

           (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) All of Parent's current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. As of the date of this Agreement, other than the leaseholds created under real property leases, Parent owns no interest in real property.

        (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for Liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

        (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

        (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property or Intellectual Property used by Parent free and clear of any Lien or Encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

        (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (e) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (g) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property.

        (h) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10  Compliance; Permits; Restrictions.

        (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

        (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

     3.11 Litigation. Except as disclosed in Part 3.11 of the Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Parent shall provide Company a copy of an engagement letter with Morgan Stanley & Co. Incorporated promptly after it is executed.

     3.13  Environmental Matters

        (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

     3.14 Year 2000 Compliance. Parent's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Parent's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     3.15 Agreements, Contracts and Commitments. As of the date of this Agreement, neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a material Contract of Parent, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Parent in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.16 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined to recommend that the stockholders of Parent approve the Parent Proposals (as defined in Section 5.3) (other than the proposed name change).

     3.18 Fairness Opinion. Parent's Board of Directors has received an opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, a written copy of which will be delivered to the Company promptly after receipt by Parent of a copy of such opinion.

     3.19 Restrictions on Business Activities. Except as set forth in Part 3.19 of Parent Schedules, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition by Parent or the conduct of business by Parent as currently conducted.

     3.20 Interested Party Transactions. Except as set forth in Parent's SEC Reports or in Parent's Proxy Statement for its 1999 Annual Meeting, since January 1, 1999, there have been no transactions of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) below (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Company Common Stock pursuant to the Company Stock Option Plans granted to employees of the Company to purchase up to 700,000 shares (as appropriately adjusted for stock splits and the like) of Company Common Stock to employees of the Company (other than officers of the Company) with strike prices no less than the fair market value of the Parent Common Stock at the time of grant multiplied by the Exchange Ratio and otherwise with vesting schedules and other terms and conditions consistent with Parent's stock option grants to Parent's employees;
(ii) issuance of shares of the Company Common Stock and Series F Preferred Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i);
(iii) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to clause (i) above (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase), and (iv) the issuance of shares contemplated by Sections 6.3(i) and 6.3(j).

        (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) except as set forth in the Company Conversion Agreements;

        (h) Acquire or agree to acquire or be acquired by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing agreements disclosed in the Company Schedules in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Materially modify or amend, or terminate any Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to the Company or Parent;

        (m) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

        (n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

        (p) Permit Microsoft to increase the number of shares it is offering to purchase pursuant to the Offer to Purchase or amend or modify the Offer to Purchase in a manner knowingly materially adverse to Parent or the Company or in a manner which knowingly would cause a material delay in the consummation of the Merger; or

        (q) Amend the Investment Agreement (as defined in Section 6.3(i)(a)) in any manner, other than providing certain closing conditions set forth therein to be applicable to the Purchasers (as defined therein).

        (r) Agree in writing or otherwise to take any of the actions described in (a) through (q) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, except as provided in Article 4 of the Parent Schedules and, subject to subsection (k) below, except as contemplated by the MEDE Agreement (as defined in subsection
(k) below), without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to the Company, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or repurchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Parent Common Stock pursuant to stock options granted to employees of Parent (other than officers of Parent) to purchase up to 1,400,000 (as appropriately adjusted for stock splits and the like) shares of Parent Common Stock plus any grants of stock options for Parent Common Stock as contemplated by the MEDE Agreement; (ii) issuance of shares of Parent Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i) or warrants;
(iii) issuance of shares of Parent Common Stock to participants in the Parent Purchase Plan pursuant to the terms thereof; (iv) subject to (k) below, issuance of shares of Parent Common Stock in connection with mergers and acquisitions by Parent publicly announced by Parent prior to the date hereof; and (v) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to subsection (i) above or assumed pursuant to the MEDE Agreement.

        (g) Except as contemplated by this Agreement, including increasing Parent's authorized capitalization and changing Parent's corporate name, cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

        (j) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (k) Parent shall not agree to increase the exchange ratio into which the outstanding shares of MEDE AMERICA Corporation convert into shares of Parent Common Stock (the "MEDE Exchange Ratio") pursuant to Section 1.6 of the Agreement and Plan of Reorganization (the "MEDE Agreement") among Parent, MEDE AMERICA and Merc Acquisition Corp., dated April 20, 1999 such that the number of shares of Parent Common Stock issuable pursuant to the MEDE Agreement would exceed an amount equal to the sum of (i) the number of shares of Parent Common Stock that Parent would be required to issue (or reserve for issuance for the exercise of outstanding options, warrants and other rights) under the Mede Agreement if the MEDE Exchange Ratio is not adjusted plus (ii) an amount equal to an additional 2,000,000 shares of Parent Common Stock (as appropriately adjusted for stock splits and the like);

        (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice; or (ii) pursuant to existing agreements either disclosed in Parent SEC Reports or not material to Parent;

        (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (n) Materially modify or amend or terminate any Contract or other material contract or agreement to which the Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to Parent;

        (o) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Parent's products or products licensed by the Parent other than in the ordinary course of business;

        (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (q) Selling any material portion of Parent's assets other than in the ordinary course of business; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (q) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations. As promptly as possible after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Company and Parent will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS"); and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

     (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Georgia Law and its Articles of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. The Company shall set the record date for the Company Stockholders' Meeting on the date which is eight business days after the date the Prospectus/Proxy Statement is mailed to the Company's stockholders. The Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company stockholders in advance of a vote on the Merger or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Georgia Law, the Company's Articles of Incorporation and Bylaws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by (except to the extent set forth in this Section 5.2(a)) the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger, this Agreement or the transactions contemplated hereby.

        (b) The Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting or otherwise comply with
Section 14-2-1103 of Georgia Law (including without limitation subsection (b)(1) thereof). Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. Notwithstanding anything permitted by the foregoing, neither the Company nor its Board of Directors shall take any action that would cause any Company Voting Agreement or Company Conversion Agreement to be unenforceable in accordance with its terms under applicable law.

        (c) If, on the date immediately prior to the record date for the Company Stockholders Meeting, the shares of the Company Capital Stock subject to Company Voting Agreements (including Company Voting Agreements entered into by parties to Company Conversion Agreements) do not represent sufficient voting power to approve the Merger (other than with respect to the required vote, if any, of the Series A Preferred Stock or Series B Preferred Stock as separate voting groups), then the Company will grant an option to Parent to purchase a sufficient number of shares of Common Stock and/or Series F Preferred Stock, exercisable on the record date at a price equal to $54.17 per share of Company Common Stock (on an as-converted basis), payable by delivery of cash in the amount of the par value per share of the shares purchased upon the exercise of such option(s), plus a note of Parent with interest at 5% per annum for the remainder of the exercise price, so as to provide such voting power. Any shares of Company Capital Stock purchased pursuant to such option shall be subject to a put and call at the exercise price of the option (payable by cancellation or return of the note, as the case may be, together with cash in the amount of the cash purchase price) in the event this Agreement is terminated prior to the Closing. The parties agree to take such actions to ensure that the consummation of the transactions in this Section (or such other substitute arrangements as the parties may mutually agree to accomplish the purposes of this Section 5.2(c)) will not cause the Merger to fail to constitute a tax-free transaction to the holders of Parent Common Stock and Company Capital Stock under Section 368 or 351 of the Code.

     5.3  Meeting of Parent Stockholders.

        (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Parent's stockholders (the "PARENT STOCKHOLDERS MEETING") to consider (i) the issuance of the shares of Parent Common Stock pursuant to the Merger (the "FIRST PROPOSAL"); (ii) an amendment to the Parent Certificate of Incorporation to increase the number of shares of Parent Common Stock and Preferred Stock of Parent authorized thereunder and (iii) an amendment to Parent's certificate of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger) (collectively, the "PARENT PROPOSALS"), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Proposals and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Parent Proposals or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by the Company in connection with the Parent Stockholders' Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected (except to the extent set forth in this Section 5.3(a)) by the commencement, disclosure, announcement or submission to Parent of any offer or proposal to acquire securities or assets of Parent or its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent, or by the withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the Merger, the Parent Proposals, this Agreement or the transactions contemplated hereby.

        (b) The Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of the Parent Proposals or otherwise comply with
Section 251(c) of Delaware Law. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the Parent Proposals at the Parent Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the First Proposal. Except as provided in the previous sentence with respect to the First Proposal, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the Parent Proposals. Notwithstanding anything permitted by the foregoing, neither Parent nor its Board of Directors shall take any action that would cause any Parent Voting Agreement to be unenforceable in accordance with its terms under applicable law.

     5.4  Confidentiality; Access to Information.

        (a) The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of May 6, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. The Company and Parent will afford to each other and each other's accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company or Parent, as the case may be, during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company or Parent, as may be reasonably requested. No information or knowledge obtained by Parent or the Company in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  No Solicitation.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or the Offer to Purchase) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as
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

defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

        (b) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 5.5, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

        (c) The parties acknowledge and agree that nothing set forth in this
Section 5.5 shall prohibit the Company from participating in discussions regarding transactions that would be executed and consummated following the Effective Time.

     5.6 Public Disclosure. Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any material transaction involving Parent or the Company and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the joint press release and will jointly announce the Merger and this Agreement. Parent shall file this Agreement with the SEC on Form 8-K as soon as practicable after the date of this Agreement and, in any event, within five business days after the date of this Agreement.

     5.7  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this

Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options, Warrants and Employee Benefits.

        (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, but giving effect to any accelerated vesting and exercisability resulting from the Merger), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

        (c) At the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Warrant will be exercisable

(or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (a) the number of shares of Company Capital Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by (b) the number of shares of Parent Common Stock into which such shares of Company Capital Stock would have been converted pursuant to Section 1.6(a) had such shares been outstanding immediately prior to the Effective Time (the "RATIO"), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Ratio, rounded to the nearest whole cent.

     5.10 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11  Indemnification.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company, unless such modification is required by law.

        (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of $225,000 (or such coverage as is available for such annual premium).

     5.12 Board of Directors of Combined Company. The Board of Directors of Parent will take all actions necessary to cause the Parent's Board of Directors, immediately after the Effective Time, to consist of nine persons, four of whom shall have been designated by the Board of Directors of the Company prior to the Effective Time (including Jeffrey T. Arnold) and four of whom shall have been designated by the Board of Directors of Parent immediately prior to the Effective Time (including W. Michael Long). In addition, Parent and the Company by mutual agreement shall specify an additional person to serve on Parent's Board of Directors effective immediately after the Effective Time. If, prior to the Effective Time, any of the designees of Parent or the Company shall decline or be unable to serve as a director of Parent immediately after the Merger, Parent (if such person was designated by Parent) or the Company (if such person was designated by the Company) shall designate another person to serve in such person's stead.

     5.13 Officers of the Combined Company. At the Effective Time W. Michael Long will be offered a position as Chairman of the Board of Parent and Chief Operating Officer and Jeffrey T. Arnold will be offered a position as Chief Executive Officer of Parent.

     5.14 Change of Name; Increase of Authorized Shares. Subject to the terms hereof, at the Parent Stockholders Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to a name mutually agreeable to the Company and Parent. In addition, at the Parent Stockholder Meeting, Parent shall propose and recommend that its

Certificate of Incorporation be amended to increase the authorized number of shares of Parent Common Stock thereunder to 450,000,000 shares and that the authorized number of shares of Preferred Stock of Parent be increased to 10,000,000 shares, provided that Parent may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number of shares required to be issued or reserved for issuance by virtue of the Merger and the other transactions contemplated hereby).

     5.15 Headquarters of Combined Company. Immediately after the Effective Time the headquarters of Parent and the Company shall be jointly located in Atlanta, Georgia.

     5.16 Branding. Immediately after the Effective Time of the Merger Parent and the Surviving Corporation shall adopt WebMD as the brand name of Parent's and the Surviving Corporation's products and services.

     5.17 Nasdaq Listing. Parent agrees to use its commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.18 Company Affiliate Agreement. Not later than 30 days prior to the Company Stockholders' Meeting, the Company shall deliver to Parent a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent will be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 promulgated under the Securities Act on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and, in the reasonable judgment of Parent, to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

     5.19 Comfort Letters. At the request of Parent, the Company shall cause its Ernst & Young LLP, certified public accountants to Company, to deliver a comfort letter, in form and substance reasonably satisfactory to Parent, with respect to financial information relating to the Company included in the Registration Statement. At the request of the Company, Parent shall cause Ernst & Young LLP, certified public accountants to Parent, to deliver a comfort letter in form and substance reasonably satisfactory to Company, with respect to financial information relating to the Parent included in the Registration Statement.

     5.20 Stockholder Agreements. Except for the registration rights arrangements described in the Company Schedules and except for rights described in Part 6.2(h) of the Company Schedules, prior to the Effective Time the Company shall use commercially reasonable efforts to terminate all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and the stockholder of the Company in its capacity as a stockholder (and not as a provider of goods and services), including, without limitation, rights of first refusal and information rights, other than dissenter rights and the rights of the Company Capital Stock to receive shares of Parent Common Stock in the Merger.

     5.21 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement that the shares of Company Capital Stock do not constitute "U.S. real property interests," as defined in
Section 897(c) of the Code. Such statement shall be in a form reasonably acceptable to Parent and in accordance with the requirements of Treasury Regulation Section 1.897-2(h), for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), along with written authorization for Parent to deliver such form of notice to the Internal Revenue Service on behalf of the Company upon the Closing.

     5.22 Additional Stockholder Vote. The Company shall seek approval by the requisite vote of its stockholders of the acceleration of stock options under the Company Stock Option Plans as a result of the consummation of the Merger that may be deemed to constitute "parachute payments" pursuant to Section 280(G) of the Code, such that if such approval is obtained, all such accelerated vesting resulting from the transactions contemplated hereby would not be deemed to be "parachute payments" pursuant to Section 280(G) of the Code or would be exempt from such treatment under Section 280(G) of the Code with respect to the holders who have agreed to waive such acceleration in the absence of obtaining such requisite vote.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. This Agreement, including without limitation the treatment of the Company Capital Stock as set forth in Section 1.6(a), shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Company's Articles of Incorporation, by the stockholders of the Company.

        (b) Parent Stockholder Approval. The Parent Proposals shall have been duly approved by the requisite vote under applicable law, Nasdaq rules and Parent's Certificate of Incorporation by the stockholders of Parent.

        (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Nelson Mullins Riley & Scarborough, L.L.P., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2, 3.3, 3.17, 3.18 and
3.19 (which shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

        (d) Consents. Parent shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.2(d).

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.5(c), 2.20,
2.21 and 2.22 (which shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

        (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

        (e) Ownership Limits. At the Effective Time, no stockholder (taken together with its affiliates) of the Company shall beneficially own, or have the right to beneficially own at any time in the future, forty percent (40%) or more of the outstanding shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis.

        (f) Appraisal Rights. No more than 0.66% of the shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis outstanding immediately prior to the Effective Time shall have perfected or shall have the right to perfect in the future rights of appraisal or dissenters' rights with respect to the Merger.

        (g) Legal Opinion. Nelson Mullins Riley & Scarborough, L.L.P., outside counsel to the Company, shall have delivered a legal opinion to Parent, dated as of the Closing Date, in a form reasonably acceptable to Parent, covering the substance set forth on Schedule 6.3(g).

        (h) Company Rights. The Company shall have provided Parent evidence reasonably satisfactory to Parent that except for registration rights and except for the rights specified in Part 6.2(h) of the Company Schedules, all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and a stockholder of the Company in its capacity as a stockholder (and not as a provider of goods or services), including without limitation rights of first refusal and information rights, other than the dissenters' rights and the right of the holders of Company Capital Stock to receive shares of Parent Common Stock, pursuant to the terms of this Agreement, shall have terminated.

        (i) Microsoft Arrangements. After the date of this Agreement and prior to the Effective Time, the Company shall have received an investment from Microsoft pursuant to the terms of the Investment Agreement dated May 12, 1999 among the Company, Microsoft and the Purchasers named therein (the "INVESTMENT AGREEMENT") or other investors as permitted thereby in an amount equal to $150,000,000 in exchange for 276,906 shares of the Company's Series E Preferred Stock.

        (j) Strategic Investors. (i) Within 10 days following the date of this Agreement, the Company shall have received an amount equal to $114,500,000 in exchange for the sale of 211,372 shares of the Company's Series E Preferred Stock to investors other than Microsoft pursuant to the Investment Agreement, and (ii) after the date of this Agreement and prior to the Effective Time, the Company shall receive an amount equal to $35,500,000 in exchange for the sale of 65,534 shares of the Company's Series E Preferred Stock to investors other than Microsoft in substantially the same form as the Investment Agreement.

        (k) The Stockholder Agreement attached hereto as Exhibit C with Microsoft shall be in full force and effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either the Company or Parent if the Merger shall not have been consummated by December 15, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.

        (e) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

        (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       if to Parent or Merger Sub, to:

          Healtheon Corporation
          4600 Patrick Henry Road
          Santa Clara, CA 95054
          Attention: Jack Dennison, General Counsel
          Telephone No.: (408) 876-5000
          Telecopy No.: (408) 876-5175
       with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini
                     Marty W. Korman
                     Daniel R. Mitz
               Telephone No.: (650) 493-9300
               Telecopy No.: (650) 493-6811

        If to the Company, to:

          WebMD, Inc.
          400 The Lenox Building
          3399 Peachtree Road NE
          Atlanta, GA 30326
          Attention: W. Michael Heekin,
                     Executive Vice President, Strategic Relations
               Telephone No.: (404) 479-7600
               Telecopy No.: (404) 479-7651

        with copies to:

          Nelson Mullins Riley & Scarborough, L.L.P.
          Bank of America Corporate Center
          Suite 2600
          Charlotte, North Carolina 28204
          Atlanta, GA 30309
               Attention: H. Bryan Ives III
                          C. Mark Kelly
               Telephone No.: (704) 417-3000
               Telecopy No.: (704) 377-4814

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Eric S. Robinson, Esq.
          Telephone No.: (212) 403-1000
          Telecopy No.: (212) 403-2000

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.11.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                      HEALTHEON CORPORATION

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                                      WATER ACQUISITION CORP.

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                                      WEBMD, INC.

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                       **** REORGANIZATION AGREEMENT ****

                                                                         ANNEX B

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             HEALTHEON CORPORATION
                             MERC ACQUISITION CORP.
                                      AND
                            MEDE AMERICA CORPORATION

                           DATED AS OF APRIL 20, 1999

                               TABLE OF CONTENTS

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ARTICLE I  THE MERGER...............................................    1

 1.1    The Merger..................................................    1

 1.2    Effective Time; Closing.....................................    1

 1,3    Effect of the Merger........................................    2

 1.4    Certificate of Incorporation; Bylaws........................    2

 1.5    Directors and Officers......................................    2

 1.6    Effect on Capital Stock.....................................    2

 1.7    Surrender of Certificates...................................    4

 1.8    No Further Ownership Rights in Company Common Stock.........    5

 1.9    Lost, Stolen or Destroyed Certificates......................    5

1.10    Tax Consequences............................................    5

1.11    Taking of Necessary Action; Further Action..................    5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........    5

 2.1    Organization of the Company.................................    6

 2.2    Company Capital Structure...................................    6

 2.3    Obligations With Respect to Capital Stock...................    7

 2.4    Authority; Non-Contravention................................    8

 2.5    SEC Filings; Company Financial Statements...................    9

 2.6    Absence of Certain Changes or Events........................    9

 2.7    Taxes.......................................................   10

 2.8    Title to Properties; Absence of Liens and Encumbrances......   11

 2.9    Intellectual Property.......................................   12

2.10    Compliance; Permits; Restrictions...........................   14

2.11    Litigation..................................................   14

2.12    Brokers' and Finders' Fees..................................   15

2.13    Transactions with Affiliates................................   15

2.14    Employee Benefit Plans......................................   15

2.15    Environmental Matters.......................................   18

2.16    Year 2000 Compliance........................................   18


2.17    Agreements, Contracts and Commitments.......................   18

2.18    Change of Control Payments..................................   20

2.19    Disclosure..................................................   20

2.20    Board Approval..............................................   20


2.21    Opinion of Financial Advisor................................   20

2.22    Restrictions on Business Activities.........................   20

2.23    Insurance...................................................   20

2.24    State Takeover Statutes.....................................   20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER       21
  SUB...............................................................

 3.1    Organization of Parent......................................   21


 3.2    Parent Capital Structure....................................   21

 3.3    Obligations With Respect to Capital Stock...................   22

 3.4    Authority; Non-Contravention................................   22

 3.5    SEC Filings; Parent Financial Statements....................   23

 3.6    Absence of Certain Changes or Events........................   24

 3.7    Taxes.......................................................   24

 3.8    Title to Properties; Absence of Liens and Encumbrances......   25

 3.9    Intellectual Property.......................................   25

3.10    Compliance; Permits; Restrictions...........................   26

3.11    Litigation..................................................   27

3.12    Brokers' and Finders' Fees..................................   27

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 3.13   Environmental Matters.......................................   27

 3.14   Year 2000 Compliance........................................   27

 3.15   Agreements, Contracts and Commitments.......................   28

 3.16   Disclosure..................................................   28

 3.17   Board Approval..............................................   28

 3.18   Fairness Opinion............................................   28

 3.19   Organization of Merger Sub..................................   28

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.....................   28

 4.1    Conduct of Business by the Company..........................   28

 4.2    Conduct of Business by Parent...............................   30

ARTICLE V  ADDITIONAL AGREEMENTS....................................   30

 5.1    Prospectus/Proxy Statement; Registration Statement; Other
        Filings; Board Recommendations..............................   30

 5.2    Meeting of Company Stockholders.............................   31

 5.3    Confidentiality; Access to Information......................   33

 5.4    No Solicitation.............................................   33

 5.5    Public Disclosure...........................................   34

 5.6    Reasonable Efforts; Notification............................   34

 5.7    Third Party Consents........................................   35


 5.8    Stock Options; Warrants and Employee Benefits...............   35

 5.9    Form S-8....................................................   36

5.10    Indemnification.............................................   36

5.11    Nasdaq Listing..............................................   37

5.12    Acceleration of Employee Stock Option Vesting...............   37

5.13    FIRPTA Compliance...........................................   37

5.14    Board of Directors..........................................   37

5.15    Company Affiliates; Restrictive Legend......................   37

ARTICLE VI  CONDITIONS TO THE MERGER................................   38

 6.1    Conditions to Obligations of Each Party to Effect the
        Merger......................................................   38

 6.2    Additional Conditions to Obligations of the Company.........   38

 6.3    Additional Conditions to the Obligations of Parent and
        Merger Sub..................................................   39

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER......................   39

 7.1    Termination.................................................   39

 7.2    Notice of Termination; Effect of Termination................   41

 7.3    Fees and Expenses...........................................   41

 7.4    Amendment...................................................   42

 7.5    Extension; Waiver...........................................   42

ARTICLE VIII  GENERAL PROVISIONS....................................   42

 8.1    Non-Survival of Representations and Warranties..............   42

 8.2    Notices.....................................................   42

 8.3    Interpretation; Knowledge...................................   43

 8.4    Counterparts................................................   43

 8.5    Entire Agreement; Third Party Beneficiaries.................   43

 8.6    Severability................................................   44

 8.7    Other Remedies; Specific Performance........................   44

 8.8    Governing Law...............................................   44

 8.9    Rules of Construction.......................................   44

8.10    Assignment..................................................   44

8.11    WAIVER OF JURY TRIAL........................................   44

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                               INDEX OF EXHIBITS

     Exhibit A                     Company Voting Agreement

                                      -iii-
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                                                                         ANNEX B

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 20, 1999, among Healtheon Corporation, a Delaware corporation ("PARENT"), Merc Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and MedE America Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (the "COMPANY BOARD") (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall
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take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional
Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "MedE America Corporation."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Common Stock. Subject to the provisions of
Section 1.6(f) below, each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted into the right to receive that number of shares of Parent Common Stock equal to .6593 (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested to the same extent and subject to the same repurchase option, risk of forfeiture or other condition, as applicable, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

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        (c) Stock Options; Employee Stock Purchase Plans; Warrants.

           (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's Stock Option and Restricted Stock Purchase Plan and the Company's 1998 Stock Option and Restricted Stock Purchase Plan (the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under the Company's 1998 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Article V hereof.

           (ii) At the Effective Time, the warrants issued by the Company and set forth on Part 2.2 of the Company Schedules (which warrants entitle the holders thereof as set forth on such Part 2.2 to purchase the number of shares of Company Common Stock set forth on such Part 2.2) (collectively, the "WARRANTS") shall be, subject to Section 5.8 hereof, either exercised or terminated prior to the Effective Time or converted into Parent Common Stock as of the Effective Time. Part 2.2 of the Company Schedules describes, with respect to each warrant outstanding, the number of shares of Company Common Stock into which such warrant may be exercised, the exercise price, the name of the holder of record, the termination date, whether such warrant has registration rights, and, if applicable, a complete description of such registration rights.

        (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

        (f) Adjustments to Exchange Ratio.

           (i) The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

           (ii) In the event that the 10 day average closing price for Parent's Common Stock (as reported on Nasdaq) for the period ending two days prior to the date of the Company Stockholders' Meeting (the "MEETING PRICE") is less than $38.68, then Parent may, in its sole discretion and no later than 24 hours prior to the Stockholders Meeting, change the Exchange Ratio to a ratio equal to $25.50 divided by the Meeting Price. In the event that the Meeting Price is less than $38.68 and Parent does not exercise its right to change the Exchange Ratio, then the Company may exercise its right to terminate the Agreement as provided for in Section 7.1(h) hereof.

           (iii) In the event that the Meeting Price is more than $63.70, then the Company may, in its sole discretion and no later than 24 hours prior to the Company Stockholders' Meeting, change the Exchange Ratio to a ratio equal to $42 divided by the Meeting Price. In the event that the Meeting Price is more than $63.70 and the Company does not exercise its right to change the Exchange Ratio, then Parent may exercise its right to terminate the Agreement as provided for in
Section 7.1(i) hereof.

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     1.7  Surrender of Certificates.

        (a) Exchange Agent. American Stock Transfer & Trust Company, Parent's Transfer Agent, shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(e) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to
Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the

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

Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date (except as otherwise contemplated herein), the Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically

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

disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof (the "COMPANY SCHEDULES"), as follows:

     2.1  Organization of the Company.

        (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Unless otherwise indicated, references to the "Company" throughout this Agreement shall mean the Company and its subsidiaries, taken as a whole. The Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth in Part 2.1(a)(i) in the Company Schedules, the Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

        (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

        (d) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

        (e) The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2  Company Capital Structure.

        (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, $0.01 par value, of which 13,006,557 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of preferred stock, $0.01 par value, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

        (b) As of the date of this Agreement: (i) 836,814 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the

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

Company Stock Option Plans; (ii) 300,000 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan; and (iii) 1,334,050 shares of Company Common Stock are subject to issuance pursuant to warrants to purchase Company Common Stock as set forth on Part 2.2 of the Company Schedules. Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS". Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option;
(v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

        (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     2.3  Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Schedules and as set forth in Section 2.2 above, there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.3 of the Company Schedules and except for securities the Company owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as set forth in Part 2.3 of the Company Schedules and except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreement and except as set forth in Part 2.3 of the Company Schedules, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4  Authority; Non-Contravention.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) except as set forth in Part 2.4(a) of the Company Schedules result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(a) of the Company Schedules lists all consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

        (b) Except as set forth in Part 2.4(b) of the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the

Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements.

        (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1999. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates (or, if amended, as of the respective dates of such amendments), the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of the Company as of June 30, 1998 previously delivered to Parent by the Company and contained in the Company SEC Reports as of December 31, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials or as incurred in the ordinary course of business since the date of the Company Balance Sheet, neither the Company nor any of its subsidiaries has any liabilities of a nature required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole.

        (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and except as set forth on Part 2.6 of the Company Schedules, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice.

     2.7  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed in writing (or otherwise, to the Company's knowledge, proposed) or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing (or otherwise, to the Company's knowledge, notified) of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement (excluding the effect, if any, of the provisions of Section 5.12 hereof), including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) Part 2.7 of the Company Schedules lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries.

           (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) Part 2.8(a)(i) of the Company Schedules lists the real property interests owned by the Company as of the date of this Agreement. Part 2.8(a)(ii) of the Company Schedules lists all real property leases to which the Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than as disclosed in Part 2.8(a)(i) and (ii) of the Company Schedules, the Company owns no interest in real property.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and as set forth in Part 2.8(b) of the Company Schedules, and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

        (a) Except as set forth in Part 2.9(a) of the Company Schedules, no material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (b) Part 2.9(b) of the Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

        (d) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) Except as set forth in Part 2.9(f) of the Company Schedules, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

        (g) Except as set forth in Part 2.9(g) of the Company Schedules, the Company Schedules list all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

        (h) Except as set forth in Part 2.9(h) of the Company Schedules, All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

        (i) Except as set forth in Part 2.9(i) of the Company Schedules, the operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (j) Except as set forth in Part 2.9(j) of the Company Schedules, the Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (k) Except as set forth in Part 2.9(k) of the Company Schedules and to the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

        (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces, or prior to the Closing will have and will enforce, a policy requiring each key employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

        (m) Except as set forth in Part 2.9(m) of the Company Schedules, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Parent's or the Company's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them,
(ii) either the Parent's or the Company's being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either the Parent's or the Company's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Company, respectively, prior to the Closing.

     2.10  Compliance; Permits; Restrictions.

        (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

        (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, clearances, consents, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

     2.11 Litigation. Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any environmental permit, Hazardous Material or any Hazardous Materials Activity (as such terms are defined in Section 2.15 hereof) of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

     Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto is attached to such schedule.

     2.12 Brokers' and Finders' Fees. Except for fees payable to (i) Salomon Smith Barney Inc. pursuant to an engagement letter dated June 1, 1998 and amended March 18, 1999 and (ii) Warburg Dillon Read LLC pursuant to an engagement letter dated March 25, 1999, copies of which have been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Transactions with Affiliates. Except as set forth in the Company SEC Reports, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.13 of the Company Schedules identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

     2.14  Employee Benefit Plans.

        (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

           (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (iv) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan, if any, that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

           (x) "IRS" shall mean the Internal Revenue Service;

           (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each material Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vi) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all COBRA forms and related notices; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

        (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) Pension Plans. Except as set forth in Part 2.14(e) of the Company Schedules, the Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

        (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees and the requirements of the Women's Health and Cancer Rights Act and the Newborns' and Mothers' Health Protection Act of 1996.

        (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

        (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (l) International Employee Plan. Each International Employee Plan, if any, has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan, if any, has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending an International Employee Plan, if any, at any time for any reason.

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     2.16 Year 2000 Compliance. Except as disclosed in Part 2.16 of the Company Schedules, the Company's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The Company's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.17 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

        (b) any material agreement of indemnification or any material guaranty, other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

        (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

        (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

        (g) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (h) any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $100,000 or more individually.

     Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (k) above or pursuant to Section 2.9 hereof or are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Change of Control Payments. Part 2.18 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company as a result of or in connection with the Merger.

     2.19 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     2.20 Board Approval. The Company's Board has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) approved and deemed advisable, subject to stockholder approval, this Agreement and the transactions contemplated hereby and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     2.21 Opinion of Financial Advisor. The Company's Board has received an opinion from Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, a copy of the written opinion of which will be delivered to Parent after receipt thereof by the Company.

     2.22  Restrictions on Business Activities. Except as set forth in Section
2.22 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

     2.23 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.24 State Takeover Statutes. No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the transactions contemplated by this Agreement and the Company Voting Agreements.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date hereof and as of the Closing Date (except as otherwise contemplated herein), Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent and Merger Sub to the Company dated as of the date hereof (the "PARENT SCHEDULES"), as follows:

     3.1  Organization of Parent.

        (a) Except as set forth on Part 3.1(a) of Parent Schedules and as of the date of this Agreement, Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Unless otherwise indicated, references to "Parent" throughout this Agreement shall mean Parent and its subsidiaries, taken as a whole. As of the date of this Agreement, Parent has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on Parent.

        (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of Parent Charter Documents.

        (e) Parent has delivered or made available to the Company all proposed or considered amendments to Parent Charter Documents.

     3.2  Parent Capital Structure.

        (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which 70,746,528 shares have been issued and are outstanding as of April 16, 1999; and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

        (b) As of the date of this Agreement: (i) 14,513,047 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under Parent's stock option plans; (ii) 1,333,853 shares of Common Stock are reserved for future issuance under Parent's 1996 Stock Plan (the "PARENT PURCHASE PLAN"); and (iii) 1,000,000 shares of Common Stock are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding as of the date of this Agreement and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        (c) As of the date of this Agreement, 2,577,240 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock.

        (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of Parent Schedules and as set forth in Section 3.2 above, as of the date of this Agreement there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of Parent Schedules or Section 3.2 above, as of the date of this Agreement there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
Part 3.3 of Parent Schedules, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4  Authority; Non-Contravention.

        (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub, upon due execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (ii) the filing of the Registration Statement and the Prospectus/Proxy Statement in accordance with the Securities Act and the Exchange Act, respectively, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates (or, if amended, as of the respective dates of such amendments), Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent's annual report on Form 10-K for the year ended December 31, 1998 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in Parent Financials or as incurred in the ordinary course of business since the date of the Parent Balance Sheet, as of the date of this Agreement neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise).

        (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. From the date of the Parent Balance Sheet to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice and grants of Parent Options, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes.

        (a) Tax Returns and Audits.

           (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

           (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

           (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed in writing (or otherwise, to Parent's knowledge, proposed) or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified in writing (or otherwise, to Parent's knowledge, notified) of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

           (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) All of Parent's current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. As of the date of this Agreement, other than the leaseholds created under real property leases, Parent owns no interest in real property.

        (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for Liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

        (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

        (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property or Intellectual Property used by Parent free and clear of any Lien or Encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

        (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (e) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (g) To the knowledge of Parent, no person has infringed or misappropriated or is infringing or misappropriating any Parent Intellectual Property.

        (h) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10  Compliance; Permits; Restrictions.

        (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

        (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

     3.11 Litigation. Except as disclosed in Part 3.11 of Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated April 19, 1999, a copy of which has been provided to the Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

     3.14 Year 2000 Compliance. Except as disclosed in Part 3.14 of the Parent Schedules, Parent's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Parent's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     3.15 Agreements, Contracts and Commitments. As of the date of this Agreement, neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a material Contract of Parent, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Parent in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.16 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, approved the issuance of shares of Parent Common Stock in connection with the Merger.

     3.18  Organization of Merger Sub.

        (a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        (b) Merger Sub was formed in order to effect the consummation of the Merger, and as of the date of this Agreement has performed no other operations.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will use reasonable efforts to promptly notify

Parent of any material event involving the Company's business or operations, to the extent that the Company has knowledge of any such material event.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options pursuant to the Company Stock Option Plans granted to new employees of the Company to purchase up to 15,000 shares in the aggregate (as appropriately adjusted for stock splits and the like) of Company Common Stock with strike prices equal to the fair market value of the Company Common Stock at the time of grant and otherwise with vesting schedules and other terms and conditions consistent with past practice, (ii) issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i), (iii) issuance of shares of the Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, and (iv) issuance of shares of Company Common Stock pursuant to exercise of the Warrants;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Other than the payment of routine, annual bonuses to employees, consistent with past practices, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (m) Except as set forth on Part 4.1(m) of the Company Schedules and except for any modifications or amendments that are made in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

        (o) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV; or

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Hire any employee with an annual compensation level in excess of $100,000; or

        (s) Agree in writing or otherwise to take any of the actions described in (a) through (r) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Schedules, without the prior written consent of Company, Parent shall not engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC, the Prospectus/Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

        (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.2(c) hereof, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, the Company's Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to the Merger and/or this Agreement; provided, however, if the Company terminates this Agreement pursuant to Section 7.1(j) hereof, the Company not be obligated to convene and hold the Company Stockholders' Meeting.

        (b) Subject to Section 5.2(c) below: (i) the Company Board shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

        (c) Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Company Board concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 or this Section
5.2. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board but in no event less than twenty-four hours) of any meeting of the Company's Board at which the Company's Board is reasonably expected to consider any Acquisition Transaction (as defined below).

     For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party (other than any current stockholder of the Company who as of the date of this Agreement holds more than 5% of the Company's capital stock) to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 85% of the fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer), directly or indirectly, of ownership of 85% of the then outstanding shares of capital stock of the Company, on terms that the Company Board determines, in its reasonable judgment (after consultation with a financial adviser of nationally recognized reputation) and without violating the provisions of Section 5.4 below to be more favorable to the Company stockholders than the terms of the Merger.

        (d) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.3  Confidentiality; Access to Information.

        (a) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of April 1, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. The parties will afford to each other and their respective accountants, counsel and other representatives reasonable access during normal business hours to their respective properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as the other party may reasonably request. No information or knowledge obtained by either party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding the foregoing, the Company may (either directly or indirectly through its advisors or other intermediaries) (i) furnish information regarding the Company and its businesses, properties, operations and assets to a third party that has made an unsolicited written bona fide Superior Offer prior to the Company Stockholders' Meeting; (ii) engage in discussions or negotiations with such a third party relating to such Superior Offer; and (iii) take any action required to be taken by the Company pursuant to an order issued and not reversed, withdrawn or stayed by any court of competent jurisdiction, provided, that, in each case only to the extent that: (A) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is necessary in order to comply with the fiduciary obligations of the Board of Directors under applicable law; (B) neither the Company nor any representative of the Company shall have violated any of the restrictions set forth in this Section 5.4; (C) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and the Company receives from such person or group an executed confidentiality agreement which shall be no less favorable to the Company than the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For purposes of this Agreement,

"ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

        (b) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 5.4, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will, consistent with the fiduciary duties of the Company's Board, keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options; Warrants and Employee Benefits.

        (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and the related option agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.8 shall be applied consistent with such intent.

        (c) Other than as specifically provided for in this Section 5.8, as soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate the Company Purchase Plan immediately prior to the Effective Time, if appropriate) so as to provide benefits to the Company employees generally equivalent in the aggregate to those provided to similarly situated employees of Parent.

        (d) To the extent that the Warrants are not exercised, converted or terminated concurrently with or prior to the Effective Time, at the Effective Time, the Warrants will be assumed by Parent. Each

Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of share of Company Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (e) Prior to the Closing Date, Parent shall establish an employee stock option plan substantially similar to the plans currently used to grant Parent Options pursuant to which, following the Effective Time, Parent will grant stock options to purchase an aggregate of 700,000 shares of Parent's Common Stock to employees of the Company. The names of such employees and the number of options to be granted to each employee will be determined prior to the Closing Date. All such options shall have an exercise price equal to the closing price (as reported on Nasdaq) of Parent's Common Stock on the date hereof. Such options shall vest over a four-year period (25% of the shares thereto shall vest on the first anniversary of the Closing Date and the remainder in equal monthly increments thereafter). To the extent legally permissible and subject to approval by the stockholders of Parent, all options granted pursuant to this
Section 5.8 (e) shall be incentive stock options as defined under Section 422 of the Code.

        (f) Parent hereby agrees that until December 31, 1999, it shall maintain the "matching" feature of the Company's 401(k) plan, whereby, subject to certain restrictions, the Company is obligated to make contributions to an employee's 401(k) account.

        (g) Parent hereby agrees that from the Effective Time until the first anniversary of the Closing Date, it shall maintain the Company's employee severance policy.

     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and options granted pursuant to Section 5.8(e) above as soon as is reasonably practicable after the Effective Time and will use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.10  Indemnification.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

        (b) For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     5.11 Nasdaq Listing. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Acceleration of Employee Stock Option Vesting. If at any time following the Effective Time but prior to the date two (2) years following the Effective Time, (i) Parent shall terminate any employee of the Company without "cause" (as defined below) or (ii) any employee shall terminate his or her employment with Parent following a "material reduction in the duties" or compensation of such employee by Parent or the relocation of such employee to a location more than 25 miles from such employee's existing work location, without the employee's consent, Parent shall cause all stock options which were granted to such employee by the Company prior to the date of this Agreement to become fully exercisable upon such termination (it being understood that the options to be granted by Parent pursuant to Section 5.8 hereof are excluded from this provision). A "material reduction in the duties" of an employee means a substantive reduction in duties, not a change in title or reporting hierarchy occurring as a result of the Merger. For purposes of this Section 5.12, "cause" shall mean (A) the continued poor performance by an employee of his or her duties following notice and a reasonable period of time to correct such poor performance; (B) an employee engaging in an act of dishonesty that is materially and demonstrably injurious to the Company or Parent; or (C) the conviction of an employee of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

     5.13 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement, in a form reasonably acceptable to Parent, that the Company Common Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2), for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.14 Board of Directors. As soon as practicable following the Effective Time and for so long as Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. (including such parties affiliated entities) collectively hold at least 25% of the Parent Common Stock issuable to them in the Merger, such entities shall collectively have the right to nominate one representative to serve on Parent's Board of Directors.

     5.15 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

        (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Reboul, MacMurray, Hewitt, Maynard & Kristol, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Section 3.17, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to Parent Schedules made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

        (d) Consent. In order to permit the grant of registration rights to certain holders of the Company Common Stock in accordance with the terms of that certain Registration Rights Agreement of even date herewith to which Parent and such holders are parties, Parent shall have obtained consents from certain of its stockholders who, along with Parent, are parties to an Amended and Restated Investors' Rights Agreement dated January 28, 1999, and such consent shall be reasonably satisfactory to the Company.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2(a) and (b), 2.3, 2.20 and 2.21 and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) Termination of Certain Rights. Any and all agreements granting any person or entity rights to register shares of the Company's capital stock with the SEC or other Governmental Entity as well as any agreement granting any person the right to nominate an individual to the Company's Board, shall be terminated with no further force or effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Company Triggering Event (as defined below) shall have occurred;

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

        (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date);

        (h) by the Company prior to the Company Stockholders' Meeting in the event the Meeting Price is less than $38.68 and Parent shall have elected not to change the Exchange Ratio as provided for in Section 1.6(f)(ii) hereof;

        (i) by Parent prior to the Company Stockholders' Meeting in the event the Meeting Price exceeds $63.7099 and the Company shall have elected not to change the Exchange Ratio as provided for in Section 1.6(f)(iii) hereof; and

        (j) by the Company in the event that the Company Board determines (i) that there is a Superior Offer that has not been withdrawn and (ii) that such Superior Offer requires a modification in its recommendation to the Company's stockholders in favor of the Merger and the Board so modifies its recommendation in compliance with the terms of this Agreement.

        For the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Company Board in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Company Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or agreement, contract or commitment accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

        (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) Company Payments. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d) (e), or
(j) the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $15 million in immediately available funds (the "TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b) or 7.1(d), such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into an agreement providing for a Company Acquisition; provided, further that no termination by the Company giving rise to the payment of the Termination Fee shall be effective until Parent actually receives such fee. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) , and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

          Healtheon Corporation
          4600 Patrick Henry Road
          Santa Clara, California 95054
          Attention: Mike Long
          Telephone No.: (408) 876-5000
          Telecopy No.: (650) 876-5175

           with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini
                     Daniel Mitz
               Telephone No.: (650) 493-9300
               Telecopy No.: (650) 493-6811

        (b) if to the Company, to:

          Mede America Corporation
          90 Merrick Avenue
          Suite 501
          East Meadow, New York 11554

          Attention: Thomas P. Staudt
          Telephone No.: 516-542-4500
          Telecopy No.: 516-542-4508

          with a copy to:

          Reboul, MacMurray, Hewitt, Maynard & Kristol
          45 Rockefeller Plaza
          New York, New York 10111
          Attention: Mark J. Tannenbaum
                     Karen C. Wiedemann
               Telephone No.: 212-841-5700
               Telecopy No.: 212-841-5725

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers and controller(s) of such party, has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (collectively, "EVENT") that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, that "Material Adverse Effect" shall not include any decrease in the price of either party's stock as reported on Nasdaq unless such decrease is coupled with an Event that is a Material Adverse Effect.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules, the Parent Schedules and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          HEALTHEON CORPORATION

                                          By:

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          MERC ACQUISITION CORP.

                                          By:

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          MEDE AMERICA CORPORATION

                                          By:

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                       **** REORGANIZATION AGREEMENT ****

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                                                         ANNEX C

                                                                    May 20, 1999

Board of Directors
Healtheon Corporation
4600 Patrick Henry Road
Santa Clara, CA 95054

Members of the Board:

     We understand that Healtheon Corporation ("Healtheon"), WebMD, Inc. ("WebMD"), and Water Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Healtheon, entered into an Agreement and Plan of Reorganization, dated May 20, 1999 (the "Reorganization Agreement"), which provides, among other things, for the merger or other business combination as contemplated by the Agreement (the "Reorganization") of Merger Sub and WebMD. Pursuant to the Reorganization, each outstanding share of common stock, no par value, of WebMD (the "WebMD Common Stock"), other than shares held in treasury or held by Healtheon or any subsidiary of WebMD or Healtheon or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.815 shares (the "Exchange Ratio") of common stock, par value $0.0001 per share of Healtheon (the "Healtheon Common Stock"). The terms and conditions of the Reorganization are more fully set forth in the Reorganization Agreement.

     We also understand that, in connection with the execution and delivery of the Reorganization Agreement:

       (i) WebMD will enter into voting and conversion agreements with certain stockholders of WebMD;

      (ii) WebMD will enter into a stockholder agreement with Microsoft Corporation ("Microsoft"); and

      (iii) Healtheon will enter into voting agreements with certain stockholders of Healtheon.

     We further understand, that among the conditions to the Reorganization, WebMD will have received investments (the foregoing, collectively, the "Strategic Investments"):

     (i) from Microsoft pursuant to the terms of the investment agreement dated May 12, 1999 among WebMD, Microsoft and certain other parties named therein (the "Investment Agreement") in an amount equal to $150,000,000 in exchange for 276,906 shares of Series E Preferred Stock of WebMD (the "Series E Preferred Stock");

     (ii) from investors other than Microsoft pursuant to the Investment Agreement in an amount equal to $114,500,000 in exchange for 211,372 shares of Series E Preferred Stock; and

     (iii) from investors other than Microsoft pursuant to one or more agreements in substantially the same form as the Investment Agreement in an amount equal to $35,000,000 in exchange for 65,534 shares of Series E Preferred Stock;

     We also note that Microsoft has commenced a tender offer (the "Microsoft Tender Offer") for all outstanding shares of Series F Preferred Stock of WebMD pursuant to an Offer to Purchase dated April 10, 1999 (the "Offer to Purchase") and that the consummation of such Microsoft Tender Offer is not a condition to the consummation of the Reorganization.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Healtheon.

Members of Board of Directors
May 20, 1999
Page  2

     For purposes of the opinion set forth herein, we have, among other things:

     (i) reviewed certain publicly available financial statements and other information of Healtheon, including the pro forma impact of Healtheon's proposed acquisition of Mede America Corporation ("Pro Forma Healtheon");

     (ii) reviewed certain internal financial statements and other financial and operating data concerning WebMD and Pro Forma Healtheon prepared by the managements of WebMD and Healtheon, respectively;

     (iii) analyzed certain financial projections pro forma for the Strategic Investments relating to WebMD prepared by the management of WebMD;

     (iv) reviewed and discussed with the senior managements of Healtheon and WebMD the strategic rationale for the Reorganization;

     (v) discussed the past and current operations and financial condition and the prospects of Healtheon, including information relating to certain strategic, financial and operational synergies and benefits anticipated from the Reorganization, with senior executives of Healtheon;

     (vi) discussed the past and current operations and financial condition and the prospects of WebMD, including information relating to certain strategic, financial and operational benefits anticipated from the Reorganization, with senior executives of WebMD;

     (vii) discussed the effect of the Strategic Investments on the business and trading prospects of each of Pro Forma Healtheon and WebMD, including information relating to certain strategic, financial and operational benefits anticipated from each Strategic Investment, with senior executives of Healtheon and WebMD, respectively;

     (viii) discussed the effect of the Strategic Investments on the business and trading prospects of Pro Forma Healtheon and WebMD pro forma for the Reorganization, including information relating to certain strategic, financial and operational benefits anticipated from each Strategic Investment, with senior executives of Healtheon and WebMD;

     (ix) reviewed the pro forma impact of the Reorganization on the income statement of Pro Forma Healtheon;

     (x) reviewed the reported prices and trading activity of the Healtheon Common Stock;

     (xi) compared the financial performance of Pro Forma Healtheon and WebMD and the prices and trading activity of the Healtheon Common Stock with that of certain publicly-traded companies comparable to Healtheon and WebMD and their securities;

     (xii) participated in negotiations and discussions among representatives of Healtheon, WebMD and Microsoft and other investors to the Strategic Investments and their respective advisors;

     (xiii) reviewed the Reorganization Agreement, as well as certain other documents related to the foregoing;

     (xiv) reviewed the Offer to Purchase and the Form S-1 of WebMD filed with the Securities and Exchange Commission (File No. 333-7135), as amended on February 26, 1999, as well as certain documents related to the foregoing; and

     (xv) performed such other analysis and considered such other factors as we have deemed appropriate.

Members of Board of Directors
May 20, 1999
Page  3

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the Strategic Investments and from the Reorganization provided by Healtheon and WebMD, we have assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Pro Forma Healtheon and WebMD. We have relied upon the assessment by the managements of Healtheon and WebMD of their ability to retain key employees of Pro Forma Healtheon and WebMD. We have also relied upon, without independent verification, the assessment by the managements of Healtheon and WebMD of (i) the strategic and other benefits expected to result from the Reorganization;
(ii) the timing and risks associated with the integration of Pro Forma Healtheon and WebMD; and (iii) the validity of, and risks associated with, Pro Forma Healtheon's and WebMD's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Pro Forma Healtheon and WebMD, nor have we been furnished with any such appraisals. In addition, we have assumed that the Reorganization will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Reorganization Agreement. We have also assumed that all Strategic Investments will be consummated in accordance with the terms of the Investment Agreement, and that the Microsoft Tender Offer will not materially delay, or otherwise have a material adverse effect on the consummation of the Reorganization. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Healtheon in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing and advisory services for Healtheon, Microsoft and certain other parties to the Strategic Investments and have received fees for the rendering of these services. Morgan Stanley is also an equity owner of Healtheon as a result in Morgan Stanley's participation in a private placement. In the ordinary course of our business we may actively trade the securities of Healtheon, Microsoft or any of the other parties to the Strategic Investments, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Healtheon and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Healtheon Common Stock will actually trade following consummation of the Reorganization, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Healtheon Common Stock and WebMD Common Stock should vote at the shareholders' meetings held in connection with the Reorganization.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Reorganization Agreement is fair from a financial point of view to Healtheon.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ CHARLES R. CORY
                                            ------------------------------------
                                              Charles R. Cory
                                              Managing Director

                                                                         ANNEX D

                                  May 20, 1999

Board of Directors
WebMD, Inc.
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, GA 30326

Members of the Board:

     We understand that WebMD, Inc. ("WebMD"), Healtheon Corporation ("Healtheon"), Water Acquisition Corp. (a wholly owned subsidiary of Healtheon, "Merger Sub") and WebMD principal stockholders are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into WebMD. Upon consummation of the Merger, WebMD will become a wholly owned subsidiary of Healtheon. Under the terms set forth in the Agreement, at the effective time of the Merger, each outstanding share of common stock of WebMD, no par value ("WebMD Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 1.815 shares (the "Exchange Ratio") of the common stock of Healtheon, par value $0.0001 per share ("Healtheon Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of WebMD Common Stock". The "Holders of WebMD Common Stock" shall be defined to include all holders of WebMD Common Stock other than Healtheon, Merger Sub, any affiliates of Healtheon or Merger Sub or holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of Healtheon;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning WebMD and Healtheon, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of WebMD and Healtheon, respectively;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of WebMDand Healtheon, respectively;

     (iv) held discussions with the respective managements of WebMD and Healtheon concerning the businesses, past and current operations, financial condition and future prospects of both WebMD and Healtheon, independently and combined, including discussions with the managements of WebMD and Healtheon concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Agreement;

     (vi) reviewed the stock price and trading history of Healtheon;

     (vii) compared the financial performance of WebMD and Healtheon and the prices and trading activity of Healtheon Common Stock with that of certain other publicly traded companies comparable with WebMD and Healtheon, respectively;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

Board of Directors
WebMD, Inc.
May 20, 1999
Page  2

     (ix) reviewed the pro forma impact of the Merger on Healtheon's revenues and cash earnings per share;

     (x) reviewed and considered in the analysis, information prepared by members of management of WebMD and Healtheon relating to the relative contributions of WebMD and Healtheon to the combined company;

     (xi) prepared an analysis of WebMD with respect to an initial public offering;

     (xii) participated in discussions and negotiations among representatives of WebMD and Healtheon and their financial and legal advisors; and

     (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of WebMD and Healtheon) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of WebMD and Healtheon that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of WebMD or Healtheon, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of WebMD and Healtheon that we have reviewed, upon the advice of the managements of WebMD and Healtheon, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of WebMD and Healtheon, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of WebMD and Healtheon face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of WebMD and Healtheon with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of WebMD and Healtheon reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the Exchange Ratio will not be reduced as a result of indemnification or other provisions of the Agreement. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of WebMD Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might

Board of Directors
WebMD, Inc.
May 20, 1999
Page  3

result from the Merger or (iii) what the value of Healtheon Common Stock will be when issued to WebMD's stockholders pursuant to the Merger or the price at which the shares of Healtheon Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that WebMD's Board of Directors has considered or may be considering, nor does it address the decision of WebMD's Board of Directors to proceed with the Merger.

     In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

     We are acting as financial advisor to WebMD in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, WebMD has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the past, we have provided certain investment banking services to WebMD for which we will be paid fees, including acting as WebMD's exclusive financial advisor in connection with the tender offer currently outstanding from Medicine Company ("Medicine") and the pending private investments by, among others, Medicine. In the ordinary course of business, we may trade in Healtheon's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Healtheon's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of WebMD in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of WebMD or Healtheon as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of WebMD Common Stock from a financial point of view.

                                          Very truly yours,

                                          /s/ BancBoston Robertson Stephens Inc.

                                                                         ANNEX E

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]
April 20, 1999

The Board of Directors
MedE America Corporation
90 Merrick Avenue
East Meadow, New York 11554

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of MedE America Corporation ("MedE America") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Reorganization, dated as of April 20, 1999 (the "Agreement"), among Healtheon Corporation ("Healtheon"), Merc Acquisition Corp., a wholly owned subsidiary of Healtheon ("Merger Sub"), and MedE America. As more fully described in the Agreement, (i) Merger Sub will be merged with and into MedE America (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of MedE America (the "MedE America Common Stock") will be converted into the right to receive 0.6593 (the "Exchange Ratio") of a share of the common stock, par value $0.0001 per share, of Healtheon (the "Healtheon Common Stock"), subject to adjustment, as specified in the Agreement, in the event that the 10 day average closing price for Healtheon Common Stock for the period ending two days prior to MedE America's stockholders' meeting in respect of the Merger is less than $38.68 or more than $63.70.

     In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MedE America and certain senior officers and other representatives and advisors of Healtheon concerning the businesses, operations and prospects of MedE America and Healtheon. We examined certain publicly available business and financial information relating to MedE America and Healtheon as well as certain financial forecasts and other information and data for MedE America and Healtheon which were provided to or otherwise discussed with us by the respective managements of MedE America and Healtheon, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the MedE America Common Stock and Healtheon Common Stock; the historical and projected earnings and other operating data of MedE America and Healtheon; and the capitalization and financial condition of MedE America and Healtheon. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MedE America and Healtheon. We also evaluated the potential pro forma financial impact of the Merger on Healtheon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of MedE America and Healtheon that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MedE America and Healtheon as to the future financial performance of MedE America and Healtheon and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of MedE

The Board of Directors
MedE America Corporation
April 20, 1999
Page  2

America and Healtheon. We are not expressing any opinion as to what the value of the Healtheon Common Stock actually will be when issued to MedE America stockholders pursuant to the Merger or the price at which the Healtheon Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MedE America or Healtheon nor have we made any physical inspection of the properties or assets of MedE America or Healtheon. In connection with our opinion, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of MedE America; however, we did, at the request of MedE America, solicit third party indications of interest in the possible acquisition of MedE America prior to MedE America's initial public offering in February 1999. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for MedE America or the effect of any other transaction in which MedE America might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to MedE America in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. We have in the past provided certain investment banking services to MedE America unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MedE America and Healtheon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MedE America, Healtheon and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MedE America in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of MedE America Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.
                                          SALOMON SMITH BARNEY INC.

                                                                         ANNEX F
              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

    Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

                                CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

CURRENT THROUGH THE END OF 1995 EXTRAORDINARY SESSION OF THE GENERAL ASSEMBLY

14-2-1301 Definitions.

     As used in this article, the term:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14- 2-1320 through 14-2-1327.

        (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1993, p. 1231, Sec. 16.)

14-2-1302. Right to dissent.

        (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

           (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

           (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

           (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

           (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

           (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1989, p. 946, Sec.
58.)

14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.

     The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1320. Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1993,
p. 1231, Sec. 17.)

14-2-1321. Notice of intent to demand payment.

        (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

           (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

           (2) Must not vote his shares in favor of the proposed action.

        (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia. 14-2-1322. Dissenters' notice.

        (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1323. Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and

        (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)

14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
(b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)

14-2-1330 Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided bylaw for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter,

Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1989,
p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)

14-2-1331 Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1332 Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of

Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, Sec. 14-2-1332,
enacted by Ga. L. 1988, p. 1070, Sec. 1.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT                                                                   SEQUENTIAL
  NO.                               DESCRIPTION                           PAGE NUMBER
--------                            -----------                           -----------
 2.1**      Agreement and plan of Reorganization dated as of May 20,
            1999, as amended, by and among Healtheon/WebMD Corporation,
            Healtheon Corporation, WebMD, Inc., Water Acquisition Corp.
            and Hydrogen Acquisition Corp. .............................
 2.2**      Agreement and Plan of Reorganization dated as of April 20,
            1999, by and among Healtheon Corporation, Mets Acquisition
            Corp. and MEDE AMERICA Corporation..........................
 2.3+       Agreement and Plan of Reorganization, dated as of February
            24, 1998, by the Registrant, MedNet Acquisition Corp. and
            ActaMed Corporation.........................................
 2.4+       Agreement and Plan of Merger, dated as of March 1, 1996, by and among Act Corporation, EDI Acquisition, Inc, UHC Green
            Acquisition, Inc and United HealthCare Corporation,
            including amendment.........................................
 2.5+       Asset Purchase Agreement, dated June 25, 1998, among the
            Registrant, Metis Acquisition Corp and Metis, LLC...........
 3.2**      Certificate of Incorporation of the Registrant..............
 3.4**      Bylaws of the Registrant, as currently in effect............
 3.5**      Bylaws of Registrant, to be effective upon completion of the
            Healtheon-WebMD reorganization or Healtheon-MEDE AMERICA
            reorganization..............................................
 4.1+       Specimen Common Stock certificate...........................
 5.1        Form of Opinion in Wilson Sonsini Goodrich & Rosati,
            Professional Corporation, regarding the legality of the
            securities being issued.....................................
 8.1**      Tax Opinion of Wilson Sonsini Goodrich & Rosati,
            Professional Corporation....................................
 8.2**      Tax Opinion of Nelson Mullins Riley & Scarborough, L.L.P....
 8.3**      Tax Opinion of Reboul, MacMurray, Hewitt, Maynard &
            Kristol.....................................................
10.1+       Form of Indemnification Agreement to be entered into by the
            Registrant with each of its directors and officers..........
10.2+       1996 Stock Plan and form of Stock Option Agreement
            thereunder..................................................
10.3+       ActaMed Corp. 1997 Stock Option Plan........................
10.4+       ActaMed Corp. 1996 Stock Option Plan........................
10.5+       ActaMed Corp. 1995 Stock Option Plan........................
10.6+       ActaMed Corp. 1994 Stock Option Plan........................

EXHIBIT                                                                   SEQUENTIAL
  NO.                               DESCRIPTION                           PAGE NUMBER
--------                            -----------                           -----------
10.7+       ActaMed Corp. 1993 Class B Common Stock Option Plan.........
10.8+       ActaMed Corp. 1992 Stock Option Plan........................
10.9+       ActaMed Corp. 1996 Director Stock Option Plan, as amended...
10.10+      Amended and Restated Investors' Rights Agreement dated as of
            January 28, 1998 among the Registrant and certain of the
            Registrant's security holders...............................
10.11+      Lease Agreement, dated December 2, 1997, between Larvan
            Properties and Registrant, including addenda................
10.12+      Lease Agreement, dated November 6, 1995, as amended, between
            ActaMed Corporation and ZML-Central Park L.L.C., including addenda.....................................................
10.13*+     Services and License Agreement, dated April 4, 1996, between
            ActaMed Corporation and United HealthCare Corporation.......
10.14*+     Services Agreement, dated as of December 31, 1997, as
            amended, between ActaMed Corporation and SmithKline Beecham
            Clinical Laboratories, Inc..................................
10.15*+     Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham
            Clinical Laboratories, Inc..................................
10.16*+     License Agreement, dated as of December 31, 1997, between
            ActaMed Corporation and SmithKline Beecham Clinical
            Laboratories, Inc...........................................
10.17*+     Development Agreement, dated as of October 31, 1997, between
            ActaMed Corporation and SmithKline Beecham Clinical
            Laboratories, Inc...........................................
10.18*+     Services, Development and License Agreement dated as of
            December 15, 1997, between the Registrant and Beech Street
            Corporation.................................................
10.19*+     Services, Development and License Agreement dated as of
            September 30, 1997, between the Registrant and Brown &
            Toland Physician Services Organization......................
10.20+      Amended and Restated Securities Purchase Agreement, dated as of August 15, 1996, between the Registrant and investor. ...
10.21+      Amended and Restated Series B Preferred Stock Purchase
            Agreement dated October 31, 1996, between the Registrant and investors...................................................
10.22+      Form of Series B Preferred Stock Purchase Warrant between
            the Registrant and certain of the Registrant's investors....
10.23+      Series C Preferred Stock Purchase Agreement dated July 25,
            1997, between the Registrant and investors..................
10.24+      Series D Preferred Stock Purchase Agreement dated October
            13, 1997, between the Registrant and investors..............
10.25+      Full Recourse Promissory Note dated as of July 11, 1997,
            between the Registrant and W. Michael Long..................
10.26+      Form of Promissory Note for Bridge Financing................
10.27+      W. Michael Long Employment Agreement........................
10.29+      1998 Employee Stock Purchase Plan...........................
10.30+      Series A Preferred Stock Purchase Agreement, dated as of
            October 31, 1998, between the Registrant and investors......
10.31*++    Asset Purchase Agreement, dated December 31, 1998, between the Registrant and SmithKline Beecham Clinical Laboratories,
            Inc. .......................................................
10.32*++    Services Agreement dated January 19, 1999, between the
            Registrant and SmithKline Beecham Clinical Laboratories,
            Inc. .......................................................

EXHIBIT                                                                   SEQUENTIAL
  NO.                               DESCRIPTION                           PAGE NUMBER
--------                            -----------                           -----------
10.33*,**   Agreement, dated May   , 1999, between the Registrant and
            Microsoft Corporation
15.1+       [Letter re Unaudited Interim Financial Information].........
23.1        Consent of Ernst & Young LLP, independent auditors..........
23.2        Consent of Deloitte & Touche LLP, independent auditors. ....
23.3        Consent of Ernst & Young LLP, independent auditors. ........
23.4        Consent of Deloitte & Touche LLP, independent auditors......
23.5        Consent of PricewaterhouseCoopers LLP, independent
            auditors....................................................
23.6        Consent of Berg & Company LLP, independent certified public accountants.................................................
23.7        Consent of KPMG Peat Marwick LLP, independent auditors......
23.8        Consent of Deloitte & Touche LLP, independent auditors......
23.9        Consent of KPMG LLP, independent auditors...................
23.10       Letter to Securities and Exchange Commission from Berg &
            Company LLP.................................................
23.11       Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (in Exhibit 5.1)................................
24.1        Power of Attorney (see page II-  )..........................

---------------
 * Confidential treatment was received, or is requested, with respect to certain portions of this document.

** To be filed by amendment.

 + Incorporated by reference to Healtheon's Registration Statement on Form S-1 filed January 14, 1999.

++ Incorporated by reference to Healtheon's Amendment No. 1 to its Registration
   Statement on Form S-1 filed February 4, 1999.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 17TH DAY OF JUNE 1999.

                                          HEALTHEON CORPORATION

                                          By: /s/ W. MICHAEL LONG
                                            ------------------------------------
                                              W. Michael Long
                                              Sole Director and Chief Operating
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Jack Dennison and John L. Westermann III and each of them, jointly and severally, as his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                                CAPACITY                     DATE
              ---------                                --------                     ----

/s/ JEFFREY T. ARNOLD                   Chief Executive Officer                 June 17, 1999
--------------------------------------  (principal executive officer)
(Jeffrey T. Arnold)

/s/ W. MICHAEL LONG                     Sole Director and Chief Operating       June 17, 1999
--------------------------------------  Officer (principal financial and
(W. Michael Long)                       accounting officer)

EXHIBIT
NUMBER                         EXHIBIT DESCRIPTION
-------                        -------------------
 2.1**     Agreement and plan of Reorganization dated as of May 20,
           1999, as amended, by and among Healtheon/WebMD Corporation,
           Healtheon Corporation, WebMD, Inc., Water Acquisition Corp.
           and Hydrogen Acquisition Corp.
 2.2**     Agreement and Plan of Reorganization dated as of April 20,
           1999, by and among Healtheon Corporation, Mets Acquisition
           Corp. and MEDE AMERICA Corporation.
 2.3+      Agreement and Plan of Reorganization, dated as of February
           24, 1998, by the Registrant, MedNet Acquisition Corp. and
           ActaMed Corporation.
 2.4+      Agreement and Plan of Merger, dated as of March 1, 1996, by and among Act Corporation, EDI Acquisition, Inc., UHC Green
           Acquisition, Inc. and United HealthCare Corporation,
           including amendment.
 2.5+      Asset Purchase Agreement, dated June 25, 1998, among the
           Registrant, Metis Acquisition Corp. and Metis, LLC.
 3.2**     Certificate of Incorporation of the Registrant.
 3.4**     Bylaws of the Registrant, as currently in effect
 3.5**     Bylaws of Registrant, to be effective upon completion of the
           Healtheon-WebMD reorganization or Healtheon-MEDE AMERICA
           reorganization.
 4.1+      Specimen Common Stock certificate.
 5.1       Form of Opinion in Wilson Sonsini Goodrich & Rosati,
           Professional Corporation regarding the legality of the
           securities being issued.
 8.1**     Tax Opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation
 8.2**     Tax Opinion of Neslson Mullins Riley & Scarborough, L.L.P.
 8.3**     Tax Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
10.1+      Form of Indemnification Agreement to be entered into by the
           Registrant with each of its directors and officers
10.2+      1996 Stock Plan and form of Stock Option Agreement
           thereunder
10.3+      ActaMed Corp. 1997 Stock Option Plan
10.4+      ActaMed Corp. 1996 Stock Option Plan
10.5+      ActaMed Corp. 1995 Stock Option Plan
10.6+      ActaMed Corp. 1994 Stock Option Plan
10.7+      ActaMed Corp. 1993 Class B Common Stock Option Plan
10.8+      ActaMed Corp. 1992 Stock Option Plan
10.9+      ActaMed Corp. 1996 Director Stock Option Plan, as amended
10.10+     Amended and Restated Investors' Rights Agreement dated as of
           January 28, 1998 among the Registrant and certain of the
           Registrant's security holders
10.11+     Lease Agreement, dated December 2, 1997, between Larvan
           Properties and Registrant, including addenda
10.12+     Lease Agreement, dated November 6, 1995, as amended, between
           ActaMed Corporation and ZML-Central Park L.L.C., including addenda
10.13*+    Services and License Agreement, dated April 4, 1996, between
           ActaMed Corporation and United HealthCare Corporation
10.14*+    Services Agreement, dated as of December 31, 1997, as
           amended, between ActaMed Corporation and SmithKline Beecham
           Clinical Laboratories, Inc.
10.15*+    Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham
           Clinical Laboratories, Inc.
10.16*+    License Agreement, dated as of December 31, 1997, between
           ActaMed Corporation and SmithKline Beecham Clinical
           Laboratories, Inc.
10.17*+    Development Agreement, dated as of October 31, 1997, between
           ActaMed Corporation and SmithKline Beecham Clinical
           Laboratories, Inc.
10.18*+    Services, Development and License Agreement dated as of
           December 15, 1997, between the Registrant and Beech Street
           Corporation

EXHIBIT
NUMBER                         EXHIBIT DESCRIPTION
-------                        -------------------
10.19*+    Services, Development and License Agreement dated as of
           September 30, 1997, between the Registrant and Brown &
           Toland Physician Services Organization
10.20+     Amended and Restated Securities Purchase Agreement, dated as of August 15, 1996, between the Registrant and investor.
10.21+     Amended and Restated Series B Preferred Stock Purchase
           Agreement dated October 31, 1996, between the Registrant and investors
10.22+     Form of Series B Preferred Stock Purchase Warrant between
           the Registrant and certain of the Registrant's investors
10.23+     Series C Preferred Stock Purchase Agreement dated July 25,
           1997, between the Registrant and investors
10.24+     Series D Preferred Stock Purchase Agreement dated October
           13, 1997, between the Registrant and investors
10.25+     Full Recourse Promissory Note dated as of July 11, 1997,
           between the Registrant and W. Michael Long
10.26+     Form of Promissory Note for Bridge Financing
10.27+     W. Michael Long Employment Agreement
10.29+     1998 Employee Stock Purchase Plan
10.30+     Series A Preferred Stock Purchase Agreement, dated as of
           October 31, 1998, between the Registrant and investors
10.31*++   Asset Purchase Agreement, dated December 31, 1998, between the Registrant and SmithKline Beecham Clinical Laboratories,
           Inc.
10.32*++   Services Agreement dated January 19, 1999, between the
           Registrant and SmithKline Beecham Clinical Laboratories,
           Inc.
10.33*,**  Agreement, dated May   , 1999, between the Registrant and
           Microsoft Corporation
15.1+      [Letter re Unaudited Interim Financial Information]
23.1       Consent of Ernst & Young LLP, independent auditors.
23.2       Consent of Deloitte & Touche LLP, independent auditors.
23.3       Consent of Ernst & Young LLP, independent auditors.
23.4       Consent of Deloitte & Touche LLP, independent auditors.
23.5       Consent of PricewaterhouseCoopers LLP, independent auditors.
23.6       Consent of Berg & Company LLP, independent certified public accountants.
23.7       Consent of KPMG Peat Marwick LLP, independent auditors.
23.8       Consent of Deloitte & Touche LLP, independent auditors.
23.9       Consent of KPMG LLP, independent auditors.
23.10      Letter to Securities and Exchange Commission from Berg &
           Company LLP
23.11      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (in Exhibit 5.1).
24.1       Power of Attorney (see page II-  )

---------------
 * Confidential treatment was received with respect to certain portions of this document.

** To be filed by amendment.

 + Incorporated by reference to Healtheon's Registration Statement on Form S-1 filed January 14, 1999.

++ Incorporated by reference to Healtheon's Amendment No. 1 to its Registration
   Statement on Form S-1 filed February 4, 1999.